          As filed with the Securities and Exchange Commission on April 13, 2005

                                           1933 Act Registration No. 333-119165

                                            1940 Act Registration No. 811-08517
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                    FORM N-4

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 / /

                       PRE-EFFECTIVE AMENDMENT NO. 2 /X/

                                      and

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 / /

                              AMENDMENT NO. 61 /X/

                    Lincoln Life Variable Annuity Account N
                           (Exact Name of Registrant)

                   Lincoln ChoicePlus Momentum Income Option

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                              (Name of Depositor)

                           1300 South Clinton Street
                              Post Office Box 1110
                           Fort Wayne, Indiana 46801
              (Address of Depositor's Principal Executive Offices)

       Depositor's Telephone Number, Including Area Code: (260) 455-2000

                           Dennis L. Schoff, Esquire
                  The Lincoln National Life Insurance Company
                           1300 South Clinton Street
                              Post Office Box 1110
                              Fort Wayne, IN 46801
                    (Name and Address of Agent for Service)

                                    Copy to:

                          Mary Jo Ardington, Esquire
                  The Lincoln National Life Insurance Company
                           1300 South Clinton Street
                              Post Office Box 1110
                             Fort Wayne, IN 46801

                 Approximate Date of Proposed Public Offering:
 As soon as practicable after the effective date of the Registration Statement.

                     Title of Securities being registered:
           Interests in a separate account under individual flexible
                  payment deferred variable annuity contracts.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) shall determine.

Lincoln ChoicePlus Momentum IncomeSM Option
Lincoln Life Variable Annuity Account N
Individual Variable Annuity Contracts
Home Office:
The Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, IN 46802-7866
www.LincolnRetirement.com
1-888-868-2583

This prospectus describes the individual single premium variable annuity contract that is issued by The Lincoln National Life Insurance Company (Lincoln
Life). It is for use with nonqualified plans and is not available for qualified plans. Generally, you do not pay federal income tax on the contract's growth until it is paid out. The contract is designed to provide retirement income on a variable basis for the life of the annuitant. If the annuitant dies during the contract access period, we will pay a death benefit.

The minimum purchase payment for the contract is $100,000. Purchase payments may not exceed $2 million without our approval.

Except as noted below, you choose whether your account value accumulates on a variable or a fixed (guaranteed) basis or both. Your contract may not offer a fixed account or if permitted by your contract, we may discontinue accepting transfers into the fixed side of the contract at any time. If your purchase payments are in the fixed account, we guarantee your principal and a minimum interest rate. For the life of your contract or during certain periods, we may impose restrictions on the fixed account. Also, an interest adjustment may be applied to any withdrawal, surrender or transfer from the fixed account before the expiration date of a guaranteed period.

All purchase payments for benefits on a variable basis will be placed in Lincoln Life Variable Annuity Account N (variable annuity account [VAA]). The VAA is a segregated investment account of Lincoln Life. You take all the investment risk on the account value and the retirement income for amounts placed into one or more of the contract's variable options. If the subaccounts you select make money, your account value goes up; if they lose money, it goes down. How much it goes up or down depends on the performance of the subaccounts you select. We do not guarantee how any of the variable options or their funds will perform. Also, neither the U.S. Government nor any federal agency insures or guarantees your investment in the contract.

The available funds are listed below:

AllianceBernstein Variable Products Series Fund (Class B):

     AllianceBernstein Growth and Income Portfolio
     AllianceBernstein Small/Mid Cap Value Portfolio
     AllianceBernstein Global Technology Portfolio
American Century Investments Variable Products (Class II):
     American Century Investments VP Inflation Protection Fund

American Funds Insurance SeriesSM (Class 2):
   American Funds Global Growth Fund
     American Funds Global Small Capitalization Fund
     American Funds Growth Fund
     American Funds Growth-Income Fund
     American Funds International Fund

Delaware VIP Trust (Service Class):
     Delaware VIP Capital Reserves Series*

     Delaware VIP Diversified Income Series
     Delaware VIP Emerging Markets Series

     Delaware VIP High Yield Series

     Delaware VIP REIT Series
     Delaware VIP Small Cap Value Series

     Delaware VIP Trend Series
     Delaware VIP Value Series
Fidelity (Reg. TM) Variable Insurance Products (Service Class 2):

     Fidelity (Reg. TM) VIP Contrafund Portfolio

     Fidelity (Reg. TM) VIP Growth Portfolio
     Fidelity (Reg. TM) VIP Mid Cap Portfolio*
     Fidelity (Reg. TM) VIP Overseas Portfolio

Franklin Templeton Variable Insurance Products Trust (Class 2):
     FTVIPT Templeton Global Income Securities*
     FTVIPT Templeton Growth Securities Fund
     FTVIPT Franklin Small-Mid Cap Growth Securities Fund
Lincoln Variable Insurance Products Trust (Service Class):

     Lincoln VIP Aggressive Growth Fund
     Lincoln VIP Bond Fund

     Lincoln VIP Capital Appreciation Fund
     Lincoln VIP Core Fund*
     Lincoln VIP Equity-Income Fund*
     Lincoln VIP Global Asset Allocation Fund
     Lincoln VIP Growth Fund*
     Lincoln VIP Growth and Income Fund*
     Lincoln VIP Growth Opportunities Fund*
     Lincoln VIP International Fund
     Lincoln VIP Money Market Fund
     Lincoln VIP Social Awareness Fund
     Lincoln VIP Conservative Profile Fund*
     Lincoln VIP Moderate Profile Fund*
     Lincoln VIP Moderately Aggressive Profile Fund*
     Lincoln VIP Aggressive Profile Fund*

M Fund, Inc.:
     M Funds Brandes International Equity Fund
     M Funds Business Opportunity Value Fund
     M Funds Frontier Capital Appreciation Fund
     M Funds Turner Core Growth Fund

                                                                               1


MFS (Reg. TM) Variable Insurance TrustSM (Service Class):
     MFS (Reg. TM) VIT Total Return Series

     MFS (Reg. TM) VIT Utilities Series
Neuberger Berman Advisers Management Trust:
     Neuberger Berman AMT Mid-Cap Growth Portfolio
     Neuberger Berman AMT Regency Portfolio


Scudder Investment VIT Funds (Class B):

     Scudder VIT Equity 500 Index Fund
     Scudder VIT Small Cap Index Fund

Funds noted with an asterisk (*) will be available on or about June 6, 2005.

This prospectus gives you information about the contracts that you should know before you decide to buy a contract and make purchase payments. You should also review the prospectuses for the funds that accompany this prospectus, and keep all prospectuses for future reference.


Neither the SEC nor any state securities commission has approved this contract or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


More information about the contracts is in the current Statement of Additional Information (SAI), dated the same date as this prospectus. The SAI is incorporated by reference into this prospectus and is legally part of this prospectus. For a free copy of the SAI, write: The Lincoln National Life Insurance Company, PO Box 7866, Fort Wayne, IN 46802-7866, or call 1-888-868-2583. The SAI and other information about Lincoln Life and the VAA are also available on the SEC's website (http://www.sec.gov). There is a table of contents for the SAI on the last page of this prospectus.

May 1, 2005


2

Table of Contents



Item                                                                  Page
Special terms                                                          4
Expense tables                                                         5
Summary of common questions                                            9
The Lincoln National Life Insurance Company                           10
Variable annuity account (VAA)                                        10
Investments of the variable annuity account                           11
Charges and other deductions                                          16
The contracts                                                         18
 Purchase payments                                                    18
 Regular income payments during the access period                     19
 Regular income payments during the lifetime income period            20
 Access period                                                        20
 Account value                                                        21
 Transfers                                                            21
 Death benefit                                                        23
 Guaranteed Income Benefit                                            23
 Surrenders and withdrawals                                           24
 Distribution of the contracts                                        25
 Fixed side of the contract                                           25
Federal tax matters                                                   27
Additional information                                                30
 Voting rights                                                        30
 Return privilege                                                     30
 Other information                                                    30
 Legal proceedings                                                    31
Statement of Additional Information
Table of Contents for Lincoln Life Variable Annuity Account N         32


                                                                               3

Special terms
In this prospectus, the following terms have the indicated meanings:

Access period - A defined period of time during which we pay variable, periodic regular income payments and provide a death benefit, and during which you may surrender the contract and make withdrawals from your account value.

Account or variable annuity account (VAA) - The segregated investment account, Account N, into which we set aside and invest the assets for the variable side of the contract offered in this prospectus.

Account value - During the access period, on any valuation date the sum of the values of the variable subaccounts attributable to the contract plus the sum of the values of the fixed account attributable to the contract.

Accumulation unit - A measure used to calculate the account value for the variable side of the contract during the access period.

Annuitant - The person upon whose life the regular income payments will be contingent, and upon whose life a death benefit may be paid.

Annuity unit - A measure used to calculate the amount of regular income payments during the lifetime income period.

Contractowner (you, your, owner) - The person or entity who can exercise the rights within the contract (decides on investment allocations, transfers, payout option, designates the beneficiary, etc.).

Contract year - Each one-year period starting with the effective date of the contract and starting with each contract anniversary after that.

Death benefit - During the access period, the amount payable if the annuitant or secondary life dies. See The contracts - Death benefit.


Lifetime income period - The period that begins after the access period during which we pay variable, periodic regular income payments, provided the annuitant, or in the case of a joint life payout the annuitant or the secondary life, is still living and the contract has not been surrendered.


Lincoln Life (we, us, our) - The Lincoln National Life Insurance Company.

Periodic income commencement date - The valuation date on which the initial regular income payment under this contract is calculated, as shown in your contract.

Purchase payment - Amount paid into the contract.

Regular income payments - Variable, periodic regular income payments during the access period and the lifetime income period for as long as an annuitant or secondary life is living.

Secondary life - A person in addition to the annuitant, selected by the contractowner, upon whose life the regular income payments will also be contingent and upon whose life a death benefit may be paid.

Subaccount - The portion of the VAA that reflects investments in accumulation and annuity units of a class of a particular fund available under the contracts. There is a separate subaccount which corresponds to each class of a fund.

Valuation date - Each day the New York Stock Exchange (NYSE) is open for trading.


Valuation period - The period starting at the close of trading (currently 4:00 p.m. New York time) on each day that the NYSE is open for trading (valuation date) and ending at the close of such trading on the next valuation date.



4

Expense tables
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the contract.

The first table describes the fees and expenses that you will pay at the time that you buy the contract, surrender the contract, or transfer account value between investment options and/or the fixed account. State premium taxes may also be deducted.

Contractowner Transaction Expenses:

We may apply the interest adjustment to amounts being withdrawn, surrendered or transferred from a guaranteed period account only (except for dollar cost averaging, portfolio rebalancing, cross-reinvestment service and regular income payments). See Fixed side of the contract.

The next table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including fund fees and expenses.


Separate Account Annual Expenses (as a percentage of average daily net assets in the subaccounts):



                                                  Without Guaranteed        With Guaranteed
                                                  Income Benefit            Income Benefit
                                                  --------------------      ----------------
o        Mortality and expense risk charge               0.85%                   1.35%
o        Administrative charge                           0.15%                   0.15%
                                                         ----                     ----
o        Total annual charge for each
         subaccount                                      1.00%                   1.50%


The next item shows the minimum and maximum total annual operating expenses charged by the funds that you may pay periodically during the time that you own the contract. The expenses are for the year ended December 31, 2004. More detail concerning each fund's fees and expenses is contained in the prospectus for each fund.




                                                      Minimum        Maximum
                                                     ---------      --------
Total Annual Fund Operating Expenses
(expenses that are deducted from fund assets,
including management fees, distribution and/or
service (12b-1) fees, and other expenses):           0.54%          4.13%
Net Total Annual Fund Operating Expenses
(after contractual waivers/reimbursements*):         0.54%          1.75%



* Twenty (20) of the funds have entered into contractual waiver or reimbursement arrangements that may reduce fund management and other fees and/or expenses during the period of the arrangement. These arrangements vary in length, but no arrangement will terminate before April 30, 2006.


                                                                               5


The following table shows the expenses charged by each fund for the year ended December 31, 2004:
(as a percentage of each fund's average net assets):




                                                                             Management
                                                                            Fees (before
                                                                            any waivers/
                                                                           reimbursements)      +
AllianceBernstein Growth and Income Portfolio (class B)                    0.55        %
AllianceBernstein Small/Mid Cap Value Portfolio (class B)                  0.75
AllianceBernstein Global Technology Portfolio (class B)                    0.75
American Century Investments VP II Inflation Protection (Class II)         0.50
American Funds Global Growth Fund (class 2) (1)                            0.61
American Funds Global Small Capitalization Fund (class 2) (1)              0.77
American Funds Growth Fund (class 2) (1)                                   0.35
American Funds Growth-Income Fund (class 2) (1)                            0.29
American Funds International Fund (class 2) (1)                            0.54
Delaware VIP Capital Reserves Series (Service class) (2)                   0.50
Delaware VIP Diversified Income Series(Service Class) (3)                  0.65
Delaware VIP Emerging Markets Series(Service Class) (4)                    1.25
Delaware VIP High Yield Series (Service class) (2)                         0.65
Delaware VIP Value Series (Service class) (5)                              0.65
Delaware VIP REIT Series (Service class) (6)                               0.74
Delaware VIP Small Cap Value Series (Service class) (6)                    0.74
Delaware VIP Trend Series (Service class) (6)                              0.74
Fidelity (Reg. TM) VIP Contrafund Portfolio (Service class 2) (7)          0.57
Fidelity (Reg. TM) VIP Growth Portfolio (Service class 2) (7)              0.58
Fidelity (Reg. TM) VIP Mid Cap Portfolio (Service class 2) (7)             0.57
Fidelity (Reg. TM) VIP Overseas Portfolio (Service class 2) (7)            0.72
FTVIPT Franklin Small-Mid Cap Growth Securities Fund (class 2) (8)         0.48
FTVIPT Templeton Global Income Securities Fund (class 2)                   0.62
FTVIPT Templeton Growth Securities Fund (class 2)                          0.79
Lincoln VIP Aggressive Growth Fund (Service class)                         0.74
Lincoln VIP Bond Fund (Service class)                                      0.36
Lincoln VIP Capital Appreciation Fund (Service class) (14)                 0.74
Lincoln VIP Core Fund (Service class) (9)                                  0.69
Lincoln VIP Equity-Income Fund (Service class) (15)                        0.73
Lincoln VIP Global Asset Allocation Fund (Service class)                   0.74
Lincoln VIP Growth Fund (Service class) (9)                                0.74
Lincoln VIP Growth and Income Fund (Service class)                         0.33
Lincoln VIP Growth Opportunities Fund (Service class) (9)                  0.99
Lincoln VIP International Fund (Service class)                             0.82
Lincoln VIP Money Market Fund (Service class)                              0.44
Lincoln VIP Social Awareness Fund (Service class)                          0.35
Lincoln VIP Conservative Profile Fund (Service class) (10)                 0.25
Lincoln VIP Moderate Profile Fund (Service class) (10)                     0.25
Lincoln VIP Moderately Aggressive Profile Fund (Service class) (10)        0.25
Lincoln VIP Aggressive Profile Fund (Service class) (10)                   0.25
M Funds Brandes International Equity Fund (11)                             0.70
M Funds Business Opportunity Value Fund (11)                               0.65



                                                                             12b-1 Fees                  Other Expenses
                                                                             (before any                   (before any
                                                                              waivers/                      waivers/
                                                                           reimbursements)      +        reimbursements)
AllianceBernstein Growth and Income Portfolio (class B)                    0.25        %                 0.05        %
AllianceBernstein Small/Mid Cap Value Portfolio (class B)                  0.25                          0.12
AllianceBernstein Global Technology Portfolio (class B)                    0.25                          0.13
American Century Investments VP II Inflation Protection (Class II)         0.25                          0.00
American Funds Global Growth Fund (class 2) (1)                            0.25                          0.04
American Funds Global Small Capitalization Fund (class 2) (1)              0.25                          0.04
American Funds Growth Fund (class 2) (1)                                   0.25                          0.01
American Funds Growth-Income Fund (class 2) (1)                            0.25                          0.02
American Funds International Fund (class 2) (1)                            0.25                          0.05
Delaware VIP Capital Reserves Series (Service class) (2)                   0.30                          0.12
Delaware VIP Diversified Income Series(Service Class) (3)                  0.30                          0.33
Delaware VIP Emerging Markets Series(Service Class) (4)                    0.30                          0.38
Delaware VIP High Yield Series (Service class) (2)                         0.30                          0.10
Delaware VIP Value Series (Service class) (5)                              0.30                          0.10
Delaware VIP REIT Series (Service class) (6)                               0.30                          0.10
Delaware VIP Small Cap Value Series (Service class) (6)                    0.30                          0.09
Delaware VIP Trend Series (Service class) (6)                              0.30                          0.10
Fidelity (Reg. TM) VIP Contrafund Portfolio (Service class 2) (7)          0.25                          0.11
Fidelity (Reg. TM) VIP Growth Portfolio (Service class 2) (7)              0.25                          0.10
Fidelity (Reg. TM) VIP Mid Cap Portfolio (Service class 2) (7)             0.25                          0.14
Fidelity (Reg. TM) VIP Overseas Portfolio (Service class 2) (7)            0.25                          0.19
FTVIPT Franklin Small-Mid Cap Growth Securities Fund (class 2) (8)         0.25                          0.29
FTVIPT Templeton Global Income Securities Fund (class 2)                   0.25                          0.16
FTVIPT Templeton Growth Securities Fund (class 2)                          0.25                          0.07
Lincoln VIP Aggressive Growth Fund (Service class)                         0.25                          0.17
Lincoln VIP Bond Fund (Service class)                                      0.25                          0.06
Lincoln VIP Capital Appreciation Fund (Service class) (14)                 0.25                          0.07
Lincoln VIP Core Fund (Service class) (9)                                  0.25                          2.90
Lincoln VIP Equity-Income Fund (Service class) (15)                        0.25                          0.07
Lincoln VIP Global Asset Allocation Fund (Service class)                   0.25                          0.29
Lincoln VIP Growth Fund (Service class) (9)                                0.25                          2.89
Lincoln VIP Growth and Income Fund (Service class)                         0.25                          0.04
Lincoln VIP Growth Opportunities Fund (Service class) (9)                  0.25                          2.89
Lincoln VIP International Fund (Service class)                             0.25                          0.16
Lincoln VIP Money Market Fund (Service class)                              0.25                          0.09
Lincoln VIP Social Awareness Fund (Service class)                          0.25                          0.06
Lincoln VIP Conservative Profile Fund (Service class) (10)                 0.25                          2.27
Lincoln VIP Moderate Profile Fund (Service class) (10)                     0.25                          1.55
Lincoln VIP Moderately Aggressive Profile Fund (Service class) (10)        0.25                          1.36
Lincoln VIP Aggressive Profile Fund (Service class) (10)                   0.25                          1.67
M Funds Brandes International Equity Fund (11)                             0.00                          0.22
M Funds Business Opportunity Value Fund (11)                               0.00                          0.62



                                                                                                              Total
                                                                                    Total Expenses         Contractual
                                                                                      (before any            waivers/
                                                                                       waivers/           reimbursements
                                                                           =        reimbursements)          (if any)
AllianceBernstein Growth and Income Portfolio (class B)                             0.85        %
AllianceBernstein Small/Mid Cap Value Portfolio (class B)                           1.12
AllianceBernstein Global Technology Portfolio (class B)                             1.13
American Century Investments VP II Inflation Protection (Class II)                  0.75
American Funds Global Growth Fund (class 2) (1)                                     0.90
American Funds Global Small Capitalization Fund (class 2) (1)                       1.06
American Funds Growth Fund (class 2) (1)                                            0.61
American Funds Growth-Income Fund (class 2) (1)                                     0.56
American Funds International Fund (class 2) (1)                                     0.84
Delaware VIP Capital Reserves Series (Service class) (2)                            0.92                 -0.05        %
Delaware VIP Diversified Income Series(Service Class) (3)                           1.28                 -0.23
Delaware VIP Emerging Markets Series(Service Class) (4)                             1.93                 -0.18
Delaware VIP High Yield Series (Service class) (2)                                  1.05                 -0.05
Delaware VIP Value Series (Service class) (5)                                       1.05                 -0.10
Delaware VIP REIT Series (Service class) (6)                                        1.14                 -0.05
Delaware VIP Small Cap Value Series (Service class) (6)                             1.13                 -0.05
Delaware VIP Trend Series (Service class) (6)                                       1.14                 -0.05
Fidelity (Reg. TM) VIP Contrafund Portfolio (Service class 2) (7)                   0.93
Fidelity (Reg. TM) VIP Growth Portfolio (Service class 2) (7)                       0.93
Fidelity (Reg. TM) VIP Mid Cap Portfolio (Service class 2) (7)                      0.96
Fidelity (Reg. TM) VIP Overseas Portfolio (Service class 2) (7)                     1.16
FTVIPT Franklin Small-Mid Cap Growth Securities Fund (class 2) (8)                  1.02                 -0.03
FTVIPT Templeton Global Income Securities Fund (class 2)                            1.03
FTVIPT Templeton Growth Securities Fund (class 2)                                   1.11
Lincoln VIP Aggressive Growth Fund (Service class)                                  1.16
Lincoln VIP Bond Fund (Service class)                                               0.67
Lincoln VIP Capital Appreciation Fund (Service class) (14)                          1.06                 -0.13
Lincoln VIP Core Fund (Service class) (9)                                           3.84                 -2.75
Lincoln VIP Equity-Income Fund (Service class) (15)                                 1.05                 -0.04
Lincoln VIP Global Asset Allocation Fund (Service class)                            1.28
Lincoln VIP Growth Fund (Service class) (9)                                         3.88                 -2.77
Lincoln VIP Growth and Income Fund (Service class)                                  0.62
Lincoln VIP Growth Opportunities Fund (Service class) (9)                           4.13                 -2.70
Lincoln VIP International Fund (Service class)                                      1.23
Lincoln VIP Money Market Fund (Service class)                                       0.78
Lincoln VIP Social Awareness Fund (Service class)                                   0.66
Lincoln VIP Conservative Profile Fund (Service class) (10)                          2.77                 -1.53
Lincoln VIP Moderate Profile Fund (Service class) (10)                              2.05                 -0.74
Lincoln VIP Moderately Aggressive Profile Fund (Service class) (10)                 1.86                 -0.47
Lincoln VIP Aggressive Profile Fund (Service class) (10)                            2.17                 -0.73
M Funds Brandes International Equity Fund (11)                                      0.92
M Funds Business Opportunity Value Fund (11)                                        1.27                 -0.37



                                                                           Total Expenses
                                                                               (after
                                                                            Contractual
                                                                              waivers/
                                                                           reimbursements
                                                                                 s)
AllianceBernstein Growth and Income Portfolio (class B)
AllianceBernstein Small/Mid Cap Value Portfolio (class B)
AllianceBernstein Global Technology Portfolio (class B)
American Century Investments VP II Inflation Protection (Class II)
American Funds Global Growth Fund (class 2) (1)
American Funds Global Small Capitalization Fund (class 2) (1)
American Funds Growth Fund (class 2) (1)
American Funds Growth-Income Fund (class 2) (1)
American Funds International Fund (class 2) (1)
Delaware VIP Capital Reserves Series (Service class) (2)                   0.87        %
Delaware VIP Diversified Income Series(Service Class) (3)                  1.05
Delaware VIP Emerging Markets Series(Service Class) (4)                    1.75
Delaware VIP High Yield Series (Service class) (2)                         1.00
Delaware VIP Value Series (Service class) (5)                              0.95
Delaware VIP REIT Series (Service class) (6)                               1.09
Delaware VIP Small Cap Value Series (Service class) (6)                    1.08
Delaware VIP Trend Series (Service class) (6)                              1.09
Fidelity (Reg. TM) VIP Contrafund Portfolio (Service class 2) (7)
Fidelity (Reg. TM) VIP Growth Portfolio (Service class 2) (7)
Fidelity (Reg. TM) VIP Mid Cap Portfolio (Service class 2) (7)
Fidelity (Reg. TM) VIP Overseas Portfolio (Service class 2) (7)
FTVIPT Franklin Small-Mid Cap Growth Securities Fund (class 2) (8)         0.99
FTVIPT Templeton Global Income Securities Fund (class 2)
FTVIPT Templeton Growth Securities Fund (class 2)
Lincoln VIP Aggressive Growth Fund (Service class)
Lincoln VIP Bond Fund (Service class)
Lincoln VIP Capital Appreciation Fund (Service class) (14)                 0.93
Lincoln VIP Core Fund (Service class) (9)                                  1.09
Lincoln VIP Equity-Income Fund (Service class) (15)                        1.01
Lincoln VIP Global Asset Allocation Fund (Service class)
Lincoln VIP Growth Fund (Service class) (9)                                1.11
Lincoln VIP Growth and Income Fund (Service class)
Lincoln VIP Growth Opportunities Fund (Service class) (9)                  1.43
Lincoln VIP International Fund (Service class)
Lincoln VIP Money Market Fund (Service class)
Lincoln VIP Social Awareness Fund (Service class)
Lincoln VIP Conservative Profile Fund (Service class) (10)                 1.24
Lincoln VIP Moderate Profile Fund (Service class) (10)                     1.31
Lincoln VIP Moderately Aggressive Profile Fund (Service class) (10)        1.39
Lincoln VIP Aggressive Profile Fund (Service class) (10)                   1.44
M Funds Brandes International Equity Fund (11)
M Funds Business Opportunity Value Fund (11)                               0.90


6



                                                                         Management                    12b-1 Fees
                                                                        Fees (before                   (before any
                                                                        any waivers/                    waivers/
                                                                       reimbursements)      +        reimbursements)
M Funds Turner Core Growth Fund (11)                                   0.45        %                 0.00        %
M Funds Frontier Capital Appreciation Fund (11)                        0.90                          0.00
MFS (Reg. TM) VIT Trust Total Return Series (Service class)(12)        0.75                          0.25
MFS (Reg. TM) VIT Trust Utilities Series (Service class) (12)          0.75                          0.25
Neuberger Berman AMT Mid-Cap Growth Portfolio                          0.84                          0.00
Neuberger Berman AMT Regency Portfolio                                 0.85                          0.00
Scudder VIT Equity 500 Index Fund (class B)                            0.20                          0.25
Scudder VIT Small Cap Index Fund (class B) (13)                        0.35                          0.25



                                                                                Other Expenses                Total Expenses
                                                                                  (before any                   (before any
                                                                                   waivers/                      waivers/
                                                                       +        reimbursements)      =        reimbursements)
M Funds Turner Core Growth Fund (11)                                            0.21        %                 0.66        %
M Funds Frontier Capital Appreciation Fund (11)                                 0.19                          1.09
MFS (Reg. TM) VIT Trust Total Return Series (Service class)(12)                 0.08                          1.08
MFS (Reg. TM) VIT Trust Utilities Series (Service class) (12)                   0.14                          1.14
Neuberger Berman AMT Mid-Cap Growth Portfolio                                   0.08                          0.92
Neuberger Berman AMT Regency Portfolio                                          0.19                          1.04
Scudder VIT Equity 500 Index Fund (class B)                                     0.09                          0.54
Scudder VIT Small Cap Index Fund (class B) (13)                                 0.13                          0.73



                                                                                             Total Expenses
                                                                            Total                (after
                                                                         Contractual          Contractual
                                                                           waivers/             waivers/
                                                                        reimbursements       reimbursements
                                                                           (if any)                s)
M Funds Turner Core Growth Fund (11)
M Funds Frontier Capital Appreciation Fund (11)
MFS (Reg. TM) VIT Trust Total Return Series (Service class)(12)
MFS (Reg. TM) VIT Trust Utilities Series (Service class) (12)
Neuberger Berman AMT Mid-Cap Growth Portfolio
Neuberger Berman AMT Regency Portfolio
Scudder VIT Equity 500 Index Fund (class B)
Scudder VIT Small Cap Index Fund (class B) (13)                        -0.03        %        0.70        %



(1) The Series' investment adviser began voluntarily waiving 5% of its management fees on September 1, 2004. Beginning April 1, 2005, this waiver increased to 10% and will continue at this level until further review. Total annual fund operating expenses do not reflect this waiver. The effect of the waiver on total operating expenses can be found in the Financial Highlights table in the Series' Prospectus and in the audited financial statements in the Series' annual report.

(2) For the period May 1, 2002 through April 30, 2005, the adviser contractually waived its management fee and/or reimbursed the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) would not exceed 0.80%. Effective May 1, 2005 through April 30, 2006, the adviser has contractually agreed to waive its management fee and/or reimburse the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) will not exceed 0.80%. The Service Class shares are subject to an annual 12b-1 fee of not more than 0.30%. Effective May 1, 2005 through April 30, 2006, Delaware Distributors, L.P. has contracted to limit the Service Class shares 12b-1 fee to no more than 0.25%.

(3) For the period May 1, 2002 through April 30, 2005, the adviser contractually waived its management fee and/or reimbursed the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) would not exceed 0.98%. Effective May 1, 2005 through April 30, 2006, the adviser has contractually agreed to waive its management fee and/or reimburse the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) will not exceed 0.80%. The Service Class shares are subject to an annual 12b-1 fee of not more than 0.30%. Effective May 1, 2004 through April 30, 2005, Delaware Distributors, L.P. has contracted to limit the Service Class shares 12b-1 fee to no more than 0.25%.

(4) For the period May 1, 2002 through April 30, 2005, the adviser contractually waived its management fee and/or reimbursed the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) would not exceed 1.50%. Effective May 1, 2005 through April 30, 2006, the adviser has contractually agreed to waive its management fee and/or reimburse the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) will not exceed 1.50%. The Service Class shares are subject to an annual 12b-1 fee of not more than 0.30%. Effective May 1, 2005 through April 30, 2006, Delaware Distributors, L.P. has contracted to limit the Service Class shares 12b-1 fee to no more than 0.25%.

(5) For the period May 1, 2002 through April 30, 2005, the adviser contractually waived its management fee and/or reimbursed the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) would not exceed 0.80%. Without such an arrangement, the total operating expense for the Series would have been 0.75% for the fiscal year 2004 (excluding 12b-1 fees). Effective May 1, 2005 through April 30, 2006, the adviser has contractually agreed to waive its management fee and/or reimburse the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) will not exceed 0.80%. The Service Class shares are subject to an annual 12b-1 fee of not more than 0.30%. Effective May 1, 2005 through April 30, 2006, Delaware Distributors, L.P. has contracted to limit the Service Class shares 12b-1 fee to no more than 0.25%. DMC has voluntarily elected to waive its management fee for this Series to 0.60% indefinitely.

(6) For the period May 1, 2002 through April 30, 2005, the adviser contractually waived its management fee and/or reimbursed the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) would not exceed 0.95%. Effective May 1, 2005 through April 30, 2006, the adviser has contractually agreed to waive its management fee and/or reimburse the Series for expenses to the extent that total expenses (excluding any taxes, interest, brokerage fees, extraordinary expenses and 12b-1 fees) will not exceed 0.95%. The Service Class shares are subject to an annual 12b-1 fee of not more than 0.30%. Effective May 1, 2005 through April 30, 2006, Delaware Distributors, L.P. has contracted to limit the Service Class shares 12b-1 fee to no more than 0.25%.

(7) A portion of the brokerage commissions that the fund pays may be reimbursed and used to reduce the fund's expenses. In addition, through arrangements with a fund's custodian, credits realized as a result of uninvested cash balances are used to reduce the fund's custodian expenses. Including these reductions, the total class operating expenses would have been 0.91% Contrafund, 0.93% Mid Cap, and 1.12% Overseas.

(8) The manager had agreed in advance to reduce its fee to reflect reduced services resulting from the Fund's investment in a Franklin Templeton money fund for cash management. This arrangement will continue for as long as the Fund invests in the Money Fund.

(9) The "other expenses" are based on estimated expenses for the current fiscal year. Lincoln Life has contractually agreed to reimburse the fund to the extent that the Total Annual Operating Expenses exceed 1.09% Core, 1.11% Growth and 1.43% Growth Opportunities. The Agreement will continue at least through September 1, 2006 , and renew automatically for one-year terms unless Lincoln Life provides written notice of termination to the fund.

(10) The Other Expenses are based on estimates for the current fiscal year. Other Expenses reflects the expenses of the underlying funds invested in by the Lincoln Profile Funds (Conservative 0.69%; Moderate 0.76%; Moderately Aggressive 0.84%; Aggressive 0.89%) as well as the expenses of the particular Profile Fund (Conservative 1.58%; Moderate 0.79%; Moderately Aggressive 0.52%; Aggressive 0.78%) Lincoln Life has contractually agreed to reimburse each Profile Fund to the extent that the Total Expenses (excluding underlying fund fees and expenses) exceed 0.55%. The Agreement will continue at least through September 1, 2006 and renew automatically for one-year terms unless Lincoln Life provides written notice of termination to the fund. Underlying fund fees and expenses are incurred indirectly by each Profile fund as a result of investment in shares of one or more underlying funds. These expenses are estimated based on the target allocation among the underlying funds and are provided to show you an estimate of the expenses attributable to



                                                                               7


     each Profile Fund. Each Profile Fund's expense ratio will vary based on the actual allocation to the underlying funds.

(11) For the period from May 1, 2005 to April 30, 2006, the Adviser has contractually agreed to reimburse the Fund for any expenses (other than advisory fees, brokerage or other portfolio transaction expenses or expenses for litigation, indemnification, taxes or other extraordinary expenses) to the extent that such expenses exceed 0.25% of the Fund's annualized average daily net assets. Fees and expenses shown are for the year ended December 31, 2004. Future fees and expenses may be different.

(12) Each series has a voluntary expense offset arrangement that reduces the series' custodian fee based upon the amount of cash maintained by the series with its custodian and dividend disbursing agent. Each series may enter into other such arrangements and directed brokerage arrangements, which would also have the effect of reducing the series' expenses. This arrangement can be discontinued at anytime. "Other Expenses" do not take into account these fee reductions, and are therefore higher than the actual expenses of the series. Had these fee reductions been taken into account, "Total Expenses" would be lower for each series and would equal 1.13% Utilities and 1.07% Total Return.

(13) Pursuant to their respective agreements with Scudder VIT Funds, the manager, the underwriter and the accounting agent have contractually agreed for the one year period commencing on May 1, 2005 to limit their respective fees and to reimburse other expenses to the extent necessary to limit total expenses to 0.70%.

(14) Effective May 1, 2005, the adviser has contractually agreed to waive the following portion of its advisory fee for the Fund: 0.15% of the first $100,000,000 of average daily net assets of the Fund; 0.10% of the next $150,000,000 of average daily net assets of the Fund; 0.15% of the next $250,000,000 of average daily net assets of the Fund; 0.10% of the next $250,000,000 of average daily net assets of the Fund; 0.15% of the next $750,000,000 of the average daily net assets of the Fund; and 0.20% of the excess over $1,500,000,000 of average daily net assets of the Fund. If the fee waiver had been in effect in 2004, it would have resulted in a reduction of 0.13% of the management fee. The fee waiver will continue at least through April 30, 2006, and renew automatically for one-year terms unless the adviser provides written notice of termination to the Fund.

(15) Effective May 1, 2005, the adviser has contractually agreed to waive the following portion of its advisory fee for the Fund: 0.0% on the first $250,000,000 of average daily net assets of the Fund; 0.05% on the next $500,000,000 of average daily net assets of the Fund; and 0.10% on the excess over $750,000,000 of average daily net assets of the Fund. If the fee waiver had been in effect in 2004, it would have resulted in a reduction of 0.04% of the managment fee. This waiver will continue at least through April 30, 2006, and renew automatically for one-year terms unless the adviser provides writtten notice of termination to the Fund.



For information concerning compensation paid for the sale of the contracts, see Distribution of the contracts.


8

EXAMPLES

This Example is intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contractowner transaction expenses, contract fees, separate account annual expenses, and fund fees and expenses.

The Example assumes that you invest $10,000 in the contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year, the maximum fees and expenses of any of the funds and that the Guaranteed Income Benefit is in effect. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1) If you surrender your contract at the end of the applicable time period:



 1 year        3 years        5 years        10 years
--------      ---------      ---------      ---------
   $561        $1,673         $2,771         $5,456


2) If you do not surrender your contract at the end of the applicable time period:



 1 year        3 years        5 years        10 years
--------      ---------      ---------      ---------
   $561        $1,673         $2,771         $5,456


For more information, see Charges and other deductions in this prospectus, and the prospectuses for the funds. Premium taxes may also apply, although they do not appear in the examples. These examples should not be considered a representation of past or future expenses. Actual expenses may be more or less than those shown.



Summary of common questions
What kind of contract am I buying? It is an individual variable and/or interest adjusted, if applicable, annuity contract between you and Lincoln Life. This prospectus primarily describes the variable side of the contract. The contract combines variable regular income payments for life with the ability to make withdrawals during the access period. See The contracts. The contract and certain riders, benefits, service features and enhancements may not be available in all states, and the charges may vary in certain states. You should refer to your contract for any state specific provisions. Please check with your investment representative regarding availability.

What is the variable annuity account (VAA)? It is a separate account we established under Indiana insurance law, and registered with the SEC as a unit investment trust. VAA assets are allocated to one or more subaccounts, according to your investment choices. VAA assets are not chargeable with liabilities arising out of any other business which we may conduct. See Variable annuity account.

What are my investment choices? Based upon your instruction for purchase payments, the VAA applies your purchase payments to buy shares in one or more of the investment options. See Investments of the variable annuity account - Description of the funds.

Who invests my money? Several different investment advisers manage the investment options. See Investments of the variable annuity account - Description of the funds.

How does the contract work? If we approve your application, we will send you a contract. When you purchase the contract you buy accumulation units. At the end of the access period your accumulation units are converted to annuity units. Your regular income payments will be based on the number of accumulation units or annuity units you have and the value of each unit on payout days. See The contracts. Remember that participants in the VAA benefit from any gain, and take a risk of any loss, in the value of the securities in the funds' portfolios.

What charges do I pay under the contract? We will deduct any applicable premium tax from purchase payments or account value at the time the tax is incurred or at another time we choose.

We apply a charge to the daily net asset value of the VAA and those charges are:


                                                  Without Guaranteed        With Guaranteed
                                                  Income Benefit            Income Benefit
                                                  --------------------      ----------------
o        Mortality and expense risk charge               0.85%                   1.35%
o        Administrative charge                           0.15%                   0.15%
                                                         ----                     ----
o        Total annual charge for each
         subaccount                                      1.00%                   1.50%

See Charges and other deductions.

The funds' investment management fees, expenses and expense limitations, if applicable, are more fully described in the prospectuses for the funds.


                                                                               9

The surrender, withdrawal or transfer of value from a fixed account guaranteed period may be subject to the interest adjustment, if applicable. See Fixed side of the contract.

For information about the compensation we pay for sales of contracts, see The contracts - Distribution of the contracts.

What purchase payments do I make? The minimum initial purchase payment for the contract is $100,000. After the effective date of the contract, additional purchase payments cannot be accepted.


What is the Guaranteed Income Benefit? It is an additional option which guarantees that your regular income payments will never be less than the guaranteed income payment shown in your contract adjusted for withdrawals, regardless of the actual investment performance of your contract.


What happens if the annuitant or secondary life dies before the end of the access period? You may elect to receive death benefit proceeds or continue receiving regular income payments. See The contracts - Death benefit.

May I transfer account value between variable options and between the variable and fixed sides of the contract? Yes, subject to currently effective restrictions. For example, transfers made during the access period are generally restricted to no more than twelve (12) per contract year. If permitted by your contract, we may discontinue accepting transfers into the fixed side of the contract at any time. See The contracts - Transfers.

May I surrender the contract or make a withdrawal? Yes, during the access period, subject to contract requirements. A portion of surrender or withdrawal proceeds may be taxable. See Federal tax matters.

Do I get a free look at this contract? Yes. You can cancel the contract within ten days (in some states longer) of the date you first receive the contract. You need to return the contract, postage prepaid, to our Home office. In most states you assume the risk of any market drop on purchase payments you allocate to the variable side of the contract. See Return privilege.



Condensed financial information

Because this contract was not available as of December 31, 2004, accumulation unit values are not included in this prospectus or in the SAI.




Investment results
At times, the VAA may compare its investment results to various unmanaged indices or other variable annuities in reports to shareholders, sales literature and advertisements. The results will be calculated on a total return basis for various periods. Total returns include the reinvestment of all distributions, which are reflected in changes in unit value. The money market subaccount's yield is based upon investment performance over a 7-day period, which is then annualized.

During extended periods of low interest rates, the yields of any subaccount investing in a money market fund may also become extremely low and possibly negative.

The money market yield figure and annual performance of the subaccounts are based on past performance and do not indicate or represent future performance.



Financial statements
The financial statements of the VAA and for us are located in the SAI. If you would like a free copy of the SAI, complete and mail the request on the last page of this prospectus, or call 1-888-868-2583.



The Lincoln National Life Insurance Company

The Lincoln National Life Insurance Company (Lincoln Life), organized in 1905, is an Indiana-domiciled insurance company, engaged primarily in the direct issuance of life insurance contracts and annuities. Lincoln Life is wholly owned by Lincoln National Corporation (LNC), a publicly held insurance and financial services holding company incorporated in Indiana. Lincoln Life is obligated to pay all amounts promised to policy owners under the policies.




Variable annuity account (VAA)
On November 3, 1997, the VAA was established as an insurance company separate account under Indiana law. It is registered with the SEC as a unit investment trust under the provisions of the Investment Company Act of 1940 (1940 Act). The SEC does not supervise


10

the VAA or Lincoln Life. The VAA is a segregated investment account, meaning that its assets may not be charged with liabilities resulting from any other business that we may conduct. Income, gains and losses, whether realized or not, from assets allocated to the VAA are, in accordance with the applicable annuity contracts, credited to or charged against the VAA. They are credited or charged without regard to any other income, gains or losses of Lincoln Life. We are the issuer of the contracts and the obligations set forth in the contract, other than those of the contractowner, are ours. The VAA satisfies the definition of a separate account under the federal securities laws. We do not guarantee the investment performance of the VAA. Any investment gain or loss depends on the investment performance of the funds. You assume the full investment risk for all amounts placed in the VAA.

The VAA is used to support other annuity contracts offered by us in addition to the contracts described in this prospectus. The other annuity contracts supported by the VAA generally invest in the same funds as the contracts described in this prospectus. These other annuity contracts may have different charges that could affect the performance of their subaccounts, and they offer different benefits.



Investments of the variable annuity account
You decide the subaccount(s) to which you allocate purchase payments. There is a separate subaccount which corresponds to each class of each fund. You may change your allocation without penalty or charges. Shares of the funds will be sold at net asset value with no initial sales charge to the VAA in order to fund the contracts. The funds are required to redeem fund shares at net asset value upon our request.


Investment Advisers


As compensation for its services to the fund, the investment adviser receives a fee from the fund which is accrued daily and paid monthly. This fee is based on the net assets of each fund, as defined in the prospectus for the fund.


Administrative, Marketing and Support Service Fees

With respect to a fund, including affiliated funds, the adviser and/or distributor, or an affiliate thereof, may compensate us (or an affiliate) for administrative, distribution, or other services. It is anticipated that such compensation will be based on a percentage of assets of the particular fund attributable to the contracts along with certain other variable contracts issued or administered by us (or an affiliate). These percentages are negotiated and vary with each fund. Some funds may compensate us significantly more than other funds and the amount we receive may be substantial. These percentages currently range up to 0.36%, and as of the date of this prospectus, we were receiving compensation from each fund family. We (or our affiliates) may profit from these fees or use these fees to defray the costs of distributing the contract. Additionally, a fund's adviser and/or distributor or its affiliates may provide us with certain services that assist us in the distribution of the contracts and may pay us and/or certain affilitiates amounts to participate in sales meetings.

The AllianceBernstein, American Century, American Funds, Delaware, Fidelity, Franklin Templeton, Lincoln, MFS and Scudder funds Funds offered as part of this contract make payments to us under their distribution plans (12b-1 plans) in consideration of services provided and expenses incurred by us in distributing Fund shares. The payment rates range from 0% to 0.30% based on the amount of assets invested in those Funds. Payments made out of the assets of the fund will reduce the amount of assets that otherwise would be available for investment, and will reduce the return on your investment. The dollar amount of future asset-based fees is not predictable because these fees are a percentage of the fund's average net assets, which can fluctuate over time. If, however, the value of the fund goes up, then so would the payment to us (or our affiliates). Conversely, if the value of the funds goes down, payments to us or our affiliates would decrease.



Description of the funds

Each of the subaccounts of the VAA is invested solely in shares of one of the funds available under the contract. Each fund may be subject to certain investment policies and restrictions which may not be changed without a majority vote of shareholders of that fund.


We select the funds offered through the contract based on several factors, including, without limitation, asset class coverage, the strength of the manager's reputation and tenure, brand recognition, performance, and the capability and qualification of each sponsoring investment firm. Another factor we consider during the initial selection process is whether the fund or an affiliate of the fund will compensate us for providing administrative, marketing, and/or support services that would otherwise be provided by the fund, the fund's investment advisor, or its distributor. We review each fund periodically after it is selected. Upon review, we may remove a fund or restrict allocation of additional purchase payments to a fund if we determine the fund no longer meets one or more of the factors and/or if the fund has not attracted significant contractowner assets. Finally, when we develop a variable annuity product in cooperation with a fund family or distributor (e.g., a "private label" product), we generally will include funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from our selection criteria.

Certain funds offered as part of this contract have similar investment objectives and policies to other portfolios managed by the adviser. The investment results of the funds, however, may be higher or lower than the other portfolios that are managed by the



                                                                              11


adviser or sub-adviser. There can be no assurance, and no representation is made, that the investment results of any of the funds will be comparable to the investment results of any other portfolio managed by the adviser or sub-adviser, if applicable.


Following are brief summaries of the fund description. More detailed information may be obtained from the current prospectus for the fund which accompanies this booklet. You should read each fund prospectus carefully before investing. Please be advised that there is no assurance that any of the funds will achieve their stated objectives.



 FUND NAME                       FUND DESCRIPTION                    MANAGER
AllianceBernstein               Growth and income                   Alliance Capital
Growth and Income                                                   Management, L.P.
Portfolio
 AllianceBernstein               Long-term growth                    Alliance Capital
Small/Mid Cap Value                                                 Management, L.P.
Portfolio
AllianceBernstein Global        Maximum capital appreciation        Alliance Capital
Technology Portfolio                                                Management, L.P.
 American Century                Inflation protection                American Century
Investments VP
Inflation Protection
Fund
American Funds Global           Long-term growth                    Capital Research and
Growth Fund                                                         Management Company
 American Funds Global           Long-term growth                    Capital Research and
Small Capitalization                                                Management Company
Fund
American Funds Growth           Long-term growth                    Capital Research and
Fund                                                                Management Company
 American Funds                  Growth and income                   Capital Research and
Growth-Income Fund                                                  Management Company
American Funds                  Long-term growth                    Capital Research and
International Fund                                                  Management Company
 Delaware VIP Capital            Current income                      Delaware Management
Reserves Series                                                     Company
Delaware VIP                    Total return                        Delaware Management
Diversified Income                                                  Company
Series
 Delaware VIP Emerging           Capital appreciation                Delaware Management
Markets Series                                                      Company Sub-advised
                                                                    by Mondrian
                                                                    Investment Partners
                                                                    Limited
Delaware VIP High Yield         Capital appreciation                Delaware Management
Series                                                              Company


12



 FUND NAME                               FUND DESCRIPTION                       MANAGER
Delaware VIP REIT                       Total return                           Delaware Management
Series                                                                         Company
 Delaware VIP Small Cap                  Capital appreciation                   Delaware Management
Value Series                                                                   Company
Delaware VIP Trend                      Capital appreciation                   Delaware Management
Series                                                                         Company
 Delaware VIP Value                      Long-term capital appreciation         Delaware Management
Series                                                                         Company
Fidelity (Reg. TM) VIP                  Long-term capital appreciation         Fidelity Management
Contrafund (Reg. TM) Portfolio                                                 and Research Company
 Fidelity (Reg. TM) VIP Growth           Capital appreciation                   Fidelity Management
Portfolio                                                                      and Research Company
Fidelity (Reg. TM) VIP Mid Cap          Long-term growth                       Fidelity Management
Portfolio                                                                      and Research Company
 Fidelity (Reg. TM) VIP Overseas         Long-term growth                       Fidelity Management
Portfolio                                                                      and Research Company
FTVIPT Templeton                        Total return                           Templeton Global
Global Income                                                                  Advisors Limited
Securities Fund
 FTVIPT Templeton                        Long-term growth                       Templeton Global
Growth Securities Fund                                                         Advisors Limited
FTVIPT Franklin                         Long-term growth                       Franklin Advisers, Inc.
Small-Mid Cap Growth
Securities Fund
 Lincoln VIP Aggressive                  Maximum capital appreciation           Delaware Management
Growth Fund                                                                    Company Sub-advised
                                                                               by T. Rowe Price
                                                                               Associates, Inc.
Lincoln VIP Bond Fund                   Current income                         Delaware Management
                                                                               Company
 Lincoln VIP Capital                     Long-term growth                       Delaware Management
Appreciation Fund                                                              Company Sub-advised
                                                                               by Janus Capital
                                                                               Management LLC
Lincoln VIP Core Fund                   Capital appreciation                   Delaware Management
                                                                               Company Sub-advised
                                                                               by Salomon Brothers
                                                                               Asset Management Inc.,
                                                                               a wholly-owned
                                                                               subsidiary of Citigroup
                                                                               Inc.


                                                                              13



 FUND NAME                      FUND DESCRIPTION               MANAGER
Lincoln VIP                    Income                         Delaware Management
Equity-Income Fund                                            Company Sub-advised
                                                              by Fidelity Management
                                                              & Research Company
                                                              (FMR)
 Lincoln VIP Global             Total return                   Delaware Management
Asset Allocation Fund                                         Company Sub-advised
                                                              by UBS Global Asset
                                                              Management
Lincoln VIP Growth             Long-term growth               Delaware Management
Fund                                                          Company Sub-advised
                                                              by Mercury Advisors, a
                                                              division of Merrill Lynch
                                                              Investment Managers
 Lincoln VIP Growth &           Capital appreciation           Delaware Management
Income Fund                                                   Company
Lincoln VIP Growth             Long-term growth               Delaware Management
Opportunities Fund                                            Company Sub-advised
                                                              by Mercury Advisors, a
                                                              division of Merrill Lynch
                                                              Investment Managers
 Lincoln VIP                    Capital appreciation           Delaware Management
International Fund                                            Company Sub-advised
                                                              by Mondrian
                                                              Investment Partners
                                                              Limited
Lincoln VIP Money              Preservation of capital        Delaware Management
Market Fund                                                   Company
 Lincoln VIP Social             Capital appreciation           Delaware Management
Awareness Fund                                                Company
Lincoln VIP                    Current income                 Delaware Management
Conservative Profile                                          Company Sub-advised
Fund                                                          by Wilshire Associates
                                                              Inc.
 Lincoln VIP Moderate           Total return                   Delaware Management
Profile Fund                                                  Company Sub-advised
                                                              by Wilshire Associates
                                                              Inc.
Lincoln VIP Moderately         Growth and income              Delaware Management
Aggressive Profile Fund                                       Company Sub-advised
                                                              by Wilshire Associates
                                                              Inc.


14



 FUND NAME                              FUND DESCRIPTION                      MANAGER
Lincoln VIP Aggressive                 Capital appreciation                  Delaware Management
Profile Fund                                                                 Company Sub-advised
                                                                             by Wilshire Associates
                                                                             Inc.
 M Funds Brandes                        Long-term growth                      M Financial Investment
International Equity                                                         Advisers, Inc.
Fund                                                                         Sub-advised by Brandes
                                                                             Investment Partners,
                                                                             LLC
M Funds Business                       Long-term growth                      M Financial Investment
Opportunity Value Fund                                                       Advisers, Inc.
                                                                             Sub-advised by Iridian
                                                                             Asset Management LLC
 M Funds Turner Core                    Long-term growth                      M Financial Investment
Growth Fund                                                                  Advisers, Inc.
                                                                             Sub-advised by Turner
                                                                             Investment Partners,
                                                                             Inc.
M Funds Frontier                       Long-term capital appreciation        M Financial Investment
Capital Appreciation                                                         Advisers, Inc.
Fund                                                                         Sub-advised by Frontier
                                                                             Capital Management
                                                                             Co., LLC
 MFS (Reg. TM) VIT Total Return         Income and growth                     Massachusetts Financial
Series                                                                       Services Company
MFS (Reg. TM) VIT Utilities            Growth and income                     Massachusetts Financial
Series                                                                       Services Company
 Neuberger Berman AMT                   Capital appreciation                  Neuberger Berman
Mid-Cap Growth                                                               Management, Inc.
Portfolio
Neuberger Berman AMT                   Long-term growth                      Neuberger Berman
Regency Portfolio                                                            Management, Inc.
 Scudder VIT Equity 500                 Capital appreciation                  Deutsche Asset
Index Fund                                                                   Management Inc.
                                                                             Sub-advised by
                                                                             Northern Trust
                                                                             Investments, Inc.
Scudder VIT Small Cap                  Capital appreciation                  Deutsche Asset
Index Fund                                                                   Management Inc.
                                                                             Sub-advised by
                                                                             Northern Trust
                                                                             Investments, Inc.


                                                                              15

Fund shares

We will purchase shares of the funds at net asset value and direct them to the appropriate subaccounts of the VAA. We will redeem sufficient shares of the appropriate funds to pay annuity payouts, death benefits, surrender/withdrawal proceeds or for other purposes described in the contract. If you want to transfer all or part of your investment from one subaccount to another, we may redeem shares held in the first and purchase shares of the other. Redeemed shares are retired, but they may be reissued later.

Shares of the funds are not sold directly to the general public. They are sold to us, and may be sold to other insurance companies, for investment of the assets of the subaccounts established by those insurance companies to fund variable annuity and variable life insurance contracts.

When a fund sells any of its shares both to variable annuity and to variable life insurance separate accounts, it is said to engage in mixed funding. When a fund sells any of its shares to separate accounts of unaffiliated life insurance companies, it is said to engage in shared funding.

The funds currently engage in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interest of various contractowners participating in a fund could conflict. Each of the fund's Board of Directors will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. The funds do not foresee any disadvantage to contractowners arising out of mixed or shared funding. If such a conflict were to occur, one of the separate accounts might withdraw its investment in a fund. This might force a fund to sell portfolio securities at disadvantageous prices. See the prospectuses for the funds.


Reinvestment of dividends and capital gain distributions

All dividends and capital gain distributions of the funds are automatically reinvested in shares of the distributing funds at their net asset value on the date of distribution. Dividends are not paid out to contractowners as additional units, but are reflected as changes in unit values.


Addition, deletion or substitution of investments

We reserve the right, within the law, to make certain changes to the structure and operation of the VAA at our discretion and without your consent. We may add, delete, or substitute funds for all contract owners or only for certain classes of contractowners. New or substitute funds may have different fees and expenses, and may only be offered to certain classes of contractowners.

Substitutions may be made with respect to existing investments. We may close subaccounts to allocations of account value at any time in our sole discretion. The funds, which sell their shares to the subaccounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the subaccounts.

Substitutions might also occur if shares of a fund should no longer be available, or if investment in any fund's shares should become inappropriate, in the judgment of our management, for the purposes of the contract, or for any other reason in our sole discretion.

We also may:
 o remove, combine, or add subaccounts and make the new subaccounts available to you at our discretion;
 o transfer assets supporting the contracts from one subaccount to another or from the VAA to another separate account;
 o combine the VAA with other separate accounts and/or create new separate accounts;
 o deregister the VAA under the 1940 Act; and
 o operate the VAA as a management investment company under the 1940 Act or as any other form permitted by law.

We may modify the provisions of the contracts to reflect changes to the subaccounts and the VAA and to comply with applicable law. We will not make any changes without any necessary approval by the SEC. We will also provide you written notice.



Charges and other deductions
We will deduct the charges described below to cover our costs and expenses, services provided and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder.

Our administrative services include:
 o processing applications for and issuing the contracts;
 o processing purchases and redemptions of fund shares as required (including dollar cost averaging, cross-reinvestment and portfolio rebalancing - See Additional services and the SAI for more information on these programs);
 o maintaining records;
 o administering annuity payouts;

16

 o furnishing accounting and valuation services (including the calculation and monitoring of daily subaccount values);
 o reconciling and depositing cash receipts;
 o providing contract confirmations;
 o providing toll-free inquiry services; and
 o furnishing telephone and electronic fund transfer services.


The mortality and expense risks we assume include:
 o the risk that annuitants receiving regular income payments under contracts live longer than we assumed when we calculated our guaranteed rates (these rates are incorporated in the contract and cannot be changed);

 o the risk that our costs in providing the services will exceed our revenues from contract charges (which we cannot change); and
 o the risk that, if the Guaranteed Income Benefit is in effect, the required regular income payments will exceed the account value.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the description of the charge. Any remaining expenses will be paid from our general account which may consist, among other things, of proceeds derived from mortality and expense risk charges deducted from the account. We may profit from one or more of the fees and charges deducted under the contract. We may use these profits for any corporate purpose, including financing the distribution of the contracts.


Deductions from the VAA


We apply to the average daily net asset value of the subaccounts a charge which is equal to an annual rate of:



                                                  Without Guaranteed        With Guaranteed
                                                  Income Benefit            Income Benefit
                                                  --------------------      ----------------
o        Mortality and expense risk charge               0.85%                   1.35%
o        Administrative charge                           0.15%                   0.15%
                                                         ----                     ----
o        Total annual charge for each
         subaccount                                      1.00%                   1.50%


Deductions for premium taxes


Any premium tax or other tax levied by any governmental entity as a result of the existence of the contracts or the VAA will be deducted from the account value when incurred, or at another time of our choosing.


The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium taxes generally depend upon the law of your state of residence. The tax ranges from zero to 3.5%.



Other charges and deductions

The surrender, withdrawal or transfer of value from a fixed account guaranteed period may be subject to the interest adjustment if applicable. See Fixed side of the contract.

There are additional deductions from and expenses paid out of the assets of the underlying funds that are more fully described in the prospectuses for the funds. Among these deductions and expenses are 12b-1 fees which reimburse us or an affiliate for certain expenses incurred in connection with certain administrative and distribution support services provided to the funds.


Additional information


The charges described previously may be reduced or eliminated for any particular contract. However, these reductions may be available only to the extent that we anticipate lower distribution and/or administrative expenses, or that we perform fewer sales or administrative services than those originally contemplated in establishing the level of those charges, or when required by law. Lower distribution and administrative expenses may be the result of economies associated with

 o the use of mass enrollment procedures,
 o the performance of administrative or sales functions by the employer,
 o the use by an employer of automated techniques in submitting deposits or information related to deposits on behalf of its employees, or
 o any other circumstances which reduce distribution or administrative expenses.

The exact amount of charges and fees applicable to a particular contract will be stated in that contract.

                                                                              17

The contracts

Purchase of contracts
If you wish to purchase a contract, you must apply for it through a sales representative authorized by us. The completed application is sent to us and we decide whether to accept or reject it. If the application is accepted, a contract is prepared and executed by our legally authorized officers. The contract is then sent to you through your sales representative. See Distribution of the contracts.

When a completed application and all other information necessary for processing a purchase order is received at our Home office, an initial purchase payment will be priced no later than two business days after we receive the order. If you submit your application and/or initial purchase payment to your agent, we will not begin processing your purchase order until we receive the application and initial purchase payment from your agent's broker-dealer. While attempting to finish an incomplete application, we may hold the initial purchase payment for no more than five business days unless we receive your consent to our retaining the payment until the application is completed. If the incomplete application cannot be completed within those five days and we have not received your consent, you will be informed of the reasons, and the purchase payment will be returned immediately. Once the application is complete, we will allocate your initial purchase payment within two business days.


Who can invest


To apply for a contract, you must be of legal age in a state where the contracts may be lawfully sold and also be eligible to participate in any of the qualified and nonqualified plans for which the contracts are designed. At the time of issue, the contractowner, joint owner and annuitant must be under age 91. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, we will ask for your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver's license, photo i.d. or other identifying documents.


If you are purchasing the contract through a tax-favored arrangement, including traditional IRAs and Roth IRAs, you should consider carefully the costs and benefits of the contract (including annuity income benefits) before purchasing the contract, since the tax-favored arrangement itself provides tax-sheltered growth.


Replacement of existing insurance

Careful consideration should be given prior to surrendering or withdrawing money from an existing insurance contract to purchase the contract described in this prospectus. Surrender charges may be imposed on your existing contract. An investment representative or tax adviser should be consulted prior to making an exchange. Cash surrenders from an existing contract may be subject to tax and tax penalties.


Purchase payments

The minimum purchase payment for the contract is $100,000. Additional purchase payments are not permitted.


Valuation date

Accumulation and annuity units will be valued once daily at the close of trading (normally, 4:00 p.m., New York time) on each day the New York Stock Exchange is open (valuation date). On any date other than a valuation date, the accumulation unit value and the annuity unit value will not change.


Allocation of purchase payments

Purchase payments allocated to the variable account are placed into the VAA's subaccounts, each of which invests in shares of the class of its corresponding fund, according to your instructions. You may also allocate purchase payments in the fixed subaccount, if available.

The minimum amount of any purchase payment which can be put into any one subaccount is $20. The minimum amount of any purchase payment which can be put into a fixed account guaranteed period is $2,000, subject to state approval. Upon allocation to a subaccount, purchase payments are converted into accumulation units. The number of accumulation units credited is determined by dividing the amount allocated to each subaccount by the value of an accumulation unit for that subaccount on the valuation date on which the purchase payment is received at our Home office if received before 4:00 p.m., New York time. If the purchase payment is received at or after 4:00 p.m., New York time, we will use the accumulation unit value computed on the next valuation date. If you submit your purchase payment to your agent, we will not begin processing the purchase payment until we receive it from your agent's broker-dealer. The number of accumulation units determined in this way is not impacted by any subsequent change in the value of an accumulation unit. However, the dollar value of an accumulation unit will vary depending not only upon how well the underlying fund's investments perform, but also upon the expenses of the VAA and the underlying funds.


18

Valuation of accumulation units

Purchase payments allocated to the VAA are converted into accumulation units. This is done by dividing the amount allocated by the value of an accumulation unit for the valuation period during which the purchase payments are allocated to the VAA. The accumulation unit value for each subaccount was or will be established at the inception of the subaccount. It may increase or decrease from valuation period to valuation period. Accumulation unit values are affected by investment performance of the funds, fund expenses, and the contract charges. The accumulation unit value for a subaccount for a later valuation period is determined as follows:

1. The total value of the fund shares held in the subaccount is calculated by multiplying the number of fund shares owned by the subaccount at the beginning of the valuation period by the net asset value per share of the fund at the end of the valuation period, and adding any dividend or other distribution of the fund if an ex-dividend date occurs during the valuation period; minus

2. The liabilities of the subaccount at the end of the valuation period; these liabilities include daily charges imposed on the subaccount, and may include a charge or credit with respect to any taxes paid or reserved for by us that we determine result from the operations of the VAA; and

3. The result is divided by the number of subaccount units outstanding at the beginning of the valuation period.

The daily charges imposed on a subaccount for any valuation period are equal to the daily mortality and expense risk charge and the daily administrative charge multiplied by the number of calendar days in the valuation period. Contracts with different features have different daily charges, and therefore, will have different corresponding accumulation unit values on any given day.

In certain circumstances, and when permitted by law, it may be prudent for us to use a different standard industry method for this calculation, called the Net Investment Factor method. We will achieve substantially the same result using either method.


Valuation of annuity units

The annuity unit value for any valuation period for any variable subaccount is determined by multiplying the annuity unit value for the immediately preceding valuation period by 'A' divided by 'B', where:

'A' is a variable subaccount's accumulation unit value as of the end of the current valuation period divided by the accumulation unit value of the same variable subaccount as of the end of the immediately preceding valuation period; and

'B' is the daily factor raised to a power equal to the number of days in the current valuation period, where the daily factor is equal to (1+ assumed interest rate) raised to the power of 1/365.


Regular income payments during the access period


This contract provides for variable, periodic regular income payments for the life of the annuitant (and a secondary life if desired) and access to your account value by withdrawals during the access period. When you purchase your contract, you choose the annuitant, secondary life if applicable, the date you will receive the initial regular income payment (which must be within one year of the contract effective date), the frequency of the payments (monthly, quarterly, semi-annually or annually), how often the payment is recalculated, the length of the access period and the assumed investment return. These choices will influence the amount of your regular income payments.

Regular income payments must begin within one year of the contract effective date. Once you choose the payment frequency, it may not be changed after the contract effective date. If you do not choose a payment frequency, the default is a monthly frequency. In most states you may also elect to have regular income payments recalculated only once each year rather than recalculated at the time of each payment. This results in level regular income payments between recalculation dates. If you choose this option, it cannot be changed. You also choose the assumed investment return. Return rates of 3%, 4%, 5%, or 6% may be available. The higher the assumed investment return you choose, the higher your initial regular income payment will be. You cannot change the assumed investment return after the contract effective date. You also choose the length of the access period. Generally, shorter access periods will produce higher regular income payments than longer access periods.


Regular income payments are not subject to any applicable interest adjustments. For information regarding income tax consequences of regular income payments, please refer to Federal tax matters - Taxation of regular income payments.


The amount of the initial regular income payment is determined on the periodic income commencement date by dividing the greater of the purchase payment or the account value, less applicable premium taxes by 1000 and multiplying the result by an annuity factor. The periodic income commencement date is not more than fourteen days prior to the initial regular income payment date that you selected to begin receiving regular income payments. The annuity factor is based upon:
 o the age and sex of the annuitant and secondary life, if applicable;

 o the length of the access period selected;
 o the frequency of the regular income payments;

 o the assumed investment return you selected; and

 o the 1983 'a' Individual Annuity Mortality table, modified.

                                                                              19


The annuity factor used to determine the regular income payments reflects the fact that, during the access period, you have the ability to withdraw the entire account value and that a death benefit of the entire account value will be paid to your beneficiary upon your death. These benefits during the access period result in a slightly lower regular income payment, during both the access period and the lifetime income period, than would be payable if this access was not permitted and no lump-sum death benefit of the full account value was payable. The annuity factor also reflects the requirement that there be sufficient account value at the end of the access period to continue your regular income payments for the remainder of your life (and/or the secondary life if applicable) with no further access or death benefit.

Subsequent regular income payments during the access period are determined by dividing the account value on the applicable valuation date by 1000 and multiplying this result by an annuity factor revised to reflect the declining length of the access period. The account value will vary with the performance of the subaccounts selected and the interest credited on the fixed account. The assumed investment return is the measuring point for subsequent regular income payments. Each subsequent regular income payment will fluctuate (unless the levelized option is selected). If the actual net investment return (annualized) for the contract exceeds the assumed investment return, the regular income payment will increase at a rate approximately equal to the amount of such excess. Conversely, if the actual net investment return for the contract is less than the assumed investment return, the regular income payment will decrease. For example, if net investment return is 3% higher (annualized) than the assumed investment return, the regular income payment for the next year will increase by approximately 3%. Conversely, if actual net investment return is 3% lower than the assumed investment return, the regular income payment will decrease by approximately 3%. If a higher assumed investment return is selected, regular income payments will start at a higher level but will decrease more rapidly or increase more slowly. See Examples of regular income payment calculations in the SAI.

Withdrawals made during the access period will also reduce the account value that is available for regular income payments, and subsequent regular income payments will be reduced in the same proportion that withdrawals reduce the account value.

For a joint life option, if either the annuitant or secondary life dies during the access period, regular income payments will be recalculated using a revised annuity factor based on the single surviving life, if doing so provides a higher regular income payment. If both the annuitant and secondary life die during the access period, the annuity factor will be revised for a non-life contingent regular income payment and regular income payments will continue until the account value is fully paid out and the access period ends. As an alternative, a death benefit may be paid. See Death benefit.


Regular income payments during the lifetime income period

The lifetime income period begins at the end of the access period if either the annuitant or secondary life is living. Your earlier elections regarding the frequency of regular income payments, assumed investment return and the frequency of the recalculation do not change. The initial regular income payment during the lifetime income period is determined by dividing the account value on the last valuation date of the access period by 1000 and multiplying the result by an annuity factor revised to reflect that the access period has ended. The annuity factor is based upon:

 o the age and sex of the annuitant and secondary life (if living);
 o the frequency of the regular income payments;
 o the assumed investment return you selected; and

 o the 1983 'a' Individual Annuity Mortality table, modified.

The impact of the length of the access period and any withdrawals made during the access period will continue to be reflected in the regular income payments during the lifetime income period. See Examples of regular income payment calculations in the SAI. To determine subsequent regular income payments, the contract is credited with a fixed number of annuity units equal to the initial regular income payment (during the lifetime income period) divided by the annuity unit value (by subaccount). Subsequent regular income payments are determined by multiplying the number of annuity units per subaccount by the annuity unit value. The annuity unit values are continuously derived from the accumulation unit values (see Valuation of annuity units above). Your regular income payments will vary based on the value of your annuity units. If your regular income payments are adjusted on an annual basis, the total of the annual payment is transferred to Lincoln Life's general account to be paid out based on the payment mode you selected.

Regular income payments will continue for as long as the annuitant or secondary life, if applicable, is living, and will continue to be adjusted for investment performance of the subaccounts your annuity units are invested in (and the fixed account if applicable). Regular income payments vary with investment performance.


During the lifetime income period, there is no longer an account value; therefore, no withdrawals are available and no death benefit is payable.


Access period


You select the access period, which begins on the periodic income commencement date. We will establish the minimum (currently five years) and maximum access periods at the time you purchase the contract. You may not change the length of the access period



20

after the contract effective date. During the access period, you may request a withdrawal from your account value or surrender your contract. See Surrenders and withdrawals in this prospectus. A death benefit may also be paid during the access period. See Death benefits.


Account value

The account value is the amount available to you during the access period for withdrawals, surrender or as a death benefit. The initial account value is the purchase payment on the valuation date, less any applicable premium taxes. During the access period, the account value will be increased/decreased by any investment gains/losses including interest credited on the fixed account, and will be reduced by regular income payments made and any withdrawals taken.

After the access period ends, the remaining account value will be applied to continue regular income payments for your life. There is no account value during the lifetime income period.


Transfers

You may transfer all or a portion of your investment from one subaccount to another. A transfer involves the surrender of accumulation units in one subaccount and the purchase of accumulation units in the other subaccount. A transfer will be done using the respective accumulation unit values determined at the end of the valuation date on which the transfer request is received. There is no charge for a transfer.

Transfers (among the variable subaccounts and as permitted between the variable and fixed accounts) are limited to twelve (12) per contract year unless otherwise authorized by us. This limit does not apply to transfers made under the automatic transfer programs of dollar cost averaging, cross re-investment or portfolio rebalancing elected on forms available from us. See Additional services and the SAI for more information on these programs.

The minimum amount which may be transferred between subaccounts is $300 (or the entire amount in the subaccount, if less than $300). If the transfer from a subaccount would leave you with less than $300 in the subaccount, we may transfer the total balance of the subaccount.

A transfer request may be made to our Home office using written, telephone, fax, or electronic instructions, if the appropriate authorization is on file with us. Our address, telephone number, and Internet address are on the first page of this prospectus. In order to prevent unauthorized or fraudulent transfers, we may require certain identifying information before we will act upon instructions. We may also assign the contractowner a Personal Identification Number (PIN) to serve as identification. We will not be liable for following instructions we reasonably believe are genuine. Telephone requests will be recorded and written confirmation of all transfer requests will be mailed to the contractowner on the next valuation date.

Please note that the telephone and/or electronic devices may not always be available. Any telephone or electronic device, whether it is yours, your service provider's, or your agent's, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to limit these problems, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should make your transfer request by writing to our Home office.

Requests for transfers will be processed on the valuation date that they are received when they are received at our Home office before the end of the valuation date (normally 4:00 p.m. New York time). If we receive a transfer request at or after 4:00p.m., New York time, we will process the request using the accumulation unit value computed on the next valuation date.

If your contract offers a fixed account, you also may transfer all or any part of the account value from the subaccount(s) to the fixed side of the contract, except during periods when (if permitted by your contract) we have discontinued accepting transfers into the fixed side of the contract. The minimum amount which can be transferred to a fixed account is $2,000 or the total amount in the subaccount if less than $2,000. However, if a transfer from a subaccount would leave you with less than $300 in the subaccount, we may transfer the total amount to the fixed side of the contract.

You may also transfer part of the account value from a fixed account to the various subaccount(s) subject to the following restrictions:
 o the sum of the percentages of fixed value transferred is limited to 25% of the value of that fixed account in any twelve month period; and
 o the minimum amount which can be transferred is $300 or the amount in the fixed account.

Transfers from the fixed account to the variable account are not permitted after the access period ends. Transfers from the variable account to the fixed account after the access period may occur only on the valuation date of a periodic income payment.

Transfers may be delayed as permitted by the 1940 Act. See Delay of payments.

                                                                              21

Market timing


Frequent, large, or short-term transfers among subaccounts and the fixed account, such as those associated with "market timing" transactions, can affect the funds and their investment returns. Such transfers may dilute the value of the fund shares, interfere with the efficient management of the fund's portfolio, and increase brokerage and administrative costs of the funds. As an effort to protect our contractowners and the funds from potentially harmful trading activity, we utilize certain market timing policies and procedures (the "Market Timing Procedures"). Our Market Timing Procedures are designed to detect and prevent such transfer activity among the subaccounts and the fixed account that may affect other contractowners or fund shareholders. In addition, the funds may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. The prospectuses for the funds describe any such policies and procedures, which may be more or less restrictive than the frequent trading policies and procedures of other funds and the Market Timing Procedures we have adopted to discourage frequent transfers among subaccounts. Contractowners and other persons with interests under the contracts should be aware that we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the funds.

Our Market Timing Procedures detect potential "market timers" by examining the number of transfers made by contractowners within given periods of time. In addition, managers of the funds might contact us if they believe or suspect that there is market timing. If requested by a fund company, we may vary our Market Timing Procedures from subaccount to subaccount to comply with specific fund policies and procedures.

We may increase our monitoring of contractowners who we have previously identified as market timers. When applying the parameters used to detect market timers, we will consider multiple contracts owned by the same contractowner if that contractowner has been identified as a market timer. For each contractowner, we will investigate the transfer patterns that meet the parameters being used to detect potential market timers. We will also investigate any patterns of trading behavior identified by the funds that may not have been captured by our Market Timing Procedures.

Once a contractowner has been identified as a "market timer" under our Market Timing Procedures, we will notify the contractowner via overnight mail service that future transfers (among the subaccounts and/or the fixed account) will be temporarily permitted to be made only by original signature sent to us by U.S. mail, standard delivery for the remainder of the contract year. Overnight delivery or electronic instructions (which may include telephone, facsimile, or Internet instructions) submitted during this period will not be accepted. If overnight delivery or electronic instructions are inadvertently accepted from a contractowner that has been identified as a market timer, upon discovery, we will reverse the transaction within 1 or 2 business days. We will impose this "original signature" restriction on that contractowner even if we cannot identify, in the particular circumstances, any harmful effect from that contractowner's particular transfers.

Contractowners seeking to engage in frequent, large, or short-term transfer activity may deploy a variety of strategies to avoid detection. Our ability to detect such transfer activity may be limited by operational systems and technological limitations. The identification of contractowners determined to be engaged in such transfer activity that may adversely affect other contractowners or fund shareholders involves judgments that are inherently subjective. We cannot guarantee that our Market Timing Procedures will detect every potential market timer. If we are unable to detect market timers, you may experience dilution in the value of your fund shares and increased brokerage and administrative costs in the funds. This may result in lower long-term returns for your investments.

Our Market Timing Procedures are applied consistently to all contractowners. An exception for any contractowner will be made only in the event we are required to do so by a court of law. In addition, certain funds available as investment options in your contract may also be available as investment options for owners of other, older life insurance policies issued by us. Some of these older life insurance policies do not provide a contractual basis for us to restrict or refuse transfers which are suspected to be market timing activity. In addition, because other insurance companies and/or retirement plans may invest in the funds, we cannot guarantee that the funds will not suffer harm from frequent, large, or short-term transfer activity among subaccounts and the fixed accounts of variable contracts issued by other insurance companies or among investment options available to retirement plan participants.

In our sole discretion, we may revise our Market Timing Procedures at any time without prior notice as necessary to better detect and deter frequent, large, or short-term transfer activity to comply with state or federal regulatory requirements, and/or to impose additional or alternate restrictions on market timers (such as dollar or percentage limits on transfers). If we modify our Market Timing Procedures, they will be applied uniformly to all contractowners or as applicable to all contractowners investing in underlying funds. We also reserve the right to implement and administer redemption fees imposed by one or more of the funds in the future.

To the extent permitted by applicable law, we reserve the right to defer or reject a transfer request at any time that we are unable to purchase or redeem shares of any of the funds available through the VAA, including any refusal or restriction on purchases or redemptions of the fund shares as a result of the funds' own policies and procedures on market timing activities. If a fund refuses to accept a transfer request we have already processed, we will reverse the transaction within 1 or 2 business days. We will notify you in writing if we have reversed, restricted or refused any of your transfer requests. You should read the prospectuses of the funds for more details on their ability to refuse or restrict purchases or redemptions of their shares.



22

Additional services

These are the additional services available to you under your contract: dollar-cost averaging (DCA), cross-reinvestment service and portfolio rebalancing. Currently, there is no charge for these services. However, we reserve the right to impose one. In order to take advantage of one of these services, you will need to complete the appropriate election form that is available from our Home office. For further detailed information on these services, please see Additional services in the SAI.

Dollar-cost averaging allows you to transfer amounts from the DCA fixed account, if available, or certain variable subaccounts into the variable subaccounts on a monthly basis. We reserve the right to discontinue this program at any time. DCA does not assure a profit or protect against loss.

The cross-reinvestment service allows you to automatically transfer the account value in a designated variable subaccount that exceeds a baseline amount to another specific variable subaccount at specific intervals.

Portfolio rebalancing is an option that restores to a pre-determined level the percentage of account value allocated to each variable account subaccount. The rebalancing may take place monthly, quarterly, semi-annually or annually.

Only one of the three additional services (DCA, cross reinvestment and portfolio rebalancing) may be used at one time. For example, you cannot have DCA and cross reinvestment running simultaneously.


Death benefit

Death during the access period - Upon the death of the contractowner, a death benefit will be paid to the beneficiary. You may designate a beneficiary and change the beneficiary by filing a written request with our Homeoffice. Each change of beneficiary revokes any previous designation. We reserve the right to request that you send us the contract for endorsement of a change of beneficiary.

Upon notification to Lincoln Life of the death of the annuitant or, if applicable, the secondary life, regular income payments may be suspended until the death claim is approved as described in the contract. Upon approval, a contractowner (or the recipient of the rights of ownership if any contractowner is deceased) may elect to continue the contract and receive regular income payments or elect to terminate the contract and receive full payment of the death benefit. The value of the death benefit is equal to the current account value as of the valuation date we approve the payment of the death claim.

If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by us of the claim subject to the laws, regulations and tax code governing payment of death benefits. This payment may be postponed as permitted by the Investment Company Act of 1940.

If an election is made to continue regular income payments, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and regular income payments will then continue for the remainder of the access period. Then, if there is a surviving annuitant or, if applicable, secondary life, payments will continue for the lifetime income period. If there is not a surviving annuitant or secondary life, an access period will be calculated over which regular income payments will continue to be paid.

In any event, if full payment of the death benefit is not made upon the death of the annuitant or secondary life, regular income payments will continue to be paid at least as rapidly as they were being distributed prior to such death.

Approval of the death claim will occur upon our receipt of all the following:

1. proof (e.g. an original certified death certificate), or any other proof of death satisfactory to us, of the death; and

2. written authorization for payment; and

3. all required claim forms, fully completed (including selection of a settlement option).

Notwithstanding any provision of this contract to the contrary, the payment of death benefits provided under this contract must be made in compliance with Code Section 72(s) as amended from time to time. Death benefits may be taxable. See Federal tax matters.


Death during the lifetime income period - Upon the death of the annuitant, or secondary life (if designated), regular income payments will continue after the first death until the death of the other party. When both the annuitant and secondary life are no longer surviving, regular income payments will cease and the contract will terminate.



Guaranteed Income Benefit

The Guaranteed Income Benefit must be elected at the time the contract is purchased. Check with your investment representative regarding the availability of this benefit.

If the Guaranteed Income Benefit is in effect, your regular income payments will never be less than a guaranteed minimum amount, regardless of the actual investment performance of your contract. The Guaranteed Income Benefit is initially equal to 75% of the initial regular income payment.


                                                                              23

The Guaranteed Income Benefit is reduced by withdrawals (other than regular income payments) in the same proportion that the withdrawals reduce the account value. Additional withdrawals from account value will also reduce your death benefit. You may want to discuss the impact of additional withdrawals with your financial adviser.

A payment equal to the Guaranteed Income Benefit is the minimum payment you will receive. If your regular income payment would otherwise be less than the Guaranteed Income Benefit because of poor net investment results, the account value will be reduced by the additional amount needed so that you receive at least the Guaranteed Income Benefit. If your account value reaches zero, your access period will end. Reducing the account value to provide the Guaranteed Income Benefit may terminate your access period earlier than originally scheduled, and will reduce the value of your death benefit. After the access period ends, we will continue to pay the Guaranteed Income Benefit for as long as the annuitant or the secondary life, if applicable, is living. Depending on market performance, it is possible that the Guaranteed Income Benefit will never come into effect.

If you select this Guaranteed Income Benefit, certain restrictions apply to your contract:
 o A 3% assumed investment return (AIR) will be used to calculate the regular income payments.
 o You must choose an access period of at least 15 years.

There is no guarantee that this Guaranteed Income Benefit option will be available to elect in the future, as we reserve the right to discontinue this option for new purchasers at any time. We also reserve the right to change the assumed investment return for future purchasers only, at any time.

The Guaranteed Income Benefit option may be terminated by the contractowner upon notice to us. Termination will be effective upon the next annual anniversary of the valuation date on which the first regular income payment was calculated, and your annual charge will be reduced to 1.00% of the net asset value of the account value in the VAA. The Guaranteed Income Benefit option also terminates upon the last death of the annuitant or secondary life.


Ownership

The owner on the date of issue will be the person or entity designated in the contract specifications.

As contractowner, you have all rights under the contract. According to Indiana law, the assets of the VAA are held for the exclusive benefit of all contractowners and their designated beneficiaries; and the assets of the VAA are not chargeable with liabilities arising from any other business that we may conduct. Non-qualified contracts may not be collaterally assigned. An assignment affects the death benefit calculated under the contract. We assume no responsibility for the validity or effect of any assignment. Consult your tax adviser about the tax consequences of an assignment.


Annuitant

The annuitant or secondary life may not be changed.


Surrenders and withdrawals


You may request a withdrawal at any time during the access period (or before the access period begins). We reduce the account value by the amount of the withdrawal, and all subsequent regular income payments and Guaranteed Income Benefit payments, if applicable, will be reduced proportionately. At any time prior to or during the access period, you may surrender the contract by withdrawing the surrender value. If the contract is surrendered, the contract terminates and no further regular income payments will be made.


The amount available upon surrender/withdrawal is the account value less any applicable charges, fees, and taxes at the end of the valuation period during which the written request for surrender/withdrawal is received at the Home office. If we receive a surrender or withdrawal request at or after 4:00 p.m., New York time, we will process the request using the accumulation unit value computed on the next valuation date. The minimum amount which can be withdrawn is $300. Unless a request for withdrawal specifies otherwise, withdrawals will be made from all subaccounts within the VAA and from the fixed account in the same proportion that the amount of withdrawal bears to the total account value. Surrenders and withdrawals from the fixed account may be subject to the interest adjustment. See Fixed side of the contract. Unless prohibited, surrender/withdrawal payments will be mailed within seven days after we receive a valid written request at the Home office. The payment may be postponed as permitted by the 1940 Act.

The tax consequences of a surrender/withdrawal are discussed later in this booklet. See Federal tax matters - Taxation of withdrawals and surrenders.


Small contract surrenders

We may surrender your contract, in accordance with the laws of your state if your account value drops below certain state specified minimum amounts ($1,000 or less) due to a withdrawal.


24

Delay of payments

Contract proceeds from the VAA will be paid within seven days, except:
 o when the NYSE is closed (other than weekends and holidays);
 o times when market trading is restricted or the SEC declares an emergency, and we cannot value units or the funds cannot redeem shares; or
 o when the SEC so orders to protect contractowners.

Payment of contract proceeds from the fixed account may be delayed for up to six months.


Due to federal laws designed to counter terrorism and prevent money laundering by criminals, we may be required to reject a purchase payment and/ or deny payment of a request for transfers, withdrawals, surrenders, or death benefits, until instructions are received from the appropriate regulator. We also may be required to provide additional information about a contractowner's account to government regulators.



Amendment of contract

We reserve the right to amend the contract to meet the requirements of the 1940 Act or other applicable federal or state laws or regulations. You will be notified in writing of any changes, modifications or waivers. Any changes are subject to prior approval of your state's insurance department (if required).


Distribution of the contracts


We serve as principal underwriter for the contracts. We are registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, and are a member of NASD, Inc. We enter into selling agreements with and pay commissions to other broker-dealers ("Selling Firms") for the sale of the contracts.

Compensation Paid to Unaffiliated Selling Firms. The maximum commission we pay to Selling Firms is 0.50% of purchase payments, plus up to 0.125% quarterly based on account value. M Financial Holdings, Inc. performs certain marketing and other functions in support of the contracts.

We may pay certain Selling Firms additional amounts for: (1) "preferred product" treatment of the contracts in their marketing programs, which may include marketing services and increased access to sales representatives; (2) sales promotions relating to the contracts; (3) costs associated with sales conferences and educational seminars for their sales representatives; (4) other sales expenses incurred by them; (5) and inclusion in the financial products the Selling Firm offers. We may make bonus payments to certain Selling Firms based on aggregate sales of our variable insurance contracts (including the contracts) or persistency standards. These additional payments are not offered to all Selling Firms, and the terms of any particular agreement governing the payments may vary among Selling Firms.

These additional types of compensation are not offered to all Selling Firms. The terms of any particular agreement governing compensation may vary among Selling Firms and the amounts may be significant. The prospect of receiving, or the receipt of, additional compensation may provide Selling Firms and/or their sales representatives with an incentive to favor sales of the contracts over other variable annuity contracts (or other investments) with respect to which a Selling Firm does not receive additional compensation, or lower levels of additional compensation. You may wish to take such payment arrangements into account when considering and evaluating any recommendation relating to the contracts. Additional information relating to compensation paid in 2004 is contained in the Statement of Additional Information (SAI).


A portion of these payments may be passed on by the Selling Firms to their sales representatives in accordance with their internal compensation programs. These programs may also include other types of cash and non-cash compensation and other benefits.

Commissions and other incentives or payments described above are not charged directly to contract owners or the VAA. We intend to recoup commissions and other sales expenses through fees and charges deducted under the contracts.


Contractowner questions

The obligations to purchasers under the contracts are those of Lincoln Life. Contracts, endorsements and riders may vary as required by state law. This prospectus provides a general description of the contract. Questions about your contract should be directed to us at 1-888-868-2583.


Fixed side of the contract

Purchase payments allocated to the fixed side of the contract become part of our general account, and do not participate in the investment experience of the VAA. The general account is subject to regulation and supervision by the Indiana Insurance Department as well as the insurance laws and regulations of the jurisdictions in which the contracts are distributed.


                                                                              25

In reliance on certain exemptions, exclusions and rules, we have not registered interests in the general account as a security under the Securities Act of 1933 and have not registered the general account as an investment company under the 1940 Act. Accordingly, neither the general account nor any interests in it are regulated under the 1933 Act or the 1940 Act. We have been advised that the staff of the SEC has not made a review of the disclosures which are included in this prospectus which relate to our general account and to the fixed account under the contract. These disclosures, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. This prospectus is generally intended to serve as a disclosure document only for aspects of the contract involving the VAA, and therefore contains only selected information regarding the fixed side of the contract. Complete details regarding the fixed side of the contract are in the contract.

We guarantee an effective interest rate of not less than 1.50% per year on amounts held in a fixed account. Any amount surrendered, withdrawn or transferred out of a fixed account prior to the expiration of the guaranteed period is subject to the interest adjustment (see Interest adjustment below and Charges and other deductions). The interest adjustment will NOT reduce the amount available for a surrender, withdrawal or transfer below the value it would have had if 1.50% (or the guaranteed minimum interest rate for your contract) interest had been credited to the fixed subaccount.

ANY INTEREST IN EXCESS OF 1.50% (OR THE GUARANTEED MINIMUM INTEREST RATE STATED IN YOUR CONTRACT) WILL BE DECLARED IN ADVANCE AT OUR SOLE DISCRETION. CONTRACTOWNERS BEAR THE RISK THAT NO INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE WILL BE DECLARED.

Your contract may not offer a fixed account or if permitted by your contract, we may discontinue accepting purchase payments or transfers into the fixed side of the contract at any time.


Guaranteed periods

The portion of the fixed account which accepts allocations for a guaranteed period at a guaranteed interest rate is called a fixed subaccount. There is a fixed subaccount for each particular guaranteed period.

The owner may allocate purchase payments to one or more fixed subaccounts with guaranteed periods of 1 to 10 years. We may add guaranteed periods or discontinue accepting purchase payments into one or more guaranteed periods at any time. The minimum amount of any purchase payment that can be allocated to a fixed subaccount is $2,000. Each purchase payment allocated to a fixed subaccount will start its own guaranteed period and will earn a guaranteed interest rate. The duration of the guaranteed period affects the guaranteed interest rate of the fixed subaccount. A fixed subaccount guarantee period ends on the date after the number of calendar years in the fixed subaccount's guaranteed period. Interest will be credited daily at a guaranteed rate that is equal to the effective annual rate determined on the first day of the fixed subaccount guaranteed period. Amounts surrendered, transferred or withdrawn from a fixed subaccount prior to the end of the guaranteed period will be subject to the interest adjustment. Each guaranteed period purchase payment will be treated separately for purposes of determining any applicable interest adjustment. Any amount withdrawn from a fixed subaccount may be subject to any applicable premium taxes.

We will notify the contractowner in writing at least 30 days prior to the expiration date for any guaranteed period amount. A new fixed subaccount guaranteed period of the same duration as the previous fixed subaccount guaranteed period will begin automatically at the end of the previous guaranteed period, unless we receive, prior to the end of a guaranteed period, a written election by the contractowner. The written election may request the transfer of the guaranteed period amount to a different fixed subaccount or to a variable subaccount from among those being offered by us. Transfers of any guaranteed period amount which become effective upon the date of expiration of the applicable guaranteed period are not subject to the limitation of twelve transfers per contract year or the additional fixed account transfer restrictions.


Interest adjustment

Any surrender, withdrawal or transfer of a fixed subaccount guaranteed period amount before the end of the guaranteed period will be subject to the interest adjustment. A surrender, withdrawal or transfer effective upon the expiration date of the guaranteed period or to provide regular income payments will not be subject to the interest adjustment. The interest adjustment will be applied to the amount being surrendered, withdrawn or transferred. The interest adjustment will be applied after the deduction of any applicable transfer charges. In general, the interest adjustment reflects the relationship between the yield rate in effect at the time a purchase payment is allocated to a fixed subaccount's guaranteed period under the contract and the yield rate in effect at the time of the purchase payment's surrender, withdrawal or transfer. It also reflects the time remaining in the fixed subaccount's guaranteed period. If the yield rate at the time of the surrender, withdrawal or transfer is lower than the yield rate at the time the purchase payment was allocated, then the application of the interest adjustment will generally result in a higher payment at the time of the surrender, withdrawal or transfer. Similarly, if the yield rate at the time of surrender, withdrawal or transfer is higher than the yield rate at the time of the allocation of the purchase payment, then the application of the interest adjustment will generally result in a lower payment at the time of the surrender, withdrawal or transfer. The yield rate is published by the Federal Reserve Board.

The interest adjustment is calculated by multiplying the transaction amount by:

    (1+A)n         -1
-------------
  (1+B +K )n

26

     where:

   A = yield rate for a U.S. Treasury security with time to maturity equal to the subaccount's guaranteed period, determined at the beginning of the guaranteed period.

   B = yield rate for a U.S. Treasury security with time to maturity equal to the time remaining in the subaccount's guaranteed period if greater than one year, determined at the time of surrender, withdrawal or transfer. For remaining periods of one year or less, the yield rate for a one year U.S. Treasury security is used.

   K = a 0.25% adjustment (unless otherwise limited by applicable state law). This adjustment builds into the formula a factor representing direct and indirect costs to us associated with liquidating general account assets in order to satisfy surrender requests. This adjustment of 0.25% has been added to the denominator of the formula because it is anticipated that a substantial portion of applicable general account portfolio assets will be in relatively illiquid securities. Thus, in addition to direct transaction costs, if such securities must be sold (e.g., because of surrenders), the market price may be lower. Accordingly, even if interest rates decline, there will not be a positive adjustment until this factor is overcome, and then any adjustment will be lower than otherwise, to compensate for this factor. Similarly, if interest rates rise, any negative adjustment will be greater than otherwise, to compensate for this factor. If interest rates stay the same, there will be no interest adjustment.

     n = The number of years remaining in the guaranteed period (e.g., 1 year and 73 days = 1 + (73 divided by 365) = 1.2 years)

     Straight-Line interpolation is used for periods to maturity not quoted.

See the SAI for examples of the application of the interest adjustment.



Federal tax matters

Introduction
The Federal income tax treatment of the contract is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not include all the Federal income tax rules that may affect you and your contract. This discussion also does not address other Federal tax consequences (including consequences of sales to foreign individuals or entities), or state or local tax consequences, associated with the contract. As a result, you should always consult a tax adviser about the application of tax rules to your individual situation.


Nonqualified annuities

This part of the discussion describes some of the Federal income tax rules applicable to nonqualified annuities. A nonqualified annuity is a contract not issued in connection with a qualified retirement plan, such as an IRA or a section 403(b) plan, receiving special tax treatment under the tax code. We may not offer nonqualified annuities for all of our annuity products.


Tax deferral on earnings

The Federal income tax law generally does not tax any increase in your contract value until you receive a contract distribution. However, for this general rule to apply, certain requirements must be satisfied:
 o An individual must own the contract (or the tax law must treat the contract as owned by an individual).
 o The investments of the VAA must be "adequately diversified" in accordance with IRS regulations.
 o Your right to choose particular investments for a contract must be limited.
 o The annuity commencement date must not occur near the end of the annuitant's life expectancy.


Contracts not owned by an individual

If a contract is owned by an entity (rather than an individual) the tax code generally does not treat it as an annuity contract for Federal income tax purposes. This means that the entity owning the contract pays tax currently on the excess of the contract value over the purchase payments for the contract. Examples of contracts where the owner pays current tax on the contract's earnings are contracts issued to a corporation or a trust. Some exceptions to the rule are:
 o immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity payout period;
 o contracts in which the named owner is a trust or other entity that holds the contract as an agent for an individual;
 o contracts acquired by an estate of a decedent;
 o certain qualified contracts;
 o contracts purchased by employers upon the termination of certain qualified plans; and
 o certain contracts used in connection with structured settlement agreements.

                                                                              27

Investments in the VAA must be diversified

For a contract to be treated as an annuity for Federal income tax purposes, the investments of the VAA must be "adequately diversified." IRS regulations define standards for determining whether the investments of the VAA are adequately diversified. If the VAA fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the contract value over the contract purchase payments. Although we do not control the investments of the underlying investment options, we expect that the underlying investment options will comply with the IRS regulations so that the VAA will be considered "adequately diversified."


Restrictions

Federal income tax law limits your right to choose particular investments for the contract. Because the IRS has not issued guidance specifying those limits, the limits are uncertain and your right to allocate contract values among the subaccounts may exceed those limits. If so, you would be treated as the owner of the assets of the VAA and thus subject to current taxation on the income, bonus credits, persistency credits and gains, if applicable, from those assets. We do not know what limits may be set by the IRS in any guidance that it may issue and whether any such limits will apply to existing contracts. We reserve the right to modify the contract without your consent to try to prevent the tax law from considering you as the owner of the assets of the VAA.


Loss of interest deduction

After June 8, 1997, if a contract is issued to a taxpayer that is not an individual, or if a contract is held for the benefit of an entity, the entity will lose a portion of its deduction for otherwise deductible interest expenses.


Age at which annuity payouts begin

Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments and earnings. If annuity payouts under the contract begin or are scheduled to begin on a date past the annuitant's 85th birthday, it is possible that the tax law will not treat the contract as an annuity for Federal income tax purposes. In that event, you would be currently taxed on the excess of the contract value over the purchase payments of the contract.


Tax treatment of payments

We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the rest of this discussion assumes that your contract will be treated as an annuity for Federal income tax purposes and that the tax law will not tax any increase in your contract value until there is a distribution from your contract.


Taxation of withdrawals and surrenders

You will pay tax on withdrawals to the extent your contract value exceeds your purchase payments in the contract. This income (and all other income from your contract) is considered ordinary income (and does not receive capital gains treatment and is not qualified dividend income). A higher rate of tax is paid on ordinary income than on capital gains. You will pay tax on a surrender to the extent the amount you receive exceeds your purchase payments. In certain circumstances, your purchase payments are reduced by amounts received from your contract that were not included in income.


Taxation of regular income payments

The tax code imposes tax on a portion of each regular income payment (at ordinary income tax rates) and treats a portion as a nontaxable return of your purchase payments in the contract. If required by law, we will notify you annually of the taxable amount of your regular income payment. Once you have recovered the total amount of the purchase payment in the contract, you will pay tax on the full amount of your regular income payments. If regular income payments end because of the annuitant's death and before the total amount in the contract have been distributed, the amount not received will generally be deductible.


Taxation of death benefits

We may distribute amounts from your contract because of the death of a contractowner or an annuitant. The tax treatment of these amounts depends on whether you or the annuitant dies before or after the periodic income commencement date.

Death prior to the periodic income commencement date:
 o If the beneficiary receives death benefits as regular income payments, they are taxed in the same manner as annuity payouts.
 o If the beneficiary does not receive death benefits as regular income payments, they are taxed in the same manner as a withdrawal.

Death after the periodic income commencement date:

28

 o If death benefits are received in accordance with the existing regular income payment option, they are excludible from income if they do not exceed the purchase payments not yet distributed from the contract. All regular income payments in excess of the purchase payments not previously received are includible in income.
 o If death benefits are received in a lump sum, the tax law imposes tax on the amount of death benefits which exceeds the amount of purchase payments not previously received.


Penalty taxes payable on withdrawals, surrenders, or annuity payouts

The tax code may impose a 10% penalty tax on any distribution from your contract which you must include in your gross income. The 10% penalty tax does not apply if one of several exceptions exists. These exceptions include withdrawals, surrenders, or annuity payouts that:
 o you receive from an immediate annuity,
 o you receive on or after you reach 591/2,
 o you receive because you became disabled (as defined in the tax law),

 o a beneficiary receives on or after your death, or
 o you receive as a series of substantially equal periodic payments based on your life or life expectancy (non-natural owners holding as agent for an individual do not qualify).



Special rules if you own more than one annuity contract

In certain circumstances, you must combine some or all of the nonqualified annuity contracts you own in order to determine the amount of an annuity payout, a surrender, or a withdrawal that you must include in income. For example, if you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the tax code treats all such contracts as one contract. Treating two or more contracts as one contract could affect the amount of a surrender, a withdrawal or an annuity payout that you must include in income and the amount that might be subject to the penalty tax described previously.


Loans and assignments

Except for certain qualified contracts, the tax code treats any amount received as a loan under your contract, and any assignment or pledge (or agreement to assign or pledge) of any portion of your contract value, as a withdrawal of such amount or portion.


Gifting a contract


If you transfer ownership of your contract, other than to your spouse (or to your former spouse incident to divorce), and receive a payment less than your contract's value, you will pay tax on your contract value to the extent it exceeds your purchase payments not previously received. The new owner's purchase payments in the contract would then be increased to reflect the amount included in income.



Qualified retirement plans

This contract is not for use in connection with retirement plans that receive favorable treatment under the tax code. Contracts issued to or in connection with a qualified retirement plan are called "qualified contracts."


Types of qualified contracts and terms of contracts

Qualified plans include the following:
 o Individual Retirement Accounts and Annuities ("Traditional IRAs")
 o Roth IRAs
 o Traditional IRA that is part of a Simplified Employee Pension Plan ("SEP")
 o SIMPLE 401(k) plans (Savings Incentive Matched Plan for Employees)
 o 403(b) plans (public school system and tax-exempt organization annuity plans)
 o 401(a) plans (qualified corporate employee pension and profit-sharing plans)
 o 403(a) plans (qualified annuity plans)
 o H.R. 10 or Keogh Plans (self-employed individual plans)
 o 457(b) plans (deferred compensation plans for state and local governments and tax-exempt organizations)


Federal income tax withholding

We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless you notify us prior to the distribution that tax is not to be withheld. In certain circumstances, Federal income tax rules may require us to withhold tax. At the time a withdrawal, surrender, or annuity payout is requested, we will give you an explanation of the withholding requirements.


                                                                              29

Our tax status

Under existing Federal income tax laws, we do not pay tax on investment income and realized capital gains of the VAA. We do not expect that we will incur any Federal income tax liability on the income and gains earned by the VAA. Therefore, we do not impose a charge for Federal income taxes. If Federal income tax law changes and we must pay tax on some or all of the income and gains earned by the VAA, we may impose a charge against the VAA to pay the taxes.


Changes in the law

The above discussion is based on the tax code, IRS regulations, and interpretations existing on the date of this prospectus. However, Congress, the IRS, and the courts may modify these authorities, sometimes retroactively.



Additional information

Voting rights
As required by law, we will vote the fund shares held in the VAA at meetings of the shareholders of the funds. The voting will be done according to the instructions of contractowners who have interests in any subaccounts which invest in classes of the funds. If the 1940 Act or any regulation under it should be amended or if present interpretations should change, and if as a result we determine that we are permitted to vote the fund shares in our own right, we may elect to do so.

The number of votes which you have the right to cast will be determined by applying your percentage interest in a subaccount to the total number of votes attributable to the subaccount. In determining the number of votes, fractional shares will be recognized.

Fund shares of a class held in a subaccount for which no timely instructions are received will be voted by us in proportion to the voting instructions which are received for all contracts participating in that subaccount. Voting instructions to abstain on any item to be voted on will be applied on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a shareholders meeting is called, each person having a voting interest in a subaccount will receive proxy voting material, reports and other materials relating to the funds. Since the funds engage in shared funding, other persons or entities besides Lincoln Life may vote fund shares. See Investments of the variable annuity account - Fund shares.


Return privilege

Within the free-look period after you receive the contract, you may cancel it for any reason by delivering or mailing it postage prepaid, to the Home office at PO Box 7866, 1300 South Clinton Street, Fort Wayne, IN 46802-7866. A contract canceled under this provision will be void. Except as explained in the following paragraph, we will return the account value as of the valuation date on which we receive the cancellation request, plus any premium taxes which had been deducted. No interest adjustment will apply. A purchaser who participates in the VAA is subject to the risk of a market loss on the account value during the free-look period.

For contracts written in those states whose laws require that we assume this market risk during the free-look period, a contract may be canceled, subject to the conditions explained before, except that we will return only the purchase payment(s). IRA purchasers will receive purchase payments only.


State regulation

As a life insurance company organized and operated under Indiana law, we are subject to provisions governing life insurers and to regulation by the Indiana Commissioner of Insurance. Our books and accounts are subject to review and examination by the Indiana Insurance Department at all times. A full examination of our operations is conducted by that Department at least every five years.


Records and reports


As presently required by the 1940 Act and applicable regulations, we are responsible for maintaining all records and accounts relating to the VAA. We have entered into an agreement with the Delaware Management Holdings, Inc. and Delaware Service Company, Inc., 2005 Market Street, Philadelphia, PA 19203, to provide accounting services to the VAA. We will mail to you, at your last known address of record at the Home office, at least semi-annually after the first contract year, reports containing information required by that Act or any other applicable law or regulation.



Other information

A Registration Statement has been filed with the SEC, under the Securities Act of 1933 as amended, for the contracts being offered here. This prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the VAA, Lincoln Life and the contracts offered. Statements in this prospectus about the content of contracts and other legal instruments are summaries. For the complete text of those contracts and instruments, please refer to those documents as filed with the SEC.


30

You may elect to receive your prospectus, prospectus supplements, quarterly statements, and annual and semiannual reports electronically over the Internet, if you have an e-mail account and access to an Internet browser. Once you select eDelivery, via the Internet Service Center, all documents available in electronic format will no longer be sent to you in hard copy. You will receive an e-mail notification when the documents become available online. It is your responsibility to provide us with your current e-mail address. You can resume paper mailings at any time without cost, by updating your profile at the Internet Service Center, or contacting us. To learn more about this service, please log on to www.LincolnRetirement.com, select service centers and continue on through the Internet Service Center.


Legal proceedings

Lincoln Life is involved in various pending or threatened legal proceedings, including purported class actions, arising from the conduct of business. In some instances, these proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief.

After consultation with legal counsel and a review of available facts, it is management's opinion that these proceedings ultimately will be resolved without materially affecting the financial position of Lincoln Life, the VAA or the Principal Underwriter.


                                                                              31

Statement of Additional Information
Table of Contents for Lincoln Life Variable Annuity Account N



Item                                                  Page
Special terms                                        B-2
Services                                             B-2
Principal underwriter                                B-2
Purchase of securities being offered                 B-2
Examples of regular income payment
calculations                                         B-2
Interest adjustment example                          B-3
Determination of accumulation and annuity unit
value                                                B-4
Advertising and sales literature                     B-5
Additional services                                  B-6
Other information                                    B-7
Financial statements                                 B-7


For a free copy of the SAI complete the form below:











                Statement of Additional Information Request Card
                  Lincoln ChoicePlus Momentum IncomeSM Option
                    Lincoln Life Variable Annuity Account N











Please send me a free copy of the current Statement of Additional Information for Lincoln Life Variable Annuity Account N (Lincoln ChoicePlus Momentum IncomeSM Option ).


                                 (Please Print)


Name: -------------------------------------------------------------------------






Address: ----------------------------------------------------------------------














City ---------------------------------------------------  State ---------
Zip ---------


Mail to The Lincoln National Life Insurance Company, PO Box 7866, Fort Wayne, Indiana 46801.

Lincoln ChoicePlus Momentum IncomeSM Option
Lincoln Life Variable Annuity Account N   (Registrant)

The Lincoln National Life Insurance Company   (Depositor)



Statement of Additional Information (SAI)
This SAI should be read in conjunction with the Lincoln ChoicePlus Momentum IncomeSM Option prospectus of Lincoln Life Variable Annuity Account N dated May 1, 2005. You may obtain a copy of the Lincoln ChoicePlus Momentum IncomeSM Option prospectus on request and without charge. Please write Lincoln Life Customer Service, The Lincoln National Life Insurance Company, PO Box 7866, Fort Wayne, IN 46802-7866, or call 1-888-868-2583.



Table of Contents




Item                                                  Page
Special terms                                        B-2
Services                                             B-2
Principal underwriter                                B-2
Purchase of securities being offered                 B-2
Examples of regular income payment
calculations                                         B-2
Interest adjustment example                          B-3


Item                                                  Page
Determination of accumulation and annuity unit
value                                                B-4
Advertising and sales literature                     B-5
Additional services                                  B-6
Other information                                    B-7
Financial statements                                 B-7

This SAI is not a prospectus.
The date of this SAI is May 1, 2005.

Special terms
The special terms used in this SAI are the ones defined in the Prospectus.


Services

Independent Registered Public Accounting Firm
The financial statements of the VAA and the consolidated financial statements of Lincoln Life appearing in this SAI and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, 2300 National City Center, 110 West Berry Street, Fort Wayne, Indiana 46802, as set forth in their reports, also appearing in this SAI and in the Registration Statement. The financial statements audited by Ernst & Young LLP, have been included herein in reliance on their reports given on their authority as experts in accounting and auditing.


Keeper of records

All accounts, books, records and other documents which are required to be maintained for the VAA are maintained by us or by third parties responsible to Lincoln Life. We have entered into an agreement with the Delaware Management Holdings, Inc. and Delaware Service Company, Inc., One Commerce Square, 2005 Market Street, Philadelphia, PA 19103, to provide accounting services to the VAA. No separate charge against the assets of the VAA is made by us for this service.



Principal underwriter
We serve as principal underwriter for the contracts, as described in the prospectus. We are not a member of the Securities Investor Protection Corporation. We offer the contracts to the public on a continuous basis. We anticipate continuing to offer the contracts, but reserve the right to discontinue the offering. We enter into selling agreements with other broker-dealers ("Selling Firms") for the sale of the contracts. Sales representatives of Selling Firms are appointed as our insurance agents. We paid $57,062,208, $67,422,223, and $97,680,796 to Lincoln Sales Representatives and Selling Firms in 2002, 2003, and 2004, respectively, as sales compensation with respect to the contracts. We retained no underwriting commissions for the sale of the contracts.



Purchase of securities being offered
The variable annuity contracts are offered to the public through licensed insurance agents who specialize in selling our products; through independent insurance brokers; and through certain securities brokers/dealers selected by us whose personnel are legally authorized to sell annuity products. There are no special purchase plans for any class of prospective buyers. However, under certain limited circumstances described in the prospectus under the section Charges and other deductions, any applicable account fee and/or surrender charge may be reduced or waived.

Both before and after the annuity commencement date, there are exchange privileges between subaccounts, and from the VAA to the general account (if available) subject to restrictions set out in the prospectus. See The contracts, in the prospectus. No exchanges are permitted between the VAA and other separate accounts.

The offering of the contracts is continuous.



Examples of regular income payment calculations
These examples will illustrate the impact of the length of the access period and the impact of a withdrawal on the regular income payments. These examples assume that the investment return is the same as the assumed investment return
(AIR) to make the regular income payment calculations simpler to understand. The regular income payments will vary based on the investment performance of the underlying funds.

         Annuitant ...........................      Male, Age 65
         Secondary Life ......................      Female, Age 63
         Purchase Payment ....................      $200,000.00
         Regular Income Payment Frequency ....      Annual
         AIR .................................      4.0%
         Hypothetical Investment Return ......      4.0%

                                                    15-year Access Period         30-Year Access Period
         Regular Income Payment ..............      $ 10,813.44                   $10,004.94

A 10% withdrawal from the account value will reduce the regular income payments by 10% to $9,732.10 with the 15-year access period and $9,004.45 with the 30-year access period.

At the end of the 15-year access period, the remaining account value of $135,003.88 (assuming no withdrawals) will be used to continue the $10,813.44 regular income payment during the lifetime income period for the lives of the annuitant and secondary life. At the end of the 30-year access period, the remaining account value of $65,108.01 (assuming no withdrawals) will be used to continue the $10,004.94 regular income payment during the lifetime income period for the lives of the annuitant and secondary life. (Note: the regular income payments during the lifetime income period will vary with the investment performance of the underlying funds).



Interest adjustment example
Note: This example is intended to show how the interest adjustment calculation impacts the surrender value of a representative contract. The surrender charges, annual account fee, adjustment factor, and guaranteed minimum interest rate values shown here are generally different from those that apply to specific contracts, particularly those contracts that deduct an initial sales load or pay a bonus on deposits. Calculations of the interest adjustment in your contract, if applicable, will be based on the factors applicable to your contract. The interest adjustment may be referred to as a market value adjustment in your contract.


                     SAMPLE CALCULATIONS FOR MALE 35 ISSUE
                             CASH SURRENDER VALUES


         Single Premium ...................       $50,000
         Premium taxes ....................       None
         Withdrawals ......................       None
         Guaranteed Period ................       5 years
         Guaranteed Interest Rate .........       3.50%
         Annuity Date .....................       Age 70
         Index Rate A .....................       3.50%
         Index Rate B .....................       4.00% End of contract year 1
                                                  3.50% End of contract year 2
                                                  3.00% End of contract year 3
                                                  2.00% End of contract year 4
         Percentage adjustment to B .......       0.50%


  Formula                       (1 + Index A)n
                        ------------------------------
                                                            -1
                        (1 + Index B + % Adjustment)n

                          SURRENDER VALUE CALCULATION


                                                      (3)
                     (1)            (2)               Adjusted
                     Annuity        Index Rate        Annuity
Contract Year        Value          Factor            Value
---------------      ---------      ------------      ----------
  1 ...........      $51,710         0.962268         $49,759
  2 ...........      $53,480         0.985646         $52,712
  3 ...........      $55,312         1.000000         $55,312
  4 ...........      $57,208         1.009756         $57,766
  5 ...........      $59,170            N/A           $59,170



                     (4)            (5)               (6)              (7)
                     Minimum        Greater of        Surrender        Surrender
Contract Year        Value          (3) & (4)         Charge           Value
---------------      ---------      ------------      -----------      ----------
  1 ...........      $50,710        $50,710           $4,250           $46,460
  2 ...........      $51,431        $52,712           $4,250           $48,462
  3 ...........      $52,162        $55,312           $4,000           $51,312
  4 ...........      $52,905        $57,766           $3,500           $54,266
  5 ...........      $53,658        $59,170           $3,000           $56,170

                              ANNUITY VALUE CALCULATION


                          BOY*                                                  Annual                  EOY**
                          Annuity                 Guaranteed                    Account                 Annuity
Contract Year             Value                   Interest Rate                 Fee                     Value
--------------------      ---------               ---------------               ---------               ----------
  1 ................      $50,000        x            1.035            -        $40            =        $51,710
  2 ................      $51,710        x            1.035            -        $40            =        $53,480
  3 ................      $53,480        x            1.035            -        $40            =        $55,312
  4 ................      $55,312        x            1.035            -        $40            =        $57,208
  5 ................      $57,208        x            1.035            -        $40            =        $59,170

                          SURRENDER CHARGE CALCULATION


                          Surrender
                          Charge                                           Surrender
Contract Year             Factor                   Deposit                 Charge
--------------------      ----------               ---------               ----------
  1 ................           8.5%       x        $50,000        =        $4,250
  2 ................           8.5%       x        $50,000        =        $4,250
  3 ................           8.0%       x        $50,000        =        $4,000
  4 ................           7.0%       x        $50,000        =        $3,500
  5 ................           6.0%       x        $50,000        =        $3,000

                         INDEX RATE FACTOR CALCULATION


Contract Year            Index A         Index B         Adj Index B         N           Result
------------------       ---------       ---------       -------------       -----       ---------
  1 ..............        3.50%           4.00%             4.50%             4          0.962268
  2 ..............        3.50%           3.50%             4.00%             3          0.985646
  3 ..............        3.50%           3.00%             3.50%             2          1.000000
  4 ..............        3.50%           2.00%             2.50%             1          1.009756
  5 ..............        3.50%            N/A               N/A             N/A            N/A

                           MINIMUM VALUE CALCULATION


                                                   Minimum                       Annual
                                                   Guaranteed                    Account                 Minimum
Contract Year                                      Interest Rate                 Fee                     Value
--------------------                               ---------------               ---------               ----------
  1 ................      $50,000         x            1.015            -        $40            =        $50,710
  2 ................      $50,710         x            1.015            -        $40            =        $51,431
  3 ................      $51,431         x            1.015            -        $40            =        $52,162
  4 ................      $52,162         x            1.015            -        $40            =        $52,905
  5 ................      $52,905         x            1.015            -        $40            =        $53,658

                               * BOY = beginning of year

                                          ** EOY = end of year



Determination of accumulation and annuity unit value
A description of the days on which accumulation and annuity units will be valued is given in the prospectus. The New York Stock Exchange's (NYSE) most recent announcement (which is subject to change) states that it will be closed on weekends and on these holidays: New Year's Day, Martin Luther King Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. If any of these holidays occurs on a weekend day, the Exchange may also be closed on the business day occurring just before or just after the holiday. It may also be closed on other days.

Since the portfolios of some of the fund and series will consist of securities primarily listed on foreign exchanges or otherwise traded outside the United States, those securities may be traded (and the net asset value of those fund and series and of the variable account could therefore be significantly affected) on days when the investor has no access to those funds and series.The value of the annuity units is determined as of a valuation date fourteen days prior to the payment date in order to permit calculation of amounts of regular income payments and mailing of checks in advance of their due dates. Such checks will normally be issued and mailed at least three days before the due date.

Advertising and sales literature
As set forth in the prospectus, we may refer to the following indexes and organizations (and others) in our marketing materials:

A.M. Best's Rating System - is designed to evaluate the various factors affecting the overall performance of an insurance company in order to provide an opinion as to an insurance company's relative financial strength and ability to meet its contractual obligations. The procedure includes both a quantitative and qualitative review of each company. A.M. Best also provides certain rankings, to which we intend to refer.

Dow Jones Industrial Average (DJIA) - price-weighted average of 30 actively traded blue chip stocks, primarily industrials but currently including American Express Company and American Telephone and Telegraph Company. Prepared and published by Dow Jones & Company, it is the oldest and most widely quoted of all the market indicators. The average is quoted in points, not dollars.

EAFE Index - is prepared by Morgan Stanley Capital International (MSCI). It measures performance of equity securities in Europe, Australasia and the Far East. The index reflects the movements of world stock markets by representing the evolution of an unmanaged portfolio. The EAFE Index offers international diversification representing over 1,000 companies across 20 different countries.

FITCH - provides ratings on over 800 insurance entities in close to 30 countries. The Insurance Group maintains three significant analytical staffing centers in Chicago, London and New York, and also coordinates local analytical resources in other parts of the world on behalf of Fitch's global office network.

Lehman Brothers Aggregate Bond Index - Composed of securities from Lehman Brothers Government/Corporate Bond Index, Mortgage-Backed Securities Index, and the Asset-Backed Securities Index. Indexes are rebalanced monthly by market capitalization.

Lehman Brothers Government/Corporate Bond Index - This is a measurement of the movement of approximately 4,200 corporate, publicly traded, fixed-rate, nonconvertible, domestic debt securities, as well as the domestic debt securities issued by the U.S. government or its agencies.

Lehman Brothers Government Intermediate Bond Index - Composed of all bonds covered by the Lehman Brothers Government Bond Index (all publicly issued, nonconvertible, domestic debt of the U.S. government or any agency thereof, quasi-federal corporations, or corporate debt guaranteed by the U.S. government) with maturities between one and 9.99 years.

Lipper Variable Insurance Products Performance Analysis Service - is a publisher of statistical data covering the investment company industry in the United States and overseas. Lipper is recognized as the leading source of data on open-end and closed-end funds. Lipper currently tracks the performance of over 5,000 investment companies and publishes numerous specialized reports, including reports on performance and portfolio analysis, fee and expense analysis.

Merrill Lynch High Yield Master Index - This is an index of high yield debt securities. High yield securities are those below the top four quality rating categories and are considered more risky than investment grade. Issues must be rated by Standard & Poor's or by Moody's Investors Service as less than investment grade (i.e., BBB or Baa) but not in default (i.e. DDD1 or less). Issues must be in the form of publicly placed nonconvertible, coupon-bearing U.S. domestic debt and must carry a term to maturity of at least one year.

Moody's - insurance financial strength rating is an opinion of an insurance company's financial strength and ability to meet financial obligations. The purpose of Moody's ratings is to provide investors with a simple system of gradation by which the relative quality of insurance companies may be noted.

Morgan Stanley Emerging Markets Free Index - A market capitalization weighted index composed of companies representative of the market structure of 22 Emerging Market countries in Europe, Latin America, and the Pacific Basin. This index excludes closed markets and those shares in otherwise free markets, which are not purchasable by foreigners.

Morgan Stanley Pacific Basin (Ex-Japan) Index - An arithmetic, market value-weighted average of the performance of securities listed on the stock exchanges of the following Pacific Basin Countries: Australia, Hong Kong, Malaysia, New Zealand and Singapore.

Morgan Stanley World Capital International World Index - A market capitalization weighted index composed of companies representative of the market structure of 22 Developed Market countries in North America, Europe and the Asia/Pacific Region.

Morningstar - is an independent financial publisher offering comprehensive statistical and analytical coverage of open-end and closed-end funds and variable annuities.

Nareit Equity Reit Index - All of the data is based on the last closing price of the month for all tax-qualified REITs listed on the New York Stock Exchange, American Stock Exchange, and the NASDAQ National Market System. The data is market weighted.

NASDAQ-OTC Price Index - this index is based on the NASD Automated Quotations (NASDAQ) and represents all domestic over-the-counter stocks except those traded on exchanges and those having only one market maker, a total of some 3,500 stocks. It is market value-weighted and was introduced with a base of
100.00 on February 5, 1971.

Russell 1000 Index - Measures the performance of the 1,000 largest companies in the Russell 3000 Index. These 1,000 companies represent approximately 92% of the U.S. equity markets, as of June 2004.

Russell 2000 Index - Measures the performance of the 2,000 smallest companies in the Russell 3000 Index. These 2,000 companies represents the small cap segment of the U. S. equity market, approximately 6%, as of June 2004.

Russell 3000 Index - Russell 3000 (Reg. TM) Index measures the performance of the 3,000 largest U.S. companies based on total stock value and represents 98% of the U.S. equity market. As of June 2004, the average firm's stock value in the index was $4.4 billion; the median was $822 million. The range of stock value was from $317.8 billion to $175.8 million.

Salomon Brothers 90 Day Treasury-Bill Index - Equal dollar amounts of three-month Treasury bills are purchased at the beginning of each of three consecutive months. As each bill matures, all proceeds are rolled over or reinvested in a new three-month bill.

Salomon Brothers World Government Bond (Non US) Index - A market capitalization weighted index consisting of government bond markets of the following 13 countries: Australia, Austria, Belgium, Canada, Denmark, France, Germany, Italy, Japan, The Netherlands, Spain, Sweden, and The United Kingdom.

Standard & Poor's insurance claims - paying ability rating is an opinion of an operating insurance company's financial capacity to meet obligations under an insurance policy in accordance with the terms. The likelihood of a timely flow of funds from the insurer to the trustee for the bondholders is a key element in the rating determination for such debt issues.

Standard and Poor's Index (S&P 400) - Consists of 400 domestic stocks chosen for market size, liquidity, and industry representations.

Standard & Poor's 500 Index - A broad-based measurement of U.S. stock-market performance based on the weighted average performance of 500 common stocks of leading company's and leading industries; commonly known as the Standard & Poor's 500 (S&P 500). The selection of stocks, their relative weightings to reflect differences in the number of outstanding shares, and publication of the index itself are services of Standard & Poor's Corporation, a financial advisory, securities rating, and publishing firm.

Standard and Poor's Utilities Index - The utility index is one of several industry groups within the broader S&P 500. Utility stocks include electric, natural gas, and telephone companies included in the S&P 500.

VARDS (Variable Annuity Research and Data Service) - provides a comprehensive guide to variable annuity contract features and historical fund performance. The service also provides a readily understandable analysis of the comparative characteristics and market performance of funds inclusive in variable contracts.

In our advertisements and other sales literature for the VAA and the funds, we intend to illustrate the advantages of the contracts in a number of ways:

Compound Interest Illustrations - These will emphasize several advantages of the variable annuity contract. For example, but not by way of illustration, the literature may emphasize the potential tax savings through tax deferral; the potential advantage of the variable annuity account over the fixed account; and the compounding effect when a client makes regular deposits to his or her contract.

Internet - An electronic communications network which may be used to provide information regarding Lincoln Life, performance of the subaccounts and advertisement literature.



Additional services
Dollar Cost Averaging (DCA) - You may systematically transfer, on a monthly basis, amounts from certain subaccounts, or the fixed side (if available) of the contract into the subaccounts. You may elect to participate in the DCA program at the time of application or at anytime before the annuity commencement date by completing an election form available from us. The minimum amount to be dollar cost averaged is $2,000 over any period between six and 60 months. Once elected, the program will remain in effect until the earlier of:
 o the annuity commencement date;
 o the value of the amount being DCA'd is depleted; or
 o you cancel the program by written request or by telephone if we have your telephone authorization on file.

A transfer made as part of this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges or interest adjustment which may apply to transfers. Upon receipt of an additional purchase payment allocated to the DCA fixed account, the existing program duration will be extended to reflect the end date of the new DCA program. However, the existing interest crediting rate will not be extended. The existing interest crediting rate will expire at its originally scheduled expiration date and the value remaining in the DCA account from the original amount as well as any additional purchase payments will be credited with interest at the standard DCA rate at the time. We reserve the right to discontinue this program at any time. DCA does not assure a profit or protect against loss.

Cross Reinvestment Program/Earnings Sweep Program - Under this option, account value in a designated variable subaccount of the contract that exceeds a certain baseline amount is automatically transferred to another specific variable subaccount(s) of the contract at specific intervals. You may elect to participate in the cross reinvestment program at the time of application or at any time before the annuity commencement date by sending a written request to us or by telephone if we have your telephone authorization on file. You designate the holding account, the receiving account(s), and the baseline amount. Cross reinvestment will continue until we receive authorization to terminate the program.

The minimum holding account value required to establish cross-reinvestment is $10,000. A transfer under this program is not considered a transfer for purposes of limiting the number of transfers that may be made. We reserve the right to discontinue this service at any time.


Portfolio Rebalancing - Portfolio rebalancing is an option, which, if elected by the contractowner, restores to a pre-determined level the percentage of the contract value, allocated to each variable subaccount. This pre-determined level will be the allocation initially selected when the contract was purchased, unless subsequently changed. The portfolio rebalancing allocation may be changed at any time by submitting a written request to us. If portfolio rebalancing is elected, all purchase payments allocated to the variable subaccounts must be subject to portfolio rebalancing. Portfolio rebalancing may take place on either a monthly, quarterly, semi-annual or annual basis, as selected by the contractowner. Once the portfolio rebalancing option is activated, any variable subaccount transfers executed outside of the portfolio rebalancing program will terminate the portfolio rebalancing program. Any subsequent purchase payment or withdrawal that modifies the account balance within each variable subaccount may also cause termination of the portfolio rebalancing program. Any such termination will be confirmed to the contractowner. The contractowner may terminate the portfolio rebalancing program or re-enroll at any time by sending a written request to us. If telephone authorization has been elected, the contractowner may make these elections by phone. The portfolio rebalancing program is not available following the annuity commencement date.

Lincoln Financial Group. Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of $116 billion and had consolidated revenues of $5.4 billion in 2004. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) and 403(b) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

Lincoln Life's customers. Sales literature for the VAA and the funds may refer to the number of employers and the number of individual annuity clients which Lincoln Life serves. As of the date of this SAI, Lincoln Life was serving over 14,500 employers and more than 1.1 million individuals.

Lincoln Life's assets, size. Lincoln Life may discuss its general financial condition (see, for example, the reference to A.M. Best Company above); it may refer to its assets; it may also discuss its relative size and/or ranking among companies in the industry or among any sub-classification of those companies, based upon recognized evaluation criteria (see reference to A.M. Best Company above). For example, at year-end 2004 Lincoln Life had total assets of approximately $105.3 billion.



Other information
Due to differences in redemption rates, tax treatment or other considerations, the interests of contractowners under the variable life accounts could conflict with those of contractowners under the VAA. In those cases, where assets from variable life and variable annuity separate accounts are invested in the same fund(s) (i.e., where mixed funding occurs), the Boards of Directors of the fund involved will monitor for any material conflicts and determine what action, if any, should be taken. If it becomes necessary for any separate account to replace shares of any fund with another investment, that fund may have to liquidate securities on a disadvantageous basis. Refer to the prospectus for each fund for more information about mixed funding.



Financial statements
Financial statements of the VAA and of Lincoln Life appear on the following pages.

Lincoln Life Variable Annuity Account N

Statement of assets and liabilities

December 31, 2004

                                                                                                         Mortality &
                                                                                                         Expense
                                                                Contract                   Contract      Guarantee
                                                                Purchases                  Redemptions   Charges
                                                                Due from                   Due to        Payable To
                                                                The Lincoln                The Lincoln   The Lincoln
                                                                National Life              National Life National Life
                                                                Insurance                  Insurance     Insurance
Subaccount                                         Investments  Company       Total Assets Company       Company
-----------------------------------------------------------------------------------------------------------------------
AIM V.I. Growth                                    $ 13,846,516  $       --   $ 13,846,516    $ 1,104       $   547
AIM V.I. Growth Class II                              5,346,025          --      5,346,025         10           232
AIM V.I. International Growth                        11,434,833          --     11,434,833         --           455
AIM V.I. International Growth Class II                5,860,780          --      5,860,780         12           254
AIM V.I. Premier Equity                              34,933,877      51,092     34,984,969         --         1,385
AIM V.I. Premier Equity Class II                      9,328,935       8,377      9,337,312         --           405
ABVPSF Growth and Income Class B                    171,986,989     497,483    172,484,472         --         7,378
ABVPSF Premier Growth Class B                        34,027,704     104,374     34,132,078         --         1,447
ABVPSF Small Cap Value Class B                       35,315,362      53,169     35,368,531         --         1,540
ABVPSF Technology Class B                            16,470,088     126,690     16,596,778         --           688
American Century VP Inflation Protection Class 2     31,842,644     201,207     32,043,851         --         1,409
American Funds Global Growth Class 2                 17,453,991      42,939     17,496,930         --           775
American Funds Global Small Capitalization Class 2   86,938,957      13,114     86,952,071         --         3,709
American Funds Growth Class 2                       684,396,608     805,952    685,202,560         --        29,440
American Funds Growth-Income Class 2                871,874,921   1,897,452    873,772,373         --        37,809
American Funds International Class 2                253,823,995     201,083    254,025,078         --        10,878
Delaware VIPT Diversified Income Service Class       42,729,582     278,640     43,008,222         --         1,901
Delaware VIPT Emerging Markets Service Class         10,313,573      34,325     10,347,898         --           433
Delaware VIPT High Yield                             19,188,441         303     19,188,744         --           737
Delaware VIPT High Yield Service Class              121,632,259      58,318    121,690,577         --         5,360
Delaware VIPT International Value Equity              2,207,401          --      2,207,401          3            85
Delaware VIPT REIT                                   29,156,828          --     29,156,828      5,272         1,121
Delaware VIPT REIT Service Class                    126,057,347         313    126,057,660         --         5,548
Delaware VIPT Small Cap Value                        34,401,316       1,853     34,403,169         --         1,323
Delaware VIPT Small Cap Value Service Class         127,998,243      31,305    128,029,548         --         5,610
Delaware VIPT Trend                                  38,475,368      71,215     38,546,583         --         1,482
Delaware VIPT Trend Service Class                   101,146,235      87,962    101,234,197         --         4,443
Delaware VIPT U.S. Growth Service Class              34,717,130      42,365     34,759,495         --         1,506
Delaware VIPT Value                                  17,186,974       6,746     17,193,720         --           661
Delaware VIPT Value Service Class                    29,991,877      28,483     30,020,360         --         1,295
Fidelity VIP Contrafund Service Class 2             100,425,307     146,646    100,571,953         --         4,378
Fidelity VIP Equity-Income                           33,245,801          --     33,245,801      5,401         1,280
Fidelity VIP Equity-Income Service Class 2           81,664,706     213,807     81,878,513         --         3,585
Fidelity VIP Growth                                  24,107,200      80,547     24,187,747         --           927
Fidelity VIP Growth Service Class 2                  22,864,724     112,355     22,977,079         --         1,001
Fidelity VIP Overseas                                 7,636,558       3,629      7,640,187         --           293
Fidelity VIP Overseas Service Class 2                49,558,695     300,958     49,859,653         --         2,161
FTVIPT Franklin Small Cap Class 2                    49,162,346     118,281     49,280,627         --         2,108
FTVIPT Templeton Growth Securities Class 2           51,061,968       8,419     51,070,387         --         2,202
Janus Aspen Series Balanced Service Shares           37,912,480       5,656     37,918,136         --         1,635
Janus Aspen Series Mid Cap Growth Service Shares     10,063,658      21,787     10,085,445         --           429
Janus Aspen Series Worldwide Growth Service Shares    5,087,220          --      5,087,220         30           218
Lincoln VIPT Aggressive Growth                        1,216,851       4,105      1,220,956         --            55
Lincoln VIPT Aggressive Growth Service Class          1,688,490          --      1,688,490          3            74
Lincoln VIPT Bond                                   356,702,638     432,783    357,135,421         --        15,247
Lincoln VIPT Bond Service Class                     187,437,568     272,727    187,710,295         --         8,177
Lincoln VIPT Capital Appreciation                     3,318,118          --      3,318,118      8,235           145
Lincoln VIPT Capital Appreciation Service Class       3,548,378      62,566      3,610,944         --           157
Lincoln VIPT Global Asset Allocation                 10,967,891     212,210     11,180,101         --           495
Lincoln VIPT Global Asset Allocation Service Class    3,557,056       3,489      3,560,545         --           151
Lincoln VIPT International                           32,103,546      27,267     32,130,813         --         1,392
Lincoln VIPT International Service Class             58,231,070     293,073     58,524,143         --         2,530
Lincoln VIPT Money Market                           100,550,813          --    100,550,813     65,137         4,295








Subaccount                                         Net Assets
---------------------------------------------------------------
AIM V.I. Growth                                    $ 13,844,865
AIM V.I. Growth Class II                              5,345,783
AIM V.I. International Growth                        11,434,378
AIM V.I. International Growth Class II                5,860,514
AIM V.I. Premier Equity                              34,983,584
AIM V.I. Premier Equity Class II                      9,336,907
ABVPSF Growth and Income Class B                    172,477,094
ABVPSF Premier Growth Class B                        34,130,631
ABVPSF Small Cap Value Class B                       35,366,991
ABVPSF Technology Class B                            16,596,090
American Century VP Inflation Protection Class 2     32,042,442
American Funds Global Growth Class 2                 17,496,155
American Funds Global Small Capitalization Class 2   86,948,362
American Funds Growth Class 2                       685,173,120
American Funds Growth-Income Class 2                873,734,564
American Funds International Class 2                254,014,200
Delaware VIPT Diversified Income Service Class       43,006,321
Delaware VIPT Emerging Markets Service Class         10,347,465
Delaware VIPT High Yield                             19,188,007
Delaware VIPT High Yield Service Class              121,685,217
Delaware VIPT International Value Equity              2,207,313
Delaware VIPT REIT                                   29,150,435
Delaware VIPT REIT Service Class                    126,052,112
Delaware VIPT Small Cap Value                        34,401,846
Delaware VIPT Small Cap Value Service Class         128,023,938
Delaware VIPT Trend                                  38,545,101
Delaware VIPT Trend Service Class                   101,229,754
Delaware VIPT U.S. Growth Service Class              34,757,989
Delaware VIPT Value                                  17,193,059
Delaware VIPT Value Service Class                    30,019,065
Fidelity VIP Contrafund Service Class 2             100,567,575
Fidelity VIP Equity-Income                           33,239,120
Fidelity VIP Equity-Income Service Class 2           81,874,928
Fidelity VIP Growth                                  24,186,820
Fidelity VIP Growth Service Class 2                  22,976,078
Fidelity VIP Overseas                                 7,639,894
Fidelity VIP Overseas Service Class 2                49,857,492
FTVIPT Franklin Small Cap Class 2                    49,278,519
FTVIPT Templeton Growth Securities Class 2           51,068,185
Janus Aspen Series Balanced Service Shares           37,916,501
Janus Aspen Series Mid Cap Growth Service Shares     10,085,016
Janus Aspen Series Worldwide Growth Service Shares    5,086,972
Lincoln VIPT Aggressive Growth                        1,220,901
Lincoln VIPT Aggressive Growth Service Class          1,688,413
Lincoln VIPT Bond                                   357,120,174
Lincoln VIPT Bond Service Class                     187,702,118
Lincoln VIPT Capital Appreciation                     3,309,738
Lincoln VIPT Capital Appreciation Service Class       3,610,787
Lincoln VIPT Global Asset Allocation                 11,179,606
Lincoln VIPT Global Asset Allocation Service Class    3,560,394
Lincoln VIPT International                           32,129,421
Lincoln VIPT International Service Class             58,521,613
Lincoln VIPT Money Market                           100,481,381

See accompanying notes.

Lincoln Life Variable Annuity Account N

December 31, 2004

                                                                                                  Mortality &
                                                                                                  Expense
                                                         Contract                   Contract      Guarantee
                                                         Purchases                  Redemptions   Charges
                                                         Due from                   Due to        Payable To
                                                         The Lincoln                The Lincoln   The Lincoln
                                                         National Life              National Life National Life
                                                         Insurance                  Insurance     Insurance
Subaccount                                  Investments  Company       Total Assets Company       Company       Net Assets
----------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Money Market Service Class     $ 51,506,017   $181,124    $ 51,687,141    $    --       $2,268     $ 51,684,873
Lincoln VIPT Social Awareness                 23,626,341     22,734      23,649,075         --        1,011       23,648,064
Lincoln VIPT Social Awareness Service Class   40,131,960    199,429      40,331,389         --        1,748       40,329,641
MFS VIT Capital Opportunities Service Class    5,312,533         --       5,312,533         --          239        5,312,294
MFS VIT Emerging Growth                       10,371,558     64,790      10,436,348         --          399       10,435,949
MFS VIT Emerging Growth Service Class          8,907,339     17,998       8,925,337         --          390        8,924,947
MFS VIT Total Return                          50,713,817      3,484      50,717,301         --        1,972       50,715,329
MFS VIT Total Return Service Class           172,853,396    206,563     173,059,959         --        7,619      173,052,340
MFS VIT Utilities                             30,463,786         --      30,463,786      6,830        1,171       30,455,785
MFS VIT Utilities Service Class               41,854,516     72,102      41,926,618         --        1,853       41,924,765
NB AMT Mid-Cap Growth                         44,779,077     64,859      44,843,936         --        1,972       44,841,964
NB AMT Regency                                62,638,356    174,722      62,813,078         --        2,737       62,810,341
Putnam VT Growth & Income Class IB             7,734,989         --       7,734,989          6          339        7,734,644
Putnam VT Health Sciences Class IB             7,630,759         --       7,630,759      5,472          332        7,624,955
Scudder VIT EAFE Equity Index                  3,152,680         --       3,152,680          3          140        3,152,537
Scudder VIT EAFE Equity Index Service Class    4,959,968     38,055       4,998,023         --          220        4,997,803
Scudder VIT Equity 500 Index                  80,905,147         --      80,905,147     13,398        3,294       80,888,455
Scudder VIT Equity 500 Index Service Class    17,586,141      4,151      17,590,292         --          753       17,589,539
Scudder VIT Small Cap Index                   16,461,242         --      16,461,242      1,229          689       16,459,324
Scudder VIT Small Cap Index Service Class     11,279,323      2,095      11,281,418         --          487       11,280,931

See accompanying notes.

                     [This page intentionally left blank]

Lincoln Life Variable Annuity Account N

Statement of operations

Year Ended December 31, 2004

                                                   Dividends
                                                   from        Mortality and     Net
                                                   Investment  Expense           Investment
Subaccount                                         Income      Guarantee Charges Income (Loss)
----------------------------------------------------------------------------------------------
AIM V.I. Growth                                    $        --   $   (211,654)    $  (211,654)
AIM V.I. Growth Class II                                    --        (87,042)        (87,042)
AIM V.I. International Growth                           66,704       (156,603)        (89,899)
AIM V.I. International Growth Class II                  28,133        (74,728)        (46,595)
AIM V.I. Premier Equity                                159,750       (539,550)       (379,800)
AIM V.I. Premier Equity Class II                        29,307       (143,695)       (114,388)
ABVPSF Growth and Income Class B                       999,722     (2,148,078)     (1,148,356)
ABVPSF Premier Growth Class B                               --       (470,466)       (470,466)
ABVPSF Small Cap Value Class B                          15,396       (346,747)       (331,351)
ABVPSF Technology Class B                                   --       (237,053)       (237,053)
American Century VP Inflation Protection Class 2       287,011       (133,189)        153,822
American Funds Global Growth Class 2                     5,608        (63,451)        (57,843)
American Funds Global Small Capitalization Class 2          --       (939,721)       (939,721)
American Funds Growth Class 2                        1,044,870     (7,745,167)     (6,700,297)
American Funds Growth-Income Class 2                 6,898,304    (10,042,739)     (3,144,435)
American Funds International Class 2                 2,895,123     (2,748,814)        146,309
Delaware VIPT Diversified Income Service Class              --       (166,829)       (166,829)
Delaware VIPT Emerging Markets Service Class                --        (30,170)        (30,170)
Delaware VIPT High Yield                             1,406,487       (294,826)      1,111,661
Delaware VIPT High Yield Service Class               4,262,335     (1,406,666)      2,855,669
Delaware VIPT International Value Equity                55,834        (28,991)         26,843
Delaware VIPT REIT                                     525,976       (349,524)        176,452
Delaware VIPT REIT Service Class                     1,239,778     (1,305,341)        (65,563)
Delaware VIPT Small Cap Value                           64,252       (441,654)       (377,402)
Delaware VIPT Small Cap Value Service Class             14,319     (1,431,983)     (1,417,664)
Delaware VIPT Trend                                         --       (535,392)       (535,392)
Delaware VIPT Trend Service Class                           --     (1,172,591)     (1,172,591)
Delaware VIPT U.S. Growth Service Class                     --       (344,199)       (344,199)
Delaware VIPT Value                                    253,782       (225,721)         28,061
Delaware VIPT Value Service Class                      214,302       (314,259)        (99,957)
Fidelity VIP Contrafund Service Class 2                 77,712       (932,129)       (854,417)
Fidelity VIP Equity-Income                             504,567       (453,419)         51,148
Fidelity VIP Equity-Income Service Class 2             573,522       (876,689)       (303,167)
Fidelity VIP Growth                                     71,953       (364,504)       (292,551)
Fidelity VIP Growth Service Class 2                     16,992       (252,443)       (235,451)
Fidelity VIP Overseas                                   77,934        (96,600)        (18,666)
Fidelity VIP Overseas Service Class 2                  167,230       (438,446)       (271,216)
FTVIPT Franklin Small Cap Class 2                           --       (623,655)       (623,655)
FTVIPT Templeton Growth Securities Class 2             396,244       (543,671)       (147,427)
Janus Aspen Series Balanced Service Shares             780,023       (493,693)        286,330
Janus Aspen Series Mid Cap Growth Service Shares            --        (91,639)        (91,639)
Janus Aspen Series Worldwide Growth Service Shares      45,518        (76,033)        (30,515)
Lincoln VIPT Aggressive Growth                              --        (14,342)        (14,342)
Lincoln VIPT Aggressive Growth Service Class                --        (11,187)        (11,187)
Lincoln VIPT Bond                                   14,015,105     (5,199,393)      8,815,712
Lincoln VIPT Bond Service Class                      5,727,226     (1,708,813)      4,018,413
Lincoln VIPT Capital Appreciation                           --        (41,362)        (41,362)
Lincoln VIPT Capital Appreciation Service Class             --        (15,907)        (15,907)
Lincoln VIPT Global Asset Allocation                   135,570       (113,570)         22,000
Lincoln VIPT Global Asset Allocation Service Class      30,102        (26,835)          3,267
Lincoln VIPT International                             288,155       (317,837)        (29,682)
Lincoln VIPT International Service Class               361,934       (458,261)        (96,327)
Lincoln VIPT Money Market                              911,238     (1,658,664)       (747,426)
Lincoln VIPT Money Market Service Class                232,950       (501,134)       (268,184)
Lincoln VIPT Social Awareness                          200,955       (263,574)        (62,619)
Lincoln VIPT Social Awareness Service Class            214,387       (319,932)       (105,545)
MFS VIT Capital Opportunities Service Class              7,127        (68,380)        (61,253)

See accompanying notes.

                                               Net Change in   Net Increase
                 Dividends from Total          Unrealized      (Decrease) in
  Net Realized   Net Realized   Net Realized   Appreciation or Net Assets
  Gain (Loss) on Gain on        Gain (Loss) on Depreciation on Resulting from
  Investments    Investments    Investments    Investments     Operations
  ---------------------------------------------------------------------------
   $(3,093,953)    $       --    $(3,093,953)    $ 4,144,303    $   838,696
       304,314             --        304,314         117,644        334,916
     1,356,714             --      1,356,714       1,041,970      2,308,785
       398,477             --        398,477         644,309        996,191
    (3,758,539)            --     (3,758,539)      5,486,459      1,348,120
       102,911             --        102,911         357,018        345,541
       634,115             --        634,115      14,512,143     13,997,902
      (782,659)            --       (782,659)      3,359,132      2,106,007
       670,660        461,874      1,132,534       3,522,149      4,323,332
    (2,204,229)            --     (2,204,229)      2,945,293        504,011
        26,987             --         26,987         399,931        580,740
         5,906             --          5,906       1,264,997      1,213,060
     1,067,534             --      1,067,534      11,870,841     11,998,654
       523,769             --        523,769      66,922,291     60,745,763
     1,069,903             --      1,069,903      64,095,709     62,021,177
     2,575,088             --      2,575,088      30,719,563     33,440,960
        28,878             --         28,878       1,662,379      1,524,428
       113,686             --        113,686       1,187,877      1,271,393
       910,176             --        910,176         464,522      2,486,359
     1,271,205             --      1,271,205       7,015,013     11,141,887
        44,259             --         44,259         309,021        380,123
       872,812        544,987      1,417,799       4,904,025      6,498,276
       995,002      1,412,198      2,407,200      21,302,924     23,644,561
     1,370,007        641,311      2,011,318       4,123,523      5,757,439
     1,296,438      1,514,913      2,811,351      17,209,528     18,603,215
      (429,794)            --       (429,794)      4,912,292      3,947,106
       487,614             --        487,614       9,440,338      8,755,361
         1,476             --          1,476       1,717,137      1,374,414
       238,393             --        238,393       1,780,026      2,046,480
       217,199             --        217,199       2,851,847      2,969,089
       281,125             --        281,125      10,049,514      9,476,222
        90,065        120,535        210,600       2,797,547      3,059,295
       326,622        149,463        476,085       6,059,371      6,232,289
    (2,443,901)            --     (2,443,901)      3,101,165        364,713
       (22,331)            --        (22,331)        761,891        504,109
       (54,694)            --        (54,694)        886,165        812,805
       804,840             --        804,840       4,006,910      4,540,534
       115,056             --        115,056       4,699,798      4,191,199
       513,892             --        513,892       5,122,758      5,489,223
       293,607             --        293,607       1,648,476      2,228,413
       107,083             --        107,083       1,209,300      1,224,744
       248,693             --        248,693         (61,525)       156,653
        55,949             --         55,949          79,909        121,516
         5,393             --          5,393         121,615        115,821
       610,219      9,658,394     10,268,613      (6,943,124)    12,141,201
       (62,850)     2,615,846      2,552,996      (2,331,767)     4,239,642
        35,594             --         35,594         157,750        151,982
         5,545             --          5,545         171,271        160,909
        47,289             --         47,289         975,483      1,044,772
        23,819             --         23,819         266,264        293,350
       270,436             --        270,436       4,329,807      4,570,561
        64,371             --         64,371       7,431,336      7,399,380
            --             --             --              --       (747,426)
            --             --             --              --       (268,184)
       141,939             --        141,939       2,094,672      2,173,992
        17,958             --         17,958       3,289,235      3,201,648
        96,377             --         96,377         426,100        461,224

Lincoln Life Variable Annuity Account N

Year Ended December 31, 2004

                                            Dividends
                                            from       Mortality and     Net
                                            Investment Expense           Investment
Subaccount                                  Income     Guarantee Charges Income (Loss)
--------------------------------------------------------------------------------------
MFS VIT Emerging Growth                     $       --    $  (148,696)     $(148,696)
MFS VIT Emerging Growth Service Class               --       (123,204)      (123,204)
MFS VIT Total Return                           840,292       (706,171)       134,121
MFS VIT Total Return Service Class           1,771,626     (2,078,067)      (306,441)
MFS VIT Utilities                              407,744       (384,396)        23,348
MFS VIT Utilities Service Class                361,287       (471,037)      (109,750)
NB AMT Mid-Cap Growth                               --       (488,688)      (488,688)
NB AMT Regency                                   9,824       (530,412)      (520,588)
Putnam VT Growth & Income Class IB             112,825       (117,051)        (4,226)
Putnam VT Health Sciences Class IB              14,367       (122,135)      (107,768)
Scudder VIT EAFE Equity Index                   44,153        (36,125)         8,028
Scudder VIT EAFE Equity Index Service Class     33,815        (36,056)        (2,241)
Scudder VIT Equity 500 Index                   903,652     (1,179,546)      (275,894)
Scudder VIT Equity 500 Index Service Class      65,401       (152,493)       (87,092)
Scudder VIT Small Cap Index                     56,349       (211,280)      (154,931)
Scudder VIT Small Cap Index Service Class        9,124       (100,555)       (91,431)

See accompanying notes.

                                               Net Change in   Net Increase
                 Dividends from Total          Unrealized      (Decrease) in
  Net Realized   Net Realized   Net Realized   Appreciation or Net Assets
  Gain (Loss) on Gain on        Gain (Loss) on Depreciation on Resulting from
  Investments    Investments    Investments    Investments     Operations
  ---------------------------------------------------------------------------
   $(1,978,182)     $    --      $(1,978,182)    $ 3,207,850    $ 1,080,972
       315,116           --          315,116         670,415        862,327
       813,408           --          813,408       3,677,639      4,625,168
       739,511           --          739,511      12,712,225     13,145,295
      (782,737)          --         (782,737)      7,768,196      7,008,807
       632,478           --          632,478       7,424,306      7,947,034
       223,169           --          223,169       5,344,214      5,078,695
       101,203           --          101,203       8,406,583      7,987,198
       170,724           --          170,724         503,666        670,164
        53,423           --           53,423         338,033        283,688
       167,733           --          167,733         269,172        444,933
        51,493           --           51,493         513,145        562,397
      (145,036)          --         (145,036)      6,975,657      6,554,727
         7,361           --            7,361       1,234,976      1,155,245
       745,454           --          745,454       1,677,466      2,267,989
       194,084           --          194,084       1,128,323      1,230,976

Lincoln Life Variable Annuity Account N

Statements of changes in net assets

Years Ended December 31, 2003 and 2004


                                                                         AIM V.I. Capital                 AIM V.I. Growth
                                                                         Appreciation     AIM V.I. Growth Class II
                                                                         Subaccount       Subaccount      Subaccount
--------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                              $ 10,314,185     $14,483,804    $  1,289,762
Changes From Operations:
.. Net investment income (loss)                                                  (54,899)       (212,272)        (41,270)
.. Net realized gain (loss) on investments                                    (7,232,165)     (3,513,227)         42,184
.. Net change in unrealized appreciation or depreciation on investments        7,665,815       7,495,580         666,961
                                                                           ------------     -----------    ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS                 378,751       3,770,081         667,875
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                            20,584         164,917       1,990,612
..  Contract withdrawals and transfers to annuity reserves                      (363,689)     (1,631,045)       (225,823)
..  Contract transfers                                                       (10,349,831)       (906,105)      1,043,615
                                                                           ------------     -----------    ------------
                                                                            (10,692,936)     (2,372,233)      2,808,404
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                          --              --              --
..  Annuity Payments                                                                  --          (1,609)             --
..  Receipt (reimbursement) of mortality guarantee adjustments                        --              99              --
                                                                           ------------     -----------    ------------
                                                                                     --          (1,510)             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      (10,692,936)     (2,373,743)      2,808,404
                                                                           ------------     -----------    ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     (10,314,185)      1,396,338       3,476,279
                                                                           ------------     -----------    ------------
NET ASSETS AT DECEMBER 31, 2003                                                      --      15,880,142       4,766,041
Changes From Operations:
.. Net investment income (loss)                                                       --        (211,654)        (87,042)
.. Net realized gain (loss) on investments                                            --      (3,093,953)        304,314
.. Net change in unrealized appreciation or depreciation on investments               --       4,144,303         117,644
                                                                           ------------     -----------    ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS                      --         838,696         334,916
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                                --         273,458       1,361,572
..  Contract withdrawals and transfers to annuity reserves                            --      (1,892,699)       (377,186)
..  Contract transfers                                                                --      (1,253,110)       (739,560)
                                                                           ------------     -----------    ------------
                                                                                     --      (2,872,351)        244,826
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                          --              --              --
..  Annuity Payments                                                                  --          (1,751)             --
..  Receipt (reimbursement) of mortality guarantee adjustments                        --             129              --
                                                                           ------------     -----------    ------------
                                                                                     --          (1,622)             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS               --      (2,873,973)        244,826
                                                                           ------------     -----------    ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                              --      (2,035,277)        579,742
                                                                           ------------     -----------    ------------
NET ASSETS AT DECEMBER 31, 2004                                            $         --     $13,844,865    $  5,345,783
                                                                           ============     ===========    ============

                                                                                          American Funds
                                                                         American Funds   Global Small
                                                                         Global Growth    Capitalization  American Funds
                                                                         Class 2          Class 2         Growth Class 2
                                                                         Subaccount       Subaccount      Subaccount
--------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                              $         --     $12,718,350    $118,810,376
Changes From Operations:
.. Net investment income (loss)                                                       --        (198,448)     (2,905,345)
.. Net realized gain (loss) on investments                                            --          99,117      (1,235,839)
.. Net change in unrealized appreciation or depreciation on investments               --       8,649,243      68,401,462
                                                                           ------------     -----------    ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS                      --       8,549,912      64,260,278
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                                --       8,780,676      83,175,624
..  Contract withdrawals and transfers to annuity reserves                            --        (959,026)    (12,584,897)
..  Contract transfers                                                                --       6,311,785      94,139,590
                                                                           ------------     -----------    ------------
                                                                                     --      14,133,435     164,730,317
 Annuity Reserves:
..  Transfer from accumulation units And between subaccounts                          --          53,776         575,026
..  Annuity Payments                                                                  --          (8,343)        (64,759)
..  Receipt (reimbursement) of mortality guarantee adjustments                        --             105              95
                                                                           ------------     -----------    ------------
                                                                                     --          45,538         510,362
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS               --      14,178,973     165,240,679
                                                                           ------------     -----------    ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                              --      22,728,885     229,500,957
                                                                           ------------     -----------    ------------
NET ASSETS AT DECEMBER 31, 2003                                                      --      35,447,235     348,311,333
Changes From Operations:
.. Net investment income (loss)                                                  (57,843)       (939,721)     (6,700,297)
.. Net realized gain (loss) on investments                                         5,906       1,067,534         523,769
.. Net change in unrealized appreciation or depreciation on investments        1,264,997      11,870,841      66,922,291
                                                                           ------------     -----------    ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS               1,213,060      11,998,654      60,745,763
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                        12,601,826      27,599,735     220,537,269
..  Contract withdrawals and transfers to annuity reserves                      (139,266)     (3,345,350)    (30,010,001)
..  Contract transfers                                                         3,811,967      15,250,397      85,372,569
                                                                           ------------     -----------    ------------
                                                                             16,274,527      39,504,782     275,899,837
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                          --           9,010         369,769
..  Annuity Payments                                                               8,586         (11,682)       (146,151)
..  Receipt (reimbursement) of mortality guarantee adjustments                       (18)            363          (7,431)
                                                                           ------------     -----------    ------------
                                                                                  8,568          (2,309)        216,187
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS       16,283,095      39,502,473     276,116,024
                                                                           ------------     -----------    ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                      17,496,155      51,501,127     336,861,787
                                                                           ------------     -----------    ------------
NET ASSETS AT DECEMBER 31, 2004                                            $ 17,496,155     $86,948,362    $685,173,120
                                                                           ============     ===========    ============

                                                                         AIM V.I.
                                                                         International
                                                                         Growth
                                                                         Subaccount
---------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                             $  9,923,066
Changes From Operations:
.. Net investment income (loss)                                                (103,939)
.. Net realized gain (loss) on investments                                    1,471,233
.. Net change in unrealized appreciation or depreciation on investments       1,507,771
                                                                          ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              2,875,065
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                          118,018
..  Contract withdrawals and transfers to annuity reserves                   (5,055,623)
..  Contract transfers                                                        3,327,047
                                                                          ------------
                                                                            (1,610,558)
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                         --
..  Annuity Payments                                                                 --
..  Receipt (reimbursement) of mortality guarantee adjustments                       --
                                                                          ------------
                                                                                    --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      (1,610,558)
                                                                          ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                      1,264,507
                                                                          ------------
NET ASSETS AT DECEMBER 31, 2003                                             11,187,573
Changes From Operations:
.. Net investment income (loss)                                                 (89,899)
.. Net realized gain (loss) on investments                                    1,356,714
.. Net change in unrealized appreciation or depreciation on investments       1,041,970
                                                                          ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              2,308,785
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                          102,895
..  Contract withdrawals and transfers to annuity reserves                   (1,451,621)
..  Contract transfers                                                         (713,254)
                                                                          ------------
                                                                            (2,061,980)
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                         --
..  Annuity Payments                                                                 --
..  Receipt (reimbursement) of mortality guarantee adjustments                       --
                                                                          ------------
                                                                                    --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      (2,061,980)
                                                                          ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        246,805
                                                                          ------------
NET ASSETS AT DECEMBER 31, 2004                                           $ 11,434,378
                                                                          ============


                                                                         American Funds
                                                                         Growth-Income
                                                                         Class 2
                                                                         Subaccount
---------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                             $148,747,080
Changes From Operations:
.. Net investment income (loss)                                                (417,707)
.. Net realized gain (loss) on investments                                     (365,052)
.. Net change in unrealized appreciation or depreciation on investments      75,934,248
                                                                          ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS             75,151,489
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                      116,358,144
..  Contract withdrawals and transfers to annuity reserves                  (17,981,719)
..  Contract transfers                                                      113,786,925
                                                                          ------------
                                                                           212,163,350
 Annuity Reserves:
..  Transfer from accumulation units And between subaccounts                    986,508
..  Annuity Payments                                                            (92,250)
..  Receipt (reimbursement) of mortality guarantee adjustments                       89
                                                                          ------------
                                                                               894,347
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS     213,057,697
                                                                          ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                    288,209,186
                                                                          ------------
NET ASSETS AT DECEMBER 31, 2003                                            436,956,266
Changes From Operations:
.. Net investment income (loss)                                              (3,144,435)
.. Net realized gain (loss) on investments                                    1,069,903
.. Net change in unrealized appreciation or depreciation on investments      64,095,709
                                                                          ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS             62,021,177
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                      286,856,603
..  Contract withdrawals and transfers to annuity reserves                  (37,523,594)
..  Contract transfers                                                      124,133,546
                                                                          ------------
                                                                           373,466,555
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                  1,547,936
..  Annuity Payments                                                           (251,271)
..  Receipt (reimbursement) of mortality guarantee adjustments                   (6,099)
                                                                          ------------
                                                                             1,290,566
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS     374,757,121
                                                                          ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                    436,778,298
                                                                          ------------
NET ASSETS AT DECEMBER 31, 2004                                           $873,734,564
                                                                          ============

See accompanying notes.



AIM V.I.                                                                                                 ABVPSF Small
International Growth  AIM V.I. Premier AIM V.I. Premier ABVPSF Growth and ABVPSF Growth   ABVPSF Premier Cap Value
Class II              Equity           Equity Class II  Income Class B    Class B         Growth Class B Class B
Subaccount            Subaccount       Subaccount       Subaccount        Subaccount      Subaccount     Subaccount
-----------------------------------------------------------------------------------------------------------------------
    $    952,943        $40,633,321      $ 4,355,616      $ 61,246,306      $ 4,257,982    $18,525,723   $  3,575,877
         (52,843)          (460,026)         (78,319)         (583,486)         (23,476)      (349,516)       (86,574)
       1,074,837         (5,379,763)         (47,914)       (1,206,140)      (2,846,069)    (1,243,558)       149,178
         386,583         14,132,954        1,440,338        23,238,414        3,170,718      6,072,993      2,735,975
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
       1,408,577          8,293,165        1,314,105        21,448,788          301,173      4,479,919      2,798,579
       1,282,551            253,998        1,862,733        20,610,937          195,434      3,637,614      4,233,601
        (888,244)        (3,208,290)        (510,150)       (5,507,247)        (168,822)    (1,864,115)      (503,031)
         750,894         (3,942,531)       1,433,800        14,137,183       (4,585,767)     3,510,744      4,409,443
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
       1,145,201         (6,896,823)       2,786,383        29,240,873       (4,559,155)     5,284,243      8,140,013
              --              9,520            9,824            44,358               --             --             --
              --             (2,105)          (9,784)          (12,097)              --             --             --
              --                  4              (40)              (61)              --             --             --
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
              --              7,419               --            32,200               --             --             --
       1,145,201         (6,889,404)       2,786,383        29,273,073       (4,559,155)     5,284,243      8,140,013
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
       2,553,778          1,403,761        4,100,488        50,721,861       (4,257,982)     9,764,162     10,938,592
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
       3,506,721         42,037,082        8,456,104       111,968,167               --     28,289,885     14,514,469
         (46,595)          (379,800)        (114,388)       (1,148,356)              --       (470,466)      (331,351)
         398,477         (3,758,539)         102,911           634,115               --       (782,659)     1,132,534
         644,309          5,486,459          357,018        14,512,143               --      3,359,132      3,522,149
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
         996,191          1,348,120          345,541        13,997,902               --      2,106,007      4,323,332
         841,390            569,300          964,839        47,852,037               --      5,137,237     12,292,297
        (297,244)        (4,595,606)        (923,548)       (9,017,200)              --     (2,472,215)    (1,257,507)
         813,456         (4,371,947)         493,971         7,682,417               --      1,069,717      5,494,400
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
       1,357,602         (8,398,253)         535,262        46,517,254               --      3,734,739     16,529,190
              --              1,290               --             9,420               --             --             --
              --             (4,656)              32           (15,610)              --             --             --
              --                  1              (32)              (39)              --             --             --
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
              --             (3,365)              --            (6,229)              --             --             --
       1,357,602         (8,401,618)         535,262        46,511,025               --      3,734,739     16,529,190
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
       2,353,793         (7,053,498)         880,803        60,508,927               --      5,840,746     20,852,522
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
    $  5,860,514        $34,983,584      $ 9,336,907      $172,477,094      $        --    $34,130,631   $ 35,366,991
    ============        ===========      ===========      ============      ===========    ===========   ============

                                       Delaware VIPT                      Delaware VIPT
                                       Diversified                        Emerging                       Delaware VIPT
American Funds        Delaware VIPT    Income Service   Delaware VIPT     Markets Service Delaware VIPT  High Yield
International Class 2 Devon            Class            Emerging Markets  Class           High Yield     Service Class
Subaccount            Subaccount       Subaccount       Subaccount        Subaccount      Subaccount     Subaccount
-----------------------------------------------------------------------------------------------------------------------
    $ 41,942,992        $ 2,323,772      $        --      $  2,942,796      $   574,932    $12,921,345   $ 12,415,349
         154,790             19,670               --            66,707           11,068        902,230      1,120,455
       2,515,077         (1,517,948)              --           (96,627)         (18,360)        18,020      1,741,587
      21,987,824          1,553,857               --           159,317           27,309      3,224,981      4,837,539
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
      24,657,691             55,579               --           129,397           20,017      4,145,231      7,699,581
      25,440,809              1,932               --             2,454            1,132        233,492     21,912,819
      (5,169,795)           (84,645)              --           (98,189)         (15,069)    (1,375,109)    (3,655,364)
      29,912,006         (2,281,052)              --        (2,964,590)        (581,012)     7,873,727     22,056,830
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
      50,183,020         (2,363,765)              --        (3,060,325)        (594,949)     6,732,110     40,314,285
         359,695            (15,131)              --           (11,657)              --         29,912         52,446
         (36,021)              (455)              --              (211)              --        (31,439)          (894)
           2,073                 --               --                --               --            149            (73)
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
         325,747            (15,586)              --           (11,868)              --         (1,378)        51,479
      50,508,767         (2,379,351)              --        (3,072,193)        (594,949)     6,730,732     40,365,764
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
      75,166,458         (2,323,772)              --        (2,942,796)        (574,932)    10,875,963     48,065,345
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
     117,109,450                 --               --                --               --     23,797,308     60,480,694
         146,309                 --         (166,829)               --          (30,170)     1,111,661      2,855,669
       2,575,088                 --           28,878                --          113,686        910,176      1,271,205
      30,719,563                 --        1,662,379                --        1,187,877        464,522      7,015,013
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
      33,440,960                 --        1,524,428                --        1,271,393      2,486,359     11,141,887
      77,030,077                 --       22,031,142                --        3,669,993        131,199     41,764,498
     (10,692,473)                --         (561,724)               --          (83,869)    (2,330,229)    (5,770,398)
      37,149,512                 --       20,012,475                --        5,489,948     (4,895,122)    14,036,084
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
     103,487,116                 --       41,481,893                --        9,076,072     (7,094,152)    50,030,184
          55,487                 --               --                --               --          8,255         39,205
         (81,930)                --               --                --               --         (9,960)        (6,691)
           3,117                 --               --                --               --            197            (62)
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
         (23,326)                --               --                --               --         (1,508)        32,452
     103,463,790                 --       41,481,893                --        9,076,072     (7,095,660)    50,062,636
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
     136,904,750                 --       43,006,321                --       10,347,465     (4,609,301)    61,204,523
    ------------        -----------      -----------      ------------      -----------    -----------   ------------
    $254,014,200        $        --      $43,006,321      $         --      $10,347,465    $19,188,007   $121,685,217
    ============        ===========      ===========      ============      ===========    ===========   ============

                    American
                    Century VP
                    Inflation
ABVPSF Technology   Protection
Class B             Class 2
Subaccount          Subaccount
---------------------------------
    $ 9,064,933      $        --
       (183,380)              --
     (1,964,206)              --
      6,245,763               --
    -----------      -----------
      4,098,177               --
      2,413,104               --
       (901,871)              --
      1,544,605               --
    -----------      -----------
      3,055,838               --
         23,363               --
           (583)              --
             (7)              --
    -----------      -----------
         22,773               --
      3,078,611               --
    -----------      -----------
      7,176,788               --
    -----------      -----------
     16,241,721               --
       (237,053)         153,822
     (2,204,229)          26,987
      2,945,293          399,931
    -----------      -----------
        504,011          580,740
      2,539,349       16,244,650
     (1,472,154)        (427,386)
     (1,220,028)      15,644,438
    -----------      -----------
       (152,833)      31,461,702
          7,508               --
         (4,295)              --
            (22)              --
    -----------      -----------
          3,191               --
       (149,642)      31,461,702
    -----------      -----------
        354,369       32,042,442
    -----------      -----------
    $16,596,090      $32,042,442
    ===========      ===========


Delaware VIPT
International Value Delaware VIPT
Equity              REIT
Subaccount          Subaccount
---------------------------------
    $ 1,376,382      $18,104,452
         15,858          221,885
        (22,355)         421,433
        605,455        4,795,250
    -----------      -----------
        598,958        5,438,568
         21,464          218,782
        (87,595)      (1,333,353)
        257,199        1,008,430
    -----------      -----------
        191,068         (106,141)
             --           39,579
             --          (15,716)
             --               97
    -----------      -----------
             --           23,960
        191,068          (82,181)
    -----------      -----------
        790,026        5,356,387
    -----------      -----------
      2,166,408       23,460,839
         26,843          176,452
         44,259        1,417,799
        309,021        4,904,025
    -----------      -----------
        380,123        6,498,276
         18,503          351,309
       (260,172)      (2,807,907)
        (97,549)       1,664,277
    -----------      -----------
       (339,218)        (792,321)
             --           72,150
             --          (89,108)
             --              599
    -----------      -----------
             --          (16,359)
       (339,218)        (808,680)
    -----------      -----------
         40,905        5,689,596
    -----------      -----------
    $ 2,207,313      $29,150,435
    ===========      ===========

Lincoln Life Variable Annuity Account N

Years Ended December 31, 2003 and 2004

                                                                         Delaware VIPT                 Delaware VIPT
                                                                         REIT Service    Delaware VIPT Select Growth
                                                                         Class           Select Growth Service Class
                                                                         Subaccount      Subaccount    Subaccount
-----------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                             $ 18,769,932    $ 6,481,162    $ 2,647,287
Changes From Operations:
.. Net investment income (loss)                                                 115,064        (33,638)       (16,557)
.. Net realized gain (loss) on investments                                      421,699     (5,702,169)    (1,501,641)
.. Net change in unrealized appreciation or depreciation on investments       8,493,919      6,495,999      1,830,446
                                                                          ------------    -----------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              9,030,682        760,192        312,248
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                       13,809,028         59,471          3,604
..  Contract withdrawals and transfers to annuity reserves                   (2,066,268)      (276,778)       (51,567)
..  Contract transfers                                                       11,542,978     (7,024,047)    (2,911,572)
                                                                          ------------    -----------    -----------
                                                                            23,285,738     (7,241,354)    (2,959,535)
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                    119,885             --             --
..  Annuity Payments                                                            (15,276)            --             --
..  Receipt (reimbursement) of mortality guarantee adjustments                      569             --             --
                                                                          ------------    -----------    -----------
                                                                               105,178             --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      23,390,916     (7,241,354)    (2,959,535)
                                                                          ------------    -----------    -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     32,421,598     (6,481,162)    (2,647,287)
                                                                          ------------    -----------    -----------
NET ASSETS AT DECEMBER 31, 2003                                             51,191,530             --             --
Changes From Operations:
.. Net investment income (loss)                                                 (65,563)            --             --
.. Net realized gain (loss) on investments                                    2,407,200             --             --
.. Net change in unrealized appreciation or depreciation on investments      21,302,924             --             --
                                                                          ------------    -----------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS             23,644,561             --             --
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                       36,579,794             --             --
..  Contract withdrawals and transfers to annuity reserves                   (5,004,796)            --             --
..  Contract transfers                                                       19,604,357             --             --
                                                                          ------------    -----------    -----------
                                                                            51,179,355             --             --
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                         --             --             --
..  Annuity Payments                                                             44,926             --             --
..  Receipt (reimbursement) of mortality guarantee adjustments                   (8,260)            --             --
                                                                          ------------    -----------    -----------
                                                                                36,666             --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      51,216,021             --             --
                                                                          ------------    -----------    -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     74,860,582             --             --
                                                                          ------------    -----------    -----------
NET ASSETS AT DECEMBER 31, 2004                                           $126,052,112    $        --    $        --
                                                                          ============    ===========    ===========


                                                                         Fidelity VIP                  Fidelity VIP
                                                                         Contrafund      Fidelity VIP  Equity-Income
                                                                         Service Class 2 Equity-Income Service Class 2
                                                                         Subaccount      Subaccount    Subaccount
-----------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                             $  4,189,976    $27,726,540    $12,022,860
Changes From Operations:
.. Net investment income (loss)                                                (182,302)       126,006        (80,292)
.. Net realized gain (loss) on investments                                       47,424       (781,496)      (136,118)
.. Net change in unrealized appreciation or depreciation on investments       3,666,899      8,078,808      5,924,506
                                                                          ------------    -----------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              3,532,021      7,423,318      5,708,096
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                       12,963,363        148,241     11,721,026
..  Contract withdrawals and transfers to annuity reserves                     (724,839)    (2,187,368)    (1,144,541)
..  Contract transfers                                                        8,722,317       (413,592)     6,299,820
                                                                          ------------    -----------    -----------
                                                                            20,960,841     (2,452,719)    16,876,305
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                     20,975         70,802         97,538
..  Annuity Payments                                                             (5,702)       (84,811)        (4,029)
..  Receipt (reimbursement) of mortality guarantee adjustments                      (11)           421            (34)
                                                                          ------------    -----------    -----------
                                                                                15,262        (13,588)        93,475
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      20,976,103     (2,466,307)    16,969,780
                                                                          ------------    -----------    -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     24,508,124      4,957,011     22,677,876
                                                                          ------------    -----------    -----------
NET ASSETS AT DECEMBER 31, 2003                                             28,698,100     32,683,551     34,700,736
Changes From Operations:
.. Net investment income (loss)                                                (854,417)        51,148       (303,167)
.. Net realized gain (loss) on investments                                      281,125        210,600        476,085
.. Net change in unrealized appreciation or depreciation on investments      10,049,514      2,797,547      6,059,371
                                                                          ------------    -----------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              9,476,222      3,059,295      6,232,289
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                       37,229,569        328,370     29,731,499
..  Contract withdrawals and transfers to annuity reserves                   (2,544,870)    (3,213,944)    (3,062,754)
..  Contract transfers                                                       27,714,894        397,633     14,191,209
                                                                          ------------    -----------    -----------
                                                                            62,399,593     (2,487,941)    40,859,954
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                         --         88,632         20,511
..  Annuity Payments                                                             (6,318)      (105,015)        61,528
..  Receipt (reimbursement) of mortality guarantee adjustments                      (22)           598            (90)
                                                                          ------------    -----------    -----------
                                                                                (6,340)       (15,785)        81,949
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      62,393,253     (2,503,726)    40,941,903
                                                                          ------------    -----------    -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     71,869,475        555,569     47,174,192
                                                                          ------------    -----------    -----------
NET ASSETS AT DECEMBER 31, 2004                                           $100,567,575    $33,239,120    $81,874,928
                                                                          ============    ===========    ===========

                                                                         Delaware VIPT
                                                                         Small Cap
                                                                         Value
                                                                         Subaccount
--------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                             $22,059,412
Changes From Operations:
.. Net investment income (loss)                                               (258,118)
.. Net realized gain (loss) on investments                                     181,487
.. Net change in unrealized appreciation or depreciation on investments      8,689,763
                                                                          -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS             8,613,132
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                         196,191
..  Contract withdrawals and transfers to annuity reserves                  (2,001,575)
..  Contract transfers                                                       2,598,381
                                                                          -----------
                                                                              792,997
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                    38,435
..  Annuity Payments                                                           (41,025)
..  Receipt (reimbursement) of mortality guarantee adjustments                      62
                                                                          -----------
                                                                               (2,528)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS        790,469
                                                                          -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     9,403,601
                                                                          -----------
NET ASSETS AT DECEMBER 31, 2003                                            31,463,013
Changes From Operations:
.. Net investment income (loss)                                               (377,402)
.. Net realized gain (loss) on investments                                   2,011,318
.. Net change in unrealized appreciation or depreciation on investments      4,123,523
                                                                          -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS             5,757,439
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                         303,918
..  Contract withdrawals and transfers to annuity reserves                  (3,111,124)
..  Contract transfers                                                          (8,302)
                                                                          -----------
                                                                           (2,815,508)
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                    17,695
..  Annuity Payments                                                           (20,837)
..  Receipt (reimbursement) of mortality guarantee adjustments                      44
                                                                          -----------
                                                                               (3,098)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS     (2,818,606)
                                                                          -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     2,938,833
                                                                          -----------
NET ASSETS AT DECEMBER 31, 2004                                           $34,401,846
                                                                          ===========



                                                                         Fidelity VIP
                                                                         Growth
                                                                         Subaccount
--------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                             $25,137,106
Changes From Operations:
.. Net investment income (loss)                                               (289,301)
.. Net realized gain (loss) on investments                                  (3,776,972)
.. Net change in unrealized appreciation or depreciation on investments     11,032,216
                                                                          -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS             6,965,943
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                         267,110
..  Contract withdrawals and transfers to annuity reserves                  (2,532,411)
..  Contract transfers                                                      (1,454,751)
                                                                          -----------
                                                                           (3,720,052)
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                        --
..  Annuity Payments                                                           (20,026)
..  Receipt (reimbursement) of mortality guarantee adjustments                   6,285
                                                                          -----------
                                                                              (13,741)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS     (3,733,793)
                                                                          -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     3,232,150
                                                                          -----------
NET ASSETS AT DECEMBER 31, 2003                                            28,369,256
Changes From Operations:
.. Net investment income (loss)                                               (292,551)
.. Net realized gain (loss) on investments                                  (2,443,901)
.. Net change in unrealized appreciation or depreciation on investments      3,101,165
                                                                          -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS               364,713
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                         526,212
..  Contract withdrawals and transfers to annuity reserves                  (2,571,478)
..  Contract transfers                                                      (2,486,954)
                                                                          -----------
                                                                           (4,532,220)
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                        --
..  Annuity Payments                                                           (22,160)
..  Receipt (reimbursement) of mortality guarantee adjustments                   7,231
                                                                          -----------
                                                                              (14,929)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS     (4,547,149)
                                                                          -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                    (4,182,436)
                                                                          -----------
NET ASSETS AT DECEMBER 31, 2004                                           $24,186,820
                                                                          ===========

See accompanying notes.

Delaware VIPT                           Delaware VIPT                               Delaware VIPT   Delaware VIPT
Small Cap Value     Delaware VIPT       Social Awareness      Delaware VIPT         Trend           U.S. Growth
Service Class       Social Awareness    Service Class         Trend                 Service Class   Service Class
Subaccount          Subaccount          Subaccount            Subaccount            Subaccount      Subaccount
-----------------------------------------------------------------------------------------------------------------------
   $ 24,498,184         $ 4,143,898           $ 614,015            $32,186,140        $20,612,639      $    602,736
       (556,520)              9,270                (201)              (481,861)         (502,738)           (38,397)
        181,350          (1,846,519)           (220,610)            (2,145,300)         (338,096)             2,110
     14,177,398           2,049,893             252,210             12,514,784          9,884,296           584,112
   ------------         -----------           ---------            -----------       ------------      ------------
     13,802,228             212,644              31,399              9,887,623          9,043,462           547,825
     15,241,390               4,976                 927                263,009         14,486,721         6,041,942
     (2,632,994)           (112,645)             (5,656)            (2,999,016)       (1,891,969)          (177,858)
     12,406,970          (4,248,873)           (640,685)                86,678          8,158,972         1,673,752
   ------------         -----------           ---------            -----------       ------------      ------------
     25,015,366          (4,356,542)           (645,414)            (2,649,329)        20,753,724         7,537,836
        378,801                  --                  --                 16,625            374,596                --
        (38,929)                 --                  --                (26,621)          (33,070)                --
           (513)                 --                  --                  2,999              (498)                --
   ------------         -----------           ---------            -----------       ------------      ------------
        339,359                  --                  --                 (6,997)           341,028                --
     25,354,725          (4,356,542)           (645,414)            (2,656,326)        21,094,752         7,537,836
   ------------         -----------           ---------            -----------       ------------      ------------
     39,156,953          (4,143,898)           (614,015)             7,231,297         30,138,214         8,085,661
   ------------         -----------           ---------            -----------       ------------      ------------
     63,655,137                  --                  --             39,417,437         50,750,853         8,688,397
     (1,417,664)                 --                  --               (535,392)       (1,172,591)          (344,199)
      2,811,351                  --                  --               (429,794)           487,614             1,476
     17,209,528                  --                  --              4,912,292          9,440,338         1,717,137
   ------------         -----------           ---------            -----------       ------------      ------------
     18,603,215                  --                  --              3,947,106          8,755,361         1,374,414
     36,182,271                  --                  --                408,188         32,390,840        19,776,523
     (5,439,695)                 --                  --             (3,281,936)       (4,205,026)          (780,687)
     15,104,435                  --                  --             (1,937,633)        13,551,029         5,687,343
   ------------         -----------           ---------            -----------       ------------      ------------
     45,847,011                  --                  --             (4,811,381)        41,736,843        24,683,179
             --                  --                  --                 17,323             60,680            15,051
        (81,507)                 --                  --                (28,907)          (74,059)            (3,040)
             82                  --                  --                  3,523                 76               (12)
   ------------         -----------           ---------            -----------       ------------      ------------
        (81,425)                 --                  --                 (8,061)          (13,303)            11,999
     45,765,586                  --                  --             (4,819,442)        41,723,540        24,695,178
   ------------         -----------           ---------            -----------       ------------      ------------
     64,368,801                  --                  --               (872,336)        50,478,901        26,069,592
   ------------         -----------           ---------            -----------       ------------      ------------
   $128,023,938         $        --           $      --            $38,545,101       $101,229,754      $ 34,757,989
   ============         ===========           =========            ===========       ============      ============


                                                                                    Fidelity VIP    FTVIPT Franklin
Fidelity VIP Growth Fidelity VIP Growth Fidelity VIP Growth                         Overseas        Mutual Shares
Service Class 2     Opportunities       Opportunities Service Fidelity VIP Overseas Service Class 2 Securities Class 2
Subaccount          Subaccount          Class 2 Subaccount    Subaccount            Subaccount      Subaccount
-----------------------------------------------------------------------------------------------------------------------
   $  6,303,717         $ 9,192,932           $ 470,570            $ 5,159,899         $3,253,837      $ 26,889,186
       (131,214)             29,905                (486)               (29,753)         (105,016)          (151,117)
       (309,483)         (6,461,990)           (148,968)              (649,296)         2,823,948        (2,951,155)
      2,811,864           7,015,148             180,111              2,637,456          1,509,125         4,381,678
   ------------         -----------           ---------            -----------       ------------      ------------
      2,371,167             583,063              30,657              1,958,407          4,228,057         1,279,406
      2,855,583               9,000                  --                 73,987          5,744,414           109,398
       (810,808)           (278,554)            (11,217)              (405,675)       (2,700,215)          (686,766)
      1,424,377          (9,258,657)           (490,010)               379,573          3,186,087       (27,573,048)
   ------------         -----------           ---------            -----------       ------------      ------------
      3,469,152          (9,528,211)           (501,227)                47,885          6,230,286       (28,150,416)
        224,511            (237,600)                 --                     --                 --           (17,615)
        (21,469)            (10,184)                 --                (22,162)                --              (561)
           (221)                 --                  --                  7,957                 --                --
   ------------         -----------           ---------            -----------       ------------      ------------
        202,821            (247,784)                 --                (14,205)                --           (18,176)
      3,671,973          (9,775,995)           (501,227)                33,680          6,230,286       (28,168,592)
   ------------         -----------           ---------            -----------       ------------      ------------
      6,043,140          (9,192,932)           (470,570)             1,992,087         10,458,343       (26,889,186)
   ------------         -----------           ---------            -----------       ------------      ------------
     12,346,857                  --                  --              7,151,986         13,712,180                --
       (235,451)                 --                  --                (18,666)         (271,216)                --
        (22,331)                 --                  --                (54,694)           804,840                --
        761,891                  --                  --                886,165          4,006,910                --
   ------------         -----------           ---------            -----------       ------------      ------------
        504,109                  --                  --                812,805          4,540,534                --
      9,419,430                  --                  --                 56,964         27,154,176                --
     (1,547,152)                 --                  --               (587,530)       (1,181,234)                --
      2,302,451                  --                  --                222,755          5,631,836                --
   ------------         -----------           ---------            -----------       ------------      ------------
     10,174,729                  --                  --               (307,811)        31,604,778                --
             --                  --                  --                     --                 --                --
        (49,777)                 --                  --                (27,272)                --                --
            160                  --                  --                 10,186                 --                --
   ------------         -----------           ---------            -----------       ------------      ------------
        (49,617)                 --                  --                (17,086)                --                --
     10,125,112                  --                  --               (324,897)        31,604,778                --
   ------------         -----------           ---------            -----------       ------------      ------------
     10,629,221                  --                  --                487,908         36,145,312                --
   ------------         -----------           ---------            -----------       ------------      ------------
   $ 22,976,078         $        --           $      --            $ 7,639,894        $49,857,492      $         --
   ============         ===========           =========            ===========       ============      ============

Delaware VIPT                     Delaware VIPT      Dreyfus
Trend           Delaware VIPT     Value              Developing
Service Class   Value             Service Class      Leaders
Subaccount      Subaccount        Subaccount         Subaccount
-----------------------------------------------------------------------
  $20,612,639      $10,810,321       $ 5,207,353        $ 2,571,334
    (502,738)           34,657           (10,306)           (12,683)
    (338,096)         (207,237)          (52,236)        (1,674,360)
    9,884,296        3,450,635         2,031,834          1,745,937
 ------------      -----------       -----------        -----------
    9,043,462        3,278,055         1,969,292             58,894
   14,486,721          130,552         3,963,813              3,504
  (1,891,969)       (1,223,154)         (552,971)           (94,533)
    8,158,972        3,551,595         1,972,932         (2,525,666)
 ------------      -----------       -----------        -----------
   20,753,724        2,458,993         5,383,774         (2,616,695)
      374,596           15,030               101            (13,183)
     (33,070)           (5,137)           (1,687)              (350)
        (498)              580                --                 --
 ------------      -----------       -----------        -----------
      341,028           10,473            (1,586)           (13,533)
   21,094,752        2,469,466         5,382,188         (2,630,228)
 ------------      -----------       -----------        -----------
   30,138,214        5,747,521         7,351,480         (2,571,334)
 ------------      -----------       -----------        -----------
   50,750,853       16,557,842        12,558,833                 --
  (1,172,591)           28,061           (99,957)                --
      487,614          238,393           217,199                 --
    9,440,338        1,780,026         2,851,847                 --
 ------------      -----------       -----------        -----------
    8,755,361        2,046,480         2,969,089                 --
   32,390,840          182,678        10,778,270                 --
  (4,205,026)       (1,588,864)       (1,395,917)                --
   13,551,029          (13,366)        5,098,235                 --
 ------------      -----------       -----------        -----------
   41,736,843       (1,419,552)       14,480,588                 --
       60,680           30,748                --                 --
     (74,059)          (23,280)           10,555                 --
           76              821                --                 --
 ------------      -----------       -----------        -----------
     (13,303)            8,289            10,555                 --
   41,723,540       (1,411,263)       14,491,143                 --
 ------------      -----------       -----------        -----------
   50,478,901          635,217        17,460,232                 --
 ------------      -----------       -----------        -----------
 $101,229,754      $17,193,059       $30,019,065        $        --
 ============      ===========       ===========        ===========

                                                     FTVIPT
Fidelity VIP                      FTVIPT Templeton   Templeton
Overseas        FTVIPT Franklin   Foreign            Growth
Service Class 2 Small Cap Class 2 Securities Class 2 Securities Class 2
Subaccount      Subaccount        Subaccount         Subaccount
-----------------------------------------------------------------------
   $3,253,837      $17,032,796       $ 6,228,122        $ 9,317,702
    (105,016)         (338,866)          (36,699)           (10,718)
    2,823,948         (917,912)          222,155            114,396
    1,509,125        8,105,061            39,681          4,201,890
 ------------      -----------       -----------        -----------
    4,228,057        6,848,283           225,137          4,305,568
    5,744,414        4,805,406            72,105          5,940,347
  (2,700,215)       (1,015,163)         (105,194)        (1,001,129)
    3,186,087        3,703,272        (6,420,170)         4,698,903
 ------------      -----------       -----------        -----------
    6,230,286        7,493,515        (6,453,259)         9,638,121
           --           39,728                --             78,275
           --          (18,475)               --             (7,089)
           --             (856)               --                  9
 ------------      -----------       -----------        -----------
           --           20,397                --             71,195
    6,230,286        7,513,912        (6,453,259)         9,709,316
 ------------      -----------       -----------        -----------
   10,458,343       14,362,195        (6,228,122)        14,014,884
 ------------      -----------       -----------        -----------
   13,712,180       31,394,991                --         23,332,586
    (271,216)         (623,655)               --           (147,427)
      804,840          115,056                --            513,892
    4,006,910        4,699,798                --          5,122,758
 ------------      -----------       -----------        -----------
    4,540,534        4,191,199                --          5,489,223
   27,154,176       12,747,526                --         15,850,160
  (1,181,234)       (2,399,195)               --         (1,878,579)
    5,631,836        3,340,072                --          8,269,374
 ------------      -----------       -----------        -----------
   31,604,778       13,688,403                --         22,240,955
           --           12,695                --             16,397
           --           (8,725)               --            (11,049)
           --              (44)               --                 73
 ------------      -----------       -----------        -----------
           --            3,926                --              5,421
   31,604,778       13,692,329                --         22,246,376
 ------------      -----------       -----------        -----------
   36,145,312       17,883,528                --         27,735,599
 ------------      -----------       -----------        -----------
  $49,857,492      $49,278,519       $        --        $51,068,185
 ============      ===========       ===========        ===========

Lincoln Life Variable Annuity Account N

Years Ended December 31, 2003 and 2004

                                                                                         Janus Aspen    Janus Aspen
                                                                         Janus Aspen     Series Mid Cap Series Worldwide
                                                                         Series Balanced Growth Service Growth Service
                                                                         Service Shares  Shares         Shares
                                                                         Subaccount      Subaccount     Subaccount
-------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                              $ 8,649,699    $   475,865    $   2,040,094
Changes From Operations:
.. Net investment income (loss)                                                 104,876        (20,752)         (21,712)
.. Net realized gain (loss) on investments                                       21,303         13,515          121,834
.. Net change in unrealized appreciation or depreciation on investments       1,975,290        366,596          675,583
                                                                           -----------    -----------    -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              2,101,469        359,359          775,705
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                        7,275,271      1,609,909        1,276,545
..  Contract withdrawals and transfers to annuity reserves                     (878,988)      (166,708)        (692,737)
..  Contract transfers                                                        8,193,065        776,139          894,797
                                                                           -----------    -----------    -------------
                                                                            14,589,348      2,219,340        1,478,605
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                     76,641             --          195,535
..  Annuity Payments                                                             (3,906)            --          (17,350)
..  Receipt (reimbursement) of mortality guarantee adjustments                      (17)            --             (243)
                                                                           -----------    -----------    -------------
                                                                                72,718             --          177,942
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      14,662,066      2,219,340        1,656,547
                                                                           -----------    -----------    -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     16,763,535      2,578,699        2,432,252
                                                                           -----------    -----------    -------------
NET ASSETS AT DECEMBER 31, 2003                                             25,413,234      3,054,564        4,472,346
Changes From Operations:
.. Net investment income (loss)                                                 286,330        (91,639)         (30,515)
.. Net realized gain (loss) on investments                                      293,607        107,083          248,693
.. Net change in unrealized appreciation or depreciation on investments       1,648,476      1,209,300          (61,525)
                                                                           -----------    -----------    -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              2,228,413      1,224,744          156,653
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                        8,593,967      4,028,212          740,264
..  Contract withdrawals and transfers to annuity reserves                   (2,040,776)      (413,669)        (224,353)
..  Contract transfers                                                        3,495,316      2,191,165          (22,288)
                                                                           -----------    -----------    -------------
                                                                            10,048,507      5,805,708          493,623
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                    274,071             --           11,084
..  Annuity Payments                                                            (47,466)            --          (46,749)
..  Receipt (reimbursement) of mortality guarantee adjustments                     (258)            --               15
                                                                           -----------    -----------    -------------
                                                                               226,347             --          (35,650)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      10,274,854      5,805,708          457,973
                                                                           -----------    -----------    -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     12,503,267      7,030,452          614,626
                                                                           -----------    -----------    -------------
NET ASSETS AT DECEMBER 31, 2004                                            $37,916,501    $10,085,016    $   5,086,972
                                                                           ===========    ===========    =============


                                                                                         Lincoln VIPT
                                                                         Lincoln VIPT    International  Lincoln VIPT
                                                                         International   Service Class  Money Market
                                                                         Subaccount      Subaccount     Subaccount
-------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                              $ 1,287,204    $        --    $ 205,091,441
Changes From Operations:
.. Net investment income (loss)                                                  52,734         59,421       (1,359,351)
.. Net realized gain (loss) on investments                                      761,916            797               --
.. Net change in unrealized appreciation or depreciation on investments       1,220,119        884,117               --
                                                                           -----------    -----------    -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              2,034,769        944,335       (1,359,351)
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                        4,658,296      8,352,397       69,302,407
..  Contract withdrawals and transfers to annuity reserves                     (331,503)       (35,083)    (130,475,565)
..  Contract transfers                                                        2,661,352      1,036,553      (27,265,705)
                                                                           -----------    -----------    -------------
                                                                             6,988,145      9,353,867      (88,438,863)
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                         --             --            5,457
..  Annuity Payments                                                               (842)            --           (5,239)
..  Receipt (reimbursement) of mortality guarantee adjustments                       (7)            --               --
                                                                           -----------    -----------    -------------
                                                                                  (849)            --              218
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS       6,987,296      9,353,867      (88,438,645)
                                                                           -----------    -----------    -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                      9,022,065     10,298,202      (89,797,996)
                                                                           -----------    -----------    -------------
NET ASSETS AT DECEMBER 31, 2003                                             10,309,269     10,298,202      115,293,445
Changes From Operations:
.. Net investment income (loss)                                                 (29,682)       (96,327)        (747,426)
.. Net realized gain (loss) on investments                                      270,436         64,371               --
.. Net change in unrealized appreciation or depreciation on investments       4,329,807      7,431,336               --
                                                                           -----------    -----------    -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              4,570,561      7,399,380         (747,426)
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                       10,518,157     34,304,852       22,098,918
..  Contract withdrawals and transfers to annuity reserves                   (1,264,770)      (894,737)     (43,335,607)
..  Contract transfers                                                        7,988,493      7,413,916        7,104,200
                                                                           -----------    -----------    -------------
                                                                            17,241,880     40,824,031      (14,132,489)
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                      9,755             --           78,411
..  Annuity Payments                                                             (2,025)            --          (10,478)
..  Receipt (reimbursement) of mortality guarantee adjustments                      (19)            --              (82)
                                                                           -----------    -----------    -------------
                                                                                 7,711             --           67,851
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      17,249,591     40,824,031      (14,064,638)
                                                                           -----------    -----------    -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     21,820,152     48,223,411      (14,812,064)
                                                                           -----------    -----------    -------------
NET ASSETS AT DECEMBER 31, 2004                                            $32,129,421    $58,521,613    $ 100,481,381
                                                                           ===========    ===========    =============

                                                                         Liberty VIT
                                                                         Growth &
                                                                         Income
                                                                         Subaccount
--------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                            $  3,011,627
Changes From Operations:
.. Net investment income (loss)                                                (14,986)
.. Net realized gain (loss) on investments                                  (1,621,708)
.. Net change in unrealized appreciation or depreciation on investments      1,621,555
                                                                         ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS               (15,139)
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                           1,173
..  Contract withdrawals and transfers to annuity reserves                    (110,665)
..  Contract transfers                                                      (2,886,996)
                                                                         ------------
                                                                           (2,996,488)
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                        --
..  Annuity Payments                                                                --
..  Receipt (reimbursement) of mortality guarantee adjustments                      --
                                                                         ------------
                                                                                   --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS     (2,996,488)
                                                                         ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                    (3,011,627)
                                                                         ------------
NET ASSETS AT DECEMBER 31, 2003                                                    --
Changes From Operations:
.. Net investment income (loss)                                                     --
.. Net realized gain (loss) on investments                                          --
.. Net change in unrealized appreciation or depreciation on investments             --
                                                                         ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS                    --
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                              --
..  Contract withdrawals and transfers to annuity reserves                          --
..  Contract transfers                                                              --
                                                                         ------------
                                                                                   --
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                        --
..  Annuity Payments                                                                --
..  Receipt (reimbursement) of mortality guarantee adjustments                      --
                                                                         ------------
                                                                                   --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS             --
                                                                         ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            --
                                                                         ------------
NET ASSETS AT DECEMBER 31, 2004                                          $         --
                                                                         ============


                                                                         Lincoln VIPT
                                                                         Money Market
                                                                         Service Class
                                                                         Subaccount
--------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                            $         --
Changes From Operations:
.. Net investment income (loss)                                                (30,312)
.. Net realized gain (loss) on investments                                          --
.. Net change in unrealized appreciation or depreciation on investments             --
                                                                         ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS               (30,312)
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                      16,574,782
..  Contract withdrawals and transfers to annuity reserves                    (798,636)
..  Contract transfers                                                      (5,124,820)
                                                                         ------------
                                                                           10,651,326
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                        --
..  Annuity Payments                                                                --
..  Receipt (reimbursement) of mortality guarantee adjustments                      --
                                                                         ------------
                                                                                   --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS     10,651,326
                                                                         ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                    10,621,014
                                                                         ------------
NET ASSETS AT DECEMBER 31, 2003                                            10,621,014
Changes From Operations:
.. Net investment income (loss)                                               (268,184)
.. Net realized gain (loss) on investments                                          --
.. Net change in unrealized appreciation or depreciation on investments             --
                                                                         ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              (268,184)
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                      66,273,745
..  Contract withdrawals and transfers to annuity reserves                  (3,439,334)
..  Contract transfers                                                     (21,502,368)
                                                                         ------------
                                                                           41,332,043
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                        --
..  Annuity Payments                                                                --
..  Receipt (reimbursement) of mortality guarantee adjustments                      --
                                                                         ------------
                                                                                   --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS     41,332,043
                                                                         ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                    41,063,859
                                                                         ------------
NET ASSETS AT DECEMBER 31, 2004                                          $ 51,684,873
                                                                         ============

See accompanying notes.

                            Lincoln VIPT                                            Lincoln VIPT                Lincoln VIPT
              Lincoln VIPT  Aggressive                  Lincoln VIPT   Lincoln VIPT Capital       Lincoln VIPT  Global Asset
Liberty VIT   Aggressive    Growth        Lincoln VIPT  Bond Service   Capital      Appreciation  Global Asset  Allocation
Newport Tiger Growth        Service Class Bond          Class          Appreciation Service Class Allocation    Service Class
Subaccount    Subaccount    Subaccount    Subaccount    Subaccount     Subaccount   Subaccount    Subaccount    Subaccount
------------------------------------------------------------------------------------------------------------------------------
 $ 3,847,367   $   130,333   $       --   $216,864,749   $         --  $   370,776   $        --   $   425,436   $         --
     (18,892)       (5,420)      (1,560)     8,084,151        720,057      (18,717)       (1,367)       26,051          1,408
    (228,739)         (590)        (916)     5,027,407         (3,355)      (1,938)          342         3,104          2,216
      98,481        75,217       23,591      1,122,078        (98,650)     340,410        31,730       281,243         22,334
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
    (149,150)       69,207       21,115     14,233,636        618,052      319,755        30,705       310,398         25,958
       5,201       624,948      345,409     56,744,844     34,053,262      629,261       200,443       890,012        938,682
    (124,715)      (37,653)      (1,416)   (31,787,287)      (749,809)    (134,431)       (4,000)      (23,130)      (517,009)
  (3,530,768)      230,711       43,788     46,456,961      6,197,939      560,528       104,888     1,468,805        129,945
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
  (3,650,282)      818,006      387,781     71,414,518     39,501,392    1,055,358       301,331     2,335,687        551,618
     (45,703)           --           --        278,892             --           --            --        59,501             --
      (2,232)           --           --        (24,529)            --           --            --          (649)            --
          --            --           --            326             --           --            --           (12)            --
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
     (47,935)           --           --        254,689             --           --            --        58,840             --
  (3,698,217)      818,006      387,781     71,669,207     39,501,392    1,055,358       301,331     2,394,527        551,618
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
  (3,847,367)      887,213      408,896     85,902,843     40,119,444    1,375,113       332,036     2,704,925        577,576
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
          --     1,017,546      408,896    302,767,592     40,119,444    1,745,889       332,036     3,130,361        577,576
          --       (14,342)     (11,187)     8,815,712      4,018,413      (41,362)      (15,907)       22,000          3,267
          --        55,949        5,393     10,268,613      2,552,996       35,594         5,545        47,289         23,819
          --        79,909      121,615     (6,943,124)    (2,331,767)     157,750       171,271       975,483        266,264
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
          --       121,516      115,821     12,141,201      4,239,642      151,982       160,909     1,044,772        293,350
          --       445,562    1,051,827     51,041,207    123,114,373    1,187,271     2,540,975     5,243,546      1,400,082
          --       (72,792)     (16,291)   (33,226,210)    (4,366,355)     (80,857)      (56,590)     (397,723)      (149,278)
          --      (290,931)     128,160     24,305,802     24,540,308      296,708       633,457     2,152,638      1,438,664
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
          --        81,839    1,163,696     42,120,799    143,288,326    1,403,122     3,117,842     6,998,461      2,689,468
          --            --           --        144,084         57,197       12,695            --         9,642             --
          --            --           --        (48,691)        (2,562)      (3,936)           --        (3,615)            --
          --            --           --         (4,811)            71          (14)           --           (15)            --
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
          --            --           --         90,582         54,706        8,745            --         6,012             --
          --        81,839    1,163,696     42,211,381    143,343,032    1,411,867     3,117,842     7,004,473      2,689,468
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
          --       203,355    1,279,517     54,352,582    147,582,674    1,563,849     3,278,751     8,049,245      2,982,818
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
 $        --   $ 1,220,901   $1,688,413   $357,120,174   $187,702,118  $ 3,309,738   $ 3,610,787   $11,179,606   $  3,560,394
 ===========   ===========   ==========   ============   ============  ===========   ===========   ===========   ============

              Lincoln VIPT  MFS VIT                     MFS VIT
Lincoln VIPT  Social        Capital       MFS VIT       Emerging                    MFS VIT                     MFS VIT Total
Social        Awareness     Opportunities Emerging      Growth Service MFS VIT      Research      MFS VIT Total Return Service
Awareness     Service Class Service Class Growth        Class          Research     Service Class Return        Class
Subaccount    Subaccount    Subaccount    Subaccount    Subaccount     Subaccount   Subaccount    Subaccount    Subaccount
------------------------------------------------------------------------------------------------------------------------------
 $   412,876   $        --   $1,023,294   $ 10,040,539   $  3,028,423  $ 7,969,416   $ 3,068,386   $47,032,941   $ 38,295,796
      (2,854)        4,942      (30,370)      (147,463)       (65,562)      13,200        (5,769)      168,253       (127,521)
      40,802           536       (8,366)    (2,155,460)       229,968   (5,795,788)   (2,027,723)     (103,604)       (34,001)
   1,497,400       398,272      483,310      4,903,237        783,492    6,079,696     2,073,658     6,549,246      8,875,136
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
   1,535,348       403,750      444,574      2,600,314        947,898      297,108        40,166     6,613,895      8,713,614
   3,054,894     5,689,905    1,361,851         66,828      1,872,916        5,087        38,495       277,217     25,717,914
    (556,895)      (25,243)     (63,847)      (995,278)      (176,894)    (268,770)      (74,699)   (4,044,563)    (3,584,979)
   6,267,771       880,873      537,269       (359,089)       279,374   (7,982,166)   (3,072,348)      302,694     22,260,741
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
   8,765,770     6,545,535    1,835,273     (1,287,539)     1,975,396   (8,245,849)   (3,108,552)   (3,464,652)    44,393,676
          --            --           --            371         15,885      (20,070)           --        37,783         59,316
          --            --           --         (4,685)            --         (605)           --        (5,921)        (5,653)
          --            --           --          1,490             (5)          --            --           (79)             6
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
          --            --           --         (2,824)        15,880      (20,675)           --        31,783         53,669
   8,765,770     6,545,535    1,835,273     (1,290,363)     1,991,276   (8,266,524)   (3,108,552)   (3,432,869)    44,447,345
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
  10,301,118     6,949,285    2,279,847      1,309,951      2,939,174   (7,969,416)   (3,068,386)    3,181,026     53,160,959
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
  10,713,994     6,949,285    3,303,141     11,350,490      5,967,597           --            --    50,213,967     91,456,755
     (62,619)     (105,545)     (61,253)      (148,696)      (123,204)          --            --       134,121       (306,441)
     141,939        17,958       96,377     (1,978,182)       315,116           --            --       813,408        739,511
   2,094,672     3,289,235      426,100      3,207,850        670,415           --            --     3,677,639     12,712,225
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
   2,173,992     3,201,648      461,224      1,080,972        862,327           --            --     4,625,168     13,145,295
   7,720,764    25,569,484    1,349,040        262,036      2,937,607           --            --       352,392     42,807,149
    (943,764)     (607,945)    (168,404)    (1,066,634)      (908,302)          --            --    (5,852,015)    (7,704,642)
   3,983,078     5,217,169      367,293     (1,187,920)        62,948           --            --     1,381,325     33,326,785
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
  10,760,078    30,178,708    1,547,929     (1,992,518)     2,092,253           --            --    (4,118,298)    68,429,292
       9,514            --           --          6,007             --           --            --        30,414             91
      (9,514)           --           --        (10,783)         2,784           --            --       (35,947)        20,921
          --            --           --          1,781            (14)          --            --            25            (14)
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
          --            --           --         (2,995)         2,770           --            --        (5,508)        20,998
  10,760,078    30,178,708    1,547,929     (1,995,513)     2,095,023           --            --    (4,123,806)    68,450,290
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
  12,934,070    33,380,356    2,009,153       (914,541)     2,957,350           --            --       501,362     81,595,585
 -----------   -----------   ----------   ------------   ------------  -----------   -----------   -----------   ------------
 $23,648,064   $40,329,641   $5,312,294   $ 10,435,949   $  8,924,947  $        --   $        --   $50,715,329   $173,052,340
 ===========   ===========   ==========   ============   ============  ===========   ===========   ===========   ============

Lincoln Life Variable Annuity Account N

Years Ended December 31, 2003 and 2004



                                                                         MFS VIT      MFS VIT           NB AMT
                                                                         Utilities    Utilities Service Mid-Cap Growth
                                                                         Subaccount   Class Subaccount  Subaccount
------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                            $21,847,397     $ 8,617,782      $ 5,248,441
Changes From Operations:
.. Net investment income (loss)                                               217,100             702         (165,720)
.. Net realized gain (loss) on investments                                 (1,916,110)       (332,616)          22,594
.. Net change in unrealized appreciation or depreciation on investments     8,692,944       4,545,393        2,614,504
                                                                         -----------     -----------      -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS            6,993,934       4,213,479        2,471,378
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                        161,854       5,567,480        6,435,521
..  Contract withdrawals and transfers to annuity reserves                 (2,229,247)     (1,468,331)        (318,232)
..  Contract transfers                                                         79,965       6,189,118        5,271,405
                                                                         -----------     -----------      -----------
                                                                          (1,987,428)     10,288,267       11,388,694
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                       --            (280)            (107)
..  Annuity Payments                                                           (2,951)           (108)             (54)
..  Receipt (reimbursement) of mortality guarantee adjustments                    390              --               --
                                                                         -----------     -----------      -----------
                                                                              (2,561)           (388)            (161)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS    (1,989,989)     10,287,879       11,388,533
                                                                         -----------     -----------      -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                    5,003,945      14,501,358       13,859,911
                                                                         -----------     -----------      -----------
NET ASSETS AT DECEMBER 31, 2003                                           26,851,342      23,119,140       19,108,352
Changes From Operations:
.. Net investment income (loss)                                                23,348        (109,750)        (488,688)
.. Net realized gain (loss) on investments                                   (782,737)        632,478          223,169
.. Net change in unrealized appreciation or depreciation on investments     7,768,196       7,424,306        5,344,214
                                                                         -----------     -----------      -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS            7,008,807       7,947,034        5,078,695
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                        263,560       8,232,428       15,924,311
..  Contract withdrawals and transfers to annuity reserves                 (3,622,345)     (2,710,082)      (1,263,941)
..  Contract transfers                                                        (42,611)      5,278,142        5,986,351
                                                                         -----------     -----------      -----------
                                                                          (3,401,396)     10,800,488       20,646,721
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                       --          60,684            9,127
..  Annuity Payments                                                           (3,608)         (2,588)            (914)
..  Receipt (reimbursement) of mortality guarantee adjustments                    640               7              (17)
                                                                         -----------     -----------      -----------
                                                                              (2,968)         58,103            8,196
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS    (3,404,364)     10,858,591       20,654,917
                                                                         -----------     -----------      -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                    3,604,443      18,805,625       25,733,612
                                                                         -----------     -----------      -----------
NET ASSETS AT DECEMBER 31, 2004                                          $30,455,785     $41,924,765      $44,841,964
                                                                         ===========     ===========      ===========

                                                                         Scudder VIT  Scudder VIT
                                                                         Equity 500   Equity 500 Index  Scudder VIT
                                                                         Index        Service Class     Small Cap Index
                                                                         Subaccount   Subaccount        Subaccount
------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                            $48,840,560     $        --      $ 1,228,857
Changes From Operations:
.. Net investment income (loss)                                              (262,658)        (10,788)         (71,843)
.. Net realized gain (loss) on investments                                 (1,866,124)          1,877          147,741
.. Net change in unrealized appreciation or depreciation on investments    17,785,984         248,773        2,433,743
                                                                         -----------     -----------      -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS           15,657,202         239,862        2,509,641
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                      5,600,402       2,877,490        2,637,290
..  Contract withdrawals and transfers to annuity reserves                 (4,408,605)        (12,586)        (429,402)
..  Contract transfers                                                     15,404,485         504,984        5,714,895
                                                                         -----------     -----------      -----------
                                                                          16,596,282       3,369,888        7,922,783
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                  283,876              --           27,144
..  Annuity Payments                                                          (35,062)             --           (2,631)
..  Receipt (reimbursement) of mortality guarantee adjustments                 10,594              --               28
                                                                         -----------     -----------      -----------
                                                                             259,408              --           24,541
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS    16,855,690       3,369,888        7,947,324
                                                                         -----------     -----------      -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                   32,512,892       3,609,750       10,456,965
                                                                         -----------     -----------      -----------
NET ASSETS AT DECEMBER 31, 2003                                           81,353,452       3,609,750       11,685,822
Changes From Operations:
.. Net investment income (loss)                                              (275,894)        (87,092)        (154,931)
.. Net realized gain (loss) on investments                                   (145,036)          7,361          745,454
.. Net change in unrealized appreciation or depreciation on investments     6,975,657       1,234,976        1,677,466
                                                                         -----------     -----------      -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS            6,554,727       1,155,245        2,267,989
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                      5,632,169       8,803,849        2,379,239
..  Contract withdrawals and transfers to annuity reserves                 (8,601,179)       (440,166)      (1,460,082)
..  Contract transfers                                                     (4,050,350)      4,417,716        1,550,786
                                                                         -----------     -----------      -----------
                                                                          (7,019,360)     12,781,399        2,469,943
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                   43,889          43,372           42,388
..  Annuity Payments                                                          (57,457)           (227)          (6,903)
..  Receipt (reimbursement) of mortality guarantee adjustments                 13,204              --               85
                                                                         -----------     -----------      -----------
                                                                                (364)         43,145           35,570
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS    (7,019,724)     12,824,544        2,505,513
                                                                         -----------     -----------      -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     (464,997)     13,979,789        4,773,502
                                                                         -----------     -----------      -----------
NET ASSETS AT DECEMBER 31, 2004                                          $80,888,455     $17,589,539      $16,459,324
                                                                         ===========     ===========      ===========


                                                                         NB AMT
                                                                         Regency
                                                                         Subaccount
----------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                              $ 2,050,622
Changes From Operations:
.. Net investment income (loss)                                                 (89,109)
.. Net realized gain (loss) on investments                                       20,133
.. Net change in unrealized appreciation or depreciation on investments       2,062,588
                                                                           -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              1,993,612
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                        7,689,149
..  Contract withdrawals and transfers to annuity reserves                     (288,109)
..  Contract transfers                                                        3,573,183
                                                                           -----------
                                                                            10,974,223
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                         --
..  Annuity Payments                                                                 --
..  Receipt (reimbursement) of mortality guarantee adjustments                       --
                                                                           -----------
                                                                                    --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      10,974,223
                                                                           -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     12,967,835
                                                                           -----------
NET ASSETS AT DECEMBER 31, 2003                                             15,018,457
Changes From Operations:
.. Net investment income (loss)                                                (520,588)
.. Net realized gain (loss) on investments                                      101,203
.. Net change in unrealized appreciation or depreciation on investments       8,406,583
                                                                           -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              7,987,198
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                       28,178,132
..  Contract withdrawals and transfers to annuity reserves                   (1,384,174)
..  Contract transfers                                                       13,010,728
                                                                           -----------
                                                                            39,804,686
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                         --
..  Annuity Payments                                                                 --
..  Receipt (reimbursement) of mortality guarantee adjustments                       --
                                                                           -----------
                                                                                    --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS      39,804,686
                                                                           -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     47,791,884
                                                                           -----------
NET ASSETS AT DECEMBER 31, 2004                                            $62,810,341
                                                                           ===========

                                                                         Scudder VIT
                                                                         Small Cap Index
                                                                         Service Class
                                                                         Subaccount
----------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2003                                              $        --
Changes From Operations:
.. Net investment income (loss)                                                  (8,721)
.. Net realized gain (loss) on investments                                          115
.. Net change in unrealized appreciation or depreciation on investments         179,778
                                                                           -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS                171,172
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                        2,226,771
..  Contract withdrawals and transfers to annuity reserves                      (11,195)
..  Contract transfers                                                          337,990
                                                                           -----------
                                                                             2,553,566
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                         --
..  Annuity Payments                                                                 --
..  Receipt (reimbursement) of mortality guarantee adjustments                       --
                                                                           -----------
                                                                                    --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS       2,553,566
                                                                           -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                      2,724,738
                                                                           -----------
NET ASSETS AT DECEMBER 31, 2003                                              2,724,738
Changes From Operations:
.. Net investment income (loss)                                                 (91,431)
.. Net realized gain (loss) on investments                                      194,084
.. Net change in unrealized appreciation or depreciation on investments       1,128,323
                                                                           -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS              1,230,976
Changes From Unit Transactions:
 Accumulation Units:
..  Contract purchases                                                        5,981,937
..  Contract withdrawals and transfers to annuity reserves                     (184,795)
..  Contract transfers                                                        1,528,075
                                                                           -----------
                                                                             7,325,217
 Annuity Reserves:
..  Transfer from accumulation units and between subaccounts                         --
..  Annuity Payments                                                                 --
..  Receipt (reimbursement) of mortality guarantee adjustments                       --
                                                                           -----------
                                                                                    --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM UNIT TRANSACTIONS       7,325,217
                                                                           -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                      8,556,193
                                                                           -----------
NET ASSETS AT DECEMBER 31, 2004                                            $11,280,931
                                                                           ===========

See accompanying notes.

                                                                                                 Scudder VIT
PIMCO VIT    PIMCO VIT    Putnam VT       Putnam VT       Scudder SVS   Scudder SVS  Scudder VIT EAFE Equity
OPCAP Global OPCAP        Growth &        Health Sciences Government    Small Cap    EAFE Equity Index Service
Equity       Managed      Income Class IB Class IB        Securities    Growth       Index       Class
Subaccount   Subaccount   Subaccount      Subaccount      Subaccount    Subaccount   Subaccount  Subaccount
--------------------------------------------------------------------------------------------------------------
$ 2,359,188  $ 3,999,852    $1,633,294      $1,906,287    $ 20,154,047  $ 1,603,596  $  808,527   $       --
      4,692       53,512       (14,709)        (40,822)        442,834       (8,257)     19,916       (2,427)
 (1,104,697)    (959,428)       19,008          12,322       1,264,833   (2,588,992)     96,135        7,113
  1,157,678    1,038,367       977,469         587,335      (1,592,291)   2,694,832     224,652       70,503
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
     57,673      132,451       981,768         558,835         115,376       97,583     340,703       75,189
      6,535        5,188     2,829,722       1,652,020           3,222        2,067     919,437      394,944
    (69,498)    (195,323)     (261,934)       (301,095)       (746,237)     (96,832)    (42,597)      (4,745)
 (2,353,898)  (3,915,100)    1,164,380       1,355,872     (19,526,408)  (1,606,414)   (141,914)     270,878
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
 (2,416,861)  (4,105,235)    3,732,168       2,706,797     (20,269,423)  (1,701,179)    734,926      661,077
         --      (25,568)           --              --              --           --          --           --
         --       (1,500)           --              --              --           --          --           --
         --           --            --              --              --           --          --           --
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
         --      (27,068)           --              --              --           --          --           --
 (2,416,861)  (4,132,303)    3,732,168       2,706,797     (20,269,423)  (1,701,179)    734,926      661,077
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
 (2,359,188)  (3,999,852)    4,713,936       3,265,632     (20,154,047)  (1,603,596)  1,075,629      736,266
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
         --           --     6,347,230       5,171,919              --           --   1,884,156      736,266
         --           --        (4,226)       (107,768)             --           --       8,028       (2,241)
         --           --       170,724          53,423              --           --     167,733       51,493
         --           --       503,666         338,033              --           --     269,172      513,145
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
         --           --       670,164         283,688              --           --     444,933      562,397
         --           --       951,313         967,661              --           --     858,236    2,580,148
         --           --      (567,927)       (506,896)             --           --    (633,190)     (90,158)
         --           --       333,864       1,708,583              --           --     598,402    1,209,150
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
         --           --       717,250       2,169,348              --           --     823,448    3,699,140
         --           --            --              --              --           --          --           --
         --           --            --              --              --           --          --           --
         --           --            --              --              --           --          --           --
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
         --           --            --              --              --           --          --           --
         --           --       717,250       2,169,348              --           --     823,448    3,699,140
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
         --           --     1,387,414       2,453,036              --           --   1,268,381    4,261,537
-----------  -----------    ----------      ----------    ------------  -----------  ----------   ----------
$        --  $        --    $7,734,644      $7,624,955    $         --  $        --  $3,152,537   $4,997,803
===========  ===========    ==========      ==========    ============  ===========  ==========   ==========

Lincoln Life Variable Annuity Account N

Notes to financial statements

December 31, 2004

1. Accounting Policies and Account Information
The Variable Account: Lincoln Life Variable Annuity Account N (Variable Account) is a segregated investment account of The Lincoln National Life Insurance Company (the Company) and is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as a unit investment trust. The operations of the Variable Account, which commenced on November 24, 1998, are part of the operations of the Company. The Variable Account consists of eleven products. The available contracts are as follows:

-Lincoln Choice Plus
-Lincoln Choice Plus Access
-Lincoln Choice Plus Bonus
-Lincoln Choice Plus II
-Lincoln Choice Plus II Access
-Lincoln Choice Plus II Bonus
-Lincoln Choice Plus II L-Share
-Lincoln Choice Plus Assurance
-Lincoln Choice Plus Assurance Access
-Lincoln Choice Plus Assurance Bonus
-Lincoln Choice Plus Assurance L-Share

The assets of the Variable Account are owned by the Company. The portion of the Variable Account's assets supporting the annuity contracts may not be used to satisfy liabilities arising from any other business of the Company.

Basis of Presentation: The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for unit investment trusts. Certain reclassifications have been made to 2003 amounts to conform to the 2004 presentation.

Investments: The assets of the Variable Account are divided into variable subaccounts, each of which may be invested in shares of seventy seven available mutual funds (the Funds) of fourteen diversified open-end management investment companies, each Fund with its own investment objective. The Funds are:

AIM Variable Insurance Funds (AIM V.I.):
  AIM V.I. Growth Fund
  AIM V.I. Growth Class II Fund
  AIM V.I. International Growth Fund
  AIM V.I. International Growth Class II Fund
  AIM V.I. Premier Equity Fund
  AIM V.I. Premier Equity Class II Fund

AllianceBernstein Variable Products Series Fund (ABVPSF):
  ABVPSF Growth and Income Class B Fund
  ABVPSF Premier Growth Class B Fund
  ABVPSF Small Cap Value Class B Fund
  ABVPSF Technology Class B Fund

American Century Variable Products Group, Inc. (American Century VP):
  American Century VP Inflation Protection (Class 2)

American Funds Insurance Series (American Funds):
  American Funds Global Growth Class 2 Fund
  American Funds Global Small Cap Class 2 Fund
  American Funds Growth Class 2 Fund
  American Funds Growth-Income Class 2 Fund
  American Funds International Class 2 Fund

Delaware VIP Trust (Delaware VIPT)*:
  Delaware VIPT Diversified Income Service Class Series
  Delaware VIPT Emerging Markets Service Class Series
  Delaware VIPT High Yield Series
  Delaware VIPT High Yield Service Class Series
  Delaware VIPT International Equity Series
  Delaware VIPT REIT Series
  Delaware VIPT REIT Service Class Series
  Delaware VIPT Small Cap Value Series
  Delaware VIPT Small Cap Value Service Class Series
  Delaware VIPT Trend Series
  Delaware VIPT Trend Service Class Series
  Delaware VIPT U.S. Growth Service Class Series
  Delaware VIPT Value Series
  Delaware VIPT Value Service Class Series

Fidelity Variable Insurance Products Fund (Fidelity VIP):
  Fidelity VIP Contrafund Service Class 2 Portfolio
  Fidelity VIP Equity-Income Portfolio
  Fidelity VIP Equity-Income Service Class 2 Portfolio
  Fidelity VIP Growth Portfolio
  Fidelity VIP Growth Service Class 2 Portfolio
  Fidelity VIP Overseas Portfolio
  Fidelity VIP Overseas Service Class 2 Portfolio

Franklin Templeton Variable Insurance Products Trust (FTVIPT):
  FTVIPT Franklin Small Cap Class 2 Fund
  FTVIPT Templeton Growth Securities Class 2 Fund

Janus Aspen Series:
  Janus Aspen Series Balanced Service Shares Portfolio
  Janus Aspen Series Mid Cap Growth Service Shares Portfolio
  Janus Aspen Series Worldwide Growth Service Shares Portfolio

Lincoln Variable Insurance Products Trust (Lincoln VIPT)*:
  Lincoln VIPT Aggressive Growth Fund
  Lincoln VIPT Aggressive Growth Service Class Fund
  Lincoln VIPT Bond Fund
  Lincoln VIPT Bond Service Class Fund
  Lincoln VIPT Capital Appreciation Fund
  Lincoln VIPT Capital Appreciation Service Class Fund
  Lincoln VIPT Global Asset Allocation Fund
  Lincoln VIPT Global Asset Allocation Service Class Fund

Lincoln Life Variable Annuity Account N

  Lincoln VIPT International Fund
  Lincoln VIPT International Service Class Fund
  Lincoln VIPT Money Market Fund
  Lincoln VIPT Money Market Service Class Fund
  Lincoln VIPT Social Awareness Fund
  Lincoln VIPT Social Awareness Service Class Fund

M Fund, Inc. (M Fund):
  M Fund Brandes International Equity Fund**
  M Fund Business Value Opportunity Fund**
  M Fund Frontier Capital Appreciation Fund**
  M Fund Turner Core Growth Fund**

MFS Variable Insurance Trust (MFS VIT):
  MFS VIT Capital Opportunities Service Class Series
  MFS VIT Emerging Growth Series
  MFS VIT Emerging Growth Service Class Series
  MFS VIT Total Return Series
  MFS VIT Total Return Service Class Series
  MFS VIT Utilities Series
  MFS VIT Utilities Service Class Series

Neuberger Berman Advisers Management Trust (NB AMT):
  NB AMT Mid-Cap Growth Portfolio
  NB AMT Regency Portfolio

Putnam Variable Trust (Putnam VT):
  Putnam VT Growth & Income Class IB Fund
  Putnam VT Health Sciences Class IB Fund

Scudder VIT Funds (Scudder VIT):
  Scudder VIT EAFE Equity Index Fund
  Scudder VIT EAFE Equity Index Service Class Fund
  Scudder VIT Equity 500 Index Fund
  Scudder VIT Equity 500 Index Service Class Fund
  Scudder VIT Small Cap Index Fund
  Scudder VIT Small Cap Index Service Class Fund

* Denotes an affiliate of The Lincoln National Life Insurance Company ** Available fund with no money invested at December 31, 2004.

Investments in the Funds are stated at the closing net asset value per share on December 31, 2004, which approximates fair value. The difference between cost and fair value is reflected as unrealized appreciation or depreciation of investments.

Investment transactions are accounted for on a trade date basis. The cost of investments sold is determined by the average cost method.

Dividends: Dividends paid to the Variable Account are automatically reinvested in shares of the Funds on the payable date. Dividend income is recorded on the ex-dividend date.

Federal Income Taxes: Operations of the Variable Account form a part of and are taxed with operations of the Company, which is taxed as a "life insurance company" under the Internal Revenue Code. The Variable Account will not be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended. Under current federal income tax law, no federal income taxes are payable with respect to the Variable Account's net investment income and the net realized gain on investments.

Annuity Reserves: Reserves on contracts not involving life contingencies are calculated using an assumed investment rate of 4%. Reserves on contracts involving life contingencies are calculated using a modification of the 1971 Individual Annuitant Mortality Table and an assumed investment rate of 4%.

2. Mortality and Expense Guarantees and Other Transactions with Affiliates Amounts are paid to the Company for mortality and expense guarantees at a percentage of each portfolio's average daily net assets within the Variable Account. The rates are as follows for the eleven contract types:

..  Lincoln Choice Plus at a daily rate of .0038356% to .0064384% (1.40% to
   2.35% on an annual basis)
..  Lincoln Choice Plus Access at a daily rate of .0038356% to .0071233% (1.40%
   to 2.60% on an annual basis)
..  Lincoln Choice Plus Bonus at a daily rate of .0038356% to .0069863% (1.40%
   to 2.55% on an annual basis)
..  Lincoln Choice Plus II at a daily rate of .0035616% to .0064384% (1.30% to
   2.35% on an annual basis)
..  Lincoln Choice Plus II Access at a daily rate of .0038356% to
   .0071233% (1.40% to 2.60% on an annual basis)
..  Lincoln Choice Plus II Bonus at a daily rate of .0038356% to
   .0069863% (1.40% to 2.55% on an annual basis)
..  Lincoln Choice Plus II L-Share at a daily rate of .0038356% to
   .0072603% (1.40% to 2.65% on an annual basis)
..  Lincoln Choice Plus Assurance at a daily rate of .0036986% to
   .0065753% (1.35% to 2.40% on an annual basis)
..  Lincoln Choice Plus Assurance Access at a daily rate of .0038356% to
   .0071233% (1.40% to 2.60% on an annual basis)
..  Lincoln Choice Plus Assurance Bonus at a daily rate of .0038356% to
   .0069863% (1.40% to 2.55% on an annual basis)
..  Lincoln Choice Plus Assurance L-Share at a daily rate of .0038356% to
   .0072603% (1.40% to 2.65% on an annual basis)

In addition, $4,381,279 was retained by the Company for contract charges and surrender charges during 2004.

The Company is responsible for all sales, general and administrative expenses applicable to the Variable Account.

Lincoln Life Variable Annuity Account N

3. Condensed Financial Information
A summary of the unit values, units outstanding, net assets and total return and investment income ratios for variable annuity contracts as of and for the year or period ended December 31, 2004 follows. The fee rates below represent annualized contract expenses of the separate account, consisting primarily of mortality and expense guarantee charges.

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Growth                                                                                                           --
  Lincoln Ch+ (1.40% Fee Rate)                                 $ 6.67     $ 7.12    1,639,001  $11,669,041    6.72%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                       6.67       7.12        2,021       14,391    6.72%
  Lincoln Ch+ (1.60% Fee Rate)                                   9.37       9.98        7,763       77,499    6.51%
  Lincoln Ch+ Acs (1.65% Fee Rate)                               4.20       4.47       64,275      287,139    6.46%
  Lincoln Ch+ Acs (1.80% Fee Rate)                               4.17       4.44       31,768      140,976    6.30%
  Lincoln Ch+ Acs (1.85% Fee Rate)                               8.87       9.42          780        7,351    6.24%
  Lincoln Ch+ Bns (1.60% Fee Rate)                               4.16       4.43      254,017    1,126,314    6.51%
  Lincoln Ch+ Bns (1.75% Fee Rate)                               4.18       4.45      117,404      522,154    6.35%
AIM V.I. Growth Class II                                                                                                  --
  Lincoln Ch+ II (1.30% Fee Rate)                               12.21      13.02        5,917       77,045    6.61%
  Lincoln Ch+ II (1.40% Fee Rate)                                9.76      10.40      122,809    1,276,952    6.50%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              9.73      10.35        4,817       49,837    6.34%
  Lincoln Ch+ II (1.60% Fee Rate)                                9.72      10.33        6,865       70,904    6.29%
  Lincoln Ch+ II (1.65% Fee Rate)                                9.71      10.31          938        9,668    6.23%
  Lincoln Ch+ II (1.85% Fee Rate)                               13.28      14.08          839       11,808    6.02%
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)                                             10.14      10.77       15,897      171,171    6.23%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                           10.10      10.71        2,956       31,675    6.07%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                             12.20      12.98       21,240      275,663    6.39%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr
   L-Shr, and Ch+ II L-Shr (1.60% Fee Rate)                      9.72      10.33      113,729    1,174,628    6.29%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                           10.11      10.73       26,595      285,436    6.13%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.80% Fee Rate)                                              9.68      10.26       21,313      218,744    6.07%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                            9.66      10.24        6,223       63,753    6.02%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (2.35% Fee Rate)                               04/05/04      13.89      13.92          623        8,679    0.23%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        9.70      10.29       89,603      922,424    6.18%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      9.66      10.25       15,471      158,516    6.02%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            9.65      10.23       10,090      103,174    5.97%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              9.64      10.21        1,676       17,108    5.91%
  Lincoln Ch+ Asr (1.35% Fee Rate)                              12.21      13.01       28,548      371,434    6.55%
  Lincoln Ch+ Asr (1.45% Fee Rate)                              12.20      12.99        3,249       42,201    6.45%
  Lincoln Ch+ Asr (2.20% Fee Rate)                04/27/04      12.42      12.83          387        4,963    3.32%
AIM V.I. International Growth                                                                                           0.62%
  Lincoln Ch+ (1.40% Fee Rate)                                   9.10      11.12      830,324    9,237,169   22.28%
  Lincoln Ch+ (2.15% Fee Rate)                    03/18/04      13.78      16.14        5,951       96,036   17.11%
  Lincoln Ch+ Acs (1.65% Fee Rate)                               6.37       7.77       45,572      354,115   21.98%
  Lincoln Ch+ Acs (1.80% Fee Rate)                               6.34       7.72       14,343      110,693   21.79%
  Lincoln Ch+ Acs (1.85% Fee Rate)                              10.43      12.70          110        1,393   21.73%
  Lincoln Ch+ Acs (1.90% Fee Rate)                              11.12      13.53          428        5,797   21.67%
  Lincoln Ch+ Bns (1.60% Fee Rate)                               6.42       7.83      164,841    1,290,525   22.04%
  Lincoln Ch+ Bns (1.75% Fee Rate)                               6.35       7.73       32,317      249,966   21.86%
  Lincoln Ch+ Bns (1.80% Fee Rate)                              10.44      12.72        2,218       28,213   21.79%
  Lincoln Ch+ Bns (2.05% Fee Rate)                              13.31      16.17        3,739       60,471   21.49%

Lincoln Life Variable Annuity Account N

                                                                    Unit Value Unit Value
                                                       Commencement Beginning  End of     Units                   Total
Subaccount                                             Date(1)      of Period  Period     Outstanding Net Assets  Return(2)
----------------------------------------------------------------------------------------------------------------------------
AIM V.I. International Growth Class II
  Lincoln Ch+ II (1.30% Fee Rate)                                     $12.50     $15.26        3,136  $    47,849   22.11%
  Lincoln Ch+ II (1.40% Fee Rate)                                      11.17      13.62       96,383    1,313,212   21.99%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                    11.13      13.56       17,204      233,283   21.80%
  Lincoln Ch+ II (1.60% Fee Rate)                                      11.11      13.53        3,285       44,445   21.74%
  Lincoln Ch+ II (1.65% Fee Rate)                                      11.10      13.51        1,422       19,215   21.68%
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)                                                    11.75      14.29       12,630      180,537   21.68%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                                  11.71      14.23        2,926       41,638   21.50%
  Lincoln Ch+ II Acs (1.85% Fee Rate)                                  11.06      13.43        1,384       18,593   21.44%
  Lincoln Ch+ II Acs and Ch+ Asr Acs (2.10% Fee Rate)                  13.25      16.05          418        6,710   21.13%
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (2.40% Fee Rate)                                      05/18/04      12.92      15.94          856       13,639   23.35%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                    12.48      15.21       11,823      179,815   21.86%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, and
   Ch+ II L-Shr (1.60% Fee Rate)                                       11.12      13.53      108,594    1,469,783   21.74%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                                  11.73      14.26        1,555       22,165   21.56%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.80% Fee Rate)                                                    11.07      13.45       34,881      469,205   21.50%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                                  11.06      13.43        8,820      118,408   21.44%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                    11.09      13.49       72,341      976,075   21.62%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                    11.06      13.43        4,557       61,207   21.44%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Asr L-Shr (1.90% Fee Rate)                                          11.04      13.41        6,825       91,495   21.38%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                    11.03      13.38        2,534       33,899   21.32%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                     12.49      15.25       24,946      380,332   22.05%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                     12.49      15.22        8,502      129,419   21.93%
  Lincoln Ch+ Asr (2.20% Fee Rate)                       02/17/04      13.36      15.04          638        9,590   12.55%
AIM V.I. Premier Equity
  Lincoln Ch+ (1.40% Fee Rate)                                          8.62       8.99    3,215,107   28,904,596    4.30%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity Reserve                       8.62       8.99        3,153       28,346    4.30%
  Lincoln Ch+ (1.60% Fee Rate)                                          8.93       9.30       15,443      143,558    4.09%
  Lincoln Ch+ (1.65% Fee Rate)                                          9.55       9.94        4,859       48,287    4.04%
  Lincoln Ch+ Acs (1.65% Fee Rate)                                      6.16       6.41      186,042    1,192,406    4.04%
  Lincoln Ch+ Acs (1.80% Fee Rate)                                      6.13       6.37       87,746      558,622    3.89%
  Lincoln Ch+ Acs (1.85% Fee Rate)                                      8.88       9.22        4,162       38,373    3.83%
  Lincoln Ch+ Bns (1.60% Fee Rate)                                      6.10       6.35      475,918    3,022,971    4.09%
  Lincoln Ch+ Bns (1.75% Fee Rate)                                      6.14       6.38      157,213    1,003,101    3.94%
  Lincoln Ch+ Bns (1.80% Fee Rate)                                      8.89       9.23        1,682       15,534    3.89%
  Lincoln Ch+ Bns (1.85% Fee Rate)                                      9.51       9.88          595        5,875    3.83%
  Lincoln Ch+ Bns (2.05% Fee Rate)                       04/16/04      12.83      13.16        1,665       21,915    2.63%
AIM V.I. Premier Equity Class II
  Lincoln Ch+ II (1.30% Fee Rate)                                      11.77      12.26       22,363      274,107    4.13%
  Lincoln Ch+ II (1.40% Fee Rate)                                       9.56       9.94      225,297    2,240,496    4.03%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                     9.53       9.90       54,887      543,127    3.87%
  Lincoln Ch+ II (1.60% Fee Rate)                                       9.52       9.88       16,979      167,735    3.82%
  Lincoln Ch+ II (1.65% Fee Rate)                                       9.51       9.86       17,974      177,279    3.77%
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)                                                     9.51       9.86       18,788      185,308    3.77%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                                   9.92      10.28        7,156       73,538    3.61%
  Lincoln Ch+ II Acs (1.85% Fee Rate)                                   9.46       9.80        4,427       43,379    3.56%
  Lincoln Ch+ II Acs (1.90% Fee Rate)                                   9.89      10.24        5,883       60,254    3.51%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                    11.76      12.22        7,767       94,902    3.92%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, and
   Ch+ II L-Shr (1.60% Fee Rate)                                        9.52       9.88      176,782    1,746,495    3.82%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                                   9.93      10.29        3,915       40,301    3.66%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.80% Fee Rate)                                                     9.47       9.81       12,439      122,084    3.61%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                                   9.46       9.80        4,994       48,927    3.56%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                     9.49       9.85      224,874    2,214,309    3.71%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                     9.46       9.80       17,616      172,621    3.56%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Asr L-Shr (1.90% Fee Rate)                                           9.45       9.78       25,473      249,175    3.51%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                     9.44       9.77       25,925      253,194    3.46%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                     11.77      12.25       46,013      563,563    4.08%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                     11.76      12.23        3,791       46,355    3.97%
  Lincoln Ch+ Asr (2.20% Fee Rate)                       02/17/04      12.08      12.08        1,635       19,758    0.02%

                                                       Investment
                                                       Income
Subaccount                                             Ratio(3)
-----------------------------------------------------------------
AIM V.I. International Growth Class II                    0.59%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs (1.85% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Asr Acs (2.10% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (2.40% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, and
   Ch+ II L-Shr (1.60% Fee Rate)
  Lincoln Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.80% Fee Rate)
  Lincoln Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr (2.20% Fee Rate)
AIM V.I. Premier Equity                                   0.43%
  Lincoln Ch+ (1.40% Fee Rate)
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity Reserve
  Lincoln Ch+ (1.60% Fee Rate)
  Lincoln Ch+ (1.65% Fee Rate)
  Lincoln Ch+ Acs (1.65% Fee Rate)
  Lincoln Ch+ Acs (1.80% Fee Rate)
  Lincoln Ch+ Acs (1.85% Fee Rate)
  Lincoln Ch+ Bns (1.60% Fee Rate)
  Lincoln Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ Bns (1.80% Fee Rate)
  Lincoln Ch+ Bns (1.85% Fee Rate)
  Lincoln Ch+ Bns (2.05% Fee Rate)
AIM V.I. Premier Equity Class II                          0.32%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs (1.85% Fee Rate)
  Lincoln Ch+ II Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, and
   Ch+ II L-Shr (1.60% Fee Rate)
  Lincoln Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.80% Fee Rate)
  Lincoln Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr (2.20% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
ABVPSF Growth and Income Class B                                                                                         0.72%
  Lincoln Ch+ II (1.30% Fee Rate)                               $12.03     $13.21      296,260  $ 3,913,579    9.79%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        12.32      13.51    3,550,194   47,969,060    9.68%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                               12.32      13.51        8,495      114,777    9.68%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              11.28      12.35      223,541    2,761,564    9.51%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        10.30      11.27       75,522      851,454    9.46%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        11.25      12.31       97,430    1,199,571    9.40%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                        13.90      15.17          812       12,322    9.19%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)          03/18/04      14.18      15.07       29,090      438,386    6.26%
  Lincoln Ch+ and Ch+ II (2.35% Fee Rate)          08/12/04      13.22      15.00        1,416       21,249   13.51%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   10.26      11.22      757,912    8,504,785    9.40%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              10.21      11.15      169,005    1,884,069    9.24%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              10.24      11.18       19,459      217,580    9.18%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              11.19      12.21       10,653      130,087    9.13%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                                      13.80      14.99       17,458      261,640    8.58%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                08/18/04      13.53      14.92        1,503       22,432   10.28%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              12.02      13.17      765,281   10,076,743    9.57%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              10.26      11.23    3,738,034   41,963,817    9.46%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              10.22      11.17      279,288    3,120,400    9.29%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              10.25      11.20      148,268    1,660,583    9.24%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              11.20      12.23       87,139    1,065,765    9.18%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                03/04/04      14.47      15.10        5,231       79,011    4.38%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              13.81      15.00       59,702      895,738    8.64%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                              13.78      14.94       15,390      229,881    8.42%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        11.24      12.29    1,679,553   20,648,171    9.35%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      11.20      12.23      189,805    2,321,911    9.18%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            11.19      12.21      170,167    2,078,113    9.13%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              11.18      12.19       90,755    1,106,582    9.07%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              13.84      15.07       11,315      170,518    8.86%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                              13.79      14.97       66,678      998,175    8.53%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                              13.76      14.90       31,401      467,997    8.31%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               12.03      13.20      804,134   10,614,025    9.73%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               12.02      13.18      429,387    5,658,453    9.62%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               11.97      13.02       78,243    1,018,656    8.80%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
ABVPSF Premier Growth Class B                                                                                            --
  Lincoln Ch+ II (1.30% Fee Rate)                              $11.51     $12.31      117,688  $ 1,448,949   6.95%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        6.04       6.45    1,954,806   12,618,132   6.84%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              9.89      10.55       30,049      317,053   6.68%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        9.10       9.70       21,405      207,595   6.63%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        9.87      10.51       29,456      309,710   6.57%
  Lincoln Ch+ and Ch+ II (2.35% Fee Rate)         03/10/04      11.78      12.61        1,160       14,623   7.01%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   5.19       5.53      330,150    1,824,591   6.57%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              5.16       5.49      133,708      733,967   6.41%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              9.04       9.62       11,443      110,064   6.36%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              9.81      10.43        2,238       23,337   6.31%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                             11.95      12.68        1,992       25,253   6.09%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                             11.50      12.27       60,946      747,934   6.73%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              5.16       5.50    1,397,017    7,685,890   6.63%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              5.17       5.50      134,376      739,252   6.47%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              9.83      10.46       22,243      232,720   6.41%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              9.82      10.45        5,874       61,357   6.36%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                               09/30/04      11.45      12.55          111        1,393   9.61%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        9.86      10.50      390,380    4,099,139   6.52%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      9.82      10.45       57,965      605,603   6.36%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            9.81      10.43       41,702      435,009   6.31%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              9.80      10.41       50,742      528,469   6.25%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                             11.94      12.66        8,087      102,419   6.04%
  Lincoln Ch+ Asr (1.35% Fee Rate)                              11.51      12.30       54,701      672,931   6.89%
  Lincoln Ch+ Asr (1.45% Fee Rate)                              11.50      12.28       38,099      467,934   6.79%
  Lincoln Ch+ Asr (2.20% Fee Rate)                02/17/04      11.83      12.13        9,668      117,307   2.59%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
ABVPSF Small Cap Value Class B                                                                                            0.07%
  Lincoln Ch+ II (1.30% Fee Rate)                                 $13.15     $15.45      54,954   $  849,161   17.54%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                          15.24      17.90     295,859    5,295,416   17.42%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                15.19      17.81      92,363    1,645,053   17.24%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                          15.17      17.78      20,747      368,915   17.18%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                          15.16      17.75      13,029      231,319   17.13%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)            02/23/04      16.31      18.57       3,864       71,752   13.84%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                        15.16      17.75      56,817    1,008,564   17.13%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                                15.10      17.66       3,876       68,461   16.95%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                                15.09      17.63       1,445       25,485   16.89%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                                15.07      17.61       2,006       35,320   16.83%
  Lincoln Ch+ II Acs, Ch+ Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                          06/18/04      16.47      18.47       4,483       82,795   12.15%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                13.13      15.40     160,934    2,478,766   17.30%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                      15.17      17.78     498,277    8,859,986   17.18%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                                15.12      17.69       7,147      126,470   17.01%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                15.10      17.66      54,822      968,401   16.95%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                                15.09      17.64      17,708      312,317   16.89%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                                15.96      18.62       2,950       54,928   16.66%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                                15.90      18.49       8,872      164,054   16.31%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                  08/20/04      16.16      18.41         383        7,044   13.95%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          15.14      17.72     367,160    6,507,566   17.07%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            15.09      17.64      20,593      363,238   16.89%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  15.07      17.61      18,658      328,551   16.83%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                15.06      17.58      33,082      581,615   16.78%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                                15.94      18.57         564       10,472   16.55%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  06/08/04      16.44      18.45      14,467      266,917   12.25%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                  01/26/04      16.52      18.37       8,232      151,205   11.18%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 13.14      15.44     180,411    2,785,477   17.48%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 13.13      15.42      83,863    1,292,755   17.36%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   02/17/04      13.79      15.23      27,906      424,988   10.41%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
ABVPSF Technology Class B                                                                                                  --
  Lincoln Ch+ II (1.30% Fee Rate)                                 $13.01     $13.50       22,660  $  305,846    3.73%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                           4.16       4.31    1,690,382   7,292,921    3.63%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                  4.16       4.31        6,463      27,884    3.63%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                10.45      10.81       11,028     119,208    3.47%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                          10.43      10.79       10,639     114,808    3.42%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                          10.42      10.77        3,551      38,255    3.37%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)            06/17/04      14.75      15.91          803      12,766    7.86%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                      3.94       4.08      134,358     547,707    3.37%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                                 3.92       4.05       30,353     122,910    3.21%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                                 9.31       9.60        3,850      36,975    3.16%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                13.00      13.45       48,719     655,464    3.52%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                 3.90       4.03      794,846   3,202,707    3.42%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                                 3.93       4.06      181,031     734,658    3.26%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                                 9.32       9.62       59,437     571,766    3.21%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                                10.38      10.71       13,908     148,920    3.16%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                                15.48      15.94        1,903      30,338    2.95%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                  08/25/04      13.51      15.84        1,756      27,811   17.22%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                  09/30/04      13.81      15.77           91       1,434   14.21%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          10.41      10.76      136,482   1,468,205    3.32%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            10.38      10.70        7,096      75,962    3.16%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  10.39      10.71        7,721      82,684    3.11%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                10.35      10.67        6,611      70,540    3.06%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  10/18/04      14.20      15.80          554       8,758   11.32%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 13.01      13.49       55,337     746,335    3.68%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 13.00      13.46       10,302     138,721    3.57%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   08/11/04      10.81      13.30          940      12,507   23.07%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                  Investment
                                                 Commencement Beginning  End of     Units                  Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
American Century VP Inflation Protection
 Class 2                                                                                                                2.06%
  Lincoln Ch+ II (1.30% Fee Rate)                  06/10/04     $ 9.91     $10.43      16,556   $  172,612   5.20%
  Lincon Ch+, Ch+ II (1.40% Fee Rate)              05/24/04      10.00      10.42     420,604    4,382,647   4.20%
  Lincon Ch+, Ch+ II Acs, Ch+ Asr Acs
   (1.55% Fee Rate)                                05/27/04      10.04      10.41      92,034      958,108   3.66%
  Lincon Ch+, Ch+ Bns, Ch+ II Bns, Ch+ II, Ch+
   Asr Bns, Ch+ Asr L-Shr, Ch+ L-Shr
   (1.60% Fee Rate)                                05/24/04      10.00      10.41     952,351    9,911,429   4.07%
  Lincon Ch+, Ch+ Acs, Ch+ II Acs, Ch+ II, Ch+
   Asr Acs, Ch+ Asr (1.65% Fee Rate)               06/09/04       9.91      10.40      46,303      481,741   5.04%
  Lincoln Ch+, Ch+ Acs, Ch+ Bns, Ch+ II, Ch+ II
   Acs, Ch+ II Bns, Ch+ Asr Acs, Ch+ Asr Bns,
   Ch+ L-Shr (1.85% Fee Rate)                      05/25/04       9.99      10.39      74,101      770,033   4.01%
  Lincoln Ch+, Ch+ II, Ch+ Asr L-Shr, Ch+ L-Shr
   (2.15% Fee Rate)                                06/17/04       9.95      10.37       3,365       34,902   4.30%
  Lincoln Ch+, Ch+ Bns, Ch+ II Bns, Ch+ II, Ch+
   Asr Bns (2.35% Fee Rate)                        08/25/04      10.18      10.36      36,072      373,727   1.78%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr Acs, Ch+
   Asr, Ch+ Asr L-Shr, Ch+ L-Shr
   (1.90% Fee Rate)                                05/27/04      10.04      10.39      49,484      514,070   3.45%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, Ch+Asr
   Acs (2.40% Fee Rate)                            10/18/04      10.27      10.36      20,696      214,364   0.85%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr Acs
   (2.60% Fee Rate)                                10/18/04      10.26      10.35       1,933       19,996   0.81%
  Lincoln Ch+ II Bns, Ch+ Asr Bns
   (1.50% Fee Rate)                                05/26/04      10.01      10.41     265,680    2,766,711   4.01%
  Lincoln Ch+ Bns, Ch+ II Bns (1.75% Fee Rate)     07/26/04      10.05      10.40      12,918      134,317   3.48%
  Lincoln Ch+ Bns, Ch+ Acs, Ch+ II Acs, Ch+ II
   Bns, Ch+ Asr Bns (1.80% Fee Rate)               06/17/04       9.95      10.39      59,348      616,917   4.49%
  Lincoln Ch+ Bns, Ch+ II Bns, Ch+ Asr Bns
   (2.05% Fee Rate)                                09/02/04      10.24      10.38       2,210       22,933   1.38%
  Lincoln Ch+ Bns, Ch+ II Bns, Ch+ Asr Bns
   (2.55% Fee Rate)                                08/20/04      10.22      10.35       4,201       43,473   1.22%
  Lincoln Ch+ L-Shr, Ch+ Asr, Ch+ Asr L-Shr
   (1.70% Fee Rate)                                05/25/04       9.99      10.40     298,520    3,104,932   4.10%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (1.95% Fee Rate)                                05/25/04       9.99      10.39      20,976      217,850   3.95%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (2.45% Fee Rate)                                09/17/04      10.21      10.35      35,915      371,889   1.42%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (2.65% Fee Rate)                                09/14/04      10.22      10.34      40,255      416,321   1.15%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 05/24/04      10.00      10.42     349,910    3,647,078   4.23%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 06/15/04       9.95      10.42     145,394    1,514,593   4.71%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 06/01/04      10.04      10.37     130,359    1,351,799   3.32%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                  Investment
                                                 Commencement Beginning  End of     Units                  Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
American Funds Global Growth Class 2                                                                                    0.09%
  Lincoln Ch+ II (1.30% Fee Rate)                  05/25/04     $10.13     $11.29      41,015   $  463,046   11.44%
  Lincon Ch+, Ch+ II (1.40% Fee Rate)              05/28/04      10.22      11.28      84,862      957,492   10.39%
  Lincon Ch+, Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                 05/28/04      10.22      11.28         862        9,727   10.39%
  Lincon Ch+, Ch+ II Acs, Ch+ Asr Acs
   (1.55% Fee Rate)                                06/18/04      10.24      11.27      39,649      446,959   10.10%
  Lincon Ch+, Ch+ Bns, Ch+ II Bns, Ch+ II, Ch+
   Asr Bns, Ch+ Asr L-Shr, Ch+ L-Shr
   (1.60% Fee Rate)                                05/24/04      10.00      11.27     447,702    5,045,317   12.69%
  Lincon Ch+, Ch+ Acs, Ch+ II Acs, Ch+ II, Ch+
   Asr Acs, Ch+ Asr (1.65% Fee Rate)               07/07/04      10.22      11.27      19,378      218,309   10.28%
  Lincoln Ch+, Ch+ Acs, Ch+ Bns, Ch+ II, Ch+ II
   Acs, Ch+ II Bns, Ch+ Asr Acs, Ch+ Asr Bns,
   Ch+ L-Shr (1.85% Fee Rate)                      06/10/04      10.27      11.25      16,244      182,783    9.59%
  Lincoln Ch+, Ch+ II, Ch+ Asr L-Shr, Ch+ L-Shr
   (2.15% Fee Rate)                                06/04/04      10.20      11.23      20,486      230,101   10.15%
  Lincoln Ch+, Ch+ Bns, Ch+ II Bns, Ch+ II, Ch+
   Asr Bns (2.35% Fee Rate)                        10/08/04      10.29      11.22       5,465       61,307    9.02%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr Acs, Ch+
   Asr, Ch+ Asr L-Shr, Ch+ L-Shr
   (1.90% Fee Rate)                                06/25/04      10.29      11.25      46,335      521,227    9.30%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, Ch+Asr
   Acs (2.40% Fee Rate)                            07/19/04      10.09      11.22         951       10,664   11.12%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr Acs
   (2.60% Fee Rate)                                08/18/04       9.96      11.20         965       10,812   12.43%
  Lincoln Ch+ II Bns, Ch+ Asr Bns
   (1.50% Fee Rate)                                06/14/04      10.08      11.28      65,752      741,434   11.83%
  Lincoln Ch+ Bns, Ch+ Acs, Ch+ II Acs, Ch+ II
   Bns, Ch+ Asr Bns (1.80% Fee Rate)               06/14/04      10.08      11.26       2,546       28,656   11.65%
  Lincoln Ch+ Bns, Ch+ II Bns, Ch+ Asr Bns
   (2.05% Fee Rate)                                08/30/04       9.95      11.24       1,558       17,511   12.95%
  Lincoln Ch+ L-Shr, Ch+ Asr, Ch+ Asr L-Shr
   (1.70% Fee Rate)                                05/24/04      10.00      11.26     405,100    4,562,479   12.63%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (1.95% Fee Rate)                                08/18/04       9.98      11.25      29,257      329,022   12.70%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (2.45% Fee Rate)                                08/18/04       9.97      11.21      26,898      301,576   12.49%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (2.65% Fee Rate)                                10/18/04      10.23      11.20       9,219      103,239    9.52%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 05/24/04      10.00      11.29     179,462    2,025,476   12.86%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 06/04/04      10.20      11.28      98,947    1,116,086   10.59%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 07/19/04      10.10      11.23      10,058      112,932   11.21%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
American Funds Global Small Capitalization
 Class 2                                                                                                                  --
  Lincoln Ch+ II (1.30% Fee Rate)                               $14.16     $16.89      123,339  $ 2,083,366   19.32%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                         7.19       8.57    2,595,080   22,228,722   19.20%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                7.19       8.57        8,432       72,230   19.20%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              15.07      17.94      114,006    2,044,970   19.02%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        13.40      15.94       50,503      805,170   18.96%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        15.03      17.87       38,242      683,532   18.90%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                        15.93      18.90        5,538      104,670   18.67%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)          02/23/04      16.77      18.77        2,235       41,971   11.93%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                    8.50      10.10      388,795    3,928,222   18.90%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                               8.45      10.04       39,699      398,423   18.73%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              14.97      17.76        1,679       29,811   18.67%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              14.95      17.73        8,370      148,380   18.61%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                              15.88      18.80          177        3,327   18.37%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        07/19/04      15.88      18.67        1,540       28,752   17.58%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              14.14      16.84      229,632    3,866,320   19.08%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                               8.56      10.19    2,219,812   22,611,223   18.96%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                               8.47      10.06       58,389      587,316   18.79%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              13.34      15.84       57,601      912,147   18.73%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              14.96      17.76       31,443      558,346   18.67%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                05/06/04      16.68      18.82          459        8,639   12.79%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              15.83      18.69        9,750      182,241   18.07%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                              15.79      18.61        1,997       37,162   17.84%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-
   Shr (1.70% Fee Rate)                                          15.02      17.85      755,444   13,488,429   18.84%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      14.97      17.77       38,990      692,832   18.67%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            14.96      17.74       99,076    1,757,410   18.61%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              14.94      17.71       32,029      567,131   18.55%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                06/03/04      16.33      18.78          964       18,105   14.99%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                              15.81      18.65       17,336      323,332   17.96%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                06/10/04      16.40      18.57        6,040      112,150   13.24%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               14.15      16.88      287,009    4,844,065   19.26%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               14.14      16.85      207,972    3,504,435   19.14%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               14.08      16.65       16,551      275,533   18.25%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                    Investment
                                                Commencement Beginning  End of     Units                    Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets   Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
American Funds Growth Class 2                                                                                            0.21%
  Lincoln Ch+ II (1.30% Fee Rate)                              $12.34     $13.70    1,530,439  $ 20,966,394   11.04%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        7.86       8.72   20,042,359   174,760,485   10.93%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                               7.86       8.72      125,765     1,096,619   10.93%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                             12.34      13.67      878,748    12,015,561   10.77%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                       10.83      11.99      519,877     6,233,514   10.71%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                       12.31      13.63      253,091     3,448,782   10.66%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                       14.27      15.76       17,261       271,991   10.44%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)         02/17/04      14.88      15.65       42,750       669,199    5.17%
  Lincoln Ch+ and Ch+ II (2.35% Fee Rate)         08/12/04      13.28      15.59        2,574        40,122   17.40%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   7.22       7.99    3,271,644    26,151,685   10.66%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              7.19       7.94      640,708     5,087,720   10.49%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                             10.77      11.89       44,734       531,954   10.44%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                             12.24      13.51       52,323       707,112   10.38%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                             14.23      15.67        4,739        74,272   10.16%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and
   Ch+ Asr Acs (2.40% Fee Rate)                                 14.17      15.57       90,250     1,404,946    9.83%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                               08/18/04      13.62      15.50        3,934        60,974   13.81%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                             12.32      13.66    2,490,576    34,009,706   10.82%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-
   Shr, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              7.17       7.93   20,258,474   160,702,525   10.71%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              7.20       7.96    1,008,384     8,025,215   10.55%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II
   Bns (1.80% Fee Rate)                                         10.78      11.91      510,745     6,083,601   10.49%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                             12.26      13.54      266,151     3,602,904   10.44%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II
   Bns (2.05% Fee Rate)                                         14.24      15.69       78,685     1,234,530   10.21%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr
   Bns (2.35% Fee Rate)                                         14.18      15.58      241,597     3,765,187    9.88%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr
   Bns (2.55% Fee Rate)                                         14.15      15.52       34,450       534,517    9.67%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                       12.30      13.61    8,476,900   115,350,683   10.60%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                     12.26      13.54      418,733     5,670,119   10.44%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                           12.25      13.52      948,695    12,824,850   10.38%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                             12.23      13.50      405,838     5,477,133   10.32%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                             14.22      15.65       19,170       300,080   10.10%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                             14.17      15.55      297,536     4,626,712    9.77%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                             14.13      15.48      104,989     1,625,383    9.56%
  Lincoln Ch+ Asr (1.35% Fee Rate)                              12.33      13.69    3,051,011    41,763,885   10.99%
  Lincoln Ch+ Asr (1.45% Fee Rate)                              12.33      13.67    1,679,547    22,953,340   10.88%
  Lincoln Ch+ Asr (2.20% Fee Rate)                              12.27      13.50      229,708     3,101,420   10.05%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                    Investment
                                                Commencement Beginning  End of     Units                    Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets   Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
American Funds Growth-Income Class 2                                                                                     1.08%
  Lincoln Ch+ II (1.30% Fee Rate)                              $12.31     $13.41    2,255,474  $ 30,253,389   8.95%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                       11.99      13.05   15,354,039   200,440,800   8.84%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                              11.99      13.05      215,581     2,814,318   8.84%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                             11.87      12.90    1,454,156    18,754,402   8.68%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                       11.03      11.98      802,504     9,617,459   8.62%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                       11.84      12.85      408,974     5,256,157   8.57%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                       14.13      15.31       48,580       743,874   8.35%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)         01/20/04      14.52      15.22      106,581     1,621,728   4.80%
  Lincoln Ch+ and Ch+ II (2.35% Fee Rate)         03/10/04      14.26      15.15        6,166        93,415   6.20%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                  11.01      11.96    2,815,588    33,670,748   8.57%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                             10.96      11.88      888,709    10,557,833   8.41%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                             10.97      11.89      152,113     1,807,953   8.35%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                             11.77      12.75      252,001     3,212,579   8.30%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                             14.09      15.23       12,607       192,044   8.08%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and
   Ch+ Asr Acs (2.40% Fee Rate)                                 14.04      15.13      119,322     1,805,567   7.76%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                             14.01      15.07       17,657       266,000   7.54%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
  (1.50% Fee Rate)                                              12.30      13.37    3,212,867    42,956,400   8.73%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-
   Shr, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                             11.02      11.97   16,894,932   202,309,682   8.62%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                             10.98      11.91    1,013,231    12,063,983   8.46%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II
   Bns (1.80% Fee Rate)                                         10.98      11.91      605,860     7,212,894   8.41%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                             11.78      12.77      387,876     4,952,794   8.35%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II
   Bns (2.05% Fee Rate)                                         14.10      15.24       81,461     1,241,828   8.14%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr
   Bns (2.35% Fee Rate)                                         14.05      15.15      321,305     4,867,359   7.81%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr
   Bns (2.55% Fee Rate)                                         14.02      15.08       98,830     1,490,531   7.60%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                       11.83      12.83   11,653,831   149,549,652   8.51%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                     11.79      12.77      591,891     7,558,909   8.35%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                           11.77      12.75    1,272,408    16,222,504   8.30%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                             11.76      12.73      671,024     8,540,696   8.24%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                             14.08      15.21       70,664     1,074,799   8.03%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                             14.03      15.12      441,612     6,675,111   7.70%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                             14.00      15.05      155,837     2,345,110   7.49%
  Lincoln Ch+ Asr (1.35% Fee Rate)                              12.31      13.40    3,755,126    50,328,337   8.89%
  Lincoln Ch+ Asr (1.45% Fee Rate)                              12.30      13.38    2,086,775    27,922,874   8.79%
  Lincoln Ch+ Asr (2.20% Fee Rate)                              12.24      13.22      401,894     5,312,835   7.97%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
American Funds International Class 2                                                                                     1.64%
  Lincoln Ch+ II (1.30% Fee Rate)                               $13.22     $15.57      424,679  $ 6,612,035   17.78%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                         6.04       7.10    9,403,935   66,808,801   17.66%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                6.04       7.10       63,996      454,648   17.66%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              12.07      14.19      475,117    6,740,069   17.48%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        11.37      13.35      141,992    1,895,953   17.43%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        12.04      14.14      103,882    1,468,520   17.37%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                        14.41      16.88        8,554      144,370   17.13%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)          02/17/04      15.20      16.77       18,953      317,765   10.28%
  Lincoln Ch+ and Ch+ II (2.35% Fee Rate)          03/10/04      14.64      16.69        2,418       40,357   14.01%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                    6.85       8.05    1,435,516   11,549,255   17.37%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                               6.82       7.99      244,396    1,953,066   17.19%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              11.31      13.24       24,673      326,742   17.13%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              11.98      14.02       13,369      187,469   17.07%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                              14.37      16.78          742       12,459   16.84%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        01/09/04      14.82      16.67       36,672      611,444   12.53%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                08/18/04      14.44      16.60        1,728       28,686   14.94%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              13.20      15.52      833,711   12,938,412   17.54%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                               6.90       8.10    7,264,039   58,822,476   17.43%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                               6.83       8.01      414,786    3,322,053   17.25%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              11.32      13.26      126,490    1,677,864   17.19%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              11.99      14.05      154,701    2,172,780   17.13%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                              14.37      16.80       21,667      364,085   16.90%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              14.32      16.69       99,297    1,657,418   16.55%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                              14.29      16.62       14,624      243,018   16.32%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        12.03      14.12    2,654,013   37,464,592   17.31%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      11.99      14.05      158,815    2,231,232   17.13%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            11.98      14.02      297,425    4,171,295   17.07%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              11.97      14.00      127,644    1,787,238   17.02%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              14.36      16.77       13,200      221,308   16.78%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                              14.30      16.65       66,225    1,102,947   16.43%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                              14.27      16.58       21,522      356,860   16.20%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               13.22      15.56    1,009,232   15,700,492   17.72%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               13.21      15.53      599,709    9,314,529   17.60%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               13.15      15.34       85,631    1,313,962   16.72%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Diversified Income Service
 Class                                                                                                                    --
  Lincoln Ch+ II (1.30% Fee Rate)                  06/10/04     $10.04     $10.89      63,299   $   689,611   8.50%
  Lincon Ch+, Ch+ II (1.40% Fee Rate)              05/24/04      10.00      10.89     509,388     5,546,195   8.88%
  Lincon Ch+, Ch+ II Acs, Ch+ Asr Acs
   (1.55% Fee Rate)                                05/27/04      10.08      10.88      91,393       994,189   7.91%
  Lincon Ch+, Ch+ Bns, Ch+ II Bns, Ch+ II, Ch+
   Asr Bns, Ch+ Asr L-Shr, Ch+ L-Shr
   (1.60% Fee Rate)                                05/24/04      10.00      10.87     953,126    10,365,085   8.75%
  Lincon Ch+, Ch+ Acs, Ch+ II Acs, Ch+ II, Ch+
   Asr Acs, Ch+ Asr (1.65% Fee Rate)               07/20/04      10.21      10.87      40,559       440,938   6.51%
  Lincoln Ch+, Ch+ Acs, Ch+ Bns, Ch+ II, Ch+ II
   Acs, Ch+ II Bns, Ch+ Asr Acs, Ch+ Asr Bns,
   Ch+ L-Shr (1.85% Fee Rate)                      05/25/04      10.01      10.86     104,578     1,135,556   8.46%
  Lincoln Ch+, Ch+ II, Ch+ Asr L-Shr, Ch+ L-Shr
   (2.15% Fee Rate)                                06/17/04      10.06      10.84         460         4,988   7.79%
  Lincoln Ch+, Ch+ Bns, Ch+ II Bns, Ch+ II, Ch+
   Asr Bns (2.35% Fee Rate)                        07/26/04      10.13      10.83     102,712     1,111,953   6.83%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr Acs, Ch+
   Asr, Ch+ Asr L-Shr, Ch+ L-Shr
   (1.90% Fee Rate)                                05/27/04      10.08      10.86      74,851       812,522   7.69%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+Asr Acs
   (2.10% Fee Rate)                                11/09/04      10.63      10.84       4,869        52,792   1.98%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, Ch+Asr
   Acs (2.40% Fee Rate)                            07/29/04      10.10      10.82      36,120       390,911   7.19%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr Acs
   (2.60% Fee Rate)                                12/30/04      10.80      10.81       4,546        49,144   0.10%
  Lincoln Ch+ II Bns, Ch+ Asr Bns
   (1.50% Fee Rate)                                06/02/04      10.04      10.88     331,045     3,602,228   8.35%
  Lincoln Ch+ Bns, Ch+ II Bns (1.75% Fee Rate)     08/10/04      10.25      10.87      14,811       160,928   5.97%
  Lincoln Ch+ Bns, Ch+ Acs, Ch+ II Acs, Ch+ II
   Bns, Ch+ Asr Bns (1.80% Fee Rate)               07/12/04      10.20      10.86     200,099     2,173,440   6.52%
  Lincoln Ch+ Bns, Ch+ II Bns, Ch+ Asr Bns
   (2.05% Fee Rate)                                08/30/04      10.31      10.85       4,885        52,985   5.25%
  Lincoln Ch+ Bns, Ch+ II Bns, Ch+ Asr Bns
   (2.55% Fee Rate)                                08/18/04      10.28      10.81      14,579       157,647   5.22%
  Lincoln Ch+ L-Shr, Ch+ Asr, Ch+ Asr L-Shr
   (1.70% Fee Rate)                                05/25/04      10.01      10.87     588,873     6,400,049   8.56%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (1.95% Fee Rate)                                05/25/04      10.01      10.85      13,051       141,633   8.40%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (2.45% Fee Rate)                                08/05/04      10.16      10.82      45,327       490,417   6.49%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (2.65% Fee Rate)                                09/21/04      10.42      10.81      18,582       200,806   3.68%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 05/27/04      10.08      10.89     406,991     4,432,640   8.04%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 06/04/04      10.03      10.88     238,269     2,593,478   8.51%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 06/01/04      10.04      10.84      92,859     1,006,186   7.90%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Emerging Markets Service
 Class                                                                                                                     --
  Lincoln Ch+ II (1.30% Fee Rate)                  06/02/04     $10.27     $13.59        3,505  $    47,633   32.33%
  Lincon Ch+, Ch+ II (1.40% Fee Rate)              05/26/04      10.10      13.58      238,371    3,238,153   34.46%
  Lincon Ch+, Ch+ II Acs, Ch+ Asr Acs
   (1.55% Fee Rate)                                05/28/04      10.24      13.57       10,235      138,909   32.50%
  Lincon Ch+, Ch+ Bns, Ch+ II Bns, Ch+ II, Ch+
   Asr Bns, Ch+ Asr L-Shr, Ch+ L-Shr
   (1.60% Fee Rate)                                05/26/04      14.43      19.38      112,151    2,173,311   34.29%
  Lincon Ch+, Ch+ Acs, Ch+ II Acs, Ch+ II, Ch+
   Asr Acs, Ch+ Asr (1.65% Fee Rate)               06/22/04      14.46      19.36       14,643      283,489   33.92%
  Lincoln Ch+, Ch+ Bns, Ch+ II, Ch+ II Acs, Ch+
   II Bns, Ch+ Asr Acs, Ch+ Asr Bns, Ch+ L-Shr
   (1.85% Fee Rate)                                06/25/04      19.61      25.71        6,063      155,876   31.11%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr Acs, Ch+
   Asr, Ch+ Asr L-Shr, Ch+ L-Shr
   (1.90% Fee Rate)                                06/04/04      19.32      25.67        9,587      246,090   32.87%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, Ch+Asr
   Acs (2.40% Fee Rate)                            10/21/04      20.89      24.38          319        7,769   16.71%
  Lincoln Ch+ II Bns, Ch+ Asr Bns
   (1.50% Fee Rate)                                05/26/04      10.10      13.58       99,941    1,356,812   34.37%
  Lincoln Ch+ Bns, Ch+ II Bns (1.75% Fee Rate)     07/19/04      15.20      19.28        1,327       25,586   26.80%
  Lincoln Ch+ Bns, Ch+ II Acs, Ch+ II Bns, Ch+
   Asr Bns (1.80% Fee Rate)                        10/01/04      20.22      23.49        2,705       63,533   16.16%
  Lincoln Ch+ Bns, Ch+ II Bns, Ch+ Asr Bns
   (2.05% Fee Rate)                                09/10/04      20.38      24.57          334        8,201   20.52%
  Lincoln Ch+ L-Shr, Ch+ Asr, Ch+ Asr L-Shr
   (1.70% Fee Rate)                                06/03/04      10.14      13.56      102,751    1,393,283   33.76%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (1.95% Fee Rate)                                07/21/04      10.62      13.54          455        6,155   27.49%
  Lincoln Ch+ L-Shr, Ch+ Asr L-Shr
   (2.45% Fee Rate)                                09/27/04      11.38      13.50        2,526       34,096   18.63%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 06/10/04      10.26      13.59       51,078      694,064   32.46%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 06/28/04      10.28      13.58       25,771      349,978   32.12%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 06/01/04      10.24      13.52        9,211      124,527   32.01%
Delaware VIPT High Yield                                                                                                 6.68%
  Lincoln Ch+ (1.40% Fee Rate)                                    9.53      10.73    1,764,909   18,941,921   12.66%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                        9.53      10.73        1,287       13,809   12.66%
  Lincoln Ch+ (1.60% Fee Rate)                                   13.12      14.75        8,852      130,556   12.43%
  Lincoln Ch+ (1.65% Fee Rate)                                   13.10      14.72        6,604       97,209   12.38%
  Lincoln Ch+ (2.15% Fee Rate)                     11/17/04      15.36      15.62          289        4,512    1.74%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT High Yield Service Class                                                                                   4.87%
  Lincoln Ch+ II (1.30% Fee Rate)                               $11.09     $12.48      292,382  $ 3,650,001   12.55%
  Lincoln Ch+ II (1.40% Fee Rate)                                13.11      14.75      751,629   11,083,313   12.44%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              13.07      14.67      220,754    3,239,538   12.27%
  Lincoln Ch+ II (1.60% Fee Rate)                                13.06      14.65       49,551      725,916   12.21%
  Lincoln Ch+ II (1.65% Fee Rate)                                13.04      14.62       46,394      678,506   12.16%
  Lincoln Ch+ II (1.85% Fee Rate)                                14.01      15.68        2,710       42,511   11.94%
  Lincoln Ch+ II (2.15% Fee Rate)                  01/20/04      14.36      15.58       20,942      326,290    8.48%
  Lincoln Ch+ II (2.35% Fee Rate)                  03/10/04      14.21      15.51        1,797       27,881    9.19%
  Lincoln Ch+ Acs (1.40% Fee Rate) -- Annuity
   Reserve                                                       10.75      12.09        8,246       99,699   12.44%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   10.66      11.95      550,873    6,584,818   12.16%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              10.60      11.87       68,312      810,993   11.99%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              12.53      14.02       22,141      310,454   11.93%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              12.97      14.51       25,310      367,154   11.88%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                              13.97      15.60        7,490      116,828   11.65%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        01/09/04      14.23      15.49       11,892      184,258    8.90%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                08/18/04      14.37      15.43        1,798       27,733    7.31%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              11.08      12.44      826,681   10,286,642   12.33%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              10.68      11.98    2,707,794   32,439,496   12.21%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              10.62      11.90      200,632    2,387,249   12.05%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              12.54      14.04       77,020    1,081,732   11.99%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              12.98      14.53      120,298    1,748,093   11.93%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                              13.98      15.62        9,269      144,730   11.71%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              13.93      15.51       96,891    1,502,940   11.38%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                              13.89      15.44        9,014      139,211   11.15%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        13.03      14.60    1,529,695   22,335,990   12.10%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      12.98      14.53      113,378    1,647,386   11.93%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            12.97      14.51      142,554    2,068,381   11.88%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              12.95      14.48       57,017      825,782   11.82%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              13.96      15.58        7,614      118,631   11.60%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                              13.91      15.48       63,396      981,223   11.27%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                              13.88      15.41       17,841      274,914   11.04%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               11.09      12.47      787,996    9,829,062   12.49%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               11.08      12.45      373,571    4,652,214   12.38%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               11.03      12.30       76,862      945,648   11.54%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT International Value Equity                                                                                 2.70%
  Lincoln Ch+ (1.40% Fee Rate)                                  $12.32     $14.80      148,418  $ 2,196,807   20.10%
  Lincoln Ch+ (1.65% Fee Rate)                                   13.63      16.33          643       10,506   19.80%
Delaware VIPT REIT                                                                                                       2.11%
  Lincoln Ch+ (1.40% Fee Rate)                                   18.39      23.83    1,193,952   28,446,639   29.55%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                       18.39      23.83       13,029      310,414   29.55%
  Lincoln Ch+ (1.60% Fee Rate)                                   14.56      18.83       11,151      209,961   29.29%
  Lincoln Ch+ (1.65% Fee Rate)                                   14.52      18.77        9,774      183,421   29.23%
Delaware VIPT REIT Service Class                                                                                         1.53%
  Lincoln Ch+ II (1.30% Fee Rate)                                12.21      15.80      152,802    2,414,582   29.39%
  Lincoln Ch+ II (1.40% Fee Rate)                                14.54      18.79      700,336   13,161,715   29.27%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              14.49      18.70      191,185    3,575,946   29.07%
  Lincoln Ch+ II (1.60% Fee Rate)                                14.47      18.67       55,241    1,031,413   29.01%
  Lincoln Ch+ II (1.65% Fee Rate)                                14.46      18.64       48,172      897,889   28.94%
  Lincoln Ch+ II (1.85% Fee Rate)                                14.07      18.11          235        4,250   28.68%
  Lincoln Ch+ II (2.15% Fee Rate)                  02/23/04      14.69      17.99        9,802      176,320   22.47%
  Lincoln Ch+ II (2.35% Fee Rate)                  07/19/04      15.06      17.91          845       15,142   18.92%
  Lincoln Ch+ Acs (1.40% Fee Rate) -- Annuity
   Reserve                                                       15.59      20.15       11,178      225,239   29.27%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   15.45      19.93      256,251    5,105,944   28.94%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              15.37      19.79       90,898    1,799,277   28.75%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              13.96      17.96       50,136      900,663   28.69%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              14.37      18.49       42,147      779,186   28.62%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                              14.03      18.01        5,486       98,797   28.36%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                                      13.98      17.89       14,742      263,728   27.98%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              12.20      15.75      670,069   10,554,202   29.14%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              15.44      19.91    1,782,269   35,490,575   29.01%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              15.40      19.84      137,730    2,732,439   28.81%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              13.98      17.99      147,110    2,647,098   28.75%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              14.39      18.52      114,690    2,123,823   28.69%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                              14.04      18.03        6,437      116,060   28.43%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              13.99      17.91       70,534    1,263,211   28.04%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                              13.95      17.83        5,715      101,901   27.79%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        14.44      18.61      955,312   17,778,959   28.88%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      14.40      18.52      108,443    2,008,874   28.69%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            14.38      18.49      118,463    2,190,431   28.62%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              14.36      18.46       73,664    1,359,951   28.56%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              14.02      17.99        5,140       92,458   28.30%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                03/05/04      15.22      17.87       32,017      572,138   17.38%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                06/10/04      14.07      17.79       14,911      265,295   26.48%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               12.21      15.79      622,001    9,820,943   29.33%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               12.20      15.76      353,831    5,577,719   29.20%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               12.14      15.57       58,172      905,944   28.24%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Small Cap Value                                                                                            0.20%
  Lincoln Ch+ (1.40% Fee Rate)                                  $16.48     $19.75    1,722,444  $34,010,962   19.79%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                       16.48      19.75        2,332       46,046   19.79%
  Lincoln Ch+ (1.60% Fee Rate)                                   14.27      17.06       12,666      216,073   19.55%
  Lincoln Ch+ (1.65% Fee Rate)                                   15.31      18.29        7,041      128,765   19.49%
Delaware VIPT Small Cap Value Service
 Class                                                                                                                   0.02%
  Lincoln Ch+ II (1.30% Fee Rate)                                13.18      15.77      193,593    3,052,457   19.60%
  Lincoln Ch+ II (1.40% Fee Rate)                                15.33      18.32      877,688   16,078,503   19.48%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              15.28      18.23      207,156    3,776,215   19.30%
  Lincoln Ch+ II (1.60% Fee Rate)                                15.26      18.20       46,063      838,279   19.24%
  Lincoln Ch+ II (1.65% Fee Rate)                                15.25      18.17       49,327      896,211   19.18%
  Lincoln Ch+ II (1.85% Fee Rate)                                14.85      17.67        4,540       80,207   18.94%
  Lincoln Ch+ II (2.15% Fee Rate)                  02/17/04      15.55      17.55        5,082       89,175   12.84%
  Lincoln Ch+ II (2.35% Fee Rate)                  03/10/04      15.16      17.47        2,025       35,380   15.23%
  Lincoln Ch+ Acs (1.40% Fee Rate) -- Annuity
   Reserve                                                       16.95      20.25       18,291      370,469   19.48%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   16.81      20.03      325,161    6,512,788   19.18%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              16.72      19.90      121,290    2,413,743   19.00%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              14.13      16.81       51,685      868,593   18.94%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              15.16      18.02       43,196      778,317   18.88%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                              14.81      17.57        4,020       70,628   18.64%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        03/18/04      15.17      17.45        7,231      126,181   15.03%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                11/09/04      16.23      17.37          910       15,803    7.07%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              13.17      15.72      466,666    7,334,334   19.36%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              16.74      19.95    1,800,769   35,934,132   19.24%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              16.75      19.94      145,630    2,904,379   19.06%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              14.14      16.83      116,510    1,960,994   19.00%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              15.17      18.05       38,799      700,284   18.94%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                01/16/04      15.30      17.59        3,674       64,620   14.95%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              14.76      17.47       23,827      416,252   18.35%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                02/04/04      14.71      17.39        4,068       70,755   18.21%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        15.23      18.14    1,163,752   21,113,049   19.12%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      15.18      18.05      118,444    2,138,387   18.94%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            15.16      18.02      139,084    2,506,742   18.88%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              15.14      17.99       62,169    1,118,661   18.82%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              14.80      17.55        6,913      121,302   18.58%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                01/29/04      14.96      17.43       29,003      505,579   16.55%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                01/26/04      15.36      17.35       12,951      224,764   12.97%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               13.18      15.75      554,540    8,736,533   19.54%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               13.17      15.73      345,028    5,426,970   19.42%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               13.11      15.54       47,830      743,252   18.52%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Trend                                                                                                       --
  Lincoln Ch+ (1.40% Fee Rate)                                  $14.71     $16.33    2,346,056  $38,316,411   11.04%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                       14.71      16.33        6,680      109,099   11.04%
  Lincoln Ch+ (1.60% Fee Rate)                                   11.89      13.18        7,493       98,724   10.82%
  Lincoln Ch+ (1.65% Fee Rate)                                   13.39      14.83        1,407       20,867   10.76%
Delaware VIPT Trend Service Class                                                                                         --
  Lincoln Ch+ II (1.30% Fee Rate)                                12.57      13.93      159,618    2,223,606   10.87%
  Lincoln Ch+ II (1.40% Fee Rate)                                13.41      14.85      735,215   10,921,119   10.75%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              13.36      14.78      149,368    2,207,676   10.59%
  Lincoln Ch+ II (1.60% Fee Rate)                                13.35      14.76       39,089      576,843   10.53%
  Lincoln Ch+ II (1.65% Fee Rate)                                13.34      14.73       42,853      631,339   10.48%
  Lincoln Ch+ II (1.85% Fee Rate)                                14.58      16.07        5,013       80,583   10.26%
  Lincoln Ch+ II (2.15% Fee Rate)                  02/17/04      15.44      15.97        4,975       79,437    3.41%
  Lincoln Ch+ II (2.35% Fee Rate)                  03/10/04      15.21      15.90        1,605       25,517    4.53%
  Lincoln Ch+ Acs (1.40% Fee Rate) -- Annuity
   Reserve                                                        6.79       7.52       53,512      402,593   10.75%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                    6.73       7.43      586,067    4,356,740   10.48%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                               6.69       7.38      139,737    1,031,828   10.31%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              12.68      13.98       17,797      248,711   10.26%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              13.26      14.61       20,312      296,736   10.20%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                              14.54      15.99        2,054       32,836    9.98%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                                      14.48      15.88        6,952      110,396    9.66%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                08/18/04      13.49      15.81        1,131       17,884   17.17%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              12.55      13.89      476,860    6,621,660   10.64%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                               6.74       7.45    4,008,941   29,868,336   10.53%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                               6.71       7.40      296,015    2,190,717   10.37%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              11.78      13.00       98,284    1,277,502   10.31%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              13.27      14.63       34,979      511,862   10.26%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                              14.54      16.00       14,597      233,609   10.04%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              14.49      15.90       39,548      628,717    9.71%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                              14.46      15.83       12,996      205,702    9.49%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        13.32      14.71    1,091,556   16,057,418   10.42%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      13.28      14.64      120,077    1,757,702   10.26%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            13.26      14.62      111,768    1,633,526   10.20%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              13.25      14.59       53,880      786,180   10.15%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              14.53      15.97        7,282      116,272    9.93%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                              14.47      15.86       22,965      364,274    9.60%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                              14.44      15.79       43,106      680,738    9.38%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               12.56      13.92      657,202    9,148,030   10.81%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               12.55      13.90      379,783    5,277,911   10.70%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               12.50      13.73       45,577      625,754    9.87%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT U.S. Growth Service Class                                                                                    --
  Lincoln Ch+ II (1.30% Fee Rate)                               $11.48     $11.68       54,872  $   640,831    1.70%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                         9.89      10.04      239,305    2,403,546    1.59%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                9.89      10.04        1,148       11,531    1.59%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                               9.85       9.99       55,370      553,327    1.44%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                         9.85       9.99       15,359      153,413    1.39%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                         9.83       9.96        2,657       26,469    1.34%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)                        12.32      12.46        1,409       17,555    1.14%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                       9.83       9.96       85,035      847,095    1.34%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                               9.80       9.92        1,197       11,870    1.19%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                               9.79       9.90        4,558       45,107    1.14%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                07/14/04       9.12       9.89          360        3,566    8.49%
  Lincoln Ch+ II Acs, Ch+ Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        01/09/04      12.52      12.31        3,640       44,789   (1.73)%
  Lincoln Ch+ II Acs, Ch+ Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                08/18/04      11.02      12.25          405        4,966   11.13%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              11.47      11.64      367,647    4,279,395    1.49%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr
   L-Shr, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                               9.84       9.98    1,028,447   10,261,792    1.39%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                               9.81       9.93        9,029       89,636    1.24%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                               9.79       9.91       46,955      465,361    1.19%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                               9.78       9.90       18,300      181,090    1.14%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                03/04/04      12.72      12.40          911       11,298   (2.54)%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              12.24      12.32       41,028      505,408    0.63%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                              12.21      12.26        7,444       91,293    0.43%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                         9.82       9.95      503,199    5,005,126    1.29%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                       9.80       9.91       29,973      296,999    1.14%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                             9.77       9.88       55,871      551,984    1.09%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                               9.77       9.87        8,067       79,596    1.04%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              12.27      12.37        4,053       50,148    0.83%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                              12.23      12.29       34,596      425,227    0.53%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                              12.20      12.24        4,635       56,717    0.33%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               11.48      11.67      446,846    5,214,047    1.64%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               11.47      11.65      186,385    2,171,354    1.54%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               11.42      11.51       22,369      257,453    0.78%
Delaware VIPT Value                                                                                                      1.57%
  Lincoln Ch+ (1.40% Fee Rate)                                   10.11      11.46    1,482,697   16,992,926   13.33%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                       10.11      11.46        6,138       70,342   13.33%
  Lincoln Ch+ (1.60% Fee Rate)                                   10.43      11.80        7,182       84,765   13.11%
  Lincoln Ch+ (1.65% Fee Rate)                     05/18/04      11.10      12.67        3,553       45,026   14.14%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Value Service Class                                                                                         1.08%
  Lincoln Ch+ II (1.30% Fee Rate)                                 $12.06     $13.64      82,662   $1,127,907   13.11%
  Lincoln Ch+ II (1.40% Fee Rate)                                  11.23      12.69     197,014    2,500,873   12.99%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                11.19      12.63      66,673      842,115   12.82%
  Lincoln Ch+ II (1.60% Fee Rate)                                  11.18      12.61      17,297      218,110   12.77%
  Lincoln Ch+ II (1.65% Fee Rate)                                  11.17      12.59      10,532      132,582   12.71%
  Lincoln Ch+ II (1.85% Fee Rate)                                  13.43      15.10       4,921       74,325   12.49%
  Lincoln Ch+ II (2.15% Fee Rate)                    07/19/04      13.46      15.00       3,829       57,445   11.43%
  Lincoln Ch+ Acs (1.40% Fee Rate) -- Annuity
   Reserve                                                         11.08      12.52       2,379       29,776   12.99%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                     10.98      12.37     155,955    1,929,641   12.71%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                                10.92      12.29      13,943      171,396   12.54%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                                10.34      11.63       2,695       31,337   12.49%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                                11.10      12.48       3,423       42,734   12.43%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                                13.39      15.02       3,219       48,351   12.21%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                          11/19/04      14.25      14.92       3,195       47,671    4.67%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                12.05      13.60     140,889    1,916,235   12.88%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                10.96      12.36     735,616    9,090,685   12.77%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                                10.94      12.32      89,723    1,105,385   12.60%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                                10.35      11.65      52,477      611,162   12.54%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                                11.12      12.50       7,946       99,349   12.49%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                  09/13/04      13.89      14.94       1,761       26,305    7.53%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          11.15      12.57     331,556    4,166,547   12.66%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            11.12      12.50      18,318      229,035   12.49%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  11.10      12.48      17,470      218,102   12.43%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                11.09      12.46      11,462      142,851   12.37%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                  09/10/04      13.90      15.00         343        5,140    7.96%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  10/08/04      13.83      14.90       3,715       55,360    7.75%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                  10/13/04      13.68      14.84       5,494       81,513    8.50%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 12.06      13.63     290,006    3,953,943   13.05%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 12.05      13.61      67,388      917,271   12.94%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   04/01/04      12.08      13.45      10,851      145,919   11.29%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund Service Class 2                                                                                  0.13%
  Lincoln Ch+ II (1.30% Fee Rate)                               $12.28     $13.95      226,027  $ 3,153,959   13.67%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                        12.33      14.01    1,013,923   14,201,710   13.56%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                               12.33      14.01          987       13,825   13.56%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              12.29      13.94      167,776    2,338,246   13.39%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                        12.28      13.91       75,510    1,050,473   13.33%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                        12.26      13.89       25,588      355,442   13.27%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)          06/17/04      12.86      14.09       15,401      217,049    9.58%
  Lincoln Ch+ II and Ch+ (2.35% Fee Rate)          08/12/04      11.97      14.03        1,302       18,275   17.21%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                      12.26      13.89      173,252    2,406,845   13.27%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                              12.22      13.83       36,523      504,946   13.11%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                              12.21      13.80        9,906      136,738   13.05%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                              12.19      13.78        3,077       42,394   12.99%
  Lincoln Ch+ II Acs, Ch+ Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                                      12.47      14.02       20,319      284,777   12.43%
  Lincoln Ch+ II Acs, Ch+ Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                08/18/04      12.21      13.95        1,921       26,810   14.27%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              12.26      13.91      549,277    7,639,686   13.44%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr
   L-Shr, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                              12.28      13.91    1,669,100   23,225,333   13.33%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                              12.24      13.85       66,491      920,862   13.16%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                              12.22      13.83       67,767      936,913   13.11%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                              12.21      13.80       30,587      422,072   13.05%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                06/17/04      12.88      14.12        7,031       99,313    9.64%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              12.47      14.03       38,339      537,932   12.49%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                08/18/04      12.22      13.97        7,342      102,561   14.29%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        12.25      13.87    1,769,730   24,546,818   13.22%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      12.21      13.80       43,924      606,363   13.05%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            12.19      13.78      111,033    1,529,545   12.99%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              12.18      13.75       44,176      607,635   12.94%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              12.50      14.09        4,061       57,237   12.71%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                01/09/04      12.58      14.00       34,768      486,744   11.32%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                              12.43      13.94       36,206      504,631   12.15%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               12.27      13.94      601,255    8,382,989   13.62%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               12.26      13.92      321,929    4,481,276   13.50%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               12.21      13.75       52,950      728,176   12.65%
Fidelity VIP Equity-Income                                                                                               1.56%
  Lincoln Ch+ (1.40% Fee Rate)                                   11.17      12.28    2,659,305   32,658,502    9.98%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                       11.17      12.28        4,556       55,946    9.98%
  Lincoln Ch+ (1.60% Fee Rate)                                   10.80      11.86       28,166      333,957    9.76%
  Lincoln Ch+ (1.65% Fee Rate)                                   11.63      12.76       13,749      175,418    9.70%
  Lincoln Ch+ (2.15% Fee Rate)                     08/27/04      13.76      14.99        1,020       15,297    8.94%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Service Class 2                                                                               1.04%
  Lincoln Ch+ II (1.30% Fee Rate)                               $12.42     $13.64      307,088  $ 4,187,307    9.80%
  Lincoln Ch+ II (1.40% Fee Rate)                                11.63      12.76      720,721    9,197,518    9.69%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              11.59      12.70      216,462    2,748,808    9.52%
  Lincoln Ch+ II (1.60% Fee Rate)                                11.58      12.68       66,034      837,097    9.47%
  Lincoln Ch+ II (1.65% Fee Rate)                                11.57      12.66       52,924      669,833    9.41%
  Lincoln Ch+ II (1.85% Fee Rate)                                13.75      15.01        2,780       41,726    9.19%
  Lincoln Ch+ II (2.15% Fee Rate)                  06/17/04      13.83      14.91        6,037       90,015    7.79%
  Lincoln Ch+ II (2.35% Fee Rate)                  11/11/04      14.36      14.84          286        4,253    3.35%
  Lincoln Ch+ Acs (1.40% Fee Rate) -- Annuity
   Reserve                                                       10.65      11.68       17,277      201,748    9.69%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   10.55      11.55      305,061    3,521,997    9.41%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              10.50      11.47       62,601      718,001    9.25%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              10.68      11.66       18,722      218,276    9.19%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              11.50      12.55        3,391       42,561    9.14%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        05/18/04      13.25      14.83       21,934      325,232   11.91%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              12.40      13.59      446,899    6,073,961    9.58%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              10.57      11.57    1,845,066   21,349,005    9.47%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              10.52      11.50      228,133    2,622,601    9.30%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              10.69      11.68       81,084      946,882    9.25%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              11.51      12.57       50,638      636,661    9.19%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                              13.71      14.94       16,529      246,989    8.98%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                06/07/04      13.87      14.84       10,023      148,791    7.00%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                08/23/04      13.43      14.78        5,766       85,213   10.02%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        11.56      12.64    1,195,622   15,109,210    9.36%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      11.52      12.58      104,662    1,316,132    9.19%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            11.50      12.56      112,978    1,418,456    9.14%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              11.49      12.53       57,710      723,270    9.08%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              13.70      14.91        4,244       63,273    8.87%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                06/08/04      13.84      14.81       25,158      372,638    6.99%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                07/29/04      13.49      14.75       31,516      464,756    9.35%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               12.42      13.62      361,277    4,922,169    9.74%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               12.41      13.60      143,336    1,949,702    9.63%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 02/17/04      12.80      13.44       46,199      620,847    5.01%
Fidelity VIP Growth                                                                                                      0.28%
  Lincoln Ch+ (1.40% Fee Rate)                                    9.24       9.42    2,541,942   23,948,157    1.94%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                        9.24       9.42       15,649      147,430    1.94%
  Lincoln Ch+ (1.60% Fee Rate)                                   10.28      10.45        2,679       28,005    1.74%
  Lincoln Ch+ (1.65% Fee Rate)                                   10.58      10.76        5,159       55,522    1.69%
  Lincoln Ch+ (2.15% Fee Rate)                     11/17/04      13.34      13.53          570        7,706    1.42%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Service Class 2                                                                                       0.11%
  Lincoln Ch+ II (1.30% Fee Rate)                                 $12.31     $12.53       52,674  $  659,909    1.79%
  Lincoln Ch+ II (1.40% Fee Rate)                                  10.59      10.76      190,400   2,049,470    1.69%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                10.55      10.71       53,567     573,742    1.54%
  Lincoln Ch+ II (1.60% Fee Rate)                                  10.54      10.69        3,773      40,348    1.49%
  Lincoln Ch+ II (1.65% Fee Rate)                                  10.52      10.68       25,312     270,229    1.43%
  Lincoln Ch+ II (2.15% Fee Rate)                    06/17/04      13.08      13.46          577       7,759    2.85%
  Lincoln Ch+ II (2.35% Fee Rate)                    11/11/04      13.03      13.40          210       2,817    2.84%
  Lincoln Ch+ Acs (1.40% Fee Rate) -- Annuity
   Reserve                                                          6.09       6.19       31,299     193,695    1.69%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                      6.04       6.12      178,451   1,092,721    1.43%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                                 6.01       6.08       14,520      88,320    1.28%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                                 9.51       9.63          833       8,020    1.23%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                                10.46      10.59          629       6,656    1.18%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                                13.34      13.47        1,553      20,917    0.98%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                          10/18/04      12.37      13.38        8,656     115,845    8.17%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                12.29      12.49      147,676   1,844,154    1.59%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                 6.05       6.14    1,238,606   7,601,563    1.49%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                                 6.02       6.10      130,637     796,378    1.33%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                                 9.53       9.65       47,182     455,200    1.28%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                                10.47      10.60       16,220     171,994    1.23%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                  01/16/04      14.14      13.49        2,019      27,230   (4.60)%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                                13.30      13.40        7,149      95,779    0.73%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                  02/04/04      13.54      13.34        4,934      65,811   (1.51)%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          10.51      10.66      246,528   2,627,590    1.38%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            10.48      10.61       12,950     137,344    1.23%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  10.47      10.59       26,245     277,909    1.18%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                10.45      10.57       11,628     122,927    1.13%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                  12/31/03      13.33      13.46        2,001      26,924    0.93%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  01/29/04      13.70      13.37        4,693      62,734   (2.45)%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                  07/29/04      12.32      13.31       20,286     269,977    8.00%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 12.30      12.52      176,731   2,212,496    1.74%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 12.30      12.50       72,097     901,099    1.64%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   05/26/04      11.98      12.35       12,029     148,521    3.03%
Fidelity VIP Overseas                                                                                                     1.13%
  Lincoln Ch+ (1.40% Fee Rate)                                      9.79      10.97      675,727   7,414,836   12.06%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                          9.79      10.97       17,542     192,494   12.06%
  Lincoln Ch+ (1.60% Fee Rate)                                     12.03      13.46        1,121      15,083   11.83%
  Lincoln Ch+ (2.15% Fee Rate)                       11/17/04      15.58      16.18        1,080      17,481    3.89%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas Service Class 2                                                                                    0.60%
  Lincoln Ch+ II (1.30% Fee Rate)                               $14.21     $15.90       57,235  $   909,756   11.85%
  Lincoln Ch+ II (1.40% Fee Rate)                                12.07      13.49      193,703    2,612,262   11.74%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              12.03      13.42       67,683      908,275   11.57%
  Lincoln Ch+ II (1.60% Fee Rate)                                12.02      13.40        9,153      122,661   11.52%
  Lincoln Ch+ II (1.65% Fee Rate)                                12.00      13.37       10,840      144,974   11.46%
  Lincoln Ch+ II (2.35% Fee Rate)                  11/11/04      15.09      16.04          605        9,696    6.29%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                    7.34       8.18      250,811    2,052,588   11.46%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                               7.30       8.13        5,928       48,186   11.29%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              11.95      13.29        3,694       49,100   11.24%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              11.93      13.26          570        7,557   11.18%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                              14.53      16.12        1,936       31,214   10.96%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        01/09/04      15.06      16.02       19,337      309,719    6.37%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                08/18/04      13.58      15.95          188        2,997   17.42%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              14.19      15.84      367,067    5,815,639   11.63%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                               7.36       8.20    1,760,824   14,442,275   11.52%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                               7.32       8.15       39,728      323,671   11.35%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              11.96      13.31       64,363      856,715   11.29%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              11.95      13.29       12,058      160,228   11.24%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                03/04/04      15.25      16.14        3,533       57,031    5.87%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              14.49      16.03       30,570      490,175   10.68%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                              14.45      15.96        5,298       84,577   10.46%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        11.99      13.35      546,146    7,292,092   11.40%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      11.94      13.29       29,641      393,809   11.24%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            11.93      13.26       64,373      853,799   11.18%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              11.92      13.24       12,632      167,297   11.13%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              14.52      16.11        4,088       65,836   10.90%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                              14.47      16.00       25,963      415,377   10.57%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                              14.43      15.93       29,164      464,531   10.35%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               14.21      15.88      449,903    7,145,210   11.79%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               14.20      15.86      199,901    3,169,671   11.68%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               14.13      15.67       28,763      450,574   10.85%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
FTVIPT Franklin Small Cap Class 2                                                                                         --
  Lincoln Ch+ II (1.30% Fee Rate)                               $12.97     $14.27       54,550  $   778,590   10.04%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                         6.00       6.59    2,000,427   13,187,262    9.93%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                6.00       6.59        5,924       39,052    9.93%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              11.67      12.81       90,747    1,162,577    9.76%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        11.66      12.79       21,991      281,250    9.71%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        11.64      12.77       24,588      313,943    9.65%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                        15.54      17.00          211        3,592    9.43%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)          08/23/04      14.76      16.89        7,510      126,837   14.44%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                    6.35       6.96      329,196    2,291,571    9.65%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                               6.32       6.91       36,295      250,949    9.49%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              11.59      12.68        3,433       43,542    9.43%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                              15.49      16.91        2,002       33,851    9.16%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        05/18/04      15.01      16.80        1,122       18,850   11.88%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                10/18/04      15.24      16.72        1,305       21,824    9.70%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              12.96      14.23      152,847    2,174,524    9.82%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                               6.36       6.98    2,170,506   15,142,954    9.71%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                               6.33       6.93      102,770      712,221    9.54%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              11.61      12.71       32,203      409,243    9.49%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              11.59      12.68       10,443      132,458    9.43%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                06/17/04      15.78      16.93        2,269       38,401    7.30%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                04/02/04      16.31      16.81        5,279       88,773    3.09%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                04/16/04      15.79      16.74          994       16,635    6.01%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        11.63      12.75      523,340    6,673,059    9.60%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      11.60      12.69       27,280      346,153    9.43%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            11.58      12.67       31,953      404,770    9.38%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              11.57      12.65       23,014      291,037    9.32%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                07/19/04      15.00      16.89          418        7,063   12.60%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                03/05/04      16.14      16.78       16,575      278,087    3.94%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                07/29/04      14.89      16.70        4,026       67,256   12.17%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               12.97      14.26      184,773    2,635,253    9.98%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               12.96      14.24       80,066    1,140,058    9.87%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 02/17/04      13.46      14.07       11,864      166,884    4.51%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
FTVIPT Templeton Growth Securities
 Class 2                                                                                                                 1.14%
  Lincoln Ch+ II (1.30% Fee Rate)                               $12.71     $14.56     103,999   $ 1,513,728   14.53%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        11.24      12.86     964,345    12,402,343   14.41%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                               11.24      12.86       8,524       109,628   14.41%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              11.67      13.33     121,778     1,623,519   14.24%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        11.65      13.31      39,053       519,669   14.19%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        11.64      13.29      19,228       255,445   14.13%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                        13.74      15.64         245         3,838   13.90%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)          06/17/04      14.04      15.54       8,967       139,355   10.67%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   10.32      11.78     123,477     1,454,553   14.13%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              10.27      11.70      36,416       426,146   13.96%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              11.59      13.20       6,748        89,056   13.90%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              11.57      13.18       7,706       101,546   13.84%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                              13.69      15.56       2,263        35,214   13.62%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                                      13.64      15.46       7,655       118,314   13.28%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              12.69      14.51     254,373     3,690,468   14.30%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              10.34      11.81     861,892    10,176,266   14.19%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              10.29      11.73      34,192       401,021   14.01%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              10.79      12.30      29,892       367,648   13.96%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              11.59      13.20      12,517       165,188   13.90%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                04/16/04      14.13      15.58       1,201        18,704   10.22%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                08/18/04      13.58      15.47       7,970       123,315   13.98%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                08/18/04      13.53      15.40      15,526       239,170   13.89%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        11.63      13.27     708,392     9,397,684   14.07%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      11.59      13.20      45,824       604,883   13.90%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            11.57      13.18     101,906     1,342,834   13.84%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              11.56      13.16      30,861       406,018   13.79%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              13.69      15.54         290         4,511   13.56%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                06/30/04      14.09      15.44       4,909        75,789    9.54%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                06/10/04      13.96      15.37      14,193       218,142   10.10%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               12.71      14.54     212,561     3,091,418   14.47%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               12.70      14.52     108,319     1,572,812   14.36%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               12.64      14.34      26,488       379,960   13.50%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series Balanced Service Shares                                                                                2.48%
  Lincoln Ch+ II (1.30% Fee Rate)                                 $10.86     $11.61     114,761   $1,332,628   6.89%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                          11.01      11.76     723,960    8,512,329   6.79%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                 11.01      11.76      27,534      323,748   6.79%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                10.97      11.70     109,764    1,284,309   6.63%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                          10.96      11.68      47,536      555,243   6.57%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                          10.95      11.66      23,684      276,172   6.52%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)            06/17/04      11.31      12.02         889       10,687   6.29%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)            06/17/04      11.25      11.94       3,294       39,325   6.12%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                        10.95      11.66      69,619      811,792   6.52%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                                10.91      11.61      27,001      313,382   6.36%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                                10.90      11.59       3,454       40,044   6.31%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                                10.89      11.57         623        7,207   6.26%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                10.85      11.57     169,815    1,965,558   6.68%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                      10.96      11.68     725,995    8,479,775   6.57%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                                10.92      11.62      35,898      417,303   6.41%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                10.91      11.61      23,552      273,371   6.36%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                                10.90      11.58      48,944      566,972   6.31%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                                11.24      11.88       7,501       89,149   5.78%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                  08/30/04      11.04      11.83       3,710       43,902   7.22%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          10.93      11.64     634,651    7,388,463   6.47%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            10.90      11.59      44,435      514,888   6.31%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  10.89      11.57      45,716      528,758   6.26%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                10.87      11.55      61,975      715,607   6.20%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                                11.26      11.94       1,342       16,017   5.99%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  01/29/04      11.28      11.86      20,447      242,468   5.13%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                  12/03/04      11.63      11.81         634        7,489   1.50%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 10.86      11.60     155,620    1,805,621   6.84%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 10.85      11.58     110,918    1,284,888   6.73%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   08/11/04      10.50      11.44       6,064       69,406   9.02%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series Mid Cap Growth Service
 Shares                                                                                                                    --
  Lincoln Ch+ II (1.30% Fee Rate)                                 $12.43     $14.78      16,341   $  241,521   18.92%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                          10.73      12.75     151,754    1,934,216   18.80%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                10.69      12.68      10,511      133,314   18.62%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                          10.68      12.66       9,899      125,342   18.56%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                          10.67      12.64       1,864       23,560   18.50%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                        10.67      12.64      11,950      151,065   18.50%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                                10.63      12.58       3,796       47,758   18.33%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                                10.63      12.57       1,123       14,113   18.27%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                12.41      14.72      73,742    1,085,680   18.68%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                      10.68      12.66     210,996    2,671,671   18.56%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                                10.64      12.60       3,538       44,587   18.39%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                10.63      12.58      40,306      507,049   18.33%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                  08/30/04      13.37      15.92         580        9,231   19.14%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                                13.44      15.82       1,310       20,715   17.68%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          10.66      12.63     122,920    1,551,889   18.45%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            10.62      12.56       1,833       23,023   18.27%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  10.61      12.54      10,571      132,607   18.21%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                10.60      12.52       7,992      100,091   18.15%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  07/19/04      13.62      15.78         172        2,711   15.91%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 12.42      14.76      57,295      845,713   18.86%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 12.41      14.74      27,680      407,922   18.74%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   11/17/04      13.82      14.56         772       11,238    5.34%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series Worldwide Growth
 Service Shares                                                                                                           0.94%
  Lincoln Ch+ II (1.30% Fee Rate)                                 $12.23     $12.62      10,819   $  136,505    3.18%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                          10.29      10.61     128,109    1,359,081    3.07%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                 10.29      10.61      15,783      167,442    3.07%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                10.26      10.56       8,718       92,022    2.92%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                          10.25      10.54       5,056       53,290    2.87%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                          10.23      10.52       2,447       25,745    2.82%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                        10.23      10.52      13,382      140,801    2.82%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                                10.20      10.47       2,230       23,351    2.66%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                                10.17      10.43       4,639       48,406    2.56%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                12.21      12.58      11,197      140,814    2.97%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                      10.25      10.54      93,993      990,598    2.87%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                                10.21      10.49       6,455       67,695    2.71%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                10.20      10.47      22,680      237,455    2.66%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                                10.19      10.45       5,073       53,018    2.61%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          10.22      10.50      80,937      850,125    2.77%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            10.19      10.45      14,885      155,583    2.61%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  10.17      10.43       4,829       50,383    2.56%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                10.16      10.42       8,054       83,900    2.51%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  10/18/04      11.64      12.68       2,267       28,739    8.89%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 12.22      12.61      19,642      247,627    3.13%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 12.22      12.59      10,677      134,392    3.02%
Lincoln VIPT Aggressive Growth                                                                                              --
  Lincoln Ch+ II (1.30% Fee Rate)                                  12.36      13.87       5,163       71,626   12.20%
  Lincoln Ch+ II (1.40% Fee Rate)                                  11.16      12.51      10,797      135,094   12.09%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                   11.13      12.46         448        5,577   11.92%
  Lincoln Ch+ II (1.60% Fee Rate)                                  11.14      12.46       2,705       33,707   11.86%
  Lincoln Ch+ II (1.65% Fee Rate)                                  11.10      12.41       1,600       19,862   11.81%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                08/27/04      12.02      13.83         271        3,746   15.07%
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)                                                11.12      12.43      32,419      403,102   11.86%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                              11.08      12.37       6,967       86,188   11.69%
  Lincoln Ch+ II Bns (1.80% Fee Rate)                05/21/04      11.06      12.36       1,425       17,605   11.68%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                            11.09      12.39      23,256      288,107   11.75%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                            11.05      12.33       1,419       17,498   11.58%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                            11.04      12.31       2,803       34,516   11.53%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)              03/23/04      10.89      12.30       4,752       58,427   12.87%
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)              11/11/04      14.29      14.96         250        3,744    4.69%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)              09/14/04      13.40      14.86       2,579       38,340   10.96%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)              12/03/04      14.49      14.80         254        3,762    2.15%

Lincoln Life Variable Annuity Account N

                                                           Unit Value Unit Value                                    Investment
                                              Commencement Beginning  End of     Units                    Total     Income
Subaccount                                    Date(1)      of Period  Period     Outstanding Net Assets   Return(2) Ratio(3)
------------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Aggressive Growth Service
 Class                                                                                                                   --
  Lincoln Ch+ (1.40% Fee Rate)                               $12.34     $13.80        1,954  $     26,962   11.80%
  Lincoln Ch+ Asr (1.35% Fee Rate)                            12.34      13.81       11,702       161,566   11.85%
  Lincoln Ch+ Asr (1.45% Fee Rate)                            12.34      13.78       11,339       156,303   11.74%
  Lincoln Ch+ Asr (2.20% Fee Rate)              05/10/04      12.18      13.62        2,596        35,351   11.79%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)          02/03/04      12.65      13.76        4,394        60,461    8.78%
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and
   Ch+ Acs (1.65% Fee Rate)                     06/22/04      12.72      13.74       25,075       344,518    8.00%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                        12.33      13.77       20,021       275,739   11.69%
  Lincoln Ch+ Asr Bns, Ch+ Acs, and Ch+ Bns
   (1.80% Fee Rate)                             11/10/04      12.96      13.71          386         5,297    5.78%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+
   Bns, and Ch+ (1.60% Fee Rate)                03/04/04      12.92      13.75       23,528       323,528    6.42%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                           12.32      13.73       17,522       240,551   11.46%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)        08/18/04      11.70      13.56        4,286        58,137   15.93%
Lincoln VIPT Bond                                                                                                      4.20%
  Lincoln Ch+ II (1.30% Fee Rate)                             10.05      10.44      896,587     9,364,720    3.94%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                     13.02      13.52    9,955,418   134,645,821    3.84%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                            13.02      13.52       32,325       437,190    3.84%
  Lincoln Ch+ II and Ch+ II Acs
   (1.55% Fee Rate)                                           11.60      12.03      740,104     8,900,500    3.68%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                     11.56      11.98      260,989     3,126,984    3.63%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                     11.57      11.98      241,688     2,896,181    3.58%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                     10.84      11.21       51,215       574,139    3.37%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)       02/17/04      10.98      11.14       23,241       258,813    1.44%
  Lincoln Ch+ and Ch+ II (2.35% Fee Rate)       03/10/04      11.12      11.09        5,114        56,700   (0.31)%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.65% Fee Rate)                                           13.02      13.49    1,449,601    19,549,567    3.58%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                           12.96      13.40      299,549     4,013,609    3.42%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                           11.50      11.88      114,942     1,365,821    3.37%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                           11.51      11.89       90,902     1,080,649    3.32%
  Lincoln Ch+ Acs and Ch+ II Acs
   (2.10% Fee Rate)                                           10.81      11.15       19,320       215,396    3.11%
  Lincoln Ch+ Acs and Ch+ II Acs
   (2.60% Fee Rate)                                           10.75      11.03        9,723       107,203    2.60%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                         10.04      10.41      555,613     5,784,525    3.73%
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II
   Bns (1.60% Fee Rate)                                       13.04      13.52    5,310,897    71,789,862    3.63%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                           12.98      13.43      591,288     7,940,223    3.48%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.80% Fee Rate)                                           11.51      11.90      368,560     4,386,717    3.42%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                           11.52      11.91      317,762     3,783,635    3.37%
  Lincoln Ch+ Bns and Ch+ II Bns
   (2.05% Fee Rate)                                           10.82      11.16       37,040       413,402    3.17%
  Lincoln Ch+ Bns and Ch+ II Bns
   (2.35% Fee Rate)                             06/10/04      10.58      11.09       15,703       174,108    4.82%
  Lincoln Ch+ Bns and Ch+ II Bns
   (2.55% Fee Rate)                                           10.75      11.04       14,175       156,461    2.65%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                       11.56      11.97    4,907,829    58,726,047    3.53%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                       11.52      11.91      516,835     6,154,357    3.37%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                       11.51      11.89      507,877     6,038,196    3.32%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                       11.49      11.87      363,990     4,320,491    3.27%
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)                       10.81      11.14       21,664       241,252    3.06%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)                       10.77      11.06       42,104       465,781    2.76%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)                       10.74      11.01       13,785       151,824    2.55%

Lincoln Life Variable Annuity Account N

                                                            Unit Value Unit Value                                   Investment
                                               Commencement Beginning  End of     Units                   Total     Income
Subaccount                                     Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
------------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Bond Service Class                                                                                        5.30%
  Lincoln Ch+ Asr (1.35% Fee Rate)                            $10.03     $10.40    3,914,052  $40,696,885    3.64%
  Lincoln Ch+ Asr (1.40% Fee Rate) --
   Annuity Reserve                               01/26/04      10.13      10.39        5,388       55,977    2.58%
  Lincoln Ch+ Asr (1.45% Fee Rate)                             10.03      10.38    1,805,144   18,738,798    3.54%
  Lincoln Ch+ Asr (2.20% Fee Rate)                              9.98      10.26      337,399    3,460,191    2.76%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                         10.02      10.36      353,176    3,660,314    3.43%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (1.65% Fee Rate)                                            10.01      10.35      388,269    4,017,500    3.33%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                            10.00      10.31      161,619    1,666,903    3.12%
  Lincoln Ch+ Asr Acs (2.10% Fee Rate)                          9.99      10.27        3,224       33,121    2.86%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (2.40% Fee Rate)                              03/18/04      10.26      10.22      118,293    1,209,247   (0.41)%
  Lincoln Ch+ Asr Acs (2.60% Fee Rate)           08/18/04      10.03      10.19        4,722       48,112    1.57%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                         10.02      10.37    2,826,950   29,322,230    3.48%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)                         10.00      10.32      192,203    1,983,943    3.17%
  Lincoln Ch+ Asr Bns (2.05% Fee Rate)           01/16/04      10.14      10.28       25,543      262,598    1.40%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)                          9.97      10.23      494,153    5,055,475    2.61%
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)                          9.96      10.20       75,738      772,342    2.40%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                            10.02      10.36    4,891,968   50,659,323    3.38%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                            10.01      10.34    1,795,597   18,564,416    3.28%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr
   Acs (1.90% Fee Rate)                                        10.00      10.31      208,984    2,153,684    3.07%
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)                       10.00      10.30       52,303      538,574    3.02%
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)                        9.98      10.26       34,742      356,583    2.81%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)         01/26/04      10.05      10.21      300,900    3,073,424    1.59%
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)         01/29/04      10.01      10.18      134,807    1,372,478    1.75%
Lincoln VIPT Capital Appreciation                                                                                        --
  Lincoln Ch+ II (1.30% Fee Rate)                              12.23      12.71       13,926      177,037    3.92%
  Lincoln Ch+ II (1.40% Fee Rate)                              10.94      11.36       42,656      484,429    3.82%
  Lincoln Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                             10.94      11.36          789        8,963    3.82%
  Lincoln Ch+ II and Ch+ II Acs
   (1.55% Fee Rate)                                            10.90      11.30        6,436       72,725    3.66%
  Lincoln Ch+ II (1.60% Fee Rate)                              10.89      11.28        2,134       24,075    3.61%
  Lincoln Ch+ II (1.65% Fee Rate)                              10.88      11.26        1,184       13,342    3.56%
  Lincoln Ch+ II Acs (1.65% Fee Rate)                          10.88      11.26        4,447       50,087    3.56%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                          10.84      11.21        1,446       16,205    3.40%
  Lincoln Ch+ II Bns (1.50% Fee Rate)            03/05/04      12.21      12.67       48,009      608,355    3.82%
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)                                            10.89      11.28       39,870      449,805    3.61%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                          10.85      11.23        1,705       19,145    3.45%
  Lincoln Ch+ II Bns (1.80% Fee Rate)            10/22/04      10.07      11.22          758        8,510   11.43%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                          10.85      11.21          875        9,806    3.35%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                        10.87      11.25      103,462    1,163,851    3.51%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                        10.82      11.17       16,635      185,886    3.30%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)          09/15/04      10.26      11.16          416        4,644    8.71%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)          12/09/04      13.16      13.47          956       12,873    2.35%

Lincoln Life Variable Annuity Account N

                                                               Unit Value Unit Value                                  Investment
                                                  Commencement Beginning  End of     Units                  Total     Income
Subaccount                                        Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Capital Appreciation
 Service Class                                                                                                             --
  Lincoln Ch+ (1.40% Fee Rate)                                   $12.21     $12.64      20,651   $  261,048    3.56%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                12.21      12.65      60,163      761,119    3.61%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                12.20      12.63      27,162      343,060    3.50%
  Lincoln Ch+ Asr (2.20% Fee Rate)                  11/10/04      11.87      12.48       2,614       32,619    5.15%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)              09/10/04      11.62      12.61       1,993       25,126    8.51%
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and
   Ch+ Acs (1.65% Fee Rate)                                       12.19      12.59       2,645       33,296    3.29%
  Lincoln Ch+ Asr Acs, Ch+ Asr Bns, Ch+,
   Ch+ Bns, and Ch+ Acs (1.85% Fee Rate)            04/06/04      12.18      12.55       2,397       30,077    3.01%
  Lincoln Ch+ Asr Acs, Ch+ Acs, and Ch+ Asr
   (2.40% Fee Rate)                                 10/18/04      11.33      12.44       5,648       70,249    9.76%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                            12.20      12.62      30,469      384,521    3.45%
  Lincoln Ch+ Asr Bns, Ch+ Acs, and Ch+ Bns
   (1.80% Fee Rate)                                 07/07/04      11.99      12.56       6,904       86,712    4.78%
  Lincoln Ch+ Asr Bns and Ch+ Bns
   (2.05% Fee Rate)                                 12/30/04      12.52      12.51         474        5,932   (0.11)%
  Lincoln Ch+ Asr Bns, Ch+, and Ch+ Bns
   (2.35% Fee Rate)                                 04/05/04      12.20      12.45       2,771       34,498    2.02%
  Lincoln Ch+ Asr Bns and Ch+ Bns
   (2.55% Fee Rate)                                 11/30/04      11.98      12.41         408        5,063    3.58%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+ Bns,
   and Ch+ (1.60% Fee Rate)                                       12.19      12.60      72,283      910,779    3.35%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                               12.18      12.58      28,423      357,541    3.25%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Acs (1.90% Fee Rate)                     10/04/04      11.70      12.54       1,280       16,049    7.14%
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)            02/27/04      12.06      12.53       2,401       30,082    3.85%
  Lincoln Ch+ Asr L-Shr and Ch+
   (2.15% Fee Rate)                                 11/17/04      12.11      12.49       1,269       15,852    3.09%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)            03/05/04      12.09      12.43       8,744      108,666    2.80%
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)            09/21/04      11.56      12.39       7,951       98,498    7.14%
Lincoln VIPT Global Asset Allocation                                                                                     1.94%
  Lincoln Ch+ II (1.30% Fee Rate)                                 11.39      12.76      53,635      684,372   12.08%
  Lincoln Ch+ II (1.40% Fee Rate)                                 11.31      12.66     130,845    1,657,026   11.96%
  Lincoln Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                11.31      12.66       5,999       75,967   11.96%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                  11.27      12.60      17,805      224,331   11.80%
  Lincoln Ch+ II (1.60% Fee Rate)                                 11.26      12.58       7,126       89,618   11.74%
  Lincoln Ch+ II (1.65% Fee Rate)                                 11.24      12.56       2,337       29,344   11.68%
  Lincoln Ch+ II (2.15% Fee Rate)                   06/17/04      12.22      13.56       7,018       95,175   10.98%
  Lincoln Ch+ II (2.35% Fee Rate)                   08/30/04      12.14      13.50       1,612       21,761   11.20%
  Lincoln Ch+ II Acs (1.65% Fee Rate)                             11.66      13.03      34,756      452,758   11.68%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                             11.63      12.97         574        7,443   11.52%
  Lincoln Ch+ II Acs (1.90% Fee Rate)                             11.60      12.92      16,048      207,360   11.40%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                             11.37      12.72      12,011      152,763   11.85%
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)                                               11.26      12.58     227,030    2,855,594   11.74%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                             11.64      12.99      10,323      134,074   11.57%
  Lincoln Ch+ II Bns (1.80% Fee Rate)                             11.20      12.50       1,838       22,972   11.55%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                             11.19      12.47      47,375      590,978   11.46%
  Lincoln Ch+ II Bns (2.55% Fee Rate)               11/17/04      13.06      13.44      17,531      235,640    2.94%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                           11.23      12.53     222,477    2,788,120   11.63%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                           11.19      12.47         379        4,728   11.46%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                           11.17      12.45      61,233      762,166   11.41%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                           11.16      12.43       7,035       87,416   11.35%

Lincoln Life Variable Annuity Account N

                                                               Unit Value Unit Value                                  Investment
                                                  Commencement Beginning  End of     Units                  Total     Income
Subaccount                                        Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Global Asset Allocation Service
 Class                                                                                                                   1.73%
  Lincoln Ch+ (1.40% Fee Rate)                                   $11.36     $12.69      45,672   $  579,505   11.69%
  Lincoln Ch+ Bns (1.75% Fee Rate)                                11.34      12.62         914       11,530   11.30%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                11.36      12.70      53,673      681,577   11.75%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                11.36      12.68      29,068      368,530   11.64%
  Lincoln Ch+ Asr (2.20% Fee Rate)                  04/19/04      11.43      12.53       2,524       31,614    9.58%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                            11.35      12.66       7,522       95,215   11.52%
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and
   Ch+ Acs (1.65% Fee Rate)                                       11.34      12.64       2,801       35,397   11.41%
  Lincoln Ch+ Asr Acs, Ch+ Acs, and Ch+ Asr
   (2.40% Fee Rate)                                 04/21/04      11.33      12.48       7,058       88,121   10.24%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                            11.35      12.67      20,011      253,483   11.58%
  Lincoln Ch+ Asr Bns, Ch+ Acs, and Ch+ Bns
   (1.80% Fee Rate)                                 09/15/04      11.49      12.61         957       12,066    9.68%
  Lincoln Ch+ Asr Bns, Ch+, and Ch+ Bns
   (2.35% Fee Rate)                                 03/30/04      11.39      12.49       2,785       34,797    9.67%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+ Bns,
   and Ch+ (1.60% Fee Rate)                                       11.35      12.65      90,175    1,140,493   11.47%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                               11.34      12.63      12,907      162,978   11.36%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Acs (1.90% Fee Rate)                     05/11/04      11.00      12.59         895       11,270   14.47%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)            11/08/04      11.96      12.48       4,314       53,818    4.28%
Lincoln VIPT International                                                                                               1.43%
  Lincoln Ch+ II (1.30% Fee Rate)                                 13.18      15.73     105,966    1,666,822   19.37%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                         13.55      16.16     492,946    7,968,183   19.26%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                13.55      16.16       1,141       18,449   19.26%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                  13.51      16.08      57,881      930,903   19.08%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                         13.49      16.06      14,303      229,705   19.02%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                         13.48      16.03       6,841      109,684   18.96%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)           02/23/04      14.98      17.24       2,387       41,159   15.06%
  Lincoln Ch+ II and Ch+ (2.35% Fee Rate)           11/11/04      16.22      17.16         742       12,729    5.84%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.65% Fee Rate)                                               13.48      16.03      78,554    1,259,354   18.96%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                               13.43      15.96       8,662      138,225   18.78%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                               13.42      15.93       6,339      100,976   18.72%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                               13.40      15.90       2,952       46,942   18.66%
  Lincoln Ch+ II Acs and Ch+ Acs
   (2.10% Fee Rate)                                               14.58      17.26         734       12,662   18.42%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                             13.16      15.68      58,722      920,692   19.14%
  Lincoln Ch+ II Bns, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                               13.49      16.05     561,576    9,015,069   19.02%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                               13.45      15.98      27,179      434,447   18.84%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.80% Fee Rate)                                               13.44      15.96      37,335      595,887   18.78%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                               13.42      15.93      26,400      420,464   18.72%
  Lincoln Ch+ II Bns and Ch+ Bns
   (2.05% Fee Rate)                                 03/04/04      14.88      17.28       1,238       21,381   16.10%
  Lincoln Ch+ II Bns and Ch+ Bns
   (2.35% Fee Rate)                                 06/10/04      14.67      17.16         343        5,887   16.98%
  Lincoln Ch+ II Bns and Ch+ Bns
   (2.55% Fee Rate)                                 01/05/04      14.84      17.09         451        7,710   15.13%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                           13.47      16.01     414,429    6,635,442   18.90%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                           13.42      15.93      19,070      303,833   18.72%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                           13.40      15.90      52,747      838,894   18.66%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                           13.39      15.88       9,307      147,792   18.60%
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)             06/10/04      14.72      17.24       3,002       51,754   17.12%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)                           14.51      17.13      10,482      179,511   18.01%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)                           14.48      17.05         872       14,865   17.77%

Lincoln Life Variable Annuity Account N

                                                                 Unit Value Unit Value
                                                    Commencement Beginning  End of     Units                   Total
Subaccount                                          Date(1)      of Period  Period     Outstanding Net Assets  Return(2)
-------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT International Service Class
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 $13.15     $15.66      758,785  $11,879,029   19.02%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                  13.14      15.63      365,626    5,714,741   18.91%
  Lincoln Ch+ Asr (2.20% Fee Rate)                                  13.08      15.44       39,551      610,727   18.02%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                              13.14      15.60       51,508      803,781   18.79%
  Lincoln Ch+ Asr Acs and Ch+ Asr (1.65% Fee Rate)                  13.13      15.58      114,170    1,778,729   18.67%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                                 13.11      15.53       32,242      500,687   18.43%
  Lincoln Ch+ Asr Acs and Ch+ Asr (2.40% Fee Rate)                  13.07      15.39       20,604      317,136   17.78%
  Lincoln Ch+ Asr Acs (2.60% Fee Rate)                08/18/04      13.08      15.34          542        8,323   17.26%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                              13.14      15.62      634,087    9,902,851   18.85%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)                              13.12      15.54       60,729      943,838   18.49%
  Lincoln Ch+ Asr Bns (2.05% Fee Rate)                01/16/04      13.25      15.48        1,022       15,819   16.85%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)                              13.07      15.40       76,150    1,173,031   17.84%
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)                              13.06      15.35       18,160      278,832   17.61%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                                 13.13      15.59    1,060,022   16,528,041   18.73%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                                 13.12      15.57      404,705    6,300,049   18.61%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr Acs
   (1.90% Fee Rate)                                                 13.11      15.52       22,900      355,339   18.37%
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)              01/15/04      13.28      15.50        9,254      143,475   16.74%
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)                            13.09      15.45        5,608       86,670   18.08%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)              01/26/04      13.45      15.38       40,894      628,922   14.38%
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)              01/09/04      13.32      15.33       35,982      551,593   15.06%
Lincoln VIPT Money Market
  Lincoln Ch+ II (1.30% Fee Rate)                                    9.96       9.91      155,920    1,545,721   (0.42)%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                           11.04      10.98    3,526,050   38,719,897   (0.52)%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                  11.04      10.98        6,156       67,603   (0.52)%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                     9.93       9.86      401,826    3,961,335   (0.67)%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                            9.92       9.85       53,943      531,080   (0.72)%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                            9.90       9.82       84,126      826,406   (0.77)%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)             08/27/04       9.73       9.71       26,894      261,106   (0.27)%
  Lincoln Ch+ and Ch+ II (2.35% Fee Rate)             10/18/04       9.68       9.67          787        7,610   (0.16)%
  Lincoln Ch+ Acs and Ch+ II Acs (1.65% Fee Rate)                   10.32      10.24      862,859    8,836,916   (0.77)%
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)                   10.27      10.17       98,580    1,003,025   (0.92)%
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)                    9.86       9.76        4,752       46,398   (0.97)%
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)                    9.85       9.75        5,693       55,487   (1.02)%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                                9.94       9.88      187,184    1,849,641   (0.62)%
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                 10.34      10.26    1,897,972   19,479,810   (0.72)%
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)                   10.29      10.20      647,271    6,599,377   (0.87)%
  Lincoln Ch+ Bns and Ch+ II Bns (1.80% Fee Rate)                    9.87       9.78      174,234    1,703,847   (0.92)%
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)                    9.86       9.76       78,438      765,608   (0.97)%
  Lincoln Ch+ Bns and Ch+ II Bns (2.05% Fee Rate)     02/17/04       9.83       9.73        1,985       19,312   (0.98)%
  Lincoln Ch+ Bns and Ch+ II Bns (2.35% Fee Rate)     06/10/04       9.73       9.67        1,278       12,353   (0.68)%
  Lincoln Ch+ Bns and Ch+ II Bns (2.55% Fee Rate)     11/11/04       9.64       9.62       13,392      128,877   (0.12)%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                              9.89       9.81    1,154,510   11,323,818   (0.82)%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                              9.86       9.76      120,823    1,179,466   (0.97)%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                              9.85       9.75       83,908      817,838   (1.02)%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                              9.83       9.73       65,328      635,633   (1.07)%
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)               03/09/04       9.80       9.71          478        4,641   (0.97)%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)                              9.80       9.64        8,704       83,943   (1.56)%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)                              9.77       9.60        1,524       14,633   (1.76)%

                                                    Investment
                                                    Income
Subaccount                                          Ratio(3)
--------------------------------------------------------------
Lincoln VIPT International Service Class               1.25%
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr (2.20% Fee Rate)
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr (1.65% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr (2.40% Fee Rate)
  Lincoln Ch+ Asr Acs (2.60% Fee Rate)
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)
  Lincoln Ch+ Asr Bns (2.05% Fee Rate)
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr Acs
   (1.90% Fee Rate)
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)
Lincoln VIPT Money Market                              0.86%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)
  Lincoln Ch+ and Ch+ II (2.35% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.65% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns (1.50% Fee Rate)
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.80% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (2.05% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (2.35% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (2.55% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Money Market Service Class                                                                                  0.74%
  Lincoln Ch+ Asr (1.35% Fee Rate)                              $ 9.94     $ 9.87      864,251  $ 8,526,250   (0.72)%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                9.93       9.85      379,309    3,735,984   (0.82)%
  Lincoln Ch+ Asr (2.20% Fee Rate)                                9.89       9.73       43,521      423,489   (1.56)%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                            9.92       9.83      356,084    3,501,579   (0.92)%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (1.65% Fee Rate)                                               9.92       9.82       86,219      846,469   (1.02)%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                               9.91       9.79       30,419      297,682   (1.22)%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (2.40% Fee Rate)                                               9.87       9.70       30,897      299,676   (1.76)%
  Lincoln Ch+ Asr Acs (2.60% Fee Rate)             08/18/04       9.72       9.67          606        5,858   (0.55)%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                            9.93       9.84    1,010,529    9,945,166   (0.87)%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)                            9.91       9.79      500,409    4,901,024   (1.17)%
  Lincoln Ch+ Asr Bns (2.05% Fee Rate)             12/30/04       9.75       9.75          811        7,910    0.00%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)                            9.88       9.71       85,486      829,784   (1.71)%
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)                            9.86       9.68       67,604      654,109   (1.91)%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                               9.92       9.83    1,209,181   11,880,930   (0.97)%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                               9.92       9.81      430,167    4,219,798   (1.07)%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr
   Acs (1.90% Fee Rate)                                           9.90       9.78       74,285      726,416   (1.27)%
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)           01/15/04       9.89       9.77        6,832       66,752   (1.25)%
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)                          9.89       9.74        3,406       33,167   (1.51)%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)           01/26/04       9.85       9.69       65,962      639,259   (1.66)%
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)           01/29/04       9.84       9.66       14,862      143,571   (1.82)%
Lincoln VIPT Social Awareness                                                                                            1.18%
  Lincoln Ch+ II (1.30% Fee Rate)                                12.30      13.69       80,784    1,105,831   11.25%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                        11.50      12.78      632,509    8,084,558   11.13%
  Lincoln Ch+ II and Ch+ II Acs
   (1.55% Fee Rate)                                              11.46      12.72       40,930      520,512   10.97%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                        11.47      12.72        8,719      110,878   10.91%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                        11.44      12.68       10,636      134,843   10.86%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)          06/17/04      13.80      14.93        1,048       15,656    8.18%
  Lincoln Ch+ II and Ch+ (2.35% Fee Rate)          11/11/04      14.28      14.87          635        9,441    4.14%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.65% Fee Rate)                                              12.03      13.33       63,997      853,261   10.86%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                              11.99      13.27        9,735      129,160   10.69%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                              11.38      12.60        3,510       44,206   10.64%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                            12.29      13.65       48,944      667,851   11.02%
  Lincoln Ch+ II Bns, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                              11.45      12.70      470,995    5,980,728   10.91%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                              12.00      13.29        7,562      100,485   10.75%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.80% Fee Rate)                                              11.40      12.62       61,866      780,520   10.69%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                              11.38      12.59       22,711      285,975   10.64%
  Lincoln Ch+ II Bns and Ch+ Bns
   (2.05% Fee Rate)                                03/04/04      14.15      14.97        1,197       17,917    5.77%
  Lincoln Ch+ II Bns and Ch+ Bns
   (2.35% Fee Rate)                                06/10/04      13.82      14.87          429        6,381    7.57%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                          11.42      12.65      312,634    3,956,028   10.80%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)            02/03/04      11.60      12.59        2,888       36,370    8.54%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                          11.37      12.57       45,494      571,886   10.58%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                          11.35      12.55        5,642       70,806   10.53%
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)            06/10/04      13.87      14.93        1,135       16,945    7.69%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)                          13.49      14.84        9,081      134,723    9.98%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)                          13.46      14.77          887       13,103    9.76%

Lincoln Life Variable Annuity Account N

                                                                   Unit Value Unit Value
                                                      Commencement Beginning  End of     Units                   Total
Subaccount                                            Date(1)      of Period  Period     Outstanding Net Assets  Return(2)
---------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Social Awareness Service Class
  Lincoln Ch+ Asr (1.35% Fee Rate)                                   $12.28     $13.62     606,819   $ 8,266,502   10.91%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                    12.27      13.60     301,748     4,103,965   10.80%
  Lincoln Ch+ Asr (2.20% Fee Rate)                                    12.22      13.44      23,442       314,975    9.97%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                                12.27      13.58      45,840       622,450   10.69%
  Lincoln Ch+ Asr Acs and Ch+ Asr (1.65% Fee Rate)                    12.26      13.56      70,271       952,646   10.58%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                                   12.24      13.51      16,206       218,988   10.36%
  Lincoln Ch+ Asr Acs and Ch+ Asr (2.40% Fee Rate)      01/09/04      12.33      13.39      21,478       287,617    8.57%
  Lincoln Ch+ Asr Acs (2.60% Fee Rate)                  08/18/04      11.84      13.35         487         6,506   12.73%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                                12.27      13.59     463,360     6,296,874   10.75%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)                                12.25      13.52      47,048       636,270   10.41%
  Lincoln Ch+ Asr Bns (2.05% Fee Rate)                  12/30/04      13.48      13.47       1,468        19,774   (0.11)%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)                                12.21      13.40      61,080       818,722    9.81%
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)                                12.19      13.36       9,992       133,498    9.59%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                                   12.26      13.57     879,456    11,932,176   10.64%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr (1.70% Fee Rate)                  12.26      13.55     316,127     4,282,186   10.53%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr Acs
   (1.90% Fee Rate)                                                   12.24      13.50      17,968       242,591   10.30%
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)                01/15/04      12.52      13.49       9,902       133,593    7.78%
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)                              12.22      13.45       5,399        72,604   10.03%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)                01/26/04      12.71      13.38      40,088       536,474    5.31%
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)                01/29/04      12.39      13.34      33,828       451,230    7.69%
MFS VIT Capital Opportunities Service Class
  Lincoln Ch+ II (1.30% Fee Rate)                                     11.93      13.20      24,233       319,849   10.64%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                             10.32      11.41      60,674       692,193   10.53%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                   10.28      11.35      10,295       116,861   10.36%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                             10.27      11.33       7,826        88,686   10.31%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                             10.26      11.31       5,682        64,294   10.25%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)                             13.28      14.62         912        13,327   10.03%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)               08/23/04      12.85      14.52       7,149       103,800   12.99%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                           10.26      11.32      18,452       208,786   10.25%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                     10.23      11.26       5,729        64,502   10.09%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                     10.20      11.22         161         1,805    9.97%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                   11.91      13.16      12,700       167,080   10.42%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                         10.27      11.33      84,876       961,866   10.31%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                     10.24      11.28       1,330        15,009   10.14%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                   10.23      11.26      16,754       188,600   10.09%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                     10.21      11.24       7,214        81,085   10.03%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                     02/17/04      14.01      14.55      11,304       164,500    3.90%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                     04/05/04      13.69      14.46       1,009        14,591    5.60%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                   10.25      11.29     102,165     1,153,950   10.20%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                   10.21      11.24      11,467       128,862   10.03%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                     10.20      11.22      10,497       117,786    9.98%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                   10.19      11.20      12,978       145,396    9.92%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                     11/11/04      13.85      14.52         258         3,748    4.84%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                     09/14/04      13.20      14.42       3,414        49,242    9.25%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                     09/14/04      13.15      14.36       1,649        23,677    9.19%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                    11.93      13.19      14,157       186,718   10.58%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                    11.92      13.17      14,077       185,348   10.47%
  Lincoln Ch+ Asr (2.20% Fee Rate)                      02/17/04      12.54      13.01       3,900        50,733    3.76%

                                                      Investment
                                                      Income
Subaccount                                            Ratio(3)
----------------------------------------------------------------
Lincoln VIPT Social Awareness Service Class              1.06%
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr (2.20% Fee Rate)
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr (1.65% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr (2.40% Fee Rate)
  Lincoln Ch+ Asr Acs (2.60% Fee Rate)
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)
  Lincoln Ch+ Asr Bns (2.05% Fee Rate)
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr (1.70% Fee Rate)
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr Acs
   (1.90% Fee Rate)
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)
MFS VIT Capital Opportunities Service Class              0.17%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr (2.20% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
MFS VIT Emerging Growth                                                                                                   --
  Lincoln Ch+ (1.40% Fee Rate)                                 $ 8.53     $ 9.50    1,087,638  $10,333,353   11.39%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                               8.53       9.50        3,478       33,044   11.39%
  Lincoln Ch+ (1.60% Fee Rate)                                  10.14      11.27        2,818       31,766   11.17%
  Lincoln Ch+ (1.65% Fee Rate)                                  10.13      11.26        3,357       37,786   11.11%
MFS VIT Emerging Growth Service Class                                                                                     --
  Lincoln Ch+ II (1.30% Fee Rate)                               11.88      13.22       14,287      188,814   11.26%
  Lincoln Ch+ II (1.40% Fee Rate)                               10.15      11.28       71,224      803,309   11.15%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                             10.11      11.22       19,554      219,458   10.99%
  Lincoln Ch+ II (1.60% Fee Rate)                               10.10      11.20        5,976       66,964   10.93%
  Lincoln Ch+ II (1.65% Fee Rate)                               10.09      11.19        6,887       77,033   10.87%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                               4.48       4.98        4,264       21,238   11.15%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   4.44       4.92      108,204      532,160   10.87%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              4.41       4.89       29,270      143,002   10.71%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              9.14      10.12        5,081       51,408   10.65%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                             10.03      11.09          605        6,710   10.60%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                             11.86      13.17       52,401      690,277   11.04%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              4.44       4.93      650,817    3,207,887   10.93%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              4.42       4.90       56,999      279,074   10.76%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                             10.05      11.13       29,504      328,402   10.71%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                             10.04      11.11        4,781       53,128   10.65%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                             12.92      14.23        1,291       18,367   10.11%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                       10.08      11.17      114,818    1,282,415   10.82%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                     10.04      11.11        3,715       41,293   10.65%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                           10.03      11.10        7,856       87,175   10.60%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                             10.02      11.08        3,068       33,990   10.54%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                               11/12/04      13.62      14.20        1,442       20,468    4.24%
  Lincoln Ch+ Asr (1.35% Fee Rate)                              11.87      13.21       29,242      386,153   11.21%
  Lincoln Ch+ Asr (1.45% Fee Rate)                              11.87      13.18       29,294      386,222   11.10%
MFS VIT Total Return                                                                                                    1.68%
  Lincoln Ch+ (1.40% Fee Rate)                                  12.50      13.72    3,554,573   48,769,457    9.77%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                              12.50      13.72        4,225       57,963    9.77%
  Lincoln Ch+ (1.60% Fee Rate)                                  10.99      12.04       50,257      605,190    9.55%
  Lincoln Ch+ (1.65% Fee Rate)                                  11.36      12.44       14,627      181,931    9.50%
  Lincoln Ch+ (2.15% Fee Rate)                    03/18/04      12.05      12.89       85,405    1,100,788    7.00%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
MFS VIT Total Return Service Class                                                                                       1.37%
  Lincoln Ch+ II (1.30% Fee Rate)                               $11.11     $12.18      602,126  $ 7,334,603   9.59%
  Lincoln Ch+ II (1.40% Fee Rate)                                11.36      12.44    1,698,041   21,127,344   9.48%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              11.33      12.38      379,299    4,697,276   9.32%
  Lincoln Ch+ II (1.60% Fee Rate)                                11.31      12.36      136,875    1,691,714   9.27%
  Lincoln Ch+ II (1.65% Fee Rate)                                11.30      12.34       84,669    1,044,743   9.21%
  Lincoln Ch+ II (1.85% Fee Rate)                                11.84      12.90        1,674       21,595   9.00%
  Lincoln Ch+ II (2.15% Fee Rate)                  02/23/04      12.10      12.81       14,265      182,806   5.91%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                               11.74      12.85        7,063       90,767   9.48%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   11.63      12.70      861,037   10,937,077   9.21%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              11.57      12.62      210,114    2,651,723   9.05%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              11.25      12.26       87,175    1,068,715   8.99%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              11.24      12.24       53,753      657,915   8.94%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        03/18/04      11.96      12.74       24,873      316,991   6.54%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              11.10      12.14      817,207    9,922,334   9.37%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              11.65      12.73    3,679,511   46,842,110   9.27%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              11.59      12.65      343,520    4,344,551   9.10%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              10.89      11.87      138,242    1,640,975   9.05%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              11.25      12.26       91,655    1,123,769   8.99%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                              11.81      12.84       18,569      238,485   8.78%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              11.76      12.76       70,079      894,101   8.45%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                03/31/04      11.91      12.70       26,326      334,395   6.62%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        11.29      12.32    2,747,525   33,848,306   9.16%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      11.25      12.26      163,660    2,006,722   8.99%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            11.24      12.24      361,597    4,426,565   8.94%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              11.22      12.22      230,575    2,817,437   8.88%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              11.79      12.81        3,176       40,705   8.67%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                              11.75      12.73       37,958      483,207   8.34%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                05/04/04      11.77      12.67       15,773      199,917   7.64%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               11.11      12.17      613,476    7,466,886   9.54%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               11.10      12.15      326,163    3,963,423   9.43%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               11.05      12.00       52,910      635,183   8.61%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
MFS VIT Utilities                                                                                                        1.49%
  Lincoln Ch+ (1.40% Fee Rate)                                  $10.64     $13.66    2,201,761  $30,084,350   28.39%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                               10.64      13.66        2,371       32,395   28.39%
  Lincoln Ch+ (1.60% Fee Rate)                                    9.53      12.21       16,458      200,988   28.13%
  Lincoln Ch+ (1.65% Fee Rate)                                   10.01      12.83       10,764      138,052   28.07%
MFS VIT Utilities Service Class                                                                                          1.24%
  Lincoln Ch+ II (1.30% Fee Rate)                                11.95      15.32       72,430    1,109,660   28.17%
  Lincoln Ch+ II (1.40% Fee Rate)                                10.02      12.82      252,639    3,239,997   28.04%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                               9.98      12.76       70,748      902,964   27.85%
  Lincoln Ch+ II (1.60% Fee Rate)                                 9.97      12.74       15,251      194,344   27.79%
  Lincoln Ch+ II (1.65% Fee Rate)                                 9.96      12.72        5,054       64,297   27.72%
  Lincoln Ch+ II (2.15% Fee Rate)                  06/17/04      15.67      19.17        4,007       76,827   22.33%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                 03/25/04       7.67       9.60        7,534       72,327   25.15%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                    7.44       9.50      233,463    2,218,315   27.72%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                               7.40       9.44       40,220      379,637   27.53%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                               9.42      12.01        2,052       24,652   27.47%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        07/29/04      15.65      19.07          629       11,995   21.84%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              11.94      15.27      205,388    3,136,528   27.91%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                               7.45       9.52    1,648,088   15,695,315   27.78%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                               7.41       9.46      130,643    1,235,844   27.59%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                               9.43      12.03      188,706    2,270,417   27.53%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                               9.92      12.64       60,247      761,438   27.47%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                              15.10      19.21        4,590       88,185   27.21%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                04/05/04      15.84      19.09       15,774      301,068   20.48%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                07/19/04      15.77      19.00        1,889       35,901   20.51%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                         9.95      12.70      446,949    5,674,926   27.66%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                       9.91      12.64       36,225      457,727   27.46%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                             9.91      12.62       37,122      468,595   27.40%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                               9.89      12.59        6,709       84,491   27.34%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                08/11/04      15.62      19.04        6,769      128,911   21.92%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                08/19/04      15.86      18.96        1,595       30,249   19.58%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               11.95      15.31      125,393    1,919,576   28.10%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               11.94      15.28       62,135      949,654   27.98%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 05/12/04      11.75      15.10       25,890      390,925   28.53%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
NB AMT Mid-Cap Growth                                                                                                      --
  Lincoln Ch+ II (1.30% Fee Rate)                                 $12.17     $13.97      98,633   $1,377,627   14.81%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                          10.57      12.12     515,131    6,244,911   14.69%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                 10.57      12.12         807        9,779   14.69%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                10.53      12.06     102,951    1,241,886   14.52%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                          10.52      12.04      35,748      430,556   14.46%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                          10.51      12.02       9,934      119,449   14.40%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)                          12.50      14.28       3,788       54,075   14.18%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)            06/17/04      12.78      14.18       4,894       69,395   10.99%
  Lincoln Ch+ II and Ch+ (2.35% Fee Rate)            08/30/04      11.98      14.12       1,597       22,547   17.86%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                        10.51      12.02     109,170    1,312,670   14.40%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                                10.47      11.96      22,630      270,750   14.23%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                                10.46      11.94       8,790      104,985   14.18%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                                10.45      11.93       3,688       43,987   14.12%
  Lincoln Ch+ II Acs, Ch+ Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                          04/21/04      12.78      14.10      22,390      315,741   10.36%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                12.15      13.92     279,605    3,892,674   14.58%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                      10.52      12.04     762,981    9,188,690   14.46%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                                10.49      11.98     251,882    3,018,429   14.29%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                10.47      11.96      49,117      587,614   14.23%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                                10.46      11.95      20,767      248,083   14.18%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                                12.47      14.21       5,478       77,856   13.95%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                                12.43      14.12      16,392      231,406   13.61%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                  02/04/04      12.38      14.05      10,196      143,305   13.51%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          10.50      12.00     788,868    9,469,220   14.35%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            10.46      11.95      57,695      689,217   14.18%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  10.45      11.93      60,913      726,475   14.12%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                10.44      11.91      29,997      357,165   14.06%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                                12.46      14.18       1,495       21,194   13.83%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  01/29/04      12.52      14.09      21,419      301,712   12.54%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                  10/11/04      12.55      14.02       2,910       40,818   11.77%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 12.16      13.96     189,345    2,642,564   14.75%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 12.15      13.93     105,433    1,469,075   14.63%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   04/19/04      12.53      13.77       8,580      118,109    9.87%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
NB AMT Regency                                                                                                           0.03%
  Lincoln Ch+ II (1.30% Fee Rate)                               $12.83     $15.49       60,582  $   938,574   20.78%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                        13.18      15.91      366,044    5,822,815   20.66%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              13.14      15.83      146,315    2,316,186   20.48%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                        13.12      15.80       11,542      182,393   20.42%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                        13.11      15.78        8,747      137,999   20.36%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)          02/23/04      14.29      16.61        7,486      124,372   16.29%
  Lincoln Ch+ II and Ch+ (2.35% Fee Rate)          11/11/04      15.62      16.54          862       14,267    5.92%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                      13.11      15.78      106,647    1,682,462   20.36%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                              13.08      15.71        3,592       56,437   20.18%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                              13.05      15.67        4,368       68,461   20.12%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                              13.05      15.66        1,875       29,366   20.06%
  Lincoln Ch+ II Acs, Ch+ Asr Acs, and Ch+ Acs
   (2.10% Fee Rate)                                              13.88      16.63        2,259       37,582   19.82%
  Lincoln Ch+ II Acs, Ch+ Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        01/09/04      13.90      16.52       11,417      188,656   18.85%
  Lincoln Ch+ II Acs, Ch+ Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                                08/18/04      14.01      16.45          226        3,724   17.41%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                              12.81      15.44      411,985    6,362,123   20.54%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr
   L-Shr, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                              13.12      15.80    1,042,015   16,467,108   20.42%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                              13.08      15.73       22,512      354,067   20.24%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                              13.06      15.70       61,880      971,498   20.18%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                              13.05      15.68       17,195      269,558   20.12%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                              13.89      16.65        7,894      131,478   19.88%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                              13.84      16.54       37,320      617,355   19.52%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                              13.81      16.47        6,534      107,604   19.28%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        13.10      15.76      655,560   10,328,495   20.30%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      13.05      15.68       48,906      766,725   20.12%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            13.04      15.65       77,631    1,215,236   20.06%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              13.02      15.63       16,148      252,392   20.00%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                              13.87      16.62        4,739       78,746   19.76%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                              13.82      16.51       51,763      854,362   19.40%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                              13.79      16.43       28,373      466,235   19.16%
  Lincoln Ch+ Asr (1.35% Fee Rate)                               12.82      15.48      520,783    8,061,748   20.72%
  Lincoln Ch+ Asr (1.45% Fee Rate)                               12.82      15.45      226,075    3,493,985   20.60%
  Lincoln Ch+ Asr (2.20% Fee Rate)                               12.76      15.27       26,743      408,332   19.70%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Putnam VT Growth & Income Class IB                                                                                        1.54%
  Lincoln Ch+ II (1.30% Fee Rate)                                 $12.16     $13.34      13,238   $  176,598   9.68%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                          10.91      11.95     173,525    2,073,892   9.57%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                10.87      11.89      15,262      181,525   9.40%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                          10.87      11.89      14,395      171,125   9.35%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                          10.84      11.85       2,008       23,805   9.29%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)                          13.50      14.73       3,039       44,756   9.07%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)            06/17/04      13.69      14.63       4,583       67,035   6.83%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                        10.84      11.85      21,288      252,291   9.29%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                  10.81      11.80       3,915       46,184   9.13%
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)                  10.80      11.78       3,679       43,346   9.08%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                  10.78      11.76       1,736       20,411   9.02%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                12.15      13.30      19,246      255,925   9.46%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                      10.86      11.87     128,539    1,525,978   9.35%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                  10.82      11.82      32,632      385,595   9.18%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                10.81      11.80      12,832      151,380   9.13%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                  10.79      11.77      11,040      129,987   9.08%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          10.83      11.83     148,249    1,754,368   9.24%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            10.80      11.78      11,762      138,535   9.08%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  10.78      11.76      13,218      155,406   9.02%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                10.77      11.73       6,991       82,033   8.97%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 12.16      13.33         156        2,082   9.65%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 12.15      13.31       2,203       29,319   9.51%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   04/01/04      12.40      13.15       1,755       23,068   6.04%
Putnam VT Health Sciences Class IB                                                                                        0.18%
  Lincoln Ch+ II (1.30% Fee Rate)                                  11.00      11.63      26,786      311,650   5.74%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                           9.70      10.24     135,871    1,391,821   5.63%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                 9.66      10.19      19,272      196,452   5.48%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                           9.65      10.17       7,636       77,690   5.42%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                           9.64      10.16       1,835       18,638   5.37%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)                          11.30      11.88       2,373       28,199   5.16%
  Lincoln Ch+ II and Ch+ (2.15% Fee Rate)            06/17/04      11.39      11.80       1,062       12,529   3.62%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                         9.64      10.16      34,318      348,624   5.37%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                   9.61      10.11       2,195       22,188   5.21%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                   9.59      10.08       4,178       42,107   5.11%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                                10.99      11.60      31,117      360,870   5.53%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                       9.65      10.18     157,668    1,604,504   5.42%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                   9.62      10.13      28,729      290,976   5.27%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                 9.61      10.11      15,351      155,246   5.21%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                   9.60      10.10      13,601      137,311   5.16%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                           9.63      10.14     167,034    1,694,090   5.32%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                             9.60      10.10      10,945      110,489   5.16%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                   9.59      10.08      11,462      115,527   5.11%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                 9.57      10.06      10,810      108,733   5.06%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 11.00      11.63      45,111      524,431   5.69%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 10.99      11.61       6,279       72,880   5.58%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value
                                                   Commencement Beginning  End of     Units                   Total
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets  Return(2)
------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE Equity Index
  Lincoln Ch+ II (1.30% Fee Rate)                                 $12.95     $15.22        6,284  $    95,631   17.53%
  Lincoln Ch+ II (1.40% Fee Rate)                                  10.78      12.66       42,556      538,695   17.41%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                   10.75      12.60        8,062      101,602   17.24%
  Lincoln Ch+ II (1.60% Fee Rate)                    06/21/04      11.05      12.57        2,540       31,934   13.84%
  Lincoln Ch+ II (1.65% Fee Rate)                                  10.72      12.55        1,782       22,371   17.12%
  Lincoln Ch+ II Acs (1.65% Fee Rate)                              10.72      12.55        8,477      106,429   17.12%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                              12.93      15.17       11,712      177,658   17.29%
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)                                                10.73      12.57       45,846      576,503   17.18%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                              10.70      12.52        5,411       67,723   17.00%
  Lincoln Ch+ II Bns (1.80% Fee Rate)                05/19/04      10.45      12.50        1,680       21,004   19.58%
  Lincoln Ch+ II Bns (2.05% Fee Rate)                              13.60      15.87        1,290       20,473   16.65%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                            10.70      12.52       96,215    1,205,090   17.06%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                            10.66      12.47        9,317      116,144   16.88%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                            10.65      12.45        4,010       49,914   16.83%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                            10.64      12.42        1,720       21,366   16.77%
Scudder VIT EAFE Equity Index Service Class
  Lincoln Ch+ (1.40% Fee Rate)                                     12.90      15.11       39,607      598,658   17.13%
  Lincoln Ch+ Bns (1.75% Fee Rate)                                 12.88      15.03        4,473       67,220   16.73%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 12.91      15.13       40,451      611,932   17.19%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 12.90      15.10       17,579      265,488   17.08%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   05/11/04      12.32      14.92        2,708       40,400   21.10%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                             12.89      15.08        4,656       70,210   16.96%
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and Ch+ Acs
   (1.65% Fee Rate)                                                12.88      15.05        1,495       22,510   16.84%
  Lincoln Ch+ Asr Acs, Ch+ Acs, and Ch+ Asr
   (2.40% Fee Rate)                                  05/07/04      12.57      14.87       11,070      164,632   18.32%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                             12.90      15.09       38,451      580,261   17.02%
  Lincoln Ch+ Asr Bns, Ch+ Acs, and Ch+ Bns
   (1.80% Fee Rate)                                                12.87      15.02        6,947      104,330   16.67%
  Lincoln Ch+ Asr Bns, Ch+, and Ch+ Bns
   (2.35% Fee Rate)                                  08/18/04      12.59      14.89          286        4,264   18.26%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+ Bns,
   and Ch+ (1.60% Fee Rate)                                        12.89      15.07       61,571      927,655   16.90%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                                12.88      15.04       85,509    1,286,231   16.79%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Acs (1.90% Fee Rate)                      01/09/04      13.23      14.99        9,637      144,489   13.29%
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)             11/17/04      14.28      14.98           83        1,250    4.94%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)             06/10/04      13.07      14.86        3,003       44,629   13.68%
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)             09/14/04      13.00      14.81        4,297       63,644   13.93%
Scudder VIT Equity 500 Index
  Lincoln Ch+ II (1.30% Fee Rate)                                  12.08      13.18       88,009    1,160,393    9.16%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                           9.23      10.06    5,211,595   52,450,489    9.06%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                  9.23      10.06       39,868      401,235    9.06%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                   10.89      11.86       36,035      427,353    8.89%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                          10.12      11.01       49,094      540,512    8.84%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                          10.87      11.82       29,890      353,307    8.78%
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)            08/27/04      12.98      14.18        6,888       97,683    9.22%
  Lincoln Ch+ Acs and Ch+ II Acs (1.65% Fee Rate)                   7.48       8.13      283,384    2,305,233    8.78%
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)                   7.44       8.08       40,393      326,415    8.62%
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)                  10.82      11.74        1,436       16,868    8.56%
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)                  10.80      11.72        1,120       13,127    8.51%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                              12.06      13.14       87,395    1,148,587    8.95%
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                 7.44       8.10    1,413,939   11,452,992    8.84%
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)                   7.45       8.10      177,045    1,433,826    8.67%
  Lincoln Ch+ Bns and Ch+ II Bns (1.80% Fee Rate)                  10.07      10.94       49,474      541,104    8.62%
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)                  10.81      11.74       17,342      203,602    8.57%
  Lincoln Ch+ Bns and Ch+ II Bns (2.05% Fee Rate)                  13.12      14.21        2,128       30,249    8.35%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                            10.86      11.80      595,443    7,027,744    8.73%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                            10.82      11.75       40,592      476,769    8.57%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                            10.80      11.72       21,228      248,880    8.51%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                            10.79      11.70       13,647      159,735    8.46%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)              12/30/04      14.05      14.02        5,159       72,352   (0.16)%

                                                   Investment
                                                   Income
Subaccount                                         Ratio(3)
-------------------------------------------------------------
Scudder VIT EAFE Equity Index                         1.98%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.65% Fee Rate)
  Lincoln Ch+ II Bns (1.50% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)
  Lincoln Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns (1.80% Fee Rate)
  Lincoln Ch+ II Bns (2.05% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)
Scudder VIT EAFE Equity Index Service Class           1.48%
  Lincoln Ch+ (1.40% Fee Rate)
  Lincoln Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr (2.20% Fee Rate)
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and Ch+ Acs
   (1.65% Fee Rate)
  Lincoln Ch+ Asr Acs, Ch+ Acs, and Ch+ Asr
   (2.40% Fee Rate)
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ Asr Bns, Ch+ Acs, and Ch+ Bns
   (1.80% Fee Rate)
  Lincoln Ch+ Asr Bns, Ch+, and Ch+ Bns
   (2.35% Fee Rate)
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+ Bns,
   and Ch+ (1.60% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Acs (1.90% Fee Rate)
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)
Scudder VIT Equity 500 Index                          1.13%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ and Ch+ II (2.15% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.65% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns (1.50% Fee Rate)
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.80% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (2.05% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                   Unit Value Unit Value
                                                      Commencement Beginning  End of     Units                  Total
Subaccount                                            Date(1)      of Period  Period     Outstanding Net Assets Return(2)
--------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Service Class
  Lincoln Ch+ Asr (1.35% Fee Rate)                                   $12.05     $13.12     321,728   $4,219,987    8.84%
  Lincoln Ch+ Asr (1.40% Fee Rate) --
   Annuity Reserve                                      12/15/04      13.04      13.11       3,314       43,428    0.49%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                    12.04      13.10     158,376    2,074,006    8.73%
  Lincoln Ch+ Asr (2.20% Fee Rate)                      05/11/04      11.76      12.94      27,787      359,498   10.02%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                                12.04      13.07      50,313      657,797    8.62%
  Lincoln Ch+ Asr Acs and Ch+ Asr (1.65% Fee Rate)                    12.03      13.05      22,599      294,984    8.51%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                                   12.01      13.01       3,191       41,516    8.29%
  Lincoln Ch+ Asr Acs and Ch+ Asr (2.40% Fee Rate)      05/07/04      11.77      12.90      14,474      186,656    9.57%
  Lincoln Ch+ Asr Acs (2.60% Fee Rate)                  10/18/04      11.84      12.85       1,649       21,194    8.53%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                                12.04      13.08     240,671    3,149,142    8.67%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)                                12.02      13.02      19,443      253,173    8.35%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)                  08/11/04      11.51      12.91      18,344      236,763   12.15%
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)                  08/23/04      11.69      12.87       7,834      100,779   10.10%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                                   12.03      13.06     316,879    4,139,580    8.57%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr (1.70% Fee Rate)                  12.03      13.04     117,199    1,528,570    8.46%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr Acs
   (1.90% Fee Rate)                                     01/09/04      12.12      13.00      16,263      211,423    7.28%
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)                01/23/04      12.32      12.99         418        5,430    5.42%
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)                10/13/04      11.91      12.95         393        5,090    8.68%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)                01/29/04      12.19      12.89       4,003       51,578    5.68%
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)                08/11/04      11.47      12.84         696        8,945   12.02%
Scudder VIT Small Cap Index
  Lincoln Ch+ II (1.30% Fee Rate)                                     13.58      15.79      19,671      310,554   16.24%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                             13.71      15.92     514,206    8,185,329   16.12%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                    13.71      15.92       4,923       78,365   16.12%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                      13.66      15.84      23,034      364,856   15.95%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                             13.65      15.81       5,904       93,373   15.89%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                             13.63      15.79       6,200       97,898   15.83%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)                             15.91      18.39       1,323       24,336   15.60%
  Lincoln Ch+ II Acs and Ch+ Acs (1.65% Fee Rate)                     13.63      15.79      51,807      817,944   15.83%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                     13.58      15.71       7,897      124,066   15.66%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                     13.55      15.66       4,412       69,087   15.54%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                                 13.56      15.74      49,904      785,240   16.00%
  Lincoln Ch+ II Bns, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                                   13.65      15.81     144,032    2,277,736   15.89%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                     13.60      15.74      16,277      256,156   15.72%
  Lincoln Ch+ II Bns and Ch+ Bns (1.80% Fee Rate)                     13.58      15.71      10,209      160,393   15.66%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                     13.57      15.69      10,957      171,872   15.60%
  Lincoln Ch+ II Bns and Ch+ Bns (2.05% Fee Rate)                     15.87      18.31       3,777       69,156   15.37%
  Lincoln Ch+ II Bns and Ch+ Bns (2.35% Fee Rate)       06/17/04      16.04      18.19         407        7,394   13.36%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                               13.62      15.77     130,809    2,062,199   15.77%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                               13.57      15.69      20,888      327,721   15.60%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                               13.56      15.66       2,587       40,519   15.54%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                               13.54      15.64       4,211       65,834   15.48%
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)                               15.85      18.27         888       16,221   15.25%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)                 09/14/04      15.99      18.15       2,718       49,319   13.53%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)                 12/03/04      17.83      18.07         208        3,756    1.35%

                                                      Investment
                                                      Income
Subaccount                                            Ratio(3)
----------------------------------------------------------------
Scudder VIT Equity 500 Index Service Class               0.66%
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.40% Fee Rate) --
   Annuity Reserve
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr (2.20% Fee Rate)
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr (1.65% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr (2.40% Fee Rate)
  Lincoln Ch+ Asr Acs (2.60% Fee Rate)
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr (1.70% Fee Rate)
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr Acs
   (1.90% Fee Rate)
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)
Scudder VIT Small Cap Index                              0.41%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.65% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.80% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (2.05% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (2.35% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                            Unit Value Unit Value                                  Investment
                                               Commencement Beginning  End of     Units                  Total     Income
Subaccount                                     Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
-----------------------------------------------------------------------------------------------------------------------------
Scudder VIT Small Cap Index Service Class                                                                             0.14%
  Lincoln Ch+ Asr (1.35% Fee Rate)                            $13.55     $15.71     149,367   $2,346,077   15.90%
  Lincoln Ch+ Asr (1.45% Fee Rate)                             13.54      15.68      55,870      876,122   15.79%
  Lincoln Ch+ Asr (2.20% Fee Rate)               02/17/04      14.34      15.49       5,679       87,973    8.01%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                         13.53      15.66       8,228      128,821   15.67%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (1.65% Fee Rate)                                            13.53      15.63      13,150      205,550   15.56%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                            13.51      15.58       2,530       39,418   15.33%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (2.40% Fee Rate)                              04/21/04      14.01      15.44       1,789       27,621   10.22%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                         13.54      15.67     172,865    2,708,574   15.73%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)                         13.51      15.59      32,720      510,192   15.38%
  Lincoln Ch+ Asr Bns (2.05% Fee Rate)           07/19/04      13.31      15.53      12,675      196,851   16.66%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)           10/18/04      13.61      15.46         851       13,147   13.55%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                            13.53      15.64     177,787    2,781,201   15.61%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                            13.52      15.62      66,878    1,044,514   15.50%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr
   Acs (1.90% Fee Rate)                          01/22/04      14.32      15.57       3,132       48,751    8.73%
  Lincoln Ch+ Asr L-Shr (2.45% Fee Rate)         03/05/04      14.42      15.43       3,382       52,179    7.00%
  Lincoln Ch+ Asr L-Shr (2.65% Fee Rate)         01/09/04      13.86      15.38      13,910      213,940   10.94%

(1) Reflects less than a full year of activity. Funds were first received in this option on the commencement dates noted.
(2) These amounts represent the total return, including changes in value of mutual funds, and reflect deductions for all items included in the fee rate. The total return does not include contract charges deducted directly from policy account values. The total return is not annualized.
(3) These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense guarantee charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccount invests. Investment income ratios are not annualized.

Listed below are the abbreviations used for the product name in this footnote:

CH+   --  Choice Plus
ACS   --  Access
ASR   --  Assurance
BNS   --  Bonus
L-SHR --  L Share

Lincoln Life Variable Annuity Account N

A summary of the unit values, units outstanding, net assets and total return and investment income ratios for variable annuity contracts as of and for the year or period ended December 31, 2003 follows. The fee rates below represent annualized contract expenses of the separate account, consisting primarily of mortality and expense guarantee charges.

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Growth                                                                                                           --
  Lincoln Ch+ (1.40% Fee Rate)                                 $ 5.15     $ 6.67    2,015,768  $13,447,568   29.42%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                               5.15       6.67        2,263       15,095   29.42%
  Lincoln Ch+ (1.60% Fee Rate)                                   7.26       9.37        8,321       77,994   29.16%
  Lincoln Ch+ Acs (1.65% Fee Rate)                               3.25       4.20      102,582      430,481   29.09%
  Lincoln Ch+ Acs (1.80% Fee Rate)                               3.24       4.17       31,946      133,367   28.90%
  Lincoln Ch+ Acs (1.85% Fee Rate)                               6.88       8.87          255        2,259   28.84%
  Lincoln Ch+ Bns (1.60% Fee Rate)                               3.22       4.16      304,977    1,269,632   29.16%
  Lincoln Ch+ Bns (1.75% Fee Rate)                               3.24       4.18      120,456      503,746   28.97%
AIM V.I. Growth Class II                                                                                                  --
  Lincoln Ch+ II (1.30% Fee Rate)                 06/10/03      10.76      12.21        5,316       65,038   13.51%
  Lincoln Ch+ II (1.40% Fee Rate)                                7.56       9.76      108,182    1,056,221   29.06%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              7.55       9.73        5,582       54,305   28.87%
  Lincoln Ch+ II (1.60% Fee Rate)                                7.54       9.72        6,484       63,002   28.81%
  Lincoln Ch+ II (1.65% Fee Rate)                                7.54       9.71          938        9,100   28.74%
  Lincoln Ch+ II (1.85% Fee Rate)                 02/27/03       9.96      13.28          905       12,015   33.37%
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)                                              7.87      10.14       14,339      145,332   28.74%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                            7.86      10.10        2,644       26,705   28.55%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/10/03      10.76      12.20       12,488      152,341   13.39%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr
   L-Shr, and Ch+ II L-Shr (1.60% Fee Rate)                      7.54       9.72       87,971      854,861   28.80%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                            7.86      10.11       28,645      289,686   28.61%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.80% Fee Rate)                               07/09/03       8.85       9.68       85,519      827,469    9.38%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                            7.52       9.66        6,224       60,144   28.48%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        7.53       9.70       59,725      579,056   28.68%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      7.52       9.66       16,271      157,241   28.48%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            7.51       9.65        9,293       89,667   28.42%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              7.51       9.64        1,615       15,562   28.36%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/09/03      10.66      12.21       22,843      278,928   14.55%
  Lincoln Ch+ Asr (1.45% Fee Rate)                09/09/03      11.43      12.20        2,407       29,368    6.79%
AIM V.I. International Growth                                                                                           0.49%
  Lincoln Ch+ (1.40% Fee Rate)                                   7.15       9.10    1,013,992    9,224,971   27.27%
  Lincoln Ch+ Acs (1.65% Fee Rate)                               5.02       6.37       77,976      496,745   26.95%
  Lincoln Ch+ Acs (1.80% Fee Rate)                               5.00       6.34       16,771      106,269   26.76%
  Lincoln Ch+ Acs (1.85% Fee Rate)                               8.23      10.43          110        1,146   26.71%
  Lincoln Ch+ Acs (1.90% Fee Rate)                               8.78      11.12          451        5,017   26.63%
  Lincoln Ch+ Bns (1.60% Fee Rate)                               5.05       6.42      162,309    1,041,236   27.01%
  Lincoln Ch+ Bns (1.75% Fee Rate)                               5.00       6.35       37,206      236,162   26.82%
  Lincoln Ch+ Bns (1.80% Fee Rate)                               8.24      10.44        2,169       22,655   26.76%
  Lincoln Ch+ Bns (2.05% Fee Rate)                11/26/03      12.61      13.31        4,009       53,372    5.57%

Lincoln Life Variable Annuity Account N

                                                                    Unit Value Unit Value
                                                       Commencement Beginning  End of     Units                   Total
Subaccount                                             Date(1)      of Period  Period     Outstanding Net Assets  Return(2)
----------------------------------------------------------------------------------------------------------------------------
AIM V.I. International Growth Class II
  Lincoln Ch+ II (1.30% Fee Rate)                        07/11/03     $10.56     $12.50        3,329  $    41,603   18.31%
  Lincoln Ch+ II (1.40% Fee Rate)                                       8.81      11.17       83,602      933,774   26.81%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                     8.79      11.13       14,885      165,709   26.62%
  Lincoln Ch+ II (1.60% Fee Rate)                                       8.78      11.11        2,054       22,832   26.55%
  Lincoln Ch+ II (1.65% Fee Rate)                                       8.78      11.10        1,515       16,827   26.49%
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)                                                     9.29      11.75       15,142      177,885   26.49%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                                   9.27      11.71        2,630       30,807   26.30%
  Lincoln Ch+ II Acs (1.85% Fee Rate)                                   8.76      11.06        1,385       15,314   26.24%
  Lincoln Ch+ II Acs and Ch+ Asr Acs (2.10% Fee Rate)    05/30/03      11.00      13.25          490        6,494   20.45%
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)    08/21/03      10.74      12.48        8,116      101,288   16.23%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, and
   Ch+ II L-Shr (1.60% Fee Rate)                                        8.78      11.12       93,408    1,038,597   26.56%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                                   9.28      11.73          888       10,410   26.37%
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.80% Fee Rate)                   8.77      11.07       14,933      165,323   26.31%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                                   8.76      11.06        8,539       94,398   26.24%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                     8.77      11.09       38,354      425,500   26.43%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                     8.76      11.06        2,202       24,357   26.24%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Asr L-Shr (1.90% Fee Rate)                                           8.75      11.04        4,744       52,393   26.18%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                     8.75      11.03        2,646       29,184   26.12%
  Lincoln Ch+ Asr (1.35% Fee Rate)                       08/11/03      10.61      12.49        9,072      113,324   17.71%
  Lincoln Ch+ Asr (1.45% Fee Rate)                       06/16/03      10.73      12.49        3,260       40,702   16.38%
AIM V.I. Premier Equity
  Lincoln Ch+ (1.40% Fee Rate)                                          6.99       8.62    3,995,533   34,439,414   23.34%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity Reserve                       6.99       8.62        3,546       30,569   23.34%
  Lincoln Ch+ (1.60% Fee Rate)                                          7.25       8.93       16,207      144,737   23.10%
  Lincoln Ch+ (1.65% Fee Rate)                                          7.76       9.55        5,262       50,261   23.03%
  Lincoln Ch+ Acs (1.65% Fee Rate)                                      5.01       6.16      272,112    1,676,314   23.03%
  Lincoln Ch+ Acs (1.80% Fee Rate)                                      4.99       6.13       95,737      586,705   22.85%
  Lincoln Ch+ Acs (1.85% Fee Rate)                                      7.23       8.88        4,164       36,971   22.79%
  Lincoln Ch+ Bns (1.60% Fee Rate)                                      4.96       6.10      637,319    3,888,988   23.10%
  Lincoln Ch+ Bns (1.75% Fee Rate)                                      4.99       6.14      188,501    1,157,173   22.91%
  Lincoln Ch+ Bns (1.80% Fee Rate)                                      7.24       8.89        2,246       19,963   22.85%
  Lincoln Ch+ Bns (1.85% Fee Rate)                       10/20/03       9.09       9.51          629        5,987    4.70%
AIM V.I. Premier Equity Class II
  Lincoln Ch+ II (1.30% Fee Rate)                        07/02/03      10.65      11.77       17,201      202,619   10.49%
  Lincoln Ch+ II (1.40% Fee Rate)                                       7.77       9.56      235,322    2,249,617   23.10%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                     7.75       9.53       65,826      627,101   22.91%
  Lincoln Ch+ II (1.60% Fee Rate)                                       7.75       9.52       12,671      120,569   22.85%
  Lincoln Ch+ II (1.65% Fee Rate)                                       7.74       9.51       16,121      153,239   22.79%
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)                                                     7.74       9.51       18,312      174,059   22.79%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                                   8.09       9.92        7,159       71,005   22.60%
  Lincoln Ch+ II Acs (1.85% Fee Rate)                                   7.72       9.46        4,440       42,005   22.54%
  Lincoln Ch+ II Acs (1.90% Fee Rate)                                   8.08       9.89        5,886       58,240   22.48%
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)    07/01/03      10.55      11.76        3,968       46,655   11.49%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, and
   Ch+ II L-Shr (1.60% Fee Rate)                                        7.75       9.52      150,755    1,434,585   22.85%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                                   8.10       9.93        4,679       46,469   22.67%
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.80% Fee Rate)                   7.73       9.47       16,676      157,964   22.60%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                                   7.72       9.46        6,813       64,454   22.54%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                     7.74       9.49      209,853    1,992,387   22.73%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                     7.72       9.46       16,171      153,015   22.54%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Asr L-Shr (1.90% Fee Rate)                                           7.72       9.45       18,806      177,723   22.48%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                     7.71       9.44       26,707      252,118   22.42%
  Lincoln Ch+ Asr (1.35% Fee Rate)                       07/22/03      10.64      11.77       32,902      387,189   10.61%
  Lincoln Ch+ Asr (1.45% Fee Rate)                       08/12/03      10.66      11.76        3,834       45,091   10.35%

                                                       Investment
                                                       Income
Subaccount                                             Ratio(3)
-----------------------------------------------------------------
AIM V.I. International Growth Class II                    0.25%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs (1.85% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Asr Acs (2.10% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, and
   Ch+ II L-Shr (1.60% Fee Rate)
  Lincoln Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.80% Fee Rate)
  Lincoln Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
AIM V.I. Premier Equity                                   0.29%
  Lincoln Ch+ (1.40% Fee Rate)
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity Reserve
  Lincoln Ch+ (1.60% Fee Rate)
  Lincoln Ch+ (1.65% Fee Rate)
  Lincoln Ch+ Acs (1.65% Fee Rate)
  Lincoln Ch+ Acs (1.80% Fee Rate)
  Lincoln Ch+ Acs (1.85% Fee Rate)
  Lincoln Ch+ Bns (1.60% Fee Rate)
  Lincoln Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ Bns (1.80% Fee Rate)
  Lincoln Ch+ Bns (1.85% Fee Rate)
AIM V.I. Premier Equity Class II                          0.29%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs (1.85% Fee Rate)
  Lincoln Ch+ II Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, and
   Ch+ II L-Shr (1.60% Fee Rate)
  Lincoln Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.80% Fee Rate)
  Lincoln Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
ABVPSF Growth and Income Class B                                                                                         0.79%
  Lincoln Ch+ II (1.30% Fee Rate)                  06/09/03     $10.65     $12.03      140,429  $ 1,689,769   12.94%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                         9.45      12.32    3,743,091   46,113,590   30.35%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                9.45      12.32        8,950      110,266   30.35%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                               8.67      11.28      213,378    2,407,073   30.15%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                         7.92      10.30       71,724      738,773   30.09%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                         8.66      11.25      105,382    1,185,969   30.02%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)          02/27/03      10.27      13.90          876       12,175   35.25%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                    7.89      10.26      735,665    7,545,704   30.02%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                               7.86      10.21      185,647    1,894,568   29.83%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                               7.89      10.24       19,773      202,497   29.76%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                               8.63      11.19       11,794      131,973   29.70%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        12/10/03      13.15      13.80        2,649       36,557    4.96%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                06/10/03      10.76      12.02      153,385    1,843,345   11.71%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                               7.88      10.26    2,474,863   25,382,869   30.09%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                               7.87      10.22      300,621    3,073,172   29.89%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                               7.90      10.25       77,472      794,304   29.83%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                               8.63      11.20      166,583    1,866,048   29.76%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                12/01/03      13.11      13.81        9,696      133,900    5.31%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                10/16/03      12.97      13.78        5,143       70,860    6.25%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                         8.65      11.24      857,034    9,635,578   29.96%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                       8.63      11.20      143,774    1,610,875   29.76%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                             8.63      11.19       93,839    1,050,118   29.70%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                               8.62      11.18       79,942      893,652   29.63%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                10/31/03      12.94      13.84        1,828       25,309    6.96%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                12/12/03      13.34      13.79          504        6,950    3.41%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                12/26/03      13.57      13.76          419        5,772    1.37%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 06/18/03      10.98      12.03      145,258    1,747,288    9.57%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 06/11/03      10.89      12.02      144,888    1,741,763   10.43%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 11/05/03      11.16      11.97        1,458       17,450    7.25%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
ABVPSF Premier Growth Class B                                                                                            --
  Lincoln Ch+ II (1.30% Fee Rate)                 06/09/03     $10.40     $11.51       60,131  $   692,347   10.69%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        4.97       6.04    2,149,428   12,986,305   21.65%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              8.14       9.89       30,759      304,221   21.47%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        7.49       9.10       16,627      151,233   21.41%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        8.13       9.87       27,069      267,062   21.35%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   4.27       5.19      306,891    1,591,458   21.35%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              4.26       5.16      156,575      807,700   21.17%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              7.47       9.04       10,172       91,990   21.11%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              8.10       9.81        2,238       21,955   21.05%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                               06/05/03      11.09      11.95        2,205       26,348    7.80%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               07/01/03      10.38      11.50       29,548      339,747   10.72%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              4.25       5.16    1,098,638    5,668,741   21.41%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              4.26       5.17      159,868      826,082   21.23%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              8.11       9.83       22,293      219,183   21.17%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              8.11       9.82       10,209      100,270   21.11%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        8.13       9.86      276,870    2,729,328   21.29%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      8.11       9.82       56,261      552,664   21.11%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            8.11       9.81       24,730      242,668   21.05%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              8.10       9.80       54,558      534,771   20.99%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                               06/17/03      11.27      11.94        3,506       41,871    5.95%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/09/03      10.40      11.51        4,335       49,891   10.66%
  Lincoln Ch+ Asr (1.45% Fee Rate)                08/11/03      10.50      11.50        3,830       44,050    9.56%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
ABVPSF Small Cap Value Class B                                                                                            0.42%
  Lincoln Ch+ II (1.30% Fee Rate)                    07/07/03     $10.88     $13.15      23,070   $  303,443   20.85%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                          10.97      15.24     278,549    4,245,978   38.94%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                10.95      15.19      54,099      821,841   38.73%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                          10.94      15.17      11,897      180,528   38.66%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                          10.94      15.16      15,269      231,439   38.59%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                        10.94      15.16      30,028      455,090   38.59%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                                10.91      15.10       4,440       67,060   38.38%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                                10.91      15.09       1,465       22,099   38.31%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                                10.90      15.07       2,351       35,431   38.24%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                  07/01/03      10.66      13.13      24,777      325,330   23.19%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                      10.94      15.17     200,764    3,046,341   38.66%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                                10.92      15.12       6,002       90,769   38.45%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                10.91      15.10      33,621      507,820   38.38%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                                10.91      15.09      19,008      286,796   38.31%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                  03/18/03      10.91      15.96       2,747       43,832   46.21%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                  10/09/03      14.48      15.90         388        6,173    9.80%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                          10.93      15.14     169,451    2,565,495   38.52%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                            10.91      15.09      12,754      192,452   38.31%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                  10.90      15.07       9,002      135,673   38.24%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                10.90      15.06      27,303      411,058   38.17%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                  12/16/03      15.39      15.94         971       15,469    3.56%
  Lincoln Ch+ Asr (1.35% Fee Rate)                   07/11/03      10.97      13.14      22,549      296,345   19.83%
  Lincoln Ch+ Asr (1.45% Fee Rate)                   07/14/03      11.04      13.13      17,359      228,007   19.00%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
ABVPSF Technology Class B                                                                                                  --
  Lincoln Ch+ II (1.30% Fee Rate)                    06/10/03     $10.97     $13.01       11,465  $  149,285   18.62%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                           2.94       4.16    2,059,877   8,576,081   41.79%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                  2.94       4.16        5,631      23,443   41.79%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                 7.38      10.45       11,131     116,294   41.58%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                           7.37      10.43       10,071     105,090   41.51%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                           7.37      10.42        3,039      31,676   41.44%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                      2.79       3.94      211,893     835,638   41.44%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                                 2.78       3.92       45,377     178,027   41.23%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                                 6.60       9.31        3,736      34,777   41.15%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                  06/13/03      10.78      13.00       13,124     170,560   20.61%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                 2.75       3.90      681,696   2,655,983   41.51%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                                 2.78       3.93      221,929     872,166   41.30%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                                 6.60       9.32       98,418     917,289   41.23%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                                 7.35      10.38       14,411     149,577   41.16%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                  11/26/03      15.32      15.48        1,415      21,913    1.07%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                           7.37      10.41       87,026     906,144   41.37%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                             7.35      10.38        4,123      42,787   41.16%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                    01/17/03       7.54      10.39        4,511      46,852   37.78%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                 7.34      10.35        6,695      69,318   41.02%
  Lincoln Ch+ Asr (1.35% Fee Rate)                   07/11/03      11.49      13.01       23,491     305,584   13.17%
  Lincoln Ch+ Asr (1.45% Fee Rate)                   08/11/03      11.00      13.00        2,557      33,237   18.22%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
American Funds Global Small Capitalization
 Class 2                                                                                                                0.55%
  Lincoln Ch+ II (1.30% Fee Rate)                 07/07/03     $11.38     $14.16       40,978  $   580,244   24.37%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        4.75       7.19    1,681,306   12,081,742   51.40%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                               4.75       7.19        8,574       61,615   51.40%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              9.97      15.07       67,112    1,011,410   51.17%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        8.87      13.40       33,464      448,468   51.09%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        9.95      15.03       28,825      433,309   51.02%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)         10/20/03      14.93      15.93        6,207       98,858    6.68%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   5.63       8.50      170,572    1,449,393   51.02%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              5.61       8.45       45,563      385,151   50.79%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              9.93      14.97        1,983       29,681   50.72%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              9.92      14.95        8,456      126,397   50.64%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                               04/11/03      10.18      15.88          197        3,128   55.98%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               07/08/03      11.53      14.14       44,483      628,941   22.62%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              5.67       8.56    1,161,115    9,941,920   51.09%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              5.61       8.47       60,145      509,299   50.87%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              8.85      13.34       86,579    1,154,791   50.79%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              9.93      14.96       23,500      351,665   50.72%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                               11/06/03      15.42      15.83        3,480       55,097    2.64%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                               12/10/03      14.98      15.79          875       13,824    5.39%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        9.95      15.02      226,820    3,407,694   50.94%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      9.94      14.97       33,399      500,125   50.72%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            9.93      14.96       38,468      575,291   50.64%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              9.92      14.94       28,606      427,265   50.57%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                               12/10/03      15.00      15.81        1,644       25,994    5.40%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/09/03      10.75      14.15       38,793      549,001   31.68%
  Lincoln Ch+ Asr (1.45% Fee Rate)                07/21/03      11.23      14.14       41,776      590,848   25.92%
  Lincoln Ch+ Asr (2.20% Fee Rate)                11/05/03      13.71      14.08          432        6,084    2.65%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                    Investment
                                                Commencement Beginning  End of     Units                    Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets   Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
American Funds Growth Class 2                                                                                            0.15%
  Lincoln Ch+ II (1.30% Fee Rate)                 06/09/03     $10.69     $12.34      440,643  $  5,436,327   15.37%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        5.83       7.86   18,064,389   141,989,585   34.91%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                               5.83       7.86       98,628       775,239   34.91%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              9.16      12.34      444,225     5,483,688   34.71%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        8.04      10.83      379,429     4,109,325   34.64%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        9.15      12.31      233,965     2,881,141   34.57%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)         06/11/03      12.65      14.27        8,437       120,384   12.84%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   5.37       7.22    2,822,527    20,389,000   34.57%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              5.35       7.19      666,650     4,791,117   34.37%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              8.02      10.77       53,272       573,627   34.30%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              9.12      12.24       51,176       626,570   34.24%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                               04/11/03      10.67      14.23        5,226        74,349   33.31%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and
   Ch+ Asr Acs (2.40% Fee Rate)                   12/10/03      13.43      14.17        6,279        88,994    5.57%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/13/03      10.78      12.32      536,565     6,611,474   14.35%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr
   L-Shr, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              5.32       7.17   10,246,377    73,416,472   34.64%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              5.36       7.20    1,101,152     7,927,503   34.44%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II
   Bns (1.80% Fee Rate)                                          8.02      10.78      387,879     4,181,467   34.37%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              9.13      12.26      267,194     3,275,250   34.30%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II
   Bns (2.05% Fee Rate)                           03/18/03      10.63      14.24       23,352       332,424   33.94%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr
   Bns (2.35% Fee Rate)                           09/25/03      12.88      14.18       44,458       630,537   10.09%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr
   Bns (2.55% Fee Rate)                           10/16/03      13.56      14.15        3,987        56,413    4.33%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        9.15      12.30    3,113,622    38,308,078   34.50%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      9.13      12.26      341,894     4,192,178   34.30%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            9.12      12.25      454,412     5,565,258   34.24%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              9.12      12.23      295,499     3,614,793   34.17%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                               04/24/03      11.34      14.22       10,490       149,131   25.35%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                               12/10/03      13.42      14.17        3,929        55,657    5.57%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                               12/09/03      13.39      14.13       10,401       146,972    5.50%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/09/03      10.69      12.33      578,843     7,139,041   15.33%
  Lincoln Ch+ Asr (1.45% Fee Rate)                06/11/03      10.90      12.33      428,135     5,277,034   13.09%
  Lincoln Ch+ Asr (2.20% Fee Rate)                11/05/03      11.80      12.27        7,524        92,305    3.96%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                    Investment
                                                Commencement Beginning  End of     Units                    Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets   Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
American Funds Growth-Income Class 2                                                                                     1.40%
  Lincoln Ch+ II (1.30% Fee Rate)                 06/11/03     $10.82     $12.31      750,897  $  9,244,789   13.81%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        9.18      11.99   13,180,791   158,094,136   30.59%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                               9.18      11.99      109,361     1,311,703   30.59%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              9.10      11.87      774,115     9,186,703   30.39%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        8.47      11.03      594,113     6,554,829   30.33%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        9.09      11.84      397,253     4,702,583   30.26%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)         02/27/03      10.43      14.13       37,156       525,096   35.55%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   8.46      11.01    2,300,354    25,338,131   30.26%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              8.43      10.96      922,656    10,111,190   30.07%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              8.44      10.97      152,615     1,674,116   30.00%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              9.06      11.77      244,990     2,883,904   29.94%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                               04/11/03      10.71      14.09       20,600       290,335   31.57%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and
   Ch+ Asr Acs (2.40% Fee Rate)                   12/10/03      13.42      14.04        9,004       126,434    4.67%
  Lincoln Ch+ Acs, Ch+ II Acs, and Ch+ Asr Acs
   (2.60% Fee Rate)                               11/05/03      13.26      14.01        4,827        67,620    5.68%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/20/03      10.82      12.30      737,411     9,067,542   13.65%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr
   L-Shr, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              8.46      11.02    7,837,331    86,398,775   30.33%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              8.44      10.98    1,012,830    11,118,583   30.13%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II
   Bns (1.80% Fee Rate)                                          8.44      10.98      348,282     3,824,860   30.07%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              9.07      11.78      387,375     4,565,134   30.00%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II
   Bns (2.05% Fee Rate)                           02/27/03      10.42      14.10       39,073       550,842   35.32%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr
   Bns (2.35% Fee Rate)                           09/25/03      12.67      14.05       55,693       782,546   10.88%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr
   Bns (2.55% Fee Rate)                           09/15/03      12.80      14.02       19,709       276,269    9.52%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        9.08      11.83    4,720,859    55,827,878   30.20%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      9.07      11.79      468,382     5,520,539   30.00%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            9.06      11.77      573,968     6,757,110   29.94%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              9.05      11.76      515,622     6,062,971   29.87%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                               03/07/03      10.27      14.08       39,028       549,502   37.04%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                               12/12/03      13.59      14.03          330         4,629    3.30%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                               12/09/03      13.40      14.00       10,650       149,098    4.45%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/09/03      10.61      12.31      710,289     8,742,116   16.02%
  Lincoln Ch+ Asr (1.45% Fee Rate)                06/11/03      10.82      12.30      521,408     6,413,426   13.72%
  Lincoln Ch+ Asr (2.20% Fee Rate)                10/15/03      11.49      12.24       19,021       232,877    6.55%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
American Funds International Class 2                                                                                    1.75%
  Lincoln Ch+ II (1.30% Fee Rate)                 06/11/03     $10.75     $13.22      107,732  $ 1,424,214   22.99%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        4.54       6.04    8,013,334   48,384,708   32.98%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                               4.54       6.04       67,453      407,280   32.98%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              9.09      12.07      317,919    3,838,857   32.78%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        8.57      11.37       93,757    1,066,121   32.71%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        9.08      12.04      109,111    1,314,200   32.65%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)         10/31/03      13.43      14.41        1,420       20,460    7.28%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   5.17       6.85    1,229,297    8,426,716   32.65%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              5.15       6.82      261,000    1,779,796   32.45%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              8.54      11.31       23,753      268,548   32.38%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              9.05      11.98       12,567      150,525   32.32%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                               04/11/03      10.16      14.37          834       11,982   41.41%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/17/03      10.93      13.20      117,714    1,554,165   20.78%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              5.20       6.90    3,648,000   25,156,995   32.71%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              5.15       6.83      401,206    2,740,556   32.51%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              8.55      11.32       53,956      610,726   32.45%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              9.06      11.99       61,723      740,104   32.38%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                               03/18/03      10.00      14.37       11,139      160,123   43.71%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                               10/09/03      13.15      14.32       15,854      227,055    8.94%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                               10/16/03      13.38      14.29        4,442       63,468    6.78%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        9.08      12.03      931,258   11,206,257   32.58%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      9.06      11.99      112,737    1,352,212   32.38%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            9.05      11.98      127,883    1,531,953   32.32%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              9.05      11.97      105,834    1,266,386   32.25%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                               04/24/03      10.52      14.36        7,051      101,230   36.41%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                               12/12/03      13.82      14.30          162        2,319    3.52%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                               12/26/03      14.03      14.27          152        2,164    1.71%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/09/03      10.62      13.22      152,661    2,017,452   24.42%
  Lincoln Ch+ Asr (1.45% Fee Rate)                06/11/03      10.75      13.21       96,534    1,274,932   22.89%
  Lincoln Ch+ Asr (2.20% Fee Rate)                11/05/03      12.35      13.15          604        7,946    6.48%
Delaware VIPT High Yield                                                                                                6.27%
  Lincoln Ch+ (1.40% Fee Rate)                                   7.50       9.53    2,489,451   23,716,201   26.96%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                               7.50       9.53        1,439       13,708   26.96%
  Lincoln Ch+ (1.60% Fee Rate)                                  10.35      13.12        3,395       44,538   26.70%
  Lincoln Ch+ (1.65% Fee Rate)                                  10.34      13.10        1,745       22,861   26.64%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT High Yield Service Class                                                                                  4.82%
  Lincoln Ch+ II (1.30% Fee Rate)                 06/11/03     $10.21     $11.09      104,311  $ 1,156,969    8.65%
  Lincoln Ch+ II (1.40% Fee Rate)                               10.34      13.11      599,742    7,865,305   26.82%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                             10.32      13.07      158,681    2,074,125   26.63%
  Lincoln Ch+ II (1.60% Fee Rate)                               10.31      13.06       41,930      547,414   26.57%
  Lincoln Ch+ II (1.65% Fee Rate)                               10.31      13.04       51,416      670,440   26.51%
  Lincoln Ch+ II (1.85% Fee Rate)                 06/17/03      13.08      14.01        1,401       19,625    7.12%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                01/29/03       8.68      10.75        5,237       56,313   23.87%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   8.42      10.66      927,279    9,882,649   26.51%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              8.39      10.60       87,681      929,507   26.32%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              9.92      12.53       22,140      277,343   26.25%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                             10.27      12.97       21,814      282,838   26.19%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                               04/11/03      12.06      13.97        8,309      116,083   15.83%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/13/03      10.27      11.08      193,409    2,142,556    7.92%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              8.43      10.68    1,321,661   14,110,237   26.57%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              8.40      10.62      253,553    2,692,588   26.38%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              9.93      12.54       54,494      683,418   26.32%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                             10.28      12.98       50,220      651,969   26.25%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                               05/23/03      12.63      13.98        8,020      112,109   10.65%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                               09/25/03      13.27      13.93       11,949      166,420    4.92%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                               10/16/03      13.45      13.89        2,703       37,552    3.29%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                       10.30      13.03      736,324    9,590,846   26.44%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                     10.28      12.98       77,882    1,010,983   26.25%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                           10.28      12.97       64,202      832,638   26.19%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                             10.27      12.95       44,607      577,742   26.13%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                               03/07/03      11.60      13.96        9,192      128,329   20.32%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                               12/12/03      13.93      13.91          161        2,237   (0.13)%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                               12/26/03      13.86      13.88          156        2,161    0.14%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/09/03      10.17      11.09      219,400    2,432,724    9.04%
  Lincoln Ch+ Asr (1.45% Fee Rate)                06/11/03      10.21      11.08      127,137    1,408,839    8.56%
  Lincoln Ch+ Asr (2.20% Fee Rate)                11/05/03      10.72      11.03        1,699       18,735    2.93%
Delaware VIPT International Value Equity                                                                                2.39%
  Lincoln Ch+ (1.40% Fee Rate)                                   8.71      12.32      175,018    2,157,055   41.45%
  Lincoln Ch+ (1.65% Fee Rate)                                   9.66      13.63          686        9,353   41.09%
Delaware VIPT Value                                                                                                     1.66%
  Lincoln Ch+ (1.40% Fee Rate)                                   7.99      10.11    1,624,393   16,426,574   26.51%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                               7.99      10.11        5,310       53,697   26.51%
  Lincoln Ch+ (1.60% Fee Rate)                                   8.26      10.43        7,434       77,571   26.26%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Value Service Class                                                                                       1.50%
  Lincoln Ch+ II (1.30% Fee Rate)                 09/23/03     $11.10     $12.06       27,219  $   328,365    8.71%
  Lincoln Ch+ II (1.40% Fee Rate)                                8.89      11.23       91,563    1,028,636   26.33%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              8.88      11.19       29,464      329,851   26.14%
  Lincoln Ch+ II (1.60% Fee Rate)                                8.87      11.18       14,129      157,988   26.07%
  Lincoln Ch+ II (1.65% Fee Rate)                                8.86      11.17       11,073      123,672   26.01%
  Lincoln Ch+ II (1.85% Fee Rate)                 02/27/03      10.11      13.43        5,258       70,605   32.79%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                               8.77      11.08        1,437       15,915   26.33%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   8.71      10.98      125,121    1,373,533   26.01%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              8.68      10.92       11,033      120,505   25.82%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              8.22      10.34        2,609       26,971   25.76%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              8.83      11.10        3,551       39,434   25.70%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                               05/30/03      11.76      13.39        3,581       47,929   13.85%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/13/03      10.83      12.05       50,426      607,582   11.25%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              8.69      10.96      396,090    4,340,753   26.07%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              8.69      10.94      114,417    1,251,891   25.88%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              8.22      10.35       37,058      383,489   25.82%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              8.84      11.12        8,151       90,606   25.76%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        8.86      11.15       93,420    1,042,094   25.95%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      8.84      11.12        8,919       99,143   25.76%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            8.83      11.10        7,062       78,422   25.70%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              8.83      11.09        7,545       83,686   25.63%
  Lincoln Ch+ Asr (1.35% Fee Rate)                07/24/03      10.70      12.06       63,785      769,256   12.67%
  Lincoln Ch+ Asr (1.45% Fee Rate)                09/09/03      11.08      12.05       12,322      148,507    8.82%
Delaware VIPT REIT                                                                                                      2.55%
  Lincoln Ch+ (1.40% Fee Rate)                                  13.92      18.39    1,249,145   22,972,568   32.16%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                              13.92      18.39       13,838      254,489   32.16%
  Lincoln Ch+ (1.60% Fee Rate)                                  11.04      14.56       12,163      177,134   31.90%
  Lincoln Ch+ (1.65% Fee Rate)                                  11.01      14.52        3,901       56,648   31.83%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT REIT Service Class                                                                                         2.01%
  Lincoln Ch+ II (1.30% Fee Rate)                  06/10/03     $10.40     $12.21       68,070  $   831,298   17.44%
  Lincoln Ch+ II (1.40% Fee Rate)                                11.02      14.54      506,088    7,357,826   31.87%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              11.01      14.49      130,441    1,890,253   31.67%
  Lincoln Ch+ II (1.60% Fee Rate)                                11.00      14.47       36,749      531,863   31.61%
  Lincoln Ch+ II (1.65% Fee Rate)                                10.99      14.46       57,400      829,742   31.54%
  Lincoln Ch+ II (1.85% Fee Rate)                  12/04/03      13.68      14.07          249        3,503    2.86%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                 01/10/03      11.64      15.59        8,628      134,495   33.86%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   11.75      15.45      224,074    3,462,612   31.54%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              11.71      15.37       96,239    1,479,608   31.34%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              10.63      13.96       47,801      667,290   31.28%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              10.95      14.37       41,416      595,291   31.21%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                06/05/03      11.82      14.03        4,071       57,111   18.74%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        12/10/03      13.62      13.98        1,905       26,636    2.64%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                06/10/03      10.40      12.20      133,925    1,633,573   17.31%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              11.73      15.44      942,527   14,548,542   31.61%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              11.72      15.40      143,030    2,202,848   31.41%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              10.64      13.98       71,211      995,248   31.34%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              10.96      14.39      134,603    1,936,957   31.28%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                03/18/03      10.60      14.04        5,670       79,597   32.50%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                09/25/03      12.72      13.99       12,034      168,319    9.99%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                12/10/03      13.59      13.95          976       13,618    2.63%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        10.98      14.44      446,726    6,450,932   31.48%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      10.97      14.40       60,295      867,965   31.28%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            10.96      14.38       58,876      846,388   31.21%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              10.95      14.36       62,809      901,977   31.15%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                03/07/03      10.42      14.02        6,847       96,002   34.61%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 07/08/03      10.62      12.21      124,330    1,517,881   14.92%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 06/17/03      10.21      12.20       83,809    1,022,558   19.52%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 11/05/03      11.42      12.14        3,425       41,597    6.34%
Delaware VIPT Small Cap Value                                                                                            0.38%
  Lincoln Ch+ (1.40% Fee Rate)                                   11.77      16.48    1,885,140   31,072,981   40.01%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                               11.77      16.48        2,512       41,405   40.01%
  Lincoln Ch+ (1.60% Fee Rate)                                   10.21      14.27       15,212      217,053   39.73%
  Lincoln Ch+ (1.65% Fee Rate)                                   10.96      15.31        8,597      131,574   39.66%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Small Cap Value Service
 Class                                                                                                                  0.20%
  Lincoln Ch+ II (1.30% Fee Rate)                 06/09/03     $10.70     $13.18       75,725  $   998,349   23.18%
  Lincoln Ch+ II (1.40% Fee Rate)                               10.98      15.33      666,702   10,222,435   39.70%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                             10.95      15.28      124,918    1,908,761   39.49%
  Lincoln Ch+ II (1.60% Fee Rate)                               10.95      15.26       35,385      540,068   39.42%
  Lincoln Ch+ II (1.65% Fee Rate)                               10.94      15.25       50,105      763,860   39.35%
  Lincoln Ch+ II (1.85% Fee Rate)                 02/27/03      10.14      14.85          890       13,220   46.45%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                08/15/03      14.54      16.95       22,857      387,490   16.56%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                  12.06      16.81      289,379    4,863,383   39.35%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                             12.02      16.72      135,683    2,269,059   39.14%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                             10.16      14.13       46,454      656,359   39.07%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                             10.90      15.16       41,155      623,766   39.00%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                               04/11/03      10.48      14.81        4,168       61,726   41.34%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/10/03      10.84      13.17       84,381    1,111,088   21.46%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                             12.00      16.74    1,106,204   18,512,737   39.42%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                             12.03      16.75      163,603    2,740,492   39.21%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                             10.17      14.14       81,324    1,150,236   39.14%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                             10.91      15.17      106,022    1,608,854   39.07%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                               12/08/03      14.52      14.76          108        1,594    1.68%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                       10.94      15.23      584,442    8,901,256   39.28%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                     10.91      15.18       95,442    1,448,725   39.07%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                           10.91      15.16       75,156    1,139,423   39.00%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                             10.90      15.14       55,836      845,559   38.93%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                               03/07/03      10.00      14.80        4,885       72,286   48.01%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/09/03      10.70      13.18      111,701    1,472,191   23.14%
  Lincoln Ch+ Asr (1.45% Fee Rate)                06/17/03      11.15      13.17       98,937    1,303,152   18.08%
  Lincoln Ch+ Asr (2.20% Fee Rate)                11/05/03      12.56      13.11        2,980       39,068    4.39%
Delaware VIPT Trend                                                                                                       --
  Lincoln Ch+ (1.40% Fee Rate)                                  11.04      14.71    2,667,114   39,229,098   33.22%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                              11.04      14.71        7,217      106,151   33.22%
  Lincoln Ch+ (1.60% Fee Rate)                                   8.94      11.89        6,627       78,788   32.96%
  Lincoln Ch+ (1.65% Fee Rate)                                  10.07      13.39          254        3,400   32.89%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Trend Service Class                                                                                         --
  Lincoln Ch+ II (1.30% Fee Rate)                  06/11/03     $11.06     $12.57       52,057  $   654,128   13.65%
  Lincoln Ch+ II (1.40% Fee Rate)                                10.09      13.41      523,631    7,022,918   32.92%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              10.07      13.36       91,339    1,220,748   32.72%
  Lincoln Ch+ II (1.60% Fee Rate)                                10.06      13.35       36,769      490,905   32.65%
  Lincoln Ch+ II (1.65% Fee Rate)                                10.06      13.34       39,002      520,104   32.59%
  Lincoln Ch+ II (1.85% Fee Rate)                  06/17/03      12.92      14.58        1,443       21,038   12.87%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                 08/15/03       5.96       6.79       55,688      378,278   13.98%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                    5.07       6.73      589,566    3,967,084   32.59%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                               5.06       6.69      148,329      992,880   32.39%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                               9.58      12.68       17,256      218,720   32.32%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              10.02      13.26        6,686       88,626   32.26%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                06/05/03      12.91      14.54        2,274       33,048   12.59%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        12/10/03      13.76      14.48        1,610       23,321    5.22%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                06/20/03      10.83      12.55      110,339    1,384,862   15.87%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                               5.08       6.74    2,485,918   16,756,206   32.65%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                               5.06       6.71      335,352    2,248,710   32.46%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                               8.90      11.78      127,503    1,502,365   32.39%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              10.03      13.27       31,247      414,713   32.32%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                05/23/03      11.82      14.54        2,876       41,829   23.10%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                12/26/03      14.37      14.49        3,364       48,746    0.82%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                12/09/03      13.90      14.46          749       10,832    4.03%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        10.05      13.32      504,487    6,720,811   32.52%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      10.03      13.28       88,253    1,171,675   32.32%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            10.03      13.26       58,354      773,903   32.26%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              10.02      13.25       48,085      636,979   32.19%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                03/07/03      10.10      14.53        4,346       63,126   43.89%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                12/12/03      14.16      14.47          158        2,290    2.21%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                12/09/03      13.88      14.44        5,583       80,610    4.02%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 06/24/03      10.67      12.56      135,197    1,698,317   17.75%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 06/11/03      11.05      12.55      123,911    1,555,578   13.56%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 11/05/03      12.28      12.50          600        7,503    1.73%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Delaware VIPT U.S. Growth Service Class                                                                                   0.01%
  Lincoln Ch+ II (1.30% Fee Rate)                    08/11/03     $10.34     $11.48       3,743   $   42,990   11.10%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                           8.13       9.89      94,944      938,644   21.65%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                 8.11       9.85      36,512      359,687   21.47%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)            01/10/03       8.51       9.85      11,901      117,239   15.75%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                           8.10       9.83       3,136       30,823   21.35%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)            06/17/03      11.42      12.32       1,503       18,512    7.82%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                         8.10       9.83      58,948      579,559   21.35%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                  11/18/03       9.33       9.80         556        5,455    5.11%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                  07/31/03       8.98       9.79       3,577       35,001    8.97%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                  07/11/03      10.59      11.47      70,075      803,682    8.30%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                       8.11       9.84     263,918    2,597,250   21.41%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                                 8.09       9.81       7,189       70,494   21.23%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                 8.08       9.79      14,860      145,546   21.17%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                                 8.08       9.78      18,653      182,509   21.11%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                  12/26/03      12.08      12.24       8,991      110,062    1.35%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                  10/16/03      11.77      12.21       3,587       43,802    3.71%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                           8.10       9.82      85,976      844,291   21.29%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                              02/11/03       7.76       9.80       4,753       46,566   26.24%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                   8.07       9.77       8,388       81,976   21.05%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                  07/23/03       8.89       9.77       2,951       28,821    9.80%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                  10/31/03      11.87      12.27         651        7,990    3.40%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  12/12/03      11.93      12.23         438        5,358    2.51%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                  12/26/03      12.03      12.20         236        2,877    1.34%
  Lincoln Ch+ Asr (1.35% Fee Rate)                   06/18/03      10.62      11.48      86,721      995,537    8.11%
  Lincoln Ch+ Asr (1.45% Fee Rate)                   06/11/03      10.53      11.47      51,438      590,140    8.92%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   12/04/03      11.21      11.42         314        3,586    1.84%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund Service Class 2                                                                                  0.15%
  Lincoln Ch+ II (1.30% Fee Rate)                  06/09/03     $10.43     $12.28       61,557  $   755,651   17.64%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                         9.76      12.33      452,728    5,584,105   26.42%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                9.76      12.33        1,458       17,981   26.42%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                               9.74      12.29       51,230      629,672   26.23%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                         9.73      12.28       48,594      596,506   26.16%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                         9.72      12.26       29,938      367,131   26.10%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                       9.73      12.26       91,816    1,126,047   26.10%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                               9.71      12.22       36,893      450,966   25.91%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                               9.70      12.21        9,466      115,581   25.85%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                               9.69      12.19       15,061      183,646   25.79%
  Lincoln Ch+ II Acs, Ch+ Acs, Ch+ Asr, and Ch+
   Asr Acs (2.40% Fee Rate)                        12/10/03      11.89      12.47        7,239       90,241    4.85%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                07/11/03      10.78      12.26      148,033    1,815,025   13.78%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr
   L-Shr, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                               9.73      12.28      568,932    6,985,366   26.16%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                               9.72      12.24       65,526      801,950   25.97%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                               9.71      12.22       36,350      444,329   25.91%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                               9.70      12.21       20,205      246,625   25.85%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                10/09/03      11.80      12.47        1,426       17,786    5.74%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                         9.72      12.25      489,817    6,000,744   26.04%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                       9.70      12.21       31,471      384,301   25.85%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                             9.69      12.19       32,448      395,599   25.79%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                               9.69      12.18       31,997      389,699   25.72%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                03/07/03       9.39      12.50        5,175       64,705   33.16%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                12/09/03      11.98      12.43        3,282       40,791    3.73%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 06/09/03      10.43      12.27       56,255      690,344   17.61%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 06/20/03      10.66      12.26       40,036      491,012   15.10%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 11/05/03      11.75      12.21        1,007       12,297    3.88%
Fidelity VIP Equity-Income                                                                                               1.84%
  Lincoln Ch+ (1.40% Fee Rate)                                    8.69      11.17    2,883,564   32,199,316   28.52%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                8.69      11.17        5,945       66,384   28.52%
  Lincoln Ch+ (1.60% Fee Rate)                                    8.42      10.80       26,212      283,153   28.26%
  Lincoln Ch+ (1.65% Fee Rate)                                    9.07      11.63       11,582      134,698   28.20%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Service Class 2                                                                              1.21%
  Lincoln Ch+ II (1.30% Fee Rate)                 06/10/03     $10.74     $12.42       50,992  $   633,268   15.65%
  Lincoln Ch+ II (1.40% Fee Rate)                                9.07      11.63      559,450    6,508,954   28.22%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              9.06      11.59       66,742      773,857   28.03%
  Lincoln Ch+ II (1.60% Fee Rate)                                9.05      11.58       34,677      401,575   27.97%
  Lincoln Ch+ II (1.65% Fee Rate)                                9.04      11.57       45,989      531,988   27.90%
  Lincoln Ch+ II (1.85% Fee Rate)                 02/27/03      10.09      13.75        1,422       19,548   36.28%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                07/25/03       9.33      10.65        9,507      101,216   14.07%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   8.25      10.55      262,090    2,765,583   27.90%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              8.22      10.50       60,796      638,268   27.71%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              8.36      10.68       15,089      161,109   27.65%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              9.01      11.50        4,310       49,565   27.58%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/10/03      10.74      12.40       97,481    1,209,110   15.52%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              8.26      10.57      834,256    8,818,326   27.97%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              8.23      10.52      232,222    2,442,384   27.77%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              8.37      10.69       63,086      674,338   27.71%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              9.02      11.51       46,719      537,934   27.65%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                               12/18/03      13.37      13.71        5,063       69,422    2.56%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        9.04      11.56      461,599    5,334,120   27.84%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      9.02      11.52       83,591      962,651   27.65%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            9.02      11.50       38,084      438,103   27.58%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              9.01      11.49       33,302      382,611   27.52%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                               10/20/03      12.63      13.70          248        3,401    8.46%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/30/03      10.63      12.42       69,948      868,412   16.83%
  Lincoln Ch+ Asr (1.45% Fee Rate)                07/03/03      10.73      12.41       30,223      374,993   15.66%
Fidelity VIP Growth                                                                                                     0.28%
  Lincoln Ch+ (1.40% Fee Rate)                                   7.05       9.24    3,043,013   28,122,995   31.00%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                               7.05       9.24       17,287      159,766   31.00%
  Lincoln Ch+ (1.60% Fee Rate)                                   7.86      10.28        2,679       27,530   30.74%
  Lincoln Ch+ (1.65% Fee Rate)                                   8.10      10.58        5,572       58,965   30.68%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Service Class 2                                                                                       0.10%
  Lincoln Ch+ II (1.30% Fee Rate)                    08/15/03     $10.89     $12.31       6,767   $   83,285   13.01%
  Lincoln Ch+ II (1.40% Fee Rate)                                   8.10      10.59     166,679    1,764,338   30.70%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                 8.08      10.55      28,098      296,399   30.50%
  Lincoln Ch+ II (1.60% Fee Rate)                                   8.08      10.54       3,771       39,740   30.44%
  Lincoln Ch+ II (1.65% Fee Rate)                                   8.07      10.52      16,683      175,589   30.37%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                                  4.66       6.09      39,574      240,840   30.70%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                      4.63       6.04     187,697    1,133,080   30.37%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                                 4.61       6.01      16,139       96,927   30.18%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                                 7.31       9.51       1,051        9,997   30.11%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                                 8.05      10.46         630        6,588   30.05%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                  05/30/03      11.49      13.34       1,519       20,267   16.09%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                  06/23/03      10.62      12.29      26,647      327,566   15.72%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                 4.64       6.05     852,231    5,153,888   30.44%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                                 4.62       6.02     148,657      894,307   30.24%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                                 7.32       9.53      20,785      197,988   30.18%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                                 8.05      10.47      18,697      195,842   30.11%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                  12/01/03      13.10      13.30         794       10,564    1.49%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                           8.07      10.51     107,388    1,128,956   30.31%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                             8.05      10.48       4,101       42,963   30.11%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                   8.05      10.47      11,222      117,439   30.05%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                 8.04      10.45       4,715       49,294   29.98%
  Lincoln Ch+ Asr (1.35% Fee Rate)                   06/09/03      10.61      12.30      22,673      278,994   15.93%
  Lincoln Ch+ Asr (1.45% Fee Rate)                   07/14/03      11.15      12.30       6,669       82,006   10.32%
Fidelity VIP Overseas                                                                                                     0.85%
  Lincoln Ch+ (1.40% Fee Rate)                                      6.93       9.79     710,845    6,960,970   41.38%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                  6.93       9.79      19,303      189,026   41.38%
  Lincoln Ch+ (1.60% Fee Rate)                                      8.53      12.03         165        1,990   41.10%

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas Service Class 2                                                                                     0.23%
  Lincoln Ch+ II (1.30% Fee Rate)                    07/11/03     $11.43     $14.21       4,442   $   63,126   24.34%
  Lincoln Ch+ II (1.40% Fee Rate)                                   8.56      12.07      63,437      765,628   41.05%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                 8.54      12.03      57,931      696,775   40.84%
  Lincoln Ch+ II (1.60% Fee Rate)                    09/24/03      10.48      12.02         696        8,360   14.70%
  Lincoln Ch+ II (1.65% Fee Rate)                                   8.53      12.00       6,510       78,110   40.70%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                      5.22       7.34     226,680    1,664,372   40.70%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                                 5.20       7.30       3,675       26,840   40.49%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                  07/31/03       9.71      11.95       2,462       29,414   23.07%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                                 8.50      11.93         414        4,939   40.34%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                  06/05/03      11.30      14.53       2,143       31,139   28.60%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                  06/13/03      11.23      14.19      54,346      771,348   26.42%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                 5.22       7.36     782,379    5,754,528   40.77%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                                 5.21       7.32      36,619      267,935   40.56%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                                 8.51      11.96      16,650      199,130   40.49%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                                 8.51      11.95      11,813      141,109   40.42%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                  12/26/03      14.16      14.49       5,103       73,926    2.28%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                  10/16/03      13.57      14.45       2,026       29,278    6.48%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                           8.52      11.99     104,887    1,257,082   40.63%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                             8.51      11.94       5,651       67,499   40.42%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                   8.50      11.93       7,720       92,093   40.35%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                 8.50      11.92       1,711       20,387   40.28%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                  11/03/03      13.51      14.52         125        1,817    7.50%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  12/12/03      13.85      14.47         216        3,120    4.46%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                  12/26/03      14.11      14.43         151        2,180    2.27%
  Lincoln Ch+ Asr (1.35% Fee Rate)                   06/24/03      10.97      14.21      76,691    1,089,476   29.45%
  Lincoln Ch+ Asr (1.45% Fee Rate)                   06/11/03      11.24      14.20      40,179      570,443   26.34%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   12/04/03      13.56      14.13         150        2,126    4.21%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
FTVIPT Franklin Small Cap Class 2                                                                                        --
  Lincoln Ch+ II (1.30% Fee Rate)                 06/11/03     $10.96     $12.97       18,861  $   244,780   18.36%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        4.43       6.00    2,013,743   12,076,449   35.34%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                               4.43       6.00        5,290       31,723   35.34%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              8.64      11.67       31,946      372,878   35.14%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        8.63      11.66       20,616      240,347   35.07%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        8.63      11.64       39,010      454,245   35.00%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)         12/04/03      15.35      15.54          224        3,481    1.20%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   4.70       6.35      335,117    2,127,472   35.00%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              4.68       6.32       39,845      251,628   34.80%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              8.60      11.59        2,800       32,460   34.73%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              8.60      11.58          475        5,500   34.66%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                               06/05/03      13.22      15.49        2,216       34,327   17.16%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/13/03      10.74      12.96       33,794      437,805   20.63%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              4.71       6.36    1,531,128    9,737,164   35.07%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              4.69       6.33      102,330      647,398   34.87%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              8.61      11.61       48,647      564,658   34.80%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              8.60      11.59       22,764      263,860   34.73%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        8.62      11.63      234,270    2,725,614   34.93%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      8.61      11.60       24,052      278,898   34.73%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            8.60      11.58       15,242      176,522   34.67%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              8.59      11.57       15,045      174,037   34.60%
  Lincoln Ch+ Asr (1.35% Fee Rate)                06/30/03      10.73      12.97       22,352      289,855   20.82%
  Lincoln Ch+ Asr (1.45% Fee Rate)                06/20/03      10.81      12.96       17,276      223,890   19.87%

Lincoln Life Variable Annuity Account N

                                                                             Unit Value Unit Value
                                                                Commencement Beginning  End of     Units
Subaccount                                                      Date(1)      of Period  Period     Outstanding Net Assets
--------------------------------------------------------------------------------------------------------------------------
FTVIPT Templeton Growth Securities Class 2
  Lincoln Ch+ II (1.30% Fee Rate)                                 06/11/03     $10.80     $12.71      44,183   $  561,665
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                                        8.63      11.24     837,574    9,414,918
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                               8.63      11.24       8,030       90,265
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                              8.97      11.67      41,656      486,120
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                                        8.96      11.65      29,521      344,022
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                                        8.96      11.64      17,670      205,687
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                         12/04/03      13.13      13.74         260        3,573
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+ II Acs
   (1.65% Fee Rate)                                                              7.94      10.32      79,314      818,662
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)                                7.91      10.27      39,254      403,095
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)                                8.93      11.59       6,260       72,541
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)                                8.93      11.57      10,132      117,280
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                               06/05/03      11.59      13.69       2,505       34,307
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (2.40% Fee Rate)                                               12/10/03      13.02      13.64       1,992       27,174
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)             06/30/03      10.63      12.69      30,069      381,671
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, Ch+ II
   L-Shr, and Ch+ II Bns (1.60% Fee Rate)                                        7.95      10.34     430,429    4,450,694
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)                                7.92      10.29      33,813      347,833
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                                              8.32      10.79      12,586      135,837
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)                                8.93      11.59      10,216      118,364
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                              8.95      11.63     280,398    3,260,968
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                              8.93      11.59      33,520      388,473
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+ Asr
   L-Shr (1.90% Fee Rate)                                                        8.93      11.57      45,240      523,646
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr (1.95% Fee Rate)                        8.92      11.56      21,189      244,989
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr (2.15% Fee Rate)         03/07/03       9.54      13.69       5,231       71,581
  Lincoln Ch+ Asr (1.35% Fee Rate)                                07/09/03      10.95      12.71      38,371      487,507
  Lincoln Ch+ Asr (1.45% Fee Rate)                                06/20/03      10.91      12.70      25,088      318,549
  Lincoln Ch+ Asr (2.20% Fee Rate)                                11/28/03      11.93      12.64       1,833       23,165
Janus Aspen Series Balanced Service Shares
  Lincoln Ch+ II (1.30% Fee Rate)                                 06/27/03      10.21      10.86      46,755      507,997
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                                        9.82      11.01     702,157    7,731,196
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                               9.82      11.01       7,251       79,839
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs (1.55% Fee Rate)                   9.80      10.97      96,323    1,056,986
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                                        9.79      10.96      20,024      219,459
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                                        9.79      10.95      37,861      414,446
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+ Acs
   (1.65% Fee Rate)                                                              9.79      10.95      69,166      757,138
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                                9.77      10.91      23,451      255,896
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)                                9.77      10.90       3,030       33,041
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                                9.76      10.89         765        8,333
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)             07/03/03      10.23      10.85      17,011      184,561
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, Ch+ II
   L-Shr, and Ch+ Bns (1.60% Fee Rate)                                           9.79      10.96     490,560    5,376,384
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                                9.78      10.92      38,911      425,060
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                              9.77      10.91      23,651      258,094
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                                9.76      10.90      42,842      466,835
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                               09/25/03      10.61      11.24       8,025       90,162
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                              9.78      10.93     465,751    5,092,766
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                              9.76      10.90      46,626      508,215
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+ Asr
   L-Shr (1.90% Fee Rate)                                                        9.76      10.89      26,532      288,808
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr (1.95% Fee Rate)                        9.75      10.87      45,262      492,105
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr (2.15% Fee Rate)         04/24/03      10.32      11.26         763        8,592
  Lincoln Ch+ Asr (1.35% Fee Rate)                                07/11/03      10.31      10.86      47,831      519,437
  Lincoln Ch+ Asr (1.45% Fee Rate)                                08/11/03      10.06      10.85      58,774      637,884

                                                                          Investment
                                                                Total     Income
Subaccount                                                      Return(2) Ratio(3)
------------------------------------------------------------------------------------
FTVIPT Templeton Growth Securities Class 2                                   1.46%
  Lincoln Ch+ II (1.30% Fee Rate)                                 17.64%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                         30.30%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                30.30%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                               30.10%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                         30.04%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                         29.97%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)                          4.63%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+ II Acs
   (1.65% Fee Rate)                                               29.97%
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)                 29.78%
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)                 29.72%
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)                 29.65%
  Lincoln Ch+ Acs, Ch+ Asr Acs, and Ch+ II Acs
   (2.10% Fee Rate)                                               18.19%
  Lincoln Ch+ Acs, Ch+ II Acs, Ch+ Asr, and Ch+ Asr Acs
   (2.40% Fee Rate)                                                4.83%
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)             19.42%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, Ch+ II
   L-Shr, and Ch+ II Bns (1.60% Fee Rate)                         30.04%
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)                 29.85%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                               29.78%
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)                 29.72%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                               29.91%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                               29.72%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+ Asr
   L-Shr (1.90% Fee Rate)                                         29.65%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr (1.95% Fee Rate)         29.59%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr (2.15% Fee Rate)         43.52%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                16.06%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                16.40%
  Lincoln Ch+ Asr (2.20% Fee Rate)                                 5.97%
Janus Aspen Series Balanced Service Shares                                   2.22%
  Lincoln Ch+ II (1.30% Fee Rate)                                  6.42%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                         12.14%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                12.14%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs (1.55% Fee Rate)    11.97%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                         11.92%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                         11.86%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+ Acs
   (1.65% Fee Rate)                                               11.86%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                 11.69%
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)                 11.64%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                 11.59%
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)              6.10%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, Ch+ II
   L-Shr, and Ch+ Bns (1.60% Fee Rate)                            11.92%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                 11.75%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                               11.69%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                 11.64%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                                5.85%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                               11.81%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                               11.64%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and Ch+ Asr
   L-Shr (1.90% Fee Rate)                                         11.58%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr (1.95% Fee Rate)         11.53%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr (2.15% Fee Rate)          9.19%
  Lincoln Ch+ Asr (1.35% Fee Rate)                                 5.32%
  Lincoln Ch+ Asr (1.45% Fee Rate)                                 7.92%

Lincoln Life Variable Annuity Account N

                                                                   Unit Value Unit Value
                                                      Commencement Beginning  End of     Units                  Total
Subaccount                                            Date(1)      of Period  Period     Outstanding Net Assets Return(2)
--------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series Mid Cap Growth Service
 Shares
  Lincoln Ch+ II (1.30% Fee Rate)                       08/11/03     $10.85     $12.43       7,048   $   87,601   14.57%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                              8.07      10.73      44,983      482,603   32.90%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                    8.06      10.69       4,178       44,673   32.70%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                              8.05      10.68       5,285       56,437   32.63%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                              8.05      10.67       1,985       21,169   32.56%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)                                                8.05      10.67       7,371       78,631   32.56%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                      8.03      10.63         804        8,543   32.37%
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)       10/02/03       9.82      10.63         671        7,134    8.18%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                     07/24/03      10.87      12.41       9,276      115,074   14.14%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                          8.05      10.68      64,989      694,200   32.63%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                      8.04      10.64         531        5,652   32.43%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                    8.03      10.63      51,271      545,100   32.36%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                     12/08/03      13.14      13.44         397        5,340    2.28%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                    8.04      10.66      50,107      534,099   32.50%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                    8.03      10.62       1,633       17,348   32.30%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                      8.03      10.61       4,101       43,523   32.23%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                    8.02      10.60       6,831       72,415   32.16%
  Lincoln Ch+ Asr (1.35% Fee Rate)                      07/11/03      11.06      12.42      14,502      180,095   12.33%
  Lincoln Ch+ Asr (1.45% Fee Rate)                      06/20/03      10.83      12.41       4,426       54,927   14.65%
Janus Aspen Series Worldwide Growth Service
 Shares
  Lincoln Ch+ II (1.30% Fee Rate)                       09/11/03      11.07      12.23       4,011       49,183   10.46%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                              8.44      10.29     130,285    1,340,930   21.96%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                     8.44      10.29      19,337      199,022   21.96%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                    8.42      10.26      12,999      133,319   21.78%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                              8.42      10.25       5,402       55,344   21.72%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                              8.41      10.23       3,068       31,396   21.66%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)                                                8.41      10.23      13,090      133,955   21.66%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                      8.40      10.20       3,094       31,554   21.48%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                      8.38      10.17      17,401      177,024   21.35%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                     08/19/03      10.91      12.21       8,696      106,208   11.98%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                          8.42      10.25     101,541    1,040,303   21.72%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                      8.40      10.21       7,684       78,454   21.54%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                    8.40      10.20      25,171      256,695   21.48%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                      8.39      10.19       5,267       53,644   21.42%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                    8.41      10.22      38,619      394,721   21.60%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                    8.39      10.19       9,320       94,937   21.42%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                      8.38      10.17       4,380       44,556   21.36%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                    8.38      10.16       6,629       67,369   21.29%
  Lincoln Ch+ Asr (1.35% Fee Rate)                      06/09/03      10.59      12.22       8,229      100,597   15.47%
  Lincoln Ch+ Asr (1.45% Fee Rate)                      06/20/03      10.86      12.22       6,805       83,135   12.53%

                                                      Investment
                                                      Income
Subaccount                                            Ratio(3)
----------------------------------------------------------------
Janus Aspen Series Mid Cap Growth Service
 Shares                                                    --
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
Janus Aspen Series Worldwide Growth Service
 Shares                                                  0.93%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value
                                                   Commencement Beginning  End of     Units                    Total
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets   Return(2)
-------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Aggressive Growth
  Lincoln Ch+ II (1.30% Fee Rate)                    08/26/03     $11.36     $12.36        1,687  $     20,916    8.81%
  Lincoln Ch+ II (1.40% Fee Rate)                                   8.54      11.16       48,061       536,487   30.78%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)     07/17/03       9.91      11.13          238         2,651   12.34%
  Lincoln Ch+ II (1.60% Fee Rate)                    01/10/03       8.99      11.14        3,164        35,247   23.97%
  Lincoln Ch+ II (1.65% Fee Rate)                                   8.51      11.10        1,602        17,791   30.47%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                               8.49      11.06           57           627   30.26%
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)                                                 8.52      11.12       20,888       232,181   30.54%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                               8.50      11.08        6,496        71,953   30.34%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                             8.50      11.09        5,230        57,979   30.40%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                             8.49      11.05        1,420        15,691   30.20%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                             8.48      11.04        2,357        26,023   30.14%
Lincoln VIPT Aggressive Growth Service Class
  Lincoln Ch+ (1.40% Fee Rate)                       07/25/03      11.11      12.34        3,364        41,504   11.11%
  Lincoln Ch+ Asr (1.35% Fee Rate)                   07/17/03      10.99      12.34        2,985        36,843   12.32%
  Lincoln Ch+ Asr (1.45% Fee Rate)                   06/17/03      11.10      12.34        9,123       112,538   11.15%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)               09/04/03      11.81      12.33        1,985        24,484    4.39%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                  10/10/03      12.02      12.32       15,708       193,527    2.44%
Lincoln VIPT Bond
  Lincoln Ch+ II (1.30% Fee Rate)                    06/10/03      10.16      10.05      286,455     2,878,548   (1.14)%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                          12.31      13.02   10,820,447   140,935,603    5.79%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                 12.31      13.02       25,467       331,710    5.79%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                   10.98      11.60      695,266     8,064,289    5.63%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                          10.95      11.56      248,989     2,878,685    5.58%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                          10.96      11.57      203,611     2,355,585    5.53%
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)            05/16/03      10.83      10.84       43,095       467,351    0.18%
  Lincoln Ch+ Acs and Ch+ II Acs (1.65% Fee Rate)                  12.34      13.02    1,369,203    17,827,239    5.53%
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)                  12.30      12.96      351,507     4,553,878    5.37%
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)                  10.91      11.50      100,010     1,149,613    5.32%
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)                  10.93      11.51      161,775     1,861,387    5.26%
  Lincoln Ch+ Acs and Ch+ II Acs (2.10% Fee Rate)    04/11/03      10.40      10.81       39,582       427,961    3.94%
  Lincoln Ch+ Acs and Ch+ II Acs (2.60% Fee Rate)    11/05/03      10.57      10.75        5,648        60,691    1.66%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                06/23/03      10.12      10.04      203,771     2,045,103   (0.79)%
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                12.35      13.04    3,974,689    51,845,262    5.58%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                                12.31      12.98      681,995     8,850,688    5.42%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.80% Fee Rate)                                                10.92      11.51      236,627     2,723,172    5.37%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                                10.94      11.52      272,500     3,138,849    5.32%
  Lincoln Ch+ Bns and Ch+ II Bns
   (2.05% Fee Rate)                                  02/27/03      10.44      10.82       38,492       416,427    3.66%
  Lincoln Ch+ Bns and Ch+ II Bns
   (2.55% Fee Rate)                                  10/20/03      10.55      10.75       13,432       144,438    1.93%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                            10.96      11.56    3,182,696    36,785,898    5.47%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                            10.94      11.52      587,139     6,763,451    5.32%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                            10.93      11.51      244,477     2,813,194    5.26%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                            10.92      11.49      280,792     3,227,447    5.21%
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)              03/07/03      10.51      10.81       16,462       177,880    2.85%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)              12/12/03      10.73      10.77        1,879        20,233    0.35%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)              12/26/03      10.77      10.74        2,143        23,010   (0.31)%

                                                   Investment
                                                   Income
Subaccount                                         Ratio(3)
-------------------------------------------------------------
Lincoln VIPT Aggressive Growth                          --
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)
  Lincoln Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
Lincoln VIPT Aggressive Growth Service Class            --
  Lincoln Ch+ (1.40% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)
Lincoln VIPT Bond                                     4.48%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.85% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.65% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (2.10% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (2.60% Fee Rate)
  Lincoln Ch+ II Bns (1.50% Fee Rate)
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.80% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns
   (2.05% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns
   (2.55% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                        Commencement Beginning  End of     Units                   Total
Subaccount                                              Date(1)      of Period  Period     Outstanding Net Assets  Return(2)
-----------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Bond Service Class
  Lincoln Ch+ Asr (1.35% Fee Rate)                        06/18/03     $10.11     $10.03    1,042,567  $10,459,687   (0.74)%
  Lincoln Ch+ Asr (1.45% Fee Rate)                        06/11/03      10.17      10.03      498,436    4,997,491   (1.38)%
  Lincoln Ch+ Asr (2.20% Fee Rate)                        11/17/03       9.94       9.98        5,815       58,030    0.43%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                    06/25/03      10.09      10.02      102,843    1,030,502   (0.71)%
  Lincoln Ch+ Asr Acs and Ch+ Asr (1.65% Fee Rate)        07/10/03       9.97      10.01      127,748    1,279,258    0.49%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                       08/20/03       9.62      10.00       23,036      230,400    3.94%
  Lincoln Ch+ Asr Acs (2.10% Fee Rate)                    10/16/03       9.74       9.99        3,527       35,220    2.49%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                    06/10/03      10.16      10.02      667,556    6,691,078   (1.38)%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)                    06/13/03      10.21      10.00       65,798      658,289   (2.05)%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)                    09/25/03       9.84       9.97       64,155      639,669    1.32%
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)                    09/15/03       9.75       9.96       33,758      336,175    2.12%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                       06/11/03      10.17      10.02      974,392    9,760,536   (1.46)%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr (1.70% Fee Rate)      06/27/03      10.00      10.01      339,225    3,395,930    0.12%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr Acs
   (1.90% Fee Rate)                                       07/01/03      10.00      10.00       39,777      397,715   (0.03)%
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)                  07/14/03       9.95      10.00        3,631       36,289    0.50%
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)                  10/31/03       9.84       9.98       11,337      113,175    1.42%
Lincoln VIPT Capital Appreciation
  Lincoln Ch+ II (1.30% Fee Rate)                         08/11/03      10.66      12.23        4,961       60,682   14.77%
  Lincoln Ch+ II (1.40% Fee Rate)                                        8.37      10.94       29,125      318,599   30.62%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                         8.36      10.90        4,574       49,857   30.43%
  Lincoln Ch+ II (1.60% Fee Rate)                                        8.35      10.89          750        8,171   30.36%
  Lincoln Ch+ II (1.65% Fee Rate)                                        8.35      10.88        1,186       12,898   30.30%
  Lincoln Ch+ II Acs (1.65% Fee Rate)                                    8.35      10.88        3,634       39,530   30.30%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                                    8.33      10.84        1,148       12,440   30.10%
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)                                                      8.35      10.89       21,504      234,152   30.36%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                                    8.34      10.85        1,705       18,505   30.17%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                     01/09/03       8.82      10.85          875        9,494   23.02%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                                  8.35      10.87       76,303      829,369   30.23%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                                  8.33      10.83          413        4,470   30.03%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                                  8.32      10.82       13,656      147,722   29.97%
Lincoln VIPT Capital Appreciation Service Class
  Lincoln Ch+ (1.40% Fee Rate)                            05/27/03      10.33      12.21        8,722      106,472   18.14%
  Lincoln Ch+ Asr (1.35% Fee Rate)                        06/26/03      10.49      12.21       10,769      131,528   16.44%
  Lincoln Ch+ Asr (1.45% Fee Rate)                        07/14/03      10.83      12.20        1,011       12,335   12.65%
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and Ch+ Acs
   (1.65% Fee Rate)                                       10/17/03      11.42      12.19           88        1,068    6.72%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                    10/10/03      11.47      12.20        1,837       22,410    6.32%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+ Bns, and
   Ch+ (1.60% Fee Rate)                                   07/09/03      10.81      12.19        2,375       28,956   12.76%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                       11/12/03      11.81      12.18        2,402       29,267    3.14%
Lincoln VIPT Global Asset Allocation
  Lincoln Ch+ II (1.30% Fee Rate)                         07/11/03      10.58      11.39        8,400       95,738    7.63%
  Lincoln Ch+ II (1.40% Fee Rate)                                        9.53      11.31       68,217      771,597   18.73%
  Lincoln Ch+ II (1.40% Fee Rate) -- Annuity
   Reserve                                                               9.53      11.31        5,456       61,707   18.73%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                         9.51      11.27        5,847       65,897   18.55%
  Lincoln Ch+ II (1.60% Fee Rate)                                        9.50      11.26        3,597       40,481   18.49%
  Lincoln Ch+ II (1.65% Fee Rate)                                        9.49      11.24        1,845       20,743   18.43%
  Lincoln Ch+ II Acs (1.65% Fee Rate)                                    9.85      11.66       29,949      349,318   18.43%
  Lincoln Ch+ II Acs (1.80% Fee Rate)                                    9.83      11.63        1,100       12,786   18.25%
  Lincoln Ch+ II Acs (1.90% Fee Rate)                                    9.82      11.60          254        2,942   18.14%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                     07/07/03      10.63      11.37        5,682       64,608    7.02%
  Lincoln Ch+ II Bns and Ch+ II L-Shr (1.60% Fee Rate)                   9.50      11.26       65,954      742,411   18.49%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                                    9.84      11.64        9,673      112,597   18.32%
  Lincoln Ch+ II Bns (1.80% Fee Rate)                     10/10/03      10.74      11.20           23          253    4.29%
  Lincoln Ch+ II Bns (1.85% Fee Rate)                                    9.47      11.19        8,069       90,304   18.20%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                                  9.48      11.23       53,354      598,988   18.37%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                                  9.46      11.19          314        3,510   18.20%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                                  9.46      11.17        5,987       66,896   18.14%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                                  9.45      11.16        2,651       29,585   18.08%

                                                        Investment
                                                        Income
Subaccount                                              Ratio(3)
------------------------------------------------------------------
Lincoln VIPT Bond Service Class                            5.95%
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr (2.20% Fee Rate)
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr (1.65% Fee Rate)
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)
  Lincoln Ch+ Asr Acs (2.10% Fee Rate)
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr (1.70% Fee Rate)
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr Acs
   (1.90% Fee Rate)
  Lincoln Ch+ Asr L-Shr (1.95% Fee Rate)
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)
Lincoln VIPT Capital Appreciation                            --
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)
  Lincoln Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
Lincoln VIPT Capital Appreciation Service Class              --
  Lincoln Ch+ (1.40% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and Ch+ Acs
   (1.65% Fee Rate)
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+ Bns, and
   Ch+ (1.60% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)
Lincoln VIPT Global Asset Allocation                       3.24%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate) -- Annuity
   Reserve
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns (1.50% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ II L-Shr (1.60% Fee Rate)
  Lincoln Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns (1.80% Fee Rate)
  Lincoln Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Global Asset Allocation Service
 Class                                                                                                                    1.51%
  Lincoln Ch+ (1.40% Fee Rate)                       06/12/03     $10.59     $11.36       3,789   $   43,045    7.29%
  Lincoln Ch+ Bns (1.75% Fee Rate)                   11/05/03      10.93      11.34         914       10,359    3.67%
  Lincoln Ch+ Asr (1.35% Fee Rate)                   07/30/03      10.41      11.36       7,333       83,325    9.20%
  Lincoln Ch+ Asr (1.45% Fee Rate)                   08/11/03      10.33      11.36       7,325       83,188    9.91%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)               09/15/03      10.62      11.35       1,100       12,482    6.85%
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and Ch+ Acs
   (1.65% Fee Rate)                                  07/25/03      10.50      11.34         787        8,930    8.02%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)               08/21/03      10.50      11.35         498        5,651    8.15%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+ Bns,
   and Ch+ (1.60% Fee Rate)                          07/09/03      10.61      11.35      11,952      135,604    6.92%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                  09/12/03      10.63      11.34      17,193      194,992    6.63%
Lincoln VIPT International                                                                                                2.63%
  Lincoln Ch+ II (1.30% Fee Rate)                    08/11/03      11.01      13.18      18,955      249,881   19.73%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                           9.71      13.55     200,194    2,713,517   39.65%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                  9.71      13.55         572        7,747   39.65%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                    9.69      13.51      37,810      510,680   39.44%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                           9.68      13.49      10,246      138,254   39.37%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                           9.68      13.48       6,944       93,588   39.30%
  Lincoln Ch+ II Acs and Ch+ Acs (1.65% Fee Rate)                   9.67      13.48      73,634      992,352   39.30%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                   9.66      13.43       5,026       67,519   39.09%
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)                   9.65      13.42       5,619       75,385   39.02%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                   9.64      13.40       2,801       37,532   38.95%
  Lincoln Ch+ II Acs and Ch+ Acs (2.10% Fee Rate)    04/11/03      10.13      14.58         842       12,279   43.87%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                07/28/03      11.20      13.16      12,485      164,312   17.53%
  Lincoln Ch+ II Bns, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                                 9.68      13.49     180,416    2,433,462   39.37%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                   9.67      13.45      18,278      245,854   39.16%
  Lincoln Ch+ II Bns and Ch+ Bns (1.80% Fee Rate)    02/24/03       9.26      13.44       7,225       97,087   45.11%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                   9.65      13.42      26,828      359,910   39.02%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                             9.67      13.47     116,496    1,568,754   39.23%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                             9.65      13.42      13,534      181,637   39.02%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                             9.65      13.40      16,778      224,872   38.95%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                             9.64      13.39       8,983      120,270   38.89%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)              12/12/03      13.91      14.51         590        8,569    4.32%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)              12/26/03      14.20      14.48         401        5,808    1.97%
Lincoln VIPT International Service Class                                                                                  2.75%
  Lincoln Ch+ Asr (1.35% Fee Rate)                   06/09/03      10.71      13.15     158,565    2,085,613   22.78%
  Lincoln Ch+ Asr (1.45% Fee Rate)                   06/11/03      11.00      13.14     102,569    1,348,257   19.51%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   11/05/03      11.97      13.08         948       12,400    9.33%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)               06/25/03      10.95      13.14      16,995      223,260   19.97%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (1.65% Fee Rate)                                  07/10/03      10.92      13.13      41,134      540,039   20.23%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                  09/10/03      11.29      13.11       3,969       52,049   16.12%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (2.40% Fee Rate)                                  12/10/03      12.44      13.07       1,847       24,141    5.07%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)               06/23/03      10.92      13.14     127,716    1,678,305   20.37%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)               06/13/03      10.95      13.12      47,853      627,665   19.77%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)               12/01/03      12.39      13.07      13,183      172,355    5.49%
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)               10/16/03      11.88      13.06       6,109       79,764    9.87%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                  06/19/03      10.99      13.13     192,922    2,533,599   19.46%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                  06/30/03      10.79      13.12      67,969      892,066   21.64%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr Acs
   (1.90% Fee Rate)                                  07/01/03      10.81      13.11       1,369       17,940   21.31%
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)             10/31/03      11.83      13.09         821       10,749   10.62%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Money Market                                                                                                0.70%
  Lincoln Ch+ II (1.30% Fee Rate)                  06/24/03     $ 9.99     $ 9.96       57,927  $   576,804   (0.39)%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                        11.12      11.04    4,165,863   45,986,526   (0.72)%
  Lincoln Ch+ II and Ch+ II Acs
   (1.55% Fee Rate)                                              10.01       9.93      299,536    2,972,925   (0.87)%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                        10.01       9.92       88,551      878,145   (0.92)%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                        10.00       9.90       39,142      387,499   (0.97)%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.65% Fee Rate)                                              10.42      10.32    2,100,947   21,684,102   (0.97)%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              10.39      10.27      180,504    1,853,649   (1.12)%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                               9.98       9.86        5,773       56,915   (1.16)%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                               9.97       9.85       15,632      153,920   (1.21)%
  Lincoln Ch+ II Bns (1.50% Fee Rate)              06/13/03       9.99       9.94       48,158      478,853   (0.52)%
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              10.43      10.34    2,074,347   21,444,940   (0.92)%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              10.40      10.29      642,350    6,606,755   (1.07)%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.80% Fee Rate)                                               9.98       9.87      175,379    1,730,989   (1.12)%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                               9.97       9.86       26,826      264,404   (1.16)%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                           9.99       9.89      849,480    8,401,011   (1.02)%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                           9.97       9.86      102,303    1,008,454   (1.16)%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                           9.97       9.85       30,875      304,030   (1.21)%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                           9.96       9.83       49,125      483,146   (1.26)%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)            12/12/03       9.81       9.80          685        6,714   (0.10)%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)            12/26/03       9.78       9.77        1,398       13,664   (0.03)%
Lincoln VIPT Money Market Service Class                                                                                  0.17%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 06/18/03       9.99       9.94      215,198    2,138,480   (0.56)%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 06/11/03       9.99       9.93       83,571      829,950   (0.63)%
  Lincoln Ch+ Asr (2.20% Fee Rate)                 11/28/03       9.90       9.89        3,772       37,287   (0.16)%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)             06/25/03       9.99       9.92       65,299      648,087   (0.64)%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (1.65% Fee Rate)                                07/11/03       9.98       9.92       44,643      442,805   (0.64)%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                09/10/03       9.95       9.91        7,140       70,732   (0.47)%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (2.40% Fee Rate)                                12/24/03       9.88       9.87        6,116       60,384   (0.04)%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)             07/11/03       9.98       9.93      236,770    2,350,660   (0.56)%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)             06/13/03       9.99       9.91       15,581      154,403   (0.81)%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)             11/06/03       9.91       9.88        4,615       45,643   (0.31)%
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)             10/09/03       9.91       9.86       11,718      115,579   (0.51)%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                07/01/03       9.99       9.92      301,823    2,994,651   (0.65)%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr (1.70%
   Fee Rate)                                       06/27/03       9.99       9.92       69,360      687,752   (0.71)%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr
   Acs (1.90% Fee Rate)                            07/01/03       9.98       9.90        1,909       18,903   (0.79)%
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)           10/31/03       9.92       9.89        2,599       25,698   (0.30)%

Lincoln Life Variable Annuity Account N

                                                               Unit Value Unit Value                                  Investment
                                                  Commencement Beginning  End of     Units                  Total     Income
Subaccount                                        Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Social Awareness                                                                                            1.43%
  Lincoln Ch+ II (1.30% Fee Rate)                   08/11/03     $10.74     $12.30      10,538   $  129,787   14.57%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                          8.85      11.50     496,407    5,709,222   30.03%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                   8.83      11.46      30,401      348,393   29.83%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)           01/10/03       9.25      11.47       2,490       28,555   23.98%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                          8.82      11.44      11,097      126,910   29.70%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.65% Fee Rate)                                                9.27      12.03      48,538      583,772   29.70%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                 05/16/03       9.97      11.99       5,596       67,067   20.20%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                 07/31/03      10.09      11.38       2,602       29,619   12.80%
  Lincoln Ch+ II Bns (1.50% Fee Rate)               07/29/03      10.90      12.29      15,332      188,439   12.75%
  Lincoln Ch+ II Bns, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                                8.82      11.45     194,181    2,223,120   29.77%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                 05/16/03       9.98      12.00       3,579       42,942   20.24%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.80% Fee Rate)                                 05/16/03       9.48      11.40      17,910      204,129   20.20%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                                8.79      11.38      22,367      254,563   29.45%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                            8.81      11.42      54,871      626,641   29.65%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)             06/11/03      10.10      11.37       7,707       87,615   12.61%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                            8.78      11.35       4,392       49,868   29.33%
  Lincoln Ch+ II L-Shr (2.45% Fee Rate)             12/12/03      13.17      13.49         510        6,882    2.39%
  Lincoln Ch+ II L-Shr (2.65% Fee Rate)             12/26/03      13.30      13.46         481        6,470    1.19%
Lincoln VIPT Social Awareness Service Class                                                                              1.09%
  Lincoln Ch+ Asr (1.35% Fee Rate)                  06/18/03      11.00      12.28     122,171    1,500,551   11.70%
  Lincoln Ch+ Asr (1.45% Fee Rate)                  06/11/03      10.89      12.27      64,861      796,151   12.74%
  Lincoln Ch+ Asr (2.20% Fee Rate)                  11/28/03      11.80      12.22       1,307       15,974    3.52%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)              06/27/03      10.66      12.27      15,649      191,976   15.03%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (1.65% Fee Rate)                                 07/15/03      11.03      12.26      27,484      336,944   11.16%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                 09/10/03      11.06      12.24       3,934       48,175   10.73%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)              07/11/03      11.01      12.27      89,167    1,094,158   11.46%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)              06/13/03      10.77      12.25      16,847      206,351   13.71%
  Lincoln Ch+ Asr Bns (2.35% Fee Rate)              12/26/03      12.06      12.21      10,099      123,271    1.19%
  Lincoln Ch+ Asr Bns (2.55% Fee Rate)              10/16/03      11.57      12.19       6,167       75,204    5.38%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                 06/19/03      10.84      12.26     158,632    1,945,360   13.09%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                 06/30/03      10.66      12.26      48,857      598,784   15.01%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr, and Ch+ Asr
   Acs (1.90% Fee Rate)                             07/01/03      10.73      12.24         663        8,119   14.03%
  Lincoln Ch+ Asr L-Shr (2.15% Fee Rate)            10/31/03      11.61      12.22         676        8,267    5.26%

Lincoln Life Variable Annuity Account N

                                                              Unit Value Unit Value                                   Investment
                                                 Commencement Beginning  End of     Units                   Total     Income
Subaccount                                       Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
MFS VIT Capital Opportunities Service Class                                                                               --
  Lincoln Ch+ II (1.30% Fee Rate)                  07/11/03     $10.97     $11.93       20,500  $   244,554    8.77%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                         8.23      10.32       43,781      451,887   25.35%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                               8.22      10.28        7,052       72,529   25.16%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                         8.21      10.27        8,887       91,295   25.10%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                         8.21      10.26       16,496      169,295   25.03%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)          10/31/03      12.63      13.28          994       13,204    5.20%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                       8.21      10.26       18,476      189,613   25.03%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                               8.19      10.23        6,818       69,730   24.85%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                               8.18      10.20          161        1,646   24.73%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                09/11/03      11.18      11.91        9,922      118,220    6.53%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr
   L-Shr, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                               8.21      10.27       40,888      420,068   25.10%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                               8.20      10.24        1,299       13,303   24.91%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                               8.19      10.23       41,323      422,561   24.85%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                               8.19      10.21        3,015       30,796   24.78%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                         8.20      10.25       60,382      619,046   24.97%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                       8.18      10.21       11,359      116,016   24.78%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                             8.18      10.20        9,429       96,200   24.72%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                               8.18      10.19        8,493       86,560   24.66%
  Lincoln Ch+ Asr (1.35% Fee Rate)                 06/09/03      10.62      11.93        3,741       44,621   12.30%
  Lincoln Ch+ Asr (1.45% Fee Rate)                 09/24/03      11.08      11.92        2,685       31,997    7.56%
MFS VIT Emerging Growth                                                                                                   --
  Lincoln Ch+ (1.40% Fee Rate)                                    6.64       8.53    1,321,575   11,272,150   28.42%
  Lincoln Ch+ (1.40% Fee Rate) -- Annuity
   Reserve                                                        6.64       8.53        3,829       32,658   28.42%
  Lincoln Ch+ (1.60% Fee Rate)                                    7.91      10.14        2,871       29,111   28.16%
  Lincoln Ch+ (1.65% Fee Rate)                     06/10/03       9.18      10.13        1,636       16,571   10.35%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
MFS VIT Emerging Growth Service Class                                                                                     --
  Lincoln Ch+ II (1.30% Fee Rate)                 07/02/03     $10.90     $11.88        7,996  $    94,970    8.97%
  Lincoln Ch+ II (1.40% Fee Rate)                                7.92      10.15       41,417      420,259   28.13%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              7.90      10.11       15,137      153,074   27.94%
  Lincoln Ch+ II (1.60% Fee Rate)                                7.90      10.10        1,237       12,495   27.88%
  Lincoln Ch+ II (1.65% Fee Rate)                                7.89      10.09        4,633       46,744   27.81%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                11/06/03       4.43       4.48        3,626       16,249    1.12%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                   3.47       4.44      173,447      769,374   27.81%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                              3.46       4.41       32,560      143,691   27.62%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              7.17       9.14        4,290       39,223   27.55%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              7.87      10.03          733        7,352   27.49%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               08/14/03      10.85      11.86        7,572       89,827    9.29%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                              3.47       4.44      524,455    2,330,524   27.87%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                              3.46       4.42       60,460      267,256   27.68%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              7.88      10.05       74,442      748,456   27.62%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              7.87      10.04        5,090       51,120   27.55%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                               12/01/03      12.93      12.92          806       10,416   (0.06)%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        7.89      10.08       58,127      585,847   27.75%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      7.87      10.04        3,909       39,267   27.56%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            7.87      10.03        1,674       16,800   27.49%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              7.87      10.02        2,644       26,501   27.43%
  Lincoln Ch+ Asr (1.35% Fee Rate)                07/22/03      10.88      11.87        4,904       58,235    9.11%
  Lincoln Ch+ Asr (1.45% Fee Rate)                06/20/03      10.85      11.87        3,364       39,917    9.39%
MFS VIT Total Return                                                                                                    1.75%
  Lincoln Ch+ (1.40% Fee Rate)                                  10.90      12.50    3,965,058   49,557,710   14.71%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                              10.90      12.50        4,654       58,168   14.71%
  Lincoln Ch+ (1.60% Fee Rate)                                   9.60      10.99       49,350      542,435   14.48%
  Lincoln Ch+ (1.65% Fee Rate)                                   9.93      11.36        4,900       55,654   14.42%

Lincoln Life Variable Annuity Account N

                                                             Unit Value Unit Value                                   Investment
                                                Commencement Beginning  End of     Units                   Total     Income
Subaccount                                      Date(1)      of Period  Period     Outstanding Net Assets  Return(2) Ratio(3)
-------------------------------------------------------------------------------------------------------------------------------
MFS VIT Total Return Service Class                                                                                      1.41%
  Lincoln Ch+ II (1.30% Fee Rate)                 06/10/03     $10.41     $11.11      185,055  $ 2,056,861    6.74%
  Lincoln Ch+ II (1.40% Fee Rate)                                9.93      11.36    1,163,633   13,223,955   14.39%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                              9.92      11.33      209,388    2,372,012   14.22%
  Lincoln Ch+ II (1.60% Fee Rate)                                9.91      11.31       81,747      924,683   14.16%
  Lincoln Ch+ II (1.65% Fee Rate)                                9.90      11.30       84,479      954,484   14.11%
  Lincoln Ch+ II (1.85% Fee Rate)                 02/27/03      10.06      11.84          897       10,621   17.68%
  Lincoln Ch+ Acs (1.40% Fee Rate) --
   Annuity Reserve                                01/29/03      10.07      11.74        5,251       61,642   16.57%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ II Acs (1.65% Fee Rate)                                  10.19      11.63      687,656    7,998,057   14.11%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.80% Fee Rate)                                             10.16      11.57      211,498    2,447,734   13.94%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.85% Fee Rate)                                              9.88      11.25       76,353      858,821   13.88%
  Lincoln Ch+ Acs and Ch+ II Acs
   (1.90% Fee Rate)                                              9.87      11.24       47,737      536,345   13.82%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                               06/10/03      10.41      11.10      315,487    3,502,242    6.62%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                             10.21      11.65    2,148,728   25,034,872   14.16%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.75% Fee Rate)                                             10.17      11.59      365,089    4,232,144   13.99%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                              9.55      10.89      102,821    1,119,256   13.94%
  Lincoln Ch+ Bns and Ch+ II Bns
   (1.85% Fee Rate)                                              9.88      11.25       85,339      959,995   13.88%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                               11/26/03      11.34      11.81       18,720      221,030    4.09%
  Lincoln Ch+ Bns, Ch+ II Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                               11/17/03      11.24      11.76        8,872      104,376    4.67%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                        9.90      11.29    1,463,521   16,517,543   14.05%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+
   Asr Acs (1.85% Fee Rate)                                      9.88      11.25      125,656    1,413,611   13.88%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs,
   and Ch+ Asr L-Shr (1.90% Fee Rate)                            9.87      11.24      190,671    2,142,629   13.82%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                              9.86      11.22      154,380    1,732,481   13.77%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                               04/24/03      10.49      11.79        2,377       28,032   12.39%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                               12/10/03      11.39      11.75        2,221       26,091    3.15%
  Lincoln Ch+ Asr (1.35% Fee Rate)                07/11/03      10.41      11.11      157,682    1,752,081    6.78%
  Lincoln Ch+ Asr (1.45% Fee Rate)                06/18/03      10.53      11.10      109,436    1,215,236    5.46%
  Lincoln Ch+ Asr (2.20% Fee Rate)                11/05/03      10.55      11.05          898        9,921    4.78%
MFS VIT Utilities                                                                                                       2.31%
  Lincoln Ch+ (1.40% Fee Rate)                                   7.94      10.64    2,490,706   26,507,025   34.01%
  Lincoln Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                               7.94      10.64        2,642       28,113   34.01%
  Lincoln Ch+ (1.60% Fee Rate)                                   7.13       9.53       21,860      208,344   33.74%
  Lincoln Ch+ (1.65% Fee Rate)                                   7.49      10.01       10,771      107,860   33.67%

Lincoln Life Variable Annuity Account N

                                                                    Unit Value Unit Value
                                                       Commencement Beginning  End of     Units                  Total
Subaccount                                             Date(1)      of Period  Period     Outstanding Net Assets Return(2)
---------------------------------------------------------------------------------------------------------------------------
MFS VIT Utilities Service Class
  Lincoln Ch+ II (1.30% Fee Rate)                        06/11/03     $10.75     $11.95       28,020  $  334,938   11.19%
  Lincoln Ch+ II (1.40% Fee Rate)                                       7.49      10.02      199,988   2,003,076   33.69%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                     7.48       9.98       42,438     423,654   33.49%
  Lincoln Ch+ II (1.60% Fee Rate)                                       7.47       9.97       11,843     118,101   33.42%
  Lincoln Ch+ II (1.65% Fee Rate)                                       7.47       9.96        5,903      58,801   33.36%
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+ II
   Acs (1.65% Fee Rate)                                                 5.58       7.44      203,245   1,512,035   33.36%
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)                       5.56       7.40       52,296     387,062   33.16%
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)                       7.08       9.42        2,053      19,348   33.09%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                      06/13/03      10.75      11.94       44,211     527,828   11.08%
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, Ch+
   II L-Shr, and Ch+ II Bns (1.60% Fee Rate)                            5.59       7.45    1,246,530   9,290,047   33.42%
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)                       5.57       7.41      231,839   1,718,844   33.22%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)                                                     7.09       9.43      176,169   1,662,028   33.16%
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)                       7.45       9.92      152,860   1,515,642   33.09%
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)                                      11/26/03      14.14      15.10        5,285      79,819    6.80%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                     7.46       9.95      233,926   2,326,699   33.29%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                     7.45       9.91       58,280     577,738   33.09%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                        01/17/03       7.77       9.91       18,389     182,209   27.58%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                     7.44       9.89          837       8,274   32.96%
  Lincoln Ch+ Asr (1.35% Fee Rate)                       06/27/03      10.74      11.95       17,245     206,082   11.23%
  Lincoln Ch+ Asr (1.45% Fee Rate)                       06/23/03      10.75      11.94       13,977     166,915   11.07%
NB AMT Mid-Cap Growth
  Lincoln Ch+ II (1.30% Fee Rate)                        06/11/03      10.84      12.17       24,462     297,725   12.24%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                               8.37      10.57      383,163   4,050,066   26.29%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                     8.35      10.53       64,118     675,384   26.10%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                               8.35      10.52       20,117     211,677   26.04%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                               8.34      10.51       13,785     144,881   25.98%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)                02/27/03       9.46      12.50        4,050      50,645   32.19%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)                                                 8.34      10.51       76,048     799,270   25.98%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                       8.33      10.47       22,911     239,955   25.79%
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)                       8.32      10.46        9,724     101,724   25.73%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                       8.32      10.45       16,485     172,273   25.66%
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)    06/30/03      10.73      12.15       33,173     403,083   13.29%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                           8.35      10.52      313,425   3,297,709   26.04%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                       8.33      10.49      254,991   2,673,611   25.85%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                     8.33      10.47       33,126     346,922   25.79%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                       8.32      10.46       18,679     195,427   25.73%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                      03/18/03       9.77      12.47        1,277      15,930   27.64%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                      10/09/03      11.90      12.43          473       5,872    4.44%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                     8.34      10.50      338,322   3,551,504   25.91%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                     8.32      10.46       50,028     523,419   25.73%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                       8.32      10.45       24,928     260,518   25.66%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                     8.31      10.44       19,285     201,315   25.60%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                      10/20/03      11.96      12.46          394       4,911    4.13%
  Lincoln Ch+ Asr (1.35% Fee Rate)                       06/09/03      10.54      12.16       48,850     594,137   15.44%
  Lincoln Ch+ Asr (1.45% Fee Rate)                       06/16/03      10.96      12.15       23,891     290,394   10.86%

                                                       Investment
                                                       Income
Subaccount                                             Ratio(3)
-----------------------------------------------------------------
MFS VIT Utilities Service Class                           1.65%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+ II
   Acs (1.65% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)
  Lincoln Ch+ Bns, Ch+ Asr Bns, Ch+ Asr L-Shr, Ch+
   II L-Shr, and Ch+ II Bns (1.60% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (1.80% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ Bns, Ch+ Asr Bns, and Ch+ II Bns
   (2.05% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
NB AMT Mid-Cap Growth                                       --
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                Unit Value Unit Value                                  Investment
                                                   Commencement Beginning  End of     Units                  Total     Income
Subaccount                                         Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
---------------------------------------------------------------------------------------------------------------------------------
NB AMT Regency                                                                                                             --
  Lincoln Ch+ II (1.30% Fee Rate)                    06/27/03     $10.63     $12.83       9,553   $  122,543   20.70%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                           9.84      13.18     167,666    2,210,453   33.96%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                 9.82      13.14     101,351    1,331,677   33.76%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                           9.82      13.12       6,474       84,958   33.69%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                           9.81      13.11       6,714       88,006   33.62%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Acs (1.65% Fee Rate)                                         9.81      13.11      82,748    1,084,613   33.62%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                  02/11/03       9.39      13.08       3,154       41,243   39.29%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.85% Fee Rate)                                                 9.78      13.05       4,196       54,745   33.36%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                  02/10/03       9.42      13.05       2,131       27,803   38.49%
  Lincoln Ch+ II Acs, Ch+ Asr Acs, and Ch+ Acs
   (2.10% Fee Rate)                                  06/05/03      11.66      13.88       2,501       34,720   19.11%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                  07/03/03      10.68      12.81      79,112    1,013,523   20.01%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                       9.82      13.12     245,557    3,222,715   33.69%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                                 9.80      13.08      15,746      205,964   33.49%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                 9.79      13.06      18,672      243,918   33.42%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                                 9.79      13.05      16,920      220,818   33.36%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (2.05% Fee Rate)                                  03/18/03      10.08      13.89         748       10,388   37.87%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.35% Fee Rate)                                  12/26/03      13.68      13.84       6,150       85,121    1.14%
  Lincoln Ch+ II Bns, Ch+ Bns, and Ch+ Asr Bns
   (2.55% Fee Rate)                                  10/16/03      12.81      13.81       2,363       32,624    7.76%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr
   L-Shr (1.70% Fee Rate)                                           9.81      13.10     167,157    2,189,215   33.56%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr
   Acs (1.85% Fee Rate)                                             9.79      13.05      20,003      261,071   33.36%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                   9.78      13.04      22,017      287,071   33.29%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                 9.78      13.02       4,778       62,234   33.22%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.15% Fee Rate)                                  10/31/03      13.05      13.87         441        6,123    6.33%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.45% Fee Rate)                                  12/12/03      13.44      13.82         278        3,840    2.85%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (2.65% Fee Rate)                                  12/26/03      13.64      13.79         157        2,159    1.13%
  Lincoln Ch+ Asr (1.35% Fee Rate)                   06/09/03      10.58      12.82     105,781    1,356,431   21.20%
  Lincoln Ch+ Asr (1.45% Fee Rate)                   06/11/03      10.79      12.82      56,235      720,659   18.74%
  Lincoln Ch+ Asr (2.20% Fee Rate)                   11/28/03      12.40      12.76       1,084       13,822    2.88%

Lincoln Life Variable Annuity Account N

                                                                    Unit Value Unit Value
                                                       Commencement Beginning  End of     Units                  Total
Subaccount                                             Date(1)      of Period  Period     Outstanding Net Assets Return(2)
---------------------------------------------------------------------------------------------------------------------------
Putnam VT Growth & Income Class IB
  Lincoln Ch+ II (1.30% Fee Rate)                        06/20/03     $10.93     $12.16      10,039   $  122,206   11.33%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                               8.68      10.91     166,315    1,814,152   25.61%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                     8.67      10.87      12,414      134,960   25.42%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                01/10/03       9.12      10.87      15,731      171,022   19.27%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                               8.65      10.84       2,170       23,527   25.30%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)                02/27/03      10.10      13.50         893       12,061   33.61%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)                                                 8.65      10.84      21,254      230,477   25.30%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                       8.64      10.81       3,918       42,352   25.11%
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)        01/16/03       8.99      10.80       3,744       40,441   20.21%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                       8.63      10.78       1,350       14,557   24.99%
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)                                      08/18/03      10.80      12.15      18,853      229,027   12.45%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                           8.66      10.86     119,028    1,292,261   25.36%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                       8.65      10.82      34,384      372,119   25.17%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                     8.64      10.81       9,008       97,374   25.11%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                       8.63      10.79      12,013      129,673   25.05%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                     8.65      10.83     123,537    1,338,285   25.24%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                     8.64      10.80       9,796      105,777   25.05%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                       8.63      10.78       7,364       79,421   24.99%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                     8.62      10.77       7,329       78,923   24.92%
  Lincoln Ch+ Asr (1.35% Fee Rate)                       07/11/03      10.90      12.16          65          789   11.54%
  Lincoln Ch+ Asr (1.45% Fee Rate)                       09/11/03      10.90      12.15       1,467       17,826   11.44%
Putnam VT Health Sciences Class IB
  Lincoln Ch+ II (1.30% Fee Rate)                        07/07/03      10.68      11.00      12,996      143,000    3.03%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                               8.31       9.70     106,326    1,031,072   16.74%
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)                                                     8.29       9.66      24,790      239,571   16.57%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                               8.28       9.65      11,967      115,489   16.51%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                               8.28       9.64       1,718       16,564   16.45%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)                02/27/03       9.42      11.30       2,542       28,722   19.92%
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)                                                 8.28       9.64      30,606      295,067   16.45%
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)                       8.26       9.61       2,825       27,148   16.28%
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)                       8.26       9.59       1,635       15,681   16.16%
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)    06/30/03      10.48      10.99      13,898      152,733    4.89%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)                           8.29       9.65     101,846      983,108   16.51%
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)                       8.27       9.62      28,425      273,493   16.34%
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)                                                     8.27       9.61       9,544       91,736   16.28%
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)                       8.26       9.60      14,889      142,943   16.22%
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)                                                     8.27       9.63     111,100    1,069,992   16.39%
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)                                                     8.26       9.60       9,603       92,185   16.22%
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)                                       8.26       9.59       8,567       82,152   16.16%
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)                                                     8.25       9.57      10,336       98,957   16.10%
  Lincoln Ch+ Asr (1.35% Fee Rate)                       07/11/03      10.63      11.00      18,836      207,189    3.52%
  Lincoln Ch+ Asr (1.45% Fee Rate)                       07/03/03      10.57      10.99       5,923       65,117    4.03%

                                                       Investment
                                                       Income
Subaccount                                             Ratio(3)
-----------------------------------------------------------------
Putnam VT Growth & Income Class IB                        1.21%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.85% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns
   (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
Putnam VT Health Sciences Class IB                        0.44%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)
  Lincoln Ch+ II, Ch+ Asr Acs, and Ch+ II Acs
   (1.55% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)
  Lincoln Ch+ II Acs, Ch+ Asr, Ch+ Asr Acs, and Ch+
   Acs (1.65% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.80% Fee Rate)
  Lincoln Ch+ II Acs and Ch+ Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, Ch+ Asr L-Shr,
   Ch+ II L-Shr, and Ch+ Bns (1.60% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns, Ch+ Asr Bns, and Ch+ Bns
   (1.80% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ Bns (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, and Ch+ Asr L-Shr
   (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr Bns, and Ch+ Asr Acs
   (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr, Ch+ Asr, Ch+ Asr Acs, and
   Ch+ Asr L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr and Ch+ Asr L-Shr
   (1.95% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                 Unit Value Unit Value
                                                    Commencement Beginning  End of     Units                   Total
Subaccount                                          Date(1)      of Period  Period     Outstanding Net Assets  Return(2)
-------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE Equity Index
  Lincoln Ch+ II (1.30% Fee Rate)                     09/11/03     $11.21     $12.95        3,954  $    51,190   15.50%
  Lincoln Ch+ II (1.40% Fee Rate)                                    8.20      10.78       27,207      293,332   31.50%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                     8.19      10.75       39,711      426,895   31.30%
  Lincoln Ch+ II (1.65% Fee Rate)                                    8.17      10.72        1,916       20,542   31.17%
  Lincoln Ch+ II Acs (1.65% Fee Rate)                                8.17      10.72        4,301       46,111   31.17%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                 07/01/03      10.49      12.93        3,845       49,727   23.28%
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)                                                  8.18      10.73       28,994      311,149   31.24%
  Lincoln Ch+ II Bns (1.75% Fee Rate)                                8.16      10.70        5,590       59,800   31.04%
  Lincoln Ch+ II Bns (2.05% Fee Rate)                 06/18/03      11.61      13.60        1,419       19,301   17.18%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                              8.16      10.70       44,501      476,293   31.11%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                              8.15      10.66        9,612      102,506   30.91%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                              8.14      10.65        1,463       15,582   30.85%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                              8.13      10.64        1,103       11,728   30.78%
Scudder VIT EAFE Equity Index Service Class
  Lincoln Ch+ (1.40% Fee Rate)                        05/19/03      10.00      12.90       14,253      183,980   29.04%
  Lincoln Ch+ Bns (1.75% Fee Rate)                    06/16/03      10.92      12.88        4,445       57,234   17.89%
  Lincoln Ch+ Asr (1.35% Fee Rate)                    06/09/03      10.63      12.91       11,264      145,403   21.47%
  Lincoln Ch+ Asr (1.45% Fee Rate)                    08/12/03      10.76      12.90        3,242       41,822   19.92%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)                08/04/03      10.63      12.89        1,487       19,168   21.26%
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and Ch+ Acs
   (1.65% Fee Rate)                                   05/22/03      10.08      12.88          850       10,951   27.85%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)                07/08/03      10.80      12.90       10,850      139,929   19.38%
  Lincoln Ch+ Asr Bns, Ch+ Acs, and Ch+ Bns
   (1.80% Fee Rate)                                   07/14/03      10.83      12.87          105        1,355   18.90%
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+ Bns, and
   Ch+ (1.60% Fee Rate)                               05/19/03      10.00      12.89       10,506      135,407   28.88%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                   12/24/03      12.60      12.88           79        1,017    2.21%
Scudder VIT Equity 500 Index
  Lincoln Ch+ II (1.30% Fee Rate)                     06/10/03      10.69      12.08       26,637      321,831   12.96%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)                            7.30       9.23    6,386,059   58,933,996   26.38%
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve                                                   7.30       9.23       39,931      368,508   26.38%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                     8.63      10.89       51,308      558,789   26.19%
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)                            8.02      10.12       47,257      478,044   26.12%
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)                            8.62      10.87       21,245      230,841   26.06%
  Lincoln Ch+ Acs and Ch+ II Acs (1.65% Fee Rate)                    5.93       7.48      287,548    2,150,245   26.06%
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)                    5.91       7.44       36,113      268,673   25.87%
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)                    8.60      10.82        1,373       14,849   25.81%
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)                    8.59      10.80        1,164       12,580   25.75%
  Lincoln Ch+ II Bns (1.50% Fee Rate)                 07/01/03      10.66      12.06       29,659      357,788   13.15%
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)                                                  5.90       7.44    1,281,530    9,537,609   26.12%
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)                    5.92       7.45      275,255    2,051,268   25.94%
  Lincoln Ch+ Bns and Ch+ II Bns (1.80% Fee Rate)                    8.00      10.07       45,793      461,096   25.87%
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)                    8.60      10.81       16,570      179,196   25.81%
  Lincoln Ch+ Bns and Ch+ II Bns (2.05% Fee Rate)     03/18/03      10.28      13.12        2,270       29,773   27.64%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                              8.62      10.86      416,826    4,524,668   26.00%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                              8.60      10.82       37,863      409,627   25.81%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                              8.59      10.80       28,650      309,544   25.75%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                              8.59      10.79        8,284       89,400   25.68%
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)               03/07/03       9.84      13.10        4,971       65,127   33.16%

                                                    Investment
                                                    Income
Subaccount                                          Ratio(3)
--------------------------------------------------------------
Scudder VIT EAFE Equity Index                          3.73%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ II Acs (1.65% Fee Rate)
  Lincoln Ch+ II Bns (1.50% Fee Rate)
  Lincoln Ch+ II Bns and Ch+ II L-Shr
   (1.60% Fee Rate)
  Lincoln Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ II Bns (2.05% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)
Scudder VIT EAFE Equity Index Service Class              --
  Lincoln Ch+ (1.40% Fee Rate)
  Lincoln Ch+ Bns (1.75% Fee Rate)
  Lincoln Ch+ Asr (1.35% Fee Rate)
  Lincoln Ch+ Asr (1.45% Fee Rate)
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)
  Lincoln Ch+ Asr Acs, Ch+ Asr, Ch+, and Ch+ Acs
   (1.65% Fee Rate)
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)
  Lincoln Ch+ Asr Bns, Ch+ Acs, and Ch+ Bns
   (1.80% Fee Rate)
  Lincoln Ch+ Asr L-Shr, Ch+ Asr Bns, Ch+ Bns, and
   Ch+ (1.60% Fee Rate)
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)
Scudder VIT Equity 500 Index                           1.05%
  Lincoln Ch+ II (1.30% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.40% Fee Rate) --
   Annuity Reserve
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.60% Fee Rate)
  Lincoln Ch+ and Ch+ II (1.65% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.65% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.80% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.85% Fee Rate)
  Lincoln Ch+ Acs and Ch+ II Acs (1.90% Fee Rate)
  Lincoln Ch+ II Bns (1.50% Fee Rate)
  Lincoln Ch+ Bns, Ch+ II L-Shr, and Ch+ II Bns
   (1.60% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.75% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.80% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (1.85% Fee Rate)
  Lincoln Ch+ Bns and Ch+ II Bns (2.05% Fee Rate)
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                               Unit Value Unit Value                                  Investment
                                                  Commencement Beginning  End of     Units                  Total     Income
Subaccount                                        Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
--------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index Service Class                                                                                 --
  Lincoln Ch+ Asr (1.35% Fee Rate)                  07/08/03     $10.93     $12.05      79,533   $  958,549   10.25%
  Lincoln Ch+ Asr (1.45% Fee Rate)                  07/02/03      10.78      12.04      62,101      747,959   11.77%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)              06/25/03      10.58      12.04       3,841       46,228   13.78%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (1.65% Fee Rate)                                 08/28/03      10.87      12.03      10,132      121,882   10.66%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                                 11/20/03      11.18      12.01       3,359       40,361    7.46%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)              06/10/03      10.68      12.04      68,765      827,965   12.74%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)              07/14/03      10.88      12.02       2,752       33,069   10.47%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                                 06/13/03      10.73      12.03      47,176      567,666   12.14%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                                 06/27/03      10.59      12.03      22,126      266,071   13.59%
Scudder VIT Small Cap Index                                                                                              0.29%
  Lincoln Ch+ II (1.30% Fee Rate)                   08/27/03      11.99      13.58      11,061      150,381   13.25%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate)                          9.49      13.71     476,119    6,526,854   44.39%
  Lincoln Ch+ II and Ch+ (1.40% Fee Rate) --
   Annuity Reserve                                                 9.49      13.71       2,361       32,359   44.39%
  Lincoln Ch+ II and Ch+ II Acs (1.55% Fee Rate)                   9.48      13.66       9,860      134,697   44.18%
  Lincoln Ch+ II and Ch+ (1.60% Fee Rate)                          9.47      13.65       3,082       42,059   44.10%
  Lincoln Ch+ II and Ch+ (1.65% Fee Rate)                          9.46      13.63       5,210       71,021   44.03%
  Lincoln Ch+ II and Ch+ (1.85% Fee Rate)           06/17/03      13.14      15.91       1,411       22,451   21.07%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.65% Fee Rate)                                                9.46      13.63      29,141      397,208   44.03%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.80% Fee Rate)                                                9.44      13.58       7,252       98,499   43.82%
  Lincoln Ch+ II Acs and Ch+ Acs
   (1.90% Fee Rate)                                                9.43      13.55       3,926       53,207   43.68%
  Lincoln Ch+ II Bns (1.50% Fee Rate)               06/23/03      10.73      13.56      13,730      186,238   26.37%
  Lincoln Ch+ II Bns, Ch+ II L-Shr, and Ch+ Bns
   (1.60% Fee Rate)                                                9.47      13.65      88,895    1,213,060   44.11%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.75% Fee Rate)                                                9.45      13.60      15,969      217,177   43.89%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.80% Fee Rate)                                                9.45      13.58      45,474      617,733   43.82%
  Lincoln Ch+ II Bns and Ch+ Bns
   (1.85% Fee Rate)                                                9.44      13.57      11,214      152,159   43.75%
  Lincoln Ch+ II Bns and Ch+ Bns
   (2.05% Fee Rate)                                 06/27/03      12.87      15.87       4,108       65,197   23.35%
  Lincoln Ch+ II L-Shr (1.70% Fee Rate)                            9.46      13.62      97,888    1,332,963   43.96%
  Lincoln Ch+ II L-Shr (1.85% Fee Rate)                            9.44      13.57      21,881      296,974   43.75%
  Lincoln Ch+ II L-Shr (1.90% Fee Rate)                            9.44      13.56       3,315       44,941   43.68%
  Lincoln Ch+ II L-Shr (1.95% Fee Rate)                            9.43      13.54       1,892       25,612   43.60%
  Lincoln Ch+ II L-Shr (2.15% Fee Rate)             10/20/03      14.88      15.85         318        5,032    6.54%

Lincoln Life Variable Annuity Account N

                                                       Unit Value Unit Value                                  Investment
                                          Commencement Beginning  End of     Units                  Total     Income
Subaccount                                Date(1)      of Period  Period     Outstanding Net Assets Return(2) Ratio(3)
------------------------------------------------------------------------------------------------------------------------
Scudder VIT Small Cap Index Service Class                                                                         --
  Lincoln Ch+ Asr (1.35% Fee Rate)          07/08/03     $11.59     $13.55     31,979     $433,367    16.95%
  Lincoln Ch+ Asr (1.45% Fee Rate)          07/02/03      11.22      13.54     16,399      222,099    20.70%
  Lincoln Ch+ Asr Acs (1.55% Fee Rate)      06/25/03      10.82      13.53      1,857       25,136    25.08%
  Lincoln Ch+ Asr Acs and Ch+ Asr
   (1.65% Fee Rate)                         07/10/03      11.47      13.53     12,046      162,947    17.93%
  Lincoln Ch+ Asr Acs and Ch+ Asr Bns
   (1.85% Fee Rate)                         11/20/03      12.70      13.51      1,565       21,143     6.41%
  Lincoln Ch+ Asr Bns (1.50% Fee Rate)      06/17/03      11.18      13.54     30,375      411,253    21.08%
  Lincoln Ch+ Asr Bns (1.80% Fee Rate)      07/14/03      11.70      13.51     63,190      853,966    15.51%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr Bns
   (1.60% Fee Rate)                         07/11/03      11.58      13.53     11,751      159,001    16.82%
  Lincoln Ch+ Asr L-Shr and Ch+ Asr
   (1.70% Fee Rate)                         07/31/03      11.61      13.52     32,230      435,826    16.43%

(1) Reflects less than a full year of activity. Funds were first received in this option on the commencement dates noted.
(2) These amounts represent the total return, including changes in value of mutual funds, and reflect deductions for all items included in the fee rate. The total return does not include contract charges deducted directly from policy account values, The total return is not annualized.
(3) These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense guarantee charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccount invests. Investment income ratios are not annualized.

Listed below are the abbreviations used for the product name in this footnote:

CH+   --  Choice Plus
ACS   --  Access
ASR   --  Assurance
BNS   --  Bonus
L-SHR --  L Share

Lincoln Life Variable Annuity Account N

A summary of the unit values, units outstanding, net assets and total return and investment income ratios for variable annuity contracts as of and for the year or period ended December 31, 2002 follows. The fee rates below represent annualized contract expenses of the separate account, consisting primarily of mortality and expense guarantee charges.

                                                            Unit Value Unit Value                                   Investment
                                                            Beginning  Ending of  Units                   Total     Income
Subaccount                                                  of Period  Period     Outstanding Net Assets  Return(1) Ratio(2)
------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation                                                                                            --
  Lincoln Choice Plus (1.40% Fee Rate)                        $ 6.31     $4.71     1,598,335  $ 7,527,870  (25.41)%
  Lincoln Choice Plus (1.60% Fee Rate)                         11.72      8.73         6,843       59,717  (25.56)%
  Lincoln Choice Plus (1.65% Fee Rate)                         12.13      9.03         2,457       22,188  (25.58)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   5.98      4.45       110,378      490,889  (25.60)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   5.96      4.43        23,569      104,441  (25.71)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                  10.99      8.16         4,856       39,643  (25.74)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    5.93      4.42       366,142    1,617,464  (25.56)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    5.97      4.44        93,052      412,843  (25.67)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                   12.13      9.01         4,343       39,130  (25.71)%
AIM V.I. Growth                                                                                                          --
  Lincoln Choice Plus (1.40% Fee Rate)                          7.57      5.15     2,373,885   12,236,865  (31.93)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)      7.57      5.15         2,523       13,007  (31.93)%
  Lincoln Choice Plus (1.60% Fee Rate)                         10.68      7.26         7,842       56,912  (32.07)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   4.79      3.25       126,915      412,562  (32.10)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   4.78      3.24        43,773      141,771  (32.21)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                  10.16      6.88         2,599       17,891  (32.24)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    4.74      3.22       363,388    1,171,273  (32.07)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    4.78      3.24       133,691      433,523  (32.17)%
AIM V.I. Growth Class II                                                                                                 --
  Lincoln Choice Plus II (1.40% Fee Rate)                      11.14      7.56        55,696      421,344  (32.08)%
  Lincoln Choice Plus II (1.55% Fee Rate)                      11.13      7.55         2,254       17,016  (32.18)%
  Lincoln Choice Plus II (1.60% Fee Rate)                      11.13      7.54         5,476       41,310  (32.22)%
  Lincoln Choice Plus II (1.65% Fee Rate)                      11.13      7.54           938        7,069  (32.26)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)               11.62      7.87         5,176       40,748  (32.25)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)               11.62      7.86         1,576       12,382  (32.35)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                11.13      7.54        48,639      366,985  (32.21)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                11.62      7.86        22,104      173,828  (32.32)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                11.12      7.52        11,201       84,238  (32.38)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)              11.13      7.53        15,520      116,939  (32.29)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)              11.12      7.52           529        3,975  (32.38)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)              11.12      7.51            86          646  (32.43)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)              11.12      7.51           437        3,282  (32.47)%
AIM V.I. International Growth                                                                                          0.67%
  Lincoln Choice Plus (1.40% Fee Rate)                          8.60      7.15     1,161,142    8,300,287  (16.85)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   6.05      5.02        62,028      311,260  (17.06)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   6.04      5.00        16,122       80,592  (17.18)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                   9.95      8.23         2,166       17,831  (17.22)%
  Lincoln Choice Plus Access (1.90% Fee Rate)                  10.61      8.78           473        4,158  (17.26)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    6.09      5.05       189,526      957,237  (17.01)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    6.04      5.00        46,726      233,859  (17.14)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                    9.95      8.24         2,165       17,842  (17.18)%
AIM V.I. International Growth Class II                                                                                 2.04%
  Lincoln Choice Plus II (1.40% Fee Rate)                      10.62      8.81        40,041      352,727  (17.07)%
  Lincoln Choice Plus II (1.55% Fee Rate)                      10.62      8.79         4,878       42,892  (17.20)%
  Lincoln Choice Plus II (1.60% Fee Rate)                      10.61      8.78            71          622  (17.25)%
  Lincoln Choice Plus II (1.65% Fee Rate)                      10.61      8.78           312        2,742  (17.28)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)               11.23      9.29         2,578       23,939  (17.29)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)               11.23      9.27         2,632       24,402  (17.40)%
  Lincoln Choice Plus II Access (1.85% Fee Rate)               10.61      8.76           716        6,277  (17.43)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)               11.22      9.26           113        1,045  (17.49)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                10.61      8.78        28,876      253,658  (17.24)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                11.23      9.28           944        8,762  (17.35)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                10.61      8.77        10,393       91,100  (17.39)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                10.61      8.76         5,557       48,661  (17.46)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)              10.61      8.77         6,986       61,303  (17.31)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)              10.61      8.76           737        6,457  (17.42)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)              10.61      8.75           704        6,163  (17.48)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)              10.60      8.75         2,538       22,193  (17.53)%

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                   Total
Subaccount                                                        of Period  Period     Outstanding Net Assets  Return(1)
--------------------------------------------------------------------------------------------------------------------------
AIM V.I. Premier Equity
  Lincoln Choice Plus (1.40% Fee Rate)                              $10.16     $6.99     4,780,431  $33,406,902  (31.23)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           10.16      6.99         2,674       18,686  (31.23)%
  Lincoln Choice Plus (1.60% Fee Rate)                               10.57      7.25        16,029      116,288  (31.37)%
  Lincoln Choice Plus (1.65% Fee Rate)                               11.32      7.76         5,776       44,847  (31.40)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                         7.30      5.01       337,421    1,689,476  (31.40)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                         7.28      4.99       121,272      604,954  (31.50)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                        10.56      7.23         4,521       32,690  (31.54)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                          7.22      4.96       725,094    3,594,428  (31.37)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                          7.29      4.99       222,206    1,109,806  (31.47)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                         10.56      7.24         2,107       15,244  (31.50)%
AIM V.I. Premier Equity Class II
  Lincoln Choice Plus II (1.40% Fee Rate)                            11.32      7.77       172,032    1,336,062  (31.41)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            11.32      7.75        58,009      449,617  (31.52)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            11.32      7.75         4,491       34,784  (31.55)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            11.32      7.74         9,833       76,119  (31.59)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     11.32      7.74        12,476       96,581  (31.59)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                     11.84      8.09         7,088       57,338  (31.69)%
  Lincoln Choice Plus II Access (1.85% Fee Rate)                     11.31      7.72           419        3,234  (31.72)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)                     11.84      8.08         6,138       49,582  (31.76)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      11.32      7.75        97,011      751,452  (31.55)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      11.84      8.10         6,004       48,607  (31.64)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                      11.31      7.73         5,341       41,264  (31.69)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      11.31      7.72         5,766       44,513  (31.72)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.31      7.74       127,323      984,971  (31.62)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.31      7.72        11,040       85,245  (31.72)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.31      7.72        14,104      108,820  (31.76)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.31      7.71        24,306      187,427  (31.79)%
ABVPSF Growth Class B
  Lincoln Choice Plus (1.40% Fee Rate)                                6.51      4.61       610,645    2,813,821  (29.26)%
  Lincoln Choice Plus (1.65% Fee Rate)                               11.97      8.45         2,402       20,290  (29.44)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                         6.04      4.26        84,192      358,709  (29.44)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                         6.02      4.24        19,068       80,932  (29.55)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                        10.89      7.67           462        3,547  (29.58)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                          6.01      4.24       182,501      774,033  (29.41)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                          6.03      4.25        34,217      145,412  (29.51)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                         10.89      7.67         7,979       61,238  (29.55)%
ABVPSF Growth and Income Class B
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)            12.33      9.45     3,414,919   32,275,646  (23.35)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                  12.33      9.45         6,107       57,716  (23.35)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            11.32      8.67       120,792    1,046,944  (23.46)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            10.35      7.92        52,956      419,297  (23.50)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            11.32      8.66        51,382      444,731  (23.54)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)     10.32      7.89       574,490    4,531,922  (23.54)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)     10.30      7.86       209,246    1,644,794  (23.65)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     10.34      7.89        19,064      150,453  (23.69)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     11.31      8.63         9,935       85,710  (23.73)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)      10.31      7.88     1,741,321   13,728,781  (23.50)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)      10.30      7.87       304,000    2,392,514  (23.62)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.34      7.90        47,811      377,570  (23.65)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      11.31      8.63        38,852      335,393  (23.70)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.32      8.65       302,480    2,616,823  (23.58)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.32      8.63        51,224      442,285  (23.69)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.31      8.63        35,865      309,449  (23.73)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.31      8.62        44,795      386,278  (23.77)%
ABVPSF Premier Growth Class B
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)             7.28      4.97     2,048,957   10,175,939  (31.80)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            11.96      8.14        22,522      183,383  (31.91)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            11.01      7.49         8,628       64,637  (31.94)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            11.95      8.13        14,934      121,416  (31.97)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      6.28      4.27       305,502    1,305,531  (31.97)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      6.27      4.26       167,286      712,197  (32.08)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     11.00      7.47        11,370       84,904  (32.11)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     11.94      8.10         2,023       16,394  (32.15)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       6.24      4.25       866,809    3,683,847  (31.94)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       6.27      4.26       165,993      707,537  (32.04)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      11.95      8.11        12,587      102,132  (32.08)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      11.95      8.11         4,153       33,677  (32.11)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.95      8.13       102,226      830,849  (32.01)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.95      8.11        26,799      217,370  (32.11)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.95      8.11        11,454       92,849  (32.15)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.95      8.10        23,830      193,061  (32.18)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
AIM V.I. Premier Equity                                              0.28%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)
AIM V.I. Premier Equity Class II                                     0.68%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
ABVPSF Growth Class B                                                  --
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)
ABVPSF Growth and Income Class B                                     0.55%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
ABVPSF Premier Growth Class B                                          --
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                   Total
Subaccount                                                        of Period  Period     Outstanding Net Assets  Return(1)
--------------------------------------------------------------------------------------------------------------------------
ABVPSF Small Cap Value Class B
  Lincoln Choice Plus II (1.40% Fee Rate)                           $11.88     $10.97       98,044  $ 1,075,717   (7.67)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            11.88      10.95       40,190      440,103   (7.81)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            11.88      10.94       10,347      113,233   (7.85)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            11.87      10.94       10,684      116,855   (7.90)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     11.87      10.94       17,036      186,297   (7.90)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                     11.87      10.91        3,925       42,835   (8.04)%
  Lincoln Choice Plus II Access (1.85% Fee Rate)                     11.87      10.91          678        7,393   (8.10)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)                     11.87      10.90        3,258       35,522   (8.13)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      11.88      10.94       49,605      542,837   (7.86)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      11.87      10.92        5,272       57,587   (8.00)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                      11.87      10.91        3,983       43,478   (8.05)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      11.87      10.91        5,724       62,446   (8.08)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.87      10.93       47,140      515,237   (7.95)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.87      10.91        6,930       75,605   (8.09)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.87      10.90        2,104       22,940   (8.14)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.87      10.90       21,824      237,792   (8.18)%
ABVPSF Technology Class B
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)             5.12       2.94    2,061,891    6,054,290  (42.62)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            12.88       7.38        6,777       50,010  (42.72)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            12.88       7.37        4,550       33,552  (42.73)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            12.87       7.37        1,368       10,083  (42.76)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      4.87       2.79      165,682      461,961  (42.76)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      4.86       2.78       62,479      173,564  (42.85)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     11.55       6.60          322        2,126  (42.88)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       4.81       2.75      512,583    1,411,275  (42.73)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       4.86       2.78      148,192      412,167  (42.82)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      11.55       6.60       18,831      124,273  (42.85)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      12.87       7.35        3,439       25,285  (42.85)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    12.88       7.37       29,090      214,254  (42.80)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    12.87       7.35        1,284        9,436  (42.89)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    12.87       7.34       11,259       82,657  (42.94)%
American Funds Global Small Capitalization Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)             5.95       4.75    1,259,813    5,979,658  (20.18)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            12.51       9.97       32,454      323,543  (20.30)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            11.13       8.87       11,461      101,656  (20.34)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            12.50       9.95        8,288       82,503  (20.38)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      7.07       5.63      135,673      763,382  (20.38)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      7.05       5.61       50,384      282,446  (20.50)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     12.50       9.93          595        5,905  (20.54)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     12.49       9.92        8,204       81,403  (20.58)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       7.11       5.67      654,314    3,707,942  (20.34)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       7.06       5.61       54,207      304,253  (20.46)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      11.13       8.85       10,143       89,716  (20.50)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      12.50       9.93       14,839      147,335  (20.54)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    12.51       9.95       46,041      458,262  (20.42)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    12.50       9.94       15,646      155,444  (20.54)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    12.50       9.93        7,053       70,019  (20.58)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    12.50       9.92       16,621      164,883  (20.62)%
American Funds Growth Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)             7.82       5.83   10,156,845   59,177,652  (25.51)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                   7.82       5.83       23,307      135,794  (25.51)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            12.32       9.16      224,971    2,061,634  (25.62)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            10.82       8.04      140,433    1,129,642  (25.65)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            12.31       9.15      106,905      978,276  (25.69)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      7.22       5.37    1,812,130    9,727,408  (25.69)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      7.21       5.35      558,992    2,989,817  (25.80)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     10.81       8.02       26,361      211,358  (25.84)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     12.31       9.12       48,122      438,912  (25.88)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       7.16       5.32    4,725,818   25,149,723  (25.65)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       7.21       5.36      752,187    4,028,082  (25.77)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.81       8.02      132,605    1,063,882  (25.80)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      12.31       9.13      128,613    1,173,866  (25.84)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    12.32       9.15      768,904    7,033,371  (25.73)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    12.31       9.13      155,244    1,417,355  (25.84)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    12.31       9.12      121,978    1,112,891  (25.88)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    12.31       9.12      107,563      980,713  (25.92)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
ABVPSF Small Cap Value Class B                                       0.17%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
ABVPSF Technology Class B                                              --
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
American Funds Global Small Capitalization Class 2                   0.71%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
American Funds Growth Class 2                                        0.04%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                   Total
Subaccount                                                        of Period  Period     Outstanding Net Assets  Return(1)
--------------------------------------------------------------------------------------------------------------------------
American Funds Growth-Income Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)           $11.41     $ 9.18    7,544,570  $69,296,294  (19.48)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                  11.41       9.18       17,553      161,224  (19.48)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            11.32       9.10      333,021    3,030,938  (19.60)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            10.53       8.47      279,474    2,365,930  (19.64)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            11.31       9.09      198,565    1,804,505  (19.68)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)     10.53       8.46    1,792,422   15,156,739  (19.68)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)     10.51       8.43      773,216    6,514,761  (19.80)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     10.53       8.44       42,060      354,907  (19.84)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     11.31       9.06      140,705    1,274,717  (19.88)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)      10.53       8.46    2,824,001   23,887,599  (19.64)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)      10.51       8.44      726,525    6,128,905  (19.76)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.53       8.44      111,514      941,568  (19.80)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      11.31       9.07      158,075    1,432,970  (19.84)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.31       9.08    1,250,728   11,360,436  (19.72)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.31       9.07      234,818    2,128,954  (19.84)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.31       9.06      154,594    1,400,671  (19.88)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.31       9.05      166,331    1,505,962  (19.92)%
American Funds International Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)             5.41       4.54    4,552,979   20,673,242  (16.03)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                   5.41       4.54        1,425        6,470  (16.03)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            10.85       9.09      127,984    1,163,883  (16.15)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            10.22       8.57       26,017      222,913  (16.20)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            10.84       9.08       45,443      412,632  (16.24)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      6.17       5.17      814,687    4,210,128  (16.24)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      6.16       5.15      227,357    1,170,554  (16.36)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     10.22       8.54       13,421      114,624  (16.40)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     10.83       9.05       11,164      101,067  (16.45)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       6.20       5.20    1,646,871    8,557,543  (16.20)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       6.16       5.15      281,784    1,452,525  (16.32)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.22       8.55       39,846      340,521  (16.36)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      10.84       9.06       27,052      245,028  (16.40)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    10.84       9.08      224,879    2,041,077  (16.28)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    10.84       9.06       51,713      468,540  (16.40)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    10.84       9.05       31,618      286,256  (16.45)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    10.83       9.05       52,608      475,989  (16.49)%
Delaware VIPT Devon
  Lincoln Choice Plus (1.40% Fee Rate)                                7.12       5.45      423,518    2,308,602  (23.44)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)            7.12       5.45        2,783       15,170  (23.44)%
Delaware VIPT Emerging Markets
  Lincoln Choice Plus (1.40% Fee Rate)                               10.60      10.99      266,328    2,927,315    3.71%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           10.60      10.99        1,025       11,265    3.71%
  Lincoln Choice Plus (1.60% Fee Rate)                               11.48      11.89          355        4,216    3.50%
Delaware VIPT Emerging Markets Service Class
  Lincoln Choice Plus Access (1.65% Fee Rate)                         8.54       8.83        2,489       21,973    3.31%
  Lincoln Choice Plus Access (1.80% Fee Rate)                         8.53       8.80        5,130       45,124    3.15%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                          8.54       8.83       44,788      395,384    3.36%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                          8.54       8.81       12,655      111,474    3.21%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                         10.42      10.74           91          977    3.15%
Delaware VIPT High Yield
  Lincoln Choice Plus (1.40% Fee Rate)                                7.47       7.50    1,718,655   12,896,749    0.42%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)            7.47       7.50        1,600       12,004    0.42%
  Lincoln Choice Plus (1.60% Fee Rate)                               10.33      10.35          747        7,738    0.22%
  Lincoln Choice Plus (1.65% Fee Rate)                               10.33      10.34          469        4,854    0.15%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
American Funds Growth-Income Class 2                                 1.32%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
American Funds International Class 2                                 1.46%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Delaware VIPT Devon                                                  0.98%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
Delaware VIPT Emerging Markets                                       2.34%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
Delaware VIPT Emerging Markets Service Class                         3.18%
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)
Delaware VIPT High Yield                                             9.65%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(1)
-----------------------------------------------------------------------------------------------------------------------------
Delaware VIPT High Yield Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                              $10.32     $10.34      152,865  $ 1,580,755    0.23%
  Lincoln Choice Plus II (1.55% Fee Rate)                               10.31      10.32       23,728      244,919    0.08%
  Lincoln Choice Plus II (1.60% Fee Rate)                               10.31      10.31        1,990       20,525    0.03%
  Lincoln Choice Plus II (1.65% Fee Rate)                               10.31      10.31       13,285      136,937   (0.01)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         8.43       8.42      224,156    1,888,441   (0.02)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         8.41       8.39       77,620      651,416   (0.17)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)         9.94       9.92        9,008       89,374   (0.22)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)        10.30      10.27       13,510      138,816   (0.27)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          8.43       8.43      471,571    3,977,730    0.03%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          8.41       8.40      197,076    1,655,993   (0.12)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)          9.94       9.93       21,145      209,933   (0.17)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)         10.30      10.28       18,786      193,172   (0.21)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                       10.31      10.30      110,659    1,139,941   (0.07)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                       10.30      10.28       27,366      281,367   (0.22)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                       10.30      10.28        3,406       35,008   (0.25)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                       10.30      10.27       16,654      171,022   (0.32)%
Delaware VIPT International Value Equity
  Lincoln Choice Plus (1.40% Fee Rate)                                   9.86       8.71      156,924    1,367,341  (11.65)%
  Lincoln Choice Plus (1.65% Fee Rate)                                  10.96       9.66          936        9,041  (11.87)%
Delaware VIPT Value
  Lincoln Choice Plus (1.40% Fee Rate)                                   9.97       7.99    1,340,432   10,714,463  (19.81)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               9.97       7.99        4,005       32,013  (19.81)%
  Lincoln Choice Plus (1.60% Fee Rate)                                  10.33       8.26        7,725       63,845  (19.97)%
Delaware VIPT Value Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                               11.11       8.89       35,542      316,073  (19.94)%
  Lincoln Choice Plus II (1.55% Fee Rate)                               11.10       8.88       17,097      151,735  (20.06)%
  Lincoln Choice Plus II (1.60% Fee Rate)                               11.10       8.87          895        7,936  (20.10)%
  Lincoln Choice Plus II (1.65% Fee Rate)                               11.10       8.86        3,138       27,814  (20.14)%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                     10.95       8.77        1,602       14,049  (19.93)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        10.91       8.71       84,993      740,434  (20.14)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        10.89       8.68        8,919       77,424  (20.26)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)        10.31       8.22          655        5,385  (20.30)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)        11.09       8.83        3,033       26,798  (20.34)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         10.88       8.69      285,697    2,483,476  (20.10)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         10.89       8.69       98,096      852,618  (20.22)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)         10.31       8.22       15,993      131,539  (20.26)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)         11.09       8.84       10,760       95,100  (20.31)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                       11.10       8.86       26,682      236,318  (20.19)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                       11.09       8.84        1,791       15,832  (20.32)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                       11.09       8.83          968        8,550  (20.35)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                       11.09       8.83        1,843       16,272  (20.39)%
Delaware VIPT REIT
  Lincoln Choice Plus (1.40% Fee Rate)                                  13.50      13.92    1,281,139   17,827,275    3.07%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              13.50      13.92       12,222      170,070    3.07%
  Lincoln Choice Plus (1.60% Fee Rate)                                  10.73      11.04        9,298      102,666    2.86%
  Lincoln Choice Plus (1.65% Fee Rate)                                  10.71      11.01          403        4,441    2.82%
Delaware VIPT REIT Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                               10.71      11.02      228,581    2,520,095    2.93%
  Lincoln Choice Plus II (1.55% Fee Rate)                               10.71      11.01       63,264      696,257    2.77%
  Lincoln Choice Plus II (1.60% Fee Rate)                               10.71      11.00       10,880      119,646    2.71%
  Lincoln Choice Plus II (1.65% Fee Rate)                               10.70      10.99       17,768      195,260    2.67%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        11.44      11.75      138,196    1,623,477    2.67%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        11.42      11.71       93,232    1,091,315    2.52%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)        10.38      10.63       10,229      108,771    2.46%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)        10.70      10.95       31,804      348,382    2.40%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         11.42      11.73      628,702    7,373,816    2.72%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         11.43      11.72      123,137    1,443,169    2.57%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)         10.38      10.64       19,864      211,363    2.52%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)         10.70      10.96      101,419    1,111,697    2.46%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                       10.70      10.98      110,382    1,212,363    2.62%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                       10.70      10.97       35,062      384,475    2.48%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                       10.70      10.96        8,505       93,176    2.40%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                       10.70      10.95       21,614      236,670    2.37%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(2)
-------------------------------------------------------------------------------
Delaware VIPT High Yield Service Class                                  8.35%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Delaware VIPT International Value Equity                                2.22%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
Delaware VIPT Value                                                     1.60%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
Delaware VIPT Value Service Class                                       1.01%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Delaware VIPT REIT                                                      1.84%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
Delaware VIPT REIT Service Class                                        1.57%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                   Total
Subaccount                                                        of Period  Period     Outstanding Net Assets  Return(1)
--------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Select Growth
  Lincoln Choice Plus (1.40% Fee Rate)                              $ 5.43     $ 3.61    1,790,240  $ 6,463,429  (33.47)%
  Lincoln Choice Plus (1.60% Fee Rate)                               12.22       8.12        2,185       17,733  (33.60)%
Delaware VIPT Select Growth Service Class
  Lincoln Choice Plus Access (1.65% Fee Rate)                         5.62       3.73      148,731      554,369  (33.71)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                         5.61       3.71       33,303      123,672  (33.81)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                        12.22       8.08        1,373       11,103  (33.85)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                          5.63       3.73      355,931    1,328,316  (33.68)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                          5.61       3.72      162,993      606,044  (33.78)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                         10.98       7.27        3,273       23,783  (33.81)%
Delaware VIPT Small Cap Value
  Lincoln Choice Plus (1.40% Fee Rate)                               12.65      11.77    1,861,906   21,920,350   (6.92)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           12.65      11.77        2,700       31,782   (6.92)%
  Lincoln Choice Plus (1.60% Fee Rate)                               10.99      10.21        6,588       67,271   (7.10)%
  Lincoln Choice Plus (1.65% Fee Rate)                               11.80      10.96        3,651       40,009   (7.15)%
Delaware VIPT Small Cap Value Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                            11.81      10.98      298,816    3,279,737   (7.04)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            11.80      10.95       70,903      776,710   (7.18)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            11.80      10.95       15,201      166,412   (7.22)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            11.80      10.94       27,748      303,566   (7.27)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)     13.01      12.06      241,774    2,915,935   (7.27)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)     12.98      12.02      135,786    1,632,019   (7.41)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     10.98      10.16       14,916      151,546   (7.45)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     11.79      10.90       32,238      351,528   (7.50)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)      12.94      12.00      756,089    9,075,861   (7.22)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)      12.99      12.03      142,656    1,716,562   (7.36)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.98      10.17       55,075      559,846   (7.41)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      11.79      10.91       35,018      382,095   (7.45)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.80      10.94      204,992    2,241,612   (7.31)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.79      10.91       48,914      533,880   (7.45)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.79      10.91       17,294      188,620   (7.50)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.79      10.90       20,390      222,255   (7.54)%
Delaware VIPT Social Awareness
  Lincoln Choice Plus (1.40% Fee Rate)                                9.46       7.20      575,383    4,142,048  (23.92)%
  Lincoln Choice Plus (1.60% Fee Rate)                               11.54       8.76          211        1,850  (24.08)%
Delaware VIPT Social Awareness Service Class
  Lincoln Choice Plus Access (1.65% Fee Rate)                         7.81       5.92       19,880      117,630  (24.25)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                         7.79       5.90        9,665       56,979  (24.36)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                          7.82       5.92       62,095      367,867  (24.21)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                          7.80       5.90        8,023       47,351  (24.32)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                         11.53       8.72        2,773       24,188  (24.36)%
Delaware VIPT Trend
  Lincoln Choice Plus (1.40% Fee Rate)                               13.98      11.04    2,899,947   32,016,684  (21.05)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           13.98      11.04        7,807       86,191  (21.05)%
  Lincoln Choice Plus (1.60% Fee Rate)                               11.35       8.94        6,334       56,638  (21.21)%
  Lincoln Choice Plus (1.65% Fee Rate)                               12.79      10.07        2,643       26,627  (21.26)%
Delaware VIPT Trend Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                            12.80      10.09      229,237    2,313,054  (21.18)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            12.79      10.07       47,154      474,844  (21.30)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            12.79      10.06        9,746       98,093  (21.34)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            12.79      10.06       15,098      151,848  (21.37)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      6.45       5.07      493,852    2,506,284  (21.37)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      6.44       5.06      162,186      820,030  (21.49)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     12.21       9.58       10,250       98,183  (21.53)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     12.78      10.02        6,847       68,625  (21.57)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       6.46       5.08    1,960,724    9,962,848  (21.33)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       6.45       5.06      290,747    1,471,889  (21.45)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      11.34       8.90       47,913      426,431  (21.49)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      12.78      10.03       13,329      133,690  (21.53)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    12.79      10.05      124,838    1,254,953  (21.41)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    12.79      10.03       49,327      494,911  (21.53)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    12.79      10.03       14,163      142,016  (21.57)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    12.78      10.02       19,453      194,940  (21.61)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
Delaware VIPT Select Growth                                            --
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
Delaware VIPT Select Growth Service Class                              --
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)
Delaware VIPT Small Cap Value                                        0.48%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
Delaware VIPT Small Cap Value Service Class                          0.27%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Delaware VIPT Social Awareness                                       0.40%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
Delaware VIPT Social Awareness Service Class                         0.21%
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)
Delaware VIPT Trend                                                    --
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
Delaware VIPT Trend Service Class                                      --
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                   Total
Subaccount                                                        of Period  Period     Outstanding Net Assets  Return(1)
--------------------------------------------------------------------------------------------------------------------------
Delaware VIPT U.S. Growth Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                           $11.65     $ 8.13        6,776  $    55,068  (30.26)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            11.65       8.11        3,126       25,352  (30.36)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            11.64       8.10        2,128       17,238  (30.43)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     11.64       8.10        1,386       11,228  (30.43)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      11.64       8.11       38,974      316,009  (30.39)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      11.64       8.09        6,428       51,994  (30.51)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                      11.64       8.08        2,269       18,342  (30.54)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      11.64       8.08        2,993       24,182  (30.57)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.64       8.10        9,613       77,831  (30.46)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.63       8.07          680        5,492  (30.60)%
Dreyfus Developing Leaders
  Lincoln Choice Plus (1.40% Fee Rate)                               13.46      10.73      238,322    2,558,154  (20.25)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           13.46      10.73        1,228       13,180  (20.25)%
Fidelity VIP Contrafund Service Class 2
  Lincoln Choice Plus II (1.40% Fee Rate)                            10.95       9.76      120,958    1,180,247  (10.86)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            10.94       9.74       17,420      169,625  (11.00)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            10.94       9.73        3,246       31,578  (11.05)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            10.94       9.72        4,258       41,408  (11.09)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     10.94       9.73       25,501      248,013  (11.08)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                     10.93       9.71       24,003      233,020  (11.22)%
  Lincoln Choice Plus II Access (1.85% Fee Rate)                     10.93       9.70          588        5,706  (11.27)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)                     10.93       9.69       15,272      148,048  (11.31)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      10.94       9.73       97,816      951,937  (11.04)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      10.94       9.72       11,396      110,709  (11.16)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                      10.94       9.71        8,289       80,466  (11.22)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      10.93       9.70       10,315      100,052  (11.27)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    10.94       9.72       68,665      667,434  (11.13)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    10.93       9.70        3,940       38,228  (11.26)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    10.93       9.69          617        5,983  (11.33)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    10.93       9.69       18,325      177,522  (11.36)%
Fidelity VIP Equity-Income
  Lincoln Choice Plus (1.40% Fee Rate)                               10.61       8.69    3,153,204   27,396,747  (18.10)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           10.61       8.69        7,401       64,307  (18.10)%
  Lincoln Choice Plus (1.60% Fee Rate)                               10.30       8.42       23,975      201,919  (18.27)%
  Lincoln Choice Plus (1.65% Fee Rate)                               11.11       9.07        7,007       63,567  (18.31)%
Fidelity VIP Equity-Income Service Class 2
  Lincoln Choice Plus II (1.40% Fee Rate)                            11.11       9.07      224,894    2,040,625  (18.31)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            11.10       9.06       22,389      202,758  (18.43)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            11.10       9.05        2,509       22,705  (18.47)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            11.10       9.04       20,996      189,891  (18.51)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)     10.12       8.25      181,058    1,493,737  (18.51)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)     10.10       8.22       70,057      575,905  (18.63)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     10.28       8.36       11,944       99,907  (18.67)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     11.09       9.01        4,235       38,166  (18.71)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)      10.13       8.26      467,261    3,859,658  (18.47)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)      10.11       8.23      180,990    1,489,777  (18.59)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.29       8.37       32,899      275,361  (18.63)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      11.09       9.02       31,759      286,475  (18.68)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.10       9.04      115,012    1,039,632  (18.55)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.09       9.02       23,373      210,872  (18.67)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.09       9.02        4,747       42,799  (18.71)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.09       9.01       17,159      154,592  (18.76)%
Fidelity VIP Growth
  Lincoln Choice Plus (1.40% Fee Rate)                               10.24       7.05    3,532,662   24,921,659  (31.08)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           10.24       7.05       19,105      134,780  (31.08)%
  Lincoln Choice Plus (1.60% Fee Rate)                               11.43       7.86        2,953       23,208  (31.22)%
  Lincoln Choice Plus (1.65% Fee Rate)                               11.78       8.10        7,095       57,459  (31.25)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
Delaware VIPT U.S. Growth Service Class                              0.04%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
Dreyfus Developing Leaders                                           0.05%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
Fidelity VIP Contrafund Service Class 2                              0.17%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Fidelity VIP Equity-Income                                           1.70%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
Fidelity VIP Equity-Income Service Class 2                           1.10%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Fidelity VIP Growth                                                  0.28%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                  Total
Subaccount                                                           of Period  Period     Outstanding Net Assets Return(1)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Service Class 2
  Lincoln Choice Plus II (1.40% Fee Rate)                              $11.78     $8.10        83,967  $  680,039  (31.27)%
  Lincoln Choice Plus II (1.55% Fee Rate)                               11.78      8.08         6,119      49,462  (31.37)%
  Lincoln Choice Plus II (1.60% Fee Rate)                               11.78      8.08         2,318      18,722  (31.41)%
  Lincoln Choice Plus II (1.65% Fee Rate)                               11.77      8.07         3,523      28,441  (31.44)%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                      6.78      4.66         2,715      12,642  (31.27)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         6.75      4.63       147,883     684,747  (31.44)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         6.74      4.61        20,334      93,810  (31.54)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)        10.69      7.31         2,581      18,871  (31.58)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)        11.76      8.05         5,276      42,445  (31.61)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          6.76      4.64       714,327   3,311,786  (31.40)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          6.74      4.62       153,577     709,362  (31.51)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)         10.69      7.32        34,213     250,344  (31.54)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)         11.77      8.05         7,433      59,838  (31.58)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                       11.77      8.07        37,946     306,134  (31.48)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                       11.77      8.05           933       7,509  (31.58)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                       11.77      8.05           683       5,496  (31.61)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                       11.77      8.04         2,993      24,069  (31.65)%
Fidelity VIP Growth Opportunities
  Lincoln Choice Plus (1.40% Fee Rate)                                   7.37      5.68     1,577,888   8,960,491  (22.93)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               7.37      5.68        40,931     232,441  (22.93)%
Fidelity VIP Growth Opportunities Service Class 2
  Lincoln Choice Plus Access (1.65% Fee Rate)                            7.12      5.46        15,695      85,757  (23.29)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                            7.11      5.44         2,012      10,954  (23.40)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                             7.13      5.47        58,366     319,348  (23.25)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                             7.11      5.45         9,424      51,365  (23.36)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                            11.34      8.68           362       3,146  (23.41)%
Fidelity VIP Overseas
  Lincoln Choice Plus (1.40% Fee Rate)                                   8.81      6.93       723,477   5,011,165  (21.39)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               8.81      6.93        21,269     147,321  (21.39)%
  Lincoln Choice Plus (1.60% Fee Rate)                                  10.87      8.53           166       1,413  (21.55)%
Fidelity VIP Overseas Service Class 2
  Lincoln Choice Plus II (1.40% Fee Rate)                               10.91      8.56        22,512     192,633  (21.57)%
  Lincoln Choice Plus II (1.55% Fee Rate)                               10.90      8.54         7,982      68,163  (21.68)%
  Lincoln Choice Plus II (1.60% Fee Rate)                               10.90      8.53           157       1,336  (21.73)%
  Lincoln Choice Plus II (1.65% Fee Rate)                               10.90      8.53           302       2,577  (21.77)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         6.67      5.22        36,468     190,306  (21.76)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         6.65      5.20         7,499      38,989  (21.88)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)        10.89      8.50           137       1,162  (21.96)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          6.67      5.22       474,309   2,478,267  (21.72)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          6.66      5.21        33,640     175,117  (21.84)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)         10.90      8.51         1,059       9,016  (21.88)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)         10.89      8.51         3,920      33,350  (21.92)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                       10.90      8.52         6,320      53,862  (21.81)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                       10.90      8.51           627       5,331  (21.94)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                       10.89      8.50            49         419  (21.98)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                       10.89      8.50           389       3,309  (22.00)%
Janus Aspen Series Mid Cap Growth Service Shares
  Lincoln Choice Plus II (1.40% Fee Rate)                               11.39      8.07        14,372     116,057  (29.15)%
  Lincoln Choice Plus II (1.55% Fee Rate)                               11.39      8.06         3,565      28,728  (29.25)%
  Lincoln Choice Plus II (1.60% Fee Rate)                               11.39      8.05         1,685      13,565  (29.29)%
  Lincoln Choice Plus II (1.65% Fee Rate)                               11.39      8.05         2,104      16,933  (29.33)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                        11.39      8.05         5,649      45,470  (29.32)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                        11.38      8.03           722       5,797  (29.43)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                         11.39      8.05         5,239      42,187  (29.29)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                         11.38      8.04           333       2,678  (29.39)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                         11.38      8.03           127       1,023  (29.42)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                       11.38      8.04        23,119     185,996  (29.34)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                       11.38      8.03         1,159       9,306  (29.45)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                       11.38      8.03           918       7,367  (29.46)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                       11.38      8.02            94         758  (29.50)%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(2)
-------------------------------------------------------------------------------
Fidelity VIP Growth Service Class 2                                     0.13%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Fidelity VIP Growth Opportunities                                       1.22%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
Fidelity VIP Growth Opportunities Service Class 2                       0.85%
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)
Fidelity VIP Overseas                                                   0.84%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
Fidelity VIP Overseas Service Class 2                                   0.36%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Janus Aspen Series Mid Cap Growth Service Shares                          --
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                            Unit Value Unit Value                                  Investment
                                                            Beginning  Ending of  Units                  Total     Income
Subaccount                                                  of Period  Period     Outstanding Net Assets Return(1) Ratio(2)
-----------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series Balanced Service Shares                                                                            3.58%
  Lincoln Choice Plus II (1.40% Fee Rate)                     $10.67     $9.82      310,209   $3,045,819   (7.97)%
  Lincoln Choice Plus II (1.55% Fee Rate)                      10.66      9.80       41,182      403,584   (8.11)%
  Lincoln Choice Plus II (1.60% Fee Rate)                      10.66      9.79          756        7,399   (8.15)%
  Lincoln Choice Plus II (1.65% Fee Rate)                      10.66      9.79        6,704       65,602   (8.20)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)               10.66      9.79       19,003      185,960   (8.20)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)               10.66      9.77       21,521      210,247   (8.33)%
  Lincoln Choice Plus II Access (1.85% Fee Rate)               10.66      9.77        2,384       23,285   (8.35)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)               10.65      9.76           86          836   (8.41)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                10.66      9.79      271,075    2,654,538   (8.16)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                10.66      9.78       20,756      202,893   (8.29)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                10.66      9.77          821        8,017   (8.34)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                10.66      9.76       22,584      220,433   (8.39)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)              10.66      9.78      115,414    1,128,742   (8.25)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)              10.66      9.76       20,529      200,435   (8.38)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)              10.65      9.76        4,795       46,774   (8.43)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)              10.65      9.75       25,146      245,135   (8.48)%
Janus Aspen Series Worldwide Growth Service Shares                                                                    0.87%
  Lincoln Choice Plus II (1.40% Fee Rate)                      11.52      8.44       88,728      748,854  (26.74)%
  Lincoln Choice Plus II (1.55% Fee Rate)                      11.51      8.42       11,035       92,940  (26.86)%
  Lincoln Choice Plus II (1.60% Fee Rate)                      11.51      8.42        5,508       46,363  (26.89)%
  Lincoln Choice Plus II (1.65% Fee Rate)                      11.51      8.41          975        8,198  (26.93)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)               11.51      8.41       14,409      121,209  (26.93)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)               11.51      8.40          571        4,791  (27.04)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)               11.50      8.38       17,772      148,978  (27.12)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                11.51      8.42       49,352      415,403  (26.89)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                11.51      8.40        3,492       29,336  (27.00)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                11.51      8.40       20,411      171,358  (27.04)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                11.50      8.39        2,536       21,276  (27.08)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)              11.51      8.41       17,539      147,420  (26.97)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)              11.51      8.39        3,347       28,082  (27.08)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)              11.50      8.38        2,045       17,143  (27.13)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)              11.50      8.38        4,624       38,743  (27.16)%
Liberty VIT Newport Tiger                                                                                             1.04%
  Lincoln Choice Plus (1.40% Fee Rate)                         10.99      9.00      311,526    2,804,466  (18.12)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)     10.99      9.00        5,580       50,229  (18.12)%
  Lincoln Choice Plus (1.60% Fee Rate)                         10.57      8.64        1,789       15,455  (18.28)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   6.62      5.40       57,728      311,923  (18.33)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   6.60      5.38        9,194       49,501  (18.45)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                  11.92      9.71          410        3,985  (18.49)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    6.62      5.41       95,631      517,330  (18.28)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    6.61      5.39       17,528       94,478  (18.41)%
Liberty VIT Growth & Income                                                                                           0.93%
  Lincoln Choice Plus (1.40% Fee Rate)                         11.45      8.81      341,662    3,011,627  (23.04)%
Lincoln VIPT Aggressive Growth                                                                                          --
  Lincoln Choice Plus II (1.40% Fee Rate)                      12.42      8.54        1,960       16,733  (31.29)%
  Lincoln Choice Plus II (1.65% Fee Rate)                      12.41      8.51          610        5,195  (31.45)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)               12.41      8.49           57          483  (31.57)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                12.42      8.52        3,868       32,946  (31.42)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                12.41      8.50        4,793       40,769  (31.53)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)              12.41      8.50        1,045        8,882  (31.50)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)              12.41      8.49        1,461       12,393  (31.61)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)              12.41      8.48        1,524       12,932  (31.62)%

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                    Total
Subaccount                                                        of Period  Period     Outstanding Net Assets   Return(1)
---------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Bond
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)           $11.33     $12.31   10,002,153  $123,146,097    8.63%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                  11.33      12.31        5,035        61,992    8.63%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            10.12      10.98      301,868     3,314,636    8.46%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            10.10      10.95      114,248     1,251,078    8.41%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            10.12      10.96      114,922     1,259,912    8.35%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)     11.39      12.34    1,125,612    13,888,092    8.35%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)     11.36      12.30      402,146     4,944,463    8.19%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     10.09      10.91       38,061       415,429    8.14%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     10.11      10.93      115,825     1,266,052    8.08%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)      11.40      12.35    3,184,841    39,347,205    8.41%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)      11.37      12.31      565,060     6,956,048    8.25%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.09      10.92      130,792     1,428,501    8.19%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      10.11      10.94      452,694     4,951,249    8.14%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    10.12      10.96      940,418    10,305,330    8.30%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    10.11      10.94      244,985     2,679,619    8.14%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    10.11      10.93       36,575       399,823    8.09%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    10.11      10.92      114,347     1,249,223    8.03%
Lincoln VIPT Capital Appreciation
  Lincoln Choice Plus II (1.40% Fee Rate)                            11.63       8.37       12,173       101,939  (28.00)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            11.63       8.36        4,325        36,148  (28.11)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            11.62       8.35          751         6,276  (28.15)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            11.62       8.35          557         4,649  (28.18)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     11.62       8.35        1,569        13,094  (28.18)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                     11.62       8.33          136         1,133  (28.28)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      11.62       8.35        2,994        25,004  (28.15)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      11.62       8.34          685         5,707  (28.25)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.62       8.35       14,478       120,919  (28.20)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.62       8.33          414         3,446  (28.31)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.62       8.32        6,303        52,461  (28.34)%
Lincoln VIPT Global Asset Allocation
  Lincoln Choice Plus II (1.40% Fee Rate)                            10.98       9.53       11,310       107,820  (13.22)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            10.97       9.51        1,216        11,558  (13.36)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            10.97       9.50          323         3,065  (13.41)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            10.97       9.49          250         2,369  (13.44)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     11.38       9.85        1,055        10,393  (13.45)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                     11.38       9.83          222         2,185  (13.57)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)                     11.37       9.82          306         3,000  (13.68)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      10.97       9.50       10,759       102,210  (13.40)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      11.38       9.84        5,918        58,220  (13.53)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      10.96       9.47        3,160        29,918  (13.63)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    10.97       9.48        6,641        62,985  (13.52)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    10.96       9.46          226         2,141  (13.67)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    10.96       9.46        2,071        19,590  (13.72)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    10.96       9.45        1,056         9,982  (13.76)%
Lincoln VIPT International
  Lincoln Choice Plus II (1.40% Fee Rate)                            11.03       9.71       38,959       378,219  (12.04)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           11.03       9.71          649         6,296  (12.04)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            11.03       9.69        2,221        21,514  (12.17)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            11.03       9.68        1,058        10,248  (12.20)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            11.03       9.68        1,889        18,275  (12.25)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     11.03       9.67       15,679       151,684  (12.25)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                     11.02       9.66        1,894        18,289  (12.38)%
  Lincoln Choice Plus II Access (1.85% Fee Rate)                     11.02       9.65        1,029         9,934  (12.43)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)                     11.02       9.64          951         9,172  (12.47)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      11.03       9.68       31,964       309,340  (12.24)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      11.02       9.67        9,065        87,617  (12.33)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      11.02       9.65          414         3,999  (12.43)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.03       9.67       12,896       124,725  (12.28)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.02       9.65        9,751        94,134  (12.41)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.02       9.65          599         5,782  (12.46)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.02       9.64        3,939        37,976  (12.49)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
Lincoln VIPT Bond                                                    6.03%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Lincoln VIPT Capital Appreciation                                      --
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
Lincoln VIPT Global Asset Allocation                                 2.15%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Lincoln VIPT International                                           1.43%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                   Total
Subaccount                                                        of Period  Period     Outstanding Net Assets  Return(1)
--------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Money Market
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)           $11.12     $11.12    6,446,454  $71,677,222      --
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            10.03      10.01      116,549    1,166,892   (0.15)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            10.03      10.01       51,557      516,014   (0.20)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            10.02      10.00       24,350      243,412   (0.25)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)     10.45      10.42    6,301,367   65,672,199   (0.25)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)     10.43      10.39      195,285    2,028,058   (0.40)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     10.02       9.98       23,110      230,537   (0.43)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     10.02       9.97       38,531      384,048   (0.50)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)      10.45      10.43    4,473,129   46,672,183   (0.20)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)      10.43      10.40    1,017,233   10,575,285   (0.35)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.02       9.98       55,920      558,158   (0.40)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      10.02       9.97       51,804      516,615   (0.45)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    10.02       9.99      394,264    3,939,157   (0.30)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    10.02       9.97       63,360      631,933   (0.45)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    10.02       9.97       17,469      174,132   (0.49)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    10.02       9.96       10,601      105,596   (0.55)%
Lincoln VIPT Social Awareness
  Lincoln Choice Plus II (1.40% Fee Rate)                            11.52       8.85       10,684       94,539  (23.22)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            11.51       8.83        8,511       75,121  (23.34)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            11.51       8.82        2,950       26,006  (23.41)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     12.11       9.27        1,516       14,062  (23.41)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      11.51       8.82       12,752      112,541  (23.37)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      11.51       8.79        3,299       29,005  (23.58)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.51       8.81        5,344       47,071  (23.48)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.51       8.79          521        4,577  (23.59)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.50       8.78        1,134        9,954  (23.67)%
MFS VIT Capital Opportunities Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                            11.90       8.23       30,730      253,066  (30.81)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            11.90       8.22        1,400       11,505  (30.92)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            11.89       8.21          320        2,631  (30.96)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            11.89       8.21          525        4,308  (30.99)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     11.89       8.21       19,467      159,788  (30.98)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                     11.89       8.19          699        5,722  (31.09)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)                     11.88       8.18          162        1,325  (31.16)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      11.89       8.21       26,499      217,625  (30.95)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      11.89       8.20          340        2,789  (31.02)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                      11.89       8.19          349        2,859  (31.10)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      11.89       8.19        1,074        8,792  (31.13)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.89       8.20       30,136      247,204  (31.04)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.89       8.18        2,124       17,382  (31.14)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.89       8.18        2,857       23,368  (31.17)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.88       8.18        7,942       64,930  (31.21)%
MFS VIT Emerging Growth
  Lincoln Choice Plus (1.40% Fee Rate)                               10.17       6.64    1,506,068   10,003,037  (34.68)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           10.17       6.64        4,221       28,036  (34.68)%
  Lincoln Choice Plus (1.60% Fee Rate)                               12.14       7.91        1,197        9,466  (34.81)%
MFS VIT Emerging Growth Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                            12.14       7.92       17,044      134,979  (34.79)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            12.14       7.90        8,328       65,824  (34.89)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            12.14       7.90          244        1,928  (34.92)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            12.14       7.89        2,514       19,847  (34.96)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      5.33       3.47      140,009      485,951  (34.94)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      5.32       3.46       35,245      121,878  (35.04)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     11.04       7.17          300        2,147  (35.07)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     12.12       7.87          780        6,134  (35.10)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       5.34       3.47      465,477    1,617,534  (34.91)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       5.33       3.46       83,183      287,982  (35.00)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      12.13       7.88        6,877       54,181  (35.04)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      12.13       7.87          962        7,577  (35.07)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    12.13       7.89       20,090      158,497  (34.98)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    12.13       7.87        2,725       21,461  (35.08)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    12.13       7.87        2,830       22,275  (35.11)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    12.13       7.87        2,572       20,228  (35.14)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
Lincoln VIPT Money Market                                            1.37%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Lincoln VIPT Social Awareness                                        1.61%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
MFS VIT Capital Opportunities Service Class                            --
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
MFS VIT Emerging Growth                                                --
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
MFS VIT Emerging Growth Service Class                                  --
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                   Total
Subaccount                                                        of Period  Period     Outstanding Net Assets  Return(1)
--------------------------------------------------------------------------------------------------------------------------
MFS VIT Research
  Lincoln Choice Plus (1.40% Fee Rate)                              $ 9.42     $ 7.01    1,131,704  $ 7,932,150  (25.59)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)            9.42       7.01        2,836       19,880  (25.59)%
  Lincoln Choice Plus (1.60% Fee Rate)                               11.14       8.27        2,102       17,386  (25.74)%
MFS VIT Research Service Class
  Lincoln Choice Plus Access (1.65% Fee Rate)                         6.82       5.05      146,952      742,493  (25.95)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                         6.81       5.03       57,817      291,075  (26.06)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                        10.59       7.82        1,042        8,149  (26.10)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                          6.83       5.06      328,815    1,663,392  (25.92)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                          6.81       5.04       69,707      351,373  (26.03)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                         11.38       8.41        1,415       11,904  (26.07)%
MFS VIT Total Return
  Lincoln Choice Plus (1.40% Fee Rate)                               11.65      10.90    4,271,439   46,542,495   (6.49)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           11.65      10.90        1,815       19,779   (6.49)%
  Lincoln Choice Plus (1.60% Fee Rate)                               10.29       9.60       41,528      398,737   (6.67)%
  Lincoln Choice Plus (1.65% Fee Rate)                               10.64       9.93        7,246       71,930   (6.74)%
MFS VIT Total Return Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                            10.64       9.93      460,172    4,571,585   (6.67)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            10.64       9.92       83,880      831,907   (6.81)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            10.64       9.91        6,654       65,928   (6.85)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            10.64       9.90       43,770      433,390   (6.90)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)     10.95      10.19      550,248    5,608,654   (6.90)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)     10.93      10.16      212,123    2,154,683   (7.04)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     10.63       9.88       17,950      177,297   (7.09)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     10.63       9.87       29,363      289,837   (7.13)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)      10.96      10.21    1,398,545   14,272,816   (6.85)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)      10.93      10.17      318,541    3,239,270   (6.99)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.28       9.55       61,125      583,987   (7.04)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      10.63       9.88       67,882      670,549   (7.09)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    10.63       9.90      354,354    3,506,605   (6.95)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    10.63       9.88       60,900      601,613   (7.09)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    10.63       9.87       40,411      398,962   (7.14)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    10.63       9.86       90,094      888,713   (7.18)%
MFS VIT Utilities
  Lincoln Choice Plus (1.40% Fee Rate)                               10.43       7.94    2,732,062   21,697,030  (23.83)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           10.43       7.94        2,935       23,311  (23.83)%
  Lincoln Choice Plus (1.60% Fee Rate)                                9.37       7.13       14,513      103,427  (23.98)%
  Lincoln Choice Plus (1.65% Fee Rate)                                9.86       7.49        3,154       23,629  (24.02)%
MFS VIT Utilities Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)                             9.85       7.49      109,282      818,738  (23.97)%
  Lincoln Choice Plus II (1.55% Fee Rate)                             9.85       7.48       14,118      105,578  (24.09)%
  Lincoln Choice Plus II (1.60% Fee Rate)                             9.85       7.47          507        3,792  (24.13)%
  Lincoln Choice Plus II (1.65% Fee Rate)                             9.85       7.47          880        6,571  (24.15)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      7.36       5.58      201,735    1,125,414  (24.16)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      7.34       5.56       61,105      339,647  (24.27)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)      9.35       7.08        2,706       19,159  (24.31)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       7.36       5.59      849,526    4,745,275  (24.12)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       7.35       5.57      129,559      721,008  (24.24)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)       9.36       7.09       21,406      151,665  (24.27)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)       9.84       7.45        9,633       71,770  (24.31)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                     9.85       7.46       57,108      426,153  (24.21)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                     9.84       7.45       10,995       81,897  (24.32)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                     9.84       7.44          150        1,115  (24.41)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
MFS VIT Research                                                     0.28%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
MFS VIT Research Service Class                                       0.11%
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)
MFS VIT Total Return                                                 1.65%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
MFS VIT Total Return Service Class                                   1.41%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
MFS VIT Utilities                                                    2.79%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
MFS VIT Utilities Service Class                                      2.52%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                            Unit Value Unit Value                                  Investment
                                                            Beginning  Ending of  Units                  Total     Income
Subaccount                                                  of Period  Period     Outstanding Net Assets Return(1) Ratio(2)
-----------------------------------------------------------------------------------------------------------------------------
NB AMT Mid-Cap Growth                                                                                                   --
  Lincoln Choice Plus II (1.40% Fee Rate)                     $12.01     $8.37      117,426   $  982,799  (30.33)%
  Lincoln Choice Plus II (1.55% Fee Rate)                      12.01      8.35       21,923      183,128  (30.43)%
  Lincoln Choice Plus II (1.60% Fee Rate)                      12.01      8.35        7,707       64,344  (30.47)%
  Lincoln Choice Plus II (1.65% Fee Rate)                      12.00      8.34        4,887       40,772  (30.50)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)               12.00      8.34       19,853      165,629  (30.50)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)               12.00      8.33        7,964       66,306  (30.61)%
  Lincoln Choice Plus II Access (1.85% Fee Rate)               12.00      8.32        1,263       10,506  (30.65)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)               12.00      8.32       16,228      134,953  (30.68)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                12.01      8.35       65,237      544,578  (30.47)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                12.00      8.33      225,405    1,877,963  (30.58)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                12.00      8.33       11,022       91,764  (30.61)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                12.00      8.32       11,512       95,799  (30.64)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)              12.00      8.34       90,127      751,380  (30.54)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)              12.00      8.32       16,196      134,779  (30.64)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)              12.00      8.32        2,908       24,184  (30.67)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)              11.99      8.31        9,572       79,557  (30.71)%
NB AMT Regency                                                                                                        0.04%
  Lincoln Choice Plus II (1.40% Fee Rate)                      11.16      9.84       42,200      415,319  (11.80)%
  Lincoln Choice Plus II (1.55% Fee Rate)                      11.15      9.82       48,587      477,350  (11.94)%
  Lincoln Choice Plus II (1.60% Fee Rate)                      11.15      9.82          359        3,526  (11.99)%
  Lincoln Choice Plus II (1.65% Fee Rate)                      11.15      9.81          489        4,793  (12.02)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)               11.15      9.81       17,862      175,215  (12.02)%
  Lincoln Choice Plus II Access (1.85% Fee Rate)               11.15      9.78        1,015        9,934  (12.22)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                11.15      9.82       39,341      386,187  (11.98)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                11.15      9.80        6,746       66,108  (12.11)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                11.15      9.79        4,095       40,099  (12.16)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                11.15      9.79        2,902       28,405  (12.19)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)              11.15      9.81       35,035      343,562  (12.06)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)              11.15      9.79        4,335       42,432  (12.21)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)              11.15      9.78        3,360       32,870  (12.24)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)              11.15      9.78        2,539       24,822  (12.28)%
PIMCP VIT OPCAP Global Equity                                                                                         0.55%
  Lincoln Choice Plus (1.40% Fee Rate)                         11.01      8.97      260,114    2,333,409  (18.56)%
  Lincoln Choice Plus (1.65% Fee Rate)                         10.50      8.53        3,022       25,779  (18.76)%
PIMCO VIT OPCAP Managed                                                                                               2.07%
  Lincoln Choice Plus (1.40% Fee Rate)                         10.31      8.45      470,160    3,973,654  (18.04)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)     10.31      8.45        3,100       26,198  (18.04)%
Putnam VT Growth & Income Class IB                                                                                    1.35%
  Lincoln Choice Plus II (1.40% Fee Rate)                      10.87      8.68       57,256      497,199  (20.12)%
  Lincoln Choice Plus II (1.55% Fee Rate)                      10.87      8.67        4,248       36,819  (20.24)%
  Lincoln Choice Plus II (1.65% Fee Rate)                      10.86      8.65        4,890       42,321  (20.32)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)               10.86      8.65        8,306       71,881  (20.33)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)               10.86      8.64        3,808       32,901  (20.43)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)               10.86      8.63        1,158        9,994  (20.52)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                10.86      8.66       18,720      162,120  (20.28)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                10.86      8.65       15,463      133,691  (20.40)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                10.86      8.64        1,562       13,493  (20.44)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                10.86      8.63        4,826       41,662  (20.49)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)              10.86      8.65       61,397      531,186  (20.36)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)              10.86      8.64        2,356       20,346  (20.47)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)              10.86      8.63        1,775       15,314  (20.52)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)              10.85      8.62        2,827       24,367  (20.56)%

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                   Total
Subaccount                                                        of Period  Period     Outstanding Net Assets  Return(1)
--------------------------------------------------------------------------------------------------------------------------
Putnam VT Health Sciences Class IB
  Lincoln Choice Plus II (1.40% Fee Rate)                           $10.58     $ 8.31       53,837  $   447,198  (21.45)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            10.57       8.29       11,102       92,041  (21.57)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            10.57       8.28        9,745       80,724  (21.62)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            10.57       8.28        1,192        9,866  (21.65)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     10.57       8.28        5,315       44,003  (21.65)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                     10.56       8.26        2,408       19,902  (21.77)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)                     10.56       8.26        1,647       13,600  (21.83)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      10.57       8.29       34,868      288,885  (21.61)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      10.57       8.27       14,679      121,408  (21.72)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                      10.57       8.27       12,004       99,226  (21.76)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      10.56       8.26        8,423       69,580  (21.79)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    10.57       8.27       55,297      457,586  (21.69)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    10.56       8.26        1,277       10,549  (21.80)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    10.56       8.26        2,656       21,924  (21.83)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    10.56       8.25       15,739      129,795  (21.89)%
Scudder SVS Government Securities
  Lincoln Choice Plus (1.40% Fee Rate)                               11.55      12.31    1,637,783   20,154,047    6.55%
Scudder SVS Small Cap Growth
  Lincoln Choice Plus (1.40% Fee Rate)                                9.03       5.92      268,077    1,587,481  (34.39)%
  Lincoln Choice Plus (1.65% Fee Rate)                               12.22       8.00        2,015       16,115  (34.56)%
Scudder VIT EAFE Equity Index
  Lincoln Choice Plus II (1.40% Fee Rate)                            10.61       8.20       16,656      136,561  (22.70)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            10.60       8.19          303        2,481  (22.78)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            10.60       8.17        1,600       13,071  (22.89)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     10.60       8.17       52,018      425,097  (22.89)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      10.60       8.18        6,172       50,468  (22.85)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      10.60       8.16        5,505       44,943  (22.96)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    10.60       8.16       14,990      122,334  (22.99)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    10.59       8.15        1,221        9,943  (23.11)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    10.59       8.14          205        1,671  (23.13)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    10.59       8.13          241        1,958  (23.19)%
Scudder VIT Equity 500 Index
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)             9.53       7.30    5,366,142   39,185,764  (23.40)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                   9.53       7.30        6,191       45,208  (23.40)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            11.29       8.63        9,815       84,709  (23.52)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            10.49       8.02       29,872      239,584  (23.55)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            11.28       8.62       11,174       96,313  (23.59)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      7.76       5.93      256,540    1,521,776  (23.59)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      7.75       5.91       37,090      219,222  (23.70)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     11.28       8.60          703        6,046  (23.74)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     11.27       8.59        1,150        9,883  (23.78)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       7.72       5.90      724,513    4,275,205  (23.55)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       7.75       5.92      259,116    1,533,318  (23.66)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.48       8.00       24,400      195,186  (23.70)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      11.27       8.60       15,018      129,092  (23.75)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.28       8.62      113,845      980,802  (23.63)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.28       8.60       22,319      191,927  (23.74)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.27       8.59       13,278      114,085  (23.79)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.27       8.59        1,449       12,440  (23.83)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
Putnam VT Health Sciences Class IB                                     --
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Scudder SVS Government Securities                                    3.40%
  Lincoln Choice Plus (1.40% Fee Rate)
Scudder SVS Small Cap Growth                                           --
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
Scudder VIT EAFE Equity Index                                        2.41%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
Scudder VIT Equity 500 Index                                         0.98%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                   Total
Subaccount                                                        of Period  Period     Outstanding Net Assets  Return(1)
--------------------------------------------------------------------------------------------------------------------------
Scudder VIT Small Cap Index
  Lincoln Choice Plus II (1.40% Fee Rate)                           $12.12     $ 9.49       16,693  $   158,476  (21.69)%
  Lincoln Choice Plus II (1.55% Fee Rate)                            12.12       9.48        4,836       45,822  (21.81)%
  Lincoln Choice Plus II (1.60% Fee Rate)                            12.12       9.47          169        1,602  (21.84)%
  Lincoln Choice Plus II (1.65% Fee Rate)                            12.12       9.46        2,942       27,846  (21.88)%
  Lincoln Choice Plus II Access (1.65% Fee Rate)                     12.12       9.46       16,427      155,461  (21.89)%
  Lincoln Choice Plus II Access (1.80% Fee Rate)                     12.11       9.44        2,538       23,970  (22.01)%
  Lincoln Choice Plus II Access (1.90% Fee Rate)                     12.11       9.43           91          858  (22.09)%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)                      12.12       9.47       29,236      276,849  (21.85)%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)                      12.11       9.45       11,104      104,952  (21.97)%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)                      12.11       9.45          459        4,332  (22.01)%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)                      12.11       9.44        6,830       64,476  (22.04)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    12.12       9.46       33,750      319,327  (21.94)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    12.11       9.44        2,829       26,711  (22.05)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    12.11       9.44           91          860  (22.09)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    12.11       9.43        1,836       17,315  (22.14)%
FTVIPT Franklin Mutual Shares Securities Class 2
  Lincoln Choice Plus (1.40% Fee Rate)                               12.78      11.12    1,396,647   15,527,849  (13.04)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)           12.78      11.12        1,560       17,342  (13.04)%
  Lincoln Choice Plus (1.60% Fee Rate)                               10.07       8.74       32,363      282,726  (13.21)%
  Lincoln Choice Plus (1.65% Fee Rate)                               10.75       9.32       10,742      100,168  (13.25)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                        11.43       9.91      259,533    2,572,218  (13.25)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                        11.40       9.88      139,327    1,375,925  (13.38)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                        10.06       8.71       30,087      261,979  (13.43)%
  Lincoln Choice Plus Access (1.90% Fee Rate)                        10.74       9.30        2,546       23,670  (13.47)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                         11.43       9.92      555,480    5,512,015  (13.21)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                         11.41       9.89      100,492      993,627  (13.34)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                         10.06       8.71       19,967      173,975  (13.38)%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)                         10.75       9.30        5,127       47,692  (13.43)%
FTVIPT Franklin Small Cap Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)             6.30       4.43    1,734,929    7,687,704  (29.68)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                   6.30       4.43        1,318        5,840  (29.68)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            12.30       8.64       14,173      122,412  (29.79)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            12.30       8.63       10,271       88,652  (29.82)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            12.30       8.63       12,031      103,771  (29.85)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      6.70       4.70      269,705    1,268,286  (29.85)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      6.69       4.68       40,126      187,983  (29.96)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     12.29       8.60        2,508       21,574  (29.99)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     12.29       8.60        5,062       43,518  (30.03)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       6.71       4.71    1,222,693    5,756,818  (29.82)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       6.69       4.69      102,874      482,582  (29.92)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      12.29       8.61       10,101       86,977  (29.94)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      12.29       8.60       25,977      223,481  (29.99)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    12.30       8.62       95,441      822,926  (29.89)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    12.29       8.61        6,593       56,740  (29.99)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    12.29       8.60        4,059       34,912  (30.03)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    12.29       8.59        4,494       38,620  (30.07)%
FTVIPT Templeton Foreign Securities Class 2
  Lincoln Choice Plus (1.40% Fee Rate)                                8.30       6.66      543,720    3,622,571  (19.70)%
  Lincoln Choice Plus (1.60% Fee Rate)                               10.88       8.72          406        3,538  (19.85)%
  Lincoln Choice Plus (1.65% Fee Rate)                               10.88       8.71        5,924       51,626  (19.90)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                         7.99       6.40      117,674      753,522  (19.90)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                         7.98       6.38       12,290       78,403  (20.02)%
  Lincoln Choice Plus Access (1.85% Fee Rate)                        10.88       8.69        2,481       21,574  (20.06)%
  Lincoln Choice Plus Access (1.90% Fee Rate)                        10.87       8.69        1,990       17,289  (20.10)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                          8.00       6.41      199,272    1,277,629  (19.86)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                          7.98       6.39       59,927      382,794  (19.98)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)                         10.68       8.54          803        6,857  (20.02)%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)                         10.87       8.69        1,417       12,319  (20.06)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
Scudder VIT Small Cap Index                                          1.59%
  Lincoln Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
FTVIPT Franklin Mutual Shares Securities Class 2                     0.93%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)
  Lincoln Choice Plus Access (1.90% Fee Rate)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)
  Lincoln Choice Plus Bonus (1.85% Fee Rate)
FTVIPT Franklin Small Cap Class 2                                    0.25%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)
FTVIPT Templeton Foreign Securities Class 2                          2.34%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)
  Lincoln Choice Plus (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)
  Lincoln Choice Plus Access (1.90% Fee Rate)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)
  Lincoln Choice Plus Bonus (1.85% Fee Rate)

Lincoln Life Variable Annuity Account N

                                                                  Unit Value Unit Value
                                                                  Beginning  Ending of  Units                  Total
Subaccount                                                        of Period  Period     Outstanding Net Assets Return(1)
-------------------------------------------------------------------------------------------------------------------------
FTVIPT Templeton Growth Securities Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)           $10.73     $8.63      609,409   $5,257,304  (19.62)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)            11.18      8.97       18,201      163,256  (19.75)%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)            11.17      8.96        7,813       70,016  (19.78)%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)            11.17      8.96        5,944       53,237  (19.82)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)      9.90      7.94       48,689      386,656  (19.82)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)      9.88      7.91       35,240      278,832  (19.94)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)     11.16      8.93        2,619       23,400  (19.99)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)     11.16      8.93        8,274       73,869  (20.03)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)       9.91      7.95      212,925    1,693,078  (19.78)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)       9.89      7.92       24,448      193,689  (19.90)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)      10.39      8.32       11,271       93,734  (19.94)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)      11.16      8.93        3,106       27,740  (20.00)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)                    11.17      8.95       82,452      738,125  (19.87)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)                    11.17      8.93        7,597       67,871  (20.00)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)                    11.17      8.93        4,793       42,789  (20.05)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)                    11.16      8.92       17,272      154,106  (20.07)%

                                                                  Investment
                                                                  Income
Subaccount                                                        Ratio(2)
----------------------------------------------------------------------------
FTVIPT Templeton Growth Securities Class 2                           2.50%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)

(1) These amounts represent the total return, including changes in value of mutual funds, and reflect deductions for all items included in the fee rate. The total return does not include contract charges deducted directly from policy account values, The total return is not annualized.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense guarantee charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccount invests. Investment income ratios are not annualized.

Lincoln Life Variable Annuity Account N

A summary of the unit values, units outstanding, net assets and total return and investment income ratios for variable annuity contracts as of and for the year or period ended December 31, 2001 follows. The fee rates below represent annualized contract expenses of the separate account, consisting primarily of mortality and expense guarantee charges.

                                                            Unit Value Unit Value                                   Investment
                                                            Beginning  Ending of  Units                   Total     Income
Subaccount                                                  of Period  Period     Outstanding Net Assets  Return(5) Ratio(6)
------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation                                                                                          9.44%
  Lincoln Choice Plus (1.40% Fee Rate)                        $ 8.35     $ 6.31    2,028,094  $12,805,772  (24.35)%
  Lincoln Choice Plus (1.60% Fee Rate)(2)                      10.00      11.72        3,479       40,786   17.23%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                      10.00      12.13          100        1,213   21.34%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   7.92       5.98      110,028      657,670  (24.54)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   7.92       5.96       36,208      215,963  (24.65)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(1)               10.00      10.99        3,465       38,090    9.94%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)               10.00      12.13          100        1,213   21.25%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    7.86       5.93      392,200    2,327,433  (24.50)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    7.92       5.97      112,228      669,876  (24.61)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(3)                10.00      12.13          103        1,249   21.28%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                10.00      12.13        1,526       18,505   21.27%
AIM V.I. Growth                                                                                                        0.22%
  Lincoln Choice Plus (1.40% Fee Rate)                         11.62       7.57    3,116,803   23,603,880  (34.81)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)     11.62       7.57          264        2,001  (34.81)%
  Lincoln Choice Plus (1.60% Fee Rate)(2)                      10.00      10.68        4,285       45,782    6.83%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                      10.00      11.13          100        1,113   11.34%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   7.36       4.79      155,151      742,821  (34.97)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   7.36       4.78       73,409      350,700  (35.07)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(1)               10.00      10.16        3,380       34,337    1.60%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)               10.00      11.13          100        1,113   11.25%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    7.29       4.74      462,387    2,193,954  (34.94)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    7.36       4.78      121,725      581,936  (35.03)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(3)                10.00      11.13          103        1,146   11.29%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                10.00      11.13          103        1,146   11.27%
AIM V.I. Growth Class II                                                                                               0.46%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                   10.00      11.14        1,323       14,751   11.38%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                   10.00      11.13          100        1,118   11.31%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                   10.00      11.13          100        1,118   11.30%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                   10.00      11.13          100        1,118   11.29%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(4)            10.00      11.62           97        1,128   16.20%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(4)            10.00      11.62          100        1,163   16.16%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)            10.00      11.12          100        1,118   11.23%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(4)            10.00      11.61          100        1,163   16.13%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)             10.00      11.13        2,710       30,165   11.30%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(4)             10.00      11.62          994       11,553   16.18%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)             10.00      11.12          103        1,152   11.25%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)             10.00      11.12          103        1,152   11.22%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)           10.00      11.13          100        1,115   11.28%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)           10.00      11.12          100        1,112   11.23%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)           10.00      11.12          100        1,112   11.20%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)           10.00      11.12          100        1,112   11.19%
AIM V.I. International Growth                                                                                          0.36%
  Lincoln Choice Plus (1.40% Fee Rate)                         11.40       8.60    1,503,499   12,925,140  (24.60)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                      10.00      10.62          100        1,062    6.20%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                      10.00      10.62          100        1,062    6.18%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   8.04       6.05       90,299      546,298  (24.79)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   8.04       6.04       18,491      111,606  (24.90)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(1)               10.00       9.95        2,272       22,603   (0.53)%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)               10.00      10.61          708        7,516    6.14%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    8.09       6.09      215,308    1,310,409  (24.75)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    8.04       6.04       47,734      288,321  (24.86)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(1)                10.00       9.95          648        6,450   (0.52)%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                10.00      10.62          103        1,093    6.15%

Lincoln Life Variable Annuity Account N

                                                            Unit Value Unit Value                                   Investment
                                                            Beginning  Ending of  Units                   Total     Income
Subaccount                                                  of Period  Period     Outstanding Net Assets  Return(5) Ratio(6)
------------------------------------------------------------------------------------------------------------------------------
AIM V.I. International Growth Class II                                                                                 0.43%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                  $10.00     $10.62          285  $     3,037    6.21%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                   10.00      10.62          100        1,066    6.19%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                   10.00      10.61          100        1,066    6.14%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                   10.00      10.61          413        4,387    6.13%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(4)            10.00      11.23           95        1,072   12.29%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(4)            10.00      11.23           96        1,081   12.26%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)            10.00      10.61          100        1,066    6.10%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(4)            10.00      11.22           96        1,082   12.22%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)             10.00      10.61          488        5,189    6.15%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(4)             10.00      11.23           99        1,114   12.28%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)             10.00      10.61          103        1,098    6.11%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)             10.00      10.61          103        1,098    6.10%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)           10.00      10.61          100        1,066    6.12%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)           10.00      10.61          100        1,066    6.10%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)           10.00      10.61          100        1,063    6.08%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)           10.00      10.60          100        1,060    6.03%
AIM V.I. Premier Equity                                                                                                0.13%
  Lincoln Choice Plus (1.40% Fee Rate)                         11.79      10.16    6,508,531   66,138,102  (13.78)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)     11.79      10.16        2,961       30,087  (13.78)%
  Lincoln Choice Plus (1.60% Fee Rate)(1)                      10.00      10.57        8,570       90,590    5.70%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                      10.00      11.32        2,661       30,114   13.18%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   8.49       7.30      402,008    2,934,284  (14.00)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   8.48       7.28      126,935      924,451  (14.12)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(1)               10.00      10.56        4,280       45,212    5.62%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)               10.00      11.31          669        7,562   13.10%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    8.39       7.22      976,418    7,052,478  (13.95)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    8.48       7.29      253,416    1,846,925  (14.08)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(1)                10.00      10.56          816        8,625    5.64%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                10.00      11.31          103        1,165   13.11%
AIM V.I. Premier Equity Class II                                                                                       0.33%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                   10.00      11.32        7,378       83,541   13.23%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                   10.00      11.32        9,710      109,971   13.18%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                   10.00      11.32        1,435       16,242   13.16%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                   10.00      11.32        2,166       24,512   13.15%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)            10.00      11.32          877        9,928   13.15%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(4)            10.00      11.84          203        2,400   18.42%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)            10.00      11.31          100        1,131   13.08%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(4)            10.00      11.84        2,318       27,446   18.38%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)             10.00      11.32        3,886       43,973   13.17%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(4)             10.00      11.84           98        1,162   18.43%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)             10.00      11.31          714        8,071   13.10%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)             10.00      11.31          103        1,165   13.08%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)           10.00      11.31        3,854       43,601   13.13%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)           10.00      11.31          676        7,647   13.09%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)           10.00      11.31          100        1,131   13.06%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)           10.00      11.31          100        1,131   13.05%
ABVPSF Growth Class B                                                                                                  0.21%
  Lincoln Choice Plus (1.40% Fee Rate)                          8.65       6.51      651,718    4,245,489  (24.71)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                      10.00      11.97          100        1,197   19.75%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                      10.00      11.97          100        1,197   19.73%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   8.04       6.04       84,407      509,686  (24.90)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   8.03       6.02       54,286      327,049  (25.01)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(1)               10.00      10.89        3,385       36,869    8.92%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)               10.00      11.96          100        1,196   19.64%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    8.00       6.01      193,588    1,163,063  (24.86)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    8.04       6.03       48,885      294,726  (24.98)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(1)                10.00      10.89        7,337       79,928    8.93%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                10.00      11.97          103        1,232   19.66%

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
ABVPSF Growth and Income Class B
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)              $12.49     $12.33    2,870,028  $35,387,818   (1.24)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                     12.49      12.33        4,973       61,318   (1.24)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      11.32       14,518      164,411   13.24%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)            10.00      10.35       11,575      119,800    3.50%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      11.32       15,910      180,097   13.20%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        10.47      10.32      461,707    4,763,496   (1.49)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        10.47      10.30      142,206    1,464,140   (1.64)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.34       30,120      311,512    3.42%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      11.31        1,063       12,022   13.12%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         10.46      10.31      999,322   10,299,131   (1.44)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         10.47      10.30      233,908    2,410,022   (1.59)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.34       14,044      145,269    3.44%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      11.31          103        1,165   13.14%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.32       12,201      138,123   13.20%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.32          782        8,849   13.15%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.31          100        1,131   13.13%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.31        1,199       13,564   13.12%
ABVPSF Premier Growth Class B
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)                8.94       7.28    1,902,157   13,852,494  (18.55)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      11.96        1,958       23,417   19.58%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)            10.00      11.01        2,917       32,112   10.07%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      11.95        7,653       91,469   19.52%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         7.73       6.28      334,524    2,101,491  (18.75)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         7.73       6.27      137,644      862,736  (18.88)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      11.00       11,461      126,063    9.99%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      11.94          100        1,194   19.44%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          7.68       6.24    1,020,773    6,374,058  (18.71)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          7.73       6.27      134,567      844,035  (18.84)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(3)      10.00      11.95        5,646       67,447   19.46%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      11.95          103        1,230   19.46%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.95        4,344       51,924   19.54%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.95          873       10,428   19.48%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.95          100        1,195   19.47%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.95          100        1,195   19.46%
ABVPSF Small Cap Value Class B
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.88          946       11,257   18.83%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.88        3,757       44,625   18.78%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.88          100        1,193   18.76%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.87          100        1,192   18.75%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      11.87          694        8,256   18.74%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      11.87          100        1,193   18.69%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      11.87          100        1,193   18.68%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      11.87          100        1,193   18.66%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      11.88        7,284       86,512   18.76%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      11.87          103        1,229   18.72%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      11.87          103        1,229   18.70%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      11.87          103        1,228   18.68%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.87        4,185       49,694   18.74%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.87          100        1,193   18.70%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.87          100        1,193   18.68%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.87          100        1,193   18.66%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
ABVPSF Growth and Income Class B                                        0.51%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
ABVPSF Premier Growth Class B                                             --
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
ABVPSF Small Cap Value Class B                                            --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
ABVPSF Technology Class B
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)              $ 6.96     $ 5.12    2,651,896  $13,570,112  (26.49)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                      6.96       5.12          394        2,018  (26.49)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      12.88          100        1,288   28.82%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(3)            10.00      12.88          918       11,815   28.76%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      12.87          100        1,287   28.74%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         6.64       4.87      175,637      855,589  (26.68)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         6.64       4.86       62,533      303,953  (26.79)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      11.55          572        6,609   15.46%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      12.87          100        1,287   28.65%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          6.55       4.81      643,256    3,092,669  (26.64)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          6.64       4.86       93,334      453,988  (26.75)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      11.55        1,530       17,667   15.47%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      12.87          103        1,325   28.66%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      12.88        1,811       23,324   28.77%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      12.87          100        1,287   28.71%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      12.87          100        1,287   28.70%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      12.87          100        1,287   28.68%
American Funds Global Small Cap Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)                6.92       5.95    1,069,737    6,361,066  (14.07)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      12.51        1,389       17,376   25.08%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)            10.00      11.13        2,165       24,108   11.34%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      12.50          100        1,250   25.02%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         8.24       7.07       89,848      634,923  (14.28)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         8.24       7.05       31,483      221,992  (14.41)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)     10.00      12.50          100        1,250   24.96%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      12.49          100        1,249   24.94%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          8.29       7.11      431,666    3,070,752  (14.24)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          8.24       7.06       41,035      289,559  (14.37)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      11.13        1,359       15,120   11.26%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      12.50          103        1,287   24.95%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      12.51          102        1,276   25.07%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      12.50          100        1,250   25.03%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      12.50          100        1,250   25.00%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      12.50          100        1,250   24.98%
American Funds Growth Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)                9.69       7.82    7,186,647   56,208,567  (19.29)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                      9.69       7.82       22,001      172,076  (19.29)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      12.32       21,092      259,859   23.20%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)            10.00      10.82       20,412      220,852    8.20%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      12.31        6,649       81,883   23.15%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         8.97       7.22    1,347,271    9,732,562  (19.49)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         8.97       7.21      357,732    2,578,778  (19.62)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.81       14,777      159,760    8.11%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      12.31        2,869       35,306   23.05%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          8.89       7.16    2,621,476   18,765,018  (19.45)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          8.97       7.21      360,241    2,598,752  (19.58)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.81       17,711      191,508    8.13%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      12.31        4,814       59,250   23.07%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      12.32       22,143      272,712   23.16%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      12.31          100        1,231   23.11%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      12.31          100        1,231   23.09%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      12.31          100        1,231   23.07%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
ABVPSF Technology Class B                                                 --
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
American Funds Global Small Cap Class 2                                 0.86%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
American Funds Growth Class 2                                           0.47%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
American Funds Growth-Income Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)              $11.28     $11.41    4,313,847  $49,207,809    1.13%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      11.32       20,821      235,701   13.20%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)            10.00      10.53       48,391      509,788    5.35%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      11.31        6,635       75,070   13.14%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        10.44      10.53      970,016   10,212,328    0.88%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        10.43      10.51      619,590    6,509,299    0.73%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.53       31,714      333,840    5.27%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      11.31        2,493       28,187   13.08%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         10.43      10.53    1,081,776   11,386,965    0.93%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         10.43      10.51      379,133    3,986,020    0.78%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.53       16,500      173,714    5.28%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      11.31       10,934      123,650   13.09%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.31       30,833      348,856   13.14%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.31        1,195       13,521   13.11%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.31          100        1,131   13.09%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.31          100        1,131   13.07%
American Funds International Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)                6.84       5.41    3,659,947   19,790,224  (21.00)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      10.85        8,909       96,626    8.46%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)            10.00      10.22        3,403       34,793    2.24%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      10.84        2,892       31,348    8.40%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         7.83       6.17      552,383    3,407,949  (21.20)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         7.82       6.16      134,523      828,098  (21.32)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.22       10,917      111,535    2.16%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      10.83        1,705       18,477    8.34%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          7.86       6.20    1,003,412    6,221,571  (21.16)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          7.83       6.16      232,053    1,429,484  (21.28)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.22        7,793       79,633    2.18%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      10.84          181        1,964    8.35%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      10.84        5,677       61,547    8.41%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      10.84          794        8,602    8.38%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      10.84          100        1,084    8.36%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      10.83          100        1,083    8.34%
Delaware VIPT Devon
  Lincoln Choice Plus (1.40% Fee Rate)                                   7.95       7.12      559,431    3,983,321  (10.45)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               7.95       7.12        3,036       21,615  (10.45%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      11.48          100        1,148   14.76%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.48          100        1,148   14.75%
Delaware VIPT Emerging Markets
  Lincoln Choice Plus (1.40% Fee Rate)                                  10.21      10.60      185,777    1,968,863    3.82%
  Lincoln Choice Plus (1.60% Fee Rate)(2)                               10.00      11.48          493        5,658   14.84%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.42          100        1,142   14.22%
Delaware VIPT Emerging Markets Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)        8.27       8.58          100          858    3.73%
  Lincoln Choice Plus Access (1.65% Fee Rate)                            8.26       8.54       16,590      141,743    3.43%
  Lincoln Choice Plus Access (1.80% Fee Rate)                            8.26       8.53        4,694       40,028    3.29%
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)                        10.00      11.42          100        1,142   14.17%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)                        10.00      11.42          100        1,142   14.16%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                             8.25       8.54       37,390      319,392    3.49%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                             8.26       8.54        3,749       31,997    3.35%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(1)                         10.00      10.42          483        5,028    4.16%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                         10.00      11.42          103        1,176   14.16%
Delaware VIPT High Yield
  Lincoln Choice Plus (1.40% Fee Rate)                                   7.90       7.47    1,212,557    9,060,565   (5.43)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               7.90       7.47          838        6,262   (5.43)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      10.33          219        2,262    3.31%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      10.33          100        1,033    3.28%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
American Funds Growth-Income Class 2                                    1.82%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
American Funds International Class 2                                    0.89%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Delaware VIPT Devon                                                     0.72%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Delaware VIPT Emerging Markets                                          0.51%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(2)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Delaware VIPT Emerging Markets Service Class                            0.23%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)
Delaware VIPT High Yield                                                9.54%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
Delaware VIPT High Yield Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                           $10.00     $10.32        1,463  $    15,092    3.17%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      10.31        1,559       16,082    3.13%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      10.31          100        1,031    3.11%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      10.31          942        9,712    3.09%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                      8.97       8.46          100          846   (5.70)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         8.96       8.43      149,274    1,257,788   (5.94)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         8.95       8.41       68,224      573,512   (6.09)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00       9.94       12,927      128,534   (0.57)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      10.30        1,067       10,990    3.02%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          8.96       8.43      302,566    2,551,344   (5.90)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          8.95       8.41       89,138      749,884   (6.04)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00       9.94        2,108       20,967   (0.55)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      10.30          103        1,061    3.04%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      10.31        1,583       16,313    3.08%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      10.30          480        4,947    3.04%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      10.30          100        1,030    3.04%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      10.30          100        1,030    3.02%
Delaware VIPT International Equity
  Lincoln Choice Plus (1.40% Fee Rate)                                  11.47       9.86      171,811    1,694,457  (14.05)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      10.96          100        1,096    9.64%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      10.96          100        1,096    9.62%
Delaware VIPT Value
  Lincoln Choice Plus (1.40% Fee Rate)                                  10.52       9.97    1,477,536   14,727,750   (5.22)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              10.52       9.97        4,457       44,423   (5.22)%
  Lincoln Choice Plus (1.60% Fee Rate)(1)                               10.00      10.33        4,043       41,749    3.27%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.10          100        1,110   11.04%
Delaware VIPT Value Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.11          125        1,388   11.07%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.10          100        1,110   11.03%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.10          100        1,110   11.00%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.10          100        1,110   10.99%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                     11.57      10.95          100        1,095   (5.34)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        11.56      10.91       58,203      634,902   (5.61)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        11.55      10.89       11,560      125,840   (5.76)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.31        2,316       23,885    3.12%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      11.09          100        1,109   10.90%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         11.52      10.88      140,488    1,528,405   (5.56)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         11.55      10.89       35,141      382,837   (5.70)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.31          698        7,204    3.14%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      11.09          103        1,142   10.91%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.10        1,028       11,407   10.97%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.09          100        1,109   10.93%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.09          100        1,109   10.92%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.09          100        1,109   10.89%
Delaware VIPT REIT
  Lincoln Choice Plus (1.40% Fee Rate)                                  12.59      13.50      610,119    8,237,107    7.28%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              12.59      13.50       12,135      163,834    7.28%
  Lincoln Choice Plus (1.60% Fee Rate)(2)                               10.00      10.73        1,674       17,973    7.34%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      10.71          100        1,071    7.12%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
Delaware VIPT High Yield Service Class                                  6.52%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Delaware VIPT International Equity                                      2.87%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Delaware VIPT Value                                                     0.18%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(1)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Delaware VIPT Value Service Class                                       0.05%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Delaware VIPT REIT                                                      1.36%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(2)
  Lincoln Choice Plus (1.65% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
Delaware VIPT REIT Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                           $10.00     $10.71        3,574  $    38,281    7.11%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      10.71        3,400       36,409    7.08%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      10.71          100        1,071    7.07%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      10.70          637        6,823    7.04%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                     10.72      11.49          100        1,149    7.18%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        10.70      11.44      112,388    1,285,966    6.89%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        10.70      11.42       59,588      680,387    6.73%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.38        2,635       27,342    3.78%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      10.70          100        1,070    6.97%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         10.68      11.42      267,386    3,053,043    6.95%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         10.70      11.43       33,355      381,136    6.79%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.38        3,879       40,257    3.80%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      10.70          223        2,389    6.98%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      10.70          105        1,121    7.03%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      10.70          100        1,070    7.00%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      10.70          100        1,070    6.99%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      10.70        1,264       13,521    6.97%
Delaware VIPT Select Growth
  Lincoln Choice Plus (1.40% Fee Rate)                                   7.22       5.43    2,187,136   11,868,915  (24.85)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      12.22          346        4,231   22.23%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      12.22          100        1,222   22.21%
Delaware VIPT Select Growth Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)        7.52       5.64          100          564  (24.95)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                            7.51       5.62      165,995      933,408  (25.15)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                            7.51       5.61       28,294      158,753  (25.26)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)                        10.00      12.22        1,474       18,017   22.22%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)                        10.00      12.22          100        1,222   22.20%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                             7.51       5.63      349,630    1,967,469  (25.11)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                             7.51       5.61      121,298      681,081  (25.22)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(1)                         10.00      10.98          393        4,320    9.79%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                         10.00      12.22          103        1,259   22.22%
Delaware VIPT Small Cap Value
  Lincoln Choice Plus (1.40% Fee Rate)                                  11.47      12.65    1,318,896   16,680,961   10.29%
  Lincoln Choice Plus (1.60% Fee Rate)(1)                               10.00      10.99        2,808       30,868    9.92%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.80        3,650       43,082   18.03%
Delaware VIPT Small Cap Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.81        8,334       98,399   18.07%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.80        1,644       19,396   18.01%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.80        2,239       26,423   17.99%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.80        1,443       17,029   17.98%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                     11.86      13.05          100        1,305   10.09%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        11.84      13.01      114,364    1,487,432    9.85%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        11.83      12.98       80,955    1,050,853    9.68%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.98        5,510       60,490    9.78%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      11.79          753        8,875   17.88%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         11.77      12.94      330,344    4,274,165    9.90%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         11.84      12.99       66,842      868,219    9.74%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.98        4,837       53,100    9.79%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      11.79        1,629       19,211   17.90%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.80          838        9,887   17.98%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.79          279        3,285   17.94%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.79          100        1,179   17.91%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.79          100        1,179   17.90%
Delaware VIPT Social Awareness
  Lincoln Choice Plus (1.40% Fee Rate)                                  10.61       9.46      634,586    6,004,730  (10.79)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      11.54          100        1,154   15.35%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.53          100        1,153   15.34%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
Delaware VIPT REIT Service Class                                        1.23%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Delaware VIPT Select Growth                                               --
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Delaware VIPT Select Growth Service Class                                 --
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)
Delaware VIPT Small Cap Value                                           0.77%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(1)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Delaware VIPT Small Cap Service Class                                   0.46%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Delaware VIPT Social Awareness                                          0.23%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
Delaware VIPT Social Awareness Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)      $ 8.80     $ 7.84          100  $       784  (10.92)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                            8.79       7.81       21,842      170,600  (11.17)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                            8.79       7.79       11,830       92,199  (11.30)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)                        10.00      11.53          100        1,153   15.29%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)                        10.00      11.53          100        1,153   15.26%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                             8.79       7.82       59,307      463,633  (11.12)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                             8.79       7.80       11,463       89,395  (11.25)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(3)                         10.00      11.53        2,880       33,211   15.31%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                         10.00      11.53          103        1,187   15.29%
Delaware VIPT Trend
  Lincoln Choice Plus (1.40% Fee Rate)                                  16.75      13.98    3,573,333   49,970,844  (16.52)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              16.75      13.98        8,405      117,535  (16.52)%
  Lincoln Choice Plus (1.60% Fee Rate)(1)                               10.00      11.35        5,447       61,818   13.50%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      12.79          100        1,279   27.94%
Delaware VIPT Trend Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      12.80        6,289       80,501   28.01%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      12.79        5,189       66,389   27.95%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      12.79          899       11,503   27.94%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      12.79        1,600       20,463   27.92%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                      7.77       6.48          100          648  (16.63)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         7.76       6.45      333,113    2,150,097  (16.84)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         7.76       6.44       88,103      567,402  (16.96)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(2)     10.00      12.21        3,601       43,959   22.07%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      12.78        1,233       15,763   27.80%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          7.76       6.46    1,353,374    8,741,850  (16.80)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          7.76       6.45      168,384    1,085,248  (16.92)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      11.34        2,404       27,255   13.37%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      12.78        1,546       19,760   27.82%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      12.79        3,397       43,455   27.92%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      12.79          620        7,932   27.86%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      12.79          100        1,279   27.85%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      12.78          100        1,278   27.84%
Delaware VIPT U.S. Growth Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.65          100        1,169   16.52%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.65          100        1,170   16.46%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.65          100        1,170   16.45%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.64          100        1,169   16.43%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      11.64          100        1,169   16.43%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      11.64          100        1,170   16.38%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      11.64          100        1,170   16.36%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      11.63          100        1,169   16.35%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      11.64          103        1,204   16.45%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      11.64          103        1,205   16.40%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      11.64          103        1,205   16.38%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      11.64          103        1,205   16.36%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.64          100        1,169   16.43%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.64          100        1,170   16.36%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.63          100        1,169   16.35%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.63          100        1,166   16.34%
Dreyfus Developing Leaders
  Lincoln Choice Plus (1.40% Fee Rate)                                  14.54      13.46      292,325    3,934,529   (7.42)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      11.68          100        1,168   16.85%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.68          100        1,168   16.83%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
Delaware VIPT Social Awareness Service Class                            0.09%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)
Delaware VIPT Trend                                                       --
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(1)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Delaware VIPT Trend Service Class                                         --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(2)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Delaware VIPT U.S. Growth Service Class                                   --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Dreyfus Developing Leaders                                              0.41%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund Service Class 2
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                           $10.00     $10.95        1,377  $    15,085    9.46%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      10.94          100        1,099    9.41%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      10.94          100        1,099    9.39%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      10.94          100        1,099    9.38%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      10.94        1,660       18,155    9.38%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      10.93          455        4,984    9.34%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      10.93          100        1,098    9.34%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      10.93          100        1,099    9.31%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      10.94       13,274      145,229    9.40%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      10.94          103        1,131    9.36%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      10.94          103        1,131    9.35%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      10.93          103        1,132    9.32%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      10.94        8,035       87,885    9.37%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      10.93          100        1,098    9.35%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      10.93          100        1,099    9.31%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      10.93          100        1,099    9.29%
Fidelity VIP Equity-Income
  Lincoln Choice Plus (1.40% Fee Rate)                                  11.32      10.61    3,121,392   33,115,014   (6.28)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              11.32      10.61        3,228       34,250   (6.28)%
  Lincoln Choice Plus (1.60% Fee Rate)(1)                               10.00      10.30        6,160       63,474    3.04%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.11        7,428       82,483   11.05%
Fidelity VIP Equity-Income Service Class 2
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.11        3,886       43,164   11.07%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.10          100        1,110   11.02%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.10          100        1,110   11.00%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.10        2,549       28,290   10.98%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                     10.87      10.16          100        1,016   (6.54)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        10.86      10.12      143,488    1,452,655   (6.78)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        10.85      10.10       51,161      516,870   (6.92)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.28        5,872       60,393    2.85%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      11.09          919       10,192   10.88%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         10.86      10.13      214,035    2,168,471   (6.73)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         10.86      10.11       95,581      966,408   (6.87)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.29       13,119      134,946    2.86%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      11.09          103        1,142   10.92%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.10        9,102      101,014   10.98%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.09          100        1,109   10.93%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.09          100        1,109   10.92%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.09          100        1,109   10.90%
Fidelity VIP Growth
  Lincoln Choice Plus (1.40% Fee Rate)                                  12.60      10.24    4,842,933   49,571,049  (18.80)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              12.60      10.24       22,717      232,529  (18.80)%
  Lincoln Choice Plus (1.60% Fee Rate)(2)                               10.00      11.43        1,782       20,358   14.26%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.78        2,643       31,129   17.80%
Fidelity VIP Growth Service Class 2
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.78       11,539      135,963   17.83%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.78          100        1,178   17.78%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.78          100        1,178   17.77%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.77          417        4,911   17.75%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                      8.37       6.78          100          678  (19.04)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         8.36       6.75       98,856      667,624  (19.21)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         8.35       6.74       22,795      153,614  (19.33)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.69        5,996       64,075    6.87%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      11.76          644        7,573   17.64%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          8.36       6.76      916,788    6,196,314  (19.17)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          8.36       6.74      153,898    1,037,839  (19.29)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.69        4,892       52,293    6.89%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      11.77          103        1,212   17.65%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.77        4,045       47,622   17.73%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.77          100        1,177   17.68%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.77          100        1,177   17.67%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.77          100        1,177   17.66%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
Fidelity VIP Contrafund Service Class 2                                   --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Fidelity VIP Equity-Income                                              1.57%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(1)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Fidelity VIP Equity-Income Service Class 2                              0.57%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Fidelity VIP Growth                                                     0.08%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(2)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Fidelity VIP Growth Service Class 2                                     0.06%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP III Growth Opportunities
  Lincoln Choice Plus (1.40% Fee Rate)                                 $ 8.73     $ 7.37    2,188,160  $16,123,664  (15.61)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               8.73       7.37       44,726      329,566  (15.61)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      11.35          100        1,135   13.50%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.35          100        1,135   13.49%
Fidelity VIP III Growth Opportunities Service Class 2
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)        8.49       7.14          100          714  (15.87)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                            8.48       7.12       22,454      159,933  (16.04)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                            8.48       7.11        2,114       15,021  (16.17)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)                        10.00      11.34          100        1,134   13.36%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)                        10.00      11.33          100        1,133   13.33%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                             8.49       7.13       58,213      414,981  (16.00)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                             8.48       7.11        9,374       66,668  (16.12)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(3)                         10.00      11.34          103        1,168   13.37%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                         10.00      11.33          103        1,167   13.34%
Fidelity VIP Overseas
  Lincoln Choice Plus (1.40)% Fee Rate)                                 11.33       8.81      896,988    7,903,472  (22.26)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              11.33       8.81       23,243      204,801  (22.26)%
  Lincoln Choice Plus (1.60% Fee Rate)(2)                               10.00      10.87          210        2,288    8.71%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      10.90          100        1,090    9.04%
Fidelity VIP Overseas Service Class 2
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      10.91        4,874       53,175    9.10%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      10.90          100        1,090    9.05%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      10.90          100        1,090    9.03%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      10.90          100        1,090    9.02%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                      8.61       6.69          100          669  (22.26)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         8.60       6.67       27,479      183,275  (22.45)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         8.59       6.65        7,936       52,815  (22.57)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)     10.00      10.90          100        1,090    8.95%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      10.89          100        1,089    8.92%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          8.60       6.67      404,091    2,697,287  (22.42)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          8.60       6.66       16,482      109,768  (22.53)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(3)      10.00      10.90          823        8,972    8.97%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      10.89          179        1,955    8.95%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      10.90          100        1,090    9.00%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      10.90          100        1,090    8.96%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      10.89          100        1,089    8.94%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      10.89          100        1,089    8.93%
Janus Aspen Series Mid Cap Growth Service Shares
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.39          748        8,529   13.94%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.39          100        1,144   13.89%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.39          100        1,144   13.87%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.39          100        1,144   13.86%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      11.39          137        1,570   13.86%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      11.38          100        1,143   13.82%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      11.38          100        1,144   13.79%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      11.38          100        1,144   13.77%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      11.39          702        7,996   13.87%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      11.38          103        1,178   13.84%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      11.38          103        1,178   13.81%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      11.38          103        1,178   13.79%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.38        2,038       23,203   13.85%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.38          100        1,138   13.79%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.38          100        1,138   13.77%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.38          100        1,138   13.77%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
Fidelity VIP III Growth Opportunities                                   0.41%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Fidelity VIP III Growth Opportunities Service Class 2                   0.28%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)
Fidelity VIP Overseas                                                   5.87%
  Lincoln Choice Plus (1.40)% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(2)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
Fidelity VIP Overseas Service Class 2                                   4.37%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Janus Aspen Series Mid Cap Growth Service Shares                          --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                            Unit Value Unit Value                                  Investment
                                                            Beginning  Ending of  Units                  Total     Income
Subaccount                                                  of Period  Period     Outstanding Net Assets Return(5) Ratio(6)
-----------------------------------------------------------------------------------------------------------------------------
Janus Aspen Series Balanced Service Shares                                                                            3.26%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                  $10.00     $10.67       2,965   $   31,638    6.69%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                   10.00      10.66       3,188       34,001    6.65%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                   10.00      10.66         159        1,703    6.62%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                   10.00      10.66         100        1,071    6.61%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)            10.00      10.66         100        1,071    6.61%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)            10.00      10.66         100        1,071    6.58%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)            10.00      10.66         100        1,071    6.57%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)            10.00      10.65         100        1,071    6.54%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)             10.00      10.66       7,631       81,366    6.62%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)             10.00      10.66         103        1,103    6.59%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)             10.00      10.66         141        1,511    6.59%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)             10.00      10.66         103        1,103    6.55%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)           10.00      10.66       6,705       71,471    6.59%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)           10.00      10.66         100        1,071    6.57%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)           10.00      10.65         100        1,071    6.54%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)           10.00      10.65       1,388       14,796    6.52%
Janus Aspen Series Worldwide Growth Service Shares                                                                    0.20%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                   10.00      11.52       1,638       18,881   15.20%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                   10.00      11.51         123        1,422   15.14%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                   10.00      11.51         128        1,477   15.13%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                   10.00      11.51         100        1,156   15.12%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)            10.00      11.51         823        9,482   15.12%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)            10.00      11.51         100        1,157   15.07%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)            10.00      11.51         100        1,157   15.05%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)            10.00      11.50         100        1,156   15.02%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)             10.00      11.51       2,740       31,548   15.13%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)             10.00      11.51         103        1,191   15.09%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)             10.00      11.51         103        1,191   15.07%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)             10.00      11.50         103        1,187   15.05%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)           10.00      11.51         394        4,538   15.10%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)           10.00      11.51         100        1,151   15.06%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)           10.00      11.50         100        1,150   15.03%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)           10.00      11.50         100        1,150   15.02%
Liberty VIT Newport Tiger                                                                                             0.78%
  Lincoln Choice Plus (1.40% Fee Rate)                         13.68      10.99     428,484    4,711,035  (19.62)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)     13.68      10.99       6,100       67,067  (19.62)%
  Lincoln Choice Plus (1.60% Fee Rate)(1)                      10.00      10.57         192        2,028    5.73%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                      10.00      12.01         100        1,201   20.06%
  Lincoln Choice Plus Access (1.65% Fee Rate)                   8.25       6.62      31,073      205,568  (19.82)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                   8.25       6.60       4,953       32,695  (19.94)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(2)               10.00      11.92         384        4,571   19.18%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)               10.00      12.00         100        1,200   19.99%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                    8.25       6.62     103,255      683,561  (19.78)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                    8.25       6.61       7,321       48,366  (19.90)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(3)                10.00      12.00         103        1,236   20.03%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                10.00      12.00         103        1,236   20.01%
Liberty VIT Growth & Income                                                                                           1.01%
  Lincoln Choice Plus (1.40% Fee Rate)                         11.69      11.45     497,534    5,698,409   (1.99)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                      10.00      10.74         100        1,074    7.42%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                      10.00      10.74         100        1,074    7.41%
Lincoln VIPT Aggressive Growth                                                                                          --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                   10.00      12.42         100        1,247   24.22%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                   10.00      12.42         100        1,247   24.17%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                   10.00      12.42         100        1,247   24.16%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                   10.00      12.41         100        1,246   24.14%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)            10.00      12.41         100        1,246   24.14%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)            10.00      12.41         100        1,247   24.08%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)            10.00      12.41         100        1,247   24.07%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)            10.00      12.41         100        1,247   24.05%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)             10.00      12.42         103        1,283   24.16%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)             10.00      12.41         103        1,284   24.10%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)             10.00      12.41         103        1,284   24.09%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)             10.00      12.41         103        1,284   24.07%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)           10.00      12.41         100        1,247   24.12%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)           10.00      12.41         100        1,247   24.07%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)           10.00      12.41         100        1,247   24.06%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)           10.00      12.40         100        1,243   24.04%

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Bond
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)              $10.53     $11.33    5,439,294  $61,650,712    7.63%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      10.12       18,918      191,515    1.24%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)            10.00      10.10       15,416      155,722    1.01%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      10.12       20,979      212,268    1.18%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        10.61      11.39      634,854    7,229,044    7.37%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        10.60      11.36      262,744    2,985,892    7.21%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      10.09       24,075      243,002    0.93%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      10.11        5,917       59,837    1.13%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         10.61      11.40    1,398,952   15,942,826    7.42%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         10.60      11.37      291,980    3,320,535    7.26%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.09       29,161      294,378    0.95%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      10.11          225        2,280    1.14%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      10.12       21,656      219,123    1.18%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      10.11        1,149       11,622    1.15%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      10.11          100        1,011    1.14%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      10.11          225        2,272    1.13%
Lincoln VIPT Capital Appreciation
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.63          465        5,423   16.31%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.63          100        1,168   16.26%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.62          100        1,167   16.25%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.62          100        1,167   16.23%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      11.62          100        1,167   16.23%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      11.62          100        1,168   16.18%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      11.62          100        1,168   16.16%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      11.61          100        1,167   16.15%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      11.62          177        2,068   16.24%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      11.62          103        1,203   16.19%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      11.62          103        1,203   16.18%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      11.62          103        1,203   16.17%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.62          100        1,167   16.23%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.62          100        1,165   16.17%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.62          100        1,162   16.16%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.61          100        1,161   16.14%
Lincoln VIPT Global Asset Allocation
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      10.98          100        1,102    9.78%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      10.97          100        1,102    9.73%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      10.97          100        1,102    9.70%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      10.97          100        1,102    9.69%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(4)                     10.00      11.38           94        1,070   13.80%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(4)                     10.00      11.38           94        1,069   13.76%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      10.96          100        1,101    9.64%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(4)                     10.00      11.37           94        1,069   13.74%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      10.97          103        1,135    9.70%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(4)                      10.00      11.38           96        1,102   13.78%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      10.97          103        1,135    9.65%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      10.96          103        1,135    9.63%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      10.97          100        1,102    9.67%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      10.96          115        1,272    9.64%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      10.96          100        1,099    9.61%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      10.96          100        1,096    9.59%
Lincoln VIPT International
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.03          444        4,908   10.34%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.03          100        1,108   10.29%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.03          100        1,108   10.27%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.03          100        1,108   10.26%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      11.03          100        1,108   10.26%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      11.02          100        1,107   10.23%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      11.02          100        1,108   10.21%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      11.02          100        1,108   10.18%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      11.03          103        1,141   10.27%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      11.02          103        1,141   10.25%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      11.02          103        1,141   10.22%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      11.02          103        1,141   10.19%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.03          100        1,108   10.25%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.02          100        1,108   10.21%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.02          100        1,104   10.18%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.02          100        1,102   10.16%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
Lincoln VIPT Bond                                                       6.52%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Lincoln VIPT Capital Appreciation                                         --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Lincoln VIPT Global Asset Allocation                                    0.42%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(4)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(4)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(4)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(4)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Lincoln VIPT International                                              0.93%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Money Market
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)              $10.84     $11.12    5,801,358  $64,505,493    2.57%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      10.03       27,303      273,773    0.27%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)            10.00      10.03       27,231      273,093    0.29%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      10.02        9,015       90,346    0.22%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        10.21      10.45    2,634,097   27,521,470    2.31%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        10.21      10.43      227,197    2,368,965    2.16%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)     10.00      10.02          100        1,002    0.19%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      10.02          352        3,529    0.17%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         10.21      10.45    2,314,351   24,196,425    2.36%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         10.21      10.43    1,003,736   10,471,715    2.21%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.02        3,962       39,706    0.21%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      10.02       19,495      195,289    0.18%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      10.02       23,912      239,628    0.21%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      10.02        1,210       12,128    0.19%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      10.02          100        1,002    0.17%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      10.02          225        2,257    0.16%
Lincoln VIPT Social Awareness
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.52          486        5,609   15.20%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.51          100        1,156   15.15%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.51          100        1,156   15.13%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.51          100        1,156   15.12%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(4)                     10.00      12.11           95        1,153   21.07%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(4)                     10.00      12.10           95        1,153   21.01%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      11.51          100        1,157   15.06%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(4)                     10.00      12.10           95        1,154   20.98%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      11.51          103        1,191   15.13%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(4)                      10.00      12.10           98        1,188   21.03%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      11.51          103        1,191   15.08%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      11.51          103        1,191   15.05%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.51          100        1,156   15.11%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.51          100        1,157   15.06%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.50          100        1,153   15.04%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.50          100        1,150   15.03%
MFS VIT Capital Opportunities Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.90          279        3,322   19.02%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.90          100        1,195   18.96%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.89          100        1,194   18.95%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.89        2,066       24,574   18.93%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      11.89          100        1,194   18.93%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      11.89          100        1,195   18.88%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      11.89          100        1,195   18.86%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      11.88          537        6,391   18.84%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      11.89        4,303       51,185   18.94%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      11.89          103        1,231   18.89%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      11.89          103        1,230   18.87%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      11.89          103        1,230   18.86%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.89          100        1,194   18.93%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.89          100        1,195   18.86%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.89          100        1,195   18.85%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.88          100        1,194   18.84%
MFS VIT Emerging Growth
  Lincoln Choice Plus (1.40% Fee Rate)                                  15.50      10.17    2,292,240   23,308,799  (34.41)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              15.50      10.17        4,615       46,926  (34.41)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      12.14          634        7,689   21.35%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      12.13          100        1,213   21.35%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
Lincoln VIPT Money Market                                               3.58%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Lincoln VIPT Social Awareness                                           0.68%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(4)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(4)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(4)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(4)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
MFS VIT Capital Opportunities Service Class                               --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
MFS VIT Emerging Growth                                                   --
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
MFS VIT Emerging Growth Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                           $10.00     $12.14          323  $     3,926   21.44%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      12.14          100        1,214   21.39%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      12.14          100        1,214   21.37%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      12.14          100        1,214   21.36%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                      8.18       5.35          100          535  (34.54)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         8.17       5.33      121,159      646,311  (34.71)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         8.17       5.32       38,307      203,913  (34.81)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00      11.04        3,602       39,760   10.39%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      12.12          100        1,212   21.25%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          8.17       5.34      565,394    3,018,289  (34.68)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          8.17       5.33       96,791      515,562  (34.77)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(3)      10.00      12.13          816        9,900   21.28%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      12.13          103        1,249   21.26%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      12.13        2,756       33,440   21.34%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      12.13          100        1,213   21.30%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      12.13          100        1,213   21.28%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      12.13          100        1,213   21.27%
MFS VIT Research
  Lincoln Choice Plus (1.40% Fee Rate)                                  12.13       9.42    1,471,097   13,856,452  (22.35)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              12.13       9.42        3,106       29,254  (22.35)%
  Lincoln Choice Plus (1.60% Fee Rate)(2)                               10.00      11.14          613        6,828   11.36%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      11.38          100        1,138   13.75%
MFS VIT Research Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)        8.83       6.85          100          685  (22.49)%
  Lincoln Choice Plus Access (1.65% Fee Rate)                            8.82       6.82      185,881    1,268,370  (22.67)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                            8.82       6.81       86,880      591,584  (22.79)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(1)                        10.00      10.59        1,817       19,240    5.88%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)                        10.00      11.37          100        1,137   13.71%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                             8.83       6.83      441,154    3,012,382  (22.64)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                             8.82       6.81       91,395      622,793  (22.75)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(3)                         10.00      11.38          379        4,312   13.76%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                         10.00      11.37          103        1,171   13.73%
MFS VIT Total Return
  Lincoln Choice Plus (1.40% Fee Rate)                                  11.79      11.65    3,653,130   42,566,565   (1.15)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              11.79      11.65        2,034       23,699   (1.15)%
  Lincoln Choice Plus (1.60% Fee Rate)(1)                               10.00      10.29       12,156      125,069    2.88%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      10.64          100        1,064    6.45%
MFS VIT Total Return Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      10.64       10,888      115,896    6.44%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      10.64          116        1,235    6.42%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      10.64          145        1,540    6.37%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      10.64          100        1,064    6.36%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                     11.14      10.99          100        1,099   (1.34)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)        11.13      10.95      357,805    3,917,372   (1.61)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)        11.12      10.93       90,161      985,185   (1.76)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)     10.00      10.63        7,524       79,982    6.30%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      10.63        1,061       11,273    6.29%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)         11.13      10.96      766,828    8,401,751   (1.56)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)         11.12      10.93      157,767    1,724,983   (1.71)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.28       15,398      158,255    2.78%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      10.63          103        1,095    6.32%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      10.63       15,172      161,350    6.35%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      10.63          132        1,402    6.32%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      10.63          100        1,063    6.31%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      10.63        1,272       13,520    6.27%
MFS VIT Utilities
  Lincoln Choice Plus (1.40% Fee Rate)                                  13.95      10.43    3,696,683   38,543,343  (25.26)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              13.95      10.43        3,243       33,817  (25.26)%
  Lincoln Choice Plus (1.60% Fee Rate)(1)                               10.00       9.37        3,176       29,771   (6.25)%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00       9.86        3,427       33,795   (1.40)%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
MFS VIT Emerging Growth Service Class                                     --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
MFS VIT Research                                                        0.01%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(2)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
MFS VIT Research Service Class                                            --
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)
MFS VIT Total Return                                                    1.98%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(1)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
MFS VIT Total Return Service Class                                      1.56%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
MFS VIT Utilities                                                       3.29%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(1)
  Lincoln Choice Plus (1.65% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                  Total
Subaccount                                                           of Period  Period     Outstanding Net Assets Return(5)
----------------------------------------------------------------------------------------------------------------------------
MFS VIT Utilities Service Class
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                           $10.00     $ 9.85       3,357   $   33,082   (1.46)%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00       9.85       5,331       52,515   (1.49)%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00       9.85         608        5,985   (1.49)%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00       9.85         100          985   (1.52)%
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)                                                      9.91       7.38         100          738  (25.52)%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         9.90       7.36     287,684    2,116,185  (25.68)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         9.89       7.34      87,850      644,841  (25.79)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)     10.00       9.35      18,342      171,586   (6.45)%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00       9.84         100          984   (1.58)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          9.90       7.36     703,673    5,180,231  (25.65)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          9.89       7.35     283,268    2,080,710  (25.76)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00       9.36       6,271       58,678   (6.44)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00       9.84         103        1,014   (1.57)%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00       9.85       2,473       24,347   (1.54)%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00       9.84         100          984   (1.58)%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00       9.84         100          984   (1.58)%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00       9.84         100          984   (1.59)%
NB AMT Mid-Cap Growth
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      12.01       4,718       56,680   20.13%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      12.01         100        1,206   20.07%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      12.01         100        1,206   20.07%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      12.00         376        4,517   20.04%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      12.00         213        2,561   20.04%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      12.00         100        1,206   19.99%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      12.00         100        1,206   19.97%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      12.00         100        1,206   19.96%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      12.01       1,311       15,738   20.06%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      12.00         103        1,242   20.01%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      12.00         103        1,242   19.99%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      12.00         103        1,242   19.97%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      12.00       1,075       12,913   20.02%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      12.00         100        1,205   19.98%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      12.00         100        1,200   19.96%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.99         100        1,199   19.95%
NB AMT Regency
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      11.16         401        4,485   11.59%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      11.15         100        1,120   11.55%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      11.15         100        1,120   11.52%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      11.15         100        1,120   11.50%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      11.15         100        1,120   11.50%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      11.15         100        1,120   11.47%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      11.15         100        1,120   11.46%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      11.14         100        1,120   11.44%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      11.15       6,525       72,771   11.52%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      11.15         103        1,154   11.49%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      11.15         103        1,154   11.47%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      11.15         103        1,154   11.45%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.15         100        1,130   11.51%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.15         100        1,119   11.48%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.15         100        1,115   11.47%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.15         100        1,115   11.45%
PIMCO VIT OPCAP Global Equity
  Lincoln Choice Plus (1.40% Fee Rate)                                  12.96      11.01     336,972    3,711,616  (15.02)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      10.50         100        1,050    4.99%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      10.50       3,289       34,527    4.99%
PIMCO VIT OPCAP Managed
  Lincoln Choice Plus (1.40% Fee Rate)                                  11.00      10.31     569,567    5,873,260   (6.23)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              11.00      10.31       3,425       35,319   (6.23)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                               10.00      10.31         100        1,031    3.14%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      10.31         100        1,031    3.13%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
MFS VIT Utilities Service Class                                         2.45%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
NB AMT Mid-Cap Growth                                                     --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
NB AMT Regency                                                            --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
PIMCO VIT OPCAP Global Equity                                             --
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
PIMCO VIT OPCAP Managed                                                 2.35%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                      Unit Value Unit Value                                   Investment
                                                      Beginning  Ending of  Units                   Total     Income
Subaccount                                            of Period  Period     Outstanding Net Assets  Return(5) Ratio(6)
------------------------------------------------------------------------------------------------------------------------
Putnam VT Growth & Income Class IB                                                                                 --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)            $10.00     $10.87          583  $     6,345    8.71%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)             10.00      10.87          100        1,092    8.67%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)             10.00      10.86          100        1,091    8.64%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)             10.00      10.86          100        1,091    8.62%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)      10.00      10.86          100        1,091    8.62%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)      10.00      10.86          100        1,091    8.59%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)      10.00      10.86          100        1,091    8.58%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)      10.00      10.86          100        1,092    8.56%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)       10.00      10.86          456        4,964    8.64%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)       10.00      10.86          103        1,124    8.61%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)       10.00      10.86          103        1,124    8.60%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)       10.00      10.86          103        1,124    8.57%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)     10.00      10.86        3,907       42,433    8.61%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)     10.00      10.86          100        1,091    8.58%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)     10.00      10.86          100        1,088    8.56%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)     10.00      10.85          100        1,085    8.52%
Putnam VT Health Sciences Class IB                                                                                 --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)             10.00      10.58        1,125       11,909    5.75%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)             10.00      10.57        1,370       14,480    5.71%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)             10.00      10.57          100        1,062    5.68%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)             10.00      10.57          100        1,062    5.67%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)      10.00      10.57          100        1,062    5.67%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)      10.00      10.56          276        2,924    5.64%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)      10.00      10.56          100        1,061    5.64%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)      10.00      10.56          100        1,062    5.60%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)       10.00      10.57        4,051       42,811    5.69%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)       10.00      10.57          103        1,093    5.66%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)       10.00      10.57          103        1,093    5.65%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)       10.00      10.56          103        1,094    5.61%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)     10.00      10.57        2,243       23,699    5.65%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)     10.00      10.56          100        1,061    5.63%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)     10.00      10.56          100        1,062    5.60%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)     10.00      10.56          100        1,060    5.57%
Scudder SVS Government Securities                                                                                4.32%
  Lincoln Choice Plus (1.40% Fee Rate)                   10.90      11.55    1,598,974   18,467,030    5.99%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                10.00      10.02          100        1,002    0.22%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                10.00      10.02          100        1,002    0.15%
Scudder SVS Small Cap Growth                                                                                       --
  Lincoln Choice Plus (1.40% Fee Rate)                   12.86       9.03      369,906    3,338,689  (29.80)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                10.00      12.22          100        1,222   22.25%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                10.00      12.22        2,225       27,201   22.23%
Scudder VIT EAFE Equity Index                                                                                      --
  Lincoln Choice Plus II (1.40% Fee Rate)(3)             10.00      10.61          514        5,460    6.06%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)             10.00      10.60          100        1,064    6.03%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)             10.00      10.60          100        1,065    5.99%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)             10.00      10.60          100        1,065    5.98%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)      10.00      10.60          100        1,065    5.98%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)      10.00      10.59          100        1,064    5.95%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)      10.00      10.59          100        1,064    5.94%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)      10.00      10.59          100        1,064    5.92%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)       10.00      10.60          103        1,097    5.99%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)       10.00      10.60          103        1,096    5.96%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)       10.00      10.60          103        1,096    5.96%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)       10.00      10.59          103        1,097    5.93%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)     10.00      10.60          100        1,065    5.96%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)     10.00      10.59          100        1,064    5.94%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)     10.00      10.59          100        1,064    5.92%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)     10.00      10.59          100        1,060    5.89%

Lincoln Life Variable Annuity Account N

                                                                     Unit Value Unit Value
                                                                     Beginning  Ending of  Units                   Total
Subaccount                                                           of Period  Period     Outstanding Net Assets  Return(5)
-----------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500 Index
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)              $11.01     $ 9.53    6,274,273  $59,811,073  (13.40)%
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)                                                     11.01       9.53        4,579       43,650  (13.40)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      11.29          100        1,129   12.85%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)            10.00      10.49       12,182      127,798    4.91%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      11.28          476        5,364   12.80%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         8.99       7.76      197,865    1,536,043  (13.62)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         8.98       7.75       33,849      262,223  (13.75)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)     10.00      11.28       10,783      121,586   12.75%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      11.27          669        7,545   12.73%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          8.93       7.72      452,797    3,494,915  (13.58)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          8.98       7.75      140,236    1,087,111  (13.71)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)      10.00      10.48        2,620       27,475    4.85%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      11.27          103        1,161   12.73%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      11.28          696        7,849   12.81%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      11.28          100        1,128   12.77%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      11.27          100        1,127   12.74%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      11.27          100        1,127   12.73%
Scudder VIT Small Cap Index
  Lincoln Choice Plus II (1.40% Fee Rate)(3)                            10.00      12.12          300        3,642   21.24%
  Lincoln Choice Plus II (1.55% Fee Rate)(3)                            10.00      12.12          100        1,217   21.18%
  Lincoln Choice Plus II (1.60% Fee Rate)(3)                            10.00      12.12          100        1,217   21.17%
  Lincoln Choice Plus II (1.65% Fee Rate)(3)                            10.00      12.12          100        1,217   21.16%
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)                     10.00      12.12        2,254       27,311   21.15%
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)                     10.00      12.11          100        1,217   21.10%
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)                     10.00      12.11          100        1,217   21.09%
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)                     10.00      12.11          100        1,217   21.07%
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)                      10.00      12.12        3,969       48,092   21.17%
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)                      10.00      12.11          103        1,254   21.12%
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)                      10.00      12.11          137        1,668   21.11%
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)                      10.00      12.11          103        1,253   21.08%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      12.12          104        1,268   21.17%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      12.11          100        1,211   21.12%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      12.11          100        1,211   21.10%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      12.11          100        1,211   21.09%
FTVIPT Franklin Mutual Shares Securities Class 2
  Lincoln Choice Plus (1.40% Fee Rate)                                  12.11      12.78    1,130,456   14,452,413    5.55%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)              12.11      12.78        3,115       39,826    5.55%
  Lincoln Choice Plus (1.60% Fee Rate)(1)                               10.00      10.07       18,635      187,570    0.66%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                               10.00      10.75        6,302       67,739    7.49%
  Lincoln Choice Plus Access (1.65% Fee Rate)                           10.85      11.43      197,528    2,256,799    5.29%
  Lincoln Choice Plus Access (1.80% Fee Rate)                           10.84      11.40      110,479    1,259,616    5.13%
  Lincoln Choice Plus Access (1.85% Fee Rate)(1)                        10.00      10.06       30,566      307,435    0.58%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)                        10.00      10.74          705        7,579    7.44%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                            10.85      11.43      400,842    4,582,960    5.34%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                            10.85      11.41       74,366      848,492    5.19%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(1)                         10.00      10.06        5,207       52,381    0.59%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                         10.00      10.75        1,701       18,272    7.45%
FTVIPT Franklin Small Cap Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)                7.54       6.30    1,470,924    9,268,460  (16.43)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)            10.00      12.30        1,166       14,343   23.01%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(3)            10.00      12.30        3,614       44,450   22.98%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)            10.00      12.30        2,454       30,168   22.96%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         8.04       6.70      150,116    1,006,320  (16.64)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         8.04       6.69       19,034      127,308  (16.76)%
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)     10.00      12.29        2,198       27,017   22.89%
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)     10.00      12.29          100        1,229   22.88%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)          8.04       6.71      908,387    6,093,983  (16.60)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)          8.04       6.69       91,998      615,832  (16.72)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(3)      10.00      12.29        1,129       13,877   22.91%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)      10.00      12.29          139        1,706   22.89%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                    10.00      12.30        6,622       81,436   22.98%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                    10.00      12.29          100        1,229   22.93%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                    10.00      12.29          100        1,229   22.92%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                    10.00      12.29          100        1,229   22.89%

                                                                     Investment
                                                                     Income
Subaccount                                                           Ratio(6)
-------------------------------------------------------------------------------
Scudder VIT Equity 500 Index                                            0.86%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II -- Annuity Reserves
   (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
Scudder VIT Small Cap Index                                             1.04%
  Lincoln Choice Plus II (1.40% Fee Rate)(3)
  Lincoln Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.65% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.60% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.75% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)
FTVIPT Franklin Mutual Shares Securities Class 2                        1.49%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(1)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)(1)
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)
FTVIPT Franklin Small Cap Class 2                                       0.38%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)

Lincoln Life Variable Annuity Account N

                                                                      Unit Value Unit Value
                                                                      Beginning  Ending of  Units                  Total
Subaccount                                                            of Period  Period     Outstanding Net Assets Return(5)
-----------------------------------------------------------------------------------------------------------------------------
FTVIPT Templeton Foreign Securities Class 2
  Lincoln Choice Plus (1.40% Fee Rate)                                  $10.02     $ 8.30     449,711   $3,731,055  (17.16)%
  Lincoln Choice Plus (1.60% Fee Rate)(3)                                10.00      10.88         155        1,690    8.82%
  Lincoln Choice Plus (1.65% Fee Rate)(3)                                10.00      10.88       6,295       68,486    8.79%
  Lincoln Choice Plus Access (1.65% Fee Rate)                             9.67       7.99      89,169      712,809  (17.37)%
  Lincoln Choice Plus Access (1.80% Fee Rate)                             9.67       7.98       9,001       71,789  (17.50)%
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)                         10.00      10.88       2,495       27,131    8.76%
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)                         10.00      10.87         100        1,087    8.73%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)                              9.68       8.00     156,426    1,251,404  (17.33)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)                              9.67       7.98      39,942      318,824  (17.45)%
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(2)                          10.00      10.68         216        2,303    6.76%
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)                          10.00      10.87         103        1,120    8.74%
FTVIPT Templeton Growth Securities Class 2
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)                11.03      10.73     376,062    4,036,314   (2.68)%
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)             10.00      11.18         100        1,118   11.77%
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(3)             10.00      11.17       1,670       18,653   11.72%
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)             10.00      11.17         419        4,681   11.71%
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)         10.20       9.90      43,856      434,388   (2.93)%
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)         10.20       9.88      19,120      188,982   (3.07)%
  Lincoln Choice Plus and Choice Plus II Access (1.85)% Fee Rate)(3)     10.00      11.16         100        1,116   11.65%
  Lincoln Choice Plus and Choice Plus II Access (1.90)% Fee Rate)(3)     10.00      11.16         100        1,116   11.63%
  Lincoln Choice Plus and Choice Plus II Bonus (1.60)% Fee Rate)         10.21       9.91      59,809      592,861   (2.88)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.75)% Fee Rate)         10.20       9.89       8,152       80,637   (3.02)%
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)       10.00      10.39         656        6,818    3.88%
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)       10.00      11.16         103        1,150   11.65%
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)                     10.00      11.17         100        1,117   11.72%
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)                     10.00      11.17         100        1,117   11.68%
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)                     10.00      11.17         100        1,117   11.66%
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)                     10.00      11.16         100        1,116   11.63%

                                                                      Investment
                                                                      Income
Subaccount                                                            Ratio(6)
--------------------------------------------------------------------------------
FTVIPT Templeton Foreign Securities Class 2                              2.48%
  Lincoln Choice Plus (1.40% Fee Rate)
  Lincoln Choice Plus (1.60% Fee Rate)(3)
  Lincoln Choice Plus (1.65% Fee Rate)(3)
  Lincoln Choice Plus Access (1.65% Fee Rate)
  Lincoln Choice Plus Access (1.80% Fee Rate)
  Lincoln Choice Plus Access (1.85% Fee Rate)(3)
  Lincoln Choice Plus Access (1.90% Fee Rate)(3)
  Lincoln Choice Plus Bonus (1.60% Fee Rate)
  Lincoln Choice Plus Bonus (1.75% Fee Rate)
  Lincoln Choice Plus Bonus (1.80% Fee Rate)(2)
  Lincoln Choice Plus Bonus (1.85% Fee Rate)(3)
FTVIPT Templeton Growth Securities Class 2                               1.78%
  Lincoln Choice Plus and Choice Plus II (1.40% Fee Rate)
  Lincoln Choice Plus and Choice Plus II (1.55% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.60% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II (1.65% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.65% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.80% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Access (1.85)% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Access (1.90)% Fee Rate)(3)
  Lincoln Choice Plus and Choice Plus II Bonus (1.60)% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.75)% Fee Rate)
  Lincoln Choice Plus and Choice Plus II Bonus (1.80% Fee Rate)(1)
  Lincoln Choice Plus and Choice Plus II Bonus (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.70% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.85% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.90% Fee Rate)(3)
  Lincoln Choice Plus II L-Share (1.95% Fee Rate)(3)

(1) Reflects less than a full year of activity. Funds were first received in this option on 9/10/2001.
(2) Reflects less than a full year of activity. Funds were first received in this option on 9/17/2001.
(3) Reflects less than a full year of activity. Funds were first received in this option on 9/19/2001.
(4) Reflects less than a full year of activity. Funds were first received in this option on 9/21/2001.
(5) These amounts represent the total return, including changes in value of mutual funds, and reflect deductions for all items included in the fee rate. The total return does not include contract charges deducted directly from policy account values, The total return is not annualized.
(6) These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense guarantee charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccount invests. Investment income ratios are not annualized.

Lincoln Life Variable Annuity Account N

A summary of the unit values, units outstanding, net assets and total return ratio for variable annuity contracts as of and for the year or period ended December 31, 2000 follows. The fee rates below represent annualized contract expenses of the separate account, consisting primarily of mortality and expense guarantee charges.

                                                                      Unit Value Unit Value
                                                                      Beginning  Ending of  Units                   Total
Subaccount                                                            of Period  Period     Outstanding Net Assets  Return(3)
-----------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation
  Lincoln Choice Plus (1.40% Fee Rate)(1)                               $10.00     $ 8.35    1,155,021  $ 9,640,287  (16.54)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       7.93          100          793  (20.71)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       7.92       38,511      305,041  (20.79)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       7.92       23,805      188,439  (20.84)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       7.93          100          793  (20.71)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       7.86      197,607    1,553,185  (21.40)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       7.92       33,467      264,985  (20.82)%
AIM V.I. Growth
  Lincoln Choice Plus (1.40% Fee Rate)                                   14.82      11.62    3,053,656   35,471,620  (21.60)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               14.82      11.62        2,388       27,744  (21.60)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       7.37          100          737  (26.30)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       7.36       34,895      256,899  (26.38)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       7.36        9,421       69,316  (26.43)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       7.37          100          737  (26.30)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       7.29      217,485    1,586,023  (27.07)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       7.36       31,816      234,131  (26.41)%
AIM V.I. International Growth
  Lincoln Choice Plus (1.40% Fee Rate)                                   15.71      11.40    1,579,283   18,005,499  (27.43)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.02          100          802  (19.85)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.04       13,536      108,874  (19.56)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.04        9,683       77,820  (19.63)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.05          100          805  (19.49)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       8.09      117,814      952,857  (19.12)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.04        3,195       25,681  (19.61)%
AIM V.I. Premier Equity
  Lincoln Choice Plus (1.40% Fee Rate)                                   14.00      11.79    5,995,050   70,656,254  (15.83)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               14.00      11.79        3,258       38,401  (15.83)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.50          100          850  (15.05)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.49       98,667      837,364  (15.13)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.48       25,163      213,397  (15.19)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.50          100          850  (15.05)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       8.39      484,358    4,065,660  (16.06)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.48       80,213      680,411  (15.17)%
ABVPSF Growth Class B
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00       8.65      307,674    2,662,154  (13.48)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.05          100          805  (19.51)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.04       25,668      206,386  (19.60)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.03          741        5,953  (19.66)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.05          100          805  (19.51)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       8.00       57,672      461,141  (20.04)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.04        3,364       27,034  (19.64)%
ABVPSF Growth and Income Class B
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00      12.49      763,172    9,528,342   24.85%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      10.48          100        1,048    4.83%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      10.47       70,655      739,977    4.73%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      10.47       14,587      152,688    4.67%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      10.48          100        1,048    4.83%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00      10.46      202,418    2,116,614    4.57%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      10.47       27,318      286,010    4.69%
ABVPSF Premier Growth Class B
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00       8.94      898,230    8,031,171  (10.59)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)(1)            10.00       8.94        5,132       45,890  (10.59)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       7.74          100          774  (22.59)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       7.73       41,647      322,018  (22.68)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       7.73       19,713      152,306  (22.74)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       7.74          100          774  (22.59)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       7.68      523,396    4,020,674  (23.18)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       7.73       11,179       86,390  (22.72)%

Lincoln Life Variable Annuity Account N

                                                                      Unit Value Unit Value
                                                                      Beginning  Ending of  Units                   Total
Subaccount                                                            of Period  Period     Outstanding Net Assets  Return(3)
-----------------------------------------------------------------------------------------------------------------------------
ABVPSF Technology Class B
  Lincoln Choice Plus (1.40% Fee Rate)(1)                               $10.00     $ 6.96    1,898,487  $13,216,180  (30.39)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)(1)            10.00       6.96        5,411       37,666  (30.39)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       6.65          100          665  (33.50)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       6.64       56,716      376,809  (33.56)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       6.64       13,531       89,838  (33.61)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       6.65          100          665  (33.50)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       6.55      381,426    2,499,799  (34.46)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       6.64       23,406      155,428  (33.59)%
American Funds Global Small Cap Class 2
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00       6.92      686,704    4,751,730  (30.80)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.25          100          825  (17.48)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.24       57,209      471,625  (17.56)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.24        2,121       17,472  (17.62)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.25          100          825  (17.48)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       8.29      308,098    2,555,570  (17.05)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.24       16,607      136,841  (17.60)%
American Funds Growth Class 2
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00       9.69    2,845,067   27,571,047   (3.09)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)(1)            10.00       9.69       16,291      157,874   (3.09)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.98          100          898  (10.17)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.97      385,519    3,459,329  (10.27)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.97       25,395      227,733  (10.32)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.98          100          898  (10.17)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       8.89      933,891    8,299,561  (11.13)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.97       71,148      638,184  (10.30)%
American Funds Growth-Income Class 2
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00      11.28    1,269,318   14,317,063   12.79%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      10.45          100        1,045    4.46%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      10.44      199,875    2,085,961    4.36%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      10.43        8,650       90,222    4.30%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      10.45          100        1,045    4.46%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00      10.43      180,781    1,885,415    4.29%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      10.43       45,570      475,403    4.32%
American Funds International Class 2
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00       6.84    1,907,056   13,053,565  (31.55)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)(1)            10.00       6.84        6,763       46,293  (31.55)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       7.84          100          784  (21.62)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       7.83      141,236    1,105,801  (21.71)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       7.82       15,121      118,301  (21.76)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       7.84          100          784  (21.62)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       7.86      492,615    3,874,265  (21.35)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       7.83       78,213      612,049  (21.75)%
Delaware VIPT Devon
  Lincoln Choice Plus (1.40% Fee Rate)                                    9.14       7.95      686,920    5,462,072  (12.99)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)                9.14       7.95        3,299       26,229  (12.99)%
Delaware VIPT Emerging Markets
  Lincoln Choice Plus (1.40% Fee Rate)                                   13.55      10.21      175,850    1,795,144  (24.67)%
Delaware VIPT Emerging Markets Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.27          100          827  (17.29)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.26          100          826  (17.39)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.26          100          826  (17.44)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.27          100          827  (17.29)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       8.25        4,082       33,720  (17.48)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.26          103          851  (17.41)%
Delaware VIPT High Yield
  Lincoln Choice Plus (1.40% Fee Rate)                                    9.58       7.90      960,234    7,587,472  (17.48)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)                9.58       7.90          907        7,167  (17.48)%
Delaware VIPT High Yield Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.97          100          897  (10.33)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.96       37,984      340,280  (10.41)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.95        2,600       23,269  (10.49)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.97          100          897  (10.33)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       8.96       45,878      411,108  (10.39)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.95        7,234       64,772  (10.47)%

Lincoln Life Variable Annuity Account N

                                                                      Unit Value Unit Value
                                                                      Beginning  Ending of  Units                   Total
Subaccount                                                            of Period  Period     Outstanding Net Assets  Return(3)
-----------------------------------------------------------------------------------------------------------------------------
Delaware VIPT International Equity
  Lincoln Choice Plus (1.40% Fee Rate)                                  $11.57     $11.47      207,903  $ 2,385,497   (0.87)%
Delaware VIPT Value
  Lincoln Choice Plus (1.40% Fee Rate)                                    9.58      10.52    1,143,055   12,021,682    9.78%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)                9.58      10.52        4,936       51,915    9.78%
Delaware VIPT Growth and Income Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      11.57          100        1,157   15.70%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      11.56        5,309       61,349   15.56%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      11.55          100        1,155   15.51%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      11.57          100        1,157   15.70%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00      11.52       26,913      310,034   15.19%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      11.55        3,051       35,251   15.53%
Delaware VIPT REIT
  Lincoln Choice Plus (1.40% Fee Rate)                                    9.72      12.59      286,080    3,600,356   29.51%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)                9.72      12.59        9,576      120,509   29.51%
Delaware VIPT REIT Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      10.72          100        1,072    7.15%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      10.70       19,141      204,888    7.04%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      10.70        3,521       37,668    6.98%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      10.72          100        1,072    7.15%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00      10.68      118,815    1,268,553    6.76%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      10.70        2,475       26,481    7.00%
Delaware VIPT Select Growth
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00       7.22    1,444,437   10,429,922  (27.79)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)(1)            10.00       7.22        4,787       34,567  (27.79)%
Delaware VIPT Select Growth Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       7.52          100          752  (24.81)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       7.51       73,329      550,855  (24.88)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       7.51       11,566       86,823  (24.93)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       7.52          100          752  (24.81)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       7.51      166,814    1,253,418  (24.86)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       7.51       11,315       84,961  (24.91)%
Delaware VIPT Small Cap Value
  Lincoln Choice Plus (1.40% Fee Rate)                                    9.84      11.47      625,080    7,168,513   16.54%
Delaware VIPT Small Cap Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      11.86          100        1,186   18.55%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      11.84        6,744       79,847   18.40%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      11.83        4,101       48,533   18.35%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      11.86          100        1,186   18.55%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00      11.77       89,395    1,052,405   17.72%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      11.84        5,097       60,331   18.36%
Delaware VIPT Social Awareness
  Lincoln Choice Plus (1.40% Fee Rate)                                   11.87      10.61      714,731    7,581,429  (10.63)%
Delaware VIPT Social Awareness Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.80          100          880  (11.99)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.79       10,131       89,076  (12.08)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.79          393        3,454  (12.13)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.80          100          880  (11.99)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       8.79       20,794      182,896  (12.06)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.79          967        8,497  (12.12)%
Delaware VIPT Trend
  Lincoln Choice Plus (1.40% Fee Rate)                                   18.24      16.75    3,195,638   53,529,963   (8.18)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               18.24      16.75       10,799      180,899   (8.18)%
Delaware VIPT Trend Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       7.77          100          777  (22.31)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       7.76      116,148      901,488  (22.38)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       7.76       19,730      153,026  (22.44)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       7.77          100          777  (22.31)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       7.76      820,426    6,369,211  (22.37)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       7.76       64,370      499,373  (22.42)%
Dreyfus Developing Leaders
  Lincoln Choice Plus (1.40% Fee Rate)                                   13.01      14.54      417,561    6,070,769   11.73%

Lincoln Life Variable Annuity Account N

                                                                      Unit Value Unit Value
                                                                      Beginning  Ending of  Units                   Total
Subaccount                                                            of Period  Period     Outstanding Net Assets  Return(3)
-----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income
  Lincoln Choice Plus (1.40% Fee Rate)                                  $10.59     $11.32    2,574,138  $29,138,345    6.91%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               10.59      11.32        3,556       40,250    6.91%
Fidelity VIP Equity-Income Service Class 2
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      10.87          100        1,087    8.72%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      10.86       27,319      296,686    8.60%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      10.85          381        4,137    8.54%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      10.87          100        1,087    8.72%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00      10.86       49,040      532,719    8.62%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      10.86        5,837       63,374    8.57%
Fidelity VIP Growth
  Lincoln Choice Plus (1.40% Fee Rate)                                   14.36      12.60    4,685,296   59,058,095  (12.22)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               14.36      12.60       22,952      289,304  (12.22)%
Fidelity VIP Growth Service Class 2
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.37          100          837  (16.31)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.36       40,746      340,621  (16.40)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.35        7,494       62,605  (16.46)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.37          100          837  (16.31)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       8.36      473,390    3,958,362  (16.38)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.36       68,987      576,437  (16.44)%
Fidelity VIP Growth Opportunities
  Lincoln Choice Plus (1.40% Fee Rate)                                   10.68       8.73    2,414,912   21,086,458  (18.22)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               10.68       8.73       52,848      461,458  (18.22)%
Fidelity VIP Growth Opportunities Service Class 2
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.49          100          849  (15.08)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.48        9,828       83,376  (15.17)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.48          172        1,461  (15.23)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.49          100          849  (15.08)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       8.49       37,586      318,955  (15.15)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.48        2,338       19,825  (15.21)%
Fidelity VIP Overseas
  Lincoln Choice Plus (1.40% Fee Rate)                                   14.21      11.33    1,036,624   11,749,877  (20.23)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               14.21      11.33       25,408      287,992  (20.23)%
Fidelity VIP Overseas Service Class 2
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.61          100          861  (13.89)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.60        6,029       51,860  (13.99)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.59        1,161        9,980  (14.05)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.61          100          861  (13.89)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       8.60      320,273    2,755,388  (13.97)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.60        2,801       24,082  (14.03)%
Liberty VIT Newport Tiger
  Lincoln Choice Plus (1.40% Fee Rate)                                   16.44      13.68      472,064    6,456,882  (16.81)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               16.44      13.68        6,671       91,242  (16.81)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.26          100          826  (17.39)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.25          261        2,157  (17.49)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.25          100          825  (17.54)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.26          100          826  (17.39)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       8.25       44,733      369,157  (17.48)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.25          143        1,175  (17.52)%
Liberty VIT Growth & Income
  Lincoln Choice Plus (1.40% Fee Rate)                                   11.44      11.69      512,944    5,994,032    2.18%
Lincoln VIPT Bond
  Lincoln Choice Plus (1.40% Fee Rate)                                    9.63      10.53    2,347,632   24,721,407    9.34%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      10.62          100        1,062    6.18%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      10.61       46,291      490,954    6.06%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      10.60        2,446       25,924    6.00%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      10.62          100        1,062    6.18%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00      10.61      222,966    2,365,467    6.09%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      10.60       15,183      160,988    6.03%

Lincoln Life Variable Annuity Account N

                                                                      Unit Value Unit Value
                                                                      Beginning  Ending of  Units                   Total
Subaccount                                                            of Period  Period     Outstanding Net Assets  Return(3)
-----------------------------------------------------------------------------------------------------------------------------
Lincoln VIPT Money Market
  Lincoln Choice Plus (1.40% Fee Rate)                                  $10.36     $10.84    2,789,958  $30,244,465    4.60%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      10.22          100        1,022    2.22%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      10.21      171,119    1,747,447    2.12%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      10.21       14,372      146,687    2.06%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      10.22          100        1,022    2.22%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00      10.21      578,700    5,910,509    2.13%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      10.21       89,457      913,089    2.07%
MFS VIT Emerging Growth
  Lincoln Choice Plus (1.40% Fee Rate)                                   19.56      15.50    2,387,335   37,013,191  (20.73)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               19.56      15.50        8,984      139,283  (20.73)%
MFS VIT Emerging Growth Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.18          100          818  (18.21)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.17       27,417      224,004  (18.30)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.17       12,101       98,809  (18.35)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.18          100          818  (18.21)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       8.17      487,520    3,983,954  (18.28)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.17        8,934       72,958  (18.34)%
MFS VIT Research
  Lincoln Choice Plus (1.40% Fee Rate)                                   12.93      12.13    1,215,879   14,748,162   (6.17)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               12.93      12.13        3,385       41,055   (6.17)%
MFS VIT Research Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.83          100          883  (11.66)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.82       50,803      448,313  (11.75)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.82        5,197       45,834  (11.81)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.83          100          883  (11.66)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       8.83      283,426    2,501,623  (11.74)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.82       12,155      107,223  (11.79)%
MFS VIT Total Return
  Lincoln Choice Plus (1.40% Fee Rate)                                   10.30      11.79    2,204,103   25,980,162   14.40%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               10.30      11.79        2,261       26,646   14.40%
MFS VIT Total Return Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      11.14          100        1,114   11.42%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      11.13       28,922      321,844   11.28%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      11.12          630        7,005   11.23%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      11.14          100        1,114   11.42%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00      11.13      181,726    2,022,794   11.30%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      11.12       18,499      205,790   11.24%
MFS VIT Utilities
  Lincoln Choice Plus (1.40% Fee Rate)                                   13.21      13.95    3,274,863   45,685,014    5.58%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               13.21      13.95        3,572       49,834    5.58%
MFS VIT Utilities Service Class
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       9.91          100          991   (0.92)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       9.90       59,067      584,647   (1.02)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       9.89        6,833       67,585   (1.08)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       9.91          100          991   (0.92)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       9.90      218,208    2,160,414   (0.99)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       9.89       28,430      281,280   (1.06)%
PIMCO VIT OPCAP Global Equity
  Lincoln Choice Plus (1.40% Fee Rate)                                   12.55      12.96      402,756    5,220,222    3.25%
PIMCO VIT OPCAP Managed
  Lincoln Choice Plus (1.40% Fee Rate)                                   10.16      11.00      621,764    6,837,582    8.22%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               10.16      11.00        3,772       41,485    8.22%
Scudder SVS Government Securities
  Lincoln Choice Plus (1.40% Fee Rate)                                    9.96      10.90    1,480,376   16,130,929    9.39%
Scudder SVS Small Cap Growth
  Lincoln Choice Plus (1.40% Fee Rate)                                   14.60      12.86      512,786    6,592,635  (11.96)%
Scudder VIT Equity 500 Index
  Lincoln Choice Plus (1.40% Fee Rate)                                   12.30      11.01    5,905,099   65,005,247  (10.50)%
  Lincoln Choice Plus -- Annuity Reserves (1.40% Fee Rate)               12.30      11.01        5,273       58,046  (10.50)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       9.00          100          900  (10.04)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.99       21,273      191,186  (10.13)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.98        2,495       22,412  (10.18)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       9.00          100          900  (10.04)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(2)                          10.00       8.93       80,610      719,935  (10.69)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.98        7,323       65,782  (10.17)%

Lincoln Life Variable Annuity Account N

                                                                      Unit Value Unit Value
                                                                      Beginning  Ending of  Units                  Total
Subaccount                                                            of Period  Period     Outstanding Net Assets Return(3)
----------------------------------------------------------------------------------------------------------------------------
FTVIPT Franklin Mutual Shares Securities Class 2
  Lincoln Choice Plus (1.40% Fee Rate)(1)                               $10.00     $12.11     153,196   $1,855,541   21.12%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      10.86         100        1,086    8.63%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      10.85      17,528      190,194    8.51%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      10.84       1,258       13,644    8.45%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      10.86         100        1,086    8.63%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00      10.85      10,085      109,457    8.53%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      10.85       2,659       28,841    8.47%
FTVIPT Franklin Small Cap Class 2
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00       7.54     833,708    6,285,909  (24.60)%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       8.05         100          805  (19.51)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       8.04      27,053      217,550  (19.58)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       8.04       3,415       27,444  (19.65)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       8.05         100          805  (19.51)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       8.04     537,712    4,325,026  (19.57)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       8.04       3,982       32,008  (19.62)%
FTVIPT Templeton Foreign Securities Class 2
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00      10.02     217,181    2,175,239    0.16%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00       9.68         100          968   (3.17)%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00       9.67      15,439      149,367   (3.25)%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00       9.67       1,232       11,908   (3.33)%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00       9.68         100          968   (3.17)%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00       9.68       3,987       38,579   (3.23)%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00       9.67       5,597       54,127   (3.30)%
FTVIPT Templeton Growth Securities Class 2
  Lincoln Choice Plus (1.40% Fee Rate)(1)                                10.00      11.03     154,572    1,704,804   10.29%
  Lincoln Choice Plus Access -- Annuity Reserves (1.40% Fee Rate)(1)     10.00      10.21         100        1,021    2.14%
  Lincoln Choice Plus Access (1.65% Fee Rate)(1)                         10.00      10.20       2,518       25,690    2.04%
  Lincoln Choice Plus Access (1.80% Fee Rate)(1)                         10.00      10.20       3,643       37,145    1.97%
  Lincoln Choice Plus Bonus -- Annuity Reserves (1.40% Fee Rate)(1)      10.00      10.21         100        1,021    2.14%
  Lincoln Choice Plus Bonus (1.60% Fee Rate)(1)                          10.00      10.21       7,239       73,884    2.06%
  Lincoln Choice Plus Bonus (1.75% Fee Rate)(1)                          10.00      10.20       1,471       15,006    2.00%

(1) Reflects less than a full year of activity. s were first received in this option on 7/24/2000.
(2) Reflects less than a full year of activity. s were first received in this option on 7/25/2000.
(3) These amounts represent the total return, including changes in value of mutual funds, and reflect deductions for all items included in the fee rate. The total return does not include contract charges deducted directly from policy account values, The total return is not annualized.

Lincoln Life Variable Annuity Account N

4. Purchases and Sales of Investments

The aggregate cost of investments purchased and the aggregate proceeds from investments sold were as follows for 2004.

                                                     Aggregate    Aggregate
                                                     Cost of      Proceeds
  Subaccount                                         Purchases    from Sales
  ----------------------------------------------------------------------------
  AIM V.I. Growth                                    $  1,272,117 $  4,359,070
  AIM V.I. Growth Class II                              2,942,765    2,784,960
  AIM V.I. International Growth                         8,899,349   11,053,334
  AIM V.I. International Growth Class II                5,834,408    4,523,297
  AIM V.I. Premier Equity                                 488,203    9,327,516
  AIM V.I. Premier Equity Class II                      2,033,446    1,602,554
  ABVPSF Growth and Income Class B                     64,224,288   19,274,419
  ABVPSF Premier Growth Class B                         9,701,251    6,573,796
  ABVPSF Small Cap Value Class B                       23,196,858    6,578,650
  ABVPSF Technology Class B                             5,249,125    5,774,417
  American Century VP Inflation Protection Class 2     33,704,040    2,288,314
  American Funds Global Growth Class 2                 16,956,231      773,143
  American Funds Global Small Capitalization Class 2   50,179,730   11,481,643
  American Funds Growth Class 2                       303,013,978   33,721,314
  American Funds Growth-Income Class 2                412,467,327   42,003,808
  American Funds International Class 2                126,611,750   23,192,615
  Delaware VIPT Diversified Income Service Class       43,051,777    2,013,452
  Delaware VIPT Emerging Markets Service Class         10,536,484    1,524,474
  Delaware VIPT High Yield                              9,285,497   15,270,230
  Delaware VIPT High Yield Service Class               82,949,243   30,130,030
  Delaware VIPT International Value Equity                358,396      673,564
  Delaware VIPT REIT                                    4,362,641    4,425,742
  Delaware VIPT REIT Service Class                     65,961,576   12,703,577
  Delaware VIPT Small Cap Value                         2,695,324    5,245,407
  Delaware VIPT Small Cap Value Service Class          57,706,437   11,822,890
  Delaware VIPT Trend                                     746,515    6,269,598
  Delaware VIPT Trend Service Class                    50,057,554    9,583,368
  Delaware VIPT U.S. Growth Service Class              27,576,224    3,237,195
  Delaware VIPT Value                                   1,415,001    2,806,618
  Delaware VIPT Value Service Class                    17,749,027    3,352,633
  Fidelity VIP Contrafund Service Class 2              68,113,179    6,768,425
  Fidelity VIP Equity-Income                            2,262,277    4,601,527
  Fidelity VIP Equity-Income Service Class 2           48,480,930    7,634,896
  Fidelity VIP Growth                                     428,551    5,433,491
  Fidelity VIP Growth Service Class 2                  13,005,620    3,227,867
  Fidelity VIP Overseas                                 1,362,970    1,692,385
  Fidelity VIP Overseas Service Class 2                47,215,911   16,130,192
  FTVIPT Franklin Small Cap Class 2                    21,888,730    9,070,170
  FTVIPT Templeton Growth Securities Class 2           29,328,321    7,176,084
  Janus Aspen Series Balanced Service Shares           17,859,610    7,279,860
  Janus Aspen Series Mid Cap Growth Service Shares      7,747,348    2,033,233
  Janus Aspen Series Worldwide Growth Service Shares    2,437,661    2,010,147
  Lincoln VIPT Aggressive Growth                        1,206,042    1,142,637
  Lincoln VIPT Aggressive Growth Service Class          1,377,013      224,447
  Lincoln VIPT Bond                                   118,678,666   58,627,850
  Lincoln VIPT Bond Service Class                     166,750,864   16,717,118
  Lincoln VIPT Capital Appreciation                     1,824,213      445,406
  Lincoln VIPT Capital Appreciation Service Class       3,357,187      317,674
  Lincoln VIPT Global Asset Allocation                  8,457,815    1,643,193
  Lincoln VIPT Global Asset Allocation Service Class    3,430,424      741,052
  Lincoln VIPT International                           21,373,390    4,068,433
  Lincoln VIPT International Service Class             44,756,742    4,286,282
  Lincoln VIPT Money Market                           138,720,480  153,645,581
  Lincoln VIPT Money Market Service Class              98,366,723   57,049,601
  Lincoln VIPT Social Awareness                        12,845,846    2,133,074
  Lincoln VIPT Social Awareness Service Class          32,832,738    2,936,969
  MFS VIT Capital Opportunities Service Class           2,840,785    1,354,017
  MFS VIT Emerging Growth                                 280,767    2,555,081
  MFS VIT Emerging Growth Service Class                 5,301,130    3,347,192
  MFS VIT Total Return                                  4,960,597    8,882,913
  MFS VIT Total Return Service Class                   83,377,508   15,297,254
  MFS VIT Utilities                                     1,364,062    4,740,563
  MFS VIT Utilities Service Class                      19,286,534    8,588,588
  NB AMT Mid-Cap Growth                                24,084,869    3,795,091
  NB AMT Regency                                       42,732,548    3,435,892
  Putnam VT Growth & Income Class IB                    2,175,168    1,467,080
  Putnam VT Health Sciences Class IB                    4,951,663    2,882,005
  Scudder VIT EAFE Equity Index                        13,089,923   12,258,386
  Scudder VIT EAFE Equity Index Service Class           6,053,434    2,394,400
  Scudder VIT Equity 500 Index                         14,278,804   21,540,564
  Scudder VIT Equity 500 Index Service Class           15,116,968    2,364,961
  Scudder VIT Small Cap Index                           6,971,180    4,617,127
  Scudder VIT Small Cap Index Service Class            11,177,456    3,945,400

Lincoln National Variable Annuity Account N

5. Investments


The following is a summary of investments owned at December 31, 2004.

                                                              Net
                                                   Shares     Asset
Subaccount                                         Owned      Value  Value of Shares Cost of Shares
---------------------------------------------------------------------------------------------------
AIM V.I. Growth                                       862,711 $16.05  $ 13,846,516    $ 21,793,556
AIM V.I. Growth Class II                              335,595  15.93     5,346,025       4,579,837
AIM V.I. International Growth                         578,393  19.77    11,434,833       8,848,700
AIM V.I. International Growth Class II                298,259  19.65     5,860,780       4,826,613
AIM V.I. Premier Equity                             1,640,088  21.30    34,933,877      46,598,333
AIM V.I. Premier Equity Class II                      440,460  21.18     9,328,935       8,269,125
ABVPSF Growth and Income Class B                    7,205,152  23.87   171,986,989     151,251,130
ABVPSF Premier Growth Class B                       1,472,423  23.11    34,027,704      35,642,574
ABVPSF Small Cap Value Class B                      2,103,357  16.79    35,315,362      29,178,914
ABVPSF Technology Class B                           1,092,181  15.08    16,470,088      20,630,736
American Century VP Inflation Protection Class 2    3,018,260  10.55    31,842,644      31,442,713
American Funds Global Growth Class 2                1,013,000  17.23    17,453,991      16,188,994
American Funds Global Small Capitalization Class 2  5,108,047  17.02    86,938,957      67,602,209
American Funds Growth Class 2                      13,393,280  51.10   684,396,608     602,608,368
American Funds Growth-Income Class 2               23,795,713  36.64   871,874,921     759,427,756
American Funds International Class 2               16,074,984  15.79   253,823,995     201,747,780
Delaware VIPT Diversified Income Service Class      4,540,869   9.41    42,729,582      41,067,203
Delaware VIPT Emerging Markets Service Class          712,263  14.48    10,313,573       9,125,696
Delaware VIPT High Yield                            3,140,498   6.11    19,188,441      16,878,880
Delaware VIPT High Yield Service Class             19,939,715   6.10   121,632,259     109,961,917
Delaware VIPT International Value Equity              118,997  18.55     2,207,401       1,797,819
Delaware VIPT REIT                                  1,528,136  19.08    29,156,828      19,073,855
Delaware VIPT REIT Service Class                    6,613,712  19.06   126,057,347      96,302,924
Delaware VIPT Small Cap Value                       1,129,764  30.45    34,401,316      22,105,224
Delaware VIPT Small Cap Value Service Class         4,211,854  30.39   127,998,243      97,976,899
Delaware VIPT Trend                                 1,252,046  30.73    38,475,368      37,654,542
Delaware VIPT Trend Service Class                   3,320,625  30.46   101,146,235      86,785,679
Delaware VIPT U.S. Growth Service Class             5,097,963   6.81    34,717,130      32,538,118
Delaware VIPT Value                                   931,039  18.46    17,186,974      14,255,320
Delaware VIPT Value Service Class                   1,627,340  18.43    29,991,877      25,990,693
Fidelity VIP Contrafund Service Class 2             3,811,207  26.35   100,425,307      86,861,538
Fidelity VIP Equity-Income                          1,310,438  25.37    33,245,801      30,050,979
Fidelity VIP Equity-Income Service Class 2          3,254,871  25.09    81,664,706      71,372,076
Fidelity VIP Growth                                   753,115  32.01    24,107,200      33,410,132
Fidelity VIP Growth Service Class 2                   722,652  31.64    22,864,724      22,116,712
Fidelity VIP Overseas                                 435,877  17.52     7,636,558       7,050,668
Fidelity VIP Overseas Service Class 2               2,849,839  17.39    49,558,695      44,105,241
FTVIPT Franklin Small Cap Class 2                   2,530,229  19.43    49,162,346      44,674,915
FTVIPT Templeton Growth Securities Class 2          3,979,888  12.83    51,061,968      42,426,918
Janus Aspen Series Balanced Service Shares          1,502,079  25.24    37,912,480      34,601,095
Janus Aspen Series Mid Cap Growth Service Shares      396,832  25.36    10,063,658       8,557,995
Janus Aspen Series Worldwide Growth Service Shares    191,105  26.62     5,087,220       4,540,716
Lincoln VIPT Aggressive Growth                        123,450   9.86     1,216,851       1,071,847
Lincoln VIPT Aggressive Growth Service Class          171,997   9.82     1,688,490       1,543,284
Lincoln VIPT Bond                                  27,510,615  12.97   356,702,638     356,117,675
Lincoln VIPT Bond Service Class                    14,456,083  12.97   187,437,568     189,867,985
Lincoln VIPT Capital Appreciation                     187,676  17.68     3,318,118       2,881,333
Lincoln VIPT Capital Appreciation Service Class       201,521  17.61     3,548,378       3,345,377
Lincoln VIPT Global Asset Allocation                  773,422  14.18    10,967,891       9,724,390
Lincoln VIPT Global Asset Allocation Service Class    250,939  14.18     3,557,056       3,268,458
Lincoln VIPT International                          1,969,059  16.30    32,103,546      26,563,564
Lincoln VIPT International Service Class            3,573,116  16.30    58,231,070      49,915,617
Lincoln VIPT Money Market                          10,055,081  10.00   100,550,813     100,550,813
Lincoln VIPT Money Market Service Class             5,150,602  10.00    51,506,017      51,506,017
Lincoln VIPT Social Awareness                         813,747  29.03    23,626,341      20,059,460
Lincoln VIPT Social Awareness Service Class         1,382,907  29.02    40,131,960      36,444,453
MFS VIT Capital Opportunities Service Class           394,105  13.48     5,312,533       4,549,956
MFS VIT Emerging Growth                               591,984  17.52    10,371,558      16,577,634
MFS VIT Emerging Growth Service Class                 512,800  17.37     8,907,339       7,617,066
MFS VIT Total Return                                2,366,487  21.43    50,713,817      43,199,817
MFS VIT Total Return Service Class                  8,134,277  21.25   172,853,396     153,175,340
MFS VIT Utilities                                   1,489,672  20.45    30,463,786      29,855,376
MFS VIT Utilities Service Class                     2,059,769  20.32    41,854,516      32,968,928
NB AMT Mid-Cap Growth                               2,511,446  17.83    44,779,077      37,271,444
NB AMT Regency                                      4,235,183  14.79    62,638,356      52,250,743
Putnam VT Growth & Income Class IB                    304,048  25.44     7,734,989       6,361,860
Putnam VT Health Sciences Class IB                    650,534  11.73     7,630,759       6,854,447
Scudder VIT EAFE Equity Index                         330,470   9.54     3,152,680       2,667,138
Scudder VIT EAFE Equity Index Service Class           520,458   9.53     4,959,968       4,376,320
Scudder VIT Equity 500 Index                        6,355,471  12.73    80,905,147      74,962,293
Scudder VIT Equity 500 Index Service Class          1,382,558  12.72    17,586,141      16,102,392
Scudder VIT Small Cap Index                         1,147,125  14.35    16,461,242      12,478,834
Scudder VIT Small Cap Index Service Class             786,564  14.34    11,279,323       9,971,222

Lincoln Life Variable Annuity Account N

6. Changes in Units Outstanding


The change in units outstanding for the year ended December 31, 2004 is as follows:

                                                   Units      Units        Net Increase
                                                   Issued     Redeemed     (Decrease)
---------------------------------------------------------------------------------------
AIM V.I. Growth                                       249,542    (719,079)    (469,537)
AIM V.I. Growth Class II                              295,135    (272,737)      22,398
AIM V.I. International Growth                       1,328,987  (1,544,137)    (215,150)
AIM V.I. International Growth Class II                485,726    (371,260)     114,466
AIM V.I. Premier Equity                               141,704  (1,209,375)  (1,067,671)
AIM V.I. Premier Equity Class II                      228,731    (177,854)      50,877
ABVPSF Growth and Income Class B                    6,521,005  (2,508,551)   4,012,454
ABVPSF Premier Growth Class B                       1,522,216  (1,122,953)     399,263
ABVPSF Small Cap Value Class B                      1,583,819    (496,210)   1,087,609
ABVPSF Technology Class B                             935,236  (1,216,033)    (280,797)
American Century VP Inflation Protection Class 2    3,438,971    (359,789)   3,079,182
American Funds Global Growth Class 2                1,666,948    (114,238)   1,552,710
American Funds Global Small Capitalization Class 2  5,035,532  (1,470,752)   3,564,780
American Funds Growth Class 2                      34,681,059  (7,769,230)  26,911,829
American Funds Growth-Income Class 2               38,810,501  (7,699,018)  31,111,483
American Funds International Class 2               14,684,885  (4,408,619)  10,276,266
Delaware VIPT Diversified Income Service Class      4,248,931    (293,656)   3,955,275
Delaware VIPT Emerging Markets Service Class          815,018    (124,046)     690,972
Delaware VIPT High Yield                              896,782  (1,610,872)    (714,090)
Delaware VIPT High Yield Service Class              7,355,783  (3,262,747)   4,093,036
Delaware VIPT International Value Equity               24,884     (51,527)     (26,643)
Delaware VIPT REIT                                    235,766    (286,908)     (51,142)
Delaware VIPT REIT Service Class                    4,667,884  (1,276,144)   3,391,740
Delaware VIPT Small Cap Value                         206,280    (373,257)    (166,977)
Delaware VIPT Small Cap Value Service Class         4,085,582  (1,113,112)   2,972,470
Delaware VIPT Trend                                   129,512    (449,088)    (319,576)
Delaware VIPT Trend Service Class                   5,347,167  (1,498,425)   3,848,742
Delaware VIPT U.S. Growth Service Class             2,933,525    (496,413)   2,437,112
Delaware VIPT Value                                   147,167    (284,734)    (137,567)
Delaware VIPT Value Service Class                   1,566,774    (339,260)   1,227,514
Fidelity VIP Contrafund Service Class 2             5,678,595    (789,057)   4,889,538
Fidelity VIP Equity-Income                            235,916    (456,423)    (220,507)
Fidelity VIP Equity-Income Service Class 2          4,385,126    (923,856)   3,461,270
Fidelity VIP Growth                                   116,160    (618,712)    (502,552)
Fidelity VIP Growth Service Class 2                 1,536,273    (487,397)   1,048,876
Fidelity VIP Overseas                                 150,692    (185,535)     (34,843)
Fidelity VIP Overseas Service Class 2               4,980,839  (2,199,943)   2,780,896
FTVIPT Franklin Small Cap Class 2                   2,840,053  (1,457,176)   1,382,877
FTVIPT Templeton Growth Securities Class 2          2,553,154    (717,777)   1,835,377
Janus Aspen Series Balanced Service Shares          1,695,392    (765,373)     930,019
Janus Aspen Series Mid Cap Growth Service Shares      672,784    (186,231)     486,553
Janus Aspen Series Worldwide Growth Service Shares    229,713    (188,865)      40,848
Lincoln VIPT Aggressive Growth                        106,474    (100,565)       5,909
Lincoln VIPT Aggressive Growth Service Class          107,123     (17,483)      89,640
Lincoln VIPT Bond                                   9,947,087  (6,259,399)   3,687,688
Lincoln VIPT Bond Service Class                    17,254,470  (3,132,897)  14,121,573
Lincoln VIPT Capital Appreciation                     168,768     (42,898)     125,870
Lincoln VIPT Capital Apprec Service Class             295,500     (36,054)     259,446
Lincoln VIPT Global Asset Allocation                  755,761    (147,144)     608,617
Lincoln VIPT Global Asset Allocation Service Class    298,236     (67,848)     230,388
Lincoln VIPT International                          1,590,019    (352,076)   1,237,943
Lincoln VIPT International Service Class            3,491,482    (522,909)   2,968,573
Lincoln VIPT Money Market                          15,296,560 (16,586,744)  (1,290,184)
Lincoln VIPT Money Market Service Class            10,837,611  (6,646,885)   4,190,726
Lincoln VIPT Social Awareness                       1,134,845    (219,874)     914,971
Lincoln VIPT Social Awareness Service Class         2,803,324    (397,835)   2,405,489
MFS VIT Capital Opportunities Service Class           260,921    (125,759)     135,162
MFS VIT Emerging Growth                                63,640    (296,260)    (232,620)
MFS VIT Emerging Growth Service Class                 703,614    (485,562)     218,052
MFS VIT Total Return                                  476,263    (791,139)    (314,876)
MFS VIT Total Return Service Class                  7,694,261  (1,800,968)   5,893,293
MFS VIT Utilities                                     160,228    (454,853)    (294,625)
MFS VIT Utilities Service Class                     2,003,335  (1,040,528)     962,807
NB AMT Mid-Cap Growth                               2,263,110    (455,589)   1,807,521
NB AMT Regency                                      3,317,037    (470,704)   2,846,333
Putnam VT Growth & Income Class IB                    187,823    (123,200)      64,623
Putnam VT Health Sciences Class IB                    513,472    (308,211)     205,261
Scudder VIT EAFE Equity Index                       1,200,014  (1,126,726)      73,288
Scudder VIT EAFE Equity Index Service Class           456,254    (181,513)     274,741
Scudder VIT Equity 500 Index                        1,767,443  (2,602,644)    (835,201)
Scudder VIT Equity 500 Index Service Class          1,279,692    (233,906)   1,045,786
Scudder VIT Small Cap Index                           530,275    (347,133)     183,142
Scudder VIT Small Cap Index Service Class             809,754    (290,337)     519,417

Lincoln Life Variable Annuity Account N

The change in units outstanding for the year ended December 31, 2003 is as follows:

                                                   Units       Units        Net Increase
                                                   Issued      Redeemed     (Decrease)
----------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation                          32,284   (2,242,259)  (2,209,975)
AIM V.I. Growth                                       158,477     (626,527)    (468,050)
AIM V.I. Growth Class II                              411,398     (103,640)     307,758
AIM V.I. International Growth                      17,862,197  (18,027,553)    (165,356)
AIM V.I. International Growth Class II             21,928,848  (21,725,731)     203,117
AIM V.I. Premier Equity                               273,921   (1,270,195)    (996,275)
AIM V.I. Premier Equity Class II                      469,386     (156,665)     312,721
ABVPSF Growth and Income Class B                    4,291,369   (1,420,538)   2,870,832
ABVPSF Growth Class B                                  70,546   (1,012,013)    (941,466)
ABVPSF Premier Growth Class B                       1,524,482     (812,813)     711,670
ABVPSF Small Cap Value Class B                        749,586     (108,468)     641,118
ABVPSF Technology Class B                           1,348,370     (854,499)     493,871
American Funds Global Small Capitalization Class 2  3,718,078   (2,160,464)   1,557,614
American Funds Growth Class 2                      24,742,507   (3,602,927)  21,139,580
American Funds Growth-Income Class 2               24,595,616   (3,827,797)  20,767,819
American Funds International Class 2               23,327,067  (15,416,830)   7,910,237
Delaware VIPT Devon                                    (1,475)    (424,826)    (426,301)
Delaware VIPT Emerging Markets                         10,883     (278,590)    (267,708)
Delaware VIPT Emerging Markets Service Class            7,004      (72,157)     (65,153)
Delaware VIPT High Yield                            1,990,827   (1,216,269)     774,559
Delaware VIPT High Yield Service Class              8,888,589   (5,064,705)   3,823,884
Delaware VIPT International Value Equity               45,567      (27,723)      17,845
Delaware VIPT Value                                   516,950     (231,975)     284,974
Delaware VIPT Value Service Class                     661,434     (133,905)     527,529
Delaware VIPT REIT                                    403,089     (427,104)     (24,015)
Delaware VIPT REIT Service Class                    2,469,461     (597,875)   1,871,585
Delaware VIPT Select Growth                            43,256   (1,835,681)  (1,792,425)
Delaware VIPT Select Growth Service Class              22,186     (727,789)    (705,603)
Delaware VIPT Small Cap Value                         351,476     (314,859)      36,617
Delaware VIPT Small Cap Value Service Class         2,547,097     (600,465)   1,946,631
Delaware VIPT Social Awareness                         12,287     (587,882)    (575,595)
Delaware VIPT Social Awareness Service Class            2,875     (105,311)    (102,436)
Delaware VIPT Trend                                   292,019     (527,538)    (235,519)
Delaware VIPT Trend Service Class                   2,885,114     (748,003)   2,137,110
Delaware VIPT U.S. Growth Service Class               834,842      (65,258)     769,584
Dreyfus Developing Leaders                              5,149     (244,699)    (239,550)
Fidelity VIP Contrafund Service Class 2             2,139,839     (232,505)   1,907,334
Fidelity VIP Equity-Income                            242,717     (507,001)    (264,284)
Fidelity VIP Equity-Income Service Class 2          2,115,297     (419,689)   1,695,608
Fidelity VIP Growth                                   223,933     (717,197)    (493,264)
Fidelity VIP Growth Service Class 2                   761,241     (294,873)     466,368
Fidelity VIP Growth Opportunities                     (17,064)  (1,601,756)  (1,618,820)
Fidelity VIP Growth Opportunities Service Class 2       5,199      (91,059)     (85,860)
Fidelity VIP Overseas                                 183,695     (198,294)     (14,599)
Fidelity VIP Overseas Service Class 2              35,068,234  (34,148,800)     919,434
FTVIPT Franklin Small Cap Class 2                   1,818,350     (803,661)   1,014,689
FTVIPT Franklin Mutual Shares Securities Class 2      116,434   (2,670,305)  (2,553,871)
FTVIPT Templeton Foreign Securities Class 2         3,211,862   (4,157,767)    (945,905)
FTVIPT Templeton Growth Securities Class 2          1,584,247     (597,966)     986,280
Janus Aspen Series Balanced Service Shares          1,698,601     (262,243)   1,436,358
Janus Aspen Series Mid Cap Growth Service Shares      266,213      (44,910)     221,303
Janus Aspen Series Worldwide Growth Service Shares    666,625     (477,943)     188,682
Liberty VIT Growth & Income                             1,379     (343,041)    (341,662)
Liberty VIT Newport Tiger                             507,208   (1,006,593)    (499,385)
Lincoln VIPT Aggressive Growth                         87,875      (11,991)      75,883
Lincoln VIPT Aggressive Growth Service Class           36,325       (3,160)      33,165
Lincoln VIPT Bond                                  15,927,996   (9,729,429)   6,198,567
Lincoln VIPT Bond Service Class                     4,401,008     (397,406)   4,003,602
Lincoln VIPT Capital Appreciation                     169,881      (54,431)     115,449
Lincoln VIPT Capital Appreciation Service Class        27,821         (617)      27,204

Lincoln Life Variable Annuity Account N

                                                   Units       Units        Net Increase
                                                   Issued      Redeemed     (Decrease)
----------------------------------------------------------------------------------------
Lincoln VIPT Global Asset Allocation                  252,894      (21,037)     231,857
Lincoln VIPT Global Asset Allocation Service Class    101,873      (50,983)      50,890
Lincoln VIPT International                          8,037,735   (7,406,038)     631,698
Lincoln VIPT International Service Class              823,212      (39,243)     783,969
Lincoln VIPT Money Market                          75,704,016  (84,030,198)  (8,326,182)
Lincoln VIPT Money Market Service Class             2,275,531   (1,205,417)   1,070,114
Lincoln VIPT Social Awareness                         999,730     (117,440)     882,290
Lincoln VIPT Social Awareness Service Class           595,855      (29,339)     566,516
MFS VIT Capital Opportunities Service Class           223,810      (32,732)     191,078
MFS VIT Emerging Growth                                94,304     (275,878)    (181,575)
MFS VIT Emerging Growth Service Class               1,093,863     (850,518)     243,345
MFS VIT Research                                       27,229   (1,163,872)  (1,136,643)
MFS VIT Research Service Class                         10,469     (616,217)    (605,748)
MFS VIT Total Return                                  461,265     (759,332)    (298,067)
MFS VIT Total Return Service Class                  5,115,098     (905,516)   4,209,582
MFS VIT Utilities                                     243,770     (470,456)    (226,685)
MFS VIT Utilities Service Class                     1,757,512     (480,891)   1,276,621
NB AMT Mid-Cap Growth                               1,309,697     (143,221)   1,166,476
NB AMT Regency                                      1,029,162      (88,343)     940,819
PIMCO VIT OPCAP Accumulation Global Equity              3,632     (266,769)    (263,137)
PIMCO VIT OPCAP Accumulation Managed                     (706)    (472,554)    (473,260)
Putnam VT Growth & Income Class IB                    467,253      (75,174)     392,079
Putnam VT Health Sciences Class IB                    403,985     (105,805)     298,180
Scudder SVS Government Securities                      49,378   (1,687,161)  (1,637,783)
Scudder SVS Small Cap Growth                            6,963     (277,054)    (270,091)
Scudder VIT EAFE Equity Index                       1,680,123   (1,605,419)      74,704
Scudder VIT EAFE Equity Index Service Class            93,151      (36,070)      57,081
Scudder VIT Equity 500 Index                        3,980,093   (1,826,402)   2,153,691
Scudder VIT Equity 500 Index Service Class            326,213      (26,427)     299,786
Scudder VIT Small Cap Index                           866,695     (142,422)     724,274
Scudder VIT Small Cap Index Service Class             205,580       (4,187)     201,394

Lincoln Life Variable Annuity Account N

7. New Investment Funds and Fund Name Changes
During 2003, the Lincoln VIPT Aggressive Growth Service Class Fund, the Lincoln VIPT Bond Service Class Fund, the Lincoln VIPT Capital Appreciation Service Class Fund, the Lincoln VIPT Global Asset Allocation Service Class Fund, the Lincoln VIPT International Service Class Fund, the Lincoln VIPT Money Market Service Class Fund, the Lincoln VIPT Social Awareness Service Class Fund, the Scudder VIT EAFE Equity Index Service Class Fund, the Scudder VIT Equity 500 Index Service Class Fund and the Scudder VIT Small Cap Index Service Class Fund became available as investment options for Variable Account Contract owners. Accordingly, the 2003 statement of operations and statement of changes in net assets and total return and investment income ratios in note 3 for these subaccounts are for the period from the commencement of operations to December 31, 2003.

During 2004, the American Century VP Inflation Protection Class 2 Portfolio, the American Funds Global Growth Class 2 Fund, the Delaware VIPT Diversified Income Service Class Series, the Delaware VIPT Emerging Markets Service Class Series, the M Fund Brandes International Equity Fund, the M Fund Business Opportunity Value Fund, the M Fund Frontier Capital Appreciation Fund and the M Fund Turner Core Growth Fund became available as investment options for Variable Account Contract owners. Accordingly, the 2004 statement of operations and statement of changes in net assets and total return and investment income ratios in note 3 for these subaccounts are for the period from the commencement of operations to December 31, 2004.

Also during 2004, the Delaware VIPT Large Cap Value Series changed its name to Delaware VIPT Value Series and the Delaware VIPT Large Cap Value Service Class Series changed its name to Delaware VIPT Value Service Class Series.

8. Fund Closings
During 2003, the AIM V.I. Capital Appreciation Fund, the ABVPSF Growth Class B Fund, the Delaware VIPT Devon Series, the Delaware VIPT Emerging Markets Series, the Delaware VIPT Emerging Markets Service Class Series, the Delaware VIPT Select Growth Series, the Delaware VIPT Select Growth Service Class Series, the Delaware VIPT Social Awareness Series, the Delaware VIPT Social Awareness Service Class Series, the Dreyfus Small Cap Portfolio, the Fidelity VIP Growth Opportunities Portfolio, the Fidelity VIP Growth Opportunities Service Class 2 Portfolio, the FTVIPT Franklin Mutual Shares Securities Class 2 Fund, the FTVIPT Templeton Foreign Securities Class 2 Fund, the Liberty Colonial Newport Tiger Fund, the Liberty Colonial US Stock Fund, the MFS Research Series, the MFS Research Service Class Series, the OCC Accumulation Global Equity Portfolio, the OCC Accumulation Managed Portfolio, the Scudder SVS Government Securities Portfolio and the Scudder SVS Small Cap Growth Portfolio ceased to be available as investment options to Variable Account Contract owners.

Report of Independent Registered Public Accounting Firm

Board of Directors of The Lincoln National Life Insurance Company
   and
Contract Owners of Lincoln Life Variable Annuity Account N

We have audited the accompanying statement of assets and liabilities of Lincoln Life Variable Annuity Account N ("Variable Account") comprised of the subaccounts described in Note 1 and Note 8, as of December 31, 2004, the related statement of operations for the year then ended and the statements of changes in net assets for each of the two years in the period then ended. These financial statements are the responsibility of the Variable Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Variable Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of investments owned as of December 31, 2004, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts constituting the Lincoln Life Variable Annuity Account N at December 31, 2004, the results of their operations for the year then ended, and changes in their net assets for each of the two years in the period then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Fort Wayne, Indiana
March 1, 2005

                  The Lincoln National Life Insurance Company

The Lincoln National Life Insurance Company

Consolidated Balance Sheets

                                                                           December 31
                                                                        2004          2003
                                                                    ------------  -----------
                                                                          (000s omitted)
                                                                    -------------------------
ASSETS
Investments:
 Securities available-for-sale, at fair value:
   Fixed maturity (cost: 2004 -- $31,514,767; 2003 -- $29,607,156)  $ 33,331,468  $31,362,588
--------------------------------------------------------------------
   Equity (cost: 2004 -- $101,173; 2003 -- $128,572)                     113,678      147,200
--------------------------------------------------------------------
 Trading securities                                                    2,942,495    2,786,471
--------------------------------------------------------------------
 Mortgage loans on real estate                                         3,855,110    4,189,469
--------------------------------------------------------------------
 Real estate                                                             191,108      112,642
--------------------------------------------------------------------
 Policy loans                                                          1,864,727    1,917,837
--------------------------------------------------------------------
 Derivative investments                                                   52,663       68,633
--------------------------------------------------------------------
 Other investments                                                       369,103      363,380
                                                                    ------------  -----------
--------------------------------------------------------------------
Total Investments                                                     42,720,352   40,948,220
--------------------------------------------------------------------
Cash and invested cash                                                 1,237,704    1,442,772
--------------------------------------------------------------------
Property and equipment                                                   142,284      165,103
--------------------------------------------------------------------
Deferred acquisition costs                                             2,854,067    2,526,482
--------------------------------------------------------------------
Premiums and fees receivable                                             243,289      355,107
--------------------------------------------------------------------
Accrued investment income                                                495,532      490,507
--------------------------------------------------------------------
Assets held in separate accounts                                      48,018,358   40,174,818
--------------------------------------------------------------------
Amounts recoverable from reinsurers                                    7,055,970    8,150,627
--------------------------------------------------------------------
Goodwill                                                                 919,172      919,172
--------------------------------------------------------------------
Other intangible assets                                                  819,076      921,856
--------------------------------------------------------------------
Other assets                                                             801,946      768,548
                                                                    ------------  -----------
--------------------------------------------------------------------
Total Assets                                                        $105,307,750  $96,863,212
                                                                    ============  ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Insurance and Investment Contract Liabilities:
 Insurance policy and claim reserves                                $ 22,461,322  $23,172,985
--------------------------------------------------------------------
 Contractholder funds                                                 23,126,638   22,727,811
--------------------------------------------------------------------
 Liabilities related to separate accounts                             48,018,358   40,174,818
                                                                    ------------  -----------
--------------------------------------------------------------------
Total Insurance and Investment Contract Liabilities                   93,606,318   86,075,614
--------------------------------------------------------------------
Short-term debt                                                           32,072       41,877
--------------------------------------------------------------------
Long-term debt                                                         1,297,182    1,250,000
--------------------------------------------------------------------
Federal income taxes                                                     149,638       36,953
--------------------------------------------------------------------
Reinsurance related derivative liability                                 351,974      325,279
--------------------------------------------------------------------
Funds withheld reinsurance liabilities                                 1,580,217    1,493,066
--------------------------------------------------------------------
Other liabilities                                                      2,186,576    2,064,024
--------------------------------------------------------------------
Deferred gain on indemnity reinsurance                                   911,437      922,407
                                                                    ------------  -----------
--------------------------------------------------------------------
Total Liabilities                                                    100,115,414   92,209,220
--------------------------------------------------------------------
Shareholder's Equity:
Common stock -- $2.50 par value,
authorized, issued and outstanding shares -- 10 million
  (owned by Lincoln National Corporation)                                 25,000       25,000
--------------------------------------------------------------------
Retained earnings                                                      4,385,155    3,856,029
--------------------------------------------------------------------
Accumulated Other Comprehensive Income:
 Net unrealized gain on securities available-for-sale                    781,157      757,970
--------------------------------------------------------------------
 Net unrealized gain on derivative instruments                            13,985       24,272
--------------------------------------------------------------------
 Minimum pension liability adjustment                                    (12,961)      (9,279)
                                                                    ------------  -----------
--------------------------------------------------------------------
Total Accumulated Other Comprehensive Income                             782,181      772,963
                                                                    ------------  -----------
--------------------------------------------------------------------
Total Shareholder's Equity                                             5,192,336    4,653,992
                                                                    ------------  -----------
--------------------------------------------------------------------
Total Liabilities and Shareholder's Equity                          $105,307,750  $96,863,212
------------------------------------------------------------------  ============  ===========

See notes to the Consolidated Financial Statements.

The Lincoln National Life Insurance Company

Consolidated Statements of Income

                                                                            Year Ended December 31
                                                                      ----------------------------------
                                                                         2004        2003        2002
                                                                      ----------  ----------  ----------
                                                                                (000s omitted)
                                                                      ----------------------------------
Revenue:
Insurance premiums                                                    $  158,382  $  205,544  $  250,766
----------------------------------------------------------------------
Insurance fees                                                         1,443,330   1,287,251   1,273,133
----------------------------------------------------------------------
Net investment income                                                  2,593,207   2,540,077   2,533,072
----------------------------------------------------------------------
Realized gain (loss) on investments                                      (45,139)    330,768    (273,451)
----------------------------------------------------------------------
Amortization of deferred gain on indemnity reinsurance                    87,387      74,234      73,115
----------------------------------------------------------------------
Other revenue and fees                                                   289,314     242,617     244,291
                                                                      ----------  ----------  ----------
----------------------------------------------------------------------
Total Revenue                                                          4,526,481   4,680,491   4,100,926
----------------------------------------------------------------------

Benefits and Expenses:
Benefits                                                               2,177,111   2,280,403   2,701,722
----------------------------------------------------------------------
Underwriting, acquisition, insurance and other expenses                1,494,623   1,397,692   1,383,295
----------------------------------------------------------------------
Interest and debt expense                                                 78,817      79,305      79,342
                                                                      ----------  ----------  ----------
----------------------------------------------------------------------
Total Benefits and Expenses                                            3,750,551   3,757,400   4,164,359
----------------------------------------------------------------------
Income (Loss) before Federal Income Taxes and Cumulative Effect of
  Accounting Changes                                                     775,930     923,091     (63,433)
----------------------------------------------------------------------
Federal income taxes (benefit)                                           193,213     244,919     (98,858)
                                                                      ----------  ----------  ----------
----------------------------------------------------------------------
Income before Cumulative Effect of Accounting Changes                    582,717     678,172      35,425
----------------------------------------------------------------------
Cumulative Effect of Accounting Changes (net of Federal income taxes)    (25,647)   (236,624)         --
                                                                      ----------  ----------  ----------
----------------------------------------------------------------------
Net Income                                                            $  557,070  $  441,548  $   35,425
--------------------------------------------------------------------- ==========  ==========  ==========



See notes to the Consolidated Financial Statements.

The Lincoln National Life Insurance Company

Consolidated Statements of Shareholder's Equity

                                                                                     Year Ended December 31
                                                                                  2004        2003        2002
                                                                               ----------  ----------  ----------
                                                                                         (000s omitted)
                                                                               ----------------------------------
Common Stock:
Balance at beginning and end-of-year                                           $   25,000  $   25,000  $   25,000
-------------------------------------------------------------------------------

Retained Earnings:
Balance at beginning-of-year                                                    3,856,029   3,610,211   4,255,598
-------------------------------------------------------------------------------
Comprehensive income                                                              566,288     531,059     523,556
-------------------------------------------------------------------------------
Less other comprehensive income (loss) (net of federal income tax):
 Foreign currency translation adjustment                                               --        (375)         --
-------------------------------------------------------------------------------
 Net unrealized gain on securities available-for-sale, net of reclassification
   adjustment                                                                      23,187      54,870     531,136
-------------------------------------------------------------------------------
 Net unrealized gain (loss) on derivative instruments                             (10,287)     (7,557)      8,847
-------------------------------------------------------------------------------
 Minimum pension liability adjustment                                              (3,682)     42,573     (51,852)
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------
Net Income                                                                        557,070     441,548      35,425
-------------------------------------------------------------------------------
Additional investment by Lincoln National Corporation/Stock Compensation          122,056       4,270      29,188
-------------------------------------------------------------------------------
Dividends declared                                                               (150,000)   (200,000)   (710,000)
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------
Balance at End-of-Year                                                          4,385,155   3,856,029   3,610,211
-------------------------------------------------------------------------------

Foreign Currency Translation Adjustment:
Balance at beginning-of-year                                                           --         375         375
-------------------------------------------------------------------------------
Change during the year                                                                 --        (375)         --
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------
Balance at End-of-Year                                                                 --          --         375
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------

Net Unrealized Gain on Securities Available-for-Sale:
Balance at beginning-of-year                                                      757,970     703,100     171,964
-------------------------------------------------------------------------------
Change during the year                                                             23,187      54,870     531,136
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------
Balance at End-of-Year                                                            781,157     757,970     703,100
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------

Net Unrealized Gain on Derivative Instruments:
Balance at beginning-of-year                                                       24,272      31,829      22,982
-------------------------------------------------------------------------------
Cumulative effect of accounting change                                                 --          --          --
-------------------------------------------------------------------------------
Change during the year                                                            (10,287)     (7,557)      8,847
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------
Balance at End-of-Year                                                             13,985      24,272      31,829
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------

Minimum Pension Liability Adjustment:
Balance at beginning-of-year                                                       (9,279)    (51,852)         --
-------------------------------------------------------------------------------
Change during the year                                                             (3,682)     42,573     (51,852)
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------
Balance at End-of-Year                                                            (12,961)     (9,279)    (51,852)
                                                                               ----------  ----------  ----------
-------------------------------------------------------------------------------
Total Shareholder's Equity at End-of-Year                                      $5,192,336  $4,653,992  $4,318,663
------------------------------------------------------------------------------ ==========  ==========  ==========

See notes to the Consolidated Financial Statements.

The Lincoln National Life Insurance Company

Consolidated Statements of Cash Flows

                                                                               Year Ended December 31
                                                                          2004         2003          2002
                                                                      -----------  ------------  ------------
                                                                                   (000s omitted)
                                                                      ---------------------------------------
Cash Flows from Operating Activities:
Net income                                                            $   557,070  $    441,548  $     35,425
----------------------------------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
----------------------------------------------------------------------
 Deferred acquisition costs                                              (426,843)     (374,713)     (325,704)
----------------------------------------------------------------------
 Premiums and fees receivable                                             111,818      (174,546)      196,322
----------------------------------------------------------------------
 Accrued investment income                                                 (5,024)       14,436        26,298
----------------------------------------------------------------------
 Policy liabilities and accruals                                         (741,920)      335,873      (929,827)
----------------------------------------------------------------------
 Net trading securities purchases, sales and maturities                   (98,798)     (446,890)           --
----------------------------------------------------------------------
 Cumulative effect of accounting change                                    39,457       363,933            --
----------------------------------------------------------------------
 Contractholder funds                                                     905,587     1,095,460       983,768
----------------------------------------------------------------------
 Amounts recoverable from reinsurers                                      374,969      (895,523)      894,270
----------------------------------------------------------------------
 Federal income taxes                                                     120,968       202,067      (108,019)
----------------------------------------------------------------------
 Federal income taxes paid on proceeds from disposition                        --            --      (477,133)
----------------------------------------------------------------------
 Stock-based compensation expense                                          18,534         9,589        24,068
----------------------------------------------------------------------
 Provisions for depreciation                                               48,260        49,039        22,222
----------------------------------------------------------------------
 Amortization of other intangible assets                                  102,208        90,917       105,714
----------------------------------------------------------------------
 Realized loss on investments and derivative instruments                   58,307        16,118       262,805
----------------------------------------------------------------------
 Realized (gain) loss on sale of subsidiaries                             (14,137)           --        10,646
----------------------------------------------------------------------
 Amortization of deferred gain                                            (87,387)      (74,234)      (73,115)
----------------------------------------------------------------------
 Other                                                                   (274,053)      304,231      (375,564)
                                                                      -----------  ------------  ------------
----------------------------------------------------------------------
Net Adjustments                                                           131,946       515,757       236,751
                                                                      -----------  ------------  ------------
----------------------------------------------------------------------
Net Cash Provided by Operating Activities                                 689,016       957,305       272,176
----------------------------------------------------------------------

Cash Used In Investing Activities:
Securities-available-for-sale:
 Purchases                                                             (9,001,101)  (13,338,976)  (14,002,161)
----------------------------------------------------------------------
 Sales                                                                  4,740,060     8,181,666     8,078,426
----------------------------------------------------------------------
 Maturities                                                             2,468,287     3,010,136     2,484,637
----------------------------------------------------------------------
Purchase of other investments                                          (1,938,069)   (1,520,429)   (1,280,211)
----------------------------------------------------------------------
Sale or maturity of other investments                                   2,186,586     1,763,285     1,739,382
----------------------------------------------------------------------
Proceeds from disposition of business                                      10,242            --      (195,000)
----------------------------------------------------------------------
Increase (decrease) in cash collateral on loaned securities               181,013       112,236       (95,341)
----------------------------------------------------------------------
Other                                                                     145,524      (114,153)      142,592
                                                                      -----------  ------------  ------------
----------------------------------------------------------------------
Net Cash Used in Investing Activities                                  (1,207,458)   (1,906,235)   (3,127,676)
----------------------------------------------------------------------

Cash Flows from Financing Activities:
Increase in long-term debt                                                 47,182            --            --
----------------------------------------------------------------------
Net decrease in short-term debt                                            (9,805)      (61,819)     (158,143)
----------------------------------------------------------------------
Universal life and investment contract deposits                         4,928,315     4,935,740     5,305,499
----------------------------------------------------------------------
Universal life and investment contract withdrawals                     (3,353,031)   (2,746,914)   (3,262,194)
----------------------------------------------------------------------
Investment contract transfers                                          (1,336,438)     (816,826)      108,479
----------------------------------------------------------------------
Increase in funds withheld liability                                       87,151        34,998            --
----------------------------------------------------------------------
Capital contribution from shareholder                                     100,000            --            --
----------------------------------------------------------------------
Dividends paid to shareholder                                            (150,000)     (200,000)     (710,000)
                                                                      -----------  ------------  ------------
----------------------------------------------------------------------
Net Cash Provided by Financing Activities                                 313,374     1,145,179     1,283,641
                                                                      -----------  ------------  ------------
----------------------------------------------------------------------
Net (Decrease) Increase in Cash and Invested Cash                        (205,068)      196,249    (1,571,859)
----------------------------------------------------------------------
Cash and Invested Cash at Beginning-of-Year                             1,442,772     1,246,523     2,818,382
                                                                      -----------  ------------  ------------
----------------------------------------------------------------------
Cash and Invested Cash at End-of-Year                                 $ 1,237,704  $  1,442,772  $  1,246,523
--------------------------------------------------------------------- ===========  ============  ============

See notes to the Consolidated Financial Statements.

The Lincoln National Life Insurance Company

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
1. Summary of Significant Accounting Policies

Basis of Presentation.
The accompanying Consolidated Financial Statements include The Lincoln National Life Insurance Company ("the Company") and its majority-owned subsidiaries. The Company, together with its subsidiaries, are defined as ("LNL"). The Company is domiciled in Indiana. Lincoln National Corporation ("LNC") owns 100% of the Company on a direct basis and its subsidiaries on an indirect basis. The Company owns 100% of the outstanding common stock of two insurance company subsidiaries: First Penn-Pacific Life Insurance Company ("First Penn") and Lincoln Life & Annuity Company of New York ("Lincoln Life New York"). Prior to the fourth quarter of 2001, the Company owned 100% of the outstanding common stock of two additional insurance company subsidiaries that were sold as part of the sale of LNC's reinsurance business to Swiss Re in December 2001 (see
Note 12). The Company also owns several non-insurance companies, including Lincoln Financial Distributors ("LFD") and Lincoln Financial Advisors ("LFA"), LNC's internally owned wholesaling and retailing business units, respectively. LNL's principal businesses consist of underwriting annuities, deposit-type contracts and life insurance through multiple distribution channels. LNL is licensed and sells its products throughout the United States and several U.S. territories. Operations are divided into two business segments: Lincoln Retirement and Life Insurance (see Note 10). These Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States.

Use of Estimates.
The nature of the insurance business requires management to make numerous estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results may differ from those estimates.

Investments.
Securities available-for-sale consist of fixed maturity and equity securities, which are carried at fair value. The cost of available-for-sale fixed maturity securities is adjusted for amortization of premiums and discounts. The cost of available-for-sale fixed maturity and equity securities is reduced to fair value with a corresponding charge to realized loss on investments for declines in value that are other than temporary.

Trading securities consist of fixed maturity and equity securities in designated portfolios, which support modified coinsurance ("Modco") and coinsurance with funds withheld ("CFW") reinsurance arrangements. Investment results for these portfolios, including gains and losses from sales, are passed directly to the reinsurers through the contractual terms of the reinsurance arrangements. Trading securities are carried at fair value and changes in fair value are recorded in net income as they occur. Offsetting these amounts are corresponding changes in the fair value of embedded derivatives in liabilities associated with the underlying reinsurance arrangements.

For the mortgage-backed securities portion of the trading and available-for-sale fixed maturity securities portfolios, LNL recognizes investment income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When estimates of prepayments change, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. When the effective yield changes, the carrying value of the security is adjusted prospectively. This adjustment is reflected in net investment income.

Mortgage loans on real estate are carried at the outstanding principal balances adjusted for amortization of premiums and discounts and are net of valuation allowances. Valuation allowances are established for the excess carrying value of the mortgage loan over its estimated fair value when it is probable that, based upon current information and events, LNL will be unable to collect all amounts due under the contractual terms of the loan agreement. When LNL determines that a loan is impaired, the cost is adjusted or a provision for loss is established equal to the difference between the amortized cost of the mortgage loan and the estimated value. Estimated value is based on: 1) the present value of expected future cash flows discounted at the loan's effective interest rate; 2) the loan's observable market price; 3) the fair value of the collateral. The provision for losses is reported as realized gain (loss) on investments. Mortgage loans deemed to be uncollectible are charged against the allowance for losses and subsequent recoveries, if any, are credited to the allowance for losses. Interest income on mortgage loans includes interest collected, the change in accrued interest, and amortization of premiums and discounts. Mortgage loan fees and costs are recorded in net investment income as they are incurred.

Investment real estate is carried at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the asset. Cost is adjusted for impairment when the projected undiscounted cash flow from the investment is less than the carrying value. Impaired real estate is written down to the estimated fair value of the real estate, which is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Also, valuation allowances for losses are established, as appropriate, for real estate holdings that are in the process of being sold. Real estate acquired through foreclosure proceedings is reclassified on the balance sheet from mortgage loans on real estate to real estate and is recorded at fair value at the settlement date, which establishes a new cost basis. If a subsequent periodic review of a foreclosed property indicates the fair value, less estimated costs to sell, is lower than the carrying value at settlement date, the carrying value is adjusted to the lower amount. Write-downs to real estate and any changes to the reserves on real estate are reported as realized gain (loss) on investments.

Policy loans are carried at aggregate unpaid balances.

Cash and invested cash are carried at cost and include all highly liquid debt instruments purchased with a maturity of three months or less.

Realized gain (loss) on investments includes realized gains and (losses) from the sale of investments, derivative gains (losses),

The Lincoln National Life Insurance Company gains on sale of subsidiaries/business, and net gain on reinsurance embedded derivative/trading securities. See Note 3 for additional detail. Realized gain
(loss) on investments is recognized in net income, net of associated amortization of deferred acquisition costs and investment expenses, using the specific identification method. Changes in the fair values of available-for-sale securities carried at fair value are reported as a component of accumulated other comprehensive income, after deductions for related adjustments for deferred acquisition costs and amounts required to satisfy policyholder commitments that would have been recorded had these securities been sold at their fair value, and after deferred taxes or credits to the extent deemed recoverable.

Derivative Instruments.
LNL hedges certain portions of its exposure to interest rate risk, credit risk and equity risk fluctuations by entering into derivative transactions. A description of LNL's accounting for its hedging of such risks is discussed in the following paragraphs.

LNL recognizes all derivative instruments as either assets or liabilities in the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, LNL must designate the hedging instrument based upon the exposure being hedged--as a cash flow hedge, fair value hedge or a hedge of a net investment in a foreign operation. As of December 31, 2004 and 2003, LNL had derivative instruments that were designated and qualified as cash flow hedges. In addition, LNL had derivative instruments that were economic hedges, but were not designated as hedging instruments under Statement of Financial Accounting Standards No. 133 , "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133").

For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income ("OCI") and reclassified into net income in the same period or periods during which the hedged transaction affects net income. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of designated future cash flows of the hedged item (hedge ineffectiveness), if any, is recognized in net income during the period of change. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain in fair value on the hedged item attributable to the hedged risk are recognized in net income during the period of change in fair values. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in net income during the period of change.

LNL has certain Modco and CFW reinsurance arrangements with embedded derivatives related to the funds withheld assets. These derivatives are considered total return swaps with contractual returns that are attributable to various assets and liabilities associated with these reinsurance arrangements. Changes in the fair value of these derivatives are recorded in net income as they occur. Offsetting these amounts are corresponding changes in the fair value of trading securities in portfolios that support these arrangements.

See Note 8 for further discussion of LNL's accounting policy for derivative instruments.

Loaned Securities.
Securities loaned are treated as collateralized financing transactions and a liability is recorded equal to the cash collateral received which is typically greater than the market value of the related securities loaned. This liability is included within other liabilities in LNL's Consolidated Balance Sheets. In other instances, LNL will hold as collateral securities with a market value at least equal to the securities loaned. Securities held as collateral are not recorded in LNL's Consolidated Balance Sheets in accordance with accounting guidance for secured borrowings and collateral. LNL's agreements with third parties generally contain contractual provisions to allow for additional collateral to be obtained when necessary. LNL values collateral daily and obtains additional collateral when deemed appropriate.

Property and Equipment.
Property and equipment owned for company use is carried at cost less allowances for depreciation. Provisions for depreciation of investment real estate and property and equipment owned for company use are computed principally on the straight-line method over the estimated useful lives of the assets.

Premiums and Fees on Investment Products and Universal Life and Traditional Life Insurance Products.
Investment Products and Universal Life Insurance Products: Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance, bank-owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset based fees, cost of insurance charges, percent of premium charges, policy administration charges and surrender charges that have been assessed and earned against policy account balances and premiums received during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts is determined based on the nature of such fees. Asset based fees, cost of insurance and policy administration charges are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Percent of premium charges are assessed at the time of premium payment and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms.

Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed

The Lincoln National Life Insurance Company premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due from the policyholder.

Other Revenues and Fees.
Other revenue and fees principally consists of amounts earned by LFA, LNL's retail distribution arm, from sales of third party insurance and investment products. Such revenue is recorded as earned at the time of sale.

Assets Held in Separate Accounts/Liabilities Related to Separate Accounts. These assets and liabilities represent segregated funds administered and invested by LNL and its insurance subsidiaries for the exclusive benefit of pension and variable life and annuity contractholders. Both the assets and liabilities are carried at fair value. The fees earned by LNL and its insurance subsidiaries for administrative and contractholder maintenance services performed for these separate accounts are included in insurance fee revenue.

Deferred Acquisition Costs, Deferred Front End Loads, Deferred Sales
Inducements.
Commissions and other costs of acquiring universal life insurance, variable universal life insurance, traditional life insurance, annuities and other investment contracts, which vary with and are primarily related to the production of new business, have been deferred to the extent recoverable. The methodology for determining the amortization of acquisition costs varies by product type based on two different accounting pronouncements: Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments" ("FAS 97") and Statement of Financial Accounting Standards No. 60, "Accounting and Reporting by Insurance Enterprises" ("FAS 60"). Under FAS 97, acquisition costs for universal life, variable universal life insurance and investment-type products, which include fixed and variable deferred annuities, are amortized over the lives of the policies in relation to the incidence of estimated gross profits from surrender charges, investment, mortality net of reinsurance ceded and expense margins, and actual realized gain (loss) on investments. Past amortization amounts are adjusted when revisions are made to the estimates of current or future gross profits expected from a group of products. Policy lives for universal and variable universal life policies are estimated to be 30 years, based on the expected lives of the policies. Policy lives for fixed and variable deferred annuities are 14 to 18 years for the traditional, long surrender charge period products and 8 to 10 years for the more recent short-term, or no surrender charge variable products. The front-end load annuity product has an assumed life of 25 years. Longer lives are assigned to those blocks that have demonstrated favorable experience.

Under FAS 60, acquisition costs for traditional life insurance products, which include whole life and term life insurance contracts are amortized over periods of 10 to 30 years on either a straight-line basis or as a level percent of premium of the related policies depending on the block of business. There are currently no deferred acquisition costs ("DAC") being amortized under FAS 60 for fixed and variable payout annuities.

For all FAS 97 and FAS 60 policies, amortization is based on assumptions consistent with those used in the development of the underlying policy form adjusted for emerging experience and expected trends.

Policy sales charges that are collected in the early years of an insurance policy have been deferred (referred to as "deferred front-end loads" or "DFEL") and are amortized into income over the life of the policy in a manner consistent with that used for DAC. (See above for discussion of amortization methodologies.)

Bonus credits and amounts credited to policyholders for enhanced interest rates on variable annuity contracts that are under dollar cost averaging ("DCA") funding arrangements are considered sales inducement and deferred as a sales inducement asset (referred to as "deferred sales inducements" or "DSI") included in other assets. DSI is amortized as a benefit expense over the expected life of the contract. Amortization is computed using the same methodology and assumptions used in amortizing DAC.

Benefits and Expenses.
Benefits and expenses for universal life-type and other interest-sensitive life insurance products include interest credited to policy account balances and benefit claims incurred during the period in excess of policy account balances. Interest crediting rates associated with funds invested in LNL's general account during 2002 through 2004 ranged from 4.0% to 7.0%. For traditional life, group health and disability income products, benefits and expenses, other than deferred acquisition costs, are recognized when incurred in a manner consistent with the related premium recognition policies. Benefits and expenses includes the change in reserves for annuity products with guaranteed benefits, such as guaranteed minimum death benefits ("GMDB"), and the change in fair values of guarantees for annuity products with guaranteed minimum withdrawal benefits ("GMWB").

Goodwill and Other Intangible Assets.
Goodwill, as measured by the excess of the cost of acquired subsidiaries or businesses over the fair value of net assets acquired, is not amortized, but is subject to impairment tests conducted at least annually.

Other intangible assets for acquired insurance businesses consist of the value of existing blocks of business (referred to as the "present value of in-force"). The present value of in-force ("PVIF") is amortized over the expected lives of the block of insurance business in relation to the incidence of estimated profits expected to be generated on universal life, variable universal life and investment-type products acquired, (i.e., variable deferred annuities) and over the premium paying period for insurance products acquired, (i.e., traditional life insurance products). Amortization is based upon assumptions used in pricing the acquisition of the block of business and is adjusted for emerging experience. Accordingly, amortization

The Lincoln National Life Insurance Company periods and methods of amortization for PVIF vary depending upon the particular characteristics of the underlying blocks of acquired insurance business. PVIF is amortized in a manner consistent with DAC.

The carrying values of other intangible assets are reviewed periodically for indicators of impairment in value that are other than temporary, including unexpected or adverse changes in the following: (1) the economic or competitive environments in which the company operates, (2) profitability analyses, (3) cash flow analyses, and (4) the fair value of the relevant subsidiary. If there was an indication of impairment then the cash flow method would be used to measure the impairment and the carrying value would be adjusted as necessary.

Insurance and Investment Contract Liabilities.
The liabilities for future policy benefits and claim reserves for universal and variable universal life insurance policies consist of policy account balances that accrue to the benefit of the policyholders, excluding surrender charges. The liabilities for future insurance policy benefits and claim reserves for traditional life policies are computed using assumptions for investment yields, mortality and withdrawals based principally on generally accepted actuarial methods and assumptions at the time of policy issue. Interest assumptions for traditional direct individual life reserves for all policies range from 2.25% to 7.00% depending on the time of policy issue. The interest assumptions for immediate and deferred paid-up annuities range from 0.75% to 13.50%.

Beginning January 1, 2004, the liabilities for future claim reserves for variable annuity products containing GMDB features are calculated by multiplying the benefit ratio (present value of total expected GMDB payments over the life of the contract divided by the present value of total expected assessments over the life of the contract) by the cumulative assessments recorded from the contract inception through the balance sheet date less the cumulative GMDB payments plus interest. The change in the reserve for a period is then the benefit ratio multiplied by the assessments recorded for the period less GMDB claims paid in the period plus interest. If experience or assumption changes result in a new benefit ratio, the reserves are unlocked to reflect the changes in a manner similar to DAC. Prior to January 1, 2004, the liabilities for future claim reserves for the GMDB feature were a function of the net amount at risk ("NAR"), mortality, persistency and incremental death benefit mortality and expense assessments ("M&E") expected to be incurred over the period of time for which the NAR was positive.

With respect to its insurance and investment contract liabilities, LNL continually reviews its: 1) overall reserve position; 2) reserving techniques and 3) reinsurance arrangements. As experience develops and new information becomes known, liabilities are adjusted as deemed necessary. The effects of changes in estimates are included in the operating results for the period in which such changes occur.

The business written or assumed by LNL includes participating life insurance contracts, under which the policyholder is entitled to share in the earnings of such contracts via receipt of dividends. The dividend scale for participating policies is reviewed annually and may be adjusted to reflect recent experience and future expectations. As of December 31, 2004 and 2003 participating policies comprised 3.6%, and 4.2% of the face amount of insurance in-force, and dividend expenses were $77.4 million, $81.6 million, and $76.0 million for the years ended December 31, 2004, 2003, and 2002, respectively.

Reinsurance.
LNL enters into reinsurance agreements with other companies in the normal course of its business. Prior to the acquisition of LNL's reinsurance operations by Swiss Re in 2001, LNL assumed reinsurance from unaffiliated companies. The transaction with Swiss Re involved a series of indemnity reinsurance transactions combined with the sale of certain stock companies that comprised LNL's reinsurance operations. All reinsurance agreements, excluding Modco agreements, are reported on a gross basis. Modco agreements are reported net, since there is a right of offset.

Post-retirement Medical and Life Insurance Benefits.
LNL accounts for its post-retirement medical and life insurance benefits using the full accrual method.

Stock Based Compensation.
Effective January 1, 2003, LNL implemented the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS 123") to expense the fair value of LNC stock options granted to LNL employees. On December 31, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("FAS 148"), which provides alternative methods of transition for entities that change to the fair value method of accounting for stock-based employee compensation.

LNL adopted the retroactive restatement method under FAS 148 and restated all periods presented to reflect stock-based employee compensation cost under the fair value accounting method in FAS 123 for all employee awards granted, modified or settled in fiscal years beginning after December 15, 1994. See Note 2 for additional information.

Income Taxes.
LNL and eligible subsidiaries have elected to file consolidated Federal and state income tax returns with LNC and certain LNC subsidiaries. Pursuant to an intercompany tax sharing agreement with LNC, LNL provides for income taxes on a separate return filing basis. The tax sharing agreement also provides that LNL will receive benefit for net operating losses, capital losses and tax credits which are not usable on a separate return basis to the extent such items may be utilized in the consolidated income tax returns of LNC.

Reclassifications.
Certain amounts reported in prior years' Consolidated Financial Statements have been reclassified to conform with the presentation adopted in the current year. These reclassifications have no effect on net income or shareholder's equity of the prior years.

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
2. Changes in Accounting Principles and Changes in Estimates

Statement of Position 03-1.
In July 2003, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" ("the SOP"). LNL implemented the provisions of the SOP as of January 1, 2004. Adjustments arising from implementation, as discussed below, have been recorded in net income as a cumulative effect of accounting change.

The SOP provides guidance related to the reporting and disclosure of certain insurance contracts and separate accounts, including guidance for computing reserves for products with guaranteed benefits, such as GMDB, and for products with annuitization benefits such as guaranteed minimum income benefits. In addition, the SOP addresses the presentation and reporting of separate accounts, the capitalization and amortization of sales inducements, and secondary guarantees on universal-life type contracts.

GMDB Reserves. Although there was no method prescribed under generally accepted accounting principles for GMDB reserving until the issuance of the SOP, LNL's Retirement segment has been recording a reserve for GMDBs. At December 31, 2003, LNL's GMDB reserve was $46.4 million. Based upon a comparison of the requirements of the SOP to LNL's established practice of reserving for GMDB, the adoption of the GMDB reserving methodology under the SOP resulted in a decrease to reserves of $9.7 million pre-tax. GMDB reserves were $18.2 million at December 31, 2004, of which $18.0 million was reinsured with an affiliated reinsurance company (Note 14).

Under the SOP, the reserve is calculated by multiplying the benefit ratio (present value of total expected GMDB payments over the life of the contract divided by the present value of total expected assessments over the life of the contract) by the cumulative assessments recorded from the contract inception through the balance sheet date less the cumulative GMDB payments plus interest. The change in the reserve for a period is then the benefit ratio multiplied by the assessments recorded for the period less GMDB claims paid in the period plus interest. If experience or assumption changes result in a new benefit ratio, the reserves are unlocked to reflect the changes in a manner similar to DAC.

Application of the SOP impacts estimated gross profits ("EGPs") used to calculate amortization of DAC, PVIF, DSI, and DFEL. The benefit ratio approach under the SOP results in a portion of future GMDB fees being accrued as a liability for future GMDB reserves. As a result, the EGPs used in LNL's determination of DAC amortization are lower under the SOP. Therefore upon adoption of the SOP LNL reported an unfavorable DAC/PVIF/DSI/DFEL unlocking as a negative cumulative effect adjustment of $43.2 million, pre-tax, in 2004.

The combined effects of the GMDB reserve requirements and related unlocking adjustments from implementation of the SOP resulted in a charge to net income for the cumulative effect of accounting change of $35.3 million, pre-tax, ($22.9 million after-tax) in 2004.

Sales Inducements. LNL's Retirement segment variable annuity product offerings include contracts that offer a bonus credit, typically ranging from 2% to 5% of each deposit. LNL also offers enhanced interest rates to variable annuity contracts that are under dollar cost averaging ("DCA") funding arrangements. Bonus credits and excess DCA interest are considered sales inducements under the SOP and, as such, are to be deferred as a sales inducement asset and amortized as a benefit expense over the expected life of the contract. Amortization is computed using the same methodology and assumptions used in amortizing DAC.

LNL previously deferred bonus credits as part of the DAC asset and reported the amortization of bonus credits as part of DAC amortization. Upon implementation of the SOP, LNL reclassified bonus credits of $45.2 million from DAC to DSI, which are reported in other assets on the balance sheet. Amortization of the deferred sales inducement asset is reported as part of benefit expense. Prior period balance sheet and income statement line item presentation has been reclassified to conform to the new basis of presentation.

LNL previously reported excess DCA interest as benefit expense when the excess interest was earned under the contract. As required by the SOP, during the first quarter of 2004, LNL began deferring excess DCA interest as deferred sales inducements and amortizing these deferred sales inducements as benefit expense over the expected life of the contract. Over the long run the same amount of excess DCA interest expense will emerge under the SOP as under LNL's previous accounting method. However, due to the prospective treatment of new deferred sales inducements, LNL's net income was slightly higher under the SOP for 2004 relative to the approach used for last year. This pattern is expected to continue for near term financial reporting periods. Net income for the year ended December 31, 2004 increased $7.9 million compared to 2003 due to excess DCA interest capitalized under the SOP.

Universal Life Contracts. LNL's Life Insurance segment offers an array of individual and survivor-life universal life insurance products that contain features for which the SOP might apply. A review of the products and their features for possible SOP implications concluded that no additional reserves would be necessary with the exception of the MoneyGuard/SM /product. MoneyGuard/SM/ is a universal life insurance product with an acceleration of death benefit feature that provides convalescent care benefit payments when the insured becomes chronically ill. There is an optional extension of benefit rider available that will provide continuation of the convalescent care benefit payments once the total benefits from the base policy have been exhausted. The optional extended benefit payments can be for 2 years, 4 years, or the remaining life of the insured. Charges for the extension rider are deducted from the base policy account value and vary by the length of extension period selected. The adoption of the SOP resulted in a charge recorded as a cumulative effect of accounting change of $2.7 million, after-tax, for the extension of benefit feature in MoneyGuard/SM/.

The Lincoln National Life Insurance Company

FASB Staff Position No. FAS 97-1--Situations in Which Paragraphs of FASB Statement No. 97 Permit or Require Accrual of an Unearned Revenue Liability.
In June of 2004, the Financial Accounting Standards Board ("FASB") issued Financial Staff Position FAS 97-1 ("FSP 97-1"), which was effective for the third quarter 2004. FSP 97-1 clarifies that the SOP did not restrict the recording of a liability for unearned revenue as defined in accordance with paragraphs 17(b) and 20 of Statement of Accounting Standards No. 97 "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments" to only those situations where profits are followed by expected losses. LNL implemented the requirements of FSP 97-1, and they did not have any effect on LNL's results of operations.

Accounting for Share-Based Payment.
In December 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payment ("FAS 123(r)"), which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." FAS 123(r) requires all share-based payments to employees to be recognized in the income statement based on their fair values. As discussed in Note 1, LNL had previously adopted the retroactive restatement method under FAS148 and restated all periods presented to reflect stock-based employee compensation cost under the fair value accounting method in FAS 123 for all employee awards granted, modified or settled in fiscal years beginning after December 15, 1994.

LNC currently uses the Black-Scholes formula to estimate the value of stock options granted to employees of LNL and expects to continue to use this acceptable option valuation model upon the required adoption of FAS 123(r) on July 1, 2005. FAS 123(r) also requires that the benefits of tax deductions in excess of recognized compensation cost be reported as financing cash flow, rather than as an operating cash flow as currently required. LNL does not anticipate that adoption for FAS 123(r) will have a material effect on results of operations, operating cash flows or its financial position.

On December 31, 2002, the FASB issued FAS 148, which provides alternative methods of transition for entities that change to the fair value method of accounting for stock-based employee compensation. LNL adopted the fair value method of accounting under FAS 123 with the retroactive restatement method, as amended by FAS 148, as of January 1, 2003 and restated its financial statements for the years 2002, 2001, and 2000.

FASB Financial Staff Position No. FAS--106-1 Medicare Prescription Drug Improvement and Modernization Act of 2003 and FASB Staff Position No. FAS--106-2--Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003.
In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 ("the Medicare Act") became law. Beginning in 2006, the Medicare Act provides various alternatives that could result in an offset to some portion of the costs of prescription drug benefits provided to retirees. In January 2004, the staff of the FASB issued Financial Staff Position No. FAS 106-1 ("FSP 106-1"), which permits a sponsor of a post-retirement health care plan that provides retiree prescription drug benefits to make a one-time election to defer accounting for the effects of the Medicare Act.

There are several uncertainties that exist as to the eventual effects of the Medicare Act on the cost of the prescription drug benefits currently included in LNC's retiree medical benefit plan in which LNL retiree's participate. These uncertainties include various administrative components related to the Medicare Act that have yet to be developed, the potential for significant legislative changes to the Medicare Act prior to its implementation in 2006, and the interrelated effects that the existence of various cost containment measures currently included within LNC's retiree medical benefit plans may have under the new legislation. However, regardless of the outcome of these various uncertainties, LNL does not currently expect that the Medicare Act would have a material affect on future net income due to the cost containment measures already in place under LNC's retiree medical benefit plans for LNL retiree participants.

Due to these uncertainties and expected immaterial impact, LNL elected to defer accounting for the effects of the Medicare Act in 2003. In May 2004, the staff of the FASB issued Financial Staff Position No. FAS 106-2 ("FSP 106-2"), which requires sponsors of a post-retirement health care plan that provides retiree prescription drug benefits to reflect the provisions of the Medicare Act in determining post-retirement benefit cost for the first annual or interim period starting after June 15, 2004.

LNL completed its analysis and incorporated the provisions of the Medicare Act in determining other post-retirement benefit costs and the accumulated post-retirement benefit obligation in third quarter of 2004. The implementation did not have a material effect on LNL's results of operations. For additional information, see Note 7.

Due to uncertainties about how LNL participants in LNC's post-retirement plan will elect to participate in the Medicare Act's benefits, and the various uncertainties created by the current lack of guidelines for applying the Medicare Act's provisions, LNL's assessment of the effects of the provisions of the Medicare Act could change. Any change would be included in the financial statements in the period the change occurs. Any change is not expected to have a material effect on LNL.

EITF 03-1--The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.
In March 2004, the FASB's Emerging Issues Task Force ("EITF") reached a final consensus on Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1"). EITF 03-1 established impairment models for determining whether to record impairment losses associated with investments in certain equity and debt securities. It also required income to be accrued on a level-yield basis following an impairment of debt securities, where reasonable estimates of the timing and amount of future cash flows can be made. EITF 03-1 indicated that, although not presumptive, a pattern of selling investments prior to the forecasted recovery may call into question an investor's intent to hold the security until it recovers in value. The application of

The Lincoln National Life Insurance Company

EITF 03-1 was to be effective for reporting periods beginning after June 15, 2004. However, in September 2004, the FASB directed the FASB staff to develop a staff position ("FSP") providing further guidance on this topic. On September 30, 2004, the FASB issued FSP EITF 03-1-1 delaying the effective date of the accounting and measurement provisions of EITF 03-1 until further guidance is finalized, and it is not known what the effective date of the final FSP will be. LNL will continue to monitor developments concerning EITF 03-1 and is currently unable to estimate the potential effects of implementing EITF 03-1 on its consolidated financial condition or results of operations.

Accounting for Variable Interest Entities.
In January 2003, the FASB issued initial guidance under Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which requires the consolidation of variable interest entities ("VIE") by an enterprise if that enterprise has a variable interest that will absorb a majority of the VIE's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. If one enterprise will absorb a majority of a VIE's expected losses and another enterprise will receive a majority of that VIE's expected residual returns, the enterprise absorbing a majority of the losses shall consolidate the VIE. A VIE is an entity in which no equity investors have the characteristics of a controlling financial interest or have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The FASB significantly modified several key aspects of the rules in a revised interpretation issued in December 2003. LNL adopted the final FIN 46 rules on December 31, 2003.

LNL identified certain partnership investments that required consolidation under the requirements of FIN 46. LNL consolidated these partnerships at December 31, 2003 with no material effect to either financial condition or results of operations.

Accounting for Modified Coinsurance.
During the fourth quarter of 2003, LNL implemented the FASB's Derivative Implementation Group Statement 133 Implementation Issue No. B36 ("DIG B36"). DIG B36 provides that the embedded derivatives included within Modco and CFW reinsurance agreements must be accounted for separately from the underlying reinsurance agreements.

The effective date for implementation of DIG B36 for LNL was the October 1, 2003 start date of the fourth quarter. The following table summarizes the various effects on shareholder's equity from the implementation of DIG B36 (in millions):

         Initial Adoption Shareholder Equity Effect on October 1, 2003


Notes                                                                                       Pre-tax  After-tax
----- -                                                                                     -------  ---------
      Recording of Embedded Derivative
 1A.  Cumulative effect of accounting change............................................... $(363.9)  $(236.6)
 1B.  Release of liability for unrealized investment gains.................................   342.8     222.8
                                                                                            -------   -------
      Total................................................................................   (21.1)    (13.8)
                                                                                            -------   -------
 2A.  Reclassification of available-for-sale securities to trading securities..............   342.9     222.9
 2B.  Release of unrealized available-for-sale security gains in Other Comprehensive Income  (342.9)   (222.9)
                                                                                            -------   -------
      Total available for sale to trading adjustment.......................................      --        --
                                                                                            -------   -------
      Total effect on Shareholder's Equity from DIG B36 Implementation on October 1, 2003.. $ (21.1)  $ (13.8)
                                                                                            =======   =======

1A.At the time of adoption, LNL recorded a charge to net income as a cumulative effect of a change in accounting, representing the fair value of the embedded derivatives included in various Modco and CFW reinsurance agreements.

1B.In conjunction with recording the above charge in 1A., LNL also recorded an increase in Other Comprehensive Income relating to the fact that prior to the adoption of DIG B36 the net unrealized gains on the underlying available-for-sale securities supporting these reinsurance agreements had been accounted for as gains benefiting the reinsurance companies assuming the risks under these Modco and CFW reinsurance agreements.

2A.Concurrent with the initial recording of the embedded derivative associated with these reinsurance arrangements, LNL reclassified related available-for-sale securities to trading securities classification.

2B.The previously recorded increases to shareholder's equity reported in Other
   Comprehensive Income as a result of the available-for-sale classification of these securities were reversed as part of the reclassification accounting.

Effective with the fourth quarter of 2003, changes in the fair value of the embedded derivative flow through net income, as do changes in the fair value of the trading account securities. These adjustments do not net to zero in any one particular accounting period due to the fact that not all of the invested assets supporting these Modco and CFW reinsurance agreements were available-for-sale securities that could be reclassified to trading securities, and not all Modco and CFW reinsurance agreements have segregated portfolios of securities that can be classified as trading securities. However, it is important to note that these differences in net income will reverse over the term of the underlying Modco and CFW reinsurance agreements, reflecting the fact that the accounting for the embedded derivatives prescribed in DIG B36 changes the timing of the recognition of income under these Modco and CFW reinsurance agreements but does not change the total amount of earnings that will ultimately be reported over the life of these agreements.

The Lincoln National Life Insurance Company

Change in Estimate for Personal Accident Reinsurance Reserves.
As a result of developments and information received in the third quarter of 2003 relating to personal accident matters, LNL increased reserves on this exited business by $20.9 million, after-tax ($32.1 million, pre-tax) with a corresponding increase in reinsurance recoverable from Swiss Re and in the deferred gain. As a result of developments and information obtained during 2002 relating to personal accident matters, LNL increased these exited business reserves by $184.1 million, after-tax ($283.2 million, pre-tax). After giving effect to LNL's $100 million indemnification obligation to Swiss Re, LNL recorded a $119.1 million, after-tax ($183.2 million, pre-tax) increase in reinsurance recoverable from Swiss Re with a corresponding increase in the deferred gain.

Accounting for Costs Associated with Exit or Disposal Activities.
In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("FAS 146"), which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("Issue 94-3"). The principal difference between FAS 146 and Issue 94-3 is that FAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. FAS 146 is effective for exit or disposal activities after December 31, 2002. LNL adopted FAS 146 on January 1, 2003, and the adoption affects the timing of when expense is recognized for restructuring activities after December 31, 2002. See Note 13 for information on Restructuring charges.

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
3. Investments

The amortized cost, gross unrealized gain and loss, and fair value of securities available-for-sale are as follows:

                                             Amortized Cost  Gains    Losses  Fair Value
                                             -------------- -------- -------  ----------
                                                            (in millions)
                                             -------------------------------------------
December 31, 2004:
  Corporate bonds...........................   $24,415.4... $1,660.9 $(108.3) $25,968.0.
  U.S. government bonds.....................       151.6...     11.1       --     162.7.
  Foreign government bonds..................       884.6...     61.9    (0.4)     946.1.
  Asset and mortgage-backed securities:
    Mortgage pass-through securities........       695.8...      9.9    (1.0)     704.7.
    Collateralized mortgage obligations.....     2,650.8...     62.6    (8.2)   2,705.2.
    Commercial mortgage backed securities...     2,347.4...    111.8    (9.7)   2,449.5.
    Other asset-backed securities...........       150.3...      7.7    (0.5)     157.5.
  State and municipal bonds.................       157.7...      4.5    (0.6)     161.6.
  Redeemable preferred stocks...............        61.2...     15.0       --      76.2.
                                               ---------    -------- -------  ---------
Total fixed maturity securities.............    31,514.8...  1,945.4  (128.7)  33,331.5.
Equity securities...........................       101.2...     12.5       --     113.7.
                                               ---------    -------- -------  ---------
Total.......................................   $31,616.0... $1,957.9 $(128.7) $33,445.2.
                                               =========    ======== =======  =========
December 31, 2003:
  Corporate bonds...........................   $23,414.0... $1,689.5 $(169.6) $24,933.9.
  U.S. government bonds.....................       196.4...      9.3    (0.2)     205.5.
  Foreign government bonds..................       820.8...     42.2   (13.4)     849.6.
  Asset and mortgage-backed securities:
    Mortgage pass-through securities........       460.6...     15.2    (1.4)     474.4.
    Collateralized mortgage obligations.....     2,419.3...     66.8    (9.2)   2,476.9.
    Commercial mortgage backed securities...     1,946.6...    118.6   (13.1)   2,052.1.
    Other asset-backed securities...........       152.3...      6.0    (0.5)     157.8.
  State and municipal bonds.................       143.5...      5.3    (0.5)     148.3.
  Redeemable preferred stocks...............        53.7...     10.5    (0.1)      64.1.
                                               ---------    -------- -------  ---------
Total fixed maturity securities.............    29,607.2...  1,963.4  (208.0)  31,362.6.
Equity securities...........................       128.6...     19.0    (0.4)     147.2.
                                               ---------    -------- -------  ---------
Total.......................................   $29,735.8... $1,982.4 $(208.4) $31,509.8.
                                               =========    ======== =======  =========

The Lincoln National Life Insurance Company

Future maturities of fixed maturity securities available-for-sale are as follows:

                                             Amortized Cost Fair Value
                                             -------------- ----------
                                                   (in millions)
                                             -------------------------
         December 31, 2004
           Due in one year or less..........   $ 1,238.7    $ 1,254.3
           Due after one year through five
            years...........................     6,193.7      6,486.6
           Due after five years through ten
            years...........................     9,709.6     10,305.7
           Due after ten years..............     8,528.5      9,268.0
                                               ---------    ---------
           Subtotal.........................    25,670.5     27,314.6
           Asset and mortgage-backed
            securities......................     5,844.3      6,016.9
                                               ---------    ---------
           Total............................   $31,514.8    $33,331.5
                                               =========    =========

The foregoing data is based on stated maturities. Actual maturities will differ in some cases because borrowers may have the right to call or pre-pay obligations.

Par value, amortized cost and estimated fair value of investments in asset/mortgage-backed securities summarized by interest rates of the underlying collateral are as follows:

                               Par Value Amortized Cost Fair Value
                               --------- -------------- ----------
                                          (in millions)
                               -----------------------------------
             December 31, 2004
               Below 5%....... $  823.5     $  251.8     $  250.0
               5%-6%..........  2,331.9      2,318.8      2,348.2
               6%-7%..........  1,560.3      1,567.3      1,614.8
               Above 7%.......  1,684.0      1,706.4      1,803.9
                               --------     --------     --------
               Total.......... $6,399.7     $5,844.3     $6,016.9
                               ========     ========     ========

The quality ratings of fixed maturity securities available-for-sale are as follows:

                                                 December 31, 2004
               NAIC     Rating Agency
            Designation Equivalent Designation Fair Value  % of Total
            ----------- ---------------------- ----------  ----------
                                               (in millions, except %)
                                               ----------------------
                 1        AAA/AA /A........... $20,132.2      60.4%
                 2        BBB.................  11,054.2      33.2
                 3        BB..................   1,401.0       4.2
                 4        B...................     502.3       1.5
                 5        CCC and lower.......     118.9       0.3
                 6        In or near default..     122.9       0.4
                                               ---------     -----
                          Total............... $33,331.5     100.0%
                                               =========     =====

The major categories of net investment income are as follows:

                                          Year Ended December 31
                                          2004     2003     2002
                                        -------- -------- --------
                                              (in millions)
                                        --------------------------
              Fixed maturity securities $1,932.3 $2,030.1 $2,030.3
              Equity securities........      8.4      9.2     10.1
              Trading securities.......    173.3     41.2       --
              Mortgage loans on real
               estate..................    349.5    337.9    356.3
              Real estate..............     24.7     42.0     45.8
              Policy loans.............    119.2    122.5    133.6
              Invested cash............     20.6      5.3     30.4
              Other investments........     54.3     47.6     18.8
                                        -------- -------- --------
              Investment revenue.......  2,682.3  2,635.8  2,625.3
              Investment expense.......     89.1     95.7     92.2
                                        -------- -------- --------
              Net investment income.... $2,593.2 $2,540.1 $2,533.1
                                        ======== ======== ========

Trading securities at fair value retained in connection with Modco and CFW reinsurance arrangements, consisted of the following:

                                                   2004      2003
                                                 --------- --------
                                                   (in millions)
                                                 ------------------
            Year Ended December 31
              Corporate bonds...................  $2,259.0 $2,171.2
              U.S. government bonds.............     307.8    285.9
              Foreign government bonds..........      50.5     46.5
              Asset and mortgage-backed
               securities:
                Mortgage pass-through
                 securities.....................      37.6     18.9
                Collateralized mortgage
                 obligations....................     103.1    110.8
                Commercial mortgage backed
                 securities.....................     151.4    123.1
                Other asset-backed securities...       9.3      9.7
              State and municipal bonds.........      18.8     16.5
              Redeemable preferred stocks.......       2.7      1.7
                                                 --------- --------
            Total fixed maturity securities.....   2,940.2  2,784.3
            Equity securities...................       2.3      2.2
                                                 --------- --------
            Total............................... $ 2,942.5 $2,786.5
                                                 ========= ========

The portion of the market adjustment for trading securities and the corresponding market adjustment for the reinsurance embedded derivative related to trading securities at December 31, 2004 and 2003 was $25.7 million and $307.7 million, respectively.

The Lincoln National Life Insurance Company

The detail of the realized gain (loss) on investments is as follows:

                                               Year Ended December 31
                                               2004    2003     2002
                                              ------  ------  -------
                                                   (in millions)
                                              -----------------------
         Realized loss on investments and
          derivative instruments............. $(58.2) $(16.1) $(262.8)
         Gain on transfer of securities from
          available-for-sale to trading......     --   342.9       --
         Gain (loss) on reinsurance
          embedded derivative/trading
          securities.........................   (1.0)    4.0       --
         Gain (loss) on sale of subsidiaries/
          business...........................   14.1      --    (10.6)
                                              ------  ------  -------
         Total Realized Gain (Loss) on
          Investments........................ $(45.1) $330.8  $(273.4)
                                              ======  ======  =======

The detail of the realized loss on investments and derivative instruments is as follows:

                                            Year Ended December 31
                                            2004     2003     2002
                                          -------  -------  -------
                                                (in millions)
                                          -------------------------
            Fixed maturity securities
             available-for-sale
              Gross gain................. $ 107.6  $ 333.7  $ 163.8
              Gross loss.................  (115.3)  (353.7)  (578.5)
            Equity securities
             available-for-sale
              Gross gain.................    18.7     25.4     11.8
              Gross loss.................    (0.7)    (4.4)   (22.2)
            Other investments............     4.5     28.1     27.2
            Associated (amortization)
             restoration of deferred
             acquisition costs and
             provision for policyholder
             commitments.................   (51.2)   (32.8)   143.2
            Investment expenses..........   (10.3)    (9.9)    (9.3)
                                          -------  -------  -------
            Total Investments............   (46.7)   (13.6)  (264.0)
            Derivative instruments net of
             associated (amortization)
             restoration of deferred
             acquisition costs...........   (11.5)    (2.5)     1.2
                                          -------  -------  -------
            Total Investments and
             Derivative Instruments...... $(58.2)  $ (16.1) $(262.8)
                                          =======  =======  =======

Provisions (credits) for write-downs and net changes in allowances for loss, which are included in the realized loss on investments and derivative instruments shown above, are as follows:

                                            Year Ended December 31
                                             2004    2003    2002
                                            -----   ------  ------
                                                (in millions)
                                            ---------------------
              Fixed maturity securities
               available-for-sale.......... $67.2   $248.8  $296.6
              Equity securities
               available-for-sale..........    --      3.4    21.4
              Mortgage loans on real estate  (2.0)     5.6     9.7
              Real estate..................    --      4.1      --
              Other long-term investments..    --       --     6.4
              Guarantees...................  (0.1)    (0.3)     --
                                            -----   ------  ------
              Total........................ $65.1   $261.6  $334.1
                                            =====   ======  ======

The change in unrealized appreciation (depreciation) on investments in fixed maturity and equity securities available-for-sale is as follows:

                                          Year Ended December 31
                                           2004   2003    2002
                                          -----  ------ --------
                                              (in millions)
                                          ----------------------
                Fixed maturity securities $61.3  $190.8 $1,219.5
                Equity securities........  (6.1)    7.6     13.0
                                          -----  ------ --------
                Total.................... $55.2  $198.4 $1,232.5
                                          =====  ====== ========

The Lincoln National Life Insurance Company

For total traded and private securities held by LNL at December 31, 2004 and 2003 that are in unrealized loss status, the fair value, amortized cost, unrealized loss and total time period that the security has been in an unrealized loss position are presented in the table below.

                                             % Fair Amortized % Amortized Unrealized % Unrealized
                                  Fair Value Value    Cost       Cost        Loss        Loss
                                  ---------- ------ --------- ----------- ---------- ------------
                                                           (in millions)
                                  --------------------------------------------------------------
2004
(less or =) 90 days                $2,263.8   45.1% $2,280.0      44.3%    $ (16.2)      12.6%
90 days but (less or =) 180 days      338.1    6.7%    344.8       6.7%       (6.7)       5.2%
180 days but (less or =) 270 days   1,099.6   21.9%  1,127.9      21.9%      (28.3)      22.0%
270 days but (less or =) 1 year       187.1    3.7%    191.8       3.7%       (4.7)       3.7%
1 year                              1,133.9   22.6%  1,206.7      23.4%      (72.8)      56.5%
                                   --------  -----  --------     -----     -------      -----
Total                              $5,022.5  100.0% $5,151.2     100.0%    $(128.7)     100.0%
                                   ========  =====  ========     =====     =======      =====
2003
(less or =) 90 days                $1,903.7   41.1% $1,923.8      39.8%    $ (20.1)       9.6%
90 days but (less or =) 180 days    1,166.0   25.2%  1,200.7      24.8%      (34.7)      16.7%
180 days but (less or =) 270 days     504.1   10.9%    531.5      11.0%      (27.4)      13.2%
270 days but (less or =) 1 year       141.8    3.1%    147.0       3.0%       (5.2)       2.5%
1 year                                915.7   19.7%  1,036.6      21.4%     (120.9)      58.0%
                                   --------  -----  --------     -----     -------      -----
Total                              $4,631.3  100.0% $4,839.6     100.0%    $(208.3)     100.0%
                                   ========  =====  ========     =====     =======      =====

Securities available-for-sale that were deemed to have declines in fair value that were other than temporary were written down to fair value. The fixed maturity securities to which these write-downs apply were generally of investment grade at the time of purchase, but were subsequently downgraded by rating agencies to "below-investment grade." Factors considered by LNL in determining whether declines in the fair value of fixed maturity securities are other than temporary include 1) the significance of the decline, 2) LNL's ability and intent to retain the investment for a sufficient period of time for it to recover, 3) the time period during which there has been a significant decline in value, and 4) fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer. Based upon these factors, securities that have indications of potential impairment are subject to intensive review. Where such analysis results in a conclusion that declines in fair values are other than temporary, the security is written down to fair value. See Note 9--Fair Value of Financial Instruments to the Consolidated Financial Statements for a general discussion of the methodologies and assumptions used to determine estimated fair values.

The balance sheet captions, "Real Estate" and "Property and Equipment," include allowances for depreciation as follows:

                                             December 31
                                             2004    2003
                                             -----  ------
                                             (in millions)
                                             ------------
                      Real estate........... $23.5  $ 22.0
                      Property and equipment  49.3   100.9

Impaired mortgage loans along with the related allowance for losses are as follows:

                                                       December 31
                                                      2004    2003
                                                     ------  ------
                                                      (in millions)
                                                     --------------
            Impaired loans with allowance for losses $ 84.0  $120.2
            Allowance for losses....................  (15.5)  (17.5)
                                                     ------  ------
            Net impaired loans...................... $ 68.5  $102.7
                                                     ======  ======

The allowance for losses is maintained at a level believed adequate by LNL to absorb estimated probable credit losses. LNL's periodic evaluation of the adequacy of the allowance for losses is based on LNL's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires estimating the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

The Lincoln National Life Insurance Company

A reconciliation of the mortgage loan allowance for losses for these impaired mortgage loans is as follows:

                                            Year Ended December 31
                                             2004    2003    2002
                                            -----   ------  -----
                                                (in millions)
                                            --------------------
               Balance at beginning-of-year $17.5   $ 11.9  $ 2.2
               Provisions for losses.......   4.7     16.4   12.7
               Releases due to principal
                paydowns...................  (6.7)   (10.8)  (3.0)
                                            -----   ------  -----
               Balance at end-of-year...... $15.5   $ 17.5  $11.9
                                            =====   ======  =====

The average recorded investment in impaired mortgage loans and the interest income recognized on impaired mortgage loans were as follows:

                                              Year Ended December 31
                                               2004    2003   2002
                                               ------  -----  -----
                                                (in millions)
                                              ----------------------
               Average recorded investment in
                impaired loans............... $100.7   $72.6  $54.0
               Interest income recognized on
                impaired loans...............    9.1     8.1    5.6

All interest income on impaired mortgage loans was recognized on the cash basis of income recognition.

As of December 31, 2004 and 2003, LNL had no mortgage loans on non-accrual status. As of December 31, 2004 and 2003, LNL had no mortgage loans past due 90 days and still accruing.

As of December 31, 2004 and 2003, LNL had restructured mortgage loans of $69.5 million and $63.6 million, respectively. LNL recorded $3.6 million and $4.7 million of interest income on these restructured mortgage loans in 2004 and 2003, respectively. Interest income in the amount of $6.4 million and $5.8 million would have been recorded on these mortgage loans according to their original terms in 2004 and 2003, respectively. As of December 31, 2004 and 2003, LNL had no outstanding commitments to lend funds on restructured mortgage loans.

As of December 31, 2004, LNL's investment commitments for fixed maturity securities (primarily private placements), mortgage loans on real estate and real estate were $478.9 million. This includes $181.8 million of standby commitments to purchase real estate upon completion and leasing.

The carrying value of fixed maturity securities available-for-sale, mortgage loans on real estate and real estate investments which were non-income producing totaled $147.4 million and $132.1 million at December 31, 2004 and 2003, respectively.

During the third quarter of 2003, LNL completed a securitization of commercial mortgage loans. In the aggregate, the loans had a fair value of $182.2 million and a carrying value of $167.3 million. LNL received $182.2 million from the trust for the sale of the loans. A recourse liability was not recorded since LNL is not obligated to repurchase any loans from the trust that may later become delinquent. Servicing fees of $0.1 million and $0.03 million were received in 2004 and 2003, respectively. The transaction was hedged with interest rate swaps to lock in the value of the loans. LNL recorded a gain on the hedge of $7.8 million pre-tax and a realized gain on the sale of $14.9 million pre-tax resulting in a total gain of $22.7 million pre-tax. LNL did not retain an interest in the securitized assets.

--------------------------------------------------------------------------------
4. Federal Income Taxes


The Federal income tax expense (benefit) is as follows:

                                           Year Ended December 31
                                            2004   2003    2002
                                           ------ ------ -------
                                               (in millions)
                                           ---------------------
               Current.................... $ 97.7 $ 31.5 $(140.4)
               Deferred...................   95.5  213.4    41.5
                                           ------ ------ -------
               Total tax expense (benefit) $193.2 $244.9 $ (98.9)
                                           ====== ====== =======

The effective tax rate on pre-tax income (loss) from continuing operations is lower than the prevailing corporate Federal income tax rate. A reconciliation of this difference is as follows:

                                               Year Ended December 31
                                                2004    2003    2002
                                              -------  ------  ------
                                                   (in millions)
                                              -----------------------
         Tax rate times pre-tax income (loss) $ 271.6  $323.1  $(22.2)
         Effect of:
           Tax-preferred investment income...  (68.7)   (49.7)  (46.6)
           Tax credits.......................  (13.9)   (19.1)  (17.7)
           Other items.......................     4.2    (9.4)  (12.4)
                                              -------  ------  ------
         Provision for income taxes.......... $ 193.2  $244.9  $(98.9)
         Effective tax rate..................      25%     27%    N/M
                                              =======  ======  ======

The effective tax rate is a ratio of tax expense over pre-tax income. Since the pre-tax loss of $63.4 million resulted in a tax benefit of $98.9 million in 2002, the effective tax rate was not meaningful.

The Federal income tax liability is as follows:

                                                   December 31
                                                    2004   2003
                                                   ------  -----
                                                   (in millions)
                                                   ------------
                Current........................... $ 47.4  $19.7
                Deferred..........................  102.2   17.2
                                                   ------  -----
                Total Federal income tax liability $149.6  $36.9
                                                   ======  =====

The Lincoln National Life Insurance Company

Significant components of LNL's deferred tax assets and liabilities are as follows:

                                                     December 31
                                                    2004      2003
                                                  --------- --------
                                                    (in millions)
                                                  ------------------
           Deferred tax assets:
             Insurance and investment contract
              liabilities........................  $1,158.9 $1,123.7
             Reinsurance deferred gain...........     317.9    321.6
             Net capital loss carryforwards......        --     41.1
             Reinsurance related derivative
              liability..........................     123.7    114.6
             Post-retirement benefits other than
              pensions...........................      17.0      6.1
             Compensation related................      93.1     80.0
             Ceding commission asset.............      12.9     14.8
             Other...............................      50.8     23.8
                                                  --------- --------
           Total deferred tax assets.............   1,774.3  1,725.7
                                                  ========= ========
           Deferred tax liabilities:
             Deferred acquisition costs..........     721.3    607.3
             Net unrealized gain on securities
              available-for-sale.................     653.5    640.9
             Trading security gains..............     115.8    107.8
             Present value of business in-force..     286.7    322.6
             Other...............................      99.2     64.3
                                                  --------- --------
           Total deferred tax liabilities........   1,876.5  1,742.9
                                                  --------- --------
           Net deferred tax liability............ $   102.2 $   17.2
                                                  ========= ========

The Company and its affiliates are part of a consolidated Federal income tax filing with LNC. Cash paid for Federal income taxes in 2004 and 2002 was $56.4 million and $396.5 million, respectively. Net cash received for Federal income taxes in 2003 was $77.9 million due to the carry back of 2002 tax losses.

LNL is required to establish a valuation allowance for any gross deferred tax assets that are unlikely to reduce taxes payable in future years' tax returns. At December 31, 2004 and 2003, LNL concluded that it was more likely than not that all gross deferred tax assets will reduce taxes payable in future years. Accordingly, no valuation allowance was necessary at December 31, 2004 and 2003.

Under prior Federal income tax law, one-half of the excess of a life insurance company's income from operations over its taxable investment income was not taxed, but was set aside in a special tax account designated as "Policyholders' Surplus." At December 31, 2004, LNL has approximately $200.7 million of untaxed "Policyholders' Surplus" on which no payment of Federal income taxes will be required unless it is distributed as a dividend, or under other specified conditions. On October 23, 2004, President Bush signed into law the "American Jobs Creation Act of 2004." Beginning January 1, 2005 through December 31, 2006, the additional tax imposed on distributions from the special tax account, Policyholders' Surplus, is suspended. In addition, the statute provides that distributions made during the two-year suspension period will first reduce the Policyholders' Surplus account balance. As a result, LNL believes that its dividend activity will be sufficient to eliminate the account balance during the suspension period.

The LNC consolidated return group is subject to annual tax examinations from the Internal Revenue Service ("IRS"). The audits from tax years through 1995 have been completed and these years are closed. The IRS has examined tax years 1996, 1997 and 1998, with assessments resulting in a payment that was not material to the consolidated results of operations. In addition to taxes assessed and interest, the payment included a deposit relating to a portion of the assessment, which the company continues to challenge. LNC believes this portion of the assessment is inconsistent with existing law, and is protesting it through the established IRS appeals process. LNC and its affiliates are currently under audit by the IRS for years 1999-2002. LNL does not anticipate that any adjustments that might result from such audits would be material to LNL's consolidated results of operations or financial condition.

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
5. Supplemental Financial Data

Reinsurance transactions included in the income statement captions, "Insurance Premiums" and "Insurance Fees", excluding amounts attributable to the indemnity reinsurance transaction with Swiss Re, are as follows:

                                           Year Ended December 31
                                           2004     2003     2002
                                         -------  -------  -------
                                               (in millions)
                                         -------------------------
            Insurance assumed........... $   0.3  $   1.0  $   1.1
            Insurance ceded.............  (315.1)  (250.9)  (233.1)
                                         -------  -------  -------
            Net reinsurance premiums and
             fees....................... $(314.8) $(249.9) $(232.0)
                                         =======  =======  =======

The income statement caption, "Benefits," is net of reinsurance recoveries of $0.6 billion in each of the years ended December 31, 2004, 2003 and 2002.

A roll forward of the balance sheet account, "Deferred Acquisition Costs," is as follows:

                                                  Year Ended December 31
                                                    2004        2003*
                                                   --------   --------
                                                     (in millions)
                                                  ---------------------
          Balance at beginning-of-year........... $2,526.5    $2,342.1
          Deferral...............................    839.0       636.1
          Amortization...........................   (411.7)     (275.5)
          Adjustment related to realized gains on
           securities available-for-sale.........    (45.7)      (50.2)
          Adjustment related to unrealized gains
           on securities available-for-sale......    (14.7)     (126.0)
          Cumulative effect of accounting
           change................................    (39.3)         --
                                                   --------   --------
          Balance at end-of-year................. $2,854.1    $2,526.5
                                                   ========   ========

--------
*Amounts have been restated for the reclassification of deferred sales inducements. Refer to Note 2 for additional information.

Realized loss on investments and derivative instruments on the Consolidated Statements of Income for the year ended December 31, 2004, 2003 and 2002 are net of amounts restored or (amortized) against deferred acquisition costs of $(45.7) million, $(50.2) million and $115.0 million, respectively. In addition, realized gains and losses for the year ended December 31, 2004, 2003 and 2002 are net of adjustments made to policyholder reserves of $(1.5) million, $18.0 million and $25.6 million, respectively. LNL has either a contractual obligation or has a consistent historical practice of making allocations of investment gains or losses to certain policyholders and to certain reinsurance arrangements.

Details underlying the income statement caption, "Underwriting, Acquisition, Insurance and Other Expenses," are as follows:

                                          Year Ended December 31
                                         2004      2003      2002
                                       --------  --------  --------
                                               (in millions)
                                       ----------------------------
            Commissions............... $  695.2  $  572.3  $  566.7
            Other volume related
             expenses.................    435.0     328.4     264.2
            Operating and
             administrative expenses..    585.7     624.4     664.0
            Deferred acquisition costs
             net of amortization......   (427.3)   (360.6)   (313.1)
            Restructuring charges.....     18.4      45.5        --
            Other intangibles
             amortization.............    102.2      90.9     105.7
            Other.....................     85.4      96.8      95.8
                                       --------  --------  --------
            Total..................... $1,494.6  $1,397.7  $1,383.3
                                       ========  ========  ========

The carrying amount of goodwill by reportable segment as of December 31, is as follows:

                                            2004   2003
                                           ------ ------
                                           (in millions)
                                           -------------
                        Life Insurance.... $855.1 $855.1
                        Lincoln Retirement   64.1   64.1
                                           ------ ------
                        Total............. $919.2 $919.2
                                           ====== ======

The Lincoln National Life Insurance Company

For intangible assets subject to amortization, the total gross carrying amount and accumulated amortization in total and for each major intangible asset class by segment are as follows:

                               As of December 31, 2004     As of December 31, 2003
                             --------------------------- ---------------------------
                             Gross Carrying Accumulated  Gross Carrying Accumulated
                                 Amount     Amortization     Amount     Amortization
                             -------------- ------------ -------------- ------------
                                                  (in millions)
                             -------------------------------------------------------
Amortized Intangible Assets:
  Present value of in-force
    Lincoln Retirement......    $  225.0       $132.4       $  225.0       $111.9
    Life Insurance..........     1,254.2        527.7        1,254.2        445.5
                                --------       ------       --------       ------
Total.......................    $1,479.2       $660.1       $1,479.2       $557.4
                                ========       ======       ========       ======

Future estimated amortization of other intangible assets is as follows (in millions):

                     2005-$72.6 2006-$61.0       2007-$67.8
                     2008- 66.5 2009- 65.5 Thereafter-485.7

A reconciliation of the present value of insurance business acquired included in other intangible assets is as follows:

                                                                                     December 31
                                                                               2004     2003      2002
                                                                             -------  --------  --------
                                                                                    (in millions)
                                                                             ---------------------------
Balance at beginning of year................................................ $ 921.8  $1,012.8  $1,118.5
Interest accrued on unamortized balance (Interest rates range from 5% to 7%)    49.9      55.6      61.4
Amortization................................................................  (152.6)   (146.6)   (167.1)
                                                                             -------  --------  --------
Balance at end-of-year...................................................... $ 819.1  $  921.8  $1,012.8
                                                                             =======  ========  ========

Details underlying the balance sheet caption, "Contractholder Funds," are as follows:

                                                           December 31
                                                         2004      2003
                                                       --------- ---------
                                                          (in millions)
                                                       -------------------
      Premium deposit funds........................... $22,267.3 $21,891.8
      Undistributed earnings on participating business     145.3     155.1
      Other...........................................     714.0     680.9
                                                       --------- ---------
      Total........................................... $23,126.6 $22,727.8
                                                       ========= =========

Details underlying the balance sheet captions related of short-term debt and long-term debt are as follows:

                                                            December 31
                                                           2004     2003
                                                         -------- --------
                                                           (in millions)
                                                         -----------------
      Short-term debt:                                   $   32.1 $   41.9
                                                         -------- --------
      Long-term debt:
        Surplus notes due Lincoln National Corporation:
          6.56% surplus note, due 2028                   $  500.0 $  500.0
          6.03% surplus note, due 2028                      750.0    750.0
                                                         -------- --------
      Total Surplus Notes...............................  1,250.0  1,250.0
      Mortgage loans on investment real estate..........     47.2       --
                                                         -------- --------
      Total long-term debt.............................. $1,297.2 $1,250.0
                                                         ======== ========

The short-term debt represents short-term notes payable to LNC.

The surplus note of $500 million was issued to LNC in connection with the CIGNA indemnity reinsurance transaction on January 5, 1998 (see Note 8). This note calls for LNL to pay the principal amount of the notes on or before March 31, 2028 and interest to be paid quarterly at an annual rate of 6.56%. After January 5, 2003, subject to approval by the Indiana Insurance Commissioner,

The Lincoln National Life Insurance Company

LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note. Any payment of interest or repayment of principal may be paid only out of LNL's statutory earnings, only if LNL's statutory capital surplus exceeds $2.3 billion, and subject to approval by the Indiana Insurance Commissioner.

The surplus note for $750 million was issued on December 18, 1998 to LNC in connection with the Aetna indemnity reinsurance transaction (see Note 8). This note calls for LNL to pay the principal amount of the notes on or before December 31, 2028 and interest to be paid quarterly at an annual rate of 6.03%. After December 18, 2003, subject to approval by the Indiana Insurance Commissioner, LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note. Any payment of interest or repayment of principal may be paid only out of LNL's statutory earnings, only if LNL's statutory capital surplus exceeds $2.4 billion, and subject to approval by the Indiana Insurance Commissioner.

Cash paid for interest on both the short-term debt and the surplus notes for 2004 was $78.8 million and $79.3 million for 2003 and 2002.

--------------------------------------------------------------------------------
6. Insurance Benefit Reserves


LNL issues variable contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholder (traditional variable annuities). LNL also issues variable annuity and life contracts through separate accounts that include various types of GMDB features and a GMWB feature. The GMDB features include those where LNL contractually guarantees to the contract holder either (a) return of no less than total deposits made to the contract less any partial withdrawals, (b) total deposits made to the contract less any partial withdrawals plus a minimum return, or (c) the highest contract value on a specified anniversary date minus any partial withdrawals following the contract anniversary.

The following table provides information on the GMDB features outstanding at December 31, 2004 and 2003. (Note that LNL's variable contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed are not mutually exclusive.) The net amount at risk is defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date.

                                                     December 31
                                                     2004        2003
                                                       -----      -----
                                                     In the Event of Death
                                                     ---------------------
                                                     (in billions)
                                                     ---------------------
               Return of net deposit
                 Account value...................... $28.4.....  $25.2....
                 Net amount at risk.................   0.2.....    0.4....
                 Average attained age of
                  contractholders...................    52.....     51....
               Return of net deposits plus a minimum
                return
                 Account value......................  $0.3.....  $ 0.3....
                 Net amount at risk.................    --.....     --....
                 Average attained age of
                  contractholders...................    65.....     64....
                 Guaranteed minimum return..........    5%.....     5%....
               Highest specified anniversary account
                value minus withdrawals post
                anniversary
                 Account value...................... $15.6.....  $12.4....
                 Net amount at risk.................   0.6.....    1.1....
                 Average attained age of
                  contractholders...................    62.....     61....

Approximately $4.2 billion and $0.8 billion of separate account values at December 31, 2004 and 2003, respectively, were attributable to variable annuities with a GMWB feature. This GMWB feature offers the contractholder a guarantee equal to the initial deposit adjusted for any subsequent purchase payments or withdrawals. There are one-year and five-year step-up options, which allow the contractholder to step up the guarantee. GMWB features are considered to be derivatives under FAS 133 resulting in the related liabilities being recognized at fair value, with changes in fair value being reported in net income.

Separate account balances attributable to variable annuity contracts with guarantees are as follows:

                                                        December 31
                                                        2004   2003
                                                       -----  -----
                                                       (in billions)
                                                       ------------
            Asset Type
              Domestic equity......................... $27.6  $23.2
              International equity....................   3.2    2.4
              Bonds...................................   4.2    3.6
                                                       -----  -----
                Total.................................  35.0   29.2
              Money market............................   3.3    3.2
                                                       -----  -----
                Total................................. $38.3  $32.4
                                                       =====  =====
            Percent of total variable annuity separate
             account values                             88.7%  90.5%
                                                       =====  =====

The Lincoln National Life Insurance Company

The following summarizes the liabilities for guarantees on variable contracts reflected in the general account:

                                                                 GMDB
                                                             2004    2003
                                                            ------- ------
                                                             (in millions)
                                                            --------------
       Total:
         Balance at January 1.............................. $  46.4 $ 84.5
         Cumulative effect of implementation of SOP 03-1...   (9.7)     --
         Benefits reserves.................................   (2.1)   (2.6)
         Benefits paid.....................................  (16.4)  (35.5)
                                                            ------- ------
         Balance at December 31............................ $  18.2 $ 46.4
                                                            ======= ======
       Ceded:
         Balance at January 1.............................. $ (3.5) $   --
         Cumulative effect of implementation of SOP 03-1...     1.7     --
         Benefits reserves.................................  (23.2)   (4.7)
         Benefits paid.....................................     7.0    1.2
                                                            ------- ------
         Balance at December 31............................ $(18.0) $ (3.5)
                                                            ======= ======
       Net:
         Balance at January 1.............................. $  42.9 $ 84.5
         Cumulative effect of implementation of SOP 03-1...   (8.0)     --
         Benefits reserves.................................  (25.3)   (7.3)
         Benefits paid.....................................   (9.4)  (34.3)
                                                            ------- ------
         Balance at December 31............................ $   0.2 $ 42.9
                                                            ======= ======

The offset to the benefit reserve amounts above are reflected in benefits in the Consolidated Statements of Income. Effective July 1, 2003, LNL entered into an Automatic Indemnity Reinsurance Agreement with Lincoln National Reinsurance Company (Barbados) Limited ("LNR Barbados"), a wholly-owned subsidiary of LNC. Under this agreement, LNL ceded a portion of its GMDB and all of its GMWB risks to LNR Barbados. The treaty was amended in 2004 to cede substantially all GMDB risk to LNR Barbados. At the time of the amendment, LNL transferred its existing remaining GMDB reserves ($36 million) to LNR Barbados. In addition to the reserve transfer, LNL paid premiums to LNR Barbados totaling $54.3 million and $13.2 million in 2004 and 2003, respectively, related to this agreement. These reinsurance premiums are reflected as an offset in insurance premiums in the Consolidated Statements of Income.

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
7. Benefit Plans

Pension and Other Post-retirement Benefit Plans--U.S.
LNC maintains funded defined benefit pension plans for most of its U.S. employees (including those of LNL), and prior to January 1, 1995, most full-time agents (including those of LNL). Effective January 1, 2002, the employees' pension plan has a cash balance formula. Employees retiring before 2012 will have their benefits calculated under both the old and new formulas and will receive the greater of the two calculations. Employees retiring in 2012 or after will receive benefits under the amended plan. Benefits under the old employees' plan are based on total years of service and the highest 60 months of compensations during the last 10 years of employment. Under the amended plan, employees have guaranteed account balances that grow with pay and interest credits each year. The amendment to the employees' pension plan resulted in a $25.4 million pre-tax negative unrecognized prior service cost in 2001 that will be evenly recognized over future periods. All benefits applicable to the defined benefit plan for agents were frozen as of December 31, 1994. The plans are funded by contributions to tax-exempt trusts. The funding policy is consistent with the funding requirements of Federal law and regulations. Contributions are intended to provide not only the benefits attributed to service to date, but also those expected to be earned in the future.

LNC sponsors three types of unfunded, nonqualified, defined benefit plans for certain U.S. employees and agents (including those of LNL): supplemental retirement plans, a salary continuation plan, and supplemental executive retirement plans.

The supplemental retirement plans provide defined benefit pension benefits in excess of limits imposed by Federal tax law.

The salary continuation plan provides certain officers of LNL defined pension benefits based on years of service and final monthly salary upon death or retirement.

The supplemental executive retirement plan provides defined pension benefits for certain executives who became employees of LNL as a result of the acquisition of a block of individual life insurance and annuity business, and benefits under this plan were frozen effective January 1, 2000. A second supplemental executive retirement plan was established for this same group of executives to guarantee that the total benefit payable under the LNC employees' defined benefit pension plan benefit formula will be determined using an average compensation not less than the minimum three-year average compensation as of a certain period. All benefits payable from this plan are reduced by benefits payable from the LNC employees' defined benefit pension plan.

LNC also sponsors unfunded plans that provide post-retirement medical, dental and life insurance benefits to full-time U.S. employees and agents who, depending on the plan, have worked for LNC 10 years and attained age 55 for employees and 60 for agents (including those of LNL). Medical and dental benefits are also available to spouses and other dependents of employees and agents. For medical and dental benefits, limited contributions are required from individuals who retired prior to November 1, 1988. Contributions for later retirees, which can be adjusted annually, are based on such items as years of service at retirement and age at retirement. Effective April 1, 2004, the employees' post-retirement plan was changed such that employees and agents not attaining age 50 by that date will not be eligible to receive life insurance benefits when they retire. This amendment to the plan resulted in the immediate recognition at the end of 2003 of a one-time curtailment gain of $2.3 million pre-tax. Life insurance benefits for retirees are noncontributory for employees and agents that attain the age of 50 by April 1, 2004 and meet the eligibility requirements at the time they retire; however, these participants can elect supplemental contributory life benefits up to age 70. Effective July 1, 1999, the agents' post-retirement plan was changed to require agents retiring on or after that date to pay the full medical and dental premium costs. Beginning January 1, 2002, the employees' post-retirement plan was changed to require employees not yet age 50 with five years of service by the end of 2001 to pay the full medical and dental premium cost when they retire. This change in the plan resulted in the immediate recognition at the end of 2001 of a one-time curtailment gain of $10.7 million pre-tax.

As discussed in Note 2, the Medicare Act became law in 2003. Beginning in 2006, the Medicare Act provides various alternatives that could result in an offset to some portion of the costs of prescription drug benefits provided to retirees. In January 2004, the staff of the FASB issued FSP 106-1, which permits a sponsor of a post-retirement health care plan that provides retiree prescription drug benefits to make a one-time election to defer accounting for the effects of the Medicare Act.

LNL elected to defer accounting for the effects of the Medicare Act. Accordingly, the measures of accumulated post-retirement benefit obligation and periodic post-retirement benefit cost in LNL's financial statements for the year ended December 31, 2003, do not reflect the effects of the Medicare Act.

In May 2004, the staff of the FASB issued FSP 106-2, which requires sponsors of a post-retirement health care plan that provides retiree prescription drug benefits to reflect the provisions of the Medicare Act in determining post-retirement benefit cost for the first annual or interim period starting after June 15, 2004.

LNC and LNL completed their analysis and incorporated the provisions of the Medicare Act in determining other post-retirement benefit costs and the accumulated post-retirement benefit obligation in the third quarter of 2004. The implementation did not have a material effect on LNL's results of operations.

The Lincoln National Life Insurance Company

Obligations, Funded Status and Assumptions
Information with respect to LNC's defined benefit plan asset activity and defined benefit plan obligations as it relates to LNL employees is as follows:

                                                       Year Ended December 31
                                                  --------------------------------------
                                                                   Other Post-retirement
                                                  Pension Benefits       Benefits
                                                  ---------------        --
                                                    2004    2003    2004       2003
                                                  -------  ------   ------     ------
                                                           (in millions)
Change in plan assets:
  Fair value of plan assets at beginning-of-year.  $436.9  $343.0  $   --     $   --
  Transfers of assets............................      --     0.9      --         --
  Actual return on plan assets...................    46.8    79.2      --         --
  Company contributions..........................    32.7    40.5     6.5        4.6
  Administrative expenses........................   (2.0)    (1.8)     --         --
  Benefits paid..................................  (36.1)   (24.9)   (6.5)      (4.6)
                                                  -------  ------   ------     ------
  Fair value of plan assets at end-of-year.......   478.3   436.9      --         --
                                                  =======  ======   ======     ======
Change in benefit obligation:
  Benefit obligation at beginning-of-year........   449.9   441.1    79.1       88.9
  Transfers of benefit obligations...............      --     0.6      --         --
  Medicare Part D Subsidy........................     1.1      --    (5.1)        --
  Service cost...................................    16.7    18.1     1.7        1.4
  Interest cost..................................    28.5    27.2     4.6        4.9
  Plan participants' contributions...............      --      --     1.4        1.0
  Special termination benefits...................     0.1     1.4      --         --
  Plan curtailment gain..........................      --      --      --       (2.3)
  Actuarial (gains) losses.......................    32.7   (13.6)    7.7      (10.2)
  Benefits paid..................................  (36.1)   (24.9)   (6.5)      (4.6)
                                                  -------  ------   ------     ------
  Benefit obligation at end-of-year..............   492.9   449.9    82.9       79.1
                                                  =======  ======   ======     ======
Underfunded status of the plans..................   (14.6)  (13.0)  (82.9)     (79.1)
Unrecognized net actuarial (gains) losses........    60.3    38.4     1.5       (1.9)
Unrecognized prior service cost..................   (14.9)  (17.0)     --         --
                                                  -------  ------   ------     ------
Prepaid (accrued) benefit cost................... $  30.8  $  8.4  $(81.4)    $(81.0)
                                                  =======  ======   ======     ======
Weighted-average assumptions as of December 31:
  Weighted-average discount rate.................    6.00%   6.50%   6.00%      6.50%
  Expected return on plan assets.................    8.25%   8.25%     --         --
Rate of increase in compensation:
  Salary continuation plan.......................    4.00%   4.00%     --         --
  All other plans................................    4.00%   4.00%   4.00%      4.00%

LNL uses a December 31 measurement date for its pension and post-retirement plans.

The expected return on plan assets for both 2004 and 2003 was 8.25%. This rate is initially established at the beginning of the plan year based on the historical rates of return and is reevaluated based on the actual return through an interim date during the current plan year. As there was not a significant variance between the projected actual return for both 2003 and 2004 and the expected return of 8.25%, LNL maintained the expected return at 8.25% for the actuarial valuation calculated at the end of each year.

The calculation of the accumulated post-retirement benefits obligation assumes a weighted-average annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) of 9.5% for 2004. It further assumes the rate will gradually decrease to 5.0% by 2015 and remain at that level in future periods. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point each year would increase the accumulated post-retirement benefits obligation as of December 31, 2004 and 2003 by $5.6 million and $4.6 million, respectively. The aggregate of the estimated service and interest cost components of net periodic post-retirement benefits cost for the year ended December 31, 2004 and 2003 would increase by $0.5 million and $0.4 million, respectively.

The Lincoln National Life Insurance Company

Information for pension plans with accumulated benefit obligations in excess of plan assets is as follows:

                                                  December 31
                                                  2004   2003
                                                 ------ ------
                                                 (in millions)
                                                 -------------
                  Accumulated benefit obligation $135.5 $127.8
                  Projected benefit obligation..  136.3  129.6
                  Fair value of plan assets.....   81.8   78.2

Minimum Pension Liability Adjustment

                                                                                                                Year Ended
                                                                                                                December 31
                                                                                                               2004   2003
                                                                                                               ----- ------
                                                                                                               (in millions)
                                                                                                               ------------
Increase/(decrease) in minimum pension liability adjustment included in other comprehensive income (after-tax) $ 3.7 $(42.6)

                                                                                                               December 31,
                                                                                                               2004   2003
                                                                                                               ----- ------
Minimum pension liability adjustment included in accumulated other comprehensive income (after-tax)........... $13.0 $  9.3

Components of Net Periodic Pension Cost

The components of net defined benefit pension plan and post-retirement benefit plan expense are as follows:

                                                   Year Ended December 31
                                                                Other Post-retirement
                                           Pension Benefits           Benefits
                                        ----------------------  -------------------
                                         2004    2003    2002    2004    2003   2002
                                        ------  ------  ------  -----   -----  -----
                                                       (in millions)
                                        -------------------------------------------
Service cost........................... $ 17.2  $ 19.4  $ 17.8  $ 1.7   $ 1.4  $ 1.4
Interest cost..........................   28.5    27.2    26.8    4.6     5.0    5.1
Expected return on plan assets.........  (35.2)  (27.7)  (27.1)    --      --     --
Amortization of prior service cost.....   (2.2)   (2.2)   (2.4)    --      --     --
Recognized net actuarial (gains) losses    0.7     5.7     0.2   (0.8)   (0.2)  (0.4)
                                        ------  ------  ------  -----   -----  -----
Net periodic benefit cost.............. $  9.0  $ 22.4  $ 15.3  $ 5.5   $ 6.2  $ 6.1
                                        ======  ======  ======  =====   =====  =====

LNL maintains a defined contribution plan for its U.S. insurance agents. Contributions to this plan are based on a percentage of the agents' annual compensation as defined in the plan. Effective January 1, 1998, LNL assumed the liabilities for a non-contributory defined contribution plan covering certain highly compensated former CIGNA agents and employees. Contributions for this plan are made annually based upon varying percentages of annual eligible earnings as defined in the plan. Contributions to this plan are in lieu of any contributions to the qualified agent defined contribution plan. Effective January 1, 2000, this plan was expanded to include certain highly compensated LNL agents. The combined pre-tax expenses for these plans amounted to $3.0 million, $3.7 million, and $1.0 million in 2004, 2003 and 2002, respectively. These expenses reflect both LNL's contribution as well as changes in the measurement of LNL's liabilities under these plans.

Plan Assets
Defined benefit pension plan assets allocations at December 31, 2004 and 2003, by asset category are as follows:

                                                 2004   2003
                                                -----  -----
                   Asset Category
                     Equity securities.........  63.6%  61.9%
                     Fixed income securities...  31.7   30.7
                     Real estate...............   1.2    5.6
                     Cash and cash equivalents.   3.5    1.8
                                                -----  -----
                     Total..................... 100.0% 100.0%
                                                =====  =====

The Lincoln National Life Insurance Company

The primary investment objective of the defined benefit pension plan is for capital appreciation and income growth, with an emphasis on avoiding undue risk. A secondary objective is for current income. Investments can be made using the following asset classes: both domestic and international equity and fixed income securities, real estate, guaranteed products, venture capital, oil and gas and other asset classes the investment managers deem prudent. A five-year time horizon is utilized, as there are inevitably short-run fluctuations, which will cause variations in investment performance.

Each managed fund is expected to rank in the upper 50% of similar funds over the three and/or five year periods. Managers not meeting criteria will be subject to additional due diligence review and possible termination. The following short-term ranges have been established for weightings in the various asset categories:

                                                     Weighting Range
                                                     ---------------
              Asset Category
                Cash................................          0-20%
                Guaranteed Products.................          0-20%
                Fixed Income........................         20-80%
                  Long-term......................... 0-10%
                  High-Yield........................ 0-10%
                  International/Emerging Markets*... 0-10%
                Real Estate.........................          0-20%
                Equities............................         20-80%
                  Small-cap......................... 0-20%
                  International*.................... 0-20%
                  Emerging Markets*................. 0-10%
                Other...............................          0-20%
                Total International**...............          0-25%

--------
The total of domestic cash, domestic fixed income, and domestic equities shall not be less than 50%.
*Currency exposure can be hedged up to 100%
**International/Emerging Markets-Fixed Income and Equities

Within the broad ranges provided above, current target asset weightings are as follows: 64% equities, 35% fixed income, including real estate, and 1% cash. The performance of the plan and the managed funds are monitored on a quarterly basis relative to the plan's objectives. The performance of the managed fund is measured against the following indices: S&P 500, EAFE, Russell 2000, NAREIT, Lehman US Universal and Salomon (Citigroup) 90-day T-Bill. The investment policy is reviewed on an annual basis.

The plan assets are principally managed by LNC's Investment Management segment.

The Lincoln National Life Insurance Company

Plan Cash Flows

LNL expects to contribute between $0.0 million and $19.8 million to LNC's defined benefit pension plans in 2005. In addition, LNL expects to fund approximately the following amounts for benefit payments for unfunded non-qualified U.S. defined benefit plans:

                                    Post Retirement Plans
                      -------------------------------------------------
                                                                Not
                                         Reflecting          Reflecting
                      Non-Qualified U.S.  Medicare  Medicare  Medicare
                       Defined Benefit     Part D    Part D    Part D
        (in millions)    Pension Plan     Subsidy   Subsidy   Subsidy
        ------------- ------------------ ---------- -------- ----------
        Year
        ----
         2005........       $ 3.5          $ 5.7     $  --     $ 5.7
         2006........         3.5            4.4      (0.6)      5.0
         2007........         4.0            4.4      (0.6)      5.0
         2008........         4.3            4.3      (0.7)      5.0
         2009........         4.4            4.2      (0.7)      4.9
         Thereafter..        29.9           19.1      (3.5)     22.6

401(k).
LNC sponsors contributory defined contribution plans (401(k) plans) for eligible U.S. employees and agents (including those of LNL). LNL's contributions to the 401(k) plans for its employees and agents are equal to a participant's pre-tax contribution, not to exceed 6% of base pay, multiplied by a percentage, ranging from 50% to 150%, which varies according to certain incentive criteria as determined by LNC's Board of Directors. LNL's expense for the 401(k) plan amounted to $25.2 million, $22.9 million, and $12.6 million in 2004, 2003 and 2002, respectively.

Deferred Compensation Plans.
LNC sponsors contributory deferred compensation plans for certain U.S. employees and agents including those of LNL who meet the established plan criteria. Plan participants may elect to defer payment of a portion of their compensation, as defined by the plans. At this point, these plans are not funded. Plan participants may select from a variety of alternative measures for purposes of calculating the investment return considered attributable to their deferral. Under the terms of these plans, LNL agrees to pay out amounts based upon the alternative measure selected by the participant. Plan participants who are also participants in an LNC 401(k) plan and who have reached the contribution limit for that plan may also elect to defer the additional amounts into the deferred compensation plan. LNL makes matching contributions to these plans for its participants based upon amounts placed into the deferred compensation plans by individuals who have reached the contribution limit under the 401(k) plan. The amount of LNL's contribution is calculated in a manner similar to the employer match calculation described in the 401(k) plans section above. Expense/(income) for these plans amounted to $6.8 million, $17.0 million, and $(3.6) million in 2004, 2003 and 2002, respectively. These expenses reflect both LNL's employer matching contributions of $2.1 million, $2.4 million and $1.1 million, as well as changes in the measurement of LNL's liabilities net of LNC's total return swap under these plans of $4.7 million, $14.6 million and $(4.7) million for 2004, 2003 and 2002 respectively.

In the fourth quarter of 1999, LNC modified the terms of the deferred compensation plans to provide that plan participants who selected LNC stock as the measure for their investment return would receive shares of LNC stock in satisfaction of this portion of their deferral. In addition, participants were precluded from diversifying any portion of their deferred compensation plan account that is measured by LNC's stock performance. As a result of these modifications to the plans, ongoing changes in value of LNC's stock no longer affect the expenses associated with this portion of the deferred compensation plans.

LNL's total liabilities associated with these plans were $126.1 million and $123.9 million at December 31, 2004 and 2003, respectively.

Stock-Based Incentive Compensation Plans.
LNC has various incentive plans for employees, agents and directors of LNC and its subsidiaries (including employees, agents and directors of LNL) that provide for the issuance of stock options, stock incentive awards, stock appreciation rights, and restricted stock awards. Prior to 2003, these plans were comprised primarily of stock option incentive plans.

Effective January 1, 2003, LNC's stock-based employee compensation plan was revised to provide for performance vesting, and to provide for awards that may be paid out in a combination of stock options, performance shares of LNC stock and cash. This plan replaced the LNC stock option plan. Awards under this plan for 2004 consisted of 35,796 10-year LNC stock options, 372,970 performance share units that could result in the issuance of LNC shares, and cash awards. As of December 31, 2004, 139,377 stock options and 605,135 performance share units of these awards were outstanding. The performance measures that must be met for vesting to occur are established at the beginning of the three-year performance period. Certain participants in the plan will select from seven different combinations of stock options, performance shares and or cash in determining the form of their award. Other participants will have their award paid in performance shares.

The Lincoln National Life Insurance Company

Total compensation expense for LNL under LNC's incentive plans involving performance vesting for 2004 was $0.6 million relating to stock options, $11.2 million relating to performance shares, and $0.7 million relating to cash awards. Total compensation expense for LNL under LNC's incentive plans involving performance vesting for 2003 was $0.2 million relating to stock options, $2.7 million relating to performance shares, and $0.2 million relating to cash awards. The amount of stock option expense for the performance vesting awards is included in the total LNL stock option expense discussed below. All expense calculations for performance vesting stock options, performance shares, and performance vesting cash awards that were granted in 2004 and 2003 have been based upon the current assumption that the actual performance achievement over the three-year performance measurement period will result in target levels of long-term incentive compensation payouts. As the three-year performance period progresses, LNC will continue to refine its estimate of the expense associated with these awards so that by the end of the three-year performance period, LNL's cumulative expense will reflect the actual level of awards that vest.

Stock options awarded under the stock option incentive plans in effect prior to 2003 were granted with an exercise price equal to the market value of LNC stock at the date of grant and, subject to termination of employment, expire 10 years from the date of grant. Such options are transferable only upon death. Options become exercisable in 25% increments over the four-year period following the option grant anniversary date. A "reload option" feature was added on May 14, 1997. In most cases, persons exercising an option after that date have been granted new options in an amount equal to the number of matured shares tendered to exercise the original option award. The reload options are granted for the remaining term of the related original option and have an exercise price equal to the market value of LNC stock at the date of the reload award. Reload options can be exercised two years after the grant date if the value of the new option has appreciated by at least 25%. The reload feature is not available for options granted after 2002.

Effective January 1, 2003, LNL adopted the fair value recognition method of accounting for its stock option incentive plans under FAS 123, which is considered the preferable accounting method for stock based compensation. Previously, LNL accounted for its stock option incentive plans using the intrinsic value method of accounting under the recognition and measurement provisions of APB 25, and related interpretations. For more information, see Footnote 2 in the Notes to Consolidated Financial Statements.

Information with respect to LNL stock options outstanding at December 31, 2004 is as follows:

                   Options Outstanding                          Options Exercisable
--------------------------------------------------------- -------------------------------
             Number     Weighted-Average                      Number
Range of Outstanding at    Remaining                      Exercisable at
Exercise  December 31,  Contractual Life Weighted-Average  December 31,  Weighted-Average
 Prices       2004          (Years)       Exercise Price       2004       Exercise Price
-------- -------------- ---------------- ---------------- -------------- ----------------
$21-$30      784,141          4.95            $25.35          649,552         $25.40
 31- 40      499,406          3.82             38.15          482,070          38.26
 41- 50    1,802,342          4.86             44.41        1,557,320          44.39
 51- 60    1,871,236          5.53             51.36        1,545,363          51.21
-------    ---------                                        ---------
$21-$60    4,957,125                                        4,234,305
=======    =========                                        =========

The option price assumptions used for grants to LNL employees and agents were as follows:

                                                      2004   2003   2002
                                                     -----  -----  ------
      Dividend yield................................   3.0%   5.0%    2.5%
      Expected volatility...........................  28.7%  39.8%   39.6%
      Risk-free interest rate.......................   2.7%   2.2%    4.5%
      Expected life (in years)......................   3.6    3.6     4.2
      Weighted-average fair value per option granted $8.61  $5.55  $16.00

The Lincoln National Life Insurance Company

Information with respect to the incentive plans involving stock options granted to LNL employees and agents is as follows:

                                        Options Outstanding       Options Exercisable
                                     -------------------------- ------------------------
                                                   Weighted-                Weighted-
                                                    Average                  Average
                                       Shares    Exercise Price  Shares   Exercise Price
                                     ----------  -------------- --------- --------------
Balance at January 1, 2002..........  7,233,277      $39.20     4,213,907     $39.05
Granted-original....................  1,035,180       51.59
Granted-reloads.....................     12,103       48.41
Exercised (includes shares tendered) (1,316,702)      36.31
Forfeited...........................   (331,487)      46.09
Intercompany transfer...............      6,300       41.39
                                     ----------      ------
Balance at December 31, 2002........  6,638,671       41.39     4,035,327      40.00
                                     ==========      ======
Granted-original....................    288,165       25.54
Granted-reloads.....................     13,696       35.28
Exercised (includes shares tendered)   (332,769)      24.22
Forfeited...........................   (540,328)      41.21
                                     ----------      ------
Balance at December 31, 2003........  6,067,435       41.57     4,681,490      41.49
                                     ==========      ======
Granted-original....................     35,796       47.55
Granted-reloads.....................     43,681       45.54
Exercised (includes shares tendered)   (883,042)      46.97
Forfeited...........................   (306,745)      48.07
                                     ----------      ------
Balance at December 31, 2004........  4,957,125      $43.39     4,234,305     $43.27
                                     ==========      ======     =========     ======

Total compensation expense for incentive plans involving stock options granted to LNL employees and agents, for 2004, 2003, and 2002 was $6.8 million, $13.9 million, and $18.7 million, respectively.

Stock Appreciation Rights Incentive Plan.
LNC has in place a stock appreciation right ("SAR") incentive program for LNL agents that do not meet the stringent definition of a common law employee. The SARs under this program are rights on LNC stock that are cash settled and become exercisable in 25% increments over the four year period following the SAR grant date. SARs are granted with an exercise price equal to the market value of LNC stock at the date of grant and, subject to termination of employment, expire five years from the date of grant. Such SARs are transferable only upon death.

LNL recognizes compensation expense for the SAR program based on the fair value method using an option-pricing model. Compensation expense and the related liability are recognized on a straight-line basis over the vesting period of the SARs. The SAR liability is marked-to-market through net income. This accounting treatment causes volatility in net income as a result of changes in the market value of LNC stock. LNL hedges this volatility by purchasing call options on LNC stock. Call options hedging vested SARs are also marked-to-market through net income. Total compensation expense (income) recognized for the SAR program for 2004, 2003 and 2002 was $6.2 million, $6.8 million and $(0.7) million, respectively. The mark-to-market gain (loss) recognized through net income on the call options on LNC stock for 2004, 2003 and 2002 was $2.4 million, $0.3 million and $(6.7) million, respectively. The SAR liability at December 31, 2004 and 2003 was $9.4 million and $9.8 million, respectively.

Information with respect to the LNC SARs incentive plan outstanding for LNL agents at December 31, 2004 is as follows:

                    SARs Outstanding                             SARs Exercisable
--------------------------------------------------------- -------------------------------
             Number     Weighted-Average                      Number
Range of Outstanding at    Remaining                      Exercisable at    Weighted-
Exercise  December 31,  Contractual Life Weighted-Average  December 31,  Average Exercise
 Prices       2004          (Years)       Exercise Price       2004           Price
-------- -------------- ---------------- ---------------- -------------- ----------------
$20-$30      369,685          2.03            $24.96         180,604          $24.80
 31- 40        9,066          2.39             34.49           4,100           35.93
 41- 50      590,874          2.16             44.87         283,922           43.60
 51- 60      321,875          2.20             52.10         161,365           52.10
-------    ---------                                         -------
$20-$60    1,291,500                                         629,991
=======    =========                                         =======

The Lincoln National Life Insurance Company

The option price assumptions used for grants to LNL agents under the LNC SAR plan were as follows:

                                                    2004   2003   2002
                                                   -----  -----  ------
       Dividend yield.............................   3.0%   4.6%    2.7%
       Expected volatility........................  25.0%  35.0%   29.5%
       Risk-free interest rate....................   3.1%   3.3%    5.0%
       Expected life (in years)...................   5.0    5.0     5.0
       Weighted-average fair value per SAR granted $8.98  $9.05  $10.86

Information with respect to the LNC incentive plan involving SARs granted to LNL agents is as follows:

                                         SARs Outstanding         SARs Exercisable
                                     ------------------------- ----------------------
                                                  Weighted-              Weighted-
                                                   Average                Average
                                       Shares   Exercise Price Shares  Exercise Price
                                     ---------  -------------- ------- --------------
Balance at January 1, 2002.......... 1,125,091      $33.85     102,710     $25.02
Granted-original....................   383,675       51.95
Exercised (includes shares tendered)   (90,818)      28.57
Forfeited...........................   (35,700)      34.95
                                     ---------      ------
Balance at December 31, 2002........ 1,382,248       39.20     301,108      32.06
                                     =========      ======
Granted-original....................   326,650       25.28
Exercised (includes shares tendered)   (63,224)      24.72
Forfeited...........................   (46,150)      39.57
                                     ---------      ------
Balance at December 31, 2003........ 1,599,524       36.92     597,892      36.45
                                     =========      ======
Granted-original....................   190,250       47.58
Exercised (includes shares tendered)  (344,588)      28.32
Forfeited...........................  (153,686)      35.83
                                     ---------      ------
Balance at December 31, 2004........ 1,291,500       40.90     629,991      40.34
                                     =========      ======     =======     ======

In addition to the stock-based incentives discussed above, LNC has awarded restricted shares of LNC stock, generally subject to a three-year vesting period, to LNL employees. Information with respect to LNC Restricted stock (non-vested stock) awarded to LNL employees from 2002 through 2004 was as follows:

                                                      2004    2003    2002
                                                     ------- ------- -------
   Restricted stock (number of shares)..............  68,730  10,910  46,500
   Weighted-average price per share at time of grant $ 47.46 $ 31.41 $ 33.55

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
8. Restrictions, Commitments and Contingencies

Statutory Information and Restrictions
Net income (loss) as determined in accordance with statutory accounting practices for LNL excluding the insurance subsidiaries sold to Swiss Re in 2001, was $310 million, $267 million and $(252) million for 2004, 2003 and 2002, respectively. In December 2001, Swiss Re acquired LNL's reinsurance operations. The transaction structure involved a series of indemnity reinsurance transactions combined with the sale of certain stock companies that comprised LNL's reinsurance operation. See Note 12 for further discussion of Swiss Re's acquisition of LNL's reinsurance operation.

Shareholder's equity as determined in accordance with statutory accounting practices for LNL was $3.0 billion and $2.8 billion for December 31, 2004 and 2003, respectively.

LNL acquired a block of individual life insurance and annuity business from CIGNA in January 1998 and a block of individual life insurance from Aetna Inc. in October 1998. These acquisitions were structured as indemnity reinsurance transactions. The statutory accounting regulations do not allow goodwill to be recognized on indemnity reinsurance transactions and therefore, the related statutory ceding commission flows through the statement of operations as an expense resulting in a reduction of statutory earned surplus. As a result of these acquisitions, LNL's statutory earned surplus was negative.

LNL is subject to certain insurance department regulatory restrictions as to the transfer of funds and payment of dividends to LNC. As a result of negative statutory earned surplus, LNL was required to obtain the prior approval of the Indiana Insurance Commissioner ("Commissioner") before paying any dividends to LNC until its statutory earned surplus became positive. During the first quarter of 2002, LNL received approval from the Commissioner to reclassify total dividends of $495 million paid to LNC in 2001 from LNL's earned surplus to paid-in-capital. This change plus the increase in statutory earned surplus from the disposition of LNL's reinsurance operations through an indemnity reinsurance transaction with Swiss Re resulted in positive statutory earned surplus for LNL at December 31, 2001.

In general, a dividend is not subject to prior approval from the Commissioner provided LNL's statutory earned surplus is positive and the proposed dividend, plus all other dividends made within the twelve consecutive months prior to the date of the proposed dividend, does not exceed the standard limitation of the greater of 10% of total statutory earned surplus or the amount of statutory earnings in the prior calendar year. Dividends of $710 million were paid by LNL to LNC in the second quarter of 2002. These distributions were made in two installments. The first installment of $60 million was paid in April. The second installment of $650 million was paid in June. As both installments exceeded the standard limitation noted above, a special request was made for each payment and each was approved by the Commissioner. Both distributions represented a portion of the proceeds received from the indemnity reinsurance transaction with Swiss Re. As a result of the payment of dividends plus earnings in 2002, LNL's statutory earned surplus was negative as of December 31, 2002. Due to the negative statutory earned surplus as of December 31, 2002, dividends paid by LNL in 2003 were subject to prior approval from the Commissioner.

Dividends of $200 million were paid by LNL to LNC in three quarterly installments during 2003. A special request was made for each payment and each was approved by the Commissioner. Dividends of $150 million were paid by LNL to LNC in three quarterly installments during 2004. Due to statutory earnings and favorable credit markets, LNL's 2004 dividends did not require prior approval. Based upon anticipated on-going positive statutory earnings and favorable credit markets, LNL expects it could continue to pay dividends in 2005 without prior approval from the Commissioner.

LNL is recognized as an accredited reinsurer in the state of New York, which effectively enables it to conduct reinsurance business with unrelated insurance companies that are domiciled within the state of New York. As a result, in addition to regulatory restrictions imposed by the state of Indiana, LNL is also subject to the regulatory requirements that the State of New York imposes upon accredited reinsurers. These include reserve requirements, which differ from the State of Indiana and, in most cases, are more restrictive thus reducing LNL's total adjusted capital as reported to New York.

Reinsurance Contingencies

See Note 12, "Acquisitions and Divestitures," for discussion of contingencies surrounding Swiss Re's acquisition of LNL's reinsurance operations in December 2001.

LNL's amounts recoverable from reinsurers represents receivables from and reserves ceded to reinsurers. LNL obtains reinsurance from a diverse group of reinsurers and monitors concentration as well as financial strength ratings of LNL's principal reinsurers. LNL's principal reinsurers are strongly rated companies, with Swiss Re representing the largest exposure. As discussed above, LNL sold its reinsurance business to Swiss Re through an indemnity reinsurance arrangement in 2001. Because LNL is not relieved of its liability to the ceding companies for this business, the liabilities and obligations associated with the reinsured contracts remain on the Consolidated Balance Sheet of LNL with a corresponding reinsurance receivable from the business sold to Swiss Re, which totaled $4.1 billion at December 31, 2004, and is included in amounts recoverable from reinsurers. During 2004, Swiss Re funded a trust for $2.0 billion to support this business. In addition to various remedies that LNL would have in the event of a default by Swiss Re, LNL continues to hold assets in support of certain of the transferred reserves. These assets consist of those reported as trading securities and crtain mortgage loans. LNL's funds withheld and embedded derivative liabilities at December 31, 2004 included $1.6 billion and $0.3 billion, respectively, related to the business reinsured by Swiss Re.

Marketing and Compliance Issues

There continues to be a significant amount of federal and state regulatory activity in the industry relating to numerous issues including, but not limited to, market timing and late trading of

The Lincoln National Life Insurance Company mutual fund and variable insurance products and broker- dealer access arrangements. Like others in the industry, LNL has received inquiries including requests for information and/or subpoenas from various authorities including the SEC, NASD, and the New York Attorney General. LNL is in the process of responding to these inquiries and continues to cooperate fully with such authorities.

Regulators also continue to focus on replacement and exchange issues. Under certain circumstances companies have been held responsible for replacing existing policies with policies that were less advantageous to the policyholder. LNL's management continues to monitor compliance procedures to minimize any potential liability. Due to the uncertainty surrounding all of these matters, it is not possible to provide a meaningful estimate of the range of potential outcomes; however it is management's opinion that future developments will not materially affect the consolidated financial position of LNL.

Leases

LNL leases its Fort Wayne, Indiana home office properties through sale-leaseback agreements. The agreements provide for a 25-year lease period with options to renew for six additional terms of five years each. The agreements also provide LNL with the right of the first refusal to purchase the properties during the terms of the lease, including renewal periods, at a price defined in the agreements. LNL also has the option to purchase the leased properties at fair market value as defined in the agreements on the last day of the initial 25-year lease period ending in 2009 or the last day of any of the renewal periods.

Total rental expense on operating leases in 2004, 2003 and 2002 was $54.7 million, $55.7 million and $55.5 million, respectively. Future minimum rental commitments are as follows (in millions):

            2005-$      53.9 2006-$      47.2 2007-$            44.4
                  2008- 37.7       2009- 28.6       Thereafter- 14.7

Information Technology Commitment

In February 1998, LNL signed a seven-year contract with IBM Global Services for information technology services for the Fort Wayne operations. In February 2004, LNL completed renegotiations and extended the contract through February 2010. Annual costs are dependent on usage but are expected to range from $45.0 million to $50.0 million.

Insurance Ceded and Assumed

LNL cedes insurance to other companies. The portion of risks exceeding each company's retention limit is reinsured with other insurers. LNL seeks reinsurance coverage within the businesses that sell life insurance to limit its liabilities. As of December 31, 2002, LNL's retention policy was to retain no more than $10 million on a single insured life. Beginning in 2003, the new business retention policy for fixed life insurance (primarily universal life and interest sensitive whole life) and variable universal life insurance is to retain no more than $5 million on a single insured life. Additionally, the retention per single insured life for term life insurance and for Corporate Owned Life Insurance ("COLI") is $1 million and $2 million, respectively. Portions of LNL's deferred annuity business have been reinsured on a Modco basis with other companies to limit LNL's exposure to interest rate risks. At December 31, 2004, the reserves associated with these reinsurance arrangements totaled $2.4 billion. To cover products other than life insurance, LNL acquires other insurance coverages with retentions and limits that management believes are appropriate for the circumstances. The accompanying financial statements reflect premiums, benefits and deferred acquisition costs, net of insurance ceded (see Note 5). LNL remains liable if its reinsurers are unable to meet contractual obligations under applicable reinsurance agreements.

LNL's reinsurance operations were acquired by Swiss Re in December 2001. The transaction structure involved a series of indemnity reinsurance transactions combined with the sale of certain stock companies that comprised LNL's reinsurance operation. Under the indemnity reinsurance agreements, Swiss Re reinsured certain liabilities and obligations of LNL. Because LNL is not relieved of its legal liability to the ceding companies, the liabilities and obligations associated with the reinsured contracts remain on the balance sheets of LNL with a corresponding reinsurance receivable from Swiss Re.

Vulnerability from Concentrations

At December 31, 2004, LNL did not have a material concentration of financial instruments in a single investee or industry. LNL's investments in mortgage loans principally involve commercial real estate. At December 31, 2004, 27.5% of such mortgages, or $0.9 billion, involved properties located in California and Texas. Such investments consist of first mortgage liens on completed income-producing properties and the mortgage outstanding on any individual property does not exceed $37.0 million. Also at December 31, 2004, LNL did not have a concentration of: 1) business transactions with a particular customer or lender; 2) sources of supply of labor or services used in the business or; 3) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a severe impact to LNL's financial position.

Although LNL does not have any significant concentration of customers, LNL's Retirement segment has had a long-standing distribution relationship with American Funds Distributors ("AFD") that is significant to this segment. Prior to 2003, AFD used wholesalers who focus on both American Funds mutual funds as well as American Legacy Variable Annuity products. In 2002, LNL and AFD agreed to transition the wholesaling of American Legacy to LFD, which was completed in 2003. The American Legacy Variable Annuity product line sold through LFD accounted for about 30% and 17% of LNL's total gross annuity deposits in 2004 and 2003, respectively, compared with about 15% sold through AFD in 2002. In addition the American Legacy Variable Annuity product line represents approximately 36% and 35% of LNL's total gross annuity account values at December 31, 2004 and 2003 respectively.

The Lincoln National Life Insurance Company

Other Contingency Matters

LNC and LNL are involved in various pending or threatened legal proceedings, including purported class actions, arising from the conduct of business. In some instances, these proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that these proceedings ultimately will be resolved without materially affecting the consolidated financial position of LNL.

LNC and LNL have pursued claims with their liability insurance carriers for reimbursement of certain costs incurred in connection with a class action settlement involving the sale of LNL non-variable universal life and participating whole life policies issued between January 1, 1981 and December 31, 1998, and the settlement of claims and litigation brought by owners that opted out of the class action settlement. During the fourth quarter of 2002, LNC and LNL settled their claims against three liability carriers on a favorable basis, and settled their claims against a fourth liability insurance carrier on a favorable basis in 2004.

For discussion of the resolution of legal proceedings related to LNL's sale of its former reinsurance business to Swiss Re, refer to the discussion of Reinsurance Contingencies above.

State guaranty funds assess insurance companies to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments may be partially recovered through a reduction in future premium taxes in some states. LNL has accrued for expected assessments net of estimated future premium tax deductions.

Guarantees

LNL has guarantees with off-balance-sheet risks whose contractual amounts represent credit exposure. Guarantees with off-balance sheet risks having contractual values of $4.6 million and $6.0 million were outstanding at December 31, 2004 and 2003, respectively.

Certain subsidiaries of LNL have sold commercial mortgage loans through grantor trusts, which issued pass-through certificates. These subsidiaries have agreed to repurchase any mortgage loans which remain delinquent for 90 days at a repurchase price substantially equal to the outstanding principal balance plus accrued interest thereon to the date of repurchase. In case of default on the mortgage loans, LNL has recourse to underlying real estate. It is management's opinion that the value of the properties underlying these commitments is sufficient that in the event of default, the impact would not be material to LNL. These guarantees expire in 2009.

Derivative Instruments

LNL maintains an overall risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate risk, foreign currency risk, equity risk, and credit risk. LNL assesses these risks by continually identifying and monitoring changes in interest rate exposure, foreign currency exposure, equity market exposure, and credit exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities. Derivative instruments that are currently used as part of LNL's interest rate risk management strategy include interest rate swaps and interest rate caps. Derivative instruments that are used as part of LNL's foreign currency risk management strategy include foreign currency swaps. Call options on LNC stock are used as part of LNL's equity market risk management strategy. LNL also uses credit default swaps as part of its credit risk management strategy.

By using derivative instruments, LNL is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair value gain in the derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes LNL and, therefore, creates a payment risk for LNL. When the fair value of a derivative contract is negative, LNL owes the counterparty and therefore LNL has no payment risk. LNL minimizes the credit (or payment) risk in derivative instruments by entering into transactions with high quality counterparties that are reviewed periodically by LNL. LNL also maintains a policy of requiring that all derivative contracts be governed by an International Swaps and Derivatives Association ("ISDA") Master Agreement.

LNL is required to maintain minimum ratings as a matter of routine practice in negotiating ISDA agreements. Under the majority of ISDA agreements and as a matter of policy, LNL has agreed to maintain financial strength or claims-paying ratings of S&P BBB and Moody's Baa2. A downgrade below these levels would result in termination of the derivatives contract at which time any amounts payable by LNL would be dependent on the market value of the underlying derivative contract. In certain transactions, LNL and the counterparty have entered into a collateral support agreement requiring LNL to post collateral upon significant downgrade. LNL is required to maintain long-term senior debt ratings above S&P BBB and Moody's Baa3. LNL also requires for its own protection minimum rating standards for counterparty credit protection. LNL is required to maintain financial strength or claims-paying ratings of S&P A- and Moody's A3 under certain ISDA agreements, which collectively do not represent material notional exposure. LNL does not believe the inclusion of termination or collateralization events pose any material threat to its liquidity position.

Market risk is the adverse effect that a change in interest rates, currency rates, implied volatility rates, or a change in certain equity indexes or instruments has on the value of a financial instrument. LNL manages the market risk by establishing and monitoring limits as to the types and degree of risk that may be undertaken.

LNL's derivative instruments are monitored by its risk management committee as part of that committee's oversight of LNL's derivative activities. LNL's derivative instruments committee is responsible for implementing various hedging

The Lincoln National Life Insurance Company strategies that are developed through its analysis of financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into LNL's overall risk management strategies.

LNL has derivative instruments with off-balance-sheet risks whose notional or contract amounts exceed the credit exposure. Outstanding derivative instruments with off-balance-sheet risks, shown in notional or contract amounts along with their carrying value and estimated fair values, are as follows:

                                                                                                   Assets (Liabilities)
                                                                                              ------------------------------
                                                                              Notional or     Carrying Value/ Carrying Value/
                                                                            Contract Amounts    Fair Value      Fair Value
                                                                           ------------------ --------------- ---------------
                                                                              December 31               December 31
                                                                             2004      2003        2004            2003
                                                                           --------- -------- --------------- ---------------
                                                                                             (in millions)
                                                                           -------------------------------------------------
Interest rate derivative instruments:
  Interest rate cap agreements............................................  $4,000.0 $2,550.0     $   3.8         $  13.2
  Interest rate swap agreements...........................................     445.5    422.3        28.9            40.6
                                                                           --------- --------     -------         -------
Total interest rate derivative instruments................................   4,445.5  2,972.3        32.7            53.8
Foreign currency derivative instruments -- Foreign currency swaps.........      41.8     17.9        (5.6)           (1.5)
Credit derivative instruments -- Credit default swaps.....................      13.0      8.0         0.1             0.2
Equity indexed derivative instruments -- Call options (based on LNC Stock)       1.3      1.5        15.0            16.0
Embedded derivatives per FAS 133..........................................        --       --      (340.8)         (325.3)
                                                                           --------- --------     -------         -------
Total derivative instruments*............................................. $ 4,501.6 $2,999.7     $(298.6)        $(256.8)
                                                                           ========= ========     =======         =======

--------
* Total derivative instruments for 2004 are composed of assets of $52.7 million and $0.7 million and a liability of $352.0 million on the Consolidated Balance Sheet in derivative investments, insurance policy and claim reserves and reinsurance related derivative liability, respectively. Total derivative instruments for 2003 are composed of an asset of $68.6 million and a liability of $325.3 million on the Consolidated Balance Sheet in derivative instruments and reinsurance related derivative liability, respectively.

A reconciliation of the notional or contract amounts for the significant programs using derivative agreements and contracts is as follows:

                                Interest Rate     Interest Rate   Foreign Currency
                                Cap Agreements   Swap Agreements  Swap Agreements
                              -----------------  ---------------  ---------------
                                 December 31       December 31    December 31
                                2004     2003     2004     2003   2004     2003
                              -------- --------  ------  -------  ----     -----
                                               (in millions)
                              ---------------------------------------------------
 Balance at beginning-of-year $2,550.0 $1,276.8  $422.3  $ 429.1  17.9     61.5
 New contracts...............  1,450.0  1,500.0    50.5    260.0  26.0       --
 Terminations and maturities.       --   (226.8)  (27.3)  (266.8) (2.1)   (43.6)
                              -------- --------  ------  -------   ----    -----
 Balance at end-of-year...... $4,000.0 $2,550.0  $445.5  $ 422.3  41.8     17.9
                              ======== ========  ======  =======   ====    =====

                                                Call Options
                                 Credit Default   (Based on
                                     Swaps       LNC Stock)     Swaptions
                                 -------------  ------------  ------------
                                  December 31    December 31   December 31
                                  2004   2003    2004   2003  2004   2003
                                 -----  ------  -----  -----  ---- -------
                                               (in millions)
                                 -----------------------------------------
    Balance at beginning-of-year $ 8.0  $ 26.0  $ 1.5  $ 1.3  $--  $ 180.0
    New contracts...............  10.0      --    0.2    0.3   --       --
    Terminations and maturities.  (5.0)  (18.0)  (0.4)  (0.1)  --   (180.0)
                                 -----  ------  -----  -----  ---  -------
    Balance at end-of-year...... $13.0  $  8.0  $ 1.3  $ 1.5  $--  $    --
                                 =====  ======  =====  =====  ===  =======

The Lincoln National Life Insurance Company

Accounting for Derivative Instruments and Hedging Activities

As of December 31, 2004 and 2003, LNL had derivative instruments that were designated and qualified as cash flow hedges and derivative instruments that were not designated as hedging instruments. LNL did not have derivative instruments that were designated as fair value hedges or hedges of a net investment in a foreign operation. See Note 1 for a detailed discussion of the accounting treatment for derivative instruments. For the years ended December 31, 2004, 2003 and 2002, LNL recognized a net (loss) gain of ($7.4 million, after tax after-DAC), ($1.6 million, after-tax after DAC), and $0.8 million, after-tax after-DAC, respectively, in net income as a component of realized investment gains and losses. These gains (losses) relate to the ineffective portion of cash flow hedges, the change in market value for derivative instruments not designated as hedging instruments, and the gain (loss) on swap terminations. For the years ended December 31, 2004, 2003 and 2002, LNL recognized a loss of $10.3 million, after-tax after-DAC, $7.6 million, after-tax after-DAC, and a gain of $8.8 million, after-tax after DAC, respectively, in OCI related to the change in market value on derivative instruments that are designated and qualify as cash flow hedges.

Derivative Instruments Designated in Cash Flow Hedges

Interest Rate Swap Agreements.
LNL uses interest rate swap agreements to hedge its exposure to floating rate bond coupon payments, replicating a fixed rate bond. An interest rate swap is a contractual agreement to exchange payments at one or more times based on the actual or expected price level, performance or value of one or more underlying interest rates. LNL is required to pay the counterparty the stream of variable interest payments based on the coupon payments from the hedged bonds, and in turn, receives a fixed payment from the counterparty, at a predetermined interest rate. The net receipts/payments from these interest rate swaps are recorded in net investment income. Gains (losses) on interest rate swaps hedging interest rate exposure on floating rate bond coupon payments are reclassified from accumulated OCI to net income as bond interest is accrued.

LNL also uses interest rate swap agreements to hedge its exposure to interest rate fluctuations related to the forecasted purchase of assets for certain investment portfolios. The gains (losses) resulting from the swap agreements are recorded in OCI. The gains (losses) are reclassified from accumulated OCI to earnings over the life of the assets once the assets are purchased. As of December 31, 2004, there were no interest rate swaps hedging forecasted asset purchases.

Foreign Currency Swaps.
LNL uses foreign currency swaps, which are traded over-the-counter, to hedge some of the foreign exchange risk of investments in fixed maturity securities denominated in foreign currencies. A foreign currency swap is a contractual agreement to exchange the currencies of two different countries at a specified rate of exchange in the future. Gains (losses) on foreign currency swaps hedging foreign exchange risk exposure on foreign currency bond coupon payments are reclassified from accumulated OCI to net income as bond interest is accrued. The foreign currency swaps expire in 2005 through 2014.

Call Options on LNC Stock.
LNL uses call options on LNC stock to hedge the expected increase in liabilities arising from stock appreciation rights ("SARs") granted to LNL agents on LNC stock. Upon option expiration, the payment, if any, is the increase in LNC's stock price over the strike price of the option applied to the number of contracts. Call options hedging vested SARs are not eligible for hedge accounting and both are marked to market through net income. Call options hedging nonvested SARs are eligible for hedge accounting and are accounted for as cash flow hedges of the forecasted vesting of SAR liabilities. To the extent that the cash flow hedges are effective, changes in the fair value of the call options are recorded in accumulated OCI. Amounts recorded in OCI are reclassified to net income upon vesting of SARs. LNL's call option positions will be maintained until such time the SARs are either exercised or expire and LNL's SAR liabilities are extinguished. The SARs expire five years from the date of grant.

All Other Derivative Instruments

LNL uses various other derivative instruments for risk management purposes that either do not qualify for hedge accounting treatment or have not currently been qualified by LNL for hedge accounting treatment. The gain or loss related to the change in market value for these derivative instruments is recognized in current income during the period of change (reported as realized gain (loss) on investments in the Consolidated Statements of Income except where otherwise noted below).

Interest Rate Swap Agreements.
LNL used a forward starting interest rate swap agreement to hedge its exposure to the forecasted sale of mortgage loans. LNL was required to pay the counterparty a predetermined fixed stream of payments, and in turn, received payments based on a floating rate from the counterparty. The net receipts/payments from these interest rate swaps were recorded in realized gain
(loss) on investments and derivative instruments. As of December 31, 2004, there were no forward starting interest rate swap agreements.

Interest Rate Cap Agreements.
The interest rate cap agreements, which expire in 2006 through 2009, entitle LNL to receive quarterly payments from the counterparties on specified future reset dates, contingent on future interest rates. For each cap, the amount of such quarterly payments, if any, is determined by the excess of a market interest rate over a specified cap rate multiplied by the notional amount divided by four. The purpose of LNL's interest rate cap agreement program is to provide a level of protection for its annuity line of business from the effect of rising interest rates. The interest rate cap agreements provide an economic hedge of the annuity line of business. However, the interest rate cap agreements are not linked to assets and liabilities on the balance sheet that meet the significantly

The Lincoln National Life Insurance Company increased level of specificity required under FAS 133. Therefore, the interest rate cap agreements do not qualify for hedge accounting under FAS 133.

Swaptions.
Swaptions entitled LNL to receive settlement payments from the counterparties on specified expiration dates, contingent on future interest rates. For each swaption, the amount of such settlement payments, if any, is determined by the present value of the difference between the fixed rate on a market rate swap and the strike rate multiplied by the notional amount. The purpose of LNL's swaption program was to provide a level of protection for its annuity line of business from the effect of rising interest rates. The swaptions provided an economic hedge of the annuity line of business. However, the swaptions were not linked to specific assets and liabilities on the balance sheet that met the significantly increased level of specificity required under FAS 133. Therefore, the swaptions did not qualify for hedge accounting under FAS 133. At December 31, 2004, there were no outstanding swaptions.

Credit Default Swaps.
LNL buys credit default swaps, which expire in 2006, to hedge against a drop in bond prices due to credit concerns of certain bond issuers. A credit swap allows LNL to put the bond back to the counterparty at par upon a credit event by the bond issuer. A credit event is defined as bankruptcy, failure to pay, or obligation acceleration. LNL has not currently qualified credit default swaps for hedge accounting under FAS 133 as amounts are insignificant. As of December 31, 2004, LNL had bought credit swaps with a notional amount of $8.0 million. The credit default swaps expire in 2006.

LNL also sells credit default swaps to offer credit protection to investors. The credit default swaps hedge the investor against a drop in bond prices due to credit concerns of certain bond issuers. A credit swap allows the investor to put the bond back to LNL at par upon a credit event by the bond issuer. A credit event is defined as bankruptcy, failure to pay, or restructuring. As of December 31, 2004, LNL had a credit swap with a notional amount of $5.0 million. The credit default swap expires in 2009.

Call Options on LNC Stock.
As discussed previously in the Cash Flow Hedges section above, LNL uses call options on LNC stock to hedge the expected increase in liabilities arising from SARs granted to LNL agents on LNC stock. Call options hedging vested SARs are not eligible for hedge accounting treatment under FAS 133. Mark to market changes are recorded in net income in underwriting, acquisition, insurance and other expenses.

Derivative Instrument Embedded in Deferred Compensation Plan.
LNL has certain deferred compensation plans that have embedded derivative instruments. The liability related to these plans varies based on the investment options selected by the participants. The liability related to certain investment options selected by the participants is marked to market through net income in underwriting, acquisition, insurance and other expenses.

Derivative Instrument Embedded in Modified Coinsurance Agreements with Funds Withheld Arrangements.
LNL is involved in various Modco and CFW reinsurance arrangements that have embedded derivatives. The change in fair value of the embedded derivative, as well as the gains or losses on trading securities supporting these arrangements, flows through net income.

Derivative Instrument Embedded in Variable Annuity Products.
LNL has certain variable annuity products with a GMWB feature that is an embedded derivative. The change in fair value of the embedded derivatives flows through net income through the benefits line in the Consolidated Statements of Income.

Derivative Instruments Embedded in Available-for-Sale Securities.
LNL owns various debt securities that (a) contain call options to exchange the debt security for other specified securities of the borrower, usually common stock, or (b) contain call options to receive the return on equity-like indexes. The change in fair value of the embedded derivatives flows through net income. These embedded derivatives have not been qualified for hedge accounting treatment under FAS 133.

LNL has used certain other derivative instruments in the past for hedging purposes. Although other derivative instruments may have been used in the past, derivative types that were not outstanding from January 1, 2003 through December 31, 2004 are not discussed in this disclosure.

Additional Derivative Information.
Income for the agreements and contracts described above amounted to $26.0 million, $22.9 million and $10.4 million in 2004, 2003 and 2002, respectively. The increase in income from 2002 to 2003 was primarily because of increased income on equity options and interest rate swaps.

LNL is exposed to credit loss in the event of nonperformance by counterparties on various derivative contracts. However, LNL does not anticipate nonperformance by any of the counterparties. The credit risk associated with such agreements is minimized by purchasing such agreements from financial institutions with long-standing, superior performance records. The amount of such exposure is essentially the net replacement cost or market value less collateral held for such agreements with each counterparty if the net market value is in LNL's favor. At December 31, 2004, the exposure was $42.1 million.

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
9. Fair Value of Financial Instruments

The following discussion outlines the methodologies and assumptions used to determine the estimated fair value of LNL's financial instruments. Considerable judgment is required to develop these fair values. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of LNL's financial instruments.

Fixed Maturity and Equity Securities -- Available-for-Sale and Trading
Securities.
Fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services. In the case of private placements, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the coupon rate, credit quality and maturity of the investments. The fair values for equity securities are based on quoted market prices.

Mortgage Loans on Real Estate.
The estimated fair value of mortgage loans on real estate was established using a discounted cash flow method based on credit rating, maturity and future income. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan to value, caliber of tenancy, borrower and payment record. Fair values for impaired mortgage loans are based on: 1) the present value of expected future cash flows discounted at the loan's effective interest rate; 2) the loan's market price or; 3) the fair value of the collateral if the loan is collateral dependent.

Policy Loans.
The estimated fair value of investments in policy loans was calculated on a composite discounted cash flow basis using Treasury interest rates consistent with the maturity durations assumed. These durations were based on historical experience.

Derivative Instruments.
LNL employs several different methods for determining the fair value of its derivative instruments. Fair values for these contracts are based on current settlement values. These values are based on: 1) quoted market prices; 2) industry standard models that are commercially available; and 3) broker quotes. These techniques project cash flows of the derivatives using current and implied future market conditions. The cash flows are then present valued to arrive at the derivatives' current fair market values.

Other Investments, and Cash and Invested Cash.
The carrying value for assets classified as other investments, and cash and invested cash in the accompanying balance sheets approximates their fair value. Other investments include limited partnership investments which are accounted for using the equity method of accounting.

Investment Type Insurance Contracts.
The balance sheet captions, "Insurance Policy and Claims Reserves" and "Contractholder Funds," include investment type insurance contracts (i.e., deposit contracts and certain guaranteed interest contracts). The fair values for the deposit contracts and certain guaranteed interest contracts are based on their approximate surrender values. The fair values for the remaining guaranteed interest and similar contracts are estimated using discounted cash flow calculations. These calculations are based on interest rates currently offered on similar contracts with maturities that are consistent with those remaining for the contracts being valued.

The remainder of the balance sheet captions, "Insurance Policy and Claims Reserves" and "Contractholder Funds" that do not fit the definition of "investment type insurance contracts" are considered insurance contracts. Fair value disclosures are not required for these insurance contracts and have not been determined by LNL. It is LNL's position that the disclosure of the fair value of these insurance contracts is important because readers of these financial statements could draw inappropriate conclusions about LNL's shareholder's equity determined on a fair value basis. It could be misleading if only the fair value of assets and liabilities defined as financial instruments are disclosed. LNL and other companies in the insurance industry are monitoring the related actions of the various rule-making bodies and attempting to determine an appropriate methodology for estimating and disclosing the "fair value" of their insurance contract liabilities.

Short-term and Long-term Debt.
Fair values for long-term debt issues are estimated using discounted cash flow analysis based on LNL's current incremental borrowing rate for similar types of borrowing arrangements. For short-term debt, the carrying value approximates fair value.

Guarantees.
LNL's guarantees include guarantees related to mortgage loan pass-through certificates. Based on historical performance where repurchases have been negligible and the current status of the debt, none of the loans are delinquent and the fair value liability for the guarantees related to mortgage loan pass-through certificates is insignificant.

Investment Commitments.
Fair values for commitments to make investments in fixed maturity securities (primarily private placements), mortgage loans on real estate and real estate are based on the difference between the value of the committed investments as of the date of the accompanying balance sheets and the commitment date. These estimates take into account changes in interest rates, the counterparties' credit standing and the remaining terms of the commitments.

Separate Accounts.
Assets held in separate accounts are reported in the accompanying Consolidated Balance Sheets at fair value. The related liabilities are also reported at fair value in amounts equal to the separate account assets.

The Lincoln National Life Insurance Company

The carrying values and estimated fair values of LNL's financial instruments are as follows:

                                                               Carrying Value Fair Value  Carrying Value Fair Value
                                                               -------------- ----------  -------------- ----------
                                                                                    December 31
                                                               ----------------------------------------------------
                                                                    2004         2004          2003         2003
                                                               -------------- ----------  -------------- ----------
                                                                                   (in millions)
                                                               ----------------------------------------------------
Assets (liabilities):
  Fixed maturities securities.................................   $33,331.5    $ 33,331.5    $ 31,362.6   $ 31,362.6
  Equity securities...........................................       113.7         113.7         147.2        147.2
  Trading Securities..........................................     2,942.5       2,942.5       2,786.5      2,786.5
  Mortgage loans on real estate...............................     3,855.1       4,144.4       4,189.5      4,550.1
  Policy loans................................................     1,864.7       2,020.7       1,917.8      2,086.4
  Derivative instruments*.....................................      (298.6)       (298.6)       (256.7)      (256.7)
  Other investments...........................................       369.1         369.1         363.4        363.4
  Cash and invested cash......................................     1,237.7       1,237.7       1,442.8      1,442.8
Investment type insurance contracts:
  Deposit contracts and certain guaranteed interest contracts.   (21,703.9)    (21,758.4)    (21,354.6)   (21,446.0)
  Remaining guaranteed interest and similar contracts.........       (45.2)        (46.7)        (86.7)       (91.2)
  Short-term debt.............................................       (32.1)        (32.1)        (41.9)       (41.9)
  Long-term debt..............................................    (1,297.2)     (1,254.7)     (1,250.0)    (1,205.0)
  Guarantees..................................................          --            --          (0.1)          --
  Investment commitments......................................          --           0.3            --          0.2

--------
*Total derivative instruments for 2004 are composed of assets of $52.7 million and $0.7 million and a liability of $352.0 million on the Consolidated Balance Sheet in derivative investments, insurance policy and claim reserves and reinsurance related derivative liability, respectively. Total derivative instruments for 2003 are composed of an asset of $68.6 million and a liability of $325.3 million on the Consolidated Balance Sheet in derivative instruments and reinsurance related derivative liability, respectively.

As of December 31, 2004 and 2003, the carrying value of the deposit contracts and certain guaranteed contracts is net of deferred acquisition costs of $434.4 million and $448.6 million, respectively, excluding adjustments for deferred acquisition costs applicable to changes in fair value of securities. The carrying values of these contracts are stated net of deferred acquisition costs so that they are comparable with the fair value basis.

--------------------------------------------------------------------------------
10. Segment Information

LNL has two business segments: Lincoln Retirement and Life Insurance.

The Lincoln Retirement segment, with principal operations in Fort Wayne, Indiana, provides tax-deferred investment growth and lifetime income opportunities for its clients through the manufacture and sale of fixed and variable annuities. Through a broad-based distribution network, Lincoln Retirement provides an array of annuity products to individuals and employer-sponsored groups in all 50 states of the United States. Lincoln Retirement distributes some of its products through LNL's wholesaling unit, LFD, as well as LNL's retail unit, LFA. In addition, Lincoln Retirement has alliances with a variety of unrelated companies where LNL provides the manufacturing platform for annuity products and the alliance company provides investment management, marketing and distribution.

The Life Insurance segment, with principal operations in Hartford, Connecticut, and additional offices in Fort Wayne, Indiana and Schaumberg, Illinois, focuses on the creation and protection of wealth for its clients through the manufacture and sale of life insurance products throughout the United States. The Life Insurance segment offers universal life, variable universal life, interest-sensitive whole life, corporate owned life insurance, linked-benefit life (a universal life product with a long-term care benefit) and term life insurance. The Life Insurance segment's products are primarily distributed through LFD and LFA.

LNL reports operations not directly related to the business segments and unallocated corporate items (i.e., corporate investment income, interest expense on corporate debt, unallocated overhead expenses, and the operations of LFA and LFD) in Other Operations. The gain resulting from the 2001 indemnity reinsurance transaction with Swiss Re for acquisition of LNL's reinsurance business was deferred and is being amortized into earnings at the rate that earnings on the reinsured business are expected to emerge, over a period of 15 years. The ongoing management of the indemnity reinsurance contracts and the reporting of the deferred gain are reported within LNL's Other Operations.

The Lincoln National Life Insurance Company

Financial data by segment for 2002 through 2004 is as follows:

                                           Year Ended December 31
                                          2004      2003      2002
                                       ---------  --------  --------
                                               (in millions)
                                       -----------------------------
          Revenue:
            Lincoln Retirement........  $2,064.1  $1,963.9  $1,976.6
            Life Insurance............   1,937.0   1,905.4   1,881.7
                                       ---------  --------  --------
              Segment Operating
               Revenue................   4,001.1   3,869.3   3,858.3
            Other Operations..........     930.8     731.7     744.4
            Consolidating
             adjustments..............    (360.3)   (251.3)   (228.4)
            Net realized investment
             results (1)..............     (45.1)    330.8    (273.4)
                                       ---------  --------  --------
          Total.......................   4,526.5   4,680.5   4,100.9
                                       =========  ========  ========
          Net Income:
            Lincoln Retirement........     370.2     324.3     178.8
            Life Insurance............     275.2     264.2     269.0
                                       ---------  --------  --------
              Segment Income from
               Operations.............     645.4     588.5     447.8
            Other Operations..........     (22.3)    (77.7)    (52.4)
            Other Items (2)...........     (11.9)    (29.6)     (0.1)
            Net realized investment
             results (3)..............    (29.4)     215.4    (175.3)
            Reserve development net
             of related amortization
             on business sold
             through
             reinsusrance.............       0.9     (18.5)   (184.6)
                                       ---------  --------  --------
              Income before
               cumulative effect of
               accounting
               change.................     582.7     678.1      35.4
            Cumulative effect of
             accounting change........     (25.6)   (236.6)       --
                                       ---------  --------  --------
          Net Income.................. $   557.1  $  441.5  $   35.4
                                       =========  ========  ========

                                                December 31
                                              2004        2003
                                           ----------  ---------
                                               (in millions)
                                           ---------------------
              Assets:
                Lincoln Retirement........  $68,280.5  $61,569.5
                Life Insurance............   22,803.8   21,240.0
                Other Operations..........   14,224.7   14,055.0
                Consolidating adjustments.       (1.3)      (1.3)
                                           ----------  ---------
              Total....................... $105,307.7  $96,863.2
                                           ==========  =========

--------
/(1)/Includes realized losses on investments of $46.7 million, $13.6 million and $264.0 million for 2004, 2003 and 2002, respectively; realized gains (losses) on derivative instruments of $(11.5) million, $(2.5) million and $1.2 million for 2004, 2003 and 2002, respectively; gain on transfer of securities from available-for-sale to trading of $342.9 million for 2003; gain (loss) on reinsurance embedded derivative/trading securities of $(1.0) million and $4.0 million in 2004 and 2003, respectively; and gain
     (loss) on sale of subsidiaries/businesses of $14.1 million and $(10.6) million for 2004 and 2002, respectively.
/(2)/Represents restructuring charges.
/(3)/Includes realized losses on investments of $21.4 million, $8.5 million and $176.1 million for 2004, 2003 and 2002, respectively; realized gains (losses) on derivative instruments of $(7.4) million, $(1.6) million and $0.8 million for 2004, 2003 and 2002, respectively; gain on transfer of securities from available-for-sale to trading of $222.9 million for 2003; gain (loss) on reinsurance embedded derivative/trading securities of $(0.6) million and $2.6 million for 2004 and 2003, respectively.

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
11. Shareholder's Equity

All of the 10 million authorized, issues and outstanding shares of $2.50 par value common stock of LNL are owned by LNC.

Details underlying the balance sheet caption "Net Unrealized Gain on Securities Available-for-Sale," are as follows:

                                                      December 31
                                                    2004       2003
                                                 ---------  ---------
                                                     (in millions)
                                                 --------------------
         Fair value of securities available-for-
          sale.................................. $33,445.2  $31,509.8
         Cost of securities available-for-sale..  31,616.0   29,735.8
                                                 ---------  ---------
         Unrealized gain........................   1,829.2    1,774.0
         Adjustments to deferred acquisition
          costs.................................    (571.6)    (549.0)
         Amounts required to satisfy
          policyholder commitments..............     (53.7)     (50.9)
         Foreign currency exchange rate
          adjustment............................      17.4       12.6
         Deferred income taxes..................    (440.1)    (428.7)
                                                 ---------  ---------
         Net unrealized gain on securities
          available-for-sale.................... $   781.2  $   758.0
                                                 =========  =========

Adjustments to deferred acquisition costs and amounts required to satisfy policyholder commitments are netted against the deferred acquisition costs asset line and included within the insurance policy and claim reserve line on the Consolidated Balance Sheets.

Details underlying the change in net unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment shown on the Consolidated Statements of Shareholder's Equity are as follows:

                                               Year Ended December 31
                                                2004    2003   2002
                                               ------  ------ ------
                                                   (in millions)
                                               --------------------
           Unrealized gains on securities
            available-for-sale arising during
            the year.......................... $116.3  $746.8 $774.4
           Less:
             Reclassification adjustment for
              gains (losses) on disposals of
              prior year inventory included
              in net income (1)...............   81.7   205.7  (72.1)
             Federal income tax expense on
              reclassification................   11.4    23.4  315.4
             Transfer from available-for-sale
              to trading securities...........     --   342.9     --
             Federal income tax expense on
              transfer........................     --   119.9     --
                                               ------  ------ ------
           Net change in unrealized gain on
            securities available-for-sale, net
            of reclassifications and federal
            income tax expense................ $ 23.2  $ 54.9 $531.1
                                               ======  ====== ======

--------
/(1)/The reclassification adjustment for gains (losses) does not include the impact of associated adjustments to deferred acquisition costs and amounts required to satisfy policyholder commitments.

The net unrealized gain (loss) on derivative instruments component of other comprehensive income shown on the Consolidated Statements of Shareholder's Equity is net of Federal income tax expense (benefit) of $2.9 million, $(3.9) million, and $(1.2) million for 2004, 2003, 2002 respectively, and net of adjustments to deferred acquisition costs of $(7.9) million, $(4.5) million, and $1.6 million for 2004, 2003, 2002 respectively.

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
12. Acquisitions and Divestitures


Sale of Reinsurance Operations.
On October 29, 2002, LNL settled disputed matters with Swiss Re totaling about $770 million that had arisen in connection with the final closing balance sheets associated with Swiss Re's acquisition of LNL's reinsurance operations in December 2001. The settlement provided for a payment by LNL of $195 million to Swiss Re, which LNL recorded as a reduction in deferred gain recorded on LNL's balance sheet at the time of the sale of the reinsurance business. As a result of additional information made available to LNL following the settlement with Swiss Re in the fourth quarter of 2002, LNL recorded a further reduction in the deferred gain of $30.8 million, after-tax ($47.4 million, pre-tax), as well as a $6.9 million, after-tax ($10.6 million pre-tax) reduction in the gain on the sale of subsidiaries.

As part of the dispute settlement, LNL also paid $100 million to Swiss Re in satisfaction of LNL's $100 million indemnification obligation with respect to personal accident business. As a result of this payment, LNL has no further underwriting risk with respect to the reinsurance business sold. However, because LNL has not been relieved of legal liabilities to the underlying ceding companies with respect to the portion of the business indemnity reinsured by Swiss Re, under FAS 113 the reserves for the underlying reinsurance contracts as well as a corresponding reinsurance recoverable from Swiss Re will continue to be carried on LNL's balance sheet during the run-off period of the underlying reinsurance business. This is particularly relevant in the case of the exited personal accident reinsurance lines of business where the underlying reserves are based upon various estimates that are subject to considerable uncertainty.

As a result of developments and information obtained during 2002 relating to personal accident and disability income matters, LNL increased these exited business reserves by $184.1 million, after-tax ($283.2 million, pre-tax). After giving affect to LNL's $100 million indemnification obligation, LNL recorded a $119.1 million, after-tax ($183.2 million, pre-tax) increase in reinsurance recoverable from Swiss Re with a corresponding increase in the deferred gain. The combined effects of the 2002 settlement of disputed matters and exited business reserve increases reduced the $698.0 million, after-tax ($1.1 billion, pre-tax) deferred gain reported at closing by $38.5 million, after-tax ($59.2 million, pre-tax).

As a result of developments and information received in the third quarter of 2003 relating to personal accident matters, LNL increased reserves on this exited business by $20.9 million, after-tax ($32.1 million, pre-tax) with a corresponding increase in reinsurance recoverable from Swiss Re and in the deferred gain.

During 2004, 2003 and 2002 LNL amortized $56.8 million, after-tax, ($87.4 million pre-tax), $48.3 million, after-tax ($74.2 million pre-tax) and $47.5 million, after-tax ($73.1 million pre-tax), respectively, of deferred gain on the sale of the reinsurance operation. In the third quarter of 2004, LNL adjusted the deferred gain up by $77 million. As a result, the amortization of the deferred gain in 2004 included an adjustment upward of $9.1 million, after-tax. The deferred gain is being amortized over a period of 15 years beginning in December 2001.

Because of ongoing uncertainty related to personal accident business, the reserves related to these exited business lines carried on LNL's balance sheet at December 31, 2004 may ultimately prove to be either excessive or deficient. For instance, in the event that future developments indicate that these reserves should be increased, under FAS 113 LNL would record a current period non-cash charge to record the increase in reserves. Because Swiss Re is responsible for paying the underlying claims to the ceding companies, LNL would record a corresponding increase in reinsurance recoverable from Swiss Re. However, FAS 113 does not permit LNL to take the full benefit in earnings for the recording of the increase in the reinsurance recoverable in the period of the change. Rather, LNL would increase the deferred gain recognized upon the closing of the indemnity reinsurance transaction with Swiss Re and would report a cumulative amortization "catch-up" adjustment to the deferred gain balance as increased earnings recognized in the period of change. Any amount of additional increase to the deferred gain above the cumulative amortization "catch-up" adjustment must continue to be deferred and will be amortized into income in future periods over the remaining period of expected run-off of the underlying business. No cash would be transferred between LNL and Swiss Re as a result of these developments.

Accordingly, even though LNL has no continuing underwriting risk, and no cash would be transferred between LNL and Swiss Re, in the event that future developments indicate LNL's December 31, 2004 personal accident reserves are deficient or redundant, FAS 113 requires LNL to adjust earnings in the period of change, with only a partial offset to earnings for the cumulative deferred gain amortization adjustment in the period of change. The remaining amount of increased gain would be amortized into earnings over the remaining run-off period of the underlying business.

Acquisition of the Administrative Management Group, Inc.
On August 30, 2002, LNL acquired The Administrative Management Group, Inc. ("AMG"), an employee benefits record keeping firm, for $21.6 million in cash. Contingent payments up to an additional $14 million will be paid over a period of 4 years (2003-2006) if certain criteria are met. Lincoln Retirement recorded expenses of $0.8 million and $1.2 million, after-tax ($1.2 million and $1.8 million, pre-tax) for 2004 and 2003, respectively relating to such contingent payments. AMG, a strategic partner of the Lincoln Retirement segment for several years, provides record keeping services for the Lincoln Alliance Program along with approximately 200 other clients nationwide. The application of purchase accounting to this acquisition resulted in goodwill of $20.2 million.

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
13. Restructuring Charges

The following provides details on LNL's restructuring charges. All restructuring charges recorded by LNL are included in underwriting, acquisition, insurance and other expenses on the Consolidated Statements of Income in the year incurred.

2003 Restructuring Plans
In January 2003, the Life Insurance segment announced that it was realigning its operations in Hartford, Connecticut and Schaumburg, Illinois to enhance productivity, efficiency and scalability while positioning the segment for future growth. In February 2003, Lincoln Retirement announced plans to consolidate its fixed annuity operations in Schaumburg, Illinois into Fort Wayne, Indiana. In June 2003, LNL announced that it was combining its retirement and life insurance businesses into a single operating unit focused on providing wealth accumulation and protection, income distribution and wealth transfer products. The realigned organization has significantly reduced operating expenses while positioning LNL for future growth. In August 2003, LNL announced additional realignment activities, which impact all of LNL's domestic operations. The following table provides information about the 2003 restructuring plans.

                                                                             Life         Fixed
                                                                          Insurance      Annuity    Realignment
                                                                         Realignment  Consolidation    June/
                                                                         January 2003 February 2003 August 2003 Total
                                                                         ------------ ------------- ----------- ------
                                                                                         (in millions)
                                                                         ---------------------------------------------
Total expected charges as December 31, 2003.............................       $21.0          $5.0        $81.0 $107.0
                                                                         ===========   ===========  =========== ======
Amounts incurred through December 31, 2003
Employee severance and termination benefits.............................       $ 7.0          $1.8        $20.3 $ 29.1
Write-off of impaired assets............................................         1.9            --          1.9    3.8
Other costs:
Rent on abandoned office space..........................................         6.0           2.2           --    8.2
Other...................................................................         2.8           0.2          1.4    4.4
                                                                         -----------   -----------  ----------- ------
Total 2003 Restructuring Charges (pre-tax)..............................        17.7           4.2         23.6   45.5
Amounts expended through December 31, 2003..............................        16.3           3.6         12.1   32.0
                                                                         -----------   -----------  ----------- ------
Restructuring reserve at December 31, 2003                                      $1.4          $0.6        $11.5 $ 13.5
                                                                         ===========   ===========  =========== ======
Additional amounts expended in 2003 that do not qualify as restructuring
 charges................................................................       $ 2.0          $0.5        $ 4.7 $  7.2
Amounts incurred in 2004
Employee severance and termination benefits.............................      $   --          $0.1        $ 8.5 $  8.6
Write-off of impaired assets............................................          --            --          0.7    0.7
Other costs:
Rent on abandoned office space..........................................         0.1            --          5.0    5.1
Other...................................................................         4.6            --          0.5    5.1
                                                                         -----------   -----------  ----------- ------
Total 2004 Restructuring Charges (pre-tax)..............................         4.7           0.1         14.7   19.5
Amounts expended in 2004................................................         5.3           0.3         22.2   27.8
Amounts reversing in 2004...............................................          --            --          1.4    1.4
                                                                         -----------   -----------  ----------- ------
Restructuring reserve at December 31, 2004..............................       $ 0.8          $0.4        $ 2.6 $  3.8
                                                                         ===========   ===========  =========== ======
Additional amounts expended in 2004 that do not qualify as restructuring
 charges................................................................      $   --          $ --        $15.0 $ 15.0
Expense savings realized through December 31, 2004 (pre-tax)............        20.0           6.4         61.2   87.6
Total expected annual expense savings (pre-tax).........................        20.0           6.4         83.5  109.9
                                                                         ===========   ===========  =========== ======
Expected completion date................................................ 2nd Quarter   2nd Quarter  1st Quarter
                                                                                2006          2006         2006

Pre-tax restructuring charges, net of amounts reversed in 2004, for the June/August realignment activities for the year ended December 31, 2004 were reported in the following segments: Retirement ($6.2 million), Life Insurance ($0.6 million), and Other Operations ($6.5 million).

Pre-tax restructuring charges for the June/August realignment activities for the year ended December 31, 2003 were reported in the following segments:
Retirement ($16.0 million), Life Insurance ($1.7 million) and Other Operations ($5.9 million).

2002 Restructuring Plan
During the second quarter of 2002, Lincoln Retirement completed a review of its entire internal information technology organization. As a result of that review, Lincoln Retirement decided in the second quarter of 2002 to reorganize its IT organization in order to better align the activities and functions conducted within its own organization and its IT service providers. This change was made in order to focus Lincoln Retirement on its goal of achieving a common administrative platform for its annuities products, to better position the organization and its service providers to respond to changing market conditions, and to reduce overall costs in response to increased competitive pressures. The restructuring charge recorded in 2002 for this plan totaled $1.6 million and 49 positions were eliminated. During 2002 and 2003, $0.9 million and $0.7 million, respectively, was expended. This plan was completed in the third quarter of 2003.

2001 Restructuring Plans
During 2001, LNL implemented restructuring plans relating to 1) the consolidation of the Syracuse operations of Lincoln Life & Annuity Company of New York into the Lincoln Retirement segment operations in Fort Wayne, Indiana and Portland, Maine; 2) the elimination of duplicative functions in the Schaumburg, Illinois operations of First Penn-Pacific, and the absorption of these functions into the Lincoln Retirement and Life Insurance segment operations in Fort Wayne, Indiana and Hartford, Connecticut; 3) the reorganization of the life wholesaling function within the independent planner distribution channel, consolidation of retirement wholesaling territories, and streamlining of the marketing and communications functions in LFD; 4) the reorganization and consolidation of the life insurance operations in Hartford, Connecticut related to the streamlining of underwriting and new business processes and the completion of outsourcing of administration of certain closed blocks of business; 5) the combination of LFD channel oversight, positioning of LFD to take better advantage of ongoing "marketplace consolidation" and expansion of the customer base of wholesalers in certain non-productive territories and 6) the consolidation of operations and space in LNL's Fort Wayne, Indiana operations.

The Syracuse restructuring charge was recorded in the first quarter of 2001 and was completed in the first quarter of 2002. The Schaumburg, Illinois restructuring charge was recorded in the second quarter of 2001, the LFD restructuring charges were recorded in the second and fourth quarters of 2001, and the remaining restructuring charges were all recorded in the fourth quarter of 2001.

The aggregate charges associated with all restructuring plans entered into during 2001 totaled $24.3 million after-tax ($37.4 million pre-tax) for the year ended December 31, 2001. The component elements of these aggregate pre-tax costs include employee severance and termination benefits of $12.2 million, write-off of impaired assets of $3.2 million and other exit costs of $22.0 million primarily related to the termination of equipment leases ($1.4 million) and rent on abandoned office space ($19.5 million). Actual pre-tax costs totaling $1.3 million were expended or written-off and 30 positions were eliminated under the Syracuse restructuring plan, which was completed in the first quarter of 2002. The total amount expended for this plan exceeded the original restructuring reserve by $0.3 million. Actual pre-tax costs totaling $1.8 million were expended or written-off and 26 positions were eliminated under the second quarter of 2001 LFD restructuring plan, which was completed in the fourth quarter of 2002. The amount expended for this plan was equal to the original reserve. Actual pre-tax costs totaling $2.3 million were expended or written-off and 36 positions were eliminated under restructuring plan for the reorganization and consolidation of life insurance operations, which was completed in the fourth quarter of 2002. The amount expended for this plan was in excess of the original reserve by less than $0.1 million. Actual pre-tax costs totaling $3.8 million were expended and 62 positions were eliminated under the second LFD restructuring plan listed above, which was completed in the first quarter of 2003. The amount expended for this plan was in excess of the original reserve by less than $0.1 million. The following table provides information about the remaining 2001 restructuring plans.

                                                      Schaumburg  Fort Wayne
                                                         Plan     Operations  Total
                                                      ----------- ----------- -----
                                                              (in millions)
                                                      -----------------------------
Employee severance and termination benefits..........        $3.2       $ 0.3 $ 3.5
Write-off of impaired assets.........................          --         3.2   3.2
Other costs:
Termination of equipment leases......................          --         1.4   1.4
Rent on abandoned office space.......................         0.9        19.5  20.4
                                                      ----------- ----------- -----
Total 2001 Restructuring Charges (pre-tax)...........        $4.1       $24.4 $28.5
Amounts expended and written off through 2001........         2.4          --   2.4
                                                      ----------- ----------- -----
Restructuring reserve at December 31, 2001...........         1.7        24.4  26.1
Amounts expended in 2002.............................         1.3        22.3  23.6
Amounts reversed in 2002.............................         0.1         1.5   1.6
                                                      ----------- ----------- -----
Restructuring reserve at December 31, 2002...........         0.3         0.6   0.9
Amounts expended in 2003.............................         0.1         0.5   0.6
                                                      ----------- ----------- -----
Restructuring reserve at December 31, 2003...........        $0.2       $ 0.1 $ 0.3
                                                      ----------- ----------- -----
Amounts expended in 2004.............................         0.2         0.1   0.3
                                                      ----------- ----------- -----
Restructuring reserve at December 31, 2004...........        $ --       $  -- $  --
                                                      =========== =========== =====
Positions to be eliminated under original plan.......          27           9    36
Actual positions eliminated through December 31, 2003          26          19    45
Expected completion date.............................   Completed   Completed
                                                      1st Quarter 3rd Quarter
                                                             2004        2004

The Lincoln National Life Insurance Company

--------------------------------------------------------------------------------
14. Transactions with Affiliates

Cash and short-term investments at December 31, 2004 and 2003 include LNL's participation in a cash management agreement with LNC of $166.7 million and $301.3 million, respectively. Related investment income in 2004 and 2003 amounted to $3.3 million in each year and $5.1 million in 2002. Short-term debt represents notes payable to LNC of $32.1 million and $41.9 million at December 31, 2004 and 2003, respectively. Total interest expense for this short-term debt for 2004 was $0.8 million and $1.3 million in 2003 and 2002. As shown in
Note 5, LNC supplied funding to LNL totaling $1.250 billion in exchange for surplus notes. The interest expense on these surplus notes was $78.0 million per year in 2004, 2003 and 2002.

A transfer pricing arrangement is in place between LFD and Delaware Management Holdings, Inc. ("DMH") related to the wholesaling of DMH's investment products. As a result, LNL received fees of $32.5 million, $17.7 million, and $16.3 million from DMH for transfer pricing in 2004, 2003, and 2002.

LNL paid fees paid of $79.2 million, $76.2 million and $95.3 million to DMH for investment management services in 2004, 2003 and 2002, respectively.

LNL provides services to and receives services from affiliated companies plus it receives an allocation of corporate overhead from LNC. This allocation is based on a calculation that utilizes income and equity of the business units. These activities with affiliated companies resulted in net payments of $78.8 million, $77.0 million and $79.7 million in 2004, 2003 and 2002, respectively.

LNL cedes and accepts reinsurance from affiliated companies. Prior to the third quarter of 2003, no new reinsurance transactions had been executed between LNL and its affiliates since the sale of the reinsurance operations to Swiss Re. Those reinsurance deals between LNL and affiliates that were in place at the time of the sale continue to be in place as of December 31, 2004. As discussed in Note 6, LNL entered into a reinsurance arrangement in July 2003 with LNR Barbados to cede certain Guaranteed Benefit risks (including certain GMDB and all GMWB benefits) to LNR Barbados. This treaty was amended in 2004 to cede substantially all GMDB risk to LNR Barbados. During the fourth quarter of 2003, LNL entered into an additional arrangement with LNR Barbados relating to certain risks for certain universal life policies, which resulted from recent actuarial reserving guidelines. During the fourth quarter of 2004, Lincoln Life of New York entered into a similar arrangement with LNR Barbados for its universal life policies subject to the recent actuarial guidelines. As of December 31, 2004, 2003 and 2002, all of these transactions are between LNL and LNR Barbados and LNL and Lincoln Assurance Limited, an affiliated life insurance company. Premiums in the accompanying Consolidated Statements of Income include premiums on insurance business accepted under reinsurance contracts and exclude premiums ceded to other affiliated companies, as follows:

                                       Year Ended December 31
                                        2004     2003   2002
                                       ------   ------ ------
                                          (in millions)
                                       --------------------
                     Insurance assumed $   --   $   -- $   --
                     Insurance ceded..  183.1    158.0  100.4

The Consolidated Balance Sheets include reinsurance balances with affiliated companies as follows:

                                                        December 31
                                                        2004   2003
                                                       ------ ------
                                                       (in millions)
                                                       -------------
            Future policy benefits and claims
             assumed.................................. $  4.3 $  4.6
            Future policy benefits and claims ceded...  965.8  862.5
            Amounts recoverable from reinsurers on
             paid and unpaid losses...................    6.8   95.2
            Reinsurance payable on paid losses........    1.7    7.0
            Funds held under reinsurance treaties--net
             liability................................  721.9  727.9

Substantially all reinsurance ceded to affiliated companies is with unauthorized companies. To take a reserve credit for such reinsurance, LNL holds assets from the reinsurer, including funds held under reinsurance treaties, and is the beneficiary on letters of credit aggregating $464.0 million and $490.0 million at December 31, 2004 and 2003, respectively. The letters of credit are issued by banks and represent guarantees of performance under the reinsurance agreement, and are guaranteed by LNC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of The Lincoln National Life Insurance Company

We have audited the accompanying consolidated balance sheets of The Lincoln National Life Insurance Company ("Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Lincoln National Life Insurance Company at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 2 to the consolidated financial statements, in 2004 the Company changed its method of accounting for certain non-traditional long-duration contracts and for separate accounts. Also, as discussed in Note 2 to the consolidated financial statements, in 2003 the Company changed its method of accounting for stock compensation costs, certain reinsurance arrangements and costs associated with exit or disposal activities.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 8, 2005

                    Lincoln Life Variable Annuity Account N

                           PART C - OTHER INFORMATION

Item 24. Financial Statements and Exhibits

(a) List of Financial Statements

     1. Part A

     The Table of Condensed Financial Information is included in Part A of this Registration Statement. (Not Applicable)

     2. Part B

     The following financial statements for the Variable Account are included in Part B of this Registration Statement.

     Statement of Assets and Liabilities - December 31, 2004

     Statement of Operations - Year ended December 31, 2004

     Statements of Changes in Net Assets - Years ended December 31, 2004 and
     2003

     Notes to Financial Statements - December 31, 2004

     Report of Independent Registered Public Accounting Firm

     3. Part B

     The following consolidated financial statements for The Lincoln National Life Insurance Company are included in Part B of this Registration Statement.

     Consolidated Balance Sheets - December 31, 2004 and 2003

     Consolidated Statements of Income - Years ended December 31, 2004, 2003, and 2002

     Consolidated Statements of Shareholder's Equity - Years ended December 31, 2004, 2003, and 2002

     Consolidated Statements of Cash Flows - Years ended December 31, 2004, 2003, and 2002

     Notes to Consolidated Financial Statements - December 31, 2004

     Report of Independent Registered Public Accounting Firm

(b) List of Exhibits

(1) Resolutions of the Board of Directors of The Lincoln National Life Insurance Company establishing Separate Account N are incorporated herein by reference to Registration Statement on Form N-4 (File No. 333-40937) filed on November 25, 1997.

(2) None.

(3)(a) Form of Wholesaling Agreement between Lincoln National Life Insurance Company and Lincoln Financial Distributors, Inc. incorporated herein by reference to Post-Effective Amendment No. 6 (File No. 333-40937) filed on April 12, 2001.

   (b) Selling Group Agreement for ChoicePlus Assurance incorporated herein by reference to Post-Effective Amendment No. 17 (File No. 333-40937) filed on April 15, 2004.

(4)(a) Variable Annuity Contract (AN 501 9/04)

   (b) Form of Variable Annuity Income Rider (I4LA-DCN-PR 8/04) incorporated herein by reference to Registration Statement on Form N-4 (File No. 333-119165) filed on September 21, 2004.

     (c) Contract Specifications Page (AN501 CS 9/04)

(5) Application (30070-APP Momentum 5/05)

(6)(a) Articles of Incorporation of The Lincoln National Life Insurance Company incorporated herein by reference to Post-Effective Amendment No. 1 (File No. 333-40937) filed on November 9, 1998.

   (b) By-laws of The Lincoln National Life Insurance Company incorporated herein by reference to Post-Effective Amendment No. 1 (File No. 333-40937) filed on November 9, 1998.

(7) Not applicable.

(8)(a) Fund Participation Agreements and Amendments between The Lincoln National Life Insurance Company and:

     (i) AllianceBernstein Variable Products Series Fund

     (ii) American Century Variable Products

     (iii) American Funds Insurance Series

     (iv) Delaware VIP Trust

     (v) Fidelity Variable Insurance Products

     (vi) Franklin Templeton Variable Insurance Products Trust

     (vii) Lincoln Variable Insurance Products Trust

     (viii) M Fund, Inc.

     (ix) MFS Variable Insurance Trust

     (x) Neuberger Berman Advisers Management Trust

     (xi) Scudder Investment VIT Funds

   (b) Service Agreement between Delaware Management Holdings, Inc., Delaware Services Company, Inc. and Lincoln National Life Insurance Company incorporated herein by reference to the registration statement of Lincoln National Growth & Income Fund, Form N-1A, Amendment No. 21 (File No. 2-80741) filed on April 10, 2000.

     (i) Amendment to Service Agreement between Delaware Management Holdings, Inc., Delaware Services Company, Inc. and Lincoln National Life Insurance Company incorporated herein by reference to Post-Effective Amendment No. 10 (File No. 333-40937) filed on April 9, 2002.

(9) Opinion and Consent of Mary Jo Ardington, Senior Counsel of The Lincoln National Life Insurance Company as to legality of securities being issued incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-119165) filed on December 10, 2005.

(10) Consent of Independent Registered Public Accounting Firm

(11) Not applicable.

(12) Not applicable.

(13) Not applicable.

(14) Not applicable.

(15) Organizational Chart of the Lincoln National Insurance Holding Company System incorporated herein by reference to Post-Effective Amendment No. 13 (File No. 333-05827) filed on April 7, 2005.

(16) Power of Attorney - Principal Officers and Directors of The Lincoln National life Insurance Company incorporated herein by reference to Post-Effective Amendment No. 7 (File No. 333-68842) filed on April 13, 2005.

Item 25. Directors and Officers of the Depositor

   The following list contains the officers and directors of The Lincoln National Life Insurance Company who are engaged directly or indirectly in activities relating to Lincoln Life Variable Annuity Account N as well as the contracts. The list also shows The Lincoln National Life Insurance Company's executive officers.


                                      B-2


Name                          Positions and Offices with Depositor
---------------------------   -----------------------------------------------------------------------
Frederick J. Crawford**       Director
Donna D. DeRosa***            Senior Vice President, Chief Operating Officer and Director
Jude T. Driscoll****          Director
Christine S. Frederick***     Vice President and Chief Compliance Officer
John H. Gotta***              President and Director
Barbara Kowalczyk**           Director
Gary W. Parker***             Senior Vice President and Chief Product Officer
See Yeng Quek****             Senior Vice President, Chief Investment Officer and Director
Dennis L. Schoff**            Senior Vice President and General Counsel
Michael S. Smith*             Senior Vice President, Chief Financial Officer, Chief Risk Officer and
                              Director
Eldon J. Summers*             Treasurer and Second Vice President
C. Suzanne Womack**           Secretary and Second Vice President

   Principal business address is 1300 South Clinton Street, Fort Wayne, Indiana 46802 *
   Principal business address is Center Square West Tower, 1500 Market Street-Suite 3900, Philadelphia, PA 19102-2112 **

   Principal business address is 350 Church Street, Hartford, CT 06103 ***

   Principal business address is One Commerce Square, 2005 Market Street, 39th Floor, Philadelphia, PA 19103-3682 ****

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

     See Exhibit 15: Organizational Chart of the Lincoln National Insurance Holding Company System.

Item 27. Number of Contractowners

As of February 28, 2005 there were 50,074 contract owners under Account N.

Item 28. Indemnification

     (a) Brief description of indemnification provisions.

     In general, Article VII of the By-Laws of The Lincoln National Life Insurance Company (Lincoln Life) provides that Lincoln Life will indemnify certain persons against expenses, judgments and certain other specified costs incurred by any such person if he/she is made a party or is threatened to be made a party to a suit or proceeding because he/she was a director, officer, or employee of Lincoln Life, as long as he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of, or act opposed to the best interests of, Lincoln Life. Certain additional conditions apply to indemnification in criminal proceedings.

     In particular, separate conditions govern indemnification of directors, officers, and employees of Lincoln Life in connection with suits by, or in the right of, Lincoln Life.

     Please refer to Article VII of the By-Laws of Lincoln Life (Exhibit no. 6(b) hereto) for the full text of the indemnification provisions. Indemnification is permitted by, and is subject to the requirements of, Indiana law.

     (b) Undertaking pursuant to Rule 484 of Regulation C under the Securities Act of 1933:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 28(a) above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      B-3

Item 29. Principal Underwriter

   (a) Lincoln Life currently serves as Principal Underwriter for: Lincoln National Variable Annuity Fund A (Group & Individual); Lincoln National Variable Annuity Account C; Lincoln National Flexible Premium Variable Life Account D; Lincoln National Variable Annuity Account E; Lincoln National Flexible Premium Variable Life Account F; Lincoln National Flexible Premium Variable Life Account G; Lincoln National Variable Annuity Account H; Lincoln Life Flexible Premium Variable Life Account J; Lincoln Life Flexible Premium Variable Life Account K; Lincoln Life Flexible Premium Variable Life Account M; Lincoln Life Variable Annuity Account N; Lincoln Life Variable Annuity Account Q; Lincoln Life Flexible Premium Variable Life Account R; Lincoln Life Flexible Premium Variable Life Account S; Lincoln Life Variable Annuity Account T; Lincoln Life Variable Annuity Account W; and Lincoln Life Flexible Premium Variable Life Account Y.

     (b) See Item 25.

     (c) N/A

Item 30. Location of Accounts and Records

All accounts, books, and other documents, except accounting records, required to be maintained by Section 31a of the 1940 Act and the Rules promulgated thereunder are maintained by The Lincoln National Life Insurance Company, 1300 South Clinton Street, Fort Wayne, Indiana 46802. The accounting records are maintained by Delaware Management Company, One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103.

Item 31. Management Services

Not Applicable.

Item 32. Undertakings

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Registrant undertakes that it will include either (1) as part of any application to purchase a Certificate or an Individual Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or a similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

(c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Lincoln Life at the address or phone number listed in the Prospectus.

(d) Lincoln Life hereby represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Lincoln Life.

                                   SIGNATURES

a) As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf, in the City of Fort Wayne, and State of Indiana on this 13th day of April, 2005.


      Lincoln Life Variable Annuity Account N (Registrant)
      Lincoln ChoicePlus Momentum Income Option
      By:   /s/ Rise' C.M. Taylor
            ------------------------------------
            Rise' C.M. Taylor
            Vice President, The Lincoln National Life Insurance Company
                                        (Title)
      THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
      (Depositor)
      By:   /s/ Peter L. Witkewiz
            ------------------------------------
            Peter Witkewiz
            (Signature-Officer of Depositor)
            Vice President, The Lincoln National Life Insurance Company
                                        (Title)

                                      B-4

(b) As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in their capacities indicated on April 13, 2005.


Signature                        Title
*                                President and Director (Principal Executive Officer)
------------------------------
John A. Gotta
*                                Senior Vice President, Chief Financial Officer, Chief
------------------------------
                                 Risk Officer and Director (Principal Financial Officer/
Michael S. Smith
                                 Principal Accounting Officer)
*                                Director
------------------------------
Frederick J. Crawford
*                                Senior Vice President, Chief Operating Officer and
------------------------------
                                 Director
Donna D. DeRosa
*                                Director
------------------------------
Jude T. Driscoll
*                                Director
------------------------------
Barbara S. Kowalczyk
*                                Senior Vice President, Chief Investment Officer and
------------------------------
                                 Director
See Yeng Quek
*By:/s/ Rise' C.M. Taylor        Pursuant to a Power of Attorney
 ---------------------------
  Rise' C.M. Taylor


                                      B-5